     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997
                                                      REGISTRATION NO.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                        THE BROOKLYN UNION GAS COMPANY
       NEW YORK                      4939                   11-10584613
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   INCORPORATION OR
    ORGANIZATION)

                        THE BROOKLYN UNION GAS COMPANY
                             ONE METROTECH CENTER
                         BROOKLYN, NEW YORK 11201-3850
                                (718) 403-2000

                         LONG ISLAND LIGHTING COMPANY
       NEW YORK                      4939                    11-1019782
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
   INCORPORATION OR
    ORGANIZATION)


                         LONG ISLAND LIGHTING COMPANY
                          175 EAST OLD COUNTRY ROAD
                             HICKSVILLE, NEW YORK
                                    11801
                                (516) 933-4590

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

          ANTHONY NOZZOLILLO                     VINCENT D. ENRIGHT
     LONG ISLAND LIGHTING COMPANY          THE BROOKLYN UNION GAS COMPANY
      175 EAST OLD COUNTRY ROAD                 ONE METROTECH CENTER
      HICKSVILLE, NEW YORK 11801            BROOKLYN, NEW YORK 11201-3850
            (516) 545-5017                         (718) 403-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                       COPIES OF ALL CORRESPONDENCE TO:
      THOMAS E. CONSTANCE, ESQ.                 SETH A. KAPLAN, ESQ.
  KRAMER, LEVIN, NAFTALIS & FRANKEL        WACHTELL, LIPTON, ROSEN & KATZ
           919 THIRD AVENUE                      51 WEST 52ND STREET
       NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10019
            (212) 715-9100                         (212) 403-1000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and the effective time of the proposed binding share exchanges, with respect to the shares of BL Holding Corp., as described in the Amended and Restated Agreement and Plan of Exchange and Merger dated as of June , 1997, attached as Annex A to the Joint Proxy Statement/Prospectus, forming part of this Registration Statement.
  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                           PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED         REGISTERED(1)  PER UNIT(1)   OFFERING PRICE    FEE(2)
----------------------------------------------------------------------------------
 BL Common Stock, par
  value $0.01 per
  share................    173,048,739      $25.82     $4,468,118,441  $1,353,975
 BL Series AA Preferred
  Stock,
  par value $25 per
  share................    14,520,000       $26.13      $379,407,600    $114,172

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 ("Rule 457") promulgated under the Securities Act of 1933, as amended, based upon the number of shares of common stock of The Brooklyn Union Gas Company issued and outstanding, and issuable under options outstanding, as of June 23, 1997, the number of shares of common stock of Long Island Lighting Company issued and outstanding as of June 23, 1997 and the average of the high and low sales prices of such common stock on June 23, 1997.
(2) $394,914 and $553,441 of the Registration Fee has been paid in connection with the filing by The Brooklyn Union Gas Company and Long Island Lighting Company of their joint Preliminary Proxy Materials on Schedule 14A on February 7, 1997 and May 23, 1997, respectively.
                                ---------------

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
[X] Definitive Proxy Statement              Commission Only (as permitted by
[_] Definitive Additional Materials         Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to
  Rule 14a-11(c) or Rule 14a-12


                        THE BROOKLYN UNION GAS COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  ------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
  [_] No fee required.
  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
    11.

    (1) Title of each class of securities to which transactions apply:

     Common Stock, par value $0.33 1/3 per share, of The Brooklyn Union Gas Company ("Brooklyn Union").

     ----------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions apply:

     (a) 173,048,739 shares of BL Holding Corp. Common Stock to be issued, based on (i) 50,364,212 shares of Brooklyn Union Common Stock outstanding on June 23, 1997 and 1,500,000 shares of Brooklyn Union Common Stock issuable upon conversion of outstanding stock options; and (ii) 121,184,527 shares of the Common Stock of Long Island Lighting Company ("LILCO Common Stock") outstanding on June 23, 1997.

     (b) 51,864,212 shares of KeySpan Common Stock to be issued, based on 50,364,212 shares of Brooklyn Union Common Stock outstanding on June 23, 1997 and 1,500,000 shares of Brooklyn Union Common Stock issuable upon conversion of outstanding stock options.

     ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (a) Brooklyn Union-LILCO Combination: (i) $28.63 per share based on the average of the high and low sales prices of Brooklyn Union Common Stock as reported on the New York Stock Exchange on June 23, 1997; and (ii) $23 per share based on the average of the high and low sales prices of LILCO Common Stock as reported on the New York Stock Exchange on June 23, 1997.

     (b) KeySpan Share Exchange: $28.63 per share based on the average of the high and low sales prices of Brooklyn Union Common Stock as reported on the New York Stock Exchange on June 23, 1997.

    (4) Proposed maximum aggregate value of transactions:

     N/A

     ----------------------------------------------------------------------

    (5) Total fee paid:

     N/A

     ----------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.
  [X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
     $394,914 + $553,441 = $948,355
     ----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
     Schedule 14A and Schedule 14A, respectively
     ----------------------------------------------------------------------

    (3) Filing Party:
     The Brooklyn Union Gas Company and Long Island Lighting Company,
     respectively
     ----------------------------------------------------------------------

    (4) Date Filed:
     February 7, 1997 and May 23, 1997, respectively
     ----------------------------------------------------------------------

LOGO BROOKLYN                                               One MetroTech Center
     UNION                                                    Brooklyn, New York
                                                                      11201-3850


                                                                  June 27, 1997

Dear Shareholder:

  I am pleased to invite you to the Special Meeting of Shareholders to be held on August 7, 1997, at which you will be asked to approve the proposed combination of Brooklyn Union and Long Island Lighting Company ("LILCO"). You will also be asked to approve the formation of KeySpan Energy Corporation ("KeySpan") as a new holding company for Brooklyn Union, which will provide your company with greater financial and organizational flexibility and enable us to compete more effectively pending the consummation of the proposed combination with LILCO.

  Your Board of Directors unanimously recommends approval of both proposals and urges you to sign, date and return the enclosed proxy today.

 THE LILCO BUSINESS COMBINATION PROPOSAL

  The proposed transaction with LILCO offers Brooklyn Union shareholders the opportunity to participate in the upside potential of the convergence of the gas and electric companies within the energy industry. Our combination with LILCO will open up the Long Island market for Brooklyn Union. This market is particularly attractive because there is an extremely low penetration of gas as a percent of the total energy usage of that region. We believe that the combination will result in synergy savings of approximately $1 billion over ten years. This will lead to more competitive rates and help spur increased regional business growth and enhanced energy-related products and services. Your company will benefit from the attractive growth prospects resulting from access to more than one million customers in an area with a population of 2.7 million people.

  On June 26, 1997, definitive agreements were entered into for the purchase by the Long Island Power Authority ("LIPA") of LILCO's electric transmission and distribution system, substantially all of its electric regulatory assets and its share of the Nine Mile Point 2 nuclear power plant for approximately $2.5 billion in cash and the assumption or refinancing by LIPA of approximately $3.6 billion in LILCO debt and approximately $339 million in preferred stock. Consummation of the LIPA transaction is not a condition to the closing of our transaction with LILCO; however, as described below, the closing of the LIPA transaction will result in a change in the exchange ratio in our transaction with LILCO.

  As more fully described in the accompanying Joint Proxy Statement/Prospectus, Brooklyn Union and LILCO would be combined in a transaction which would be tax-free to the Brooklyn Union shareholders and would become subsidiaries of a new holding company. Upon consummation of the proposed transaction, you will receive one share of the common stock of the new holding company for each share of Brooklyn Union or KeySpan common stock you own. If the transaction with LIPA described above is consummated, LILCO shareholders would receive 0.880 of a share of common stock of the new holding company for each share of LILCO common stock they own; if the LIPA transaction is not consummated, LILCO shareholders would receive 0.803 of a share of common stock of the new holding company for each of their shares of LILCO common stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated, your company's financial advisor, has delivered its opinion to the Brooklyn Union Board of Directors to the effect that, under either scenario, the ratio at which shares of Brooklyn Union common stock will be exchanged for shares of common stock of the new holding company is fair to the Brooklyn Union common shareholders from a financial point of view.

  Based on the current capitalization of Brooklyn Union and LILCO, the holders of the common shares of Brooklyn Union and LILCO would hold 32% and 68%, respectively, of the shares of the common stock of the new holding company if the LIPA transaction was consummated; and 34% and 66%, respectively, if the LIPA transaction was not consummated.

  Your Board of Directors believes that the transaction with LILCO is in the best interests of Brooklyn Union and its shareholders and has unanimously adopted it. YOUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE LILCO BUSINESS COMBINATION PROPOSAL.

 THE KEYSPAN PROPOSAL

  A second purpose of the Special Meeting is to vote on the KeySpan proposal, which is independent of the LILCO business combination proposal and is not conditioned on it or the LIPA transaction being consummated. Because it is not possible to predict when the LILCO transaction will be completed, proceeding now with KeySpan will give Brooklyn Union the additional flexibility to make investments in unregulated businesses whether or not the LILCO transaction is consummated. Having KeySpan as our parent company will allow us to make full use of our experience in serving the total energy needs of customers within and beyond the boundaries of our traditional utility service area. We will be able to take advantage of business opportunities in a more timely fashion, compete more aggressively and invest in a more broadly defined energy business, without a lengthy regulatory approval process for each initiative taken to expand our business.

  Brooklyn Union will be the most significant subsidiary of KeySpan. Certain of our existing non-utility businesses and any newly created non-utility businesses will be operated as separate subsidiaries of KeySpan. I will be the chairman, president and chief executive officer as well as a director of KeySpan, and I will continue as chairman, chief executive officer and a director of Brooklyn Union. As a result of the KeySpan transaction, Brooklyn Union common stock certificates will automatically become certificates representing KeySpan common stock, and you will automatically become a shareholder of KeySpan and cease to be a shareholder of Brooklyn Union. Your proportionate ownership interest will not change in the KeySpan restructuring. In terms of our proposed business combination with LILCO, KeySpan will be substituted for Brooklyn Union and the transaction will proceed with KeySpan, if both proposals are approved at the Special Meeting.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE KEYSPAN PROPOSAL.

  We appreciate your support in these important transactions. We are very enthusiastic about the KeySpan restructuring and the combination with LILCO, and are confident that your company will grow and prosper in a competitive marketplace.


Sincerely,
/s/ Robert B. Catell
Robert B. Catell
Chairman and Chief Executive Officer

                               ----------------


 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE COMMON STOCK OF KEYSPAN ENERGY CORPORATION OR BL HOLDING CORP. TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Joint Proxy Statement/Prospectus dated June 27, 1997, and first mailed to shareholders on or about June 30, 1997.

                               ----------------

                                                            One MetroTech Center
                                                   Brooklyn, New York 11201-3850
LOGO BROOKLYN
     UNION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 7, 1997

Dear Shareholder:

  I am pleased to give you notice of and to cordially invite you to attend the Special Meeting of Shareholders of The Brooklyn Union Gas Company, which will be held:

                            Thursday, August 7, 1997
                                   3:00 p.m.
                                  Opera House
                           Brooklyn Academy of Music
                              30 Lafayette Avenue
                            Brooklyn, New York 11217

  At our Special Meeting, common shareholders will consider and take action on:

  1. Our proposal to combine with Long Island Lighting Company ("LILCO") by adopting the Amended and Restated Agreement and Plan of Exchange and Merger with LILCO, a copy of which is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus, pursuant to which Brooklyn Union and LILCO will become subsidiaries of a new holding company (the "Holding Company"), holders of Brooklyn Union Common Stock will receive one share of Holding Company Common Stock for each share of Brooklyn Union or KeySpan Common Stock they own and holders of LILCO Common Stock will receive 0.803 (or 0.880 if the transactions contemplated by the Agreement and Plan of Merger by and among the Holding Company, LILCO and the Long Island Power Authority are consummated) of a share of Holding Company Common Stock for each share of LILCO Common Stock they own; and

  2. Our holding company proposal by adopting the Amended and Restated Agreement and Plan of Exchange with KeySpan Energy Corporation ("KeySpan"), a copy of which is attached as Annex K to the accompanying Joint Proxy Statement/Prospectus, pursuant to which KeySpan will become the parent holding company of Brooklyn Union and the holders of shares of Brooklyn Union Common Stock will become holders of shares of Common Stock of KeySpan.

  The LILCO combination proposal and the KeySpan holding company proposal are not conditioned on one another. If approved by our common shareholders, we expect our KeySpan holding company proposal will be consummated prior to our proposed combination with LILCO.

  The meeting room will be open for admission at 2:00 p.m. I suggest you arrive early, since seating is limited and is on a first-come basis.

  Holders of record of our outstanding common stock and preferred stock on June 26, 1997, the record date, are entitled to receive notice of our Special Meeting. Only holders of record of shares of our common stock on the record date are entitled to vote at the meeting.

  If your shares are held through a bank or brokerage firm and you plan to attend the meeting, please request a letter or some other evidence of ownership from your bank or firm as well as proper authorization if you wish to vote your shares in person.

  If the Amended and Restated Agreement and Plan of Exchange and Merger with LILCO is adopted by our common shareholders and the LILCO combination occurs, a holder of record of our common stock on the record date who dissents and does not vote for the proposal is entitled to receive payment in cash if that holder follows the procedures provided in Sections 623 and 910 of the New York Business Corporation Law, attached as Annex I to the accompanying Joint Proxy Statement/Prospectus. Similarly, if the Amended and Restated Agreement and Plan of Exchange with KeySpan is adopted by our common shareholders and the KeySpan restructuring occurs, a holder of record of our common stock on the record date who dissents and does not vote for the proposal is entitled to receive cash if that holder follows the procedures referenced above.

June 27, 1997

By Order of the Board of Directors,
/s/ Robert R. Wieczorek
Robert R. Wieczorek
Vice President, Secretary and Treasurer

                               Directions to the

                                  Opera House
                           BROOKLYN ACADEMY OF MUSIC
                              30 Lafayette Avenue
                           Brooklyn, New York 11217

                                     [MAP]

BY CAR:

From Manhattan via the Manhattan Bridge: Continue straight off the bridge onto Flatbush Avenue, proceed to Fulton Street. Turn left onto Fulton Street. Proceed two blocks; turn right onto Ashland Place, proceed one block.

From Manhattan via the Brooklyn Bridge: Continue straight off the bridge and make the first left turn possible which is Tillary Street. Continue on Tillary Street and turn right onto Flatbush Avenue.

From Queens, Long Island and Connecticut: Take the Long Island Expressway to the Brooklyn Queens Expressway. Exit at Tillary Street, exit 29. Follow exit onto Tillary Street, two short blocks and turn left onto Flatbush Avenue.

From Staten Island: Cross the Verrazano-Narrows Bridge to the Brooklyn Queens Expressway. Exit at Tillary Street, exit 29. Follow exit onto Tillary Street, two short blocks and turn left onto Flatbush Avenue.

From New Jersey: Use the Holland Tunnel and continue east on Canal Street, which leads directly across the Manhattan Bridge. Continue straight over the bridge onto Flatbush Avenue.

BY SUBWAY:

The Brooklyn Academy of Music is within three blocks of the following stations:

  . 2, 3, 4, 5, D, Q: Atlantic Avenue

  . B, N, M, R: Pacific Street

  . G: Fulton Street

  . LIRR: Flatbush Avenue

PARKING:

All Brooklyn Academy of Music parking lots are patrolled continuously during the work day and until 30 minutes after each event.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS & ANSWERS ON THE BROOKLYN UNION/LILCO COMBINATION AND LIPA
 TRANSACTION; SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS.................   1
JOINT PROXY STATEMENT/PROSPECTUS..........................................  17
THE BROOKLYN UNION/LILCO COMBINATION......................................  20
 Background of the Combination............................................  20
 Common Reasons for the Combination.......................................  25
 Recommendation of the Brooklyn Union Board of Directors..................  25
 Opinion of Brooklyn Union's Financial Advisor............................  27
 Potential Conflicts of Interests of Certain Persons in the Combination
  and the LIPA Transaction................................................  32
 Certain Arrangements Regarding the Directors and Management of the
  Holding Company Following the Combination and the LIPA Transaction......  32
 Federal Income Tax Considerations........................................  33
 Accounting Treatment.....................................................  40
 Stock Exchange Listing of the Holding Company Stock......................  40
 Federal Securities Law Consequences......................................  41
 Appraisal Rights.........................................................  41
MEETINGS, VOTING AND PROXIES..............................................  44
 The Brooklyn Union Meeting...............................................  44
REGULATORY MATTERS........................................................  47
 State Approvals and Related Matters......................................  47
 Public Utility Holding Company Act of 1935...............................  47
 Federal Power Act........................................................  48
 Antitrust Considerations.................................................  48
 Atomic Energy Act........................................................  49
 Public Authorities Control Board Approval................................  49
 General..................................................................  49
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
 (PURCHASE)...............................................................  51
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (POOLING)....  57
THE COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION............  63
 Management of the Holding Company........................................  63
 Common Stock Dividends...................................................  63
DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK..............................  63
 General..................................................................  63
 Holding Company Preferred Stock..........................................  64
 Holding Company Common Stock.............................................  64
 Certain Anti-Takeover Provisions.........................................  64
THE AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER........  67
 The Combination..........................................................  67
 Effects of the Combination...............................................  67
 Representations and Warranties...........................................  69
 Certain Covenants........................................................  70
 Indemnification..........................................................  71
 Employment and Workforce Matters.........................................  71
 Stock and Benefit Plans..................................................  72
 No Solicitation of Transactions..........................................  73
 Additional Agreements....................................................  73
 Conditions to Each Party's Obligation to Effect the Combination..........  74
 Termination..............................................................  75
 Termination Fees.........................................................  77

                                                                           PAGE
                                                                           ----
THE STOCK OPTION AGREEMENTS...............................................  79
 General..................................................................  79
 Certain Repurchases......................................................  79
 Restrictions on Transfer.................................................  80
THE LIPA TRANSACTION......................................................  81
 Agreement and Plan of Merger.............................................  81
 Other Basic Agreements...................................................  84
SELECTED INFORMATION CONCERNING BROOKLYN UNION............................  85
 Business of Brooklyn Union...............................................  85
 Comparison of Shareholders' Rights.......................................  85
 Comparison of the Holding Company's Certificate of Incorporation and By-
  Laws to Brooklyn Union's Certificate of Incorporation and By-Laws.......  86
 Anti-Takeover Statutes...................................................  87
 Potential Conflicts of Interest of Certain Persons in the Combination and
  the LIPA Transaction....................................................  87
 Security Ownership of Certain Beneficial Owners and Management...........  89
 Certain Business Relationships Between Brooklyn Union and LILCO..........  89
SELECTED INFORMATION CONCERNING LILCO.....................................  90
 Recommendation of the LILCO Board........................................  90
 Opinion of LILCO's Financial Advisor.....................................  91
 Potential Conflicts of Interest of Certain Persons in the Combination and
  the LIPA Transaction.................................................... 100
 Comparison of the Holding Company's Certificate of Incorporation and By-
  Laws to LILCO's Certificate of Incorporation and By-Laws................ 102
 The LILCO Meeting........................................................ 103
 Business of LILCO........................................................ 106
 Security Ownership of Certain Beneficial Owners and Management........... 107
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................ 108
LEGAL MATTERS............................................................. 109
EXPERTS................................................................... 109
FUTURE SHAREHOLDER PROPOSALS.............................................. 109
WHERE YOU CAN FIND MORE INFORMATION....................................... 110
LIST OF DEFINED TERMS..................................................... 112

 Annex A --  Amended and Restated Agreement and Plan of Exchange and Merger
 Annex B --  Amended and Restated LILCO Stock Option Agreement
 Annex C --  Amended and Restated Brooklyn Union Stock Option Agreement
 Annex D --  Agreement and Plan of Merger
 Annex E --  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
 Annex F --  Opinions of Dillon, Read & Co. Inc.
 Annex G --  Form of Certificate of Incorporation of the Holding Company
 Annex H --  Form of By-laws of the Holding Company
 Annex I --  Section 623 and Section 910 of the New York Business Corporation
             Law
 Annex J --  Brooklyn Union Proposal 2: Holding Company and Adoption of the
             KeySpan Exchange Agreement
 Annex K --  Amended and Restated Agreement and Plan of Exchange between
             Brooklyn Union and KeySpan
 Annex L --  Restated Certificate of Incorporation and By-laws of KeySpan

      QUESTIONS & ANSWERS ON THE BROOKLYN UNION/LILCO COMBINATION AND LIPA
            TRANSACTION; SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Brooklyn Union/LILCO Combination and the LIPA Transaction fully and for a more complete description of the legal terms of the Brooklyn Union/LILCO Combination and the LIPA Transaction, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" (Page 110). In addition to the Brooklyn Union/LILCO Combination, Brooklyn Union shareholders will also be asked to approve a proposal to form a new holding company pending the consummation of the Brooklyn Union/LILCO Agreement. LILCO Shareholders will also be asked to approve certain other proposals in connection with LILCO's Annual Meeting. Shareholders therefore should also read carefully Annex J of this document.

 1. WHO ARE THE TWO COMPANIES THAT WILL COMBINE?

  THE BROOKLYN UNION GAS COMPANY--also referred to in this document as "Brooklyn Union"-- has approximately 3,000 employees, distributes natural gas in the New York City Boroughs of Brooklyn and Staten Island and in two-thirds of the Borough of Queens, and serves the energy needs of approximately 1.1 million customers. Brooklyn Union's service territory covers approximately 187 square miles, with a population of approximately 4 million people.

  Brooklyn Union and its subsidiaries have energy-related investments in gas and oil exploration and production in the United States and Canada, as well as in energy services in the United States including cogeneration, gas pipeline transportation and storage, marketing and other related services. Brooklyn Union's principal executive office is located at One MetroTech Center, Brooklyn, NY 11201-3851, and its general telephone number is (718) 403-2000.

  LONG ISLAND LIGHTING COMPANY--also referred to in this document as "LILCO"-- has approximately 5,400 employees and provides electric and gas service to more than 1 million customers in Nassau and Suffolk Counties and on the Rockaway Peninsula in Queens County. LILCO's service territory covers 1,230 square miles with a population of approximately 2.7 million people. LILCO's principal executive office is located at 175 East Old Country Road, Hicksville, NY 11801, and its general telephone number is (516) 755-6650.

 2. WHY HAVE THESE TWO COMPANIES DECIDED TO COMBINE?

  The combination of Brooklyn Union and LILCO will provide important benefits for the two companies, for their customers, employees and shareholders. Shareholders will benefit from the upside potential associated with the following factors:

    . Combining Brooklyn Union and LILCO is expected to result in operating efficiencies of approximately $1 billion over 10 years, which will be used to provide rate reductions to customers.

    . Together, the two companies will help spur increased regional business growth by providing energy and related services at lower prices.

    . Our combined company will have an enhanced ability to provide its broader customer base with competitive energy products and services well into the future.

    . Brooklyn Union and LILCO together intend to market, trade and deliver energy products and services on a large scale to major market areas.

    . Current and prospective customers will benefit from the opportunity to deal with an energy services company that can offer one-stop shopping for providing--and managing-- their energy needs.

  For these and other reasons, the Boards of Directors of both Brooklyn Union and LILCO have unanimously approved the combination of the two companies, believing it to be in the best interests of their respective companies and shareholders. Accordingly, each Board recommends that its respective shareholders vote "FOR" the adoption of the Brooklyn Union/LILCO Agreement.

 3. HOW WILL THESE TWO COMPANIES COMBINE?

  Brooklyn Union and LILCO will combine pursuant to a binding share exchange and merger agreement and become wholly-owned subsidiaries of one holding company, to be named at a later date. For purposes of this document, the new combined company will be referred to as BL Holding Corp. or more simply as the "Holding Company." The transaction between our companies will be referred to as the "Combination."

  Under this agreement, shares of each of the individual companies will be exchanged for or converted into shares of the new Holding Company, and each of the companies' common shareholders will become shareholders of the new Holding Company.

 4. HOW MANY SHARES WILL BROOKLYN UNION SHAREHOLDERS RECEIVE?

  Brooklyn Union shareholders will receive one share of the common stock of the Holding Company for each share of Brooklyn Union common stock they own. For purposes of this document, the ratio at which shares of Brooklyn Union common stock will be exchanged for shares of common stock of the Holding Company will be referred to as the "Brooklyn Union Ratio."

 5. HOW MANY SHARES WILL LILCO SHAREHOLDERS RECEIVE?

  The number of shares LILCO shareholders receives will be as follows (please see Questions 9-12):

    a. LILCO shareholders will receive 0.803 of a share of common stock of the Holding Company for each share of LILCO common stock they own. In this scenario, Brooklyn Union and LILCO shareholders would own 34 percent and 66 percent, respectively, of the shares of the common stock of the Holding Company.

    b. If the LIPA Transaction is also completed (as described in Questions 10-13), LILCO shareholders will then instead receive 0.880 of a share of common stock of the Holding Company for each share of LILCO common stock they own. Shareholders for Brooklyn Union and LILCO would then own 32 percent and 68 percent, respectively, of the shares of the common stock of the Holding Company.

  If the LIPA Transaction is completed but the Combination is not, LILCO alone would restructure into a holding company. In this case, LILCO shareholders would own all of the stock of the new Holding Company.

 6. WHO WILL MANAGE THE NEW HOLDING COMPANY?

  Upon completion of the Combination, Dr. William J. Catacosinos, currently Chairman and Chief Executive Officer of LILCO, will become Chairman and Chief Executive Officer of the Holding Company. Mr. Robert B. Catell, currently Chairman and Chief Executive Officer of Brooklyn Union, will become President and Chief Operating Officer of the Holding Company.

  One year after the closing of the Combination, Mr. Catell will succeed Dr. Catacosinos as Chief Executive Officer, with Dr. Catacosinos remaining as Chairman.

 7. WHO WILL SERVE ON THE BOARD OF DIRECTORS OF THE HOLDING COMPANY?

  The Board of Directors of the Holding Company will consist of 15 members: six to be designated by the Brooklyn Union Board; six to be designated by the LILCO Board; and three additional persons jointly selected by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

 8. WHAT WILL THE DIVIDEND RATE BE ON THE HOLDING COMPANY'S COMMON STOCK?

  It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders after completion of the Combination and the transaction with LIPA will be $1.78 per common share, subject to approval and declaration by the Holding Company Board of Directors. If the Combination is completed, but the LIPA Transaction is not, it is anticipated that the initial annual dividend rate paid to Holding Company common shareholders will be $1.78 per common share, subject to approval and declaration by the Holding Company Board of Directors. The payment of dividends by the Holding Company in the future will depend on business conditions, results of operations, financial conditions, and other factors.

 9. WHAT IS THE LONG ISLAND POWER AUTHORITY?

  The Long Island Power Authority (or LIPA) is a corporate municipal instrumentality and political subdivision of the State of New York. It is also the only state agency in the country permitted to issue tax-exempt bonds outside of the federal limits placed upon each state.

  LIPA is authorized under the Long Island Power Authority Act to acquire all or any part of LILCO's securities or assets in order to, among other things, reduce electric rates paid by LILCO customers. LIPA will create LIPA Acquisition Corp., a New York corporation and wholly-owned subsidiary of LIPA, in order to carry out the LIPA Transaction discussed below.

10. WHAT IS THE "LIPA TRANSACTION"?

  LILCO has entered into an agreement with LIPA in which LIPA will acquire LILCO's electric transmission and distribution system, its electric regulatory assets and its 18 percent interest in the Nine Mile Point 2 nuclear power plant, a nuclear generating facility located in Oswego, New York.

11. HOW WILL THE LIPA TRANSACTION TAKE PLACE?

  After becoming a subsidiary of the Holding Company, LILCO will distribute to the Holding Company, or one or more of its subsidiaries, all of its natural gas assets and operations, non-nuclear electric generating assets and operations, and common plant.

  The LIPA Transaction is the acquisition of the remaining LILCO assets listed in Question 10 for approximately $2.5 billion in cash and the assumption, redemption or refinancing by LIPA of approximately $339 million in preferred stock and approximately $3.6 billion in debt attributable to LILCO.

  The Holding Company will end up with approximately $1.7 billion in cash and will have a considerably stronger balance sheet.

  The chart below shows the basic proposed structure of the Holding Company after the Brooklyn Union/LILCO Agreement and LIPA Transaction take effect.


                                 SHAREHOLDERS
                   (Previously of Brooklyn Union and LILCO)

                               BL HOLDING CORP.

    BROOKLYN UNION SUBSIDIARIES                                 NEW SUBSIDIARIES
          Consisting of:                                         Consisting of:

1) New York City Natural Gas Assets and             1) Non-Nuclear Electric Generating Assets and
   Operations; and                                     Operations formerly owned by LILCO;

2) Unregulated Operations                           2) Long Island Natural Gas Assets and
                                                       Operations formerly owned by LILCO; and

                                                    3) LIPA Service Agreements

12. WHAT WILL THE NEW HOLDING COMPANY LOOK LIKE AFTER THE COMBINATION AND THE LIPA TRANSACTION?

  The new Holding Company will be comprised of Brooklyn Union, consisting as it does at present of its regulated natural gas assets and operations and other unregulated subsidiaries, and a new subsidiary (or subsidiaries) formed to receive LILCO's non-nuclear electric generating assets and operations, natural gas assets and operations and common plant. In addition, the new Holding Company will enter into service agreements with LIPA to, among other things, manage and operate the electric system on Long Island.

  If the LIPA Transaction does not occur, Brooklyn Union and LILCO would become subsidiaries of the Holding Company pursuant to the Combination (see Questions 1 through 8). In such event, LILCO, or other subsidiaries of the Holding Company, would own the assets contemplated to be acquired by LIPA pursuant to the LIPA Transaction and would serve Long Island's electric customers.

13. WHAT ARE THE BENEFITS OF THE LIPA TRANSACTION?

  The LIPA Transaction should benefit both customers and common shareholders of both LILCO and Brooklyn Union. The LIPA Transaction seeks to take advantage of LIPA's tax-exempt status and exemption from payment of federal income tax, to lower rates for electric ratepayers on Long Island. As a result of LIPA's ability to issue low-cost, tax-exempt municipal bonds and the elimination of federal income taxes, along with the Brooklyn Union/LILCO combination and the settlement of various tax certiorari proceedings, it is anticipated that Long Island electric customers will realize an average electric rate reduction of 17 percent.

  From the shareholders' perspective, the LIPA Transaction will provide the Holding Company with the resources needed to successfully compete in the emerging energy marketplace and strengthen the Holding Company's financial position.

  For these and other reasons, the Board of Directors of LILCO has unanimously approved the LIPA Transaction and believes its adoption is in the best interests of LILCO and its shareholders. Accordingly, the LILCO Board recommends that its shareholders vote "FOR" the approval of the LIPA Transaction.

  Brooklyn Union has consented to the LIPA Transaction and its Board of Directors believes that its consummation, together with the Combination, is in the best interests of Brooklyn Union and its shareholders.

14. WHO MUST APPROVE THE LIPA TRANSACTION?

  In addition to the approvals by the LILCO Board of Directors and the consent of the Brooklyn Union Board, all of which have already been obtained, the LIPA Transaction must be approved by:

  -- LILCO shareholders (common and certain preferred)
  -- Public Authorities Control Board
  -- Internal Revenue Service
  -- Nuclear Regulatory Commission
  -- Federal Energy Regulatory Commission

  In addition, the LIPA Agreement is subject to ratification by the LIPA Board of Trustees.

15. WHAT PROPOSALS ARE BROOKLYN UNION SHAREHOLDERS VOTING ON?

  Brooklyn Union shareholders are being asked to approve two significant proposals:

    a. The Brooklyn Union/LILCO Agreement (described in Question 3) in which Brooklyn Union would become a wholly-owned subsidiary of the Holding Company.

    b. A restructuring of Brooklyn Union which would take place before the Combination. Brooklyn Union would be restructured into a holding company structure through a share exchange with KeySpan Energy Corporation, as described in Annex J of the proxy materials delivered to Brooklyn Union shareholders. If this transaction is approved and consummated, KeySpan would become the parent company of Brooklyn Union and KeySpan would be substituted for Brooklyn Union in the Brooklyn Union/LILCO Agreement.

16. WHAT PROPOSALS ARE LILCO SHAREHOLDERS VOTING ON?

  LILCO shareholders are being asked to approve two significant proposals:

    a. The Brooklyn Union/LILCO Agreement (described in Question 3) in which LILCO would become a wholly-owned subsidiary of the Holding Company.

    b. The acquisition of certain LILCO assets by LIPA through a stock sale of LILCO (described in Questions 10-13).

  In addition, as part of LILCO's Annual Meeting, LILCO shareholders are being asked to approve certain other proposals identified in the Notice of Annual Meeting as described in Annex J of the proxy materials delivered to LILCO shareholders.

17. WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE BROOKLYN UNION/LILCO COMBINATION?

  The holders of at least two-thirds of the outstanding shares of each of Brooklyn Union and LILCO common stock must vote in favor of the Brooklyn Union/LILCO Agreement.

18. WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE LIPA TRANSACTION?

  The LIPA Transaction must be approved by the vote of: 1) the holders of at least two-thirds of the outstanding shares of LILCO common stock and preferred stock entitled to vote thereon, voting together as a single class; 2) a majority of the outstanding shares of LILCO preferred stock entitled to vote thereon, voting together as a separate class; 3) a majority of the outstanding shares of LILCO common stock voting separately as a class; and 4) the holders of a majority of the outstanding shares of each series of LILCO preferred stock entitled to vote thereon, in each case voting separately as a class.

19. WHAT WILL HAPPEN TO MY REDEEMABLE LILCO PREFERRED STOCK?

  Prior to the closing of the LIPA Transaction, LILCO will redeem all redeemable preferred stock. These shares of redeemed preferred stock will not be outstanding at the time of the closing and, therefore, will not be entitled to vote on the LIPA Transaction.

20. WHO IS ENTITLED TO VOTE?

  Holders of record of Brooklyn Union and LILCO common stock and eligible LILCO preferred stock on June 26, 1997, the Record Date, are entitled to vote at the applicable shareholders meeting. As of June 23, 1997, 50,364,212 shares of Brooklyn Union common stock were outstanding, 121,184,527 shares of LILCO common stock were outstanding and 21,674,000 shares of eligible LILCO preferred stock were outstanding.

21. WHEN ARE ALL OF THESE TRANSACTIONS EXPECTED TO BE COMPLETED?

  We are working to complete all aspects of the transactions as quickly as possible. We currently expect these transactions to be completed in the second half of 1998. The Combination by its terms cannot be consummated earlier than April 1, 1998.

22. WHAT DO I NEED TO DO NOW?

  Just sign and mail your proxy card in the enclosed return envelope as soon as possible. That way your shares can be represented at the Brooklyn Union or LILCO shareholders meeting.

  Failure to return a proxy card will have the same effect as a vote against the Brooklyn Union/LILCO Agreement, the LIPA Transaction (in the case of LILCO shareholders) and the KeySpan share exchange (in the case of Brooklyn Union shareholders).

23. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

  Yes, you may change your vote at any time before the vote takes place at the applicable shareholders meeting. You can attend the applicable shareholders meeting and vote in person to do so.

  Or, if you are a Brooklyn Union shareholder, you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: Georgeson & Company Inc., Wall Street Station. P.O. Box 1102, New York, New York 10269-0667.

  Or, if you are a LILCO shareholder, you can send a new proxy card or written notice to revoke your proxy to The Corporation Trust Company, P.O. Box 631, Wilmington, Delaware 19899.

24. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

  No. You should continue to hold your certificates for Brooklyn Union or LILCO stock until the Combination and LIPA Transaction become effective. At that time, you will receive written instructions for exchanging your old Brooklyn Union or LILCO stock certificates for new certificates representing the appropriate number of shares of common stock of the new Holding Company. LILCO shareholders will also receive cash payment in place of any fraction of a share of the common stock of the Holding Company.

25. WHERE WILL MY SHARES OF COMMON STOCK OF THE HOLDING COMPANY BE TRADED?

  We expect that the common stock of the Holding Company will be listed and traded on the New York Stock Exchange. After the Combination and the LIPA Transaction are completed, Brooklyn Union and LILCO common stock owned by the Holding Company will no longer be traded and will be delisted.

26. WHERE ARE BROOKLYN UNION AND LILCO STOCK CURRENTLY TRADED?

  Brooklyn Union common stock is currently listed and principally traded on the New York Stock Exchange, while LILCO common stock is currently listed and principally traded on the New York and Pacific Stock Exchanges. On December 27, 1996, the last full trading day on the New York Stock Exchange prior to the public announcement of the Brooklyn Union/LILCO Agreement, Brooklyn Union common stock closed at $31.125 per share and LILCO common stock closed at $19.375 per share. The reported closing prices of Brooklyn Union and LILCO common stock on June 23, 1997 were $28 5/8 and $23 1/8, respectively.

27. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS FOR SHAREHOLDERS?

  The tax consequences to the shareholders generally depend on which transactions occur and the order in which they occur. The various alternatives and their tax consequences are discussed under the heading "The Brooklyn Union/LILCO Combination Federal Income Tax Considerations."

  In general, LILCO common and preferred stock shareholders should recognize gain (subject to possible deferral--see pages 33-36) or loss on the receipt of cash and/or Holding Company common or preferred stock, as appropriate, by such shareholders or the Exchange Agent as contemplated herein. However, if the LIPA Transaction is terminated prior to the Combination, LILCO shareholders generally should not recognize gain or loss for federal income tax purposes in the Combination.

  We have structured the Combination and LIPA Transaction so that, with certain exceptions, Brooklyn Union shareholders will not recognize any gain or loss for federal income tax purposes.

  In addition, gain or loss should be recognized (subject to possible deferral--see pages 33-36) by a shareholder who has sought appraisal rights or by a LILCO shareholder who receives cash in lieu of a fractional share (regardless of whether the LIPA Transaction is terminated before the Combination). Moreover, tax may be payable on certain amounts deemed received by Brooklyn Union shareholders when Brooklyn Union pays certain transfer taxes.

  The Combination is conditioned upon the receipt by Brooklyn Union of an opinion from its tax counsel that such transaction will qualify as a reorgani-zation which is tax-free to its shareholders. Although the Brooklyn Union/LILCO Agreement allows Brooklyn Union to waive the condition of receiv-ing such tax opinion, it does not intend to do so. If this condition is waived, we will notify Brooklyn Union shareholders of the waiver and its im-plication and resolicit their approval.

  The LIPA Transaction is conditioned upon the receipt by the parties of certain rulings from the Internal Revenue Service.

  For a further discussion of the Federal income tax consequences of the proposed transactions, see the discussion under the heading "The Brooklyn Union/LILCO Combination--Federal Income Tax Considerations."

28. WILL THE PREFERRED STOCK OR BONDS OF BROOKLYN UNION BE EXCHANGED?

  Brooklyn Union's preferred stock will be redeemed prior to the consummation of the KeySpan Share Exchange and the Combination. The rights of bondholders of Brooklyn Union will not change and will continue to be obligations of Brooklyn Union.

29. WILL THE PREFERRED STOCK OR BONDS OF LILCO BE EXCHANGED?

  In connection with the LIPA Transaction, LILCO's Preferred Stock 7.95%, Series AA will be exchanged for a Series AA Preferred Stock of the Holding Company having substantially identical terms, as set forth in Annex D. Each issued and outstanding share of LILCO's preferred stock that is subject to optional redemption at or before the closing of the LIPA Transaction will be called for redemption no later than the date of this closing. LILCO preferred stock that is not subject to this optional redemption (other than Series AA) will be acquired by LIPA for cash as a result of the LIPA Transaction.

  In addition, after LILCO has received all the required consents, the Holding Company will assume LILCO's Debentures, 7.30% due July 15, 1999, and 8.20% due March 15, 2023.

  The balance of LILCO's debt securities will become obligations of LIPA after it acquires the common stock of LILCO through the LIPA Transaction.

30. HOW WILL MY PARTICIPATION IN BROOKLYN UNION'S OR LILCO'S DIVIDEND REINVESTMENT OR STOCK PURCHASE PLANS BE AFFECTED?

  All shares of Brooklyn Union common stock and LILCO common stock held under the companies' respective dividend reinvestment and stock purchase plans will automatically be exchanged for shares of the common stock of the Holding Company when the Combination and/or the LIPA Transaction are completed. The Holding Company will establish similar plans after completion of the Combination.

31. WHAT IF I WANT TO RECEIVE THE FAIR MARKET VALUE OF MY CURRENT STOCK IN
   CASH?

  If you follow the required procedure, you will have the right to seek an appraisal and payment of the fair market value of your Brooklyn Union or LILCO shares. Your stock would be appraised in a New York State Court proceeding.

  As a Brooklyn Union shareholder you must:

    a. File a written objection to the Brooklyn Union/LILCO Agreement before the proxy vote (either prior to or at the shareholders meeting); AND

    b. Not vote in favor of the Brooklyn Union/LILCO Agreement.

  As a LILCO shareholder you must:

    a. File a written objection to the Brooklyn Union/LILCO Agreement and/or the LIPA Transaction before the proxy vote (either prior to or at the shareholders meeting); AND

    b. Not vote in favor of the Brooklyn Union/LILCO Agreement and/or the LIPA Transaction.

32. ARE THERE OTHER LEGAL REQUIREMENTS I MUST MEET TO OBTAIN AN APPRAISAL AND PAYMENT IN CASH FOR MY SHARES?

  Yes. These are described in this Joint Proxy Statement/Prospectus on pages 41-43. The provisions of New York law that govern appraisal rights are also attached as Annex I.

  If you are entitled to and wish to seek an appraisal of your shares, you should read and follow those provisions carefully. You should be aware, too, that an appraisal may result in a cash payment for your shares that is higher or lower than the value of the Holding Company shares that would be issued to you in connection with the Brooklyn Union/LILCO Agreement or, if applicable, the LIPA Transaction.

33. WHO CAN I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

  Two special toll-free telephone numbers have been established for you.

  Brooklyn Union shareholders are welcome to call Georgeson & Company Inc., which is assisting Brooklyn Union in solicitation of proxies, at 1-800-223-2064.

  LILCO shareholders are welcome to call D.F. King & Co., Inc., which is assisting LILCO in solicitation of proxies, at 1-800-207-3155.

                     SUMMARY OF OTHER SELECTED INFORMATION

REGULATORY APPROVALS (SEE PAGE 47)

  The approvals of the Public Service Commission of the State of New York un-der the New York Public Service Law, the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, the Federal Energy Regu-latory Commission under the Federal Power Act, the Nuclear Regulatory Commis-sion under the Atomic Energy Act of 1954, as well as the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 are required in order to complete the Combina-tion and, with the exception of the approval of the Public Service Commission, the LIPA Transaction. In addition, the LIPA Transaction also requires approval of the New York State Public Authorities Control Board. As of the date of this Joint Proxy Statement/Prospectus, none of the required regulatory approvals has been obtained.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 27 AND 91)

  In deciding to approve the Brooklyn Union/LILCO Agreement, the Boards of Di-rectors of Brooklyn Union and LILCO considered the opinions of their respec-tive financial advisors as to the fairness of the share exchange ratio from a financial point of view. In addition, in deciding to approve the LIPA Transac-tion, the Board of Directors of LILCO also considered a separate opinion from its financial advisor as to the fairness of the LIPA Transaction from a finan-cial point of view. The Board of Directors of Brooklyn Union has received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith In-corporated, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that the Brooklyn Union Ratio was fair, from a financial point of view, to the holders of Brooklyn Union Common Stock, and LILCO received opin-ions from its financial advisor, Dillon, Read & Co. Inc., that the share ex-change ratios and the LIPA Transaction were fair, from a financial point of view, to LILCO shareholders. The opinions of the financial advisors are at-tached as annexes to this Joint Proxy Statement/Prospectus. We encourage you to read the opinions thoroughly.

INTERESTS OF OFFICERS AND DIRECTORS IN THE COMBINATION (SEE PAGES 32, 87 AND
100)

  The officers and directors of Brooklyn Union and LILCO may have interests in the transaction that are different from, or in addition to, yours. For exam-ple, pursuant to employment agreements and severance plans, the Combination (and, with respect to LILCO, the LIPA Transaction) will result in a change in control of both Brooklyn Union and LILCO, entitling officers of the companies to receive severance benefits under certain circumstances.

  As of the record date, directors and officers of Brooklyn Union, LILCO and their affiliates as a group owned less than 1% of the issued and outstanding shares of common stock of their respective companies.

CONDITIONS TO THE COMBINATION (SEE PAGE 74) AND LIPA TRANSACTION (SEE PAGE 81)

  Completion of the Combination depends on the satisfaction of certain condi-tions, including but not limited to: (a) approval of Brooklyn Union's and LILCO's common shareholders; and (b) all required approvals of regulatory and governmental agencies. In addition, the completion of the LIPA Transaction is conditioned upon LIPA's ability to obtain the necessary financing and approval of the LILCO preferred stockholders entitled to vote thereon. Consummation of the Combination is not conditioned upon the con summation of the LIPA Transac-tion, and consummation of the LIPA Transaction is not conditioned upon consum-mation of the Combination.

AMENDMENT OR TERMINATION OF THE BROOKLYN UNION/LILCO AGREEMENT (SEE PAGE 75) AND LIPA AGREEMENT (SEE PAGE 84)

  The Boards of Directors of Brooklyn Union and LILCO may amend any of the terms of the Brooklyn

Union/LILCO Agreement at any time before or after its adoption by the share-holders of the common stock of Brooklyn Union and LILCO. No amendment adopted after shareholder approval, however, may materially and adversely affect the rights of such shareholders.

  At any time prior to closing, whether before or after approval by the share-holders of Brooklyn Union or LILCO, the Brooklyn Union/LILCO Agreement may be terminated by mutual consent of the Boards of Directors of Brooklyn Union and LILCO and under certain other circumstances. Depending upon the reason for such termination, substantial fees may be due and payable by Brooklyn Union or LILCO.

  Similarly, at any time prior to closing, whether before or after approval by the shareholders of LILCO, the LIPA Agreement may be terminated by mutual consent of the Board of Directors of LILCO and the Board of Trustees of LIPA and under certain other circumstances. Pursuant to the Brooklyn Union/LILCO Agreement, LILCO may not terminate the LIPA Agreement without the consent of Brooklyn Union.

COMPARATIVE SHAREHOLDER RIGHTS (SEE PAGE 85)

  When the Combination is completed, holders of Brooklyn Union common stock and LILCO common stock will become holders of the common stock of the Holding Company, and their rights will be governed by the Holding Company's certifi-cate of incorporation and by-laws (the forms of which are attached as Annexes G and H). Certain differences between the rights of holders of the common stock of the Holding Company and those of holders of Brooklyn Union and LILCO common stock are summarized on pages 85-87 and pages 102-103, respectively.

REGULATION OF THE HOLDING COMPANY, BROOKLYN UNION AND LILCO (SEE PAGE 47)

  Following the Combination and the LIPA Transaction, the Holding Company, as the parent company of Brooklyn Union and the subsidiaries who received from LILCO the assets described above, will not be directly subject to regulation by the Public Service Commission of the State of New York or the Federal En-ergy Regulatory Commission. However, its utility subsidiaries will be regu-lated by the various regulatory agencies that currently regulate Brooklyn Union and LILCO's gas and electric generating operations. When the Combination occurs, the Holding Company will become a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, and will file an exemption statement with the Securities and Exchange Commission to exempt it and each of its subsidiaries from most of the provisions of that Act. Current-ly, neither Brooklyn Union nor LILCO is subject to that Act.

ACCOUNTING TREATMENT (SEE PAGE 40)

  The accounting for the Combination will be dependent on whether the LIPA Transaction will be completed. If the LIPA Transaction is completed, the Combination will be accounted for using the purchase method of accounting.

  If the LIPA Transaction is not completed, the Combination is expected to be accounted for as a pooling of interests. As a pooling of interests, we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

  For a further discussion of accounting consideration about the LIPA Transactions, see "Accounting Treatment."

STATUTORY APPRAISAL RIGHTS (SEE PAGE 41)

  Eligible holders of shares of Brooklyn Union and LILCO common stock who do not vote for the Combination, or (in the case of holders of LILCO Common Stock) the LIPA Transaction, as appropriate, and who timely dissent and follow the procedures in Section 623 of the New York Business Corporation Law will then have certain rights as a result of these transactions to demand payment in cash for the "fair value" of their respective Brooklyn Union and LILCO com-mon shares. Failure to take any required action on a timely basis may result in the loss of those rights. The amount obtainable upon a valid exercise of those rights is subject to determination by judicial proceeding and, as a re-sult, cannot be estimated at this time. LILCO preferred shareholders entitled to vote on the LIPA Transactions are also entitled to statutory appraisal rights. Brooklyn Union preferred stock will be redeemed prior to consummation of the Combination; and, therefore, holders of such shares will not be enti-tled to appraisal rights.

             SUMMARY OF SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED/CONSOLIDATED CONDENSED FINANCIAL INFORMATION

             BROOKLYN UNION/LILCO COMBINATION AND LIPA TRANSACTION
                  (PURCHASE AND POOLING METHODS OF ACCOUNTING)

SELECTED HISTORICAL FINANCIAL INFORMATION

  We are providing the following financial information to aid you in your analysis of the financial aspects of the Combination and the LIPA Transaction. We derived this information from unaudited financial statements of Brooklyn Union and LILCO for the 12 month period ended March 31, 1997, and the audited financial statements of Brooklyn Union and LILCO from 1992 through 1996. The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in our annual reports and the other information that we have filed with the SEC. See "Where You Can Find More Information" on page 110.

                BROOKLYN UNION--HISTORICAL FINANCIAL INFORMATION

                           AT OR FOR
                         THE 12 MONTHS
                             ENDED              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                           MARCH 31,    ---------------------------------------------------------
                             1997          1996          1995       1994       1993       1992
                         -------------  ----------    ---------- ---------- ---------- ----------
                          (UNAUDITED)    (DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Total revenues..........   $ 1,472.8    $  1,432.0    $  1,216.3 $  1,338.6 $  1,205.5 $  1,074.9
Earnings for common
 stock..................       128.5(1)      122.6(1)       91.5       87.0       76.2       57.8
Earnings per common
 share..................        2.58(1)       2.48(1)       1.90       1.85       1.73       1.35
Cash dividends declared
 per common share.......        1.44          1.42          1.39       1.35       1.32       1.29
Book value per common
 share..................       20.00         18.17         16.94      16.27      15.55      14.56
Total assets............     2,493.8       2,289.6       2,116.9    2,029.1    1,897.8    1,748.0
Long-term debt..........       724.6         712.0         720.6      701.4      689.3      682.0

(1) Includes gains on the sale of subsidiary stock and a Canadian plant of $33.5 million, or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million, or $0.16 per share, after taxes.



                    LILCO--HISTORICAL FINANCIAL INFORMATION

                           AT OR FOR
                         THE 12 MONTHS
                             ENDED              AT OR FOR THE YEAR ENDED DECEMBER 31,
                           MARCH 31,    ---------------------------------------------------------
                             1997          1996          1995       1994       1993       1992
                         -------------  ----------    ---------- ---------- ---------- ----------
                          (UNAUDITED)    (DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Total revenues..........   $ 3,137.7    $  3,150.7    $  3,075.1 $  3,067.3 $  2,881.0 $  2,621.8
Earnings for common
 stock..................       270.3         264.2         250.7      248.8      240.5      238.0
Earnings per common
 share..................        2.24          2.20          2.10       2.15       2.15       2.14
Cash dividends declared
 per common share.......        1.78          1.78          1.78       1.78       1.76       1.72
Book value per common
 share..................       21.07         20.89         20.50      20.21      19.88      19.58
Total assets............    11,849.7      12,209.7      12,527.6   12,479.3   12,453.8    9,853.1
Long-term debt..........     4,457.0       4,456.8       4,706.6    5,145.4    4,870.3    4,741.0

SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION-- BROOKLYN UNION/LILCO COMBINATION WITH LIPA TRANSACTION.

  The following unaudited pro forma consolidated financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed distribution of the Transferred Assets (as defined below) to a wholly-owned subsidiary of the Holding Company and subsequent sale of the remaining LILCO common stock to a subsidiary of LIPA. The pro forma statements have been further adjusted to give effect to the proposed Combination with Brooklyn Union. The unaudited pro forma consolidated condensed balance sheet at March 31, 1997 gives effect to the proposed transaction with LIPA and the Combination as if they had occurred at March 31, 1997. The unaudited pro forma consolidated condensed statement of income for the twelve month period ended March 31, 1997 gives effect to the proposed transaction with LIPA and the Combination as if they had occurred at April 1, 1996. These statements are prepared on the basis of accounting for the Combination under the purchase method of accounting and are based on the assumptions set forth in the notes thereto.

  We have presented below the selected unaudited pro forma consolidated condensed financial information, reflecting the proposed transaction with LIPA ("LILCO as adjusted") and also reflecting this transaction with the Combination ("Holding Company"). You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the proposed transaction with LIPA or the Combination. See "Unaudited Pro Forma Consolidated Condensed Financial Information" on page 51.

                               SELECTED UNAUDITED
                            PRO FORMA FINANCIAL DATA

                                             AT OR FOR THE TWELVE MONTH
                                               PERIOD ENDED MARCH 31,
                                                        1997
                                             -----------------------------
                                                 LILCO         HOLDING
                                              AS ADJUSTED      COMPANY
                                             --------------- -------------
                                              (DOLLARS IN MILLIONS EXCEPT
                                                 FOR PER SHARE AMOUNTS)
Total revenues..............................  $     1,629.0  $     3,101.8
Net income..................................           84.9          206.0
Earnings for common stock...................           49.0          170.1
Earnings per common share(1)................            .41           1.09
Cash dividends declared per common
 share(1)(2)(3).............................            .33           1.78
Total assets................................        5,114.4        7,916.2
Long-term debt..............................          922.2        1,646.8
Preferred stock.............................          438.0          438.0

--------

(1) Each share of Brooklyn Union common stock will be exchanged for one share of common stock of the Holding Company and each share of LILCO common stock will be exchanged for 0.880 of a share of common stock of the Holding Company in the Combination. These per share amounts are calculated for each share of common stock of the Holding Company that would have been outstanding had the binding share exchanges been consummated as of the date and for the period referred to above.

(2) To arrive at LILCO as adjusted pro forma cash dividends declared per common share, LILCO's historical payout ratio for the 12 month period ended March 31, 1997, was applied to the LILCO as adjusted earnings per common share.

(3) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE PER COMMON SHARE INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH LIPA TRANSACTION.

  The following table summarizes the per common share information for Brooklyn Union and LILCO on a pro forma consolidated, equivalent and historical basis.

                       COMPARATIVE PER SHARE INFORMATION

                                                        AT OR FOR THE 12 MONTHS
                                                            ENDED MARCH 31,
                                                                 1997
                                                              (UNAUDITED)
                                                        -----------------------
UNAUDITED HOLDING COMPANY PRO FORMA CONSOLIDATED(2)(3)
Earnings per common share..............................         $ 1.09
Cash dividends declared per common share...............           1.78
Book value per common share............................          24.14

UNAUDITED LILCO AS ADJUSTED(1)(3)
Earnings per common share..............................         $  .41
Cash dividends declared per common share...............            .33
Book value per common share............................          20.86

LILCO PER SHARE EQUIVALENTS(5)
Earnings per common share..............................         $  .96
Cash dividends declared per common share...............           1.57
Book value per common share............................          21.24

LILCO--HISTORICAL FINANCIAL INFORMATION
Earnings per common share..............................         $ 2.24
Cash dividends declared per common share...............           1.78
Book value per common share............................          21.07

BROOKLYN UNION--HISTORICAL FINANCIAL INFORMATION(4)(5)
Earnings per common share..............................         $ 2.58
Cash dividends declared per common share...............           1.44
Book value per common share............................          20.00

(1) LILCO's balance sheet and results of operations as of and for the twelve month period ended March 31, 1997 have been adjusted to reflect the proposed transaction with LIPA.
(2) LILCO's balance sheet and results of operations as of and for the twelve month period ended March 31, 1997, have been adjusted to reflect the LIPA Transaction and the Combination.
(3) It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share. To arrive at LILCO as adjusted pro forma cash dividends declared per common share, LILCO's historical payout ratio for the 12 month period ended March 31, 1997, was applied to the LILCO as adjusted earnings per common share.
(4) Includes gains on the sale of subsidiary stock and a Canadian plant of $33.5 million or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million or $0.16 per share, after taxes.
(5) LILCO Per Share Equivalents are 0.880 of Unaudited Pro Forma Consolidated per share equivalents, while Brooklyn Union per share equivalents are the same as historical.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH NO LIPA TRANSACTION.

  The following unaudited pro forma condensed financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed merger with Brooklyn Union in accordance with the Combination. The unaudited pro forma combined condensed balance sheet at March 31, 1997 gives effect to the Combination as if it had occurred at March 31, 1997. The unaudited pro forma combined condensed statements of income for each of the three 12 month periods in the three year period ended March 31, 1997 give effect to the Combination as if it had occurred at April 1, 1994. These statements are prepared on the basis of accounting for the Combination using the pooling of interests method of accounting and are based on the assumptions set forth in the notes thereto.

  We have presented below the selected unaudited pro forma combined condensed financial information, reflecting the proposed Combination. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the Combination. See "Unaudited Pro Forma Combined Condensed Financial Information" on page 57.

                               SELECTED UNAUDITED
                            PRO FORMA FINANCIAL DATA

                                                   AT OR FOR THE TWELVE
                                                    MONTH PERIODS ENDED
                                                         MARCH 31,
                                             ---------------------------------
                                                1997       1996        1995
                                             ----------- ---------------------
                                             (DOLLARS IN MILLIONS, EXCEPT FOR
                                                    PER SHARE AMOUNTS)
Total revenues.............................. $   4,610.5 $  4,518.2 $  4,244.6
Net income..................................       451.2      409.3      390.6
Earnings for common stock...................       399.1      356.8      337.7
Earnings per common share(1)................        2.72       2.46       2.38
Cash dividends declared per common
 share(1)(2)................................        1.78       1.78       1.78
Total assets................................    14,343.5        --         --
Long-term debt..............................     5,181.6        --         --
Preferred stock.............................       702.1        --         --

(1) Each share of Brooklyn Union common stock will be exchanged for one share of common stock of the Holding Company and each share of LILCO common stock will be exchanged for 0.803 of a share of common stock of the Holding Company in accordance with the Combination. These per share amounts are calculated for each share of common stock of the Holding Company that would have been outstanding had the Combination been consummated at the beginning of each period presented.

(2) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE PER COMMON SHARE INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH NO LIPA TRANSACTION

  The following table summarizes the per common share information for Brooklyn Union and LILCO on a pro forma combined, equivalent and historical basis. The LILCO per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by 0.803 as LILCO shareholders will receive
0.803 shares of the common stock of the Holding Company in exchange for each share of LILCO Common Stock.

                       COMPARATIVE PER SHARE INFORMATION

                                                        AT OR FOR THE 12 MONTH
                                                        PERIOD ENDED MARCH 31,
                                                       ------------------------
                                                         1997    1996    1995
                                                       -------- ------- -------
UNAUDITED HOLDING COMPANY PRO FORMA COMBINED
Earnings per common share(1).........................  $   2.72 $  2.46 $  2.38
Cash dividends declared per common share(4)..........      1.78    1.78    1.78
Book value per common share..........................     23.74     --      --

LILCO PER SHARE EQUIVALENTS(2)
Earnings per common share............................  $   2.18 $  1.98 $  1.91
Cash dividends declared per common share.............      1.43    1.43    1.43
Book value per common share..........................     19.06     --      --

BROOKLYN UNION--UNAUDITED HISTORICAL FINANCIAL INFOR-
 MATION(2)
Earnings per common share(3).........................  $   2.58 $  1.93 $  1.84
Cash dividends declared per common share.............      1.44    1.40    1.37
Book value per common share..........................     20.00     --      --

LILCO--UNAUDITED HISTORICAL FINANCIAL INFORMATION
Earnings per common share............................  $   2.24 $  2.19 $  2.13
Cash dividends declared per common share.............      1.78    1.78    1.78
Book value per common share..........................     21.07     --      --

--------
(1) Brooklyn Union's unaudited balance sheet as of March 31, 1997 and results of operations for each of the three 12 month periods during the three year period ended March 31, 1997 have been combined with LILCO's unaudited balance sheet as of March 31, 1997 and results of operations for each of the three 12 month periods during the three year period ended March 31, 1997 to arrive at the unaudited pro forma combined balance sheet as of March 31, 1997 and the unaudited statements of income for each of the three 12 month periods during the three year period ended March 31, 1997, from which the comparative per share information has been derived.
(2) LILCO Per Share Equivalents are 0.803 of Unaudited Holding Company Pro Forma Combined per share equivalents, while Brooklyn Union per share equivalents are the same as its historical.
(3) Includes gains on the sale of subsidiary stock and a Canadian plant of $33.5 million or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million or $0.16 per share, after taxes for the 12 month period ended March 31, 1997.
(4) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE DIVIDENDS AND MARKET PRICES--LILCO

  LILCO common stock is listed and principally traded on the New York Stock Exchange and on the Pacific Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of LILCO common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                               PRICE RANGE
                                                             ---------------
                                              DIVIDENDS PAID  HIGH     LOW
                                              -------------- ------- -------
YEAR ENDED DECEMBER 31, 1995
  First Quarter..............................     $0.445     $16 3/4 $13 1/4
  Second Quarter.............................      0.445      17 1/8  14 3/8
  Third Quarter..............................      0.445      17 3/4  15 3/8
  Fourth Quarter.............................      0.445      17 3/4  15 5/8
YEAR ENDED DECEMBER 31, 1996
  First Quarter..............................     $0.445     $18 1/8 $15 7/8
  Second Quarter.............................      0.445      17 7/8  16 1/8
  Third Quarter..............................      0.445      17 3/4  16 5/8
  Fourth Quarter.............................      0.445      22 3/8  17 1/8
YEAR ENDING DECEMBER 31, 1997
  First Quarter..............................     $0.445     $24 1/2 $21 3/4
  Second Quarter (through June 23, 1997).....      0.445      23 1/4  22 3/4

  The LILCO Series AA Preferred Stock is listed and traded on the New York Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of the Series AA Preferred Stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                  PRICE RANGE
                                                                ----------------
                                                 DIVIDENDS PAID  HIGH      LOW
                                                 -------------- -------  -------
YEAR ENDED DECEMBER 31, 1995
  First Quarter.................................   $0.496875    $23 3/4  $22 1/2
  Second Quarter................................    0.496875     24 3/4   23 1/8
  Third Quarter.................................    0.496875     25       24
  Fourth Quarter................................    0.496875     26 1/4   23 3/8
YEAR ENDED DECEMBER 31, 1996
  First Quarter.................................   $0.496875    $24 5/8  $23 3/4
  Second Quarter................................    0.496875     24 5/8   23
  Third Quarter.................................    0.496875     24 1/2   23
  Fourth Quarter................................    0.496875     25 3/4   24 1/4
YEAR ENDING DECEMBER 31, 1997
  First Quarter.................................   $0.496875    $26 3/32 $25 1/4
  Second Quarter (through June 23, 1997) .......    0.496875     26 3/8   25 3/8

COMPARATIVE DIVIDENDS AND MARKET PRICES --BROOKLYN UNION

  Brooklyn Union common stock is listed and principally traded on the New York Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of Brooklyn Union common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                  PRICE RANGE
                                                                ---------------
                                                 DIVIDENDS PAID  HIGH     LOW
                                                 -------------- ------- -------
YEAR ENDED SEPTEMBER 30, 1995
  First Quarter.................................    $0.3375     $25 3/8 $21 1/2
  Second Quarter................................     0.3475      24 3/4  22
  Third Quarter.................................     0.3475      26 3/8  23 3/4
  Fourth Quarter................................     0.3475      26 3/8  23 1/4
YEAR ENDED SEPTEMBER 30, 1996
  First Quarter.................................    $0.3475     $29 5/8 $24 5/8
  Second Quarter................................     0.3550      29 7/8  25 3/4
  Third Quarter.................................     0.3550      27 1/2  24 7/8
  Fourth Quarter................................     0.3550      28 1/8  24 7/8
YEAR ENDING SEPTEMBER 30, 1997
  First Quarter.................................    $0.3550     $32 5/8 $27 7/8
  Second Quarter................................     0.3650      30 1/2  27 1/2
  Third Quarter (through June 23, 1997).........     0.3650      29      26 1/8


  On December 27, 1996, the last full trading day before the public announcement of the Brooklyn Union/LILCO Agreement, the high and low prices per share of (i) LILCO common stock were $19 1/2 and $19 1/8, respectively, and
(ii) Brooklyn Union common stock were $31 1/8 and $30 1/2, respectively. On March 18, 1997, the last full trading day before the public announcement of an agreement in principle relating to the LIPA Transaction, the high and low sales prices per share of (i) LILCO common stock were $23 15/16 and $23 3/4, respectively, and (ii) Brooklyn Union common stock were $29 1/8 and $29, respectively. On June 25, 1997, the last full trading day before LILCO and LIPA executed and delivered the LIPA Agreement, the high and low sales prices per share of the Series AA Preferred Stock were $26 and $25.88, respectively.

  Brooklyn Union and LILCO shareholders are encouraged to obtain current market quotations for Brooklyn Union common stock, LILCO common stock and Series AA Preferred Stock.

                             JOINT PROXY STATEMENT
                                      OF
                        THE BROOKLYN UNION GAS COMPANY
                                      AND
                         LONG ISLAND LIGHTING COMPANY

                               ----------------

                                  PROSPECTUS
                                      OF
                               BL HOLDING CORP.
                                      AND
                          KEYSPAN ENERGY CORPORATION

  This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $5 per share, of LILCO ("LILCO Common Stock") and to the holders of Series AA preferred stock, par value $25 per share ("Series AA Preferred Stock"), Series CC preferred stock, par value $100 per share ("Series CC Preferred Stock"), Series GG preferred stock, par value $25 per share ("Series GG Preferred Stock"), Series QQ preferred stock, par value $25 per share ("Series QQ Preferred Stock"), and Series UU preferred stock, par value $25 per share ("Series UU Preferred Stock"), of LILCO (such series being collectively referred to herein as "LILCO Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of LILCO for use at the Annual Meeting of LILCO shareholders to be held on August 7, 1997, at 3:00 p.m. local time, at Tilles Center for the Performing Arts at Long Island University, C.W. Post Campus, Northern Boulevard, Greenvale, New York 11548 and at any and all adjournments or postponements thereof (the "LILCO Meeting"), and the holders of common stock, par value $0.33 1/3 per share ("Brooklyn Union Common Stock"), and the holders of Preferred Stock, par value $100 per share, of The Brooklyn Union Gas Company in connection with the solicitation of proxies of Brooklyn Union Common Stock by the Board of Directors of Brooklyn Union for use at the Special Meeting of Brooklyn Union shareholders to be held on August 7, 1997, at 3:00 p.m. local time, at Opera House, Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York 11217 and at any and all adjournments or postponements thereof (the "Brooklyn Union Meeting," and together with the LILCO Meeting, the "Shareholder Meetings").

  This Joint Proxy Statement/Prospectus relates, among other things, to the proposed combination of LILCO and Brooklyn Union (the "Combination"), in which shares of LILCO Common Stock will become the right to receive shares of common stock, par value $0.01 per share ("Holding Company Common Stock"), of BL Holding Corp., a corporation to be formed under the laws of the State of New York (the "Holding Company"), Brooklyn Union will merge with a wholly owned subsidiary of the Holding Company (the "Merger") and shares of Brooklyn Union Common Stock will be converted into shares of Holding Company Common Stock, all pursuant to an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Brooklyn Union/LILCO Agreement"), between LILCO and Brooklyn Union. Consummation of the Combination is subject to various conditions, including the adoption of the Brooklyn Union/LILCO Agreement by the holders of two-thirds of the voting power of the outstanding shares of LILCO Common Stock and the holders of two-thirds of the voting power of the outstanding shares of Brooklyn Union Common Stock at the Shareholder Meetings.

  In connection with the proposal to adopt the Combination, each outstanding share of LILCO Common Stock and each outstanding share of Brooklyn Union Common Stock is entitled to one vote at their respective meetings. Only holders of LILCO Common Stock and Brooklyn Union Common Stock of record at the close of business on June 26, 1997 (the "Record Date") will be entitled to notice of and to vote at the Shareholder Meetings or any adjournments or postponements thereof. Holders of Brooklyn Union preferred stock as of the Record Date are entitled to notice of the Brooklyn Union Meeting but are not entitled to vote thereat. As of June 23,1997, 121,184,527 shares of LILCO Common Stock and 50,364,212 shares of Brooklyn Union Common Stock were issued and outstanding.

  This Joint Proxy Statement/Prospectus also relates to the proposed merger (the "LIPA Transaction") of LILCO with LIPA Acquisition Corp., a New York corporation ("LIPA Sub") and a wholly-owned subsidiary of the Long Island Power Authority, a corporate municipal instrumentality and political subdivision of the State of New York ("LIPA"), pursuant to the Agreement and Plan of Merger, dated as of June 16, 1997 (the "LIPA Agreement"), by and among LILCO, LIPA Sub and LIPA. Upon consummation of the LIPA Transaction, LIPA Sub will be merged with and into LILCO, which will be the surviving corporation, for aggregate cash merger consideration of $2,497,500,000 (the "Consideration"), the Series AA Preferred Stock will be exchanged for Series AA preferred stock of the Holding Company having substantially the terms as set forth in Annex D hereto and each outstanding share of the Series CC Preferred Stock, Series GG Preferred Stock, Series QQ Preferred Stock and Series UU Preferred Stock (except for shares whose holders perfect their rights to obtain judicial appraisal thereof ("Dissenting Shares")) will be cancelled and converted into the right to receive cash in the applicable amounts set forth in the LIPA Agreement. In connection with the consummation of the LIPA Transaction, LILCO will transfer to the Holding Company or one or more of its wholly-owned subsidiaries (which may be limited liability companies) all of LILCO's gas assets and operations, non-nuclear generating assets and operations and common plant (as described more fully below, the "Transferred Assets"). Consummation of the LIPA Transaction is subject to various conditions, including approval of the LIPA Agreement by the holders of two-thirds of the voting power of the outstanding shares of LILCO Common Stock and LILCO Preferred Stock, voting together as a single class; by a majority of the voting power of all holders of LILCO Preferred Stock, voting together as a separate class; by a majority of the voting power of the outstanding LILCO Common Stock, voting separately as a class; and by the holders of a majority of the voting power of each series of LILCO Preferred Stock, in each case voting separately as a class, at the LILCO Meeting. Holders of shares of Brooklyn Union Common Stock will not vote on the LIPA Agreement.

  In connection with the proposal to adopt the LIPA Agreement, each outstanding share of LILCO Common Stock is entitled to one vote, each outstanding share of LILCO Preferred Stock having a par value of $100 per share is entitled to one vote and each outstanding share of LILCO Preferred Stock having a par value of $25 per share is entitled to one-quarter (1/4) of a vote. Only holders of LILCO Common Stock and eligible LILCO Preferred Stock of record as of the close of business on the Record Date will be entitled to notice of and to vote in respect of the LIPA Agreement at the LILCO Meeting or any adjournments or postponements thereof. As of June 23, 1997, there were issued and outstanding 121,184,527 shares of LILCO Common Stock and 21,674,000 shares of LILCO Preferred Stock, of which 14,520,000 were shares of Series AA Preferred Stock, 570,000 were shares of Series CC Preferred Stock, 880,000 were shares of Series GG Preferred Stock, 3,464,000 were shares of Series QQ Preferred Stock and 2,240,000 were shares of Series UU Preferred Stock.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of the Holding Company with respect to the issuance of (x) up to approximately 173,048,739 shares of Holding Company Common Stock to be issued to common shareholders of LILCO at the applicable ratio (the "Ratio") of Holding Company Common Stock for each share of LILCO Common Stock and to common shareholders of Brooklyn Union on a one-to-one basis in connection with the Combination (the "Brooklyn Union Ratio") and (y) up to 14,520,000 shares of Holding Company Series AA preferred stock, par value $25 per share ("Holding Company Series AA Preferred Stock") to be issued to holders of Series AA Preferred Stock of LILCO on a one-to-one basis in connection with the LIPA Agreement. The Ratio will be (x) 0.803 shares of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is consummated but the LIPA Transaction is not consummated (the "Original Ratio"), (y) 0.880 shares of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is consummated and the LIPA Transaction is consummated (the "LIPA Ratio") or (z) one share of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is not consummated but the LIPA Transaction is consummated. Holders of LILCO Common Stock will own 66%, 68% or 100%, respectively, of the outstanding Holding Company Common Stock and holders of Brooklyn Union Common Stock will own 34%, 32% and 0%, respectively, of the outstanding Holding Company Common Stock in such events.

  This Joint Proxy Statement/Prospectus also relates to an independent proposal to restructure Brooklyn Union into a holding company structure (the "KeySpan Share Exchange"), in which shares of Brooklyn Union

Common Stock will be exchanged for shares of common stock, par value $0.33 1/3 per share ("KeySpan Common Stock"), of KeySpan Energy Corporation, a New York corporation and a wholly owned subsidiary of Brooklyn Union ("KeySpan"), pursuant to an Amended and Restated Agreement and Plan of Exchange, dated as of June 9, 1997, by and between Brooklyn Union and KeySpan (the "KeySpan Agreement"). The KeySpan Share Exchange is described in detail in the Annex J to this Joint Proxy Statement/Prospectus to be delivered to Brooklyn Union shareholders. Consummation of the KeySpan Share Exchange is subject to various conditions, including the adoption of the KeySpan Agreement by the holders of two-thirds of the voting power of the outstanding shares of Brooklyn Union Common Stock at the Brooklyn Union Meeting.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of KeySpan with respect to issuance of up to approximately 50,364,212 shares of KeySpan Common Stock to be issued to holders of Brooklyn Union Common Stock on a one-to-one basis in connection with the KeySpan Share Exchange.

  Unless otherwise specified, references to the rights and obligations of Brooklyn Union under the Brooklyn Union/LILCO Agreement and the effects of the Combination on the shares of Brooklyn Union Common Stock, respectively, should be interpreted to refer to the rights and obligations of KeySpan under the Brooklyn Union/LILCO Agreement and the effects of the Combination on the shares of KeySpan Common Stock in the event that the KeySpan holding company proposal is approved by Brooklyn Union shareholders and the KeySpan Share Exchange is completed. If the KeySpan Share Exchange is consummated and Brooklyn Union common shareholders receive KeySpan Common Stock, KeySpan common shareholders will receive common shares of the new Holding Company upon consummation of the Combination. The KeySpan Share Exchange is expected to be consummated before the Combination, and neither the KeySpan Share Exchange nor the Combination is conditioned on the other occurring.

  All information contained in this Joint Proxy Statement/Prospectus with respect to LILCO has been provided by LILCO. All information contained in this Joint Proxy Statement/Prospectus with respect to Brooklyn Union or KeySpan has been provided by Brooklyn Union. Neither LILCO nor Brooklyn Union assumes any responsibility for the accuracy or completeness of the information provided by the other party.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Brooklyn Union and LILCO on or about June 30, 1997. A shareholder who has given a proxy may revoke it any time prior to the applicable meeting. See "Meetings, Voting and Proxies."

                     THE BROOKLYN UNION/LILCO COMBINATION

BACKGROUND OF THE COMBINATION

  Over several years, each of Brooklyn Union and LILCO has evaluated the significant changes already made and expected to be made in the regulatory structure and competitive environment of the gas and electric utility businesses. At both the federal and state levels, there have been important changes in the regulation of the utility industry businesses and, especially with respect to the electric utility business, there is the prospect of further dramatic changes. As described more fully below under "Common Reasons for the Combination," LILCO and Brooklyn Union believe that the combination of the companies will provide both companies' shareholders with the opportunity to benefit from the competitive opportunities provided by the rapidly changing circumstances in the energy business while also providing the lower rates and increased competition sought by the companies' regulators and customers.

  As the efforts of the Public Service Commission of the State of New York (the "PSC") to restructure the utility business in New York first began to take shape in the PSC's Competitive Opportunities Proceeding in 1994, Dr. William J. Catacosinos, the Chief Executive Officer of LILCO, and Mr. Robert
B. Catell, the Chief Executive Officer of Brooklyn Union, began exploratory discussions aimed at determining whether a business combination of LILCO and Brooklyn Union could provide a mutually beneficial platform for responding to the changes in regulation and the energy marketplace. Those discussions continued throughout 1994 and 1995.

  On October 13, 1994, LIPA and the New York Power Authority made a joint proposal to acquire the outstanding LILCO Common Stock for a cash purchase price of $21.50 per share. The last closing sales price for LILCO Common Stock on October 13, 1994, which was prior to the receipt of such proposal, was $16 1/2 per share. LILCO advised LIPA on October 24, 1994, that it was prepared to evaluate seriously the $21.50 per share proposal made by LIPA. The proposal was superseded on June 20, 1995, by a proposal from LIPA to acquire all of the outstanding LILCO Common Stock for a cash purchase price of $17.50 per share. On June 30, 1995, LILCO responded by stating that such offer had too many uncertainties and contingencies to warrant further review or discussions at that time. Neither of these offers resulted in negotiations between LIPA and LILCO.

  These offers were made by LIPA pursuant to its governing statute, The Long Island Power Authority Act (the "LIPA Act"), which granted LIPA the statutory power to acquire LILCO's equity or debt securities or assets through a negotiated transaction, by tender offer or through the exercise of LIPA's condemnation powers. The LIPA Act had been enacted in 1986 in response to growing political opposition to LILCO's construction of the Shoreham Nuclear Power Plant ("Shoreham") on Long Island. In 1989, LILCO, LIPA and the State of New York entered into various agreements under which LILCO agreed to transfer its interest in Shoreham to LIPA. Shoreham was subsequently decommissioned and LILCO recorded substantial regulatory assets reflecting the present value of expected electric service rates set to provide for LILCO's financial recovery through the amortization of such regulatory assets, and a return on such regulatory assets, over a forty-year period.

  Brooklyn Union retained the investment banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in January 1995 and the law firm of Wachtell, Lipton, Rosen & Katz in April 1995 in order to assist Brooklyn Union in evaluating the financial and legal implications of a business combination with LILCO, with the potential for involvement of LIPA. LILCO consulted with its legal and financial advisors, Kramer, Levin, Naftalis & Frankel ("Kramer Levin") and Dillon, Read & Co. Inc. ("Dillon Read"), each of which had already been retained in connection with the October 1994 LIPA and the New York Power Authority proposal. On October 24, 1995, LILCO and Brooklyn Union executed a confidentiality agreement to facilitate the exchange of non-public information between the companies.

  Throughout 1995, Dr. Catacosinos, Mr. Catell, representatives of Dillon Read and representatives of Merrill Lynch had several meetings to discuss the basis for a business combination. Representatives of each company met to discuss the possible synergies of any such combination. At various times during 1995 and 1996, representatives of LILCO and Brooklyn Union met to discuss issues associated with combining the two companies, including revisions to managements' synergies estimates and the exchange of non-public information in connection with each company's "due diligence" investigation of the other.

  Meanwhile, Governor-elect George Pataki organized a task force on December 23, 1994, to evaluate the feasibility of a LIPA takeover of LILCO as proposed in October 1994 under then Governor Mario Cuomo. During 1995, the LIPA Act was amended to provide for a governing board of trustees for LIPA of fifteen members, nine appointed by the Governor and three each by the majority leader of the New York State Senate and by the Speaker of the New York State Assembly. In addition, that amendment made LIPA subject to the New York State Public Authorities Control Board (the "PACB"), as a result of which each agreement made by LIPA for the expenditure of more than $1 million requires unanimous approval by the representatives appointed by the Governor, the Senate majority leader and the Speaker of the Assembly. Promptly after such amendment was signed into law on August 2, 1995, the LIPA board of trustees was reconstituted as provided for in the amendment. As a result of such amendment and the report of such task force, LIPA's June 1995 proposal to acquire LILCO for $17.50 per share was not pursued.

  In September 1995, Governor Pataki announced his administration's commitment to formulate a State takeover of LILCO that achieved four objectives: a double-digit reduction in electric rates on Long Island; protection for Long Island property owners against increased property taxes; a plan for long-term competition in the Long Island electric market; and the end of LILCO as Long Island's electric utility. Governor Pataki stated that he would not rule out any action required to accomplish these objectives, including a hostile State takeover or the exercise of LIPA's condemnation powers. On September 29, 1995, LILCO advised LIPA by letter that LILCO would fully cooperate with LIPA on any constructive proposal made by LIPA.

  In September 1995, LIPA retained Bear, Stearns & Co. Inc. ("Bear Stearns") as its financial advisors and in October 1995 retained the law firms of Winthrop Stimson Putnam & Roberts as its corporate counsel and Hawkins Delafield & Wood as its bond counsel and the accounting firm of Price Waterhouse LLP. After an organizational meeting in early October between LIPA and LILCO representatives and their respective outside advisors, LILCO and Bear Stearns executed on October 11, 1995, a confidentiality agreement pursuant to which, as subsequently amended, non-public information was provided by LILCO to specific LIPA officials and LIPA's outside advisors. During the fall of 1995 and thereafter through 1996 and 1997, substantial non-public information was so provided by LILCO. In September 1995, representatives of Brooklyn Union met twice with representatives of LIPA to outline Brooklyn Union's proposal for the acquisition of LILCO's generating and regulatory assets by LIPA and the combination of Brooklyn Union with the electric transmission and distribution system and gas operations of LILCO.

  On September 27, 1995, LIPA issued a written "Request for Information" which solicited indications of interest from qualified parties in connection with a "state-authority facilitated financial restructuring/acquisition of LILCO." According to such Request, LIPA was "intent on acquiring all or part of LILCO's securities and/or assets at the lowest possible price and reserves the right to acquire LILCO equity securities below current trading prices." According to published reports, thirty-one parties formally responded to this Request. On October 19, 1995, Brooklyn Union submitted to LIPA certain additional information supplemental to its presentation at LIPA's September meetings in response to the LIPA Request.

  On December 5, 1995, the Proposal Evaluation Committee of the LIPA Board of Trustees issued a Technical Report which recommended a transaction structure under which LIPA would acquire substantially all of LILCO's assets, sell the generating assets to multiple buyers, sell the gas assets to another buyer and retain a private party to manage for LIPA's benefit the transmission and distribution system so acquired. Although this proposal was never adopted by the LIPA Board of Trustees, and no price was discussed with respect to the proposed purchase of assets, LIPA representatives over the next few months discussed the proposal with LILCO representatives. On February 28, 1996, the LIPA Board of Trustees authorized the commencement of discussions with LILCO and LIPA representatives thereafter began further due diligence with respect to LILCO. During such discussions LILCO representatives identified several features of the proposal that were unacceptable to LILCO:

the acquisition of all of LILCO's operating assets; the breakup of the generating assets; and the constraints that would be placed on LILCO with respect to the reinvestment of proceeds in order to avoid adverse tax consequences.

  On March 7, 1996, Mr. Catell met with the Governor and expressed his support for the Governor's efforts to deal with the LILCO situation but indicated what he perceived to be certain shortcomings in the LIPA proposal.

  In the wake of the release of the Technical Report, LILCO and Brooklyn Union renewed their discussions with respect to a possible business combination. The two chief executive officers met on February 7, March 1 and March 18, 1996, to discuss the structure, pricing and other material terms of a business combination and the potential involvement of LIPA with respect thereto. On April 8, 1996, the two chief executive officers met again, accompanied by the companies' respective investment bankers, to discuss valuation. On May 22, 1996, the chief executive officers, accompanied by their investment bankers and counsel, met to discuss structure, legal issues and synergy savings. Brooklyn Union sought to persuade LILCO to approach LIPA jointly with a proposal along the lines previously submitted by Brooklyn Union to LIPA. LILCO sought to persuade Brooklyn Union to proceed with a Brooklyn Union-LILCO combination agreement. Brooklyn Union and LILCO were unable to reach an agreement on price or structure.

  Discussions continued during the summer of 1996 and a draft combination agreement was prepared by LILCO's outside counsel and delivered to Brooklyn Union on August 15, 1996. Meetings were held between the chief executive officers, accompanied by their investment bankers, on August 6, 7 and 16, 1996, and again, but without investment bankers, on September 3, 1996, but no agreement was reached on either price or corporate governance issues. Negotiations at that point were suspended.

  Meanwhile, discussions between LIPA and LILCO during 1996 were influenced by a variety of developments. Beginning in May 1996, tax counsel for LIPA and tax counsel for LILCO began evaluating an alternative structure which they believed should be more tax efficient. That structure contemplated a possible acquisition by LIPA of LILCO Common Stock immediately following a transfer by LILCO of its gas and generating assets to a new company to be owned by LILCO shareholders. LIPA and LILCO representatives had discussions with the IRS concerning the possibility of obtaining private letter rulings with respect to this alternative transaction and the tax-exempt status of the related LIPA financing. Because of the complexity of the transaction, substantive discussions between the parties were slowed during 1996.

  On February 12, 1996, the PSC issued an order to show cause why LILCO should not be required to implement an immediate reduction in its electric rates for the three year period from 1997 to 2000. On April 17, 1996, that proceeding was expanded to provide for a comprehensive evaluation of LILCO's electric rates. On August 2, 1996, the PSC staff formally recommended a temporary 5.2% decrease in LILCO's electric rates. The PSC ultimately has not taken action in connection with the 1996 proceeding, which is still pending. On June 24, 1996, Moody's Investors Service Inc. announced that it had downgraded its rating of $1.95 billion outstanding principal amount of LILCO's general and refunding bonds from Baa3 to Ba1, citing "intense regulatory scrutiny" of LILCO's electric rates by the PSC and the uncertain course of the negotiations between LIPA and LILCO.

  Another significant development affecting those negotiations was a decision on November 4, 1996, in Phase II of a tax certiorari proceeding brought by LILCO against certain taxing jurisdictions in Suffolk County, Long Island, seeking recovery of property taxes paid by LILCO in respect of Shoreham. During Phase I, LILCO had been awarded $81 million in refunds and interest. The Phase II decision, while subject to appeal by the defendants, ruled in LILCO's favor and could result in an aggregate recovery in excess of $1 billion for LILCO (which amount would be used to reduce electric rates). LILCO perceived this decision as putting greater pressure on LIPA to agree on a transaction with LILCO which would include a settlement of the Shoreham property tax case.

  Finally, various New York State officials and representatives, in discussions with Dr. Catacosinos and Mr. Catell, encouraged LILCO and Brooklyn Union to recommence their negotiations after reports were published in September 1996 disclosing the termination of those negotiations in September 1996. Dr. Catacosinos and Mr. Catell understood from these discussions that the State would view an agreement between LILCO and Brooklyn Union favorably since it would result in rate reductions from the synergies to be realized in a business combination of LILCO and Brooklyn Union.

  Accordingly, discussions between the chief executive officers of LILCO and Brooklyn Union began again on December 4, 1996, and, after meetings (which included the investment bankers) on December 11, 13 and 20, the chief executive officers agreed to pursue the negotiations of a definitive agreement based upon an exchange ratio that would result in LILCO shareholders owning 66%, and Brooklyn Union shareholders owning 34%, of the common equity of the combined entity in the absence of a mutually acceptable transaction with LIPA and 68% and 32%, respectively, if a satisfactory transaction with LIPA were consummated.

  The advisors for both parties met and spoke several times over the next week, discussed the transaction and related documentation, agreed upon the proposed structure for the transaction and negotiated the terms of an Agreement and Plan of Exchange (the "Original Agreement"), the LILCO Stock Option Agreement between LILCO and Brooklyn Union, dated as of December 29, 1996 (the "LILCO Stock Option Agreement") and the Brooklyn Union Stock Option Agreement between Brooklyn Union and LILCO, dated as of December 29, 1996 (the "Brooklyn Union Stock Option Agreement", and, together with the LILCO Stock Option Agreement, the "Stock Option Agreements"), including the conditions to closing, the termination provisions, the break-up fees, the covenants that would govern the operations of LILCO and Brooklyn Union pending the closing and various other matters that would govern the operations of the Holding Company after the closing. The parties also negotiated a provision that contemplated a revision in the exchange ratio if a transaction with LIPA acceptable to each party could be negotiated. On December 24 and December 27, 1996, the chief executive officers met again to negotiate the provisions relating to management succession and the composition of the Holding Company's Board of Directors. Final agreement with respect to such issues was reached on December 28, 1996.

  On December 29, 1996, the LILCO Board of Directors met and received advice from Dillon Read, legal counsel and management. Dillon Read reviewed financial and other information concerning the two companies and the proposed Original Ratio. Dillon Read then delivered its oral opinion to the LILCO Board of Directors that, as of such date and subject to the matters discussed, the proposed Original Ratio of 0.803 shares of Holding Company Common Stock for each share of LILCO Common Stock was fair, from a financial point of view, to the holders of LILCO Common Stock. Counsel outlined in detail the terms and conditions of the Original Agreement and the Stock Option Agreements and described the changes in the proposed definitive documentation from the drafts previously furnished to the LILCO Board of Directors. The LILCO Board of Directors discussed the advice they had received and the potential benefits to the shareholders, customers and employees of LILCO that would result from a combination of LILCO and Brooklyn Union. After such discussion, the LILCO Board of Directors unanimously approved the Original Agreement and the Stock Option Agreements.

  Also on December 29, 1996, the Brooklyn Union Board of Directors met and received advice from Merrill Lynch, legal counsel and management. Merrill Lynch reviewed financial and other information concerning the two companies and the proposed Brooklyn Union Ratio. Merrill Lynch then delivered its oral opinion to the Brooklyn Union Board of Directors to the effect that, as of such date and subject to the matters discussed, the proposed Brooklyn Union Ratio was fair, from a financial point of view, to the holders of Brooklyn Union Common Stock. Counsel outlined in detail the terms and conditions of the Original Agreement and the Stock Option Agreements and described the changes in the proposed definitive documentation from the drafts previously furnished to the Brooklyn Union Board of Directors. The Brooklyn Union Board of Directors discussed the advice they had received and the potential benefits to the shareholders and customers of Brooklyn Union that would result from a combination of LILCO and Brooklyn Union. After such discussion, the Brooklyn Union Board of Directors unanimously approved the Original Agreement and the Stock Option Agreements.

  After these board meetings, the Original Agreement and the Stock Option Agreements were signed. Renewed negotiations with LIPA commenced in January 1997. From that date until March 19, 1997, LIPA, LILCO and Brooklyn Union, through their officers and outside advisors, conducted extensive negotiations. During this period and through May 1997, LIPA and its advisors conducted extensive due diligence investigations of LILCO's financial, legal and business records, including interviews with LILCO personnel. The negotiations focused on a transaction structure in which certain assets of LILCO, including its gas, generating and common plant assets, would be transferred to a new company to be owned by LILCO and Brooklyn Union shareholders immediately prior to a cash merger of LILCO with an acquisition subsidiary to be formed by LIPA, as a result of which LILCO would become a wholly-owned subsidiary of LIPA. The principal issues during the negotiations were the identification of the assets to be distributed by LILCO, the price to be paid by LIPA, the treatment of LILCO's preferred stock and debt, the terms and conditions of a management services agreement, a power supply agreement and other service agreements to be entered into by LILCO with the new company and the rights LIPA would have to acquire the generating facilities and to develop certain real estate parcels for future generating, transmission and distribution facilities. In addition, the negotiations incorporated LIPA's acquisition of LILCO's current rights in the Shoreham property tax and related cases and certain provisions relating to other pending and future property tax cases and the anticipated LIPA settlement of these cases after closing.

  These negotiations culminated in a meeting on March 18, 1997, attended by Dr. Catacosinos, other LILCO officers and representatives of Dillon Read, the then current Chairman of LIPA, other LIPA officials and representatives of Bear Stearns, and Mr. Catell and representatives of Merrill Lynch. At that meeting, the final pricing terms for the acquisition by LIPA of LILCO were agreed to and substantially final terms for the management services and related agreements were agreed to immediately thereafter. These agreements were documented in a non-binding Agreement in Principle, dated as of March 19, 1997, among LIPA, LILCO and Brooklyn Union.

  The parties and their respective outside advisors then prepared and negotiated the definitive legal documentation contemplated by the Agreement in Principle. The resulting drafts were submitted, unsigned, on April 30, 1997, to the staff of the PACB to permit them to begin their evaluation of the proposed transaction. The parties held further negotiations with respect to the definitive legal documentation during May and June. During this period LIPA conducted a series of public hearings at which the contents of the April 30th drafts were discussed. On June 16, 1997, the LIPA Board of Trustees authorized the execution by LIPA of the then current drafts of the definitive legal documentation. As a result of subsequent negotiations among the parties, certain technical changes were made to such drafts. In accordance with the resolution adopted by the LIPA Board of Trustees at their June 16th meeting, the changes negotiated after June 16 remain subject to ratification by the LIPA Board of Trustees.

  On June 26, 1997, Merrill Lynch delivered its written opinion to the Brooklyn Union Board of Directors to the effect that, as of such date and subject to the matters described therein, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock. Having discussed at a number of meetings the benefits that would result from the consummation of the LIPA Transaction and having received advice from Merrill Lynch, legal counsel and management, and having received drafts and detailed descriptions of the Brooklyn Union/LILCO Agreement, the Amended Stock Option Agreements (as defined below) and the LIPA Agreement, the Brooklyn Union Board of Directors executed a unanimous written consent dated June 26, 1997 approving the Brooklyn Union/LILCO Agreement and the Amended Stock Option Agreements.

  On June 26, 1997, LILCO and Brooklyn Union executed and delivered the Brooklyn Union/LILCO Agreement, pursuant to which Brooklyn Union consented to the execution by LILCO of the LIPA Agreement. LILCO and Brooklyn Union on June 26, 1997, also executed an Amended and Restated Brooklyn Union Stock Option Agreement and an Amended and Restated LILCO Stock Option Agreement (collectively, the "Amended Stock Option Agreements"). As of June 26, 1997, LIPA and LILCO executed the LIPA Agreement.

COMMON REASONS FOR THE COMBINATION

  Brooklyn Union and LILCO believe that the combined company, its shareholders and its customers can benefit significantly from the strategic benefits which they expect to result from the Combination, which include the following:

  . Customers of Brooklyn Union and LILCO should realize lower rates as a result of the substantial synergy savings anticipated to be realized through the combination of the companies' operations and, if the LIPA Transaction is consummated, electric customers should realize substantially lower rates as a result of LIPA's exemption from payment of federal income tax and its refinancing of LILCO's debt with tax-exempt financing.

  . The greater financial and operational resources available to the combined company should create a stronger competitor in the continuing development of a competitive energy marketplace.

  . Shareholders of both companies will have the opportunity to participate in the upside potential of the convergence of gas and electric companies within the energy industry. The combined company is expected to create a platform to market, trade and arrange physical delivery of energy products and related services on a large scale to major market areas.

  . By combining the businesses of Brooklyn Union and LILCO as separate subsidiaries owned by a holding company, the combined company should benefit from greater flexibility in conducting and financing non-regulated operations than is currently available to either Brooklyn Union or LILCO. The combined company should also have greater flexibility to invest in new lines of business than is currently available to either Brooklyn Union or LILCO. With greater flexibility to raise and commit capital to unregulated operations in the energy business, the combined company will be better positioned to take advantage of the market opportunities presented in the increasingly competitive energy industry.

  Brooklyn Union and LILCO believe that these strategic benefits will be further enhanced through consummation of the LIPA Transaction. The estimated net proceeds of approximately $1.7 billion will provide the Holding Company with substantial financial resources which Brooklyn Union and LILCO anticipate will be used in part to make acquisitions that will complement the operations of the Holding Company. Particularly in light of the significant proposed restructurings and acquisitions announced by existing utilities, the Holding Company should be well positioned financially to take advantage of the increased opportunities which are likely to be presented over the next several years to expand its business. No determination with respect to such acquisition opportunities has yet been made by either Brooklyn Union or LILCO.

RECOMMENDATION OF THE BROOKLYN UNION BOARD OF DIRECTORS

  The Brooklyn Union Board believes that the terms of the Combination are fair to, and in the best interests of, Brooklyn Union and its shareholders. Accordingly, the Brooklyn Union Board, has unanimously adopted the Brooklyn Union/LILCO Agreement, and unanimously recommends its adoption by the Brooklyn Union shareholders. The Brooklyn Union Board believes that the Combination represent a significant strategic opportunity for Brooklyn Union. The Brooklyn Union Board also believes that the Long Island market presents excellent opportunities for growth of the gas business and the provision of other energy related services. This market is particularly attractive because there is an extremely low penetration of gas as a percentage of the total energy usage in that region.

  The terms of the Brooklyn Union/LILCO Agreement, including the Ratios, were the result of arm's-length negotiations between Brooklyn Union and LILCO. In fixing the Ratios in the negotiation process, Brooklyn Union management relied to a large extent on certain of the financial analyses of Merrill Lynch summarized below under "Opinion of Brooklyn Union's Financial Advisor." Although Merrill Lynch neither made any recommendations nor expressed any opinion to Brooklyn Union management or the Brooklyn Union Board during such negotiations regarding the Ratios, Merrill Lynch subsequently delivered its written opinion to the

Brooklyn Union Board referred to in clause (vii) of the following paragraph. The Brooklyn Union Board consulted with its financial advisor and legal advisors and management of Brooklyn Union. After careful review and consideration, the Brooklyn Union Board determined that the Combination is a desirable transaction from the standpoint of the Brooklyn Union common shareholders.

  In reaching its decision to approve the Brooklyn Union/LILCO Agreement, and in addition to the factors described above, the Brooklyn Union Board considered the following factors: (i) the current and historical market prices of the Brooklyn Union Common Stock and the LILCO Common Stock (including the fact that from December 1993 to December 1996, the ratio of the closing price of LILCO Common Stock to the closing price of Brooklyn Union Common Stock has ranged between 0.542 to 0.942, and the closing prices of Brooklyn Union Common Stock and LILCO Common Stock on December 26, 1996 were $30.625 and $19.125, respectively); (ii) information concerning the financial performance, condition, business operations and prospects of each of Brooklyn Union and LILCO; (iii) the effects of the Combination on Brooklyn Union's shareholders, including the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (iv) the expected federal income tax treatment of the Combination as a tax-free reorganization to Brooklyn Union shareholders (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (v) the immediate reduction in gas and electric rates to reflect anticipated synergy savings, as contemplated by Brooklyn Union and LILCO, and the belief that customers will benefit from a broader range of innovative energy products and services; (vi) the terms of the Brooklyn Union/LILCO Agreement, which provide for balanced representations and warranties, conditions to closing and rights to termination; and (vii) the opinion of Brooklyn Union's financial advisor, Merrill Lynch, to the effect that, as of the date hereof and based upon the assumptions made, matters considered and limits of review in connection with such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock, and if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. In determining that the Combination is fair to Brooklyn Union's shareholders, the Brooklyn Union Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Brooklyn Union Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward. Because Brooklyn Union's shareholders collectively would own approximately 34% (or 32% if the LIPA Transaction is consummated) of the combined entity based upon the capitalization of the companies as of December 29, 1996, the date of the Original Agreement, the prospects of such entity were an important factor to the Brooklyn Union Board in determining whether to approve the transaction.

  THE BROOKLYN UNION BOARD, BY A UNANIMOUS VOTE, HAS ADOPTED THE BROOKLYN UNION/LILCO AGREEMENT, BELIEVES THAT THE TERMS OF THE COMBINATION ARE FAIR TO BROOKLYN UNION'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BROOKLYN UNION VOTE TO ADOPT THE BROOKLYN UNION/LILCO AGREEMENT.

  In considering the recommendation of the Brooklyn Union Board with respect to the Brooklyn Union/LILCO Agreement, shareholders should be aware that certain members of Brooklyn Union's management and the Brooklyn Union Board have certain interests in the Combination that are different from, or in addition to, the interests of shareholders of Brooklyn Union generally and that could potentially represent conflicts of interest. The Brooklyn Union Board was aware of these interests and considered them, among other matters, in adopting the Brooklyn Union/LILCO Agreement. See "The Brooklyn Union/LILCO Combination--Potential Conflicts of Interests of Certain Persons in the Combination." For the recommendation of the LILCO Board, see "Selected Information Concerning LILCO--Recommendation of the LILCO Board."

OPINION OF BROOKLYN UNION'S FINANCIAL ADVISOR

  On December 29, 1996, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in a written opinion dated as of such date, to the Brooklyn Union Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. In connection with the approval by the Brooklyn Union Board of the Brooklyn Union/LILCO Agreement, Merrill Lynch delivered its opinion to the Brooklyn Union Board on June 26, 1997 to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock. In addition, Merrill Lynch delivered its written opinion to the Brooklyn Union Board dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock, and if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of the date of this Joint Proxy Statement/Prospectus.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BROOKLYN UNION SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE BROOKLYN UNION RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BROOKLYN UNION SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BROOKLYN UNION MEETING. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed Brooklyn Union's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended September 30, 1996 and Brooklyn Union's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1996 and March 31, 1997; (ii) reviewed LILCO's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and LILCO's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Brooklyn Union and LILCO, furnished to Merrill Lynch by Brooklyn Union and LILCO; (iv) conducted discussions with members of senior management of Brooklyn Union and LILCO concerning their respective businesses, regulatory environments, prospects and strategic objectives; (v) reviewed the historical market prices and trading activity for Brooklyn Union Common Stock and LILCO Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Brooklyn Union and LILCO, respectively; (vi) compared the results of operations of Brooklyn Union and LILCO with that of certain companies which Merrill Lynch deemed to be reasonably similar to Brooklyn Union and LILCO, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Brooklyn Union/LILCO Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) considered the potential pro forma effect of the Combination, including on Brooklyn Union's capitalization ratios and earnings, dividends and book value per share; (ix) reviewed the Brooklyn

Union/LILCO Agreement; (x) reviewed the LIPA Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed with the consent of the Brooklyn Union Board that the LIPA Transaction, if consummated, would be consummated on the terms contained in the LIPA Agreement. In preparing the Merrill Lynch Opinion, Merrill Lynch also assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it or publicly available or discussed with or reviewed by or for it, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Brooklyn Union or LILCO. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of Brooklyn Union or LILCO. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by Brooklyn Union and LILCO, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgments of Brooklyn Union's or LILCO's management as to the expected future financial performance of Brooklyn Union or LILCO, as the case may be, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. In that regard, LILCO's financial forecasts for the case in which LILCO retains ownership of its electric transmission and distribution system, substantially all of its electric regulatory assets and certain other interests and the LIPA Transaction is not consummated, assumed, among other things (i) that LILCO will be subject to no reduction in electric rates for the five-year period ending December 31, 2002, (ii) that LILCO will fully recover in its current and future electric rates all of its costs referred to in the Notes to Financial Statements of LILCO for the year ended December 31, 1996, associated with the transfer of the Shoreham Nuclear Power Station to LIPA and decommissioning thereof, on terms no less favorable to LILCO than the terms currently in effect, and (iii) that there will be no adverse changes to LILCO in general competitive conditions for the transmission and sale of electricity in the areas serviced by LILCO through the construction of new transmission lines to Long Island or otherwise. Merrill Lynch assumed that the Combination will be accounted for as a pooling of interests in the case where the LIPA Transaction is not consummated and that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the Combination and the LIPA Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Combination or the LIPA Transaction. The Merrill Lynch Opinion was addressed to the Brooklyn Union Board and does not constitute a recommendation to any shareholders as to how such shareholders should vote on the proposed Combination.

  In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch was not authorized by Brooklyn Union or the Brooklyn Union Board to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of Brooklyn Union. In addition, Merrill Lynch expressed no opinion as to what the value of the Holding Company Common Stock actually will be when issued to the holders of shares of the Brooklyn Union Common Stock upon consummation of the Combination or what the value of the Brooklyn Union Common Stock or LILCO Common Stock will be between the date of such opinion and the consummation of the Combination. No other limitations were imposed by Brooklyn Union on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion delivered to the Brooklyn Union Board on December 29, 1996.

  TRADING RATIO ANALYSIS. Merrill Lynch reviewed the performance of the daily closing prices per share of LILCO Common Stock and Brooklyn Union Common Stock in relation to each other for the three-year period ended on December 19, 1996. Merrill Lynch also reviewed the historical ratios of such daily closing prices per share of LILCO Common Stock to those of Brooklyn Union Common Stock (the "Historical Trading Ratios") for the period from December 19, 1993 through December 19, 1996, and the mean of such Historical Trading

Ratios for the one-year, two-year and three-year periods ended on December 19, 1996, and compared such Historical Trading Ratios to the Original Ratio of
0.803 and the LIPA Ratio of 0.880. This analysis showed that during the three-year period ended on December 19, 1996, the maximum Historical Trading Ratio was 0.942, the minimum Historical Trading Ratio was 0.542, and the mean Historical Trading Ratios for the one-year, two-year and three-year periods ended on December 19, 1996 were 0.635, 0.657 and 0.705, respectively.

  COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Brooklyn Union and LILCO, respectively, with the corresponding financial and operating information and ratios for separate groups of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to Brooklyn Union and LILCO, respectively. The companies included in the Brooklyn Union comparable company analyses were:
AGL Resources, Inc., Laclede Gas Company, National Fuel Gas Company, New Jersey Resources Corporation, Peoples Energy Corporation and Washington Gas Light Company, (collectively, the "Brooklyn Union Comparables"). The companies included in the LILCO analyses were: Boston Edison Company, Consolidated Edison Company of New York, Inc., New York State Electric & Gas Corporation and Public Service Enterprise Group Incorporated (collectively, the "LILCO Comparables").

  Merrill Lynch derived an estimated valuation range for Brooklyn Union by comparing: (i) current trading value to estimated 1997 earnings per share for the Brooklyn Union Comparables, which estimates were obtained from Institutional Brokers Estimate System and ranged from 13.0x to 15.0x, compared to a multiple of 14.4x for Brooklyn Union Common Stock based upon estimates from Institutional Brokers Estimate System; (ii) current trading value to book value for the Brooklyn Union Comparables, which ranged from 1.50x to 2.00x, compared to a multiple of 1.69x for Brooklyn Union Common Stock; and (iii) the dividend yield ratio for the Brooklyn Union Comparables, which ranged from 4.0% to 6.0%, compared to the dividend yield ratio of 4.6% for Brooklyn Union Common Stock.

  Merrill Lynch derived an estimated valuation range for LILCO by comparing:
(i) current trading value to estimated 1997 earnings per share for the LILCO Comparables, which estimates were obtained from Institutional Brokers Estimate System, which ranged from 8.0x to 10.5x, compared to a multiple of 8.8x for LILCO Common Stock based upon estimates obtained from Institutional Brokers Estimate System; (ii) current trading value to book value for the LILCO Comparables, which ranged from 0.80x to 1.20x, compared to a multiple of 0.91x for LILCO Common Stock; and (iii) the dividend yield ratio for the LILCO Comparables, which ranged from 7% to 9%, compared to the dividend yield ratio of 9.3% for LILCO Common Stock.

  Based upon the estimated valuation ranges of Brooklyn Union and LILCO in such analyses, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.461 to 1.052, compared to the Original Ratio of 0.803.

  No public company utilized as a comparison in the analyses described above is identical to Brooklyn Union or LILCO. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  MERGER TRANSACTION ANALYSIS. Using publicly available information, Merrill Lynch reviewed twelve transactions announced between June 28, 1994 and October 14, 1996, involving the merger of selected electric utility companies (the "Electric Merger Transactions"), and four transactions announced between October 18, 1995 and October 14, 1996, involving the merger of gas distribution companies (the "Gas Merger Transactions"). The Electric Merger Transactions and the date each transaction was announced were as follows:
Enova Corporation/Pacific Enterprises Inc. (October 1996), Centerior Energy Corporation/Ohio Edison Company (September 1996), Atlantic Energy, Inc./Delmarva Power & Light Company (August 1996), Portland
General Corporation/Enron Corp. (July 1996), UtiliCorp United Inc./Kansas City Power & Light Company (January 1996), IES Industries Inc./Interstate Power Company/WPL Holdings, Inc. (November 1995), Potomac

Electric Power Company/Baltimore Gas and Electric Company (September 1995), Southwestern Public Service Company/Public Service Company of Colorado (August
1995), CIPSCO Incorporated/Union Electric Company (August 1995), Northern States Power Company/Wisconsin Energy Corporation (May 1995), Iowa-Illinois Gas and Electric Company/Midwest Resources Inc. (July 1994) and Sierra Pacific Resources/Washington Water Power Company (June 1994). The Gas Merger Transactions and the date each transaction was announced were as follows:
Pacific Enterprises/Enova Corporation (October 1996), United Cities Gas Company/Atmos Energy Corporation (July 1996), NorAm Energy Corp./Houston Industries Incorporated (August 1996) and Washington Energy Company Inc./Puget Sound Power & Light Company (October 1995).

  Merrill Lynch derived an estimated valuation range for Brooklyn Union by comparing the offer value (defined as the equity value determined using market prices prior to the announcement date) in each of the Gas Merger Transactions as a multiple of (i) net income of the acquired company for the latest twelve months, which ranged from 18.0x to 22.0x, and (ii) book value of the acquired company, which ranged from 1.75x to 2.25x. Merrill Lynch also derived an estimated valuation range for LILCO by comparing the offer value in each of the Electric Merger Transactions as a multiple of (i) latest twelve month earnings per share of the acquired company, which ranged from 9.0x to 13.0x, and (ii) book value of the acquired company, which ranged from 1.00x to 1.50x.

  Based upon the estimated valuations of Brooklyn Union and LILCO in such analyses, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.451 to 0.988, compared to the Original Ratio of 0.803.

  None of the business combinations utilized as a comparison in the analyses described above is identical to the proposed Combination. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch derived estimated valuation ranges for Brooklyn Union and LILCO by performing discounted cash flow ("DCF") analyses.

  In the case of Brooklyn Union, the DCF was calculated assuming discount rates ranging from 8.0% to 9.0%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for years 1998 to 2002 estimated by Brooklyn Union, and (ii) the year 2002 terminal value based upon
(a) a range of multiples from 12.0x to 15.0x of projected year 2002 net income, and (b) a range of multiples from 1.60x to 2.00x of projected year 2002 book value. In the case of LILCO, the DCF was calculated assuming discount rates ranging from 7.75% to 8.75%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for years 1998 to 2002 estimated by LILCO, and (ii) the year 2002 terminal value based upon (a) a range of multiples from 8.5x to 10.5x of projected year 2002 net income, and (b) a range of multiples from 0.80x to 1.20x of projected year 2002 book value.

  Based upon the estimated valuation ranges of Brooklyn Union and LILCO set forth above, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.553 to 0.924, compared to the Original Ratio of 0.803.

  CONTRIBUTION ANALYSIS. Merrill Lynch calculated the contribution of each of Brooklyn Union and LILCO to the pro forma combined company with respect to (i) earnings per common share, (ii) dividends per common share and (iii) book value per common share, in each case for the fiscal years 1993 through 1995 ("Historical Period"), and for the fiscal years 1996 through 2000 (the "Projected Period"), for Brooklyn Union using reported results for fiscal year 1996 and certain projections provided by the management of Brooklyn Union, and for LILCO using certain projections for fiscal years 1996 and 1997 obtained from First Call Corporation and for fiscal years 1998 through 2000 provided by LILCO management. The analysis of earnings per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common

Stock ranging from 1.283x to 1.105x during the Historical Period, and 1.108x to .932x for the Projected Period. The analysis of dividend per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.333x to 1.281x for the Historical Period, and 1.254x to 1.156x for the Projected Period. The analysis of book value per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.278x to 1.210x for the Historical Period, and 1.177x to 1.110x for the Projected Period.

  Based upon the estimated implied ratios in such analyses, Merrill Lynch calculated implied exchange ratios of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.105 to 1.333 during the Historical Period, and 0.932 to 1.254 for the Projected Period, compared to the Original Ratio of 0.803.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in connection with the preparation of the opinion of Merrill Lynch dated as of June 26, 1997.

  CONTRIBUTION ANALYSIS. Merrill Lynch calculated the contribution of each of Brooklyn Union and LILCO to the pro forma combined company assuming that the LIPA Transaction is consummated based upon valuations (i) for Brooklyn Union using estimated 1997 earnings and multiples ranging from 13.0x to 14.0x, (ii) for LILCO's gas distribution business using estimated 1997 earnings and multiples ranging from 13.0x to 14.0x, (iii) for LILCO's electric generation business using LILCO's generating capacity and multiples ranging from $200 to $250 per kilowatt capacity, (iv) for LILCO's management contract with LIPA based upon the present value of the fees and other payments projected by LILCO's management to be received by LILCO during the term of the contract, and (v) the hypothetical cash proceeds to the combined company (net of estimated transaction-related expenses and liabilities but including the present value of certain tax-related benefits) of approximately $1.96 billion. This analysis showed that Brooklyn Union shareholders would contribute approximately 30% of the total aggregate value of the combined company and would own approximately 32% of the combined company on a pro forma basis.

  IMPLIED ACQUISITION VALUATION ANALYSIS. Merrill Lynch derived an estimated range of implied multiples for LILCO's electric generation business by subtracting from the aggregate equity valuation of the Brooklyn Union Common Stock to be exchanged in the Combination (using the LIPA Ratio of 0.880 and an assumed price per share of Brooklyn Union Common Stock of $29.00) (i) the hypothetical cash proceeds to the combined company (net of estimated transaction-related expenses and liabilities but including the present value of certain tax-related benefits) of approximately $1.96 billion, (ii) the present value of the fees and other payments projected by LILCO's management to be received by LILCO under LILCO's management contract with LIPA during the term of such contract, and (iii) multiples for LILCO's gas distribution business ranging from 14.0x to 16.0x estimated 1997 net income provided by LILCO. This analysis yielded implied multiples of net income for LILCO's electric generation business ranging from 2.2x to 5.5x.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Brooklyn Union's or LILCO's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The Brooklyn Union Board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the Combination and because it is familiar with Brooklyn Union and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  Pursuant to a letter agreement dated January 1, 1995, as amended as of October 12, 1995 and as of March 14, 1997, Brooklyn Union has agreed to pay Merrill Lynch (i) a fee of $1,000,000 on March 14, 1997 against which certain retainer fees were credited, (ii) an additional fee of $1,500,000 upon approval of the Combination by holders of the Brooklyn Union Common Stock,
(iii) an additional fee of $9,000,000 upon closing of the Combination, and
(iv) upon receipt by Brooklyn Union of any break-up or topping fee or reimbursement of expenses in the event the Combination is not consummated, an additional fee in the amount of ten percent (10%) of an amount equal to any break-up or topping fee received by Brooklyn Union plus any expense reimbursement received by Brooklyn Union, less out-of-pocket expenses paid by Brooklyn Union to third parties in connection with the Combination, provided that any additional fee paid pursuant to clauses (i) or (ii) above shall be credited against the fees payable pursuant to clauses (iii) or (iv) above. In addition, Brooklyn Union has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Brooklyn Union has also agreed that Merrill Lynch and/or any of its affiliates may underwrite or place any securities of any entity, including, without limitation, LIPA, issued in connection with or as a result of the LIPA Transaction.

  Merrill Lynch has, in the past, provided financial advisory and financing services to Brooklyn Union and financing services to LILCO and has received fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Brooklyn Union or LILCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. For the opinion of LILCO's financial advisor, see "Selected Information Concerning LILCO--Opinion of LILCO's Financial Advisor."

POTENTIAL CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE COMBINATION AND THE
 LIPA TRANSACTION

  In considering the recommendations of the Brooklyn Union Board of Directors and the LILCO Board of Directors with respect to the Brooklyn Union/LILCO Agreement and the recommendation of the LILCO Board of Directors with respect to the LIPA Agreement, Brooklyn Union and LILCO shareholders should be aware that certain officers and directors of Brooklyn Union and LILCO (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Brooklyn Union and LILCO shareholders generally. See "Selected Information Concerning Brooklyn Union--Potential Conflicts of Interests of Certain Persons in the Combination and the LIPA Transaction," and "--Selected Information Concerning LILCO--Potential Conflicts of Interest of Certain Persons in the Combination and the LIPA Transaction."

  The Holding Company is required by the Brooklyn Union/LILCO Agreement to provide indemnification and liability insurance arrangements for directors and officers of Brooklyn Union and LILCO. See "The Agreement and Plan of Exchange and Merger--Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND MANAGEMENT OF THE HOLDING COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION

  BOARD OF DIRECTORS. The Brooklyn Union/LILCO Agreement provides that upon consummation of the Combination, the number of directors comprising the full Board of Directors of the Holding Company will be 15 persons, six of whom will have been designated by Brooklyn Union, six of whom will have been designated by

LILCO and three of whom will have been designated by a committee consisting of two current directors of Brooklyn Union and two current directors of LILCO. In the event that the Merger is not consummated, the Board of Directors of the Holding Company will consist of the Directors of LILCO serving immediately before the closing of the LIPA Transaction.

  OFFICERS. Under the Brooklyn Union/LILCO Agreement, Dr. Catacosinos, who currently serves as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of LILCO, will serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing upon consummation of the Combination. In addition, Mr. Catell, who currently serves as Chairman and Chief Executive Officer of Brooklyn Union will serve as President and Chief Operating Officer of the Holding Company commencing upon consummation of the Combination.

  The Brooklyn Union/LILCO Agreement also provides that at the first anniversary of the consummation of the Combination, Dr. Catacosinos will cease to be the Chief Executive Officer but will continue to be Chairman of the Board and Chairman of the Executive Committee of the Holding Company and will become a consultant to the Holding Company, and Mr. Catell will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company. The arrangements to cause such elections to take place at the first anniversary of the consummation of the Combination may be altered only by a vote of two-thirds of the entire Board of Directors of the Holding Company.

  In the event that the Merger is not consummated, the provision described in the preceding paragraph will not take effect and Dr. Catacosinos will continue to serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company.

FEDERAL INCOME TAX CONSIDERATIONS

 TAX RULINGS REQUESTED FOR LIPA TRANSACTION

  The parties intend to seek rulings from the IRS substantially to the following effect:

  (1) that except for any gain on LILCO's transfer of the Transferred Assets, LILCO will not recognize gain pursuant to Section 337(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or any other Code provision (a) upon LIPA's purchase of LILCO Common Stock and the amendment of LILCO's articles of incorporation (to qualify as a Section 115 entity), or (b) by reason of LILCO's subsequent exclusion of income under Section 115 of the Code;

  (2) that the LIPA Agreement constitutes a "binding agreement" for purposes of certain proposed regulations under Section 337(d) of the Code, so that the issuance of the proposed regulations as final regulations before or after consummation of the LIPA Transaction would not affect LILCO's nonrecognition of gain as confirmed by the preceding Section 337(d) ruling;

  (3) that the income of LILCO following the LIPA Transaction, including any income received from rate-payers that is attributable to the Regulatory Assets, will be derived from its activity as a public utility and will accrue to a political subdivision of New York State within the meaning of Section 115(l) and therefore will be excluded from gross income under Section 115(l) while the stock of LILCO is wholly owned by LIPA; and

  (4) that the interest paid on indebtedness issued by LIPA to finance the LIPA Transaction and to refinance certain LILCO indebtedness will qualify for exclusion from gross income under Section 103 of the Code.

  The receipt of favorable IRS rulings is a condition to the obligations of the parties to consummate the LIPA Transaction under the LIPA Agreement. No assurance can be given that the IRS will issue any or all of the required rulings.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following sets forth the opinion of Wachtell, Lipton, Rosen & Katz as to the material federal income tax consequences of the Merger to Brooklyn Union and its shareholders.The following also sets forth the opinion of Hunton & Williams as to the material federal income tax consequences of the Share Exchange and the LIPA Transaction to LILCO and its shareholders.

  The following discussion is based on the Code, the regulations thereunder, administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could change the tax consequences described below. This discussion does not address all aspects of federal income taxation that may be important to any specific shareholder in light of such shareholder's particular circumstances. Nor does it address aspects that may be important to shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or shareholders who acquired their Brooklyn Union Common Stock, LILCO Common Stock or LILCO Preferred Stock pursuant to the exercise of options or otherwise as compensation.

  This discussion assumes that LILCO and Brooklyn Union shareholders hold their respective shares of stock as capital assets within the meaning of
Section 1221 of the Code. Accordingly, gain or loss recognized by shareholders as described below generally will be capital gain or loss. It will be long-term gain or loss for stock held more than one year at the effective time of the transaction resulting in the gain or loss.

  If the KeySpan Share Exchange is consummated prior to the Merger, then all references contained in this discussion of Material Federal Income Tax Consequences (i) to Brooklyn Union Common Stock and the holders thereof shall refer to KeySpan Common Stock and the holders thereof and (ii) to Brooklyn Union shall refer to KeySpan.

 TAX CONSEQUENCES--OVERVIEW

  The material federal income tax consequences of the LIPA Transaction and the Combination depend in part on whether each transaction occurs and the order in which the transactions occur. Specifically, the material federal income tax consequences depend on whether (i) the LIPA Transaction and the Combination occur concurrently (or the LIPA Transaction precedes the Combination), (ii) only the LIPA Transaction occurs, (iii) the Combination occurs when the LIPA Agreement has not been terminated or consummated, or (iv) the Combination occurs after the LIPA Agreement is terminated. The material federal income tax consequences of each of these possible alternatives is discussed below.

  The following table is provided as a guide to the discussion of the material federal income tax consequences of the proposed transactions and is qualified in its entirety by that discussion.

                                EFFECT ON LILCO
                               COMMON & PREFERRED
               TRANSACTION      SHAREHOLDERS WHO  EFFECT ON BU SHAREHOLDERS    EFFECT ON
SITUATION      DESCRIPTION       DO NOT DISSENT      WHO DO NOT DISSENT          LILCO
---------  ------------------- ------------------ ------------------------- ---------------
I          LIPA Transaction    Taxable--           Not taxable (other       Taxable gain on
           occurs with or      Possible (S)1033    than tax on possible     transfer of
           prior to            Deferral            dividend income equal    Transferred
           Combination                             to New York City real    Assets
                                                   property transfer tax
                                                   that may otherwise be
                                                   payable by a
                                                   shareholder)
II         LIPA Transaction    Same as I.          Not applicable           Same as I.
           only
III-A      Combination after   Common: Same as     Same as I.               Not taxable: No
           which LIPA          I. Preferred:                                asset transfer
           Transaction         Not taxable
           terminated
III-B      Combination         Same as I.          Same as I.               Same as I.
           followed by LIPA
           Transaction:
           Treated as
           independent
III-C      Combination         Same as I.          Same as I.               Same as I.
           followed by LIPA
           Transaction: Not
           treated as
           independent
IV         Combination occurs  Not taxable         Same as I.               Not taxable: No
           after LIPA                                                       asset transfer
           Transaction
           terminated

I. IF THE LIPA TRANSACTION OCCURS CONCURRENTLY WITH, OR PRECEDES, THE
COMBINATION

  TAX IMPLICATIONS TO LILCO. LILCO's transfer of the Transferred Assets to the Holding Company and/or the Holding Company subsidiaries that receive the Transferred Assets (the "Transferee Subsidiaries") in exchange for Holding Company Common Stock and Holding Company Preferred Stock in the LIPA Transaction should be a taxable transaction for LILCO.

  TAX IMPLICATIONS TO THE HOLDING COMPANY. The Holding Company will not recognize gain or loss upon its issuance of Holding Company Common Stock and Holding Company Preferred Stock to LILCO in exchange for the Transferred Assets. The Holding Company's aggregate basis in the Transferred Assets should equal the fair market value of the Transferred Assets at the time of the exchange. In addition, the Holding Company will not recognize gain or loss upon its issuance of Holding Company Common Stock to holders of LILCO Common Stock (through their agent) in exchange for the cash they received (through their agent) from LIPA in the LIPA Merger. See "The LIPA Transaction-- Agreement and Plan of Merger" for a description of the LIPA Transaction.

  TAX IMPLICATIONS TO HOLDERS OF LILCO COMMON STOCK. Although not free from doubt, and subject to the possible application of Section 1033 of the Code as discussed below, the LIPA Transaction should be treated as a taxable disposition of LILCO Common Stock by the holders in exchange for cash received (through their agent) from LIPA and Holding Company Common Stock received from LILCO. The holders of LILCO Common Stock should realize gain or loss equal to the difference between (i) the sum of the cash and the fair market value of such Holding Company Common Stock received and (ii) the holders' respective tax basis in their LILCO Common Stock. Subject to the possible application of
Section 1033 of the Code, a shareholder's basis in (i)

Holding Company Common Stock received from Holding Company will equal the cash paid therefor and (ii) Holding Company Common Stock received from LILCO will equal such stock's fair market value at the effective time of the LIPA Transaction.

  Holders of LILCO Common Stock may be able to defer their recognition of such gain (but not loss) pursuant to Section 1033 of the Code. Section 1033 generally provides that if a taxpayer transfers property under a threat of condemnation and receives in exchange property that is "similar or related in service or use" to the transferred property ("replacement property"), then the taxpayer will not recognize gain on the transfer. Section 1033 further provides that if the taxpayer receives money or other property, then the taxpayer may elect to defer recognizing gain by purchasing replacement property within two years after the close of the tax year in which the taxpayer first realizes gain from the transfer. LILCO's management believes that the LIPA Transaction is occurring under threat of condemnation.

  The nonrecognition provisions of Section 1033 of the Code may apply to the shareholders' disposition of LILCO Common Stock. If Section 1033 is applicable, Holding Company Common Stock might qualify as replacement property for LILCO Common Stock. In that event, holders of LILCO Common Stock may not be required to recognize gain with respect to their receipt (or their agent's receipt) of Holding Company Common Stock from LILCO. In addition, holders of LILCO Common Stock that elect to do so may not be required to recognize gain with respect to their agent's receipt of cash from LIPA, because of the reinvestment of such cash in Holding Company Common Stock.

  If Section 1033 applies, then a shareholder will be required to make an election to avoid recognition of gain with respect to the receipt of cash, and may be required to make an election with respect to the receipt of Holding Company Common Stock. If a shareholder avoids recognizing gain in the LIPA Transaction pursuant to Section 1033, the shareholder's tax basis in the replacement property (Holding Company Common Stock) generally will equal the shareholder's cost basis for such replacement property decreased by the amount of gain not recognized pursuant to Section 1033. Consequently, the shareholder's aggregate tax basis in its Holding Company Common Stock generally should be the same as the shareholder's aggregate tax basis in LILCO Common Stock, less the amount of cash received in lieu of a fractional share.

  There is no precedent involving the applicability of Section 1033 to a transaction similar to the LIPA Transaction. Accordingly, counsel expresses no opinion regarding the potential application of Section 1033 to holders of LILCO Common Stock.

  THE POSSIBLE APPLICATION OF SECTION 1033 TO THE LIPA TRANSACTION IS UNCERTAIN. EACH HOLDER OF LILCO COMMON STOCK IS ENCOURAGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE, AMONG OTHER ISSUES, (I) WHETHER
SECTION 1033 APPLIES TO SUCH SHAREHOLDER, (II) WHAT PROPERTY QUALIFIES AS REPLACEMENT PROPERTY, (III) WHETHER, AND IN WHAT MANNER, THE SHAREHOLDER MUST MAKE AN ELECTION TO AVOID RECOGNIZING GAIN, AND (IV) THE AMOUNT OF ANY REQUIRED ADJUSTMENT TO THE SHAREHOLDER'S BASIS IN REPLACEMENT PROPERTY.

  Holders of LILCO Common Stock who exercise dissenters' rights with respect to the LIPA Transaction and receive cash for their LILCO Common Stock will recognize gain or loss for federal income tax purposes. A dissenting shareholder might be able to defer recognizing such gain pursuant to the nonrecognition provisions of Section 1033 of the Code as discussed above if, among other things, the shareholder acquires replacement property.

  TAX IMPLICATIONS TO HOLDERS OF LILCO PREFERRED STOCK. Holders of LILCO Series AA Preferred Stock who exchange such shares for Holding Company preferred stock in connection with the LIPA Transaction will recognize gain or loss for federal income tax purposes. The amount of gain or loss will equal the difference between the fair market value of Holding Company stock received and the shareholders' respective tax basis in their LILCO Series AA Preferred Stock. Holders of LILCO Preferred Stock that is called for redemption or that is acquired or otherwise canceled in exchange for cash by LILCO or LIPA pursuant to the terms of the LIPA Agreement and holders of LILCO Preferred Stock who dissent and receive cash also will recognize gain or loss. A holder of LILCO Series AA Preferred Stock or other LILCO Preferred Stock might be eligible to defer recognition of such gain pursuant to the provisions of Section 1033 of the Code discussed above under "--Tax Implications to Holders of LILCO Common Stock" if, among other things, the shareholder acquires replacement property.

  TAX IMPLICATIONS TO HOLDERS OF BROOKLYN UNION COMMON STOCK. Except for dissenting shareholders and the possible application of Transfer Taxes (as hereafter discussed), the exchange of Brooklyn Union Common Stock for Holding Company Common Stock in the Merger will be tax-free. Accordingly, subject to the prior sentence, no gain or loss will be recognized for federal income tax purposes by holders of Brooklyn Union Common Stock who exchange such Stock for Holding Company Common Stock in the Merger. The basis and holding period for the Holding Company Common Stock received by a Brooklyn Union shareholder in the Merger will be the same as the basis and holding period in the Brooklyn Union Common Stock exchanged therefor. Some holders of Brooklyn Union Common Stock may have differing bases or holding periods for their shares of Brooklyn Union Common Stock. Such holders should consult their tax advisors prior to the exchange with regard to identifying the bases and holding periods of the particular shares of Holding Company Common Stock received in the exchange.

  Holders of Brooklyn Union Common Stock who exercise dissenters' rights in the Merger and receive cash for their Brooklyn Union Common Stock will recognize either gain or loss for federal income tax purposes. The amount of such gain or loss will be equal to the difference between the amount of cash received and their tax basis in their shares of Brooklyn Union Common Stock.

  New York City imposes certain taxes on the transfer of an interest in real property (including leases) located in New York City ("Transfer Taxes"). Transfer Taxes are also imposed in connection with certain changes of ownership of an entity owning a real property interest in New York City. The exchange of Brooklyn Union Common Stock for Holding Company Common Stock by Brooklyn Union shareholders pursuant to the Brooklyn Union/LILCO Agreement will result in the imposition of Transfer Taxes. Brooklyn Union (and not KeySpan) will pay any Transfer Taxes incurred as a result of a change in ownership of Brooklyn Union. For federal income tax purposes, the payment of Transfer Taxes by Brooklyn Union may be deemed to be a taxable dividend paid by Brooklyn Union to certain Brooklyn Union shareholders. This would be the case if Brooklyn Union is considered to have satisfied what is otherwise the obligation of a shareholder to pay Transfer Taxes as opposed to its own obligation to pay such taxes. Any income taxes resulting from such deemed dividend will be the responsibility of those Brooklyn Union shareholders. Although not free from doubt, a Brooklyn Union shareholder should be entitled to increase its tax basis in Holding Company Common Stock received in the Merger by the amount of any such deemed distribution.

II. IF ONLY THE LIPA TRANSACTION OCCURS

  If the LIPA Transaction occurs but the Combination does not occur, the material federal income tax consequences to LILCO, Holding Company and the holders of LILCO Common Stock and LILCO Preferred Stock should be the same as the consequences where the LIPA Transaction occurs concurrently with, or precedes, the Combination. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination."

III. IF THE COMBINATION OCCURS WHEN THE LIPA AGREEMENT HAS NOT BEEN TERMINATED OR CONSUMMATED

  If the Combination occurs when the LIPA Agreement has not been terminated or consummated, there are three possible alternatives: (A) the Combination occurs and the LIPA Agreement thereafter is terminated (or expires); (B) the LIPA Transaction occurs after the Combination, and the LIPA Transaction is treated as an independent transaction; and (C) the LIPA Transaction occurs after the Combination, and the LIPA Transaction is not treated as an independent transaction. The material federal income tax consequences of each of these alternatives is discussed below.

  In general, if the Combination occurs when the LIPA Agreement has not been terminated or consummated, the Share Exchange should be a taxable disposition (subject to the possible application of Section 1033 of the Code) by the holders of LILCO Common Stock. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is treated as an independent transaction, the LIPA Transaction should be treated generally as a sale of the LILCO Common Stock by the Holding Company to LIPA. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is not treated as an independent transaction, the Share Exchange and the LIPA Transaction together may be treated generally as a sale of the LILCO Common Stock by the holders of that stock (subject to the possible application of Section 1033 of the Code). In any event, the Merger generally should be a nontaxable exchange of the Brooklyn Union Common Stock for Holding Company Common Stock. The material federal income tax consequences of these three alternatives are discussed more fully below.

  Whether the LIPA Transaction will be treated as an independent transaction if the Combination precedes the LIPA Transaction is uncertain. The closer in time that the Combination and the LIPA Transaction occur, the more likely that the LIPA Transaction will not be treated as an independent transaction. Because the time between the two transactions and the nature of any intervening events are unknown, counsel expresses no opinion whether the LIPA Transaction will be treated as an independent transaction.

  A. IF THE COMBINATION OCCURS AND THE LIPA AGREEMENT THEREAFTER IS TERMINATED. The exchange of LILCO Common Stock for Holding Company Common Stock has been structured to be a taxable disposition of LILCO Common Stock by the holders thereof to Holding Company in exchange for Holding Company Common Stock. The holders of LILCO Common Stock should recognize gain or loss equal to the difference between (i) the sum of the fair market value of Holding Company Common Stock and the cash received by the shareholders in lieu of fractional share interests in Holding Company Common Stock and (ii) the holders' respective tax basis in their LILCO Common Stock. A shareholder might be able to defer recognition of such gain pursuant to the provisions of
Section 1033 of the Code discussed above. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  Holders of LILCO Common Stock who dissent from participating in the Share Exchange and receive cash for their LILCO Common Stock will recognize gain or loss for federal income tax purposes. A dissenting shareholder might be able to defer recognition of such gain pursuant to the provisions of Section 1033 of the Code discussed above if, among other things, the shareholder acquires replacement property.

  If the Combination occurs and the LIPA Agreement thereafter is terminated (or expires), the federal income tax consequences to the holders of Brooklyn Union Common Stock should be the same as those described for a Merger that occurs concurrently with, or after, the LIPA Transaction. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of Brooklyn Union Common Stock."

  B. IF THE LIPA TRANSACTION OCCURS AFTER THE COMBINATION AND THE LIPA TRANSACTION IS TREATED AS AN INDEPENDENT TRANSACTION. If the Combination is treated as independent from the LIPA Transaction in accordance with its form, the federal income tax consequences of the Combination to the LILCO common shareholders and the Brooklyn Union shareholders generally should be the same as those described in the preceding section. See "--Material Federal Income Tax Consequences--If the Combination Occurs Before the LIPA Agreement is Terminated--If the Combination Occurs and the LIPA Agreement Thereafter is Terminated." Under this alternative, however, the holders of LILCO Common Stock will receive additional shares of Holding Company Common Stock upon consummation of the LIPA Transaction. In that event and if the Combination and the LIPA Transaction occur in different tax years for a shareholder, the contingent payment, installment sale provisions of the Code may apply to the receipt of such additional shares of Holding Company

Common Stock. Further, if the LIPA Transaction closes more than six months after the Combination, then a portion of the additional shares of Holding Company Common Stock received may be treated as interest income. Each holder of LILCO Common Stock should consult such shareholder's own tax advisor as to these issues.

  If the LIPA Transaction is treated as independent from the Combination. LILCO's transfer of the Transferred Assets to the Transferee Subsidiaries in the LIPA Transaction will cause LILCO to recognize gain.

  Holders of LILCO Series AA Preferred Stock who exchange such shares for Holding Company Preferred Stock in connection with the LIPA Transaction should recognize gain or loss. The amount of gain or loss will equal the difference between the fair market value of Holding Company stock received and the shareholders' respective tax basis in their LILCO Series AA Preferred Stock. Holders of LILCO Preferred Stock that is called for redemption or that is acquired or otherwise canceled in exchange for cash by LILCO or LIPA pursuant to the terms of the LIPA Agreement and holders of LILCO Preferred Stock who dissent and receive cash also will recognize gain or loss. A holder of LILCO Series AA Preferred Stock or other LILCO Preferred Stock might be eligible to defer recognition of gain pursuant to the provisions of Section 1033 of the Code discussed above. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  C. IF THE LIPA TRANSACTION OCCURS AFTER THE COMBINATION AND THE LIPA TRANSACTION IS NOT TREATED AS AN INDEPENDENT TRANSACTION. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is not treated as independent, the holders of LILCO Common Stock may be treated as selling such stock directly to LIPA. In this event, the material federal income tax consequences to holders of LILCO Common Stock and Preferred Stock should be, and to the holders of Brooklyn Union Common Stock will be, the same as those described for such holders if the LIPA Transaction occurs concurrently with, or precedes, the Combination. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination."

IV. IF THE COMBINATION OCCURS AFTER THE LIPA AGREEMENT IS TERMINATED

  If the Combination occurs after the LIPA Agreement is terminated or expires,
Section 351(a) of the Code should apply to the Share Exchange. Under Section 351(a), no gain or loss will be recognized for federal income tax purposes by holders of LILCO Common Stock who exchange their LILCO Common Stock for Holding Company Common Stock, except with respect to cash received in lieu of fractional shares. The aggregate tax basis of Holding Company Common Stock received by a LILCO shareholder as a result of the Combination will be the same as the shareholder's aggregate basis in the LILCO Common Stock surrendered in the exchange (reduced by any such tax basis allocable to the fractional share for which cash is received). The holding period of Holding Company Common Stock received by a LILCO shareholder will include the holding period for the LILCO Common Stock exchanged for such Holding Company Common Stock. Cash received by a holder of LILCO Common Stock in lieu of a fractional share interest in Holding Company Common Stock will result in the recognition of gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interest. If a holder of LILCO Common Stock has differing bases or holding periods in its shares of LILCO Common Stock, it should consult its tax advisor prior to the Share Exchange with regard to identifying the bases or holding periods of the particular shares of Holding Company Common Stock received in the Share Exchange.

  The federal income tax consequences to holders of LILCO Common Stock who exercise dissenters' rights with respect to the Combination and receive cash for their LILCO Common Stock will be the same as described above for LILCO shareholders who exercise dissenters' rights, except that dissenting shareholders should not be eligible to defer recognition of gain pursuant to the provisions of Section 1033 of the Code. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  The federal income tax consequences to the holders of Brooklyn Union Common Stock will be the same as described above for a Merger that is preceded by the LIPA Transaction. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of Brooklyn Union Common Stock."

  THE PRECEDING DOES NOT PURPORT TO ADDRESS ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE LIPA TRANSACTION AND THE COMBINATION. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS FEDERAL INCOME TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES. MOREOVER, EXCEPT FOR THE DISCUSSION OF THE TRANSFER TAXES ABOVE, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE COMBINATION OR THE LIPA TRANSACTION. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE LIPA TRANSACTION AND THE COMBINATION. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE LIPA TRANSACTION AND THE COMBINATION.

ACCOUNTING TREATMENT

 GENERAL. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with, the Combination, it is a condition to the consummation of the Combination that Brooklyn Union receives a letter from Arthur Andersen LLP and LILCO receives a letter from Ernst & Young LLP, each dated the Effective Time and each of which indicates that they concur with management's conclusion that no conditions exist that would preclude the transactions contemplated by the Brooklyn Union/LILCO Agreement, if consummated, from qualifying as transactions to be accounted for in accordance with the pooling of interests method of accounting under generally accepted accounting principles. Under this accounting method, the assets and liabilities of Brooklyn Union and LILCO will be carried forward to the consolidated financial statements of the Holding Company at their recorded amounts. Results of operations of the Holding Company will include the results of both Brooklyn Union and LILCO for the entire fiscal year in which the Combination occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed as appropriate, to reflect the combined financial position and results of operations for the Holding Company. See "Unaudited Pro Forma Combined Condensed Financial Information."


  If the Combination and the LIPA Transaction are consummated contemporaneously, or if the LIPA Transaction is consummated prior to the Combination, the Combination will be accounted for as a purchase of assets and an assumption of liabilities in accordance with generally accepted accounting principles.

 ACCOUNTING CONSIDERATION ABSENT LIPA TRANSACTION. If the LIPA Transaction were terminated, LILCO would seek resolution of its electric rate filing for the rate years 1997 through 1999. LILCO believes that under such circumstances, the PSC will issue an electric rate order providing for among other things, the continuing recovery through rates of the rate moderation component, one of the Shoreham-related regulatory assets. However, if such electric rate order is not obtained, or does not provide for the continuing recovery of some or all of this regulatory asset through rates, LILCO may be required to write-off the amount not expected to be provided for in rates. At March 31, 1997, the balance of the rate moderation component was approximately $409.5 million.


STOCK EXCHANGE LISTING OF THE HOLDING COMPANY STOCK

  Application will be made for the listing on the New York Stock Exchange of the shares of Holding Company Common Stock to be issued pursuant to the terms of the Brooklyn Union/LILCO Agreement. The listing on the New York Stock Exchange of such shares, subject to notice of issuance, is a condition precedent to the consummation of the Combination. So long as Brooklyn Union and LILCO continue to meet the requirements of the New York Stock Exchange, Brooklyn Union Common Stock and LILCO Common Stock, as the case may be, will continue to be listed on the New York Stock Exchange until the Effective Time. So long as LILCO continues to meet the requirements of the Pacific Stock Exchange, LILCO Common Stock will continue to be listed on the Pacific Stock Exchange until the Effective Time.

  With respect to the series of LILCO Preferred Stock currently listed on the New York Stock Exchange, for so long as LILCO and such preferred stock continue to meet the requirements of the New York Stock Exchange, such series of preferred stock will continue to be listed on the New York Stock Exchange after the Effective Time in the event that the Combination is consummated but the LIPA Transaction is not consummated.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Holding Company Common Stock received by shareholders of Brooklyn Union and LILCO in the Combination will be freely transferable, except that shares of Holding Company Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Brooklyn Union or LILCO prior to the Combination may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of such persons who become affiliates of the Holding Company) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Brooklyn Union, LILCO or the Holding Company generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Brooklyn Union/LILCO Agreement also requires each of Brooklyn Union and LILCO to use all reasonable efforts to cause each of its affiliates to execute and deliver to the Holding Company a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of Brooklyn Union, LILCO or the Holding Company during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of the Holding Company have been published or (ii) any of the shares of Holding Company Common Stock issued to such affiliate in or pursuant to the Combination in violation of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder.

  This Joint Proxy Statement/Prospectus does not cover resales of Holding Company Common Stock received by any person who may be deemed to be an affiliate of Brooklyn Union, LILCO or the Holding Company.

APPRAISAL RIGHTS

  Section 910 of the New York Business Corporation Law ("NYBCL") sets forth the rights of shareholders of Brooklyn Union or LILCO who object to the adoption of the Brooklyn Union/LILCO Agreement or, in the case of shareholders of LILCO, the LIPA Agreement. Any record holder of Brooklyn Union Common Stock or LILCO Common Stock as of the record date who does not vote in favor of the adoption of the Brooklyn Union/LILCO Agreement, or who duly revokes his or her vote in favor of the adoption of the Brooklyn Union/LILCO Agreement, may, if the Combination is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of
Section 623 of the NYBCL. Similarly, any holder of LILCO Common Stock (unless the Combination occurs before the consummation of the LIPA Transaction) or LILCO Preferred Stock who does not vote in favor of the adoption of the LIPA Agreement, if entitled to vote thereon, or who duly revokes his or her vote in favor of the adoption of the LIPA Agreement, may, if the LIPA Transaction is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of Section 623 of the NYBCL.

  The following summary of the applicable provisions of Sections 623 and 910 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910, copies of which are attached to this Joint Proxy Statement/Prospectus as Annex I. A person having a beneficial interest in shares of Brooklyn Union Common Stock or LILCO Common Stock or LILCO Preferred Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  THIS SUMMARY AND ANNEX I SHOULD BE REVIEWED CAREFULLY BY HOLDERS OF BROOKLYN UNION COMMON STOCK, LILCO COMMON STOCK AND LILCO PREFERRED STOCK

WHO WISH TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISH TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR SECTION 910 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 623 AND SECTION 910.

  The dissenting Brooklyn Union shareholder must file with Brooklyn Union before the taking of the vote on the adoption of the Brooklyn Union/LILCO Agreement a written objection including a notice of election to dissent, such holder's name and residence address, the number and class of shares (Brooklyn Union Common Stock) as to which such holder dissents (which number may not be less than all of the shares as to which such holder has a right to dissent) and a demand for payment of the fair value of such shares if the Binding Share Exchanges are consummated. Any such written objection should be addressed to:
The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3851, Attention: Secretary.

  The dissenting LILCO shareholder must file with LILCO, before the taking of the vote on the adoption of the Brooklyn Union/LILCO Agreement or the LIPA Agreement, a written objection to either or both agreements including a notice of election to dissent, such holder's name and residence address, the number and class of shares (Common or Preferred Stock) as to which such holder dissents (which number may not be less than all of the shares as to which such holder has a right to dissent) and a demand for payment of the fair value of such shares if the Combination or LIPA Transaction as the case may be is consummated. Any such written objection should be addressed to: Long Island Lighting Company, 175 East Old Country Road, Hicksville, New York 11801,
Attention: Corporate Secretary.

  For purposes of perfecting appraisal rights pursuant to Section 623, the written objection of a holder of shares of Brooklyn Union or LILCO which is addressed as provided above shall be deemed filed with Brooklyn Union or LILCO, as the case may be, upon receipt of such objection by Brooklyn Union or LILCO, as the case may be. Neither voting against nor failure to vote for the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, will constitute the written objection required to be filed by an objecting shareholder. Failure to vote against the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, however, will not constitute a waiver of rights under Sections 623 and 910, provided that a written objection has been properly filed. A shareholder voting to adopt the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, will be deemed to have waived such shareholder's appraisal rights.

  A Brooklyn Union or LILCO shareholder may not dissent as to less than all the shares of Brooklyn Union or LILCO stock, as the case may be, entitled to vote and held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Brooklyn Union or LILCO stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the shares of Brooklyn Union or LILCO stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of Brooklyn Union or LILCO stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state in such demand that the agent is acting as agent for the record owner or owners of such shares of Brooklyn Union or LILCO stock. A record holder, such as a broker or an agent, who holds shares of Brooklyn Union or LILCO stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the shares of Brooklyn Union or LILCO stock entitled to vote and held for such beneficial owners.

  Within ten days after the vote of Brooklyn Union and LILCO shareholders authorizing the adoption of the Brooklyn Union/LILCO Agreement (and with respect to LILCO only, the LIPA Agreement), Brooklyn Union and LILCO must give written notice of such authorization to each dissenting shareholder of Brooklyn Union and

LILCO, respectively. At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder must submit certificates representing such holder's shares to Brooklyn Union or LILCO, as the case may be, or their respective transfer agents for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Any such shareholder who fails to submit his or her shares for notation will, at the option of Brooklyn Union or LILCO, as the case may be, exercised by written notice to the shareholder within 45 days from the date of filing of the notice of election to dissent, lose such holder's appraisal rights unless a court, for good cause shown, otherwise directs.

  Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent or within 15 days after the Effective Time, whichever is later (but not later than 90 days after the shareholders' vote authorizing the adoption of the Brooklyn Union/LILCO Agreement or, in the case of LILCO, the LIPA Agreement), Brooklyn Union or LILCO, as the case may be, must make a written offer (which, if the Combination or the LIPA Transaction have not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to dissent to pay for such holder's shares at a specified price which Brooklyn Union or LILCO, as the case may be, considers to be their fair value. If Brooklyn Union or LILCO, as the case may be, and the dissenting shareholder are unable to agree as to such value, Section 623(h) of the NYBCL provides for judicial determination of fair value. In the event of such a disagreement, a court proceeding shall be commenced by Brooklyn Union or LILCO, as the case may be, in the Supreme Court of the State of New York, County of Kings in the case of Brooklyn Union or County of Nassau in the case of LILCO, or by the dissenting shareholder if Brooklyn Union or LILCO, as the case may be, fails to commence the proceeding within the time required by
Section 623 of the NYBCL. Each of Brooklyn Union and LILCO intends to commence such a proceeding in the event of such a disagreement.

  Under the Brooklyn Union/LILCO Agreement, Brooklyn Union and LILCO may terminate the Brooklyn Union/LILCO Agreement, even after shareholder approval, if for any reason the Brooklyn Union Board and the LILCO Board determine that it is inadvisable to proceed with the Combination, including considering the number of shares for which appraisal rights have been exercised and the cost to the Holding Company thereof. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Combination, it is a condition of each party's obligation to effect the Combination that it has received a letter from its respective accountants that the transaction will qualify as a pooling of interests transaction. The pooling of interests method of accounting requires that at least 90 percent of the issued and outstanding shares of Brooklyn Union Common Stock and at least 90 percent of the issued and outstanding shares of LILCO Common Stock be exchanged in the Combination for shares of Holding Company Common Stock.

                         MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is furnished to (i) the holders of Brooklyn Union Common Stock in connection with the solicitation of proxies by the Brooklyn Union Board from the holders of Brooklyn Union Common Stock for use at the Brooklyn Union Meeting, and (ii) the holders of LILCO Common Stock and LILCO Preferred Stock in connection with the solicitation of proxies by the LILCO Board from the holders of LILCO Common Stock for use at the LILCO Meeting. LILCO and Brooklyn Union anticipate that mailing of proxy materials to their respective shareholders entitled to notice of and to vote at their respective meetings will commence on or about June 30, 1997.

THE BROOKLYN UNION MEETING

  GENERAL. This Joint Proxy Statement/Prospectus is furnished to holders of Brooklyn Union Common Stock in connection with the solicitation of proxies by the Brooklyn Union Board for use at the Brooklyn Union Meeting to consider and vote upon the adoption of the Brooklyn Union/LILCO Agreement, the KeySpan Share Exchange (as described in Annex J hereto) and to transact such other business as may properly come before the Brooklyn Union Meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to shareholders of Brooklyn Union is accompanied by a form of proxy for use at the Brooklyn Union Meeting.

  This Joint Proxy Statement/Prospectus is also furnished to Brooklyn Union shareholders as a prospectus in connection with the issuance by the Holding Company of the shares of Holding Company Common Stock in connection with the Combination and a prospectus in connection with the issuance by KeySpan of the shares of KeySpan Common Stock in connection with KeySpan Share Exchange.

  DATE, PLACE AND TIME; RECORD DATE. The Brooklyn Union Meeting will be held at Opera House, Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York 11217, on Thursday, August 7, 1997, at 3:00 p.m. local time. The Brooklyn Union Board has fixed the close of business on June 26, 1997 as the Record Date for the determination of the holders of Brooklyn Union Common Stock entitled to receive notice of and to vote at the Brooklyn Union Meeting.

  VOTING RIGHTS. At the close of business on June 23, 1997 50,364,212 shares of Brooklyn Union Common Stock were outstanding. Each share of Brooklyn Union Common Stock outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Brooklyn Union Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Brooklyn Union Common Stock is required to adopt the Brooklyn Union/LILCO Agreement and to adopt the KeySpan Exchange Agreement at the Brooklyn Union Meeting.

  The presence in person or by proxy at the Brooklyn Union Meeting of the holders of at least a majority of the outstanding shares of Brooklyn Union Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining whether a quorum is present. Because the adoption of the Brooklyn Union/LILCO Agreement and the KeySpan Exchange Agreement requires the approval of at least two-thirds of the outstanding shares of Brooklyn Union Common Stock, abstentions or the failure to vote will have the same effect as a negative vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers will not have the authority to vote on the adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement unless they receive specific instructions from beneficial owners. Such a broker non-vote will be counted as present for purposes of a quorum but will otherwise have the same effect as a vote against adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement.

  As of May 1, 1997, directors and executive officers of Brooklyn Union and their affiliates owned beneficially an aggregate of 120,405 shares of Brooklyn Union Common Stock (including shares which may be acquired upon exercise of employee stock options), or less than one percent of the shares of Brooklyn Union

Common Stock outstanding on such date. Directors and executive officers of Brooklyn Union have indicated their intention to vote their shares of Brooklyn Union Common Stock in favor of adoption of the Brooklyn Union/LILCO Agreement and the KeySpan Exchange Agreement.

  See "The Brooklyn Union/LILCO Combination--Potential Conflicts of Interest of Certain Persons in the Combination and the LIPA Transaction."

  VOTING AND REVOCATION OF PROXIES. Shares of Brooklyn Union Common Stock represented by a proxy properly signed and received at or prior to the Brooklyn Union Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING
  INSTRUCTIONS, THE SHARES OF BROOKLYN UNION COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR ADOPTION OF THE BROOKLYN UNION/LILCO AGREEMENT AND FOR ADOPTION OF THE KEYSPAN EXCHANGE AGREEMENT.

  Brooklyn Union proxy holders may in their discretion vote shares voted in favor of adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement to adjourn the Brooklyn Union Meeting to solicit additional proxies in favor of such proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Brooklyn Union, prior to or at the Brooklyn Union Meeting, or by voting in person at the Brooklyn Union Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3851, Attention: Secretary. Attendance at the Brooklyn Union Meeting will not in and of itself constitute revocation of a proxy.

  Shares of Brooklyn Union Common Stock held in the names of the trustees under Brooklyn Union's Employee Savings Plan may be voted by such trustees upon the instructions of participants in such Plan, or in the absence thereof, as such trustees deem appropriate.

  The Brooklyn Union Board is not currently aware of any business to be acted upon at the Brooklyn Union Meeting other than as described herein. If, however, other matters are properly brought before the Brooklyn Union Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Shareholders of Brooklyn Union will not be entitled to present any matters for consideration at the Brooklyn Union Meeting.

  CONFIDENTIAL VOTING. Brooklyn Union has adopted a policy to the effect that all proxy (voting instruction) cards, ballots and vote tabulations which identify the particular vote of a Brooklyn Union shareholder are to be kept secret from Brooklyn Union, its directors, officers and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, Georgeson & Company Inc., Wall Street Station, P.O. Box 1102, New York, New York 10269-0667, which receives and tabulates the proxies and is independent of Brooklyn Union. The final tabulation is inspected by an inspector(s) of election who also is independent of Brooklyn Union, its directors, officers and employees. The identity and vote of any shareholder will be disclosed neither to Brooklyn Union, its directors, officers or employees, nor to any third party except (i) to allow the independent inspector(s) of election to certify the results of the vote to Brooklyn Union, its directors, officers and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against Brooklyn Union; or (iii) in the event a shareholder has made a written comment on such form of proxy.

  SOLICITATION OF PROXIES. In addition to solicitation by mail, directors, officers and employees of Brooklyn Union, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Brooklyn Union, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

  In addition, Brooklyn Union has retained Georgeson & Company Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid to such firm for such services by Brooklyn Union are not expected to exceed $25,000, plus reasonable out-of-pocket costs and expenses. Brooklyn Union will bear its own expenses in connection with the solicitation of proxies for the Brooklyn Union Meeting, except that each of Brooklyn Union and LILCO will pay one-half of the costs and expenses incurred in connection with printing this Joint Proxy Statement/Prospectus and one-half of all filing fees.

  For information about the LILCO Meeting, see "Selected Information Concerning LILCO--The LILCO Meeting."

                              REGULATORY MATTERS

  Set forth below is a summary of the material regulatory requirements affecting the Combination. Although the companies have not yet filed for the approval of all of the agencies discussed, it is anticipated that all regulatory approvals will have been received no later than the end of 1998. For information concerning certain IRS rulings, see "Federal Income Tax Considerations--Tax Rulings Requested for LIPA Transaction."

STATE APPROVALS AND RELATED MATTERS

  The utility operations of both LILCO and Brooklyn Union are subject to the comprehensive regulatory jurisdiction of the PSC, which must approve the Combination contemplated in the Brooklyn Union/LILCO Agreement. On March 14, 1997, LILCO and Brooklyn Union filed a joint petition requesting approval of the PSC under Section 70 of the New York Public Service Law to allow each of them to become subsidiaries of the Holding Company through the Combination.
Section 70 of the Public Service Law provides that the PSC's consent to the Combination may not be given unless there is a showing that the exchanges are in the public interest. As part of its review, the PSC may consider such matters as the effect of the Combination on the ability of LILCO and Brooklyn Union to continue to provide safe and adequate service at just and reasonable rates, including the impact on customer service, rates and the financial integrity of Brooklyn Union and LILCO, as well as the impact on the competitive environment for each of the companies. In the joint petition, LILCO and Brooklyn Union each proposed to reflect anticipated cost savings resulting from their business combination in the retail gas and electric rates of both utilities, and to have the PSC confirm or adopt long term rate plans for the gas and electric operations of LILCO and the gas operations of Brooklyn Union. By amendment to the joint petition filed on May 16, 1997, in light of the pendency of the LIPA Transaction which, if consummated, will result in LIPA, which will not be regulated by the PSC, being the supplier of retail electric service to consumers in LILCO's service territory, LILCO has offered to extend the suspension period within which the PSC must rule on LILCO's long-term electric rate plan, until December 31, 1997. Assuming the requisite regulatory approvals are obtained, the utility operations of both LILCO and Brooklyn Union will remain subject to regulation by the PSC. The Holding Company will be a "public utility holding company" under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"), discussed in greater detail below, but will not be subject to the direct regulation of the PSC.

  The Brooklyn Union and LILCO joint petition to the PSC on March 14, 1997 also sought to amend the PSC Order dated September 25, 1996 issued in connection with the KeySpan holding company restructuring so as to remove or relax certain restrictions that may be applicable after the Combination. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

  The PSC has no jurisdiction over the merger of LILCO with a subsidiary of LIPA as part of the LIPA Transaction. However, it is anticipated that LILCO and the Holding Company will seek PSC approval for the transfer of the Transferred Assets, as well as the debt that LIPA will not be assuming, to one or more subsidiaries of the Holding Company. After the LIPA transaction, the PSC will have continuing jurisdiction over the Transferee Subsidiary that will be conducting the gas distribution business previously conducted by LILCO, and may have jurisdiction over the Transferee Subsidiary that owns the non-nuclear generating assets previously owned by LILCO, to the extent that such subsidiary engages in retail transactions.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

  As a result of the Combination, the Holding Company will own all of the common stock of both LILCO (if the LIPA Transaction is not consummated) and Brooklyn Union and will therefore be a public utility holding company under the Holding Company Act, subject to the jurisdiction of the SEC. Additionally, if the LIPA Transaction is consummated, the Holding Company will own all of Brooklyn Union Common Stock and a Transferee Subsidiary that will conduct the gas distribution business now being conducted by LILCO. Accordingly, the Holding Company must apply for and obtain the approval of the SEC under the Holding Company Act. However, the Holding Company will file an exemption statement with the SEC to exempt itself and each of its subsidiaries from most of the provisions of the Holding Company Act. The basis for the exemption is that the Holding Company, LILCO (or the Transferee Subsidiary that will succeed to the gas distribution business currently conducted by LILCO) and Brooklyn Union are "predominantly intrastate in character," in that each of them is organized, and LILCO (or the successor subsidiary) and Brooklyn Union each carry on their respective businesses substantially, in New York State. The SEC has authority under the Holding Company Act to challenge the availability of such exemption to the Holding Company.

FEDERAL POWER ACT

  LILCO is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act (the "FPA") with respect to certain wholesale electric sales and transmission services. Section 203 of the FPA provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without having first obtained authorization from the FERC. Accordingly, the approval of the FERC is required to consummate the Combination, and is, similarly, required to approve the transfer of LILCO's FERC-jurisdictional assets to LIPA in connection with the LIPA Transaction. Pursuant to Section 203 of the FPA, the FERC has the authority to approve the Combination and the Brooklyn Union/LILCO Agreement as being consistent with the public interest. In addition, the rates, terms, and conditions of service that will be provided to LIPA under the Power Supply Agreement (as defined herein) will require FERC approval under Section 205 or 206 of the FPA as will any other Holding Company service that is deemed to be FERC jurisdictional.

ANTITRUST CONSIDERATIONS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules, and regulations promulgated thereunder, the Combination may not be consummated until the requisite notifications and report forms have been filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. The HSR Act waiting period is 30 days from the date both parties have filed their notification and report form unless terminated earlier or extended by the FTC or the Antitrust Division issuing a request for additional information or documentary materials. If such request is made, the waiting period will expire, unless terminated earlier, at 11:59 p.m., New York City time, on the twentieth calendar day after both parties have substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the parties' consent. The expiration or earlier termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Combination on antitrust grounds either before or after consummation of the Combination. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

  If the Combination is not consummated within 12 months after the expiration or earlier termination of the HSR Act waiting period, LILCO and Brooklyn Union would be required to submit new filings to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Combination could be consummated. LILCO and Brooklyn Union intend to file their premerger notification and report forms pursuant to the HSR Act at such time as they believe there is a high degree of certainty that the Combination will be consummated within 12 months after the expiration or earlier termination of the waiting period under the HSR Act. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. Neither LILCO nor Brooklyn Union believes that the Combination will violate federal antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed transaction will not be made on antitrust grounds or, if such challenge is made, what the result would be.

  The parties intend to seek confirmation from the staff of the FTC and the Antitrust Division that consummation of the LIPA Transaction is exempt under the HSR Act. If such confirmation cannot be obtained, appropriate filings will be made with such agencies.

ATOMIC ENERGY ACT

  Operation of Nine Mile Point 2, a nuclear power plant in which LILCO has an 18% ownership interest, is subject to regulation by the Nuclear Regulatory Commission ("NRC"). The Atomic Energy Act of 1954 (the "Atomic Energy Act") provides that such an ownership interest may not be transferred or in any manner disposed of, directly or indirectly, to any person through transfer of control unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act and the LIPA Agreement, LILCO will seek approval from the NRC as necessary.

PUBLIC AUTHORITIES CONTROL BOARD APPROVAL

  The LIPA Transaction is subject to the approval of the PACB. The PACB, created pursuant to New York State Public Authorities Law ("PAL"), consists of five persons appointed by the governor, of which one is upon the recommendation of the majority leader of the New York State Senate, one upon the recommendation of the Speaker of the New York State Assembly, one upon the recommendation of the minority leader of the New York State Senate and one upon the recommendation of the minority leader of the New York State Assembly. The members appointed by the governor upon the recommendation of the minority leader of the Senate and the minority leader of the Assembly are non-voting members. The unanimous vote of the voting members of the board is required to authorize action by the PACB. Pursuant to PAL, LIPA may not undertake any project without the approval of the PACB. "Project" is defined to mean an action undertaken by LIPA that: (i) causes LIPA to issue bonds, notes or other obligations, or shares in any subsidiary corporation, or (ii) significantly modifies the use of an asset valued at more than one million dollars owned by LIPA or involves the sale, lease or other disposition of such an asset, or
(iii) commits LIPA to a contract or agreement with a total consideration of greater than one million dollars and does not involve the day to day operations of LIPA. The PACB shall only approve a project proposed by LIPA upon its determination that: (1) the project is financially feasible as the standard is defined in PAL; article one-A; (2) the project does not materially adversely affect overall real property taxes in the service area; (3) the project is anticipated to result generally in lower utility rates in the service area; and (4) the project will not materially adversely affect overall real property taxes or utility rates in other areas of the state of New York.

GENERAL

  LILCO and Brooklyn Union possess municipal franchises and environmental permits and licenses that may need to be renewed or replaced as a result of the Combination. The companies do not anticipate any difficulties at the present time in obtaining such renewals or replacements.

  Under the Brooklyn Union/LILCO Agreement, LILCO and Brooklyn Union have agreed to use reasonable efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations needed to consummate or effect the transactions contemplated by the Brooklyn Union/LILCO Agreement. In addition, under the LIPA Agreement, each of the parties thereto has agreed to similarly use reasonable efforts to obtain all such required authorizations and approvals needed to consummate or effect the transactions contemplated by the LIPA Agreement. Various parties may seek intervention in the proceedings associated with the regulatory approval process in an attempt to oppose the Combination and the LIPA Transaction or to have conditions imposed upon the receipt of the necessary approvals. Although LILCO and Brooklyn Union believe that they will receive the requisite regulatory approvals for the Combination and the LIPA Transaction, the timing of their receipt cannot be determined. It is a condition to the consummation of the Combination that final orders approving the Combination be obtained from the various federal and state commissions described above, including (if the LIPA Transaction will not be consummated substantially contemporaneously with the Combination) the PSC's final order approving a long-term rate plan, on terms and conditions (x) which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Holding Company and its prospective subsidiaries taken as a whole, or (y) which would not be materially inconsistent with the agreements of the parties contained in the Brooklyn Union/LILCO Agreement. For purposes of the above-referenced condition with respect to the PSC's final order, the prospects of the Holding Company and its subsidiaries will mean the combination of the results anticipated by certain regulated earnings forecasts of Brooklyn Union and LILCO which the parties previously provided to each other. It is a condition to the consummation of the LIPA Transaction that final orders approving the LIPA Transaction be obtained from the various federal and state commissions described above on terms and conditions (i) which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of the Holding Company, (ii) which would not be materially inconsistent with the agreements of the parties contained in the LIPA Agreement or in the other Basic Agreements (as defined herein) or (iii) which would not have, or would not be reasonably likely to have, a material adverse effect on the Retained Assets (as defined herein) or the properties, business, operations, financial conditions or prospects of the business relating to the Retained Assets taken as a whole or a material adverse decline in the electric rate savings projected to be realized after the consummation of the LIPA Transaction.

  At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to Brooklyn Union's or LILCO's obligations to consummate the Combination may be waived by the parties. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its shareholders.

  LILCO and Brooklyn Union have also agreed under the Brooklyn Union/LILCO Agreement to notify each other of any changes in their approved rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting, and not to make any filing to change its rates on file with the PSC that would have a material adverse effect on the benefits associated with the Combination. The Holding Company and LILCO have agreed under the LIPA Agreement to notify LIPA or LIPA Sub of any changes in their rates or charges (other than pass-through fuel rates or charges, but including, without limitation, gas rates or charges), standards of service or accounting. LILCO has also agreed under the LIPA Agreement that it will not, without the consent of LIPA, file or prosecute any rate case or other nonroutine proceeding before the PSC or FERC or any appeal therefrom, except for cases or proceedings (i) relating solely to pass-through fuel or gas rates or charges, (ii) required to be made by order of the PSC or FERC, (iii) relating solely to the Transferred Assets, (iv) involving commercial or contractual disputes which are required to be resolved through such proceedings or (v) a matter that LILCO reasonably believes threatens the financial viability of LILCO. LILCO is required to provide reasonable prior notice (including, upon request of LIPA, copies of draft documentation) of any proposed filing with the PSC or FERC.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
             BROOKLYN UNION/LILCO COMBINATION AND LIPA TRANSACTION
                                  (PURCHASE)

  The following unaudited pro forma financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed transfer of LILCO's gas and generation business to subsidiaries of the Holding Company, the proposed stock acquisition of LILCO by a wholly owned subsidiary of LIPA and the proposed Combination with Brooklyn Union in accordance with the Combination. The unaudited pro forma consolidated condensed balance sheet at March 31, 1997 gives effect to the proposed LIPA Transaction and the Combination as if they had occurred at March 31, 1997. The unaudited pro forma consolidated condensed statement of income for the twelve month period ended March 31, 1997 gives effect to the proposed LIPA Transaction and the Combination as if they had occurred at April 1, 1996. These statements are prepared on the basis of accounting for the Combination under the purchase method of accounting and are based on the assumptions set forth in the notes thereto. In April 1997 LILCO changed its year-end from December 31 to March 31.

  The following pro forma financial information has been prepared from, and should be read in conjunction with, the LIPA Agreement (Annex D), and the historical consolidated financial statements and related notes thereto of Brooklyn Union and LILCO, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the proposed LIPA Transaction and the Combination been consummated on the date, or at the beginning of the period, for which the proposed LIPA Transaction and the Combination are being given effect nor is it necessarily indicative of future operating results or financial position.

                                HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN MILLIONS)

                                                                               BROOKLYN UNION/LILCO
                                         LIPA TRANSACTION                    AS ADJUSTED COMBINATION
                                       ---------------------                 ------------------------
                                                                               BROOKLYN                      HOLDING
                             LILCO     SALE TO    PRO FORMA         LILCO       UNION      PRO FORMA         COMPANY
                          (HISTORICAL) LIPA (1)  ADJUSTMENTS     AS ADJUSTED (HISTORICAL) ADJUSTMENTS       PRO FORMA
                          ------------ --------  -----------     ----------- ------------ -----------       ---------
ASSETS
PROPERTY
Utility Plant
 Electric...............   $ 3,900.2   $2,821.2   $  --           $1,079.0     $  --       $  --            $ 1,079.0
 Gas....................     1,171.2      --         --            1,171.2      1,805.9       --              2,977.1
 Common.................       263.3      --         --              263.3        --          --                263.3
 Construction work in
  progress..............       108.9       52.4      --               56.5        --          --                 56.5
 Nuclear fuel in process
  and in reactor........        15.5       15.5      --              --           --          --               --
 Less--Accumulated de-
  preciation and
  amortization..........    (1,759.1)    (854.7)     --             (904.4)      (440.1)      --             (1,344.5)
Gas exploration and pro-
 duction, at cost.......       --         --         --              --           563.9       --                563.9
 Less--Accumulated de-
  pletion...............       --         --         --              --          (188.3)      --               (188.3)
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Property.........     3,700.0    2,034.4      --            1,665.6      1,741.4       --              3,407.0
                           ---------   --------   --------        --------     --------    ---------        ---------
COST IN EXCESS OF NET
 ASSETS ACQUIRED, NET...       --         --         --              --           --           308.0 (6)        308.0
                           ---------   --------   --------        --------     --------    ---------        ---------
REGULATORY ASSETS
Base financial component
 (less accumulated
 amortization of
 $782.5)................     3,256.3    3,256.3      --              --           --          --               --
Rate moderation compo-
 nent...................       409.5      409.5      --              --           --          --               --
Shoreham post-settlement
 costs..................       996.3      996.3      --              --           --          --               --
Regulatory tax asset....     1,767.2    1,767.2      --              --           --            74.1 (5)         74.1
Postretirement benefits
 other than pensions....       357.7      --        (300.7)(2)        57.0        --          --                 57.0
Other...................       456.0      334.2      --              121.8        --          --                121.8
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Regulatory As-
  sets..................     7,243.0    6,763.5     (300.7)          178.8        --            74.1            252.9
                           ---------   --------   --------        --------     --------    ---------        ---------
NONUTILITY PROPERTY AND
 OTHER INVESTMENTS......        18.9       14.1      --                4.8        156.9       --                161.7
                           ---------   --------   --------        --------     --------    ---------        ---------
CURRENT ASSETS
Cash and cash equiva-
 lents..................        64.5      --       2,432.3 (3)     2,496.8         52.5       --              2,549.3
Deferred tax asset......        93.3       93.3      119.0 (4)       119.0        --          --                119.0
Accounts receivable and
 accrued revenues.......       489.9      327.5       19.4 (2)       181.8        --          --                181.8
Other Current Assets....       162.5        1.3      --              161.2        422.1       --                583.3
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Current Assets...       810.2      422.1    2,570.7         2,958.8        474.6       --              3,433.4
                           ---------   --------   --------        --------     --------    ---------        ---------
DEFERRED CHARGES........        77.6       52.5      --               25.1        120.9        (74.1)(5)         71.9
CONTRACTUAL RECEIVABLE
 FROM LIPA..............       --         --         281.3 (2)       281.3        --          --                281.3
                           ---------   --------   --------        --------     --------    ---------        ---------
 TOTAL ASSETS...........   $11,849.7   $9,286.6   $2,551.3        $5,114.4     $2,493.8    $   308.0        $ 7,916.2
                           =========   ========   ========        ========     ========    =========        =========
CAPITALIZATION AND LIA-
 BILITIES
CAPITALIZATION
Common Shareholders' Eq-
 uity...................   $ 2,549.1   $2,457.3   $2,432.3 (3)    $2,524.1     $1,004.1    $   253.8 (6)(7) $ 3,782.0
Long-term debt..........     4,457.0    3,459.8      (75.0)(15)      922.2        724.6       --              1,646.8
Preferred stock.........       702.1      339.1       75.0 (15)      438.0          6.3         (6.3)(7)        438.0
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Capitalization...     7,708.2    6,256.2    2,432.3         3,884.3      1,735.0        247.5          5,866.8
                           ---------   --------   --------        --------     --------    ---------        ---------
REGULATORY LIABILITIES..       562.8      529.7      --               33.1        --          --                 33.1
                           ---------   --------   --------        --------     --------    ---------        ---------
CURRENT LIABILITIES
Accounts payable and ac-
 crued expenses.........       230.2      122.7      --              107.5        165.8         60.8 (6)(7)     334.1
Accrued taxes (including
 federal income tax)....        51.1      --         399.0 (4)       450.1         68.6       --                518.7
Other current liabili-
 ties...................       332.6       65.5      --              267.1         74.9          (.3)(7)        341.7
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Current Liabili-
  ties..................       613.9      188.2      399.0           824.7        309.3         60.5          1,194.5
                           ---------   --------   --------        --------     --------    ---------        ---------
DEFERRED CREDITS
Deferred federal income
 tax....................     2,420.5    2,299.0     (280.0)(4)      (158.5)       309.7       --                151.2
Other...................       110.4       20.5      --               89.9         57.7       --                147.6
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Deferred Cred-
  its...................     2,530.9    2,319.5     (280.0)          (68.6)       367.4       --                298.8
                           ---------   --------   --------        --------     --------    ---------        ---------
OPERATING RESERVES......       433.9       (7.0)     --              440.9        --          --                440.9
COMMITMENTS AND CONTIN-
 GENCIES................       --         --         --              --           --          --               --
                           ---------   --------   --------        --------     --------    ---------        ---------
MINORITY INTEREST IN
 SUBSIDIARY COMPANY.....       --         --         --              --            82.1       --                 82.1
                           ---------   --------   --------        --------     --------    ---------        ---------
 TOTAL CAPITALIZATION
  AND LIABILITIES.......   $11,849.7   $9,286.6   $2,551.3        $5,114.4     $2,493.8    $   308.0        $ 7,916.2
                           =========   ========   ========        ========     ========    =========        =========

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Statements.

                                HOLDING COMPANY

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                         SALE           PRO         LILCO      BROOKLYN                    HOLDING
                             LILCO        TO           FORMA          AS        UNION        PRO FORMA     COMPANY
                          (HISTORICAL) LIPA(1)      ADJUSTMENTS    ADJUSTED  (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                          ------------ --------     -----------    --------  ------------   -----------   ---------
REVENUES
Electric................    $2,465.0   $1,520.2(10)   $ 11.5 (8)   $  956.3    $    --        $  --       $  956.3
Gas-Utility sales.......       672.7        --           --           672.7     1,338.7          --        2,011.4
Gas production and oth-
 er.....................         --         --           --             --        134.1          --          134.1
                            --------   --------       ------       --------    --------       ------      --------
Total Revenues..........     3,137.7    1,520.2         11.5        1,629.0     1,472.8          --        3,101.8
OPERATING EXPENSES
Operations-fuel and pur-
 chased power...........       954.8       15.0          --           939.8       627.2          --        1,567.0
Operations-other........       372.8      220.5          --           152.3       367.2          --          519.5
Maintenance.............       117.1       69.3          --            47.8        60.2          --          108.0
Depreciation, depletion
 and amortization.......       155.0      100.7          --            54.3        92.9          7.7 (6)     154.9
Base financial component
 amortization...........       101.0      101.0          --             --          --           --            --
Rate moderation compo-
 nent amortization......        (3.0)      (3.0)         --             --          --           --            --
Regulatory liability
 component amortiza-
 tion...................       (88.6)     (88.6)         --             --          --           --            --
Other regulatory amorti-
 zation.................       112.3       96.1          --            16.2         --           --           16.2
Operating taxes.........       469.6      280.7          --           188.9       148.7          --          337.6
Federal income taxes....       210.6      160.8          7.1 (9)       56.9        45.6          --          102.5
                            --------   --------       ------       --------    --------       ------      --------
Total Operating Ex-
 penses.................     2,401.6      952.5          7.1        1,456.2     1,341.8          7.7       2,805.7
                            --------   --------       ------       --------    --------       ------      --------
Operating Income........       736.1      567.7          4.4          172.8       131.0         (7.7)        296.1
OTHER INCOME AND (DEDUC-
 TIONS).................        21.5       31.7          --           (10.2)       45.7          --           35.5
                            --------   --------       ------       --------    --------       ------      --------
INCOME BEFORE INTEREST
 CHARGES................       757.6      599.4          4.4          162.6       176.7         (7.7)        331.6
INTEREST CHARGES........       435.2      349.9         (7.6)(9)       77.7        47.9          --          125.6
                            --------   --------       ------       --------    --------       ------      --------
NET INCOME..............       322.4      249.5         12.0           84.9       128.8(16)     (7.7)        206.0
                            --------   --------       ------       --------    --------       ------      --------
Preferred stock dividend
 requirements...........        52.1       39.9         23.7           35.9         0.3         (0.3)(7)      35.9
                            --------   --------       ------       --------    --------       ------      --------
EARNINGS FOR COMMON
 STOCK..................    $  270.3   $  209.6       $(11.7)(11)  $   49.0    $  128.5       $ (7.4)     $  170.1
                            ========   ========       ======       ========    ========       ======      ========
AVERAGE COMMON SHARES
 OUTSTANDING............       120.6      120.6        120.6          120.6        49.8        (14.5)        155.9
                            ========   ========       ======       ========    ========       ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES......    $   2.24   $   1.74       $ (.09)      $   0.41    $   2.58       $  --       $   1.09
                            ========   ========       ======       ========    ========       ======      ========

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

 1. The historical financial statements of LILCO have been adjusted to give effect to the proposed transaction with LIPA, pursuant to which LILCO will distribute certain of its net assets relating to its gas and generation business ("Transferred Assets") to subsidiaries of the Holding Company. LIPA will then acquire LILCO in a stock sale. The adjustments are based upon a disaggregation of LILCO's balance sheet and operations as estimated by the management of LILCO, and are subject to adjustment pursuant to the terms of the LIPA agreement.

    In connection with this transaction, the principal assets to be acquired by LIPA through its stock acquisition of LILCO include the electric transmission and distribution system ("The LIPA Transmission and Distribution System"), LILCO's 18% interest in Nine Mile Point 2 nuclear power station, certain of LILCO's regulatory assets associated with its electric business and an allocation of accounts receivable and other assets. The principal liabilities to be assumed by LIPA include LILCO's regulatory liabilities associated with its electric business, a portion of LILCO's long-term debt and an allocation of accounts payable, accrued expenses, customer deposits, other deferred credits and claims.

 2. In connection with the LIPA Transaction, LIPA is contractually responsible for reimbursing the Holding Company for postretirement benefits, other than pension costs, related to employees of LILCO's electric business. A pro forma adjustment has been reflected to reclassify the associated regulatory asset for postretirement benefits other than pensions to current and non-current accounts receivable pursuant to LIPA's obligation to a subsidiary of the Holding Company.

 3. The Cash Purchase Price to be paid by LIPA in connection with its stock acquisition of LILCO will be $2,497.5 million. The Cash Purchase Price was determined based upon the estimated net book value of the LILCO Retained Assets of $2,500.8 million as estimated by LILCO in a projected balance sheet as of December 31, 1997. Based upon the balance sheet as of March 31, 1997, the net book value of the LILCO Retained Assets amounted to $2,457.3 million. In addition, the LIPA Transaction obligates the Holding Company upon the closing of the transaction to remit to LIPA $15 million associated with the recovery through litigation of certain real estate taxes previously paid. Transaction costs are currently estimated to be $10 million. Assuming the LIPA Transaction was completed on March 31, 1997, the net cash to be received by the Holding Company would amount to:

      Cash Purchase Price............................................. $2,457.3
      Cash paid to LIPA...............................................    (15.0)
      Transaction Costs...............................................    (10.0)
                                                                       --------
      Net Cash........................................................ $2,432.3
                                                                       ========

 4. The distribution of the Transferred Assets from LILCO to subsidiaries of the Holding Company will result in the imposition of federal income taxes on LILCO. Pursuant to the LIPA Agreement, the subsidiaries created by the Holding Company to receive the Transferred Assets will receive the benefit of the increased tax basis of the Transferred Assets and will pay the LILCO tax. If the LIPA Transaction were to have occurred at March 31, 1997, the tax would have amounted to approximately $400 million. The tax is derived from the difference between the estimated fair value of the distributed assets and their existing tax basis. For financial reporting purposes, the subsidiaries reversed the existing deferred tax liability of $280 million relating to the Transferred Assets and recorded a $119 million deferred tax asset reflecting the income tax effect by which the tax basis of the Transferred Assets exceeded their book basis.

 5. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 reflects the reclassification of $74.1 million of Brooklyn Union regulatory tax assets from deferred charges to regulatory assets in order to consistently present the regulatory assets of Brooklyn Union and LILCO.

 6. The purchase price for Brooklyn Union at March 31, 1997, which amounted to approximately $1.245 billion including approximately $54.1 million of transaction costs, has been determined based upon an average of LILCO's opening and closing stock prices for the two trading days before and three trading days after December 29, 1996. The purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. It is anticipated that the fair value of the utility assets acquired is represented by their book value, which approximates the value of these assets recognized by the New York State Public Service Commission in establishing rates which are designed to, among other things, provide for a return on the book value of these assets and the recovery of costs included as depreciation and amortization charges. The estimated fair values of Brooklyn Union's non-utility assets approximate their carrying values. Both Brooklyn Union and LILCO will seek PSC approval for recovery of transaction costs.

    Based upon current information, the purchase price, including merger-related transaction costs, exceeds the fair value of the net assets acquired by $308.0 million, which will be amortized to income over 40 years.

 7. In connection with the formation of KeySpan, Brooklyn Union will redeem its outstanding preferred stock at a premium of 2% per terms of the original issuance agreement. As a result, accounts payable has been adjusted to reflect a payable of $6.7 million including premiums of $0.1 million which have been charged to Common Shareholders' Equity.

 8. The agreement with LIPA includes a provision for the Holding Company to earn in the aggregate approximately $11.5 million in annual management service fees from LIPA for the management of the LIPA Transmission and Distribution System and the management of all aspects of fuel and power supply. These agreements also contain certain incentive and penalty provisions which could materially impact earnings from such agreements.

 9. The pro forma charge of $7.1 million represents the income tax effect associated with the recording of the pro forma adjustments for the $11.5 million management fee (see Note 8), and a reduction in interest expense of approximately $7.6 million associated with the recapitalization of the subsidiary which contains the gas and generation businesses.

10. Revenues for both the assets acquired by LIPA and the Transferred Assets were determined based upon a revenue requirements model which considered the cost of service for these assets and a return on capitalization based upon an imputed allowed rate of return.

11. No adjustments have been made to earnings on common stock to reflect earnings on net available proceeds of approximately $1.7 billion to be received, after remittances to the Holding Company's gas and generation subsidiaries for working capital purposes (see Notes 3 and 12). If these funds were invested at 7% (the 30 year US Treasury Bond yield based on recent prices), the Holding Company would have realized additional interest income, net of taxes, of approximately $77.3 million, or approximately $.49 per share, on a consolidated basis. Each one percent change in the assumed interest rate, would increase/decrease interest income, net of taxes, by $11.0 million. LILCO's allowed rate of return on its common equity for its electric business is currently 11%, after taxes.

12. Subsequent to the sale to LIPA, a portion of the proceeds to be received by the Holding Company will be remitted to LILCO's gas and generation subsidiaries in order to meet the subsidiaries working capital needs. Such proposed transaction has been eliminated in the consolidation process.

13. The allocation between Brooklyn Union and LILCO and their customers of the estimated cost savings resulting from the Combination, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings, have been reflected in the unaudited pro forma consolidated condensed financial statements.

14. The unaudited pro forma combined condensed financial statements reflect the exchange of each share of LILCO Common Stock outstanding into 0.880 shares of Holding Company Common Stock and the conversion of each share of Brooklyn Union Common Stock outstanding into one share of Holding Company Common Stock, as provided in the Brooklyn Union/LILCO Agreement.

15. As more fully described in the section entitled "The LIPA TRANSACTION-- Agreement and Plan of Merger," LILCO will transfer the Transferred Assets to subsidiaries of the Holding Company in exchange for shares of the Holding Company common stock and up to $75 million face amount of Holding Company Preferred Stock. The privately placed Preferred Stock will be non-voting, non-convertible and have a five-year term. For purposes of these pro forma financial statements, it is assumed that the Holding Company will issue $75 million of Preferred Stock, LILCO will sell the preferred stock for $75 million in proceeds and will retain the proceeds (i.e., a Retained Asset).

    With a $75 million increase in the Retained Assets, the LIPA Agreement provides that the Retained Debt will increase by a corresponding amount. The LIPA Agreement also provides that if the Holding Company were to issue an amount other than $75 million of Preferred Stock, the incremental difference between the amount actually issued and $75 million, will result in a corresponding increase or decrease in the amount of accounts payable retained by LILCO. These pro forma financial statements reflect a reduction in interest expense for the reduced level of subsidiary debt, and to reflect an increase in preferred stock dividend requirements. Finally, for purposes of these pro forma financial statements, it is assumed that the dividend rate on this privately placed Preferred Stock will be 7.95%, which is equal to the Company's highest cost preferred stock.

16. The Brooklyn Union earnings for the 12 month period ended March 31, 1997 include non-recurring income aggregating approximately $33.5 million, net of taxes, or $0.68 per share, relating to gains on the initial public offering of a subsidiary's stock and the sale of an investment in a Canadian plant. This income was partially offset by a $7.8 million charge, net of taxes, or $0.16 per share, relating to reorganization expenses incurred by the subsidiary.

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION
                       BROOKLYN UNION/LILCO COMBINATION
                                   (POOLING)

  The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of Brooklyn Union and LILCO including their respective subsidiaries, after giving effect to the Combination. Brooklyn Union's balance sheet as of March 31, 1997 and results of operations for each of the 12 month periods in the three year period ended March 31, 1997 have been combined with LILCO's balance sheet as of March 31, 1997 and results of operations for each of the 12 month periods in the three year period ended March 31, 1997 to arrive at the unaudited pro forma combined condensed balance sheet as of March 31, 1997 and the statements of income for each of the 12 month periods ended March 31, 1997. The unaudited pro forma combined condensed balance sheet at March 31, 1997 gives effect to the Combination as if it had occurred at March 31, 1997. The unaudited pro forma combined condensed statements of income for each of the 12 month periods in the three year period ended March 31, 1997 give effect to the Combination as if it had occurred at April 1, 1994. These statements are prepared on the basis of accounting for the Combination as a pooling of interests and are based on the assumptions set forth in the notes thereto. It should be noted that in April 1997 LILCO changed its year-end from December 31 to March 31.

  The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Brooklyn Union and LILCO, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Combination been consummated on the date, or at the beginning of the period, for which the Combination is being given effect nor is it necessarily indicative of future operating results or financial position.

                                HOLDING COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 1997
                                    POOLING
                                 (IN MILLIONS)

                                                                      HOLDING
                                         BROOKLYN                     COMPANY
                             LILCO        UNION      PRO FORMA       PRO FORMA
                          (HISTORICAL) (HISTORICAL) ADJUSTMENTS      COMBINED
                          ------------ ------------ -----------      ---------
ASSETS
PROPERTY
Utility Plant
 Electric...............   $ 3,900.2     $    --      $  --          $ 3,900.2
 Gas....................     1,171.2      1,805.9        --            2,977.1
 Common.................       263.3          --         --              263.3
 Construction work in
  progress..............       108.9          --         --              108.9
 Nuclear fuel in proc-
  ess and in reactor....        15.5          --         --               15.5
 Less--Accumulated de-
  preciation and amor-
  tization..............    (1,759.1)      (440.1)       --           (2,199.2)
Gas exploration and pro-
 duction, at cost.......         --         563.9        --              563.9
Less--Accumulated deple-
 tion...................         --        (188.3)       --             (188.3)
                           ---------     --------     ------         ---------
   Total Property.......     3,700.0      1,741.4        --            5,441.4
                           ---------     --------     ------         ---------
REGULATORY ASSETS
Base financial component
 (less accumulated amor-
 tization of $782.5)....     3,256.3          --         --            3,256.3
Rate moderation compo-
 nent...................       409.5          --         --              409.5
Shoreham post-settlement
 costs..................       996.3          --         --              996.3
Regulatory tax asset....     1,767.2          --        74.1 (1)       1,841.3
Postretirement benefits
 other than pensions....       357.7          --         --              357.7
Other...................       456.0          --         --              456.0
                           ---------     --------     ------         ---------
   Total Regulatory As-
    sets................     7,243.0          --        74.1           7,317.1
                           ---------     --------     ------         ---------
NONUTILITY PROPERTY AND
 OTHER INVESTMENTS......        18.9        156.9        --              175.8
                           ---------     --------     ------         ---------
CURRENT ASSETS
Cash and cash equiva-
 lents..................        64.5         52.5        --              117.0
Deferred tax asset......        93.3          --         --               93.3
Accounts receivable and
 accrued revenues.......       489.9          --         --              489.9
Other Current Assets....       162.5        422.1        --              584.6
                           ---------     --------     ------         ---------
   Total Current As-
    sets................       810.2        474.6        --            1,284.8
                           ---------     --------     ------         ---------
DEFERRED CHARGES........        77.6        120.9      (74.1)(1)         124.4
                           ---------     --------     ------         ---------
   TOTAL ASSETS.........   $11,849.7     $2,493.8     $  --          $14,343.5
                           =========     ========     ======         =========
CAPITALIZATION AND LIA-
 BILITIES
CAPITALIZATION
Common Shareowners' Eq-
 uity...................   $ 2,549.1     $1,004.1      (54.2)(2)(7)    3,499.0
Long-term debt..........     4,457.0        724.6        --            5,181.6
Preferred stock.........       702.1          6.3       (6.3)(7)         702.1
                           ---------     --------     ------         ---------
   Total Capitaliza-
    tion................     7,708.2      1,735.0      (60.5)          9,382.7
                           ---------     --------     ------         ---------
REGULATORY LIABILITIES..       562.8          --         --              562.8
                           ---------     --------     ------         ---------
CURRENT LIABILITIES
Accounts payable and ac-
 crued expenses.........       230.2        165.8       60.8(2)(7)       456.8
Accrued taxes (including
 federal income tax)....        51.1         68.6        --              119.7
Other current liabili-
 ties...................       332.6         74.9       (0.3)(7)         407.2
                           ---------     --------     ------         ---------
   Total Current Liabil-
    ities...............       613.9        309.3       60.5             983.7
                           ---------     --------     ------         ---------
DEFERRED CREDITS
Deferred federal income
 tax....................     2,420.5        309.7        --            2,730.2
Other...................       110.4         57.7        --              168.1
                           ---------     --------     ------         ---------
   Total Deferred Cred-
    its.................     2,530.9        367.4        --            2,898.3
                           ---------     --------     ------         ---------
OPERATING RESERVES......       433.9          --         --              433.9
COMMITMENTS AND CONTIN-
 GENCIES................         --           --         --                --
                           ---------     --------     ------         ---------
MINORITY INTEREST IN
 SUBSIDIARY COMPANY.....         --          82.1        --               82.1
                           ---------     --------     ------         ---------
   TOTAL CAPITALIZATION
    AND LIABILITIES.....   $11,849.7     $2,493.8     $  --          $14,343.5
                           =========     ========     ======         =========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                       HOLDING
                                            BROOKLYN                   COMPANY
                                LILCO        UNION       PRO FORMA    PRO FORMA
                             (HISTORICAL) (HISTORICAL)  ADJUSTMENTS   COMBINED
                             ------------ ------------  -----------   ---------
REVENUES
Electric...................    $2,465.0     $    --       $  --       $2,465.0
Gas--Utility sales.........       672.7      1,338.7         --        2,011.4
Gas production and other...         --         134.1         --          134.1
                               --------     --------      ------      --------
  Total Revenues...........     3,137.7      1,472.8         --        4,610.5
OPERATING EXPENSES
Operations--fuel and pur-
 chased power..............       954.8        627.2         --        1,582.0
Operations--other..........       372.9        367.2         --          740.1
Maintenance................       117.0         60.2         --          177.2
Depreciation, depletion and
 amortization..............       155.0         92.9         --          247.9
Base financial component
 amortization..............       101.0          --          --          101.0
Rate moderation component
 amortization..............        (3.0)         --          --           (3.0)
Regulatory liability compo-
 nent amortization.........       (88.6)         --          --          (88.6)
Other regulatory amortiza-
 tion......................       112.3          --          --          112.3
Operating taxes............       469.6        148.7         --          618.3
Federal income taxes.......       210.6         45.6         --          256.2
                               --------     --------      ------      --------
  Total Operating Ex-
   penses..................     2,401.6      1,341.8         --        3,743.4
                               --------     --------      ------      --------
Operating Income...........       736.1        131.0         --          867.1
OTHER INCOME...............        21.5         45.7         --           67.2
                               --------     --------      ------      --------
INCOME BEFORE INTEREST
 CHARGES...................       757.6        176.7         --          934.3
INTEREST CHARGES...........       435.2         47.9         --          483.1
                               --------     --------      ------      --------
NET INCOME.................       322.4        128.8(4)      --          451.2
                               --------     --------      ------      --------
Preferred stock dividend
 requirements..............        52.1          0.3        (0.3)(7)      52.1
                               --------     --------      ------      --------
EARNINGS FOR COMMON STOCK..    $  270.3     $  128.5      $  0.3      $  399.1
                               ========     ========      ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING..................       120.6         49.8       (23.8)(3)     146.6
                               ========     ========      ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES.........    $   2.24     $   2.58      $  --       $   2.72
                               ========     ========      ======      ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             BROOKLYN
                                 LILCO        UNION      PRO FORMA    PRO FORMA
                              (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                              ------------ ------------ -----------   ---------
REVENUES
Electric....................    $2,497.4     $    --      $  --       $2,497.4
Gas--Utility sales..........       650.8      1,272.2        --        1,923.0
Gas production and other....         --          97.8        --           97.8
                                --------     --------     ------      --------
Total Revenues..............     3,148.2      1,370.0        --        4,518.2
OPERATING EXPENSES
Operations--fuel and pur-
 chased power...............       888.6        569.5        --        1,458.1
Operations--other...........       391.1        349.8        --          740.9
Maintenance.................       124.4         54.7        --          179.1
Depreciation, depletion and
 amortization...............       147.3         72.7        --          220.0
Base financial component am-
 ortization.................       101.0          --         --          101.0
Rate moderation component
 amortization...............        (4.9)         --         --           (4.9)
Regulatory liability compo-
 nent amortization..........       (88.6)         --         --          (88.6)
Other regulatory amortiza-
 tion.......................       175.2          --         --          175.2
Operating taxes.............       455.9        139.4        --          595.3
Federal income taxes........       217.0         42.6        --          259.6
                                --------     --------     ------      --------
Total Operating Expenses....     2,407.0      1,228.7        --        3,635.7
                                --------     --------     ------      --------
Operating Income............       741.2        141.3        --          882.5
OTHER INCOME................        45.5          5.7        --           51.2
                                --------     --------     ------      --------
INCOME BEFORE INTEREST
 CHARGES....................       786.7        147.0        --          933.7
INTEREST CHARGES............       471.9         52.5        --          524.4
                                --------     --------     ------      --------
NET INCOME..................       314.8         94.5        --          409.3
                                --------     --------     ------      --------
Preferred stock dividend re-
 quirements.................        52.5          0.3       (0.3)(7)      52.5
                                --------     --------     ------      --------
EARNINGS FOR COMMON STOCK...    $  262.3     $   94.2     $  0.3      $  356.8
                                ========     ========     ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING...................       119.5         48.8      (23.5)(3)     144.8
                                ========     ========     ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES..........    $   2.19     $   1.93     $  --       $   2.46
                                ========     ========     ======      ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1995
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             BROOKLYN
                                 LILCO        UNION      PRO FORMA    PRO FORMA
                              (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                              ------------ ------------ -----------   ---------
REVENUES
Electric....................    $2,440.3     $    --      $  --       $2,440.3
Gas--Utility sales..........       546.1      1,203.4        --        1,749.5
Gas production and other....         --          54.8        --           54.8
                                --------     --------     ------      --------
Total Revenues..............     2,986.4      1,258.2        --        4,244.6
OPERATING EXPENSES
Operations--fuel and pur-
 chased power...............       805.8        493.0        --        1,298.8
Operations--other...........       388.0        324.3        --          712.3
Maintenance.................       141.0         52.1        --          193.1
Depreciation, depletion and
 amortization...............       134.6         70.9        --          205.5
Base financial component am-
 ortization.................       101.0          --         --          101.0
Rate moderation component
 amortization...............       160.5          --         --          160.5
Regulatory liability compo-
 nent amortization..........       (88.6)         --         --          (88.6)
Other regulatory amortiza-
 tion.......................         8.0          --         --            8.0
Operating taxes.............       408.9        140.7        --          549.6
Federal income taxes........       185.3         40.1        --          225.4
                                --------     --------     ------      --------
Total Operating Expenses....     2,244.5      1,121.1        --        3,365.6
                                --------     --------     ------      --------
Operating Income............       741.9        137.1        --          879.0
OTHER INCOME................        46.1          3.7        --           49.8
                                --------     --------     ------      --------
INCOME BEFORE INTEREST
 CHARGES....................       788.0        140.8        --          928.8
INTEREST CHARGES............       485.5         52.7        --          538.2
                                --------     --------     ------      --------
NET INCOME..................       302.5         88.1        --          390.6
                                --------     --------     ------      --------
Preferred stock dividend re-
 quirements.................        52.9          0.3       (0.3)(7)      52.9
                                --------     --------     ------      --------
EARNINGS FOR COMMON STOCK...    $  249.6     $   87.8     $  0.3      $  337.7
                                ========     ========     ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING...................       117.4         47.6      (23.1)(3)     141.9
                                ========     ========     ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES..........    $   2.13     $   1.84     $  --       $   2.38
                                ========     ========     ======      ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSEDFINANCIAL STATEMENTS

1. The unaudited pro forma combined condensed balance sheet as of March 31, 1997 reflects the reclassification of $74.1 million of Brooklyn Union regulatory tax assets from deferred charges to regulatory assets. All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma combined condensed financial statements.

2. Transaction costs (including fees for financial advisors, attorneys, accountants, consultants, taxes, filings and printing) are currently estimated to be approximately $54.1 million. Both Brooklyn Union and LILCO will seek PSC approval for recovery of such transaction costs.

3. The unaudited pro forma combined condensed financial statements reflect the conversion of each share of LILCO Common Stock outstanding into 0.803 shares of Holding Company Common Stock and the exchange of each share of Brooklyn Union Common Stock outstanding for one share of Holding Company Common Stock, as provided in the Brooklyn Union/LILCO Agreement. The unaudited pro forma combined condensed financial statements are presented as if the companies were combined during all periods included therein.

4. The Brooklyn Union earnings for the 12 month period ended March 31, 1997 include non-recurring income aggregating approximately $33.5 million, net of taxes, or $0.68 per share, relating to gains on the initial public offering of a subsidiary's stock and the sale of an investment in a Canadian plant. This income was partially offset by a $7.8 million charge, net of taxes, or $0.16 per share, relating to reorganization expenses incurred by the subsidiary.

5. Intercompany transactions between Brooklyn Union and LILCO during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

6. The allocation between Brooklyn Union and LILCO and their customers of the estimated cost savings resulting from the Combination, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings or the costs to achieve such savings, have been reflected in the unaudited pro forma combined condensed financial statements.

7. In connection with the formation of KeySpan, Brooklyn Union will redeem its outstanding preferred stock at a premium of 2% per terms of the original issuance agreement. As a result, accounts payable has been adjusted to reflect a payable of $6.7 million including premiums of $0.1 million which have been charged to Common Shareholders' Equity.

        THE COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION

MANAGEMENT OF THE HOLDING COMPANY

  HOLDING COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Holding Company at the Effective Time will be 15 persons, six of whom will be designated by Brooklyn Union prior to the Effective Time, six of whom will be designated by LILCO prior to the Effective Time and three of whom will be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors. In the event that the Combination is not consummated and the LIPA Transaction is consummated, the Board of Directors of the Holding Company will consist of the Directors of LILCO serving immediately before the LIPA Closing.

  SENIOR EXECUTIVES. Dr. William J. Catacosinos will be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing at the Effective Time. At the first anniversary of the Effective Time, Dr. Catacosinos will cease to be the Chief Executive Officer, but will continue to be Chairman of the Board and Chairman of the Executive Committee and will become a consultant to the Holding Company. In the event that the Combination is not consummated and the LIPA Transaction is consummated, the above provisions will not take effect and Dr. Catacosinos will serve in the capacity referred to above.

  Mr. Robert B. Catell will be the President and Chief Operating Officer of the Holding Company commencing upon the consummation of the Combination and will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company commencing on the first anniversary of such date. The arrangements to cause such elections to take place at such first anniversary may be altered only by a vote, following the Effective Time, of two-thirds of the entire Board of Directors of the Holding Company.

COMMON STOCK DIVIDENDS

  It is anticipated that the initial annualized dividend rate paid to Holding Company shareholders after completion of the Combination, whether or not the LIPA Transaction is consummated, will be $1.78 per share, subject to approval and declaration by the Holding Company Board of Directors. Brooklyn Union's annual dividend rate is currently $1.46 per share and LILCO's annual dividend rate is currently $1.78 per share. Declaration and timing of all dividends declared on Holding Company Common Stock will be a business decision to be made by the Holding Company Board from time to time based upon the results of operations and financial condition of the Holding Company and its subsidiaries, opportunities available for the reinvestment of cash received in connection with the LIPA Transaction or otherwise, and such other business considerations as the Holding Company Board considers relevant in accordance with applicable laws. For a description of certain restrictions on the Holding Company's ability to pay dividends on the Holding Company Common Stock, see "Description of Holding Company Capital Stock."

                 DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

GENERAL

  The authorized capital stock of the Holding Company, as of the Effective Time, will consist of 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share ("Holding Company Preferred Stock"). The description of Holding Company capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation of the Holding Company (the "Holding Company Certificate") and the By-Laws of the Holding Company (the "Holding Company By-Laws"), the forms of which are attached hereto as Annexes G and H, respectively, as well as applicable statutory or other law.

HOLDING COMPANY PREFERRED STOCK

  Under the Holding Company Certificate, subject to any approval of the SEC which may be required under the Holding Company Act, the Board of Directors of the Holding Company will be authorized to divide the Holding Company Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in the Holding Company Certificate or prescribed by law, to fix and determine the voting rights, if any, of the holders of shares of such series and the designations, preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof (the "Preferred Stock Designation"). There are no present plans to issue any Holding Company Preferred Stock other than as described herein.

HOLDING COMPANY COMMON STOCK

  The holders of Holding Company Common Stock will be entitled to receive such dividends as the Board of Directors of the Holding Company may from time to time declare, subject to any rights of holders of Holding Company Preferred Stock, if any is issued. The holders of shares of Holding Company Common Stock will be entitled to one vote for each such share upon all proposals presented to the shareholders on which the holders of Holding Company Common Stock are entitled to vote. Except as provided by law and subject to any class or series voting rights of holders of any Holding Company Series AA Preferred Stock, the holders of Holding Company Common Stock will have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Holding Company Preferred Stock will not be entitled to receive notice of any meeting of shareholders at which such holders of Holding Company Preferred Stock are not entitled to vote. The holders of shares of a class or series shall be entitled to vote and to vote as a class upon the authorization of an amendment and, in addition to the authorization of the amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class or series when a proposed amendment would change their shares under BCL Section 801(b) (11), that is, change any authorized shares, whether issued or unissued, into a different number of shares of the same class. The holders of Holding Company Common Stock will not be entitled to cumulate votes for the election of Directors. In the event of any liquidation, dissolution or winding up of the Holding Company, the holders of Holding Company Common Stock, subject to any rights of the holders of any Holding Company Preferred Stock, will be entitled to receive the remainder, if any, of the assets of the Holding Company after the discharge of its liabilities. Holders of Holding Company Common Stock will not be entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Holding Company Common Stock will not contain any redemption provisions or conversion rights.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Holding Company Certificate and the Holding Company By-Laws will contain various other provisions intended to (i) promote stability of the Holding Company's shareholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Holding Company which could disrupt the Holding Company, divert the attention of the Holding Company's directors, officers and employees and adversely affect the independence and integrity of the Holding Company's business. A summary of these provisions of the Holding Company Certificate and the Holding Company By-Laws is set forth below.

  REMOVAL OF DIRECTORS. The Holding Company Certificate provides that except as otherwise provided for or fixed by or pursuant to a Certificate of Amendment setting forth the rights of the holders of any class or series of Holding Company Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors of the Holding Company resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors of the Holding Company, and not by the shareholders. Subject to the rights of holders of Holding Company Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all the outstanding capital stock of the Holding Company entitled to vote generally in the election of directors (the "Voting Power"), voting together as a single class.

  The NYBCL provides that unless the certificate of incorporation or by-laws of a corporation so provide, a director may be removed only for cause by vote of the shareholders. None of the Restated Certificate of Incorporation of Brooklyn Union, as amended (the "Brooklyn Union Certificate,") the By-Laws of Brooklyn Union (the "Brooklyn Union By-Laws,") the LILCO Amended and Restated Certificate of Incorporation (the "LILCO Certificate") or the By-Laws of LILCO, as amended (the "LILCO By-Laws") contains provisions for removal of a director.

  SPECIAL SHAREHOLDERS' MEETINGS AND RIGHT TO ACT BY WRITTEN CONSENT. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by a resolution adopted by a majority of the entire Board of Directors of the Holding Company. Shareholders are not permitted to call, or to require that the Board of Directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by the Holding Company. The Holding Company By-Laws permit a special meeting of shareholders to be called at any time for any purpose by order of the Board of Directors of the Holding Company. In addition, the Holding Company Certificate provides that any action taken by the shareholders of the Holding Company must be effected at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting.

  The provisions of the Holding Company Certificate and the Holding Company By-Laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the Voting Power from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Board of Directors of the Holding Company by calling a special meeting of shareholders prior to the time the Board believes such consideration to be appropriate.

  PROCEDURES FOR SHAREHOLDER NOMINATIONS AND PROPOSALS. The Holding Company By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of shareholders of the Holding Company (the "Shareholder Notice Procedure").

  Only those shareholder nominees who are nominated in accordance with the Shareholder Notice Procedure will be eligible for election as directors of the Holding Company. Under the Shareholder Notice Procedure, notice of shareholder nominations to be made at an annual meeting (or of any other business that may properly be brought before such meeting) must be received by the Holding Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Holding Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Holding Company not later than the 10th day after such public announcement is first made by the Holding Company.

  The Holding Company By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Nominations for election to the Holding Company Board may be made at a special meeting at which directors are to be elected only by or at the Holding Company Board of Directors' direction or by a shareholder who has given timely notice of nomination. Under the Shareholder Notice Procedure, such notice must be received by the Holding Company not earlier than the 90th day before such

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

meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement by the Holding Company of the date of such meeting. Shareholders will not be able to bring other business before special meetings of shareholders.

  The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting at the direction of the Holding Company Board of Directors or by a shareholder who has given timely written notice (as set forth above) to the Secretary of the Holding Company of such shareholder's intention to bring such business before such meeting.

  Under the Shareholder Notice Procedure, a shareholder's notice to the Holding Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of the Holding Company owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including without limitation, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of the Holding Company beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Holding Company Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Holding Company Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Holding Company Board, will provide the Holding Company Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Holding Company Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Holding Company By-Laws do not give the Holding Company Board any power to approve or disapprove shareholder nominations for the election of directors and only limited power to approve or disapprove shareholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Holding Company and its shareholders.

  AMENDMENT OF THE HOLDING COMPANY CERTIFICATE AND THE HOLDING COMPANY BY-LAWS. The Holding Company Certificate provides that the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class, would be required to (i) amend or repeal the provisions of the Holding Company Certificate with respect to (A) the election of directors and (B) the right to call a special shareholders' meeting and (C) the right to act by written consent; (ii) adopt any provision inconsistent with such provisions; and (iii) amend or repeal the provisions of the Holding Company Certificate with respect to amendments to the Holding Company Certificate or the Holding Company By-Laws.

      THE AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER

  The following is a summary of the material terms of the Brooklyn Union/LILCO Agreement, which is attached as Annex A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Brooklyn Union/LILCO Agreement. In the event that the KeySpan Share Exchange has been consummated, then KeySpan will be substituted for Brooklyn Union in the Combination and the Brooklyn Union/LILCO Agreement.

THE COMBINATION

  The Brooklyn Union/LILCO Agreement provides that, following its adoption by the shareholders of both LILCO and Brooklyn Union and the satisfaction or waiver of the other conditions to the Combination, including obtaining the requisite regulatory approvals, the outstanding shares of LILCO Common Stock will be exchanged for newly issued shares of Holding Company Common Stock in the Share Exchange and the outstanding shares of Brooklyn Union Common Stock will be converted into the right to receive newly issued shares of Holding Company Common Stock in the Merger.

EFFECTS OF THE COMBINATION

  Except as provided below, upon the consummation of the Share Exchange, and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Holding Company:

  i. Each issued and outstanding share of LILCO Common Stock, other than shares held by dissenting shareholders ("LILCO Dissenting Shares"), will be exchanged for 0.803 shares of Holding Company Common Stock; provided that if the LIPA Agreement has not been terminated but the transactions contemplated thereby will not be consummated contemporaneously with the Combination, then each issued and outstanding share of LILCO Common Stock, other than the LILCO Dissenting Shares, will be exchanged for
     0.803 shares of Holding Company Common Stock and, if the transactions contemplated by the LIPA Agreement are consummated within two years of the Effective Time, then the Holding Company will issue to persons who were holders of record of LILCO Common Stock at the Effective Time an additional 0.077 shares of Holding Company Common Stock (the "Contingent Issuance") in respect of each share of LILCO Common Stock, other than LILCO Dissenting Shares, that had been held by them of record at the Effective Time. Upon the Share Exchange, the Holding Company will become the owner of each share of LILCO Common Stock so exchanged and each such share of LILCO Common Stock will be deemed to have been exchanged for that fraction of a share of Holding Company Common Stock specified above.

  ii. Each issued and outstanding share of the preferred stock of LILCO will be unchanged as a result of the Share Exchange and will remain outstanding thereafter.

  Upon the consummation of the Merger, and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Holding Company, each issued and outstanding share of Brooklyn Union Common Stock, other than shares held by dissenting shareholders ("Brooklyn Union Dissenting Shares"), will be converted into the right to receive one share of Holding Company Common Stock pursuant to the Merger. Upon such Merger, Brooklyn Union will become a wholly owned subsidiary of the Holding Company and each such share of Brooklyn Union Common Stock will be deemed to have been exchanged for one share of Holding Company Common Stock.

  If the Combination and the LIPA Transaction are consummated contemporaneously or if the LIPA Transaction is consummated before the Combination, then instead of consummating the Share Exchange, the transactions contemplated by the Brooklyn Union/LILCO Agreement and the LIPA Agreement will be consummated as follows:

  (i) LILCO will transfer the Transferred Assets (as defined in the LIPA Agreement) to such subsidiaries of the Holding Company as Brooklyn Union and LILCO will direct in exchange for the Designated

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

       Number (as defined) of shares of Holding Company Common Stock and up to $75 million face amount of Holding Company Preferred Stock. The "Designated Number" will be the number of shares of Holding Company Common Stock representing the net fair market value of the Transferred Assets, as will be determined in good faith by Brooklyn Union and LILCO, less the face amount of such Holding Company Preferred Stock;

  (ii) the merger of LIPA Sub with and into LILCO and the transactions contemplated by the LIPA Agreement will be consummated, and the Cash Purchase Price (as defined) will be paid to the Exchange Agent as agent for the holders of LILCO Common Stock to subscribe for and purchase a number of shares of Holding Company Common Stock, which number of shares when added to the Designated Number shall represent the number of shares of LILCO Common Stock issued and outstanding immediately prior to the LILCO Effective Time, other than LILCO Dissenting Shares, multiplied by the LIPA Ratio (i.e., 0.880); and

  (iii) promptly thereafter, the Merger shall be consummated.


  Brooklyn Union Dissenting Shares and LILCO Dissenting Shares will not be converted into the right to receive Holding Company Common Stock pursuant to the Brooklyn Union/LILCO Agreement, but will be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL.

  As soon as practicable after the consummation of the Combination, an exchange agent mutually agreeable to LILCO and Brooklyn Union (the "Exchange Agent") will mail to each holder of record of a certificate (a "Certificate") which immediately prior thereto represented outstanding shares of LILCO Common Stock or which immediately prior thereto represented outstanding shares of Brooklyn Union Common Stock (the "Exchanged Shares") that were cancelled or exchanged for shares of Holding Company Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such Certificate in exchange for certificates representing shares of Holding Company Common Stock.

  Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents, if any, as the Exchange Agent shall require, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Holding Company Common Stock and any cash in lieu of a fractional share of Holding Company Common Stock which such holder has the right to receive pursuant to the Brooklyn Union/LILCO Agreement.

  No fractional shares of Holding Company Common Stock will be issued in connection with the Combination or the LIPA Transaction. For each fractional share that would otherwise be issued, the Exchange Agent will pay an amount equal to a pro rata portion of the proceeds of the sale by the Exchange Agent of shares of Holding Company Common Stock representing the aggregate of all such fractional shares, such sale to be executed by the Exchange Agent as promptly as possible after the Effective Time.

  If a transfer of ownership of Exchanged Shares is not registered in the transfer records of LILCO or Brooklyn Union, as the case may be, and if the transferee presents to the Exchange Agent: (i) the Certificate representing such Exchanged Shares, (ii) all documents required to evidence and effect such transfer, and (iii) evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid, then a certificate representing the proper number of shares of Holding Company Common Stock may be issued to such transferee.

  Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the applicable number of shares of Holding Company Common Stock and cash in lieu of any fractional share of Holding Company Common Stock.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of Holding Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder until

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

such Certificate is surrendered. After such surrender, subject to applicable law, there will be paid to such holder, without interest, the unpaid dividends and distributions, and any cash payment in lieu of a fractional share, to which such holder is entitled.

  If the transactions contemplated by the LIPA Agreement are consummated within two years of the Effective Time, then the Exchange Agent will mail to each holder of record of Certificates which immediately prior to the Effective Time represented outstanding shares of LILCO Common Stock that were exchanged for Holding Company Common Stock in compliance with the issuance procedures described above certificates for the number of whole shares of Holding Company Common Stock which such holder has the right to receive pursuant to the Contingent Issuance. No dividends or other distributions declared or made after the Effective Time with respect to shares of Holding Company Common Stock with a record date after the Effective Time and prior to the consummation of the transactions contemplated by the LIPA Agreement will be paid in respect of shares to be issued pursuant to the Contingent Issuance. The procedures described above with respect to fractional shares will be employed with respect to shares to be issued pursuant to the Contingent Issuance.

  From and after the consummation of the Combination, the common stock transfer books of LILCO and Brooklyn Union will be closed and no transfer of any LILCO Common Stock or Brooklyn Union Common Stock will thereafter be made. If, after the consummation of the Combination, Certificates are presented to the Holding Company, they will be cancelled and exchanged for certificates representing the appropriate number of shares of Holding Company Common Stock.


   HOLDERS OF LILCO COMMON STOCK AND BROOKLYN UNION COMMON STOCK
   SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.


REPRESENTATIONS AND WARRANTIES

  The Brooklyn Union/LILCO Agreement contains customary representations and warranties by each of Brooklyn Union and LILCO relating to, among other things: (a) their respective organizations, the organization of their respective subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Brooklyn Union/LILCO Agreement and related matters; (d) required governmental and regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the SEC, FERC and NRC and the accuracy of information contained therein;
(g) the absence of any material adverse effect on their business, assets, financial condition, results of operations or prospects; (h) the absence of adverse material suits, claims or proceedings, and other litigation issues;
(i) the accuracy of information supplied by each of LILCO and Brooklyn Union for use in this Joint Proxy Statement/Prospectus; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) labor matters; (m) compliance with all applicable environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (n) the regulation of Brooklyn Union and LILCO and their subsidiaries as public utilities; (o) the shareholder vote required for the adoption of the Brooklyn Union/LILCO Agreement (as set forth in this Joint Proxy Statement/Prospectus) being the only vote required to adopt the Brooklyn Union/LILCO Agreement and the transactions contemplated thereby; (p) that, except as contemplated in the Brooklyn Union/LILCO Agreement or the LIPA Agreement, neither Brooklyn Union nor LILCO or any of their respective affiliates have taken or agreed to take any action that would prevent the Holding Company from accounting for the transactions to be effected pursuant to the Brooklyn Union/LILCO Agreement as a pooling of interests; (q) the inapplicability of certain provisions of New York law relating to business combinations; (r) the delivery of fairness opinions by Merrill Lynch, in the case of Brooklyn Union, and Dillon Read, in the case of LILCO; (s) the maintenance of valid and enforceable insurance policies with financially responsible insurers; (t) the absence of ownership of each other's stock; and
(u) the absence of any material

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

impairment to the Holding Company's ability to realize the business synergies described in the joint press release issued in connection with the announcement of the Brooklyn Union/LILCO Agreement.

CERTAIN COVENANTS

  Pursuant to the Brooklyn Union/LILCO Agreement, each of LILCO and Brooklyn Union has agreed that, during the period from the date of the Original Agreement until the consummation of the Combination, except as permitted by the Brooklyn Union/LILCO Agreement, the Stock Option Agreements, the KeySpan Exchange Agreement, the LIPA Agreement and the Hedge Arrangements (as defined below), or as otherwise consented to in writing by the other parties and subject to certain exceptions specified in the Brooklyn Union/LILCO Agreement, each will (and each of its subsidiaries will), among other things:

    (a) carry on its business in the ordinary course consistent with prior practice;

    (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock other than (i) to such party or its wholly-owned subsidiaries, (ii) dividends required to be paid on any preferred stock, and (iii) regular quarterly dividends to be paid on LILCO Common Stock and Brooklyn Union Common Stock not to exceed 103% of the dividends for the prior fiscal year;

    (c) not effect certain other changes in its capitalization other than redeeming outstanding LILCO preferred stock as required by their terms and Brooklyn Union preferred stock, in accordance with their terms;

    (d) not issue or encumber any capital stock, rights, warrants, options or convertible or similar securities;

    (e) in the case of LILCO or Brooklyn Union, not amend its certificate of incorporation, by-laws or other organizational documents;

    (f) not acquire a substantial interest in any other entity;

    (g) not make any capital expenditures in excess of 110% of the amount budgeted or scheduled by such party for capital expenditures;

    (h) not sell, lease, encumber or otherwise dispose of material assets, other than in the ordinary course of business;

    (i) not incur indebtedness (or guarantees thereof), other than in connection with the refunding of existing indebtedness;

    (j) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other agreement, commitment, arrangement, plan or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits;

    (k) not enter into or amend any special arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director, officer or employee other than in the ordinary course of business consistent with past practice;

    (1) not commence construction of or obligate itself to purchase any additional electric generating, transmission or delivery capacity, except as budgeted;

    (m) not take any action which would prevent the Holding Company from accounting for the transactions to be effected pursuant to the Brooklyn Union/LILCO Agreement as a pooling of interests;

    (n) not take any action which would adversely affect the status of the Merger as a tax-free transaction to Brooklyn Union common shareholders and, unless the LIPA Agreement has been terminated, the Share Exchange as a taxable transaction to the LILCO common shareholders, or to cause the formation of the Holding Company to be a transaction to which Section 351 of the Code does not apply;

    (o) notify the other parties of any changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting; and not make any filing to change its rates on file with the PSC that

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

  would have a material adverse effect on the benefits associated with the transactions contemplated by the Brooklyn Union/LILCO Agreement; and

    (p) not take any action that is likely to jeopardize the qualification of LILCO's or Brooklyn Union's outstanding revenue bonds as tax-exempt industrial development bonds.

INDEMNIFICATION

  The Brooklyn Union/LILCO Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the consummation of the Combination, the Holding Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was at, or who had been at any time prior to December 29, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any of their respective subsidiaries against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the Holding Company providing its written consent for any settlement which shall not be unreasonably withheld, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the consummation of the Combination (and whether asserted or claimed prior to, at or after the consummation of the Combination) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Brooklyn Union/LILCO Agreement.

  In addition, the Brooklyn Union/LILCO Agreement requires that for a period of six years after the consummation of the Combination, the Holding Company
(and its successors and assigns) shall maintain in effect policies of directors' and officers' liability insurance as maintained by Brooklyn Union and LILCO for the benefit of those persons (and their heirs or representatives) who are covered by such policies at December 29, 1996, or at any time subsequent thereto and prior to the Effective Time, on terms no less favorable than the terms of the then existing insurance coverage.

  Also, the Brooklyn Union/LILCO Agreement provides that to the fullest extent permitted by law, from and after the consummation of the Combination, all rights to indemnification existing in favor of the employees, agents, directors and officers of Brooklyn Union, LILCO and their respective subsidiaries with respect to their activities as such prior to the consummation of the Combination, as provided in their respective certificates of incorporation and by-laws in effect on December 29, 1996, or otherwise in effect on December 29, 1996, will survive the Combination and will continue in full force and effect for a period of not less than six years from the consummation of the Combination.

EMPLOYMENT AND WORKFORCE MATTERS

  EMPLOYEE AGREEMENTS. The Brooklyn Union/LILCO Agreement provides that the Holding Company and its subsidiaries must honor all contracts, agreements, collective bargaining agreements and commitments of the parties made before December 29, 1996 which apply to any current or former director or employee of the parties thereto.

  HOLDING COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Holding Company upon the consummation of the Combination will be 15 persons, six of whom will be designated by Brooklyn Union prior to the consummation of the Combination, six of whom will be designated by LILCO prior to the consummation of the Combination and three of whom will be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

  SENIOR EXECUTIVES. Dr. Catacosinos will be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing at the Effective Time. At the first anniversary of the consummation of the Combination, Dr. Catacosinos will cease to be the Chief Executive Officer, but will continue to be Chairman of the Board and Chairman of the Executive Committee and will become a consultant to the Holding Company.


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

  Mr. Catell will be the President and Chief Operating Officer of the Holding Company commencing upon the consummation of the Combination and will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company commencing on such first anniversary. The arrangements to cause such elections to take place at such first anniversary may be altered only by a vote, following the consummation of the Combination, of two-thirds of the entire Board of Directors of the Holding Company.

  In the event that the Merger is not consummated, the provision described in the preceding paragraph will not take effect and Dr. Catacosinos will continue to serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company.

  The Holding Company will enter into employment agreements with each of Dr. Catacosinos and Mr. Catell effective upon the consummation of the Combination providing for each of them to assume the specified positions. Dr. Catacosinos will serve as a consultant to the Holding Company for a five-year period commencing after he ceases being Chief Executive Officer, and Mr. Catell will serve as Chief Executive Officer for a four-year period commencing on the first anniversary of the consummation of the Combination. Each of them is to receive compensation (including certain incentive compensation related to achieving the synergies contemplated to be realized from the Combination) on terms mutually agreed to and in any event in an amount not less than what each received as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

STOCK AND BENEFIT PLANS

  Each of the benefit plans of Brooklyn Union and LILCO in effect as of December 29, 1996 will be continued for the employees or former employees of Brooklyn Union and LILCO and any of their subsidiaries who are covered by such plans immediately prior to the date of the closing of the Combination (the "Closing Date"), until the Holding Company otherwise determines after the consummation of the Combination (subject to any reserved right contained in any such benefit plan) to amend, modify, suspend, revoke or terminate such plan. To the extent that no duplication of benefit or funding results, each participant in any such benefit plan will receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Holding Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plans.

  Upon the consummation of the Merger, LILCO and Brooklyn Union will take all action required to terminate their respective employee stock option, stock purchase and other similar stock plans and:

    (i) each share of Brooklyn Union Common Stock or LILCO Common Stock held under Brooklyn Union's or LILCO's Dividend Reinvestment and Stock Purchase Plans or Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees and Long-Term Performance Incentive Compensation Plan (collectively, the "Brooklyn Union Plans") or LILCO's Employee Stock Purchase Plan, Retainer Plan, Incentive Plan and Stock Plan (collectively, the "LILCO Plans") immediately prior to the consummation of the Merger or the Share Exchange, as the case may be, will be automatically exchanged for the applicable number of shares of Holding Company Common Stock, which shares will be held under and pursuant to Brooklyn Union's or LILCO's Dividend Reinvestment and Stock Purchase Plans or be issued under such Brooklyn Union Plan or LILCO Plan, as the case may be; and

    (ii) upon the consummation of the Merger, each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock under the Long-Term Performance Incentive Compensation Plan, whether vested or unvested, will be automatically converted into an option to purchase a number of shares of Holding Company Common Stock equal to the number of shares of Brooklyn Union Common Stock which could have been purchased immediately prior to the consummation of the Merger (assuming full vesting) under such option, at a price per share of Holding Company Common Stock equal to the per share option exercise price specified in such option.


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

NO SOLICITATION OF TRANSACTIONS

  The Brooklyn Union/LILCO Agreement provides that no party thereto will, and each such party will cause its subsidiaries not to, and each such party will not permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") to, and each such party will use its best efforts to cause such persons not to, directly or indirectly initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal.

  As used above, "Business Combination Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to the Brooklyn Union/LILCO Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to the Brooklyn Union/LILCO Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by the Brooklyn Union/LILCO Agreement and by the LIPA Agreement.

  The Brooklyn Union/LILCO Agreement provides that until the termination or consummation of the transactions contemplated by the Brooklyn Union/LILCO Agreement, no party may engage in any negotiations or material discussions with LIPA or its representatives or agents without prior notification to or the presence of the other parties, and will not provide any information or data to LIPA without providing a copy thereof to the other parties. Nothing contained in the Brooklyn Union/LILCO Agreement will prohibit a party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, with respect to a Business Combination Proposal by means of a tender offer.

ADDITIONAL AGREEMENTS

  OTHER TRANSACTIONS. As discussed above, the Brooklyn Union/LILCO Agreement contemplates the execution and delivery of, and performance of the transactions contemplated by, the KeySpan Exchange Agreement.

  The Brooklyn Union/LILCO Agreement recognizes that, in connection with the LIPA Agreement, LILCO and Brooklyn Union contemplate the formation of a partnership for the purpose of purchasing interest rate hedge contracts, to be funded through capital contributions of up to $30 million by each of them (the formation of such partnership and the purchase of such contracts being referred to herein as the "Hedge Arrangements").

  The Brooklyn Union/LILCO Agreement provides that LILCO will not modify, amend or terminate the LIPA Agreement, and will not provide any consent, waiver or release thereunder without the prior written consent of Brooklyn Union.

  RULE 145 AFFILIATES. Brooklyn Union and LILCO have identified in letters to one another all persons who are, and to such person's best knowledge who will be at the Closing Date, affiliates of Brooklyn Union and LILCO, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling of interests accounting treatment).

  Each of Brooklyn Union and LILCO has agreed to use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the preceding paragraph) to deliver to the Holding Company on or prior to the Closing Date a written agreement customary for transactions of this nature and in form and substance reasonably satisfactory to Brooklyn Union and LILCO.


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

  If any person refuses to provide such a written agreement, then, in lieu of receipt of such written agreement, the Holding Company is entitled to place appropriate legends on the Holding Company Common Stock certificates to be received by such person pursuant to the terms of the Brooklyn Union/LILCO Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Holding Company Common Stock, to the effect that the shares of Holding Company Common Stock received or to be received by such person pursuant to the terms of the Brooklyn Union/LILCO Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Holding Company Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 thereof, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Holding Company, is exempt from the registration requirements of the Securities Act.

  The foregoing restrictions on the transferability of Holding Company Common Stock apply to all purported sales, transfers and other conveyances of the shares of Holding Company Common Stock received or to be received by such person pursuant to the Brooklyn Union/LILCO Agreement and to all purported reductions in the interest in or risks relating to such shares of Holding Company Common Stock, whether or not such person has exchanged the certificates previously evidencing such persons' shares of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, for certificates evidencing shares of Holding Company Common Stock into which such shares were converted.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE COMBINATION

  The respective obligations of LILCO and Brooklyn Union to effect the Combination are subject to the following conditions:

    (a) the adoption by the shareholders of Brooklyn Union and LILCO of the Brooklyn Union/LILCO Agreement and the transactions contemplated thereby;

    (b) no temporary restraining order or preliminary or permanent injunction or other order will be in effect that prevents consummation of the Combination, and the Combination and other transactions contemplated by the Brooklyn Union/LILCO Agreement will not be prohibited under any applicable law;

    (c) the Joint Proxy Statement/Prospectus will have become effective and will not be the subject of a stop order;

    (d) the shares of Holding Company Common Stock to be issued in connection with the Combination will have been approved for listing on the New York Stock Exchange upon official notice of issuance;

    (e) the receipt of all material governmental and regulatory authorizations, consents, orders or approvals shall have been obtained, shall have become Final Orders (as defined in the Brooklyn Union/LILCO Agreement) and shall not impose terms or conditions which could reasonably be expected to have a material adverse effect;

    (f) unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Combination, the receipt by each of LILCO and Brooklyn Union of letters from their independent public accountants stating that they concur with management's conclusion that no conditions exist that would preclude the transactions contemplated by the Brooklyn Union/LILCO Agreement from qualifying as pooling of interests transactions under generally accepted accounting principles;

    (g) if the LIPA Agreement has not been terminated, the issuance by the Holding Company of an appropriate amount, not in excess of $100 million, of preferred stock to such persons (which persons may include, among others, defined benefit plans, employees, officers and directors of Brooklyn Union or LILCO, and investment bankers) and upon such terms so as to cause the formation of the Holding Company to be a transaction to which Section 351 of the Code does not apply;

    (h) the receipt of an opinion, dated as of the Closing Date, to the effect that the Share Exchange will satisfy the requirements of Section 351 of the Code, if the LIPA Transaction has been terminated;

    (i) with respect to each of Brooklyn Union and LILCO, the performance in all material respects of all obligations of the other party required to be performed under the Brooklyn Union/LILCO Agreement and the Stock Option Agreements;

    (j) with respect to each of Brooklyn Union and LILCO, the accuracy of the representations and warranties of the other party set forth in the Brooklyn Union/LILCO Agreement and the Stock Option Agreements on and as of December 29, 1996 and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect);

    (k) LILCO and Brooklyn Union receive officers' certificates from each other stating that certain conditions set forth in the Brooklyn Union/LILCO Agreement have been satisfied;

    (l) with respect to each of Brooklyn Union and LILCO, the absence of any material adverse effect on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole;

    (m) with respect to Brooklyn Union, the receipt of an opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368 of the Code; and

    (n) with respect to each of Brooklyn Union and LILCO, the receipt by the other party of certain material third-party consents.

  In addition, the Brooklyn Union/LILCO Agreement provides that it is a condition to the obligation of Brooklyn Union to hold the Brooklyn Union Meeting that the opinion of Merrill Lynch attached hereto as Annex E has not been withdrawn, and it is a condition to the obligation of LILCO to hold the LILCO Meeting that the opinion of Dillon Read attached hereto as Annex F has not been withdrawn.

  At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to Brooklyn Union's or LILCO's obligations to consummate the Combination may be waived by the parties. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its shareholders.

TERMINATION

  The Brooklyn Union/LILCO Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of LILCO and Brooklyn Union:

    (a) by mutual written consent of the Boards of Directors of Brooklyn Union and LILCO;

    (b) by either party to the Brooklyn Union/LILCO Agreement, by written notice to the other party, if the Effective Time has not occurred on or before August 31, 1998 (or April 28, 1999 if all but certain specified conditions have been or are capable of being fulfilled on August 31, 1998), but only if the failure of the Effective Time to occur was not caused by that party's failure to fulfill any of its obligations under the Brooklyn Union/LILCO Agreement, and provided that LILCO will not have the right to terminate the Brooklyn Union/LILCO Agreement pursuant to this provision if the LIPA Agreement has not been terminated;

    (c) by either party to the Brooklyn Union/LILCO Agreement, by written notice to the other party, if any required shareholder approval has not been obtained at a duly held meeting of shareholders or at any adjournment thereof;

    (d) by either party to the Brooklyn Union/LILCO Agreement, if any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Combination, or if any court of competent jurisdiction in the U.S. or any state has issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Combination, and such order, judgment or decree has become final and nonappealable;

    (e) by either LILCO or Brooklyn Union, upon two-days' prior notice to the other party, if:

      (i) such party receives a tender offer or any written offer or proposal with respect to a merger of such party, sale of a material portion of such party's assets or other business combination involving such party (each, a "Business Combination") by a person other than LILCO, in the case of Brooklyn Union, or Brooklyn Union or LIPA, in the case of LILCO, or any of their respective affiliates,

      (ii) such party's Board of Directors determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted,

      (iii) the Board of Directors of such party has been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Brooklyn Union/LILCO Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by the other party, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal, and

      (iv) prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Brooklyn Union/LILCO Agreement as would enable such party to proceed with the transactions contemplated thereby on such adjusted terms;

    (f) by either LILCO or Brooklyn Union, by written notice to the other party, if:

      (i) the other party is in breach of the representations and warranties it made in the Brooklyn Union/LILCO Agreement and such breaches, individually or in the aggregate, would or would be reasonably likely to result in a material adverse effect on the business, assets, financial condition, results of operations or prospects of the non-breaching party and its subsidiaries taken as a whole, and such breaches have not been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such breaches and requesting that they be remedied,

      (ii) the other party (and/or its appropriate subsidiaries) has not performed and complied in all respects with certain agreements and covenants relating to the absence of changes in capitalization or issuance of securities or has failed to perform and comply, in all material respects, with its other agreements and covenants under the Brooklyn Union/LILCO Agreement or under the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement, as the case may be, and such failure to perform or comply has not been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such failure and requesting that it be remedied, or

      (iii) the Board of Directors of the other party or any committee thereof (A) withdraws or modifies in any manner adverse to the party giving notice its approval or recommendation of the Brooklyn Union/LILCO Agreement or the Combination, (B) fails to reaffirm such approval or recommendation upon the request of the party giving notice,
    (C) approves or recommends any acquisition of itself or a material portion of its assets or any tender offer for shares of its capital stock, in each case by a party other than the party giving notice or any of its affiliates (other than, in the case of the LILCO Board, with respect to the LIPA Agreement, as such agreement may be amended from time to time with the consent of Brooklyn Union, and with respect to the transactions contemplated thereby) or (D) resolves to take any of the actions specified in clause (A), (B) or (C); or

    (g) by either LILCO or Brooklyn Union, by written notice to the other party, if any of the conditions of either party's obligation to effect the Combination cannot be satisfied.

  If the Brooklyn Union/LILCO Agreement is terminated by either LILCO or Brooklyn Union as provided above, then neither LILCO, Brooklyn Union nor their respective officers or directors will be liable or have any obligations thereunder other than: (i) to hold in strict confidence all documents furnished to the other in accordance with the Confidentiality Agreement between LILCO and Brooklyn Union, dated October 24, 1995, as it may be amended from time to time; (ii) to pay certain fees and expenses pursuant to certain specified provisions of the Brooklyn Union/LILCO Agreement described below under "--Termination Fees" and (iii) to comply with certain other specified provisions of the Brooklyn Union/LILCO Agreement.

  If the Brooklyn Union/LILCO Agreement is terminated pursuant to its terms, LILCO and the Holding Company may consummate the Share Exchange for the purpose of consummating the LIPA Transaction on the basis of one share of Holding Company Common Stock for each share of LILCO Common Stock.

TERMINATION FEES

  The Brooklyn Union/LILCO Agreement provides that if such agreement is terminable by either (but not both) of Brooklyn Union and LILCO for breaches of any representations or warranties contained therein, or of agreements and covenants contained therein or in the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement described below, as the case may be, and the non-breaching party terminates pursuant to the provisions of the Brooklyn Union/LILCO Agreement described in clauses (f)(i) and (f)(ii) under "-- Termination" above, then, if such breach is not willful, the non-breaching party is entitled to reimbursement of its documented out-of-pocket expenses, not to exceed $10 million.

  In the event of a termination pursuant to such provisions as a result of a willful breach, the non-breaching party will be entitled to its out-of-pocket expenses (which shall not be limited to $10 million) and any remedies it may have at law or in equity, provided that, if:

    (i) at the time of the breaching party's willful breach, there has been a third-party tender offer or proposal with respect to a Business Combination involving the breaching party or one of its affiliates which at the time of termination has not been rejected by the breaching party and withdrawn by the third party, and

    (ii) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such third party or one of its affiliates or accepts an offer to consummate or consummates a Business Combination with such third party, then such breaching party, upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing of such Business Combination, will pay to the non-breaching party an additional fee equal to $65 million (if the breaching party is LILCO) or $35 million (if the breaching party is Brooklyn Union).

  The Brooklyn Union/LILCO Agreement requires payment of an additional termination fee in certain circumstances, if:

    (i) the Brooklyn Union/LILCO Agreement is terminated:

      (A) as a result of the determination in good faith by either the LILCO Board or the Brooklyn Union Board that its fiduciary obligations require the acceptance by either LILCO or Brooklyn Union, as the case may be, of a third-party tender offer or proposal with respect to a Business Combination pursuant to the provisions of the Brooklyn Union/LILCO Agreement described in clause (e) under "--Termination" above,

      (B) following a withdrawal or modification in a manner adverse to the other party by the Board of Directors of such party of its recommendation of the Combination, a failure of the Board of Directors of such party to reaffirm its approval or recommendation of the Binding Share Exchanges upon request or on approval or recommendation by the Board of Directors of such party of any acquisition by a third party of such party or a material portion of such party's assets, or

      (C) as a result of such party's material failure to convene a shareholder meeting, distribute proxy materials and, subject to its Board of Directors' fiduciary duties, recommend the Brooklyn
    Union/LILCO Agreement and the Combination to its shareholders;

    (ii) at the time of such termination or prior to the meeting of such party's shareholders, there shall have been a third-party tender offer or proposal with respect to a Business Combination involving such party or any of its affiliates which has not been rejected by such party and withdrawn by the third party; and

    (iii) within two and one-half years of any such termination described in clause (i) above, the party which was the subject of such offer or proposal (the "Subject Party") becomes a subsidiary or affiliate of such offeror or accepts an offer to consummate or consummates a Business Combination with such offeror (or a subsidiary or affiliate of such offeror).

Upon the signing of a definitive agreement between the Subject Party and the third party or, if no such agreement is signed, then at the closing of the Subject Party becoming such a subsidiary or such third-party Business Combination, the Subject Party must pay to the other party $75 million (if the Subject Party is LILCO) or $45 million (if the Subject Party is Brooklyn Union), plus, in either case, the out-of-pocket fees and expenses incurred by the other party arising out of, in connection with or related to the transactions contemplated by the Brooklyn Union/LILCO Agreement.

  The Brooklyn Union/LILCO Agreement provides a limitation on the total aggregate amount payable as termination fees by either party pursuant to the Brooklyn Union/LILCO Agreement and the Stock Option Agreements. The total amount of all termination fees payable will not exceed $90 million for LILCO (and its affiliates) and $50 million for Brooklyn Union (and its affiliates).

  In the event that the Brooklyn Union/LILCO Agreement becomes terminable under circumstances in which a $75 million or $45 million termination fee could be payable by one party pursuant to the immediately preceding paragraph, such event will also constitute a "Trigger Event" under the Stock Option Agreement pursuant to which such paying party is obligated to issue an option to the other party so as to entitle the other party to require such paying party to repurchase such option or the Option Shares (as defined below) issued upon exercise thereof. See "The Stock Option Agreements."

  For purposes of the provisions of the Brooklyn Union/LILCO Agreement relating to the termination fee, the LIPA Agreement is deemed to be a proposal for a Business Combination involving LILCO, and LIPA is deemed to be the offeror with respect thereto, and any fee for the benefit of Brooklyn Union would be payable under such provisions at the time the Brooklyn Union/LILCO Agreement is terminated; provided that if the Brooklyn Union/LILCO Agreement is terminated following a failure by the shareholders of LILCO to adopt the Brooklyn Union/LILCO Agreement, then the LIPA Agreement will not be deemed a proposal for a Business Combination involving LILCO and no termination fee will be payable to Brooklyn Union by virtue of the LIPA Agreement.

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

                          THE STOCK OPTION AGREEMENTS

  The following is a brief summary of the material terms of the Amended and Restated LILCO Stock Option Agreement and the Amended and Restated Brooklyn Union Stock Option Agreement, copies of which are attached as Annex B and Annex C, respectively, and which are incorporated herein by reference. Such summary is qualified in its entirety by reference to such Amended Stock Option Agreements. The Amended Stock Option Agreements are intended to increase the likelihood that the Combination will be consummated in accordance with the terms of the Brooklyn Union/LILCO Agreement. Consequently, certain aspects of the Amended Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a Business Combination with, Brooklyn Union or LILCO from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to shareholders of Brooklyn Union or LILCO, as the case may be, which had a higher value than the shares of Holding Company Common Stock to be received per share of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, pursuant to the Brooklyn Union/LILCO Agreement.

GENERAL

  Pursuant to mutual Amended Stock Option Agreements entered into concurrently with the Brooklyn Union/LILCO Agreement, LILCO has granted to Brooklyn Union an option to purchase, under certain circumstances, up to 23,981,964 shares of LILCO Common Stock at a price of $19.725 per share and Brooklyn Union has granted to LILCO an option to purchase, under certain circumstances, up to 9,948,682 shares of Brooklyn Union Common Stock at a price of $30.0375 per share (collectively, the "Options," and the holder of each such Option, the "Option Holder"). Shares of LILCO Common Stock purchasable by Brooklyn Union and shares of Brooklyn Union Common Stock purchasable by LILCO pursuant to the Options are collectively referred to as "Option Shares." The exercise price is payable, at the Option Holder's option, in cash or, subject to any required governmental approvals, in shares of common stock of the Option Holder.

  The Options may be exercised by the Option Holder, in whole or in part, at any time or from time to time after the Brooklyn Union/LILCO Agreement becomes terminable by such Option Holder under circumstances which could entitle such Option Holder to termination fees as a result of a Trigger Event (as defined in the Amended Stock Option Agreements and referred to above under "The Agreement and Plan of Exchange and Merger--Termination Fees"), regardless of whether the Brooklyn Union/LILCO Agreement is actually terminated or whether there occurs a closing of any Business Combination.

  The Options will terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Brooklyn Union/LILCO Agreement pursuant to its terms (other than a termination upon or during the continuance of a Trigger Event), or (iii) 180 days following any termination of the Brooklyn Union/LILCO Agreement upon or during the continuance of a Trigger Event (or, if at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise has been removed or has become final and is not subject to appeal, but in no event under this clause (iii) later than April 28, 1999).

  Notwithstanding the foregoing, no Option may be exercised (a) if the Option Holder is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements contained in the applicable Amended Stock Option Agreement or in the Brooklyn Union/LILCO Agreement, or (b) until all necessary regulatory approvals have been obtained for the acquisition of shares pursuant to such Option.

CERTAIN REPURCHASES

  Under the terms of the Amended Stock Option Agreements, at any time during which the Option is exercisable (the "Repurchase Period"), the Option Holder has the right to require the issuer of the Option (the

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

"Issuer") to repurchase from the Option Holder all or any portion of the Option or, at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Brooklyn Union/LILCO Agreement has been extended to April 28, 1999), all or any portion of the Option Shares purchased pursuant to the exercise of the Option.

  The amount that the Issuer will pay to the Option Holder to repurchase the Option is the difference between the Market/Offer Price (as defined below) for shares of Issuer's Common Stock as of the date the Option Holder gives notice of its intent to exercise its repurchase rights (the "Notice Date") and the exercise price for the Option, multiplied by the number of Option Shares purchasable pursuant to the Option, or the portion thereof to be so repurchased, but only if the Market/Offer Price is greater than such exercise price. The amount that the Issuer will pay to the Option Holder to repurchase the Option Shares is the exercise price paid by the Option Holder for the Option Shares plus the difference between the Market/Offer Price and the exercise price paid by the Option Holder for the Option Shares (but only if the Market/Offer Price is greater than such exercise price), multiplied by the number of Option Shares to be so repurchased. If such repurchase price was at a level where a contemplated repurchase would otherwise be subject to a vote of the shareholders of the Issuer pursuant to Section 513(e) of the NYBCL, then such repurchase price may be reduced at the Issuer's option to an amount which would permit such repurchase without the necessity for such a shareholder vote.

  The Amended Stock Option Agreements define "Market/Offer Price" as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Business Combination offer which was made prior to the Notice Date and not terminated or withdrawn as of such date or (B) the Fair Market Value of the Issuer's Common Stock as of the Notice Date (which is defined in the Stock Option Agreements as the average of the daily closing sale price for such shares on the New York Stock Exchange during the ten New York Stock Exchange trading days prior to the fifth New York Stock Exchange trading day preceding such date). The price per share for the repurchase by the Issuer of Option Shares purchased by the Option Holder pursuant to the Option is the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer which was made during the Repurchase Period prior to the Notice Date.

  At any time prior to August 31, 1998 (which date may be extended to April 28, 1999 under the circumstances described above), the Option Holder may also require the Issuer to sell to the Option Holder any shares of the Option Holder's Common Stock delivered by the Option Holder to the Issuer in payment for the exercise price of the Option, at the price attributed to such shares for such purpose plus interest at the rate of 6.5% per annum (from the date of the delivery of such shares through the date of such repurchase) less any dividends paid or declared and payable thereon.

RESTRICTIONS ON TRANSFER

  The Amended Stock Option Agreements provide that neither party may sell, assign, pledge or otherwise dispose of or transfer the shares it acquires pursuant to the Amended Stock Option Agreements (collectively, the "Restricted Shares") except as specifically provided for in the Amended Stock Option Agreements. In addition to the repurchase rights described above under "-- Certain Repurchases," subsequent to the termination of the Brooklyn Union/LILCO Agreement, the parties have the right to have such shares of the other party registered under the Securities Act for sale in a public offering. The Amended Stock Option Agreements also provide that, following the termination of the Brooklyn Union/LILCO Agreement, either party may sell any Restricted Shares pursuant to a tender or exchange offer approved or recommended, or otherwise determined to be fair and in the best interests of such other party's shareholders, by a majority of the Board of Directors of such other party.

  KeySpan will succeed to the rights and obligations of Brooklyn Union under the Amended Stock Option Agreements if the KeySpan Agreement is adopted by Brooklyn Union common shareholders at the Brooklyn Union Meeting and the KeySpan Share Exchange is consummated. In such event, among other things, KeySpan Common Stock, and not Brooklyn Union Common Stock, will be subject to issuance upon any exercise of the Amended Brooklyn Union Stock Option Agreement.

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

                             THE LIPA TRANSACTION

  The following is a summary of the material terms of the LIPA Agreement, which is attached as Annex D and which is incorporated herein by reference. This summary is qualified in its entirety by reference to the LIPA Agreement.

AGREEMENT AND PLAN OF MERGER

  LILCO and LIPA entered into the LIPA Agreement as of June 26, 1997. The LIPA Agreement requires: (i) LIPA to form a subsidiary (referred to as "LIPA Sub") and to cause LIPA Sub to execute a counterpart of the LIPA Agreement; and (ii) LILCO to form the Holding Company and to cause the Holding Company to execute a counterpart of the LIPA Agreement prior to the closing thereunder. The LIPA Agreement provides that LIPA Sub (a subsidiary of LIPA) is to merge with and into LILCO, with LILCO to be the surviving corporation (the "Surviving Corporation"). Before the closing of the LIPA Transaction (the "LIPA Closing"), the Holding Company will form subsidiaries, which are referred to as the Transferee Subsidiaries. At the direction of the Holding Company, the Transferee Subsidiaries will enter into certain agreements in connection with the LIPA Transaction, which are referred to as the Basic Agreements (as defined below). The Transferee Subsidiaries will also receive certain assets and properties of LILCO to be transferred as part of the LIPA Transaction (the "Transferred Assets"). The LIPA Agreement sets out the principles and procedures to be used to decide which LILCO assets and properties will be part of the Transferred Assets and which will remain with the Surviving Corporation (the "Retained Assets").

  Immediately prior to the effective time of the LIPA merger described below (the "LIPA Effective Time"), LILCO will transfer the Transferred Assets to the Transferee Subsidiaries in exchange for (x) a number of shares of Holding Company Common Stock to be designated by the Holding Company prior to such time and representing the Holding Company's estimate of the fair market value of the Transferred Assets and (y) up to $75 million face amount of a series of Holding Company Preferred Stock having terms to be designated by the Holding Company prior to such time (the "Private Placement Preferred Stock").

  It is anticipated that LILCO will be obligated to sell the Private Placement Preferred Stock, immediately prior to the LIPA Effective Time, to one or more purchasers in a private placement. It is anticipated that the Private Placement Preferred Stock will:

    (i) have a final maturity date more than five years after the LIPA Effective Time,

    (ii) be non-voting (except for failure to pay dividends for a specified period of time),

    (iii) be non-convertible, and

    (iv) have other terms and conditions to be determined at the time of sale.

  At the LIPA Effective Time, and without any action on the part of any holder of any capital stock of the Holding Company, LILCO or LIPA Sub, the shares of capital stock of LILCO will be treated as follows:

    (i) The following shares (the "Cancelled Shares") will be cancelled and retired, without the payment of any consideration:

      (a) Each share of LILCO Common Stock and each share of LILCO preferred stock that is owned by LILCO as treasury stock; and

      (b) Each share of LILCO preferred stock owned by any direct or indirect wholly owned subsidiary of the Holding Company immediately prior to the LIPA Effective Time.

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

    (ii) Each issued and outstanding share of LILCO Common Stock, other than Cancelled Shares and shares of LILCO Common Stock held by any dissenting shareholder, will be cancelled and converted into the right to receive:

      (a) an amount in cash equal to the Cash Purchase Price (as defined below) divided by the number of shares of LILCO Common Stock outstanding, and

      (b) a pro rata distribution of the Company Common Stock received by LILCO in exchange for the Transferred Assets.

    (iii) Each holder of such shares will be deemed to have appointed an Exchange Agent (as defined in the LIPA Agreement) as its agent to receive the cash and to use the cash to subscribe for shares of Holding Company Common Stock. The number of shares of Holding Company Common Stock distributable to holders of LILCO Common Stock in respect of each share of LILCO Common Stock, aggregating the number distributable from the Holding Company Common Stock received by LILCO in exchange for the Transferred Assets with the number distributable from the purchase by the Exchange Agent of additional shares of Holding Company Common Stock out of the cash merger consideration, will equal:

      (a) 0.880 shares of Holding Company Common Stock if the Combination is consummated concurrently with the LIPA Effective Time, or

      (b) one share of Holding Company Common Stock if the Combination is not consummated concurrent with the LIPA Effective Time.

    (iv) If the Combination has been consummated prior to the LIPA Effective Time, then:

      (a) no shares of Holding Company Common Stock or Private Placement Preferred Stock will be delivered in exchange for the Transferred Assets,

      (b) the Holding Company and/or one or more of its subsidiaries, as the holders of all then outstanding LILCO Common Stock, will receive all of the cash merger consideration, and

      (c) an additional 0.077 shares of Holding Company Common Stock will be distributed to the record holders as of the Effective Time of LILCO Common Stock in respect of each share of LILCO Common Stock.

    (v) Each issued and outstanding share of Series AA preferred stock of LILCO, other than Cancelled Shares and shares of LILCO Series AA preferred stock held by any dissenting shareholder ("Dissenting Preferred Shares"), will be cancelled and converted into the right to receive one fully paid and non-assessable share of preferred stock of the Holding Company with identical rights (including dividend rates) and designations to the Series AA preferred stock.

    (vi) Each issued and outstanding share of LILCO Preferred Stock that is subject to optional redemption by LILCO at or before the LIPA Closing Date, other than Cancelled Shares, will be called for redemption by LILCO not later than the LIPA Closing Date. Each such share of LILCO Preferred Stock will be redeemed for cash by LILCO in accordance with the terms applicable to such shares. The aggregate amount of accrued but unpaid dividends and redemption premiums payable by LILCO in respect of such redemptions will be paid by the Holding Company to LILCO not later than two business days prior to the date the applicable redemption price is payable.

    (vii) Each issued and outstanding share of LILCO Preferred Stock, other than Cancelled Shares, Dissenting Preferred Shares, shares of Series AA preferred stock and redeemable preferred stock (collectively, the "Non-redeemable Preferred Stock"), will be cancelled and converted into the right to receive cash in the amount of the sum of (x) the Make-Whole Amount and (y) accrued but unpaid dividends in respect of such share through the LIPA Closing Date. As used in this Joint Proxy Statement/Prospectus, "Make-Whole Amount" means, with respect to such share, an amount equal to the present value of:

      (i) the face or liquidation preference amount of such share, and

      (ii) the remaining dividend payments due on such share between the LIPA Closing Date and the applicable redemption date computed using a discount rate equal to the applicable Fair Market Rate divided by 0.95.

  "Fair Market Rate" is defined as the Generic General Obligation Fair Market Yield for Baa rated Low/Medium Coupon General Municipal Obligations at the time of the computation as reported on Bloomberg, with a maturity most nearly equal to the period between cancellation and final redemption of such series of Non-redeemable Preferred Stock Low/Medium Coupon General. The period between cancellation and redemption refers to the period between the Closing Date and: (A) August 1, 2002, with respect to the Series CC Preferred Stock, (B) March 1, 1999, with respect to the Series GG Preferred Stock, (C) May 1, 2001, with respect to the Series QQ Preferred Stock, and
  (D) October 16, 2018, with respect to the Series UU Preferred Stock. The amount by which the aggregate amount payable exceeds 100% of the aggregate face or liquidation preference amounts for all shares of Non-redeemable Preferred Stock shall be paid by the Holding Company to the Surviving Corporation promptly after the LIPA Effective Time.

  The "Cash Purchase Price" to be paid by LIPA will be $2,497,500,000. The Cash Purchase Price was determined based upon the net book value of the Retained Assets, which was $2,500,800,000 and is set forth in the pro form consolidated balance sheet of LILCO as of December 31, 1997 prepared by LILCO.

  The Cash Purchase Price is based upon the assumption that the total long term indebtedness of LILCO on the LIPA Closing Date will not exceed $3,576,000,000 (the "Retained Debt Amount"). The Retained Debt Amount will be adjusted based upon its net book value, as reflected on LILCO's audited consolidated balance sheet as of the LIPA Closing Date, as follows. The Retained Debt Amount will be either:

    (i) increased by the amount, if any, by which the net book value of the Retained Assets exceeds $2,500,800,000; or

    (ii) decreased by the amount, if any, by which the net book value of the Retained Assets is less than $2,500,800,000.

  At the LIPA Closing, the Holding Company will, and will cause each of the Transferee Subsidiaries to, execute and deliver promissory notes (the "Promissory Notes") on the following terms:

    (i) The aggregate principal amount will be equal to the excess, if any, of the indebtedness of LILCO outstanding on the LIPA Closing Date over the Retained Debt Amount.

    (ii) The rates and maturities will correspond to each portion of debt underlying the indebtedness of LILCO on the LIPA Closing Date; provided, however, that the interest and principal payment dates will be adjusted to require payment by the Holding Company 30 days prior to the corresponding payment dates on the underlying debt.

  LILCO currently has a series of 7.3% Debentures due July 15, 1999, with an approximate aggregate principal amount currently outstanding of $397 million, and a series of 8.20% Debentures due March 15, 2023, with an approximate aggregate principal amount currently outstanding of $270 million. Subject to obtaining all required consents, the Holding Company will assume these obligations at the LIPA Closing. Certain other tax exempt authority financing notes will be identified by the parties to the LIPA Agreement and assumed by the Holding Company (subject to obtaining all required consents and to tax counsel's concurrence).

  The LIPA Agreement contains customary representations, warranties and covenants by each of the Holding Company, LILCO, LIPA and LIPA Sub. The respective obligations of the parties to the LIPA Agreement to effect the LIPA Transaction are subject to the satisfaction of certain conditions on or prior to the LIPA Closing Date, including, among others:

    (i) receipt of certain statutory approvals;

    (ii) entry into each of the other Basic Agreements by the relevant parties;

    (iii) receipt of favorable private letter rulings with respect to Section 337(d) of the Code; and

    (iv) LIPA having obtained financing sufficient to fund the Cash Purchase Price and certain other transactions.

  The respective obligations of the parties to effect the LIPA Transaction are also subject to the condition that, on or prior to the LIPA Closing Date, either: (i) the transactions contemplated by the Brooklyn Union/LILCO Agreement will have been consummated, (ii) the Brooklyn Union/LILCO Agreement will have been terminated or (iii) all conditions to consummation of the transactions contemplated by the Brooklyn Union/LILCO Agreement will have been satisfied or waived and such transactions will be consummated promptly after the LIPA Closing.

  The LIPA Agreement is subject to termination by the parties in certain circumstances, including, among others, by the Holding Company and LILCO, on the one hand, or LIPA and LIPA Sub, on the other hand, if the LIPA Closing has not occurred on or before August 31, 1998 (or April 28, 1999 if all but certain specified conditions have been or are capable of being fulfilled on August 31, 1998), but only if the failure of the LIPA Closing to occur was not caused by the terminating party's failure to fulfill any of its obligations under the LIPA Agreement.

OTHER BASIC AGREEMENTS

  In connection with the LIPA Transaction, the parties agreed to enter into the LIPA Agreement, the Promissory Notes and certain other agreements (the "Basic Agreements"), which are hereby incorporated by reference. See "Where You Can Find More Information". The Basic Agreements include:

  1. Management Services Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to provide all operation, maintenance and construction services to LIPA for 8 years;

  2. Power Supply Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to supply LIPA with capacity and energy from LILCO's existing Generating Facilities (as defined in the LIPA Agreement) in order to allow LIPA to provide electricity to its customers on Long Island for 15 years;

  3. Energy Management Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to manage the System Power Supply (as therein defined) on behalf of LIPA and, as agent for LIPA, to purchase fuel supplies for the Generating Facilities for 15 years;

  4. Generation Purchase Right Agreement, pursuant to which LIPA has the right during the fourth year after the LIPA Closing to purchase the Generating Facilities for fair market value;

  5. Guaranty Agreement, whereby the Holding Company guarantees certain obligations of its subsidiaries under the other Basic Agreements; and

  6. Liabilities Undertakings, whereby the Holding Company and the Transferee Subsidiaries, on the one hand, and LIPA and the Surviving Corporation, on the other hand, agree to assume certain liabilities and to indemnify one another in certain situations in connection with the LIPA Transaction.

                        SELECTED INFORMATION CONCERNING
                                BROOKLYN UNION

BUSINESS OF BROOKLYN UNION

  Brooklyn Union was incorporated in the State of New York in 1895 as a combination of existing companies, the first of which was granted a franchise in 1849. Brooklyn Union distributes natural gas at retail in the Boroughs of Brooklyn and Staten Island and two-thirds of the Borough of Queens in New York City. Brooklyn Union's principal non-utility subsidiaries participate and own investments in gas and oil exploration, production and processing, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. Brooklyn Union's mailing address is One MetroTech Center, Brooklyn, New York 11201-3850 and its general telephone number is (718) 403-2000.

  TERRITORY. Brooklyn Union's service territory is approximately 187 square miles. The population of the territory served is approximately 4 million persons. As of September 30, 1996, Brooklyn Union had approximately 1,126,000 active meters, of which approximately 1,089,000 were residential.

  EMPLOYEES. As of September 30, 1996, Brooklyn Union had approximately 3,000 full time employees of which approximately 1,745 belong to Local 101 of the Transport Workers Union and 185 are represented by Local 3 of the International Brotherhood of Electrical Workers. Effective November 1995 and August 1995, respectively, Brooklyn Union and these unions agreed upon new three year labor agreements which provide for wage increases of approximately 9% over the term of the agreements.

  REGULATION. Utility retail sales, which include sales of gas, transportation and balancing services, are made primarily under rate schedules and tariffs filed with and subject to the jurisdiction of the PSC. Amendments have been made to rate schedules and tariffs to reflect the conditions and rates under which delivery and other services are provided to customers who opt to have their gas supplied by third parties. Rate schedules also have been established governing the provision of certain services to such marketers.

  Brooklyn Union is also subject to regulation by the PSC with respect to issuances and sales of securities, adequacy and continuance of service, safety and siting of certain facilities, accounting, and other matters.

  Additional information concerning Brooklyn Union and its subsidiaries is included in the Brooklyn Union documents filed with the Commission which are incorporated by reference herein. See "Where You Can Find More Information."

COMPARISON OF SHAREHOLDERS' RIGHTS

  The rights of Brooklyn Union shareholders are currently governed by the NYBCL, the Brooklyn Union Certificate and the Brooklyn Union By-Laws. The rights of LILCO shareholders are currently governed by the NYBCL, the LILCO Certificate and the LILCO By-Laws. Upon consummation of the Combination, the rights of Brooklyn Union shareholders and LILCO shareholders who become shareholders of the Holding Company will be governed by the NYBCL, the Holding Company Certificate and the Holding Company By-Laws. The following are summaries of certain differences between the current rights of Brooklyn Union and LILCO shareholders and those of Holding Company shareholders after the Combination.

  The following discussions are not intended to be complete and are qualified by reference to the NYBCL, the Brooklyn Union Certificate, the Brooklyn Union By-Laws, the LILCO Certificate, the LILCO By-Laws, the Holding Company Certificate and the Holding Company By-Laws. Copies of the Holding Company Certificate and the Holding Company By-Laws, in substantially the forms to be adopted at the Effective Time, are attached to this Joint Proxy Statement-Prospectus as Annexes G and H. Copies of the Brooklyn Union Certificate, the Brooklyn Union By-Laws, the LILCO Certificate and the LILCO By-Laws are incorporated by reference herein and will be sent to holders of shares of Brooklyn Union Common Stock and LILCO Common Stock, respectively, upon request. See "Where You Can Find More Information."

COMPARISON OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO BROOKLYN UNION'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  AUTHORIZED CAPITAL. The total authorized capital stock of the Holding Company will be 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of Holding Company Preferred Stock, par value $.01 per share. The total authorized capital stock of Brooklyn Union consists of 900,000 shares of cumulative preferred stock, par value $100 per share, 2,000,000 shares of cumulative preferred stock, par value $25 per share, and 70,000,000 shares of Brooklyn Union Common Stock, par value $.33 1/3 per share.

  CLASSIFICATION OF THE BOARD OF DIRECTORS. The Brooklyn Union Certificate and the Brooklyn Union By-Laws provide that the Brooklyn Union Board will be divided into three classes, each class to consist as nearly as possible of one-third of the directors and to be elected every third year to serve a three-year term. The Holding Company Certificate and the Holding Company By-Laws do not provide that the Holding Company Board will be divided into classes.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. The Holding Company Certificate and the Holding Company By-Laws provide that, subject to the rights of holders of Holding Company Preferred Stock, if any, any director serving on the Holding Company Board may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the Voting Power, voting together as a single class. The Brooklyn Union Certificate and the Brooklyn Union By-Laws have no comparable provision. Under the NYBCL, unless the certificate of incorporation or by-laws of a corporation provides otherwise, a director may be removed only for cause by the vote of a majority of the votes cast at a shareholder meeting by the holders of shares entitled to vote thereon. Both the Holding Company By-Laws and the Brooklyn Union By-Laws provide that vacancies on the Board of Directors may be filled by the remaining Directors, even if less than a quorum.

  MEETINGS OF SHAREHOLDERS. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by the Holding Company Board pursuant to a resolution approved by a majority of the entire Holding Company Board. The Brooklyn Union By-Laws provide that a special meeting of shareholders may be called by the Chairman of the Board of Brooklyn Union or by the Brooklyn Union Board pursuant to a resolution approved by a majority of the entire Brooklyn Union Board.

  AMENDMENT OF CORPORATE CHARTER AND BY-LAWS. The NYBCL provides that an amendment to a corporation's certificate of incorporation may be authorized by vote of the board of directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders and the by-laws of a corporation may be amended by a vote of the holders of a majority of all outstanding shares entitled to vote in the election of any directors of the corporation or, if so provided in the certificate of incorporation or by-laws, by the board of directors by such vote as may be specified therein. The Holding Company Certificate and the Holding Company By-Laws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock then outstanding, voting together as a single class, will be required to change or adopt any provision inconsistent with the provisions therein relating to calling of special meetings of shareholders, the election of directors, filling of vacancies on the Holding Company Board, removal of directors and the amendment of certain provisions the Holding Company By-Laws and the Holding Company Certificate. The Brooklyn Union Certificate is silent on such matters and the Brooklyn Union By-Laws provide that by-laws may be amended by the Brooklyn Union Board or by the holders of the shares at the time entitled to vote in the election of any directors and that by-laws adopted by the Brooklyn Union Board may be amended or repealed by the shareholders in such manner.

  For information concerning LILCO, see "Selected Information concerning LILCO--Comparison of Holding Company's Certificate of Incorporation and By-Laws to LILCO's Certificate of Incorporation and By-Laws."

  OFFICERS. The Holding Company By-Laws provide that, effective as of the first anniversary of the consummation of the Binding Share Exchanges, Dr. Catacosinos shall be elected Chairman of the Holding Company Board and Chairman of the Executive Committee of the Holding Company Board and Mr. Catell shall be elected Chief Executive Officer of the Holding Company. This By-Law may be modified only by the affirmative vote of two-thirds of the entire Holding Company Board. For information concerning LILCO, see "Selected Information Concerning LILCO--Comparison of the Holding Company's Certificate of Incorporation and By-Laws to LILCO's Certificate of Incorporation and By-Laws."

ANTI-TAKEOVER STATUTES

  Section 912 of the NYBCL prohibits a "business combination" (as defined in Section 912 of the NYBCL, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by a corporation incorporated under the NYBCL or a subsidiary of such corporation with an interested shareholder (as defined in Section 912 of the NYBCL, generally the beneficial owner of 20 percent or more of the New York corporation's voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder has been approved by such New York corporation's board of directors, or (ii) the business combination is approved by the holders of a majority of the voting power of the capital stock of such New York corporation, excluding shares held by the interested shareholder, at a meeting called for such purpose no earlier than five years after such interested shareholder's "stock acquisition date." In addition, Section 912 of the NYBCL specifies certain minimum consideration that must be paid in a business combination with an interested shareholder.

POTENTIAL CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE COMBINATION AND THE
 LIPA TRANSACTION

  EMPLOYMENT AGREEMENT WITH ROBERT B. CATELL. Pursuant to the Brooklyn Union/LILCO Agreement, if the Brooklyn Union Share Exchange is consummated, the Holding Company will enter into an employment agreement with Mr. Robert B. Catell effective upon the Effective Time providing for him to assume the positions of President and Chief Operating Officer commencing upon the Effective Time and for him to serve as Chief Executive Officer of the Holding Company for a four year period commencing on the first anniversary of the Effective Time. Under this employment agreement, Mr. Catell is to receive compensation on terms to be mutually agreed upon, but not less than what he received from Brooklyn Union as of the date of the Original Agreement. Mr. Catell would also be eligible to receive incentive compensation related to achieving the synergies contemplated to be realized from the Combination. In addition, the Brooklyn Union/LILCO Agreement provides that the employment agreement with Mr. Catell is otherwise to contain terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  VESTING OF CERTAIN BENEFITS FOR BROOKLYN UNION'S DIRECTORS AND
OFFICERS. Under Brooklyn Union's Long-Term Performance Incentive Compensation Plan for officers and certain key employees of Brooklyn Union (the "Performance Plan"), upon a "change of control," as defined in the Performance Plan, all options to purchase shares of Brooklyn Union Common Stock granted under the Performance Plan will become immediately exercisable and remain exercisable for the remainder of their original term. The Performance Plan also provides for awards of performance shares, which entitle the employee to receive either a number of shares of Brooklyn Union Common Stock based upon achievement of performance goals over a performance period or a payment in cash in lieu of such shares. Under the terms of the Performance Plan, upon a "change of control," the performance goals for all such performance shares will be deemed to have been met and the employee will receive either the awarded performance shares or the equivalent in cash, prorated based on time elapsed during the performance period. The Combination will constitute a change of control for the purposes of the Performance Plan.

  The Brooklyn Union/LILCO Agreement provides that upon the Effective Time, each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock under the Performance Plan, whether vested or unvested, will be automatically converted into an option to purchase the same number of shares of Holding Company Common Stock at the same per share price.

  As of June 23, 1997, options to purchase 540,500 shares of Brooklyn Union Common Stock and 13,000 performance shares have been granted to Brooklyn Union executive officers as a group under the Performance Plan (including 155,000 options and 4,000 performance shares to Mr. Catell, the Chairman and Chief Executive Officer; 92,000 options and 2,300 performance shares to Craig G. Matthews, President and Chief Operating Officer; 56,000 options and 2,300 performance shares to Helmut W. Peter, Vice Chairman; 42,000 options and 1,100 performance shares to Vincent D. Enright, Senior Vice President and Chief Financial Officer; and 25,000 options and 550 performance shares to Anthony J. DiBrita, Senior Vice President). Such options were granted on November 15, 1995 and November 20, 1996 and vest in equal installments over three year periods from the applicable grant date. All such performance shares vest over a three year period ending September 30, 1998, and the actual number of performance shares earned is contingent upon achieving certain performance targets. Upon consummation of the Combination, all such options will be vested and exercisable for the same number of shares of Holding Company Common Stock at an exercise price ranging from $27.00 to $30.50 per share and the performance targets for all such performance shares will be deemed to have been met and payment for a prorated portion of such performance shares will be made as soon as practicable after consummation of the Combination.

  BROOKLYN UNION CHANGE OF CONTROL SEVERANCE PLAN. Under the Brooklyn Union Senior Executive Change of Control Severance Plan (the "Severance Plan"), participants are entitled to receive certain severance benefits if their employment is terminated under certain circumstances within three years after a transaction that meets the definition of "change of control" under the terms of the Severance Plan. A termination by the employer without "cause" (as defined in the Severance Plan) or by the participant for "good reason" (as defined in the Severance Plan, and including a significant diminution of responsibilities, an assignment to inappropriate duties, a material reduction in compensation or benefits, or a transfer of more than 50 miles), within the later of (i) the end of 15 months after the "change of control" or (ii) 90 days after the "good reason" event occurs, will result in the payment of benefits under the Severance Plan.

  A participant who becomes entitled to severance benefits will receive the following: a lump sum cash payment of salary, previously deferred compensation and accrued vacation pay through the date of termination to the extent not already paid, a pro rata bonus for the year of termination, and the participant's base salary and bonus for the Severance Period (as defined below); continued employee welfare benefits for the Severance Period; a lump sum payment equal to the actuarial value of the additional benefits under Brooklyn Union's qualified and supplemental retirement plans the participant would have received had he remained employed for the Severance Period; and outplacement services at a cost of not more than $30,000. In addition, the participant will receive an additional payment, if necessary, to make such participant whole for any excise tax on excess parachute payments imposed on the participant. The "Severance Period" is a period of either two or three years (as designated by the Organization and Nominating Committee of the Brooklyn Union Board) or, if less, the period remaining until the participant reaches mandatory retirement age. For the purposes of eligibility for retirement, medical, dental and life insurance, the participant will be deemed to remain employed for the entire Severance Period.

  The Brooklyn Union Board has designated as participants in the Severance Plan Mr. Catell, Craig G. Matthews, Helmut W. Peter, Vincent D. Enright, Anthony J. DiBrita and 6 other Senior Vice Presidents of Brooklyn Union (each with three-year Severance Periods) and 12 Vice Presidents of Brooklyn Union (each with two-year Severance Periods). If the Combination occurred on January 1, 1998, and all participants in the plan were terminated immediately thereafter, it is estimated that the aggregate after-tax cost of the severance benefits under the Severance Plan would be approximately $19,833,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  CURRENT OWNERSHIP OF BROOKLYN UNION COMMON STOCK. The following table sets forth information as of June 23, 1997, with respect to the number of shares of Brooklyn Union Common Stock beneficially owned and/or Brooklyn Union Common Stock equivalents granted under the Performance Plan, the Directors' Deferred Compensation Plan or the Corporate Incentive Compensation Plan, which do not confer any voting rights, owned by (i) directors and certain executive officers of Brooklyn Union and (ii) all directors and executive officers of Brooklyn Union as a group.

                               TOTAL OF COMMON
                             STOCK BENEFICIALLY     COMMON STOCK    COMMON STOCK
           NAME              OWNED & EQUIVALENTS BENEFICIALLY OWNED EQUIVALENTS
           ----              ------------------- ------------------ ------------
R.B. Catell................         26,002             18,481           7,521
K.I. Chenault..............          4,409              1,551           2,858
A.S. Christensen...........          9,745              4,977           4,768
D.H. Elliott...............          9,323              1,750           7,573
A.H. Fishman...............          6,738              2,738           4,000
J.L. Larocca...............          5,007              3,354           1,653
C.G. Matthews..............         15,817             11,497           4,320
E.D. Miller................          7,459              5,946           1,513
J.Q. Riordan...............          8,298              1,500           6,798
C. Uribe...................          2,046                  0           2,046
H.W. Peter.................         14,817             10,483           4,334
A.J. DiBrita...............          6,000              4,681           1,319
V.D. Enright...............          6,406              4,397           2,009
All Directors and Executive
 Officers as a group, in-
 cluding those named above,
 a total of 24 persons.....        184,235            123,963          60,272

  The following table sets forth certain information with respect to the shares of Brooklyn Union Common Stock owned by each person known by Brooklyn Union to be the beneficial owner of more than 5% of the issued and outstanding Brooklyn Union Common Stock, as of March 31, 1997.

  TITLE OF CLASS        NAMES AND ADDRESSES        OWNED    PERCENTAGE OF CLASS
  --------------    ---------------------------- ---------- -------------------
Common Stock....... Long Island Lighting Company 9,948,682*        16.6%
                    175 East Old Country Road
                    Hicksville, NY 11801

--------
* Represents the number of shares that may be purchased pursuant to the Amended Brooklyn Union Stock Option Agreement attached as Annex C and described in this Joint Proxy Statement/Prospectus. See "The Stock Option Agreements."

CERTAIN BUSINESS RELATIONSHIPS BETWEEN BROOKLYN UNION AND LILCO

  In the normal course of business, LILCO purchases natural gas, pays gas transportation charges and purchases co-generation power from entities in which Brooklyn Union holds an ownership interest. Brooklyn Union purchases natural gas and pays gas transportation charges to entities in which LILCO has an equity interest, and entities in which Brooklyn Union has an equity interest sell electricity to and purchase gas transportation services from LILCO. All such transactions are at arms'-length or at rates as required by law.

                     SELECTED INFORMATION CONCERNING LILCO

RECOMMENDATIONS OF THE LILCO BOARD

  The LILCO Board believes that the terms of each of the Combination and the LIPA Transaction are fair to, and in the best interests of, LILCO and its shareholders. Accordingly, the LILCO Board, by a unanimous vote, has adopted the Brooklyn Union/LILCO Agreement and the LIPA Agreement, and unanimously recommends the adoption of each by the LILCO shareholders. The LILCO Board believes that each of the Combination and the LIPA Transaction represents a significant strategic opportunity for LILCO.


  The terms of the Brooklyn Union/LILCO Agreement, including the Ratios, were the result of arm's-length negotiations between Brooklyn Union and LILCO. In fixing the Ratios in the negotiation process, LILCO management relied to a large extent on the financial analyses of Dillon Read set forth below under "Opinion of LILCO's Financial Adviser." The LILCO Board consulted with its financial advisor and legal advisors and management of LILCO. After careful review and consideration, the LILCO Board determined that the Combination is a desirable transaction from the standpoint of the LILCO common shareholders.

  In reaching its decision to approve the Brooklyn Union/LILCO Agreement, the LILCO Board considered the following factors: (i) the current and historical market prices of the Brooklyn Union Common Stock and the LILCO Common Stock (including the fact that the closing prices of Brooklyn Union Common Stock and LILCO Common Stock on December 26, 1996 were $30.625 and $19.125, respectively; (ii) information concerning the financial performance, condition, business operations and prospects of each of Brooklyn Union and LILCO; (iii) the effects of the Combination on LILCO's shareholders, including the significant premium to LILCO's then current market price reflected in the ratio and the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (iv) the expected federal income tax treatment of the Combination as a taxable exchange to shareholders unless the LIPA Agreement is terminated prior to the consummation of the Combination (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (v) the immediate reduction in gas and electric rates to reflect anticipated synergy savings, as contemplated by Brooklyn Union and LILCO, and the belief that customers will benefit from a broader range of innovative energy products and services; (vi) the terms of the Brooklyn Union/LILCO Agreement, which provide for balanced representations and warranties, conditions to closing and rights to termination; and (vii) the opinion of LILCO's financial advisor, Dillon Read that, as of the date thereof and based upon the factors and assumptions described in such opinion, the Original Ratio was fair from a financial point of view to the holders of shares of LILCO Common Stock. In determining that the Combination is fair to LILCO's shareholders, the LILCO Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the LILCO Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward. Because LILCO's shareholders collectively would own approximately 66% (or 68% if the LIPA Transaction is consummated) of the combined entity based upon the capitalization of the companies as of December 29, 1996, the date of the Original Agreement, the prospects of such entity were an important factor to the LILCO Board in determining whether to approve the transaction.

  In reaching its decision to approve the LIPA Agreement, the LILCO Board considered the following factors: (i) the purchase price payable pursuant to the LIPA Agreement closely approximates the book value of the assets to be owned by LILCO at the time of the LIPA Closing; (ii) LILCO shareholders will continue to own an equity interest in the generating facilities and common plant currently owned by LILCO, as well as its gas operations (which have enjoyed significant revenue and earnings growth in recent years); (iii) consummation of the LIPA Transaction is expected to result in substantial electric rate decreases which are not obtainable through any other means; (iv) the sale of LILCO's Shoreham-related regulatory assets, which LILCO believes would have a favorable impact on the Holding Company's credit rating and the trading value of its equity securities; (v) the structure of the LIPA Transaction includes long-term service agreements pursuant to which subsidiaries of the Holding Company will manage on behalf of LIPA the day-to-day operation of the transmission and distribution system on Long Island and thereby promote the continued reliability of that system (including the ability to use the Holding Company's entire workforce in an integrated fashion to assist in restoring service after major

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storms); (vi) the preservation of LILCO's current workforce without layoffs;
(vii) the expected federal income tax treatment of the LIPA Transaction (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (viii) Brooklyn Union's consent to, and support for, the LIPA Transaction; (ix) the increase in the Ratio of Holding Company Common Stock issuable in the Combination for each share of LILCO Common Stock from
0.803 to 0.880 (and the resulting increase of Holding Company Common Stock to be owned by LILCO shareholders from approximately 66% to approximately 68%);
(x) the terms of the LIPA Agreement, which provide for reasonable representations and warranties and rights to termination; (xi) the support for the LIPA Transaction expressed publicly by senior New York State officials and representatives; and (xii) the opinion of Dillon Read that, as of the date thereof and based upon the factors and assumptions described in such opinion, the Consideration to be received pursuant to the LIPA Agreement was fair from a financial point of view to LILCO. The LILCO Board considered the fact that consummating the LIPA Transaction would have the effect of making the Combination taxable to LILCO shareholders, but determined that the overall benefits anticipated to be received from the LIPA Transaction outweighed the detriment associated with the creation of a tax liability on LILCO shareholders. In determining that the LIPA Transaction is fair to LILCO's shareholders, the LILCO Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the LILCO Board, each of the factors listed above reinforced its belief that such transaction was fair. Because LILCO's shareholders collectively would own approximately 68% of the Holding Company (based upon the capitalization of LILCO and Brooklyn Union as of December 29, 1996) assuming the Combination is also consummated (or 100% of the Holding Company if only the LIPA Transaction is consummated), the prospects of the Holding Company in each eventuality were an important factor to the LILCO Board in determining whether to approve the transaction.

  THE LILCO BOARD, BY UNANIMOUS VOTE, HAS ADOPTED EACH OF THE BROOKLYN UNION/LILCO AGREEMENT AND THE LIPA AGREEMENT, BELIEVES THAT THE TERMS OF EACH OF THE COMBINATION AND THE LIPA TRANSACTION ARE FAIR TO LILCO'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF LILCO VOTE TO ADOPT EACH OF THE BROOKLYN UNION/LILCO AGREEMENT AND THE LIPA AGREEMENT.

  In considering these recommendations of the LILCO Board, shareholders should be aware that certain members of LILCO's management and the LILCO Board have certain interests in the Combination that are different from, or in addition to, the interests of shareholders of LILCO generally and that could potentially represent conflicts of interest. The LILCO Board was aware of these interests and considered them, among other matters, in adopting the Brooklyn Union/LILCO Agreement. See "--Potential Conflicts of Interests of Certain Persons in the Binding Share Exchanges."

OPINION OF LILCO'S FINANCIAL ADVISOR

  On December 29, 1996, the LILCO Board received the written opinion of Dillon Read that, as of the date of the opinion, the Original Ratio was fair from a financial point of view to the holders of LILCO Common Stock. The full text of Dillon Read's opinion dated December 29, 1996, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. DILLON READ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LILCO COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE LILCO MEETING. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In arriving at its opinion, Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to LILCO and Brooklyn Union; (ii) reviewed certain financial forecasts and other data provided to Dillon Read by LILCO and Brooklyn Union relating to the business and prospects of LILCO and Brooklyn Union; (iii) conducted discussions with members of the senior management of LILCO with respect to the business and prospects of LILCO; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of LILCO and Brooklyn Union; (v) reviewed the historical market prices and trading volumes of LILCO Common Stock and Brooklyn Union Common Stock; (vi) compared the proposed financial terms of the Combination with the financial terms of certain other transactions which Dillon Read believed to be generally

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comparable to the Combination; (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of LILCO and Brooklyn Union to the combined company, and the relative ownership of the Holding Company after the Combination by the current holders of LILCO Common Stock and Brooklyn Union Common Stock; (viii) considered the pro forma effect of the Combination on LILCO's capitalization ratios, earnings, cash flow and book value per share; (ix) reviewed the Original Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as was deemed necessary or appropriate.

  In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and relied, with the consent of LILCO, on such information being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of LILCO or Brooklyn Union or any of their respective subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Dillon Read, with LILCO's direction, assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of LILCO's and Brooklyn Union's management as to the future financial performance of each company. For its December 29, 1996 opinion, Dillon Read's review of Brooklyn Union's current and anticipated future operations, financial condition and prospects was based entirely on public information (except for certain limited internal projections referred to above), and was therefore limited in scope. Dillon Read did not hold discussions with any members of Brooklyn Union's senior management in connection with its December 29, 1996 opinion. Dillon Read assumed, in its December 29, 1996 opinion, the transaction would be treated as tax-free to both LILCO and holders of LILCO Common Stock and would be accounted for as a pooling of interests. Further, Dillon Read's opinion was based on economic, monetary, and market conditions existing on the date thereof.

  The Original Ratio and the LIPA Ratio were determined through arm's-length negotiations between LILCO and Brooklyn Union. LILCO did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion. Dillon Read has not been requested to solicit, nor has it solicited, offers for LILCO from third parties.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. The following summary describes the analyses performed by Dillon Read in this regard and is complete in all material respects.

  STOCK TRADING HISTORY. Dillon Read reviewed the performance of the per share market price of LILCO Common Stock and Brooklyn Union Common Stock over the period from December 31, 1993 to December 24, 1996. Dillon Read also calculated the ratio of the per share market price of LILCO Common Stock to the per share market price of Brooklyn Union Common Stock over the period. This analysis showed that over the period, LILCO Common Stock traded at a ratio as high as 0.927 and as low as 0.560 compared to the price of Brooklyn Union Common Stock. This analysis was utilized to provide historical perspective for the manner in which the public trading market had valued LILCO and Brooklyn Union relative to each other.

  CONTRIBUTION ANALYSIS. Dillon Read calculated the contribution of each of LILCO and Brooklyn Union to the Holding Company with respect to operating revenues, operating cash flow (earnings before interest, taxes, depreciation and amortization, "EBITDA"), net income, cash flow from operations (defined as cash provided by operating activities before changes in working capital), projected year 2000 net income, net property, plant, and equipment, total assets, total debt, book value of common equity, total capitalization, net debt (defined as total debt less cash equivalents), and net book capitalization (defined as book capitalization less cash equivalents) for the latest twelve month period or as of the latest balance sheet date. In addition, Dillon Read calculated the relative valuation contribution of each of LILCO and Brooklyn Union to the Holding Company with respect to the market value of common equity as of December 24, 1996, the market value of common equity as of October 3, 1996 (one week prior to the publication of reports which suggested that a takeover of LILCO by LIPA would need to be initiated by year-end 1996 to be successful), the comparable company trading analysis valuation, and the discounted cash flow analysis valuation. These calculations yielded amounts reflecting LILCO's contribution

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ranging from 59.9 percent to 88.4 percent of the total pro forma combined amount. Based on the Original Ratio of 0.803, the holders of LILCO Common Stock will own approximately 66 percent of Holding Company Common Stock. Based on the LIPA Ratio of 0.880, the holders of LILCO Common Stock will own approximately 68 percent of Holding Company Common Stock.

  COMPARABLE COMPANY TRADING ANALYSIS. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as net income, projected net income, (median earnings per share estimates for 1996, 1997 and 1998 reported by Institutional Brokers Estimate System or based on Institutional Brokers Estimate System estimates and expected 5-year earnings per share growth rates from Zacks Investment Research, Inc.), revenues, earnings before interest and taxes ("EBIT"), EBITDA, cash flow from operations and the book value of common equity of LILCO and Brooklyn Union to certain other companies which, in Dillon Read's judgment, were generally comparable to LILCO and Brooklyn Union for the purpose of this analysis. The factors Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. For LILCO, the companies used in the comparison consisted of Consolidated Edison Company of New York, Inc., New York State Electric & Gas Corporation, New England Electric System, Northeast Utilities, Public Service Enterprise Group Incorporated, and Rochester Gas and Electric Corporation. For Brooklyn Union, the companies used in the comparison consisted of AGL Resources, Inc., MCN Energy Group Inc., NICOR Inc., Peoples Energy Corporation, and Washington Gas Light Company.

  Equity market values (defined as the market price per common share multiplied by the outstanding number of common shares) as a multiple of each of the indicated statistics for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month net income--8.8x and 17.1x; (ii) projected or actual 1996 net income-- 9.0x and 17.1x; (iii) projected 1997 net income--8.8x and 14.6x; (iv) projected 1998 net income--8.7x and 13.4x; (v) latest 12-month cash flow from operations--2.6x and 7.6x; and (vi) book value of common equity on September 30, 1996--0.91x and 1.70x. Net market capitalizations (defined as equity market value plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month revenues--2.4x and 1.6x; (ii) latest 12-month EBITDA--6.1x and 9.2x; and (iii) latest 12-month EBIT--8.0x and 13.5x. This comparison was used to provide a perspective on the present market valuation of each of LILCO and Brooklyn Union.

  The range and mean for the equity market value as a multiple of each of the indicated statistics for the groups of comparable companies for LILCO and Brooklyn Union, respectively, were as follows, (i) latest 12-month net income: for LILCO comparables--7.9x to 11.4x with a mean of 10.0x; for Brooklyn Union comparables--11.1x to 17.4x with a mean of 15.4x; (ii) projected or actual 1996 net income: for LILCO comparables--8.3x to 18.3x with a mean of 11.1x; for Brooklyn Union comparables--11.1x to 17.8x with a mean of 15.6x; (iii) projected 1997 net income: for LILCO comparables--8.2x to 10.7x with a mean of 9.7x; for Brooklyn Union comparables--13.3x to 16.0x with a mean of 14.5x;
(iv) projected 1998 net income: for LILCO comparables--7.9x to 10.5x with a mean of 9.5x; for Brooklyn Union comparables--12.5x to 14.7x with a mean of 13.6x; (v) latest 12-month cash flow from operations: for LILCO comparables-- 2.0x to 5.9x, with a mean of 4.2x; for Brooklyn Union comparables--6.0x to 7.8x, with a mean of 7.0x; and (vi) book value of common equity on September 30, 1996: for LILCO comparables--0.70x to 1.33x with a mean of 1.04x; for Brooklyn Union comparables--1.70x to 2.65x with a mean of 2.06x.

  The range and mean for net market capitalization as a multiple of each of the indicated statistics for the groups of comparable companies for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month revenues: for LILCO comparables--1.4x to 2.1x with a mean of 1.7x; for Brooklyn Union comparables-- 1.4x to 1.8x with a mean of 1.6x; (ii) latest 12-month EBITDA: for LILCO comparables--4.7x to 6.5x with a mean of 5.6x; for Brooklyn Union comparables--6.7x to 9.6x with a mean of 8.0x; and (iii) latest 12-month EBIT: for LILCO comparables--6.9x to 10.2x with a mean of 8.4x; for Brooklyn Union comparables--8.5x to 15.8x with a mean of 11.8x. The comparable company trading analysis is a valuation method used by Dillon Read to determine whether LILCO or Brooklyn Union were reasonably valued at existing market prices in

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relation to similar companies and in relation to each other. Dillon Read concluded that both LILCO and Brooklyn Union were reasonably valued at existing market prices in relation to similar companies and in relation to each other. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  COMPARABLE UTILITY TRANSACTIONS ANALYSIS. Using publicly available information, Dillon Read compared certain terms of mergers similar to the transaction between LILCO and Brooklyn Union. Dillon Read compared the relative ownership and market premium in recent utility mergers-of-equals transactions and electric/gas utility combinations which in Dillon Read's judgment were comparable to the Combination for the purpose of this analysis. The merger-of-equals transactions which were analyzed included one completed transaction (Midwest Resources Inc. and Iowa-Illinois Gas & Electric Company) and four pending transactions (Delmarva Power & Light Company and Atlantic Energy Inc.; Baltimore Gas & Electric Company and Potomac Electric Power Company; Public Service Company of Colorado and Southwestern Public Service Company; and Northern States Power Company and Wisconsin Energy Corporation). The electric/gas utility combinations which were analyzed included five pending transactions (Puget Sound Power & Light Company and Washington Energy Company Inc.; Duke Power Company and PanEnergy Corp.; Enova Corporation and Pacific Enterprises Inc.; Houston Industries Incorporated and NorAm Energy Corp.; and Enron Corp. and Portland General Corporation).

  With respect to relative ownership, in comparable mergers-of-equals transactions, the larger company in each merger received between 50 percent and 62 percent of the combined company. In comparable electric/gas combinations, the electric partner received between 48 percent and 83 percent of the combined company. In comparison, LILCO shareholders will own approximately 66 or 68 percent of the Holding Company after the Combination. With respect to the market premium, in recent mergers-of-equals transactions, the larger company paid a premium to the closing market price on the day before the merger announcement of between 0.3 percent and 23.3 percent. In electric/gas combinations, the larger company paid a premium to the closing market price on the day before the merger announcement of between 11.4 percent and 48.8 percent. LILCO, as the larger company, will receive a 29 percent premium to the closing market price on the day before the announcement of the Original Agreement. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  DISCOUNTED CASH FLOW ANALYSIS. Dillon Read performed a discounted cash flow valuation based upon projections furnished by the managements of LILCO and Brooklyn Union. With respect to projections for LILCO and Brooklyn Union, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of LILCO and Brooklyn Union, respectively. Utilizing these projections, Dillon Read discounted to a present value, under varying assumed discount rates, (i) the free unleveraged cash flows through the year 2001 for LILCO and through the year 2002 for Brooklyn Union and (ii) the projected terminal value at the end of the year 2001 for LILCO and at the end of the year 2002 for Brooklyn Union, utilizing various assumed multiples of operating cash flow (EBITDA) and operating income (EBIT). This analysis indicated that, assuming discount rates ranging from 8.0 percent to 9.0 percent for LILCO and terminal value multiples ranging from 5.5x to 6.5x for EBITDA and 7.5x to 9.5x for EBIT (as indicated by comparable company trading analysis), the net after-tax present value of the future cash flows ranged from $15.24 to $28.53 per share for LILCO on a stand-alone basis. This analysis also indicated that, assuming discount rates ranging from 8.0 percent to 9.0 percent for Brooklyn Union and terminal value multiples ranging from 7.0x to 9.0x for EBITDA and 11.0x to 13.0x for EBIT (as indicated by comparable company trading analysis), the net after-tax present value of future cash flows ranged from $23.85 to $41.54 per share for Brooklyn Union on a stand-alone basis. The discounted cash flow analysis is a valuation method used by Dillon Read to determine whether LILCO and Brooklyn Union were reasonably valued in relation to each other. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  PRO FORMA ANALYSIS. Dillon Read reviewed certain pro forma financial information for the combined entity resulting from the Combination based on LILCO's and Brooklyn Union's managements' projections

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covering the period from 1997 to 2000. With respect to projections for LILCO and Brooklyn Union, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of LILCO and Brooklyn Union, respectively. This analysis indicated that earnings per share resulting from a share exchange at the Original Ratio of 0.803 would be dilutive to LILCO shareholders over the period analyzed. Dillon Read also performed an earnings per share sensitivity analysis. For the purpose of this analysis, Dillon Read assumed that LILCO electric rates on a stand-alone basis were reduced 10 percent. The 10 percent reduction is based upon public pronouncements by relevant parties of the magnitude of rate reduction necessary for LILCO's electric customers. It should be noted that this analysis was for illustrative purposes only and that this transaction is not conditioned on such a rate reduction. Using this assumption, the earnings per share sensitivity analysis indicated that earnings per share would be accretive to LILCO shareholders over the period analyzed.

  Preliminary estimates of savings related to the combination of LILCO and Brooklyn Union as identified by the managements of the two companies were developed to quantify efficiencies resulting from operating synergies, plant construction deferrals and greater economies of scale in the purchasing of fuel and other resources used by LILCO and Brooklyn Union. These potential pre-tax savings (after certain costs) of approximately $1 billion over ten years were assumed to flow to ratepayers and will benefit the Holding Company's shareholders only through improved competitive position (due to lower rates). Dillon Read did not independently attempt to verify the estimated savings levels, nor did Dillon Read attempt its own estimation of potential cost savings resulting from the Combination. In its analysis, Dillon Read assumed that all of the total cost savings would be flowed through to ratepayers. If the Holding Company were allowed by one or more regulatory authorities to retain any of the cost savings, the resulting projected earnings would be correspondingly higher.

LIPA TRANSACTION ANALYSIS

  On June 26, 1997, the LILCO Board received Dillon Read's written opinion that, as of the date of the opinion, the Consideration was fair from a financial point of view to LILCO. The full text of Dillon Read's opinion dated June 26, 1997, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Dillon Read's Opinion does not constitute a recommendation to any holder of LILCO Common Stock as to how such holder should vote at the LILCO Meeting. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In arriving at its opinion, Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to LILCO, (ii) reviewed certain financial forecasts and other data provided to it by LILCO, including historical and projected financial information for the T&D Business, the Nuclear Assets and the Regulatory Assets (each as defined herein), (iii) conducted discussions with members of the senior management of LILCO with respect to the business and prospects of LILCO, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to the T&D Business, (v) compared publicly available financial and stock market data for certain utilities with high concentrations of nuclear generation to certain utilities with little or no nuclear generation, (vi) reviewed the financial terms of certain transactions involving transmission and distribution assets, (vii) considered the pro forma effect of the LIPA Transaction on the Holding Company's financial condition, (viii) reviewed the LIPA Agreement, (ix) considered the financial terms of the Basic Agreements (as defined herein), (x) considered the effect of the LIPA Transaction on the pending Brooklyn Union/LILCO Agreement, and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary or appropriate.

  In connection with its review, Dillon Read did not independently verify any of the foregoing information and, with the consent of the LILCO Board of Directors, relied on it being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or

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liabilities (contingent or otherwise) of LILCO or any of its subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Dillon Read, with LILCO's direction, assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of LILCO, LILCO's transmission and distribution business ("T&D Business"), certain regulatory assets ("Regulatory Assets") and LILCO's 18% interest in the Nine Mile Point 2 nuclear power plant (the
"Nuclear Assets"). Dillon Read also, at LILCO's direction, relied on LILCO's advice regarding the tax consequences of the LIPA Transaction. Dillon Read did not attempt to quantify the regulatory risk inherent in the Regulatory Assets, which will comprise a majority of the assets LILCO will own immediately prior to the LIPA Transaction. Further, Dillon Read's opinion was based on economic, monetary and market conditions existing on the date thereof.

  The Consideration was determined through arm's-length negotiations between LILCO and LIPA. LILCO did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion. Dillon Read has not been requested to nor has it solicited offers for LILCO or any of its businesses or assets from third parties.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. The following summary describes the analyses performed by Dillon Read in this regard and is complete in all material respects.

T&D BUSINESS

  COMPARABLE COMPANY TRADING ANALYSIS. Dillon Read observed that currently no publicly traded companies consisting solely of electric transmission and distribution businesses exist. Dillon Read determined that gas distribution companies and water utilities have similar business and regulatory characteristics and should therefore provide a reasonably comparable basis for analysis. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as book value of common equity of LILCO's T&D Business to certain other companies which, in Dillon Read's judgment, were generally comparable for the purpose of this analysis. The factors Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. The water utility companies used in the comparison consisted of American Water Works Company, Inc., Aquariun Company, Consumers Water Company, Philadelphia Suburban Corporation, Southern California Water Company and United Water Resources, Inc. The gas distribution companies used in the comparison consisted of AGL Resources Inc., Brooklyn Union, MCN Energy Group Inc., NICOR Inc., Peoples Energy Corporation, and Washington Gas Light Company.

  The range for the equity market value as a multiple of book value for the gas distribution companies was 1.5 to 2.4 times and for the water utility companies was 1.4 to 2.0 times. The median was 1.8 times for the gas distribution companies and 1.6 times for the water utility companies. Dillon Read applied ratios of 1.7 to 2.0 times and 1.4 to 1.6 times, respectively, to the imputed book value of the T&D Business, resulting in an implied value for the T&D Business of $920 million to $1,082 million in the case of the gas distribution companies and $758 million to $866 million in the case of the water utility companies.

  COMPARABLE TRANSACTIONS ANALYSIS. Using publicly available information, Dillon Read compared certain terms of transactions involving the sale of electric transmission and distribution properties to the LIPA Transaction. Dillon Read also considered that there have been as yet very few sale transactions of transmission and distribution assets for which public information is available. The transactions Dillon Read included in its analysis were: Southwestern Public Service Company's acquisition of property from TNP Enterprises, Inc.; Union Electric Company's sale of properties to IES Industries Inc. and CIPSCO Incorporated; and Utilicorp United's acquisition of property from Centel Corporation.

  The transactions had a range of price-to-book multiple of 1.6 to 2.0 times. Dillon Read applied these multiples to the T&D Assets, resulting in an implied value of $866 million to $1,082 million.

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REGULATORY ASSETS

  DISCOUNTED CASH FLOW ANALYSIS. Dillon Read performed a discounted cash flow valuation of the Regulatory Assets based upon projections furnished by the management of LILCO. With respect to projections, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the management of LILCO. Utilizing these projections, Dillon Read discounted to a present value, under assumed discount rates ranging from 7.65 percent to 11 percent, the free unleveraged cash flows for the remaining lives of the Regulatory Assets. This analysis indicated that the net after-tax present value of future cash flows ranged from $742 million to $1,600 million, after deducting the imputed debt and preferred stock.

NUCLEAR ASSETS

  Dillon Read observed that currently no publicly traded utilities with exclusively nuclear generation assets exist, and to date there have not been any sale transactions involving only nuclear assets. Therefore, Dillon Read relied on limited public information to establish a valuation range for the Nuclear Assets. Dillon Read compared the median market-to-book ratio of electric utilities with high concentrations of nuclear assets to those with little or no nuclear assets. Electric utilities were divided into three categories: those where generating capacity was comprised of 40% or more nuclear generation ("Concentrated Nuclear Group"), the five utilities with the largest absolute amount of nuclear generation ("Large Nuclear Group"), and those with no or insignificant amounts of nuclear generation ("Non-nuclear Group"). The Concentrated Nuclear Group was comprised of Rochester Gas & Electric Corporation, Unicom Corporation, Peco Energy Company and Duke Power Company. The Large Nuclear Group was comprised of Unicom Corporation, Duke Power Company, Entergy Corporation, Peco Energy Company and The Southern Company. The Non-nuclear Group consisted of 40 utilities throughout the United States of varying size and characteristics, selected only on the basis of no or insignificant nuclear exposure. The median market-to-book ratio for each group was: .99 times for the Concentrated Nuclear Group, .96 for the Large Nuclear Group, and 1.65 for the Non-nuclear Group. On average, both groups of nuclear utilities traded at a discount to non-nuclear utilities of between 24% and 42%.

  Dillon Read calculated an implied value of the Nuclear Assets by multiplying a market-to-book ratio of .9 to 1.0 times the imputed book value of the Nuclear Assets. The imputed book value was calculated by multiplying the book value of the assets by 39%, which represented the common equity component of LILCO's capitalization. This calculation resulted in an implied market value of the Nuclear Assets of $241 million to $267 million.

PRO FORMA ANALYSIS

  Dillon Read compared LILCO's December 31, 1997 projected stand-alone balance sheet to a pro forma LILCO balance sheet for the same date adjusted for the LIPA Transaction. Dillon Read observed that total assets of LILCO would decline as a result of the LIPA Transaction from approximately $11.6 billion to approximately $4.3 billion, largely as a result of regulatory assets declining from approximately $6.6 billion to approximately $141 million. Dillon Read also observed that LILCO would have no net debt (total debt minus cash) as a result of the LIPA Transaction. Dillon Read believed, therefore, that the LIPA Transaction would result in an improvement in LILCO's projected financial condition.

  Using publicly available information, Dillon Read calculated, based upon market trading values at the time, multiples of certain financial criteria, such as latest twelve months revenues, operating cash flow, operating income, cash flow from operations, and 1998 estimated net income for certain companies in lines of business comparable to those LILCO is expected to be involved in after the LIPA Transaction. While LILCO will be engaged in the generation of electricity and the management of an electric transmission and distribution system, the majority of its earnings are expected to be derived from the gas distribution business. Dillon Read therefore used as its group of comparable companies gas distribution companies, specifically AGL Resources Inc., Brooklyn Union, MCN Corporation, NICOR Inc., Peoples Energy Corporation and Washington Gas Light Company. In selecting companies for comparisons, Dillon Read also considered size, geographic location and financial condition. The multiples for this group of companies ranged as follows: net market capitalization to revenue--1.2 to 1.9; net market capitalization to operating cash flow--6.8 to 10.7; net market capitalization to operating income--9.9 to 19.0; equity market value to estimated 1998 net income--12.6 to 14.7; and equity market value to latest twelve months cash flow from operations--6.5 to 8.4.

  Dillon Read, in its judgment, based upon the business mix of LILCO compared to the comparable companies, applied multiples generally at the low end of the range for comparable companies to the results for LILCO pro forma for the LIPA Transaction (and before any income from the reinvestment of the cash proceeds from the LIPA Transaction) to arrive at implied values for LILCO. The multiples applied and the resulting implied values were as follows:

                                                                    IMPLIED
                                                     MULTIPLES      VALUES
                                                      APPLIED     (MILLIONS)
                                                    ----------- ---------------
      Revenues.....................................  1.3 -  1.4 $  761 - $  931
      Operating Cash Flow..........................  6.8 -  7.5 $  681 - $  899
      Operating Income............................. 10.0 - 11.0 $  859 - $1,089
      Net Income................................... 12.5 - 13.2 $  975 - $1,030
      Cash Flow from Operations....................  6.5 -  7.0 $1,014 - $1,092

  Dillon Read considered the fact that pursuant to the Brooklyn Union/LILCO Agreement, the number of shares LILCO shareholders would receive in respect of each of their shares of LILCO Common Stock would be increased from .803 to
 .880 as a result of the LIPA Transaction. The LILCO shareholders' ownership of the Holding Company would therefore be increased from 66% to 68%.

UPDATED OPINION

  The LILCO Board has received an updated opinion from Dillon Read that, as of the date of this Joint Proxy Statement/Prospectus, the Original Ratio and the LIPA Ratio were fair from a financial point of view to the holders of LILCO Common Stock. The full text of Dillon Read's opinion dated June 26, 1997, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. DILLON READ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LILCO COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE LILCO MEETING. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. In addition to updating the analyses described above of the Original Ratio, Dillon Read, in its updated opinion, considered the financial consequences the LIPA Transaction would have, if consummated, on the Combination. Specifically, Dillon Read considered that the LIPA Transaction would result in: (i) purchase accounting being applied, rather than pooling accounting, which Dillon Read assumed would be applicable in the absence of the LIPA Transaction; (ii) the consideration received by the holders of LILCO Common Stock becoming taxable, whereas Dillon Read assumed that in the absence of the LIPA Transaction the Combination would be tax-free; and (iii) an increase in the exchange ratio to be received by the holders of LILCO Common Stock to .880, from .803 in the absence of the LIPA Transaction.

  In connection with rendering its updated opinion, Dillon Read considered a variety of valuation methods, including those described above. In addition, Dillon Read performed the analyses summarized below.

PRO FORMA ANALYSIS

  Dillon Read compared LILCO's December 31, 1997 projected stand-alone balance sheet to a pro forma balance sheet for the combined entity resulting from the Combination for the same date adjusted for the LIPA Transaction. Dillon Read observed that total assets of the Holding Company would be approximately $7.0 billion compared to approximately $11.6 billion for LILCO. The major reason for the decline in assets was the reduction in regulatory assets from approximately $6.6 billion to approximately $141 million. Dillon Read also observed that the Holding Company would have net debt (total debt minus cash) of approximately $349 million compared to approximately $5.3 billion for LILCO. Dillon Read believed, therefore, that the Holding Company would have an improved projected financial condition as compared to LILCO stand-alone.

COMPARABLE COMPANY TRADING ANALYSIS

  Using publicly available information, Dillon Read calculated, based upon market trading values at the time, multiples of certain financial criteria, such as latest twelve months revenues, operating cash flow, operating income, cash flow from operations, and 1998 estimated net income for certain companies in lines of business comparable to those the Holding Company is expected to be involved in after the Combination and the LIPA Transaction. While subsidiaries of the Holding Company will be engaged in the generation of electricity and the management of an electric transmission and distribution system, the majority of its earnings are expected to be derived from the gas distribution business. Dillon Read therefore used as its group of comparable companies gas distribution companies, specifically AGL Resources Inc., Brooklyn Union, MCN Corporation, NICOR Inc., Peoples Energy Corporation and Washington Gas Light Company. In selecting companies for comparison, Dillon Read also considered size, geographic location and financial condition. The multiples for this group of companies ranged as follows: net market capitalization to revenue--
1.2 to 1.9; net market capitalization to operating cash flow--6.8 to 10.7; equity market value to estimated 1998 net income--12.6 to 14.7; and equity market value to latest twelve months cash flow from operations--6.5 to 8.4.

  Dillon Read applied multiples within the range for comparable companies to the 1998 projected results for the Holding Company pro forma for the LIPA Transaction (and before any income from the reinvestment of the cash proceeds from the LIPA Transaction) to arrive at implied trading values for the Holding Company (before assigning any value to cash). The multiples applied and resulting implied values were as follows:

                                                        IMPLIED       IMPLIED
                                                      VALUES FOR    VALUES PER
                                           MULTIPLES  THE HOLDING    SHARE OF
                                            APPLIED     COMPANY       LILCO*
                                           --------- ------------- -------------
     Revenues.............................   1.4-1.5 $12.72-$14.61 $11.19-$12.86
     Operating Cash Flow..................   7.0-8.0 $12.71-$16.50 $11.18-$14.52
     Operating Income..................... 10.0-12.0 $14.59-$20.26 $12.84-$17.83
     Net Income........................... 13.5-15.0 $16.55-$18.39 $14.57-$16.18
     Cash Flow from Operations............   6.5-7.0 $14.83-$15.97 $13.05-$14.05

--------
* Based on the .880 exchange ratio and before assigning any value to the cash proceeds from the LIPA Transaction.

  Dillon Read then calculated the after-tax cash proceeds that the Holding Company would receive pursuant to the LIPA Transaction, divided such amount by the expected shares outstanding of the Holding Company, and multiplied the result by the .880 exchange ratio to arrive at a cash amount per LILCO share. Dillon Read added such per share amount to the implied values per LILCO share resulting from the Comparable Company Trading Analysis to arrive at a total value per LILCO share of $23.32 to $26.40. Finally, Dillon Read compared such implied value to LILCO's stock price on December 27, 1996 (the last trading date prior to the announcement of the Combination) of $19.375 and noted that the implied value was higher by between 20 and 36 percent.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying its opinions. Dillon Read did not assign any particular weight to any analysis or factor it considered but, rather, made qualitative judgments based on its experience in rendering such opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Dillon Read assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond LILCO's control. Any estimates contained in Dillon Read's analyses do not necessarily indicate actual value, which may be significantly more or less favorable than stated therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. In rendering its opinions, Dillon Read expressed no views as to the range of values at which the LILCO Common Stock may trade following the consummation of the transactions discussed herein, nor does Dillon Read make any recommendations to a holder of LILCO Common Stock with respect to how such holder should vote on the transactions discussed herein or to the advisability of disposing of or retaining the Holding Company Common Stock following the transactions discussed herein.

  Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The LILCO Board selected Dillon Read on the basis of the firm's expertise and reputation.

  Pursuant to the engagement letter between LILCO and Dillon Read, LILCO has paid Dillon Read the following amounts: $2.5 million upon the execution of the engagement letter, which includes compensation for financial services rendered to LILCO from time to time since April 1992 related to proposals for a transaction such as the LIPA Transaction, $2.5 million upon the rendering of Dillon Read's fairness opinion to the LILCO Board addressing the Combination and $2.5 million upon the rendering of Dillon Read's fairness opinion to the LILCO Board addressing the LIPA Transaction. LILCO has also agreed to pay Dillon Read a fee upon consummation of either or both transactions equal to .4 percent of the aggregate amount of consideration received by LILCO or its common shareholders, less $6.25 million of the payments mentioned above which will have previously been paid.

  Dillon Read has, in the past, performed various investment banking services for LILCO for which Dillon Read has been compensated. In the ordinary course of business, Dillon Read trades the debt and equity securities of LILCO and Brooklyn Union for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

POTENTIAL CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE COMBINATION AND THE LIPA TRANSACTION

  EMPLOYMENT AGREEMENT WITH WILLIAM J. CATACOSINOS. Pursuant to the Brooklyn Union/LILCO Agreement, the Holding Company will enter into an employment agreement with Dr. William J. Catacosinos effective as of the effective time of the Combination (the "Effective Time"), providing for him to assume the positions of Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing upon the Effective Time and for him to serve as a consultant to the Holding Company for a five year period commencing on the first anniversary of the Effective Time, which is when he ceases to be Chief Executive Officer pursuant to the terms of the Brooklyn Union/LILCO Agreement. Under this employment agreement,
Dr. Catacosinos is to receive compensation on terms to be mutually agreed upon, but not less than what he received from LILCO as of the date of the Original Agreement. Dr. Catacosinos would also be eligible to receive incentive compensation related to achieving the synergies contemplated to be realized from the Combination. In addition, the Brooklyn Union/LILCO Agreement provides that the employment agreement with Dr. Catacosinos is otherwise to contain terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  VESTING OF CERTAIN BENEFITS FOR LILCO'S DIRECTORS AND OFFICERS. Under LILCO's Annual Stock Incentive Compensation Plan (the "Stock Plan"), in the event a Stock Plan participant's employment with LILCO is terminated for, among other reasons, a "change in control," as defined in the Stock Plan, such participant shall be entitled to receive payment, as soon as practicable after the close of the plan year during which such termination of employment occurs, of a pro rata portion of such participant's LILCO Common Stock award, if any, for the current plan year. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Stock Plan.

  Under LILCO's Officers' Long-Term Incentive Plan (the "Incentive Plan"), awards are paid in two installments each of which is contemplated to be made in shares of LILCO Common Stock. The awards for each performance period (initially 1996-1997 and thereafter each consecutive three-year period) are divided into two equal portions: (i) a fifty percent vested portion; and (ii) a fifty percent contingent portion. The contingent portion is subject to a mandatory deferral of one year from the date of the payment of the award. In the event an Incentive Plan participant's employment with LILCO is terminated for, among other reasons, a "change in control," as defined in the Incentive Plan, such participant shall be entitled to receive payment, as soon as practicable after the close of the performance period during which such termination of employment occurs, of (i) the entire balance of such participant's contingent account at the close of the plan year during which termination of employment occurs and (ii) a pro-rata portion of such participant's award, if any, for the current performance period, as determined by Compensation and Management Appraisal Committee of the LILCO Board of Directors. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Incentive Plan.

  Under the terms of LILCO's Directors' Stock Unit Retainer Plan (the "Retainer Plan"), each non-employee director of LILCO is required to apply at least 50% of his or her annual retainer to the purchase of LILCO Common Stock units. Allocation of LILCO Common Stock units under the Retainer Plan are made automatically on the date during each fiscal quarter on which the quarterly installment of the annual retainer is paid.

  Under the Retainer Plan, the value of the units which will be credited to each non-employee Director's account on a quarterly basis will be determined by dividing the aggregate amount of cash credited to such account by the closing price per share of LILCO Common Stock, as reported on a New York Stock Exchange listing of composite transactions, on the first trading day of the calendar month in which the participant's retainer is paid. The amounts accumulated pursuant to the Retainer Plan will be held until such time as (i) a participant ceases to serve as a Director or Consulting Director; (ii) a participant's death; or (iii) a change in control, as defined in the Retainer Plan. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Retainer Plan.

  LILCO also has a Retirement Plan for Directors (the "Retirement Plan"), providing benefits to Directors who are not or who have not been Officers of LILCO. Directors who have served in that capacity for more than five years qualify as participants under the Retirement Plan. The Retirement Plan provides for a monthly benefit equal to one-twelfth of the highest annual retainer paid to each participant. A full benefit is available for participants who serve for ten years with a reduction of one-sixtieth for each month of service less than ten years. Under the Retirement Plan, payment of benefits is to begin when the Director ceases to serve as a Director or Consulting Director or reaches age 65, whichever is later. The Retirement Plan also provides that in the event of a "change in control" (as defined in the Retirement Plan), the value of vested benefits could be payable immediately. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Retirement Plan.

  The Brooklyn Union/LILCO Agreement provides that at the Effective Time, each share of LILCO Common Stock held under the Retainer Plan, the Incentive Plan and the Stock Plan will be automatically exchanged for the same number of shares of Holding Company Common Stock for which one share of LILCO Common Stock was exchanged.

  LILCO CHANGE IN CONTROL SEVERANCE PLAN. LILCO has entered into individual employment agreements with each of its officers to provide them with employment security and to minimize distractions resulting from personal uncertainties and risks of a change in control of LILCO. Currently, the principal benefits under these agreements, payable if the officer's employment is terminated for any reason (including voluntary resignation) within three years of a change in control (as defined in these agreements), including by virtue of an acquisition of LILCO's assets or stock, prior to December 31, 1999, are: (i) severance pay equal to three years' salary; (ii) accelerated vesting and payment of the value of supplemental retirement benefits at the time of a change in control, which are enhanced by three years of service; and
(iii) continuation of life, medical and dental insurance for a period of three years. LILCO has created a trust to support payment of its obligations, but remains primarily liable for the compensation and retirement benefits payable to the officers. The trust will make such payments only to the extent that LILCO does not. The Combination as contemplated in the Brooklyn Union/LILCO Agreement and the LIPA Transaction will each result in a change in control (as defined in these agreements) and entitle each officer to the benefits payable under the terms of the employment agreements if such officer's employment is terminated for any reason.

  LILCO has also entered into individual employment agreements with certain of its officers (not including Dr. Catacosinos and Mr. Flynn), effective July 1, 1997, pursuant to which such officers are employed for a one year term and are entitled to receive a retention bonus equal to 20% of the greater of job value or salary, if they are still employed by LILCO or its affiliates at the end of such term or are terminated without cause (as determined by the Chief Executive Officer) prior to the expiration of such term. These agreements have been entered into to induce such officers to continue their employment despite the significant proposed changes to LILCO described elsewhere in this Joint Proxy Statement/Prospectus.

  Under the terms of an employment contract dated as of January 30, 1984, as amended, Dr. Catacosinos has agreed to serve as CEO of LILCO until January 31, 2002. Dr. Catacosinos' contract provides for, among other things: (i) a five-year consulting period following the termination of his employment (other than, except after a change in control, for cause); (ii) supplemental disability benefits; and (iii) vested retirement benefits, which will be based upon a formula that considers his age at retirement, his highest annual salary, the highest bonus he has received and the length of his service to LILCO including service as a Director, employee or consultant. The Combination and the LIPA Transaction will each result in a change in control under the terms of Dr. Catacosinos' employment contract.

COMPARISON OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO LILCO'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  AUTHORIZED CAPITAL. The total authorized capital stock of the Holding Company will be 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of Holding Company Preferred Stock, par value $.01 per share. The total authorized capital stock of LILCO currently consists of 150,000,000 shares of common stock, par value $5 per share, 7,000,000 shares of preferred stock, par value $100 per share, 30,000,000 shares of preferred stock, par value $25 per share and 7,500,000 shares of preference stock, par value $1 per share. At the LILCO Meeting, the LILCO shareholders will be asked to amend the LILCO Certificate of Incorporation to increase the total amount of authorized LILCO Common Stock to 160,000,000 shares to accommodate the number of shares of LILCO Common Stock to be reserved for issuance to Brooklyn Union in connection with the LILCO Stock Option Agreement.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. The Holding Company Certificate and the Holding Company By-Laws provide that, subject to the rights of holders of Holding Company Preferred Stock, if any, any director serving on the Holding Company Board may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the Voting Power, voting together as a single class. The LILCO Certificate and the LILCO By-Laws have no comparable provision, but the LILCO By-Laws do require Directors to retire at the Annual Meeting of Shareholders in the year following the year in which he or she reaches his or her seventy-second birthday unless authorized by the Board to continue to serve. However, no Director may serve beyond the year following the year in which he or she reaches their seventy-fifth birthday. Under the NYBCL, unless the certificate of incorporation or by-laws of a corporation provides otherwise, a director may be removed only for cause by the vote of a majority of the votes cast at a shareholder meeting by the holders of shares entitled to vote thereon.

  Both the LILCO By-Laws and the Holding Company Certificate provide that vacancies on the Board of Directors may be filled by the remaining directors. The LILCO Certificate provides that in certain circumstances, the holders of preferred stock or preference stock may have limited rights to elect two additional Directors and, if there is a vacancy among these two Directors, the remaining Director has the authority to select a replacement.

  MEETINGS OF SHAREHOLDERS. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by the Holding Company Board pursuant to a resolution approved by a majority of the entire Holding Company Board. The LILCO By-Laws also provide that a special meeting of shareholders may be called by a majority of the Directors of LILCO. In addition, the LILCO By-Laws provide that such a meeting may be called by the President of LILCO, and that it is the President's duty to call such a meeting whenever requested to do so in writing by shareholders owning one-fourth of the outstanding shares of stock of LILCO entitled to vote at such meetings.

  AMENDMENT OF CORPORATE CHARTER AND BY-LAWS. The NYBCL provides that an amendment to a corporation's certificate of incorporation may be authorized by vote of the board of directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders and the by-laws of a corporation may be amended by a vote of the holders of a majority of all outstanding shares entitled to vote in the election of any directors of the corporation or, if so provided in the certificate of incorporation or by-laws, by the board of directors by such vote as may be therein specified.

  The Holding Company Certificate and the Holding Company By-Laws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock then outstanding, voting together as a single class, will be required to change or adopt any provision inconsistent with the provisions therein relating to calling of special meetings of shareholders, the election of directors, filling of vacancies on the Holding Company Board, removal of directors and the amendment of the Holding Company By-Laws and the Holding Company Certificate.

  The LILCO Certificate provides that the LILCO Board of Directors has the power, except as otherwise provided by law, to make, alter, amend or repeal the LILCO By-Laws. The LILCO By-Laws provide that the By-Laws may be altered, amended or rescinded: (i) by the shareholders at any regular or special meeting by vote of a majority of the shares of stock issued and outstanding, provided notice of such intention be included in the notice of meeting, unless otherwise provided by law; or (ii) except with regard to the sections concerning quorum at shareholders' meetings, voting by shareholders, duties and qualifications of Directors and the number and method of election of Directors, by vote of a majority of the Directors of LILCO at any regular or special meeting, provided at least three days' notice of such intention be given to each member of the Board.

  OFFICERS. The Holding Company By-Laws provide that, effective as of the first anniversary of the consummation of the Combination, Dr. Catacosinos shall be elected Chairman of the Holding Company Board and Chairman of the Executive Committee of the Holding Company Board and Mr. Catell shall be elected Chief Executive Officer of the Holding Company. This By-Law may be modified only by the affirmative vote of two-thirds of the entire Holding Company Board.

THE LILCO MEETING

  GENERAL. The purpose of the LILCO Meeting is to consider and vote upon: (i) a proposal to adopt the Brooklyn Union/LILCO Agreement; (ii) a proposal to adopt the LIPA Agreement; (iii) a proposal to elect twelve directors; (iv) a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for LILCO for the period from January 1, 1997 to March 31, 1998; (v) a proposal to approve the LILCO Annual Stock Incentive Compensation Plan; (vi) a proposal to approve the LILCO Employee Stock Purchase Plan; (vii) a proposal to approve an amendment to the LILCO Certificate of Incorporation to increase the total number of authorized shares of LILCO Common Stock; and (viii) such other matters, if any, as may properly be presented for consideration. The LILCO Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the LILCO Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the LILCO Meeting, and any adjournment or postponement thereof, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

  The LILCO Board, by a unanimous vote, has adopted the Brooklyn Union/LILCO Agreement and the LIPA Agreement, and recommends that LILCO shareholders vote FOR approval of the Brooklyn Union Agreement and the related reorganization of LILCO, FOR adoption of the LIPA Agreement, FOR the election of the nominated directors, FOR ratification of the appointment of Ernst & Young LLP as LILCO's independent auditors for the period from January 1, 1997 to March 31, 1998, FOR approval of the Annual Stock Incentive Compensation Plan, FOR approval of the Employee Stock Purchase Plan; and FOR approval of the amendment to LILCO's Certificate of Incorporation as set forth above.

  DATE, PLACE AND TIME; RECORD DATE. The LILCO Meeting is scheduled to be held on Thursday, August 7, 1997 at 3:00 p.m. at Tilles Center for the Performing Arts at Long Island University C.W. Post Campus, Northern Boulevard, Greenvale, New York 11548. Holders of record of shares of LILCO Common Stock at the close of business on June 26, 1997, the Record Date, will be entitled to notice of and to vote at the LILCO Meeting.

  VOTING RIGHTS. At the close of business on June 23, 1997, 121,184,527 shares of LILCO Common Stock were issued and outstanding. Each outstanding share of LILCO Common Stock as of the Record Date is entitled to one vote upon each matter presented at the LILCO Meeting except with respect to the election of LILCO Directors as discussed below. The affirmative vote of the holders of at least two-thirds of the outstanding shares of LILCO Common Stock is required to adopt the LIPA Agreement and to adopt the Brooklyn Union/LILCO Agreement at the LILCO Meeting. In addition, the LIPA Agreement must be approved by the vote of: 1) the holders of at least two-thirds of the outstanding shares of LILCO common stock and preferred stock entitled to vote thereon, voting together as a single class; 2) a majority of the outstanding shares of LILCO preferred stock entitled to vote thereon, voting together as a separate class;
3) a majority of the outstanding shares of LILCO common stock voting separately as a class; and 4) the holders of a majority of the outstanding shares of each series of LILCO preferred stock entitled to vote thereon, in each case voting separately as a class.

  In connection with the proposal to adopt the LIPA Agreement, each outstanding share of LILCO Common Stock is entitled to one vote, each outstanding share of LILCO Preferred Stock eligible to vote having a par value of $100 per share is entitled to one vote and each outstanding share of LILCO Preferred Stock eligible to vote having a par value of $25 per share is entitled to one-quarter (1/4) of a vote.

  A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum for the transaction of business at the LILCO Meeting except with respect to the election of LILCO Directors. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the adoption of the Brooklyn Union/LILCO Agreement and LIPA Agreement and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the adoption of the Brooklyn Union/LILCO Agreement or LIPA Agreement. Therefore, since the affirmative vote in person or by proxy, of the holders of two-thirds of the outstanding shares of LILCO Common Stock on the Record Date is required to adopt the LIPA Agreement and to adopt the Brooklyn Union/LILCO Agreement, abstentions and broker non-votes will have the effect of a vote against the LIPA Transaction and the related reorganization of LILCO or the Brooklyn Union/LILCO Agreement, as the case may be.

  Shareholders are entitled to vote cumulatively for the election of LILCO Directors. Each shareholder is entitled to a number of votes for such election equal to the number of votes entitled to be cast with respect to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. The election of each Director shall be decided by plurality vote. As a result, any shares not voted for a Director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of Directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

  The affirmative vote of a majority of the votes cast by the holders of the shares of LILCO Common Stock represented at the LILCO Meeting and entitled to vote thereon, voting as a single class (provided that the total vote cast represents over 50% of the voting power of all the shares of LILCO Common Stock entitled to vote thereon) is required to approve (i) the ratification of the appointment of Ernst & Young LLP as LILCO's independent auditors for the period from January 1, 1997 to March 31, 1998, (ii) the Annual Stock Incentive Compensation Plan, and (iii) the Employee Stock Purchase Plan. The affirmative vote of a majority of the outstanding shares of LILCO Common Stock is required to approve the amendment of the LILCO Certificate of Incorporation as set forth in Annex J hereto. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the selection of auditors. With respect to the remaining matters to be acted upon, abstentions from voting on such matters are treated as votes against, while broker non-votes are treated as shares not entitled to vote.

  If a LILCO shareholder is a participant in the LILCO Investor Common Stock Plan, the LILCO proxy card will represent the shares held on behalf of the participant under the Investor Common Stock Plan and such shares will be voted in accordance with the instructions on the LILCO proxy card. If a participant in the Investor Common Stock Plan does not return a LILCO proxy card, the participant's shares will not be voted.

  As of June 23, 1997, directors and executive officers of LILCO and their affiliates owned beneficially an aggregate of 56,683 shares of LILCO Common Stock, or less than one percent of the shares of LILCO Common Stock outstanding on such date. Directors and executive officers of LILCO have indicated their intention to vote their shares of LILCO Common Stock in favor of adoption of the Brooklyn Union/LILCO Agreement and of the LIPA Agreement.

  See "Selected Information Concerning LILCO--Potential Conflicts of Interest of Certain Persons in the Combination and the LIPA Transaction."

  VOTING AND REVOCATION OF PROXIES. Holders of the LILCO Common Stock may vote either in person or by properly executed proxy. Each holder of LILCO Common Stock will be furnished a proxy card upon which the names of three of LILCO's Directors, George Bugliarello, John H. Talmage and Basil A. Paterson, constituting the proxy committee (the "Proxy Committee"), appear. By completing and returning the form of proxy, the LILCO shareholder authorizes the persons named therein to vote all the LILCO shareholder's shares on his or her behalf. Issued and outstanding shares of LILCO Common Stock, the holders of which are entitled to vote at the LILCO Meeting, which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in such proxies.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF LILCO COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR ADOPTION OF THE LIPA AGREEMENT, FOR ADOPTION OF THE BROOKLYN UNION/LILCO AGREEMENT, FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS LILCO'S INDEPENDENT AUDITORS FOR THE PERIOD FROM JANUARY 1, 1997 TO MARCH 31, 1998, FOR THE APPROVAL OF THE ANNUAL STOCK INCENTIVE COMPENSATION PLAN, FOR THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AND FOR THE APPROVAL OF AN AMENDMENT TO THE LILCO CERTIFICATE OF INCORPORATION.

  With respect to the election of the nominated directors, the Proxy Committee reserves the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion. If a LILCO shareholder wishes to give a proxy to someone other than the Proxy Committee, such shareholder may cross out the names of the members of the Proxy Committee on the proxy card and insert the names of up to three other persons and make, if necessary, other appropriate changes providing unambiguous instructions to the person or persons named.

  A LILCO shareholder may revoke a proxy at any time prior to its exercise at the LILCO Meeting by delivering to the Corporation Trust Company, P.O. Box 631, Wilmington, Delaware 19899 a notice of revocation or a duly executed proxy bearing a later date or by attending the LILCO Meeting and voting in person. Attendance at the LILCO Meeting will not in itself constitute revocation of a proxy.

  The LILCO Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies). In their discretion, the Proxy Committee is authorized to vote upon such business as may properly come before the LILCO Meeting, including without limitation, any motion to adjourn the LILCO Meeting to another time or place (including for the purpose of soliciting additional proxies).

  SOLICITATION OF PROXIES. LILCO will bear its own expenses in connection with the solicitation of proxies for the LILCO Meeting, except that each of LILCO and Brooklyn Union will pay one-half of the costs and expenses incurred in connection with printing this Joint Proxy Statement/Prospectus and one-half of all filing fees. In addition to soliciting proxies by mail, officers and employees of LILCO, without receiving additional compensation therefor, may solicit proxies by telephone, by telecopy, by telegram or in person. LILCO has retained D.F. King & Co., Inc. to aid in the solicitation of proxies from the LILCO shareholders. The total fee for the services of such firm is not expected to exceed $30,000, plus reimbursement for reasonable out-of-pocket expenses.

BUSINESS OF LILCO

  LILCO was incorporated in 1910 under the Transportation Corporations Law of the State of New York and supplies electric and gas service in Nassau and Suffolk Counties and to the Rockaway Peninsula in Queens County, all on Long Island, New York. The mailing address of LILCO is 175 East Old Country Road, Hicksville, New York 11801 and its general telephone number is (516) 755-6650.

  TERRITORY. LILCO's service territory covers an area of approximately 1,230 square miles. The population of the service area, according to LILCO's 1996 estimate, is 2.7 million persons, including approximately 98,000 persons who reside in Queens County within the City of New York. The 1996 population estimate reflects a 0.7% increase since the 1990 census.

  Approximately 80% of all workers residing in Nassau and Suffolk Counties are employed within the two counties. In 1996, total non-agricultural employment in Nassau and Suffolk Counties increased by approximately 12,500 positions, an employment increase of 1.1%.

  LILCO serves approximately one million electric customers of which 921,000 are residential. LILCO receives approximately 49% of its electric revenues from residential customers, 48% from commercial/industrial customers and 3% from sales to other utilities and public authorities. LILCO also serves approximately 460,000 gas customers, 412,000 of which are residential, accounting for 61% of the gas revenues, with the balance of the gas revenues made up by the commercial/industrial customers and off-system sales.

  EMPLOYEES. As of March 31, 1997, LILCO had 5,443 full-time employees, of which 2,241 belong to Local 1049 and 1,292 belong to Local 1381 of the International Brotherhood of Electrical Workers. Effective February 14, 1996, LILCO and these unions agreed upon contracts which will expire on February 13, 2001. The contracts provide, among other things, for wage increases totaling 15.5% over the term of the agreements.

  REGULATION AND ACCOUNTING CONTROLS. LILCO is subject to regulation by the PSC with respect to rates, issuances and sales of securities, adequacy and continuance of service, safety and siting of certain facilities, accounting, conservation of energy, management effectiveness and other matters. To ensure that its accounting controls and procedures are consistently maintained, LILCO actively monitors these controls and procedures. The Audit Committee of LILCO's Board of Directors, as part of its responsibilities, periodically reviews this monitoring program.

  LILCO is also subject, in certain of its activities, to the jurisdiction of the United States Department of Energy and the FERC. In addition to its accounting jurisdiction, FERC has jurisdiction over the rates LILCO may charge for the sale of electric energy for resale in interstate commerce, including the rates LILCO charges for electricity sold to municipal electric systems within LILCO's territory, and for the transmission, through LILCO's system, of electric energy to other utilities, and for the pricing, terms and conditions of transmission and distribution services when LILCO provides these services separately from its traditional full-requirements retail electric service. FERC also has some jurisdiction over a portion of LILCO's gas supplies and substantial jurisdiction over transportation to LILCO of its gas supplies.

  Operation of Nine Mile Point Nuclear Power Station Unit 2, a nuclear facility in which LILCO has an 18% interest, is subject to regulation by the NRC.

  Additional information concerning LILCO and its subsidiaries is included in the LILCO documents filed with Commission which are incorporated by reference herein. See "Where You Can Find More Information."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  CURRENT OWNERSHIP OF LILCO COMMON STOCK. The following table shows the number of shares* of LILCO Common Stock beneficially owned, as of June 23, 1997, by each Director, certain Officers and by all Directors and Officers as a group. The percentage of shares held by any one person, or all Directors and Officers as a group, does not exceed 1% of all outstanding shares of LILCO Common Stock. The address of each of the Directors and Officers is: c/o Long Island Lighting Holding Company, 175 East Old Country Road, Hicksville, New York 11801.

                                                                     NUMBER OF
   NAME                                                               SHARES*
   ----                                                              ---------
   A. James Barnes..................................................   1,473
   George Bugliarello...............................................   1,473
   Renso L. Caporali................................................   2,144
   William J. Catacosinos...........................................  14,707
   Peter O. Crisp...................................................     973
   James T. Flynn...................................................   5,509
   Vicki L. Fuller..................................................   1,273
   Leonard P. Novello...............................................   1,189
   Anthony Nozzolillo...............................................   1,301
   Katherine D. Ortega..............................................   1,801
   Basil A. Paterson................................................   2,025
   Richard L. Schmalensee...........................................   1,073
   George J. Sideris................................................   4,851
   John H. Talmage..................................................   1,505
   Edward J. Youngling..............................................   2,446
   All Directors and Officers as a group, including those named above, a total of 33 persons....................................  56,683

  --------
  * The number of shares includes whole shares held under LILCO's Investor Common Stock Plan and for Mr. Talmage includes 287 shares held or beneficially owned by a spouse, parent or child for which beneficial ownership is disclaimed. In addition, the number of shares shown for each Director, other than Dr. Catacosinos and Mr. Flynn, includes 973 LILCO Common Stock units, which do not confer any voting rights, credited pursuant to the Director Stock Unit Retainer Plan.

  The following table sets forth certain information with respect to the shares of LILCO Preferred Stock and LILCO Common Stock owned by each person known by LILCO to be the beneficial owner of more than 5% of such LILCO Preferred Stock and LILCO Common Stock, as of March 31, 1997.

                                                                      PERCENTAGE
      TITLE OF CLASS            NAMES AND ADDRESSES         OWNED      OF CLASS
      --------------       ------------------------------ ----------  ----------
Common Stock.............. The Brooklyn Union Gas Company 23,981,964*    16.6%
                           One MetroTech Center
                           Brooklyn, NY 11201-3850

Common Stock.............. Capital Group Companies Inc.   12,141,500     10.1%
                           333 South Hope Street
                           Los Angeles, CA 90071

--------
* Represents the number of shares that may be purchased pursuant to the LILCO Stock Option Agreement attached as Annex B and described in this Joint Proxy Statement/Prospectus. See "The Stock Option Agreements."

  LILCO has not been advised, nor is it aware, of any additional shares to which anyone has the right to acquire beneficial ownership.

  LILCO is required to identify any Director, Officer, or person who owns more than ten percent of a class of equity securities who failed to timely file with the SEC a required report relating to ownership and changes in ownership of LILCO's equity securities. Based on information provided to LILCO by such persons, all LILCO Officers and Directors made all required filings during the fiscal year ended December 31, 1996. Except as described above, LILCO does not know of any person beneficially owning more than 10% of a class of equity securities.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Brooklyn Union and LILCO have made forward-looking statements in this document and in the documents incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the companies and the Holding Company set forth under "The Brooklyn Union/LILCO Combination--Common Reasons for the Combination," "--Opinion of Brooklyn Union's Financial Advisor" and "Selected Information Concerning LILCO-- Opinions of LILCO's Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Brooklyn Union and LILCO claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Shareholders of Brooklyn Union and shareholders of LILCO should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of the Holding Company, Brooklyn Union and LILCO, and could cause those results to differ materially from those expressed in such forward-looking statements: materially adverse changes in economic conditions in the markets served by Brooklyn Union or LILCO and in the markets that will be served by them; a significant delay in the expected closing of the Combination and/or LIPA Transaction, or the failure of either transaction to close; future regulatory actions and conditions in Brooklyn Union's and LILCO's operating areas; and the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates.

                                 LEGAL MATTERS

  Certain legal matters relating to LILCO in connection with the Combination and the LIPA Transaction, including, among other things, certain legal matters with respect to the validity of the securities to be issued, will be passed upon for LILCO by Kramer, Levin, Naftalis & Frankel, New York, New York and by Hunton & Williams, Washington, D.C.

  Certain legal matters relating to Brooklyn Union in connection with the Combination will be passed upon for Brooklyn Union by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

  The financial statements of LILCO appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 1996 and the consolidated financial statements of Brooklyn Union appearing in its Annual Report (Form 10-K) for the year ended September 30, 1996, both incorporated by reference in this Joint Proxy Statement/Prospectus of LILCO and Brooklyn Union, which are referred to and made part of this Registration Statement, have been audited by Ernst & Young LLP and Arthur Andersen LLP, respectively, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                         FUTURE SHAREHOLDER PROPOSALS

  Assuming the timing of the consummation of the transactions contemplated in the Brooklyn Union/LILCO Agreement require LILCO to hold an annual meeting in 1998, proposals of shareholders intended to be presented at such meeting must be received by LILCO at its offices at 175 East Old Country Road, Hicksville, New York 11801, Attention: Corporate Secretary, not later than November 24, 1997. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in LILCO's proxy materials.

  Assuming the timing of the consummation of the transactions contemplated in the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement require Brooklyn Union or KeySpan to hold an annual meeting in 1998, proposals of shareholders intended to be presented at such meeting must be received by Brooklyn Union at its offices at One MetroTech Center, Brooklyn, New York 11201-3850, Attention: Secretary, not later than September 1, 1997. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in Brooklyn Union's or KeySpan's proxy materials.

  Matters intended to be presented by holders of Brooklyn Union or KeySpan Common Stock at the 1998 annual meeting must be stated in writing and delivered to the appropriate Secretary by such shareholders during the period between 90 and 60 days prior to the date of the meeting, which is expected to be held on February 5, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

  LILCO and Brooklyn Union file annual, quarterly and special reports, proxy statements and other information with the SEC. Following the Combination, the Holding Company will also make these filings with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

  In addition, material and information concerning Brooklyn Union and LILCO can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the Brooklyn Union Common Stock, the LILCO Common Stock, the LILCO Preferred Stock, certain of the LILCO General and Refunding Bonds and the LILCO Debentures are listed, and material and information concerning LILCO can also be inspected at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which exchange the LILCO Common Stock is listed.

  The Holding Company has filed a registration statement on Form S-4 to register with the SEC the shares of Holding Company Common Stock and Holding Company Preferred Stock to be issued in connection with the Brooklyn Union/LILCO Agreement and the LIPA Agreement. KeySpan has also filed registration statements on Form S-4 to register with the SEC the shares of KeySpan Common Stock to be issued in connection with the KeySpan holding company restructuring and share exchanges. This Joint Proxy Statement/Prospectus is part of each such registration statement, as well as being a proxy statement for the annual meeting of LILCO and the special meeting of Brooklyn Union. In accordance with SEC rules, each such registration statement may contain additional information that you will not find in the Joint Proxy Statement/Prospectus. The registration statements are available for inspection and copying as set forth above.

  The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that were previously filed with the SEC by LILCO (File No. 1-
3571) or Brooklyn Union (File No. 1-722). These documents contain important information about our companies and their financial condition.

  1. LILCO's Annual Report on Form 10-K/A for the year ended December 31,
     1996.

  2. LILCO's Transition Report on Form 10-Q for the 3 month period ended March 31, 1997.

  3. LILCO's Current Reports on Form 8-K dated February 25, 1997, March 19, 1997, as amended, and April 11, 1997.

  4. Brooklyn Union's Annual Report on Form 10-K/A for the year ended September 30, 1996.

  5. Brooklyn Union's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997.

  6. Brooklyn Union's Current Reports on Form 8-K dated December 30, 1996, February 24, 1997 and March 19, 1997.

  7. The information contained in Brooklyn Union's Proxy Statement dated December 30, 1996 for its Annual Meeting of Shareholders held on February 6, 1997.

  We may be required by the SEC to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the time this Joint Proxy Statement/Prospectus is sent and the date the LILCO Meeting and the Brooklyn Union Meeting are held. These documents will be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of it from the date they are filed with the SEC.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

    Kathleen A. Marion                       Robert R. Wieczorek
    Vice President and Corporate Secretary   Vice President, Secretary and
    Long Island Lighting Company             Treasurer
    175 East Old Country Road                The Brooklyn Union Gas Company
    Hicksville, New York 11801               One MetroTech Center
    (516) 545-4914                           Brooklyn, New York 11201-3850

                                             (718) 403-3388

 If you would like to request documents from us, please do so promptly in order to receive them before the Shareholder Meetings.


   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE BROOKLYN UNION AGREEMENT, THE LIPA AGREEMENT OR THE KEYSPAN HOLDING COMPANY PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 27, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF BL HOLDING CORP. COMMON STOCK IN THE COMBINATION OR KEYSPAN COMMON STOCK IN THE KEYSPAN SHARE EXCHANGE SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

           DEFINED                PAGE
             TERM                NUMBER
           -------              ---------
Amended Stock Option
 Agreements...................         24
Antitrust Division............         48
Atomic Energy Act.............         49
Basic Agreements..............         84
Bear Stearns..................         21
Brooklyn Union................          1
Brooklyn Union By-Laws........         65
Brooklyn Union Certificate....         65
Brooklyn Union Common Stock...         17
Brooklyn Union Comparables....         29
Brooklyn Union Dissenting
 Shares.......................         67
Brooklyn Union/LILCO
 Agreement....................         17
Brooklyn Union Meeting........         17
Brooklyn Union Plans..........         72
Brooklyn Union Ratio..........      2, 18
Brooklyn Union Stock Option
 Agreement....................         23
Business Combination..........         76
Business Combination
 Proposal.....................         73
Cancelled Shares..............         81
Cash Purchase Price...........         83
Certificate...................         68
Closing Date..................         72
Code..........................         33
Combination...................      2, 17
Concentrated Nuclear Group....         97
Consideration.................         18
Contingent Issuance...........         67
DCF...........................         30
Dillon Read...................         20
Designated Number.............         68
Dissenting Preferred Shares...         82
Dissenting Shares.............         18
EBIT..........................         93
EBITDA........................         92
Effective Time................        100
Electric Merger Transactions..         29
ERISA.........................         69
Exchange Agent................         68
Exchanged Shares..............         68
Fair Market Rate..............         83
FERC..........................         48
FPA...........................         48
FTC...........................         48
Gas Merger Transactions.......         29
Hedge Arrangements............         73
Historical Period.............         30
Historical Trading Ratios.....         28
Holding Company...............  2, 11, 17

             DEFINED                PAGE
              TERM                 NUMBER
             -------               ------
Holding Company Act..............      47
Holding Company By-Laws..........      63
Holding Company Certificate......      63
Holding Company Common Stock.....      17
Holding Company Preferred Stock..      63
Holding Company Series AA
 Preferred Stock.................      18
HSR Act..........................      48
Incentive Plan...................     101
Issuer...........................      80
Joint Proxy
 Statement/Prospectus............      17
KeySpan..........................      19
KeySpan Agreement................      19
KeySpan Common Stock.............      19
KeySpan Share Exchange...........      18
Kramer Levin.....................      20
Large Nuclear Group..............      97
LILCO............................       1
LILCO as adjusted................      11
LILCO By-Laws....................      65
LILCO Certificate................      65
LILCO Common Stock...............      17
LILCO Comparables................      29
LILCO Dissenting Shares..........      67
LILCO Meeting....................      17
LILCO Plans......................      72
LILCO Preferred Stock............      17
LILCO Stock Option Agreement.....      23
LIPA.............................      18
LIPA Act.........................      20
LIPA Agreement...................      18
LIPA Closing.....................      81
LIPA Effective Time..............      81
LIPA Ratio.......................      18
LIPA Sub.........................  18, 81
LIPA Transaction.................      18
LIPA Transmission and
 Distribution System.............      54
Make-Whole Amount................      82
Market/Offer Price...............      80
Merger...........................      17
Merrill Lynch....................      20
Merrill Lynch Opinion............      27
Non-nuclear Group................      97
Non-redeemable Preferred Stock...      82
Notice Date......................      80
NRC..............................      49
Nuclear Assets...................      96

           DEFINED              PAGE
            TERM               NUMBER
           -------             ------
NYBCL........................    41
Option Holder................    79
Option Shares................    79
Options......................    79
Original Agreement...........    23
Original Ratio...............    18
PACB.........................    21
PAL..........................    49
Performance Plan.............    87
Preferred Stock Designation..    64
Private Placement Preferred
 Stock.......................    81
Project......................    49
Projected Period.............    30
Promissory Notes.............    83
Proxy Committee..............   105
PSC..........................    20
Ratio........................    18
Record Date..................    17
Regulatory Assets............    96
Representatives..............    73
Repurchase Period............    79
Restricted Shares............    80
Retained Assets..............    81
Retained Debt Amount.........    83

           DEFINED                 PAGE
             TERM                 NUMBER
           -------              ----------
Retainer Plan.................         101
Retirement Plan...............         101
Securities Act................          41
SEC...........................          41
Series AA Preferred Stock.....          17
Series CC Preferred Stock.....          17
Series GG Preferred Stock.....          17
Series QQ Preferred Stock.....          17
Series UU Preferred Stock.....          17
Severance Plan................          88
Severance Period..............          88
Shareholder Meetings..........          17
Shareholder Notice Procedure..          65
Shoreham......................          20
Stock Option Agreements.......          23
Stock Plan....................         100
Subject Party.................          78
Surviving Corporation.........          81
T&D Business..................          96
Transferred Assets............  18, 54, 81
Transferee Subsidiaries.......          35
Transfer Taxes................          37
Trigger Event.................          78
Voting Power..................          65

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


         AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER

                                    BETWEEN

                       THE BROOKLYN UNION GAS COMPANY AND

                          LONG ISLAND LIGHTING COMPANY


                           DATED AS OF JUNE 26, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                   ARTICLE I

                                The Transactions

Section 1.1  THE BINDING SHARE EXCHANGE AND MERGER.......................  A-2
Section 1.2  EFFECTIVE TIME..............................................  A-2
                                  ARTICLE II
                             Treatment of Shares
Section 2.1  EFFECT ON CAPITAL STOCK.....................................  A-2
Section 2.2  DISSENTING SHARES...........................................  A-3
Section 2.3  ISSUANCE OF NEW CERTIFICATES................................  A-4
                                 ARTICLE III
                                 The Closing
Section 3.1  CLOSING.....................................................  A-6
                                  ARTICLE IV
               Representations and Warranties of Brooklyn Union
Section 4.1  ORGANIZATION AND QUALIFICATION..............................  A-6
Section 4.2  SUBSIDIARIES................................................  A-6
Section 4.3  CAPITALIZATION..............................................  A-7
Section 4.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
             COMPLIANCE..................................................  A-7
Section 4.5  REPORTS AND FINANCIAL STATEMENTS............................  A-8
Section 4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS........................  A-9
Section 4.7  LITIGATION..................................................  A-9
Section 4.8  REGISTRATION STATEMENT AND PROXY STATEMENT..................  A-9
Section 4.9  TAX MATTERS.................................................  A-9
Section 4.10 EMPLOYEE MATTERS; ERISA..................................... A-11
Section 4.11 ENVIRONMENTAL PROTECTION.................................... A-12
Section 4.12 REGULATION AS A UTILITY..................................... A-14
Section 4.13 VOTE REQUIRED............................................... A-14
Section 4.14 ACCOUNTING MATTERS.......................................... A-14
Section 4.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW.................. A-14
Section 4.16 OPINION OF FINANCIAL ADVISOR................................ A-14
Section 4.17 INSURANCE................................................... A-14
Section 4.18 OWNERSHIP OF LILCO COMMON STOCK............................. A-15
Section 4.19 BUSINESS SYNERGIES.......................................... A-15
                                  ARTICLE V
                   Representations and Warranties of LILCO
Section 5.1  ORGANIZATION AND QUALIFICATION.............................. A-15
Section 5.2  SUBSIDIARIES................................................ A-15
Section 5.3  CAPITALIZATION.............................................. A-15
Section 5.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
             COMPLIANCE.................................................. A-16

                                                                        PAGE
                                                                        ----
Section 5.5  REPORTS AND FINANCIAL STATEMENTS.......................... A-17
Section 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS...................... A-17
Section 5.7  LITIGATION................................................ A-17
Section 5.8  REGISTRATION STATEMENT AND PROXY STATEMENT................ A-17
Section 5.9  TAX MATTERS............................................... A-18
Section 5.10 EMPLOYEE MATTERS; ERISA................................... A-19
Section 5.11 ENVIRONMENTAL PROTECTION.................................. A-20
Section 5.12 REGULATION AS A UTILITY................................... A-21
Section 5.13 VOTE REQUIRED............................................. A-21
Section 5.14 ACCOUNTING MATTERS........................................ A-21
Section 5.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW................ A-21
Section 5.16 OPINION OF FINANCIAL ADVISOR.............................. A-21
Section 5.17 INSURANCE................................................. A-21
Section 5.18 OWNERSHIP OF BROOKLYN UNION COMMON STOCK.................. A-22
Section 5.19 BUSINESS SYNERGIES........................................ A-22
                                 ARTICLE VI
               Conduct of Business Pending the Effective Time
Section 6.1  COVENANTS OF THE PARTIES.................................. A-22
                                ARTICLE VII
                           Additional Agreements
Section 7.1  ACCESS TO INFORMATION..................................... A-26
Section 7.2  JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.......... A-27
Section 7.3  REGULATORY MATTERS........................................ A-27
Section 7.4  SHAREHOLDER APPROVAL...................................... A-28
Section 7.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION.................. A-28
Section 7.6  DISCLOSURE SCHEDULES...................................... A-29
Section 7.7  PUBLIC ANNOUNCEMENTS...................................... A-29
Section 7.8  RULE 145 AFFILIATES....................................... A-30
Section 7.9  EMPLOYEE AGREEMENTS....................................... A-30
Section 7.10 EMPLOYEE BENEFIT PLANS.................................... A-30
Section 7.11 STOCK PLANS............................................... A-31
Section 7.12 NO SOLICITATIONS.......................................... A-32
Section 7.13 COMPANY BOARD OF DIRECTORS................................ A-32
Section 7.14 SENIOR EXECUTIVES......................................... A-32
Section 7.15 EXPENSES.................................................. A-33
Section 7.16 FURTHER ASSURANCES........................................ A-33
Section 7.17 POST-EXCHANGE OPERATIONS.................................. A-33
Section 7.18 OTHER TRANSACTIONS........................................ A-33
Section 7.19 EMPLOYMENT AGREEMENT...................................... A-34
Section 7.20 HOLDING COMPANY........................................... A-34
                                ARTICLE VIII
                                 Conditions
Section 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
             TRANSACTIONS.............................................. A-34
Section 8.2  CONDITIONS TO OBLIGATION OF LILCO TO EFFECT THE
             TRANSACTIONS.............................................. A-35
Section 8.3  CONDITIONS TO OBLIGATION OF BROOKLYN UNION TO EFFECT THE
             TRANSACTIONS.............................................. A-36

                                                                           PAGE
                                                                           ----
                                  ARTICLE IX
                       Termination, Amendment and Waiver
Section 9.1  TERMINATION.................................................. A-37
Section 9.2  EFFECT OF TERMINATION........................................ A-38
Section 9.3  TERMINATION FEE; EXPENSES.................................... A-39
Section 9.4  AMENDMENT.................................................... A-40
Section 9.5  WAIVER....................................................... A-40
                                   ARTICLE X
                              General Provisions
Section 10.1  NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES...... A-40
Section 10.2  BROKERS..................................................... A-40
Section 10.3  NOTICES..................................................... A-41
Section 10.4  MISCELLANEOUS............................................... A-41
Section 10.5  INTERPRETATION.............................................. A-41
Section 10.6  COUNTERPARTS; EFFECT........................................ A-41
Section 10.7  PARTIES IN INTEREST; ASSIGNMENT............................. A-42
Section 10.8  WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.................... A-42
Section 10.9  ENFORCEMENT................................................. A-42

Exhibit A Form of Amended and Restated LILCO Stock Option Agreement

Exhibit B Form of Amended and Restated Brooklyn Union Stock Option Agreement

Exhibit C Form of Agreement and Plan of Exchange and Merger by and among BL
         Holding Corp., LILCO, LIPA and LIPA Acquisition Corp.

  AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER, dated as of June 26, 1997 (this "AGREEMENT"), between THE BROOKLYN UNION GAS COMPANY, a New York corporation ("Brooklyn Union") and LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO").

  WHEREAS, Brooklyn Union and LILCO have determined to engage in a business combination as peer firms in a merger and a binding share exchange and to form a holding company to manage their combined businesses (the "COMPANY");

  WHEREAS, Brooklyn Union, LILCO and NYECO CORP., a New York company ("NYECO"), entered into an Agreement and Plan of Exchange, dated as of December 29, 1996 (the "ORIGINAL AGREEMENT");

  WHEREAS, Brooklyn Union, LILCO and BUGLILCO HOLDING CORP., a New York corporation ("BUGLILCO"), amended and restated the Original Agreement pursuant to an Amended and Restated Agreement and Plan of Exchange, dated as of February 6, 1997 (the "FIRST AMENDED AND RESTATED AGREEMENT");

  WHEREAS, with the consent of each of Brooklyn Union and LILCO, NYECO assigned all of its rights and obligations under the Original Agreement to BUGLILCO (the "ASSIGNMENT");

  WHEREAS, in furtherance of a business combination by and between Brooklyn Union and LILCO, the respective Boards of Directors of Brooklyn Union and LILCO have adopted this Agreement and the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

  WHEREAS, the Board of Directors of LILCO has approved and LILCO has executed an amended and restated agreement with Brooklyn Union in the form of EXHIBIT A (the "LILCO STOCK OPTION AGREEMENT") contemplating a stock option (the "LILCO STOCK OPTION") and the Board of Directors of Brooklyn Union has approved and Brooklyn Union has executed an amended and restated agreement with LILCO in the form of EXHIBIT B (the "BROOKLYN UNION STOCK OPTION AGREEMENT") contemplating a stock option (the "BROOKLYN UNION STOCK OPTION");

  WHEREAS, Brooklyn Union, LILCO and LONG ISLAND POWER AUTHORITY ("LIPA") entered into an Agreement in Principle, dated as of March 19, 1997, pursuant to which LILCO and LIPA contemplate entering into an Agreement and Plan of Exchange and Merger substantially in the form attached as Exhibit C hereto (the "LIPA AGREEMENT");

  WHEREAS, for federal income tax purposes, it is intended that (i) the parties hereto will recognize no gain or loss, (ii) unless the LIPA Agreement has been terminated, the stockholders of LILCO who participate in the Transactions will recognize (except to the extent Section 1033 of the Code (as hereinafter defined) is available and availed of by a stockholder) gain or loss both in respect of stock received and in respect of any cash they receive in lieu of fractional shares, and (iii) the shareholders of Brooklyn Union who participate in the Transactions will not recognize gain or loss, in each case, for federal income tax purposes as a result of the consummation of the Transactions (as hereinafter defined);


  WHEREAS, the Board of Directors of Brooklyn Union has approved and Brooklyn Union has executed an amended and restated agreement and plan of exchange, dated as of June 26, 1997 (the "KEYSPAN EXCHANGE AGREEMENT"), with KeySpan Energy Corporation, a New York corporation and a wholly owned subsidiary of Brooklyn Union ("KEYSPAN"), pursuant to which, subject to the adoption by the shareholders of Brooklyn Union of the KeySpan Exchange Agreement and certain other conditions, including the redemption by Brooklyn Union of all of its issued and outstanding preferred stock, KeySpan will acquire all the outstanding shares of Common Stock of Brooklyn Union in a binding share exchange under Section 913 of the New York Business Corporation Law (the "NYBCL"), in which each share of Common Stock of Brooklyn Union will be exchanged for one share of Common Stock of KeySpan, with the result that Brooklyn Union will become a wholly owned subsidiary of KeySpan (such transaction, the "KEYSPAN RESTRUCTURING"); and

  WHEREAS, the parties desire to amend and restate the First Amended and Restated Agreement as of the date hereof to reflect the Assignment, the LIPA Agreement and the KeySpan Restructuring and certain other technical changes;

  NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               The Transactions

  Section 1.1 THE BINDING SHARE EXCHANGE AND MERGER. This Agreement shall be submitted to the holders of the Common Stock, par value $5 per share, of LILCO (the "LILCO COMMON STOCK") and the holders of the Common Stock, par value $0.33 1/3 per share, of Brooklyn Union (the "BROOKLYN UNION COMMON STOCK") for adoption in accordance with Section 913 of the NYBCL. The affirmative vote of the holders of at least two-thirds of the issued and outstanding LILCO Common Stock and of the holders of at least two-thirds of the issued and outstanding Brooklyn Union Common Stock shall be necessary to adopt this Agreement. Upon the terms and subject to the conditions of this Agreement, at the LILCO Effective Time (as defined in SECTION 1.2), the outstanding shares of LILCO Common Stock shall be exchanged for newly issued shares of the Common Stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK" and, with respect to any period after the Effective Time, the "COMPANY COMMON STOCK") as provided in SECTION 2.1 (the "SHARE EXCHANGE"), in accordance with
Section 913 of the NYBCL and at the Brooklyn Union Effective Time (as defined in SECTION 1.2), a wholly owned subsidiary of the Company ("MERGERSUB) will be merged with and into Brooklyn Union (the "MERGER") in accordance with Section 902 of the NYBCL, pursuant to which each outstanding share of Brooklyn Union Common Stock shall automatically be converted into one share of Company Common Stock as provided in SECTION 2.1 (the "MERGER" and, together with the Share Exchange, the "TRANSACTIONS"). As a result of the Merger, MergerSub will cease to exist and Brooklyn Union will survive the Merger as the surviving corporation (the "SURVIVING CORPORATION").

  Section 1.2 EFFECTIVE TIME. On the Closing Date (as defined in SECTION 3.1), a certificate of exchange complying with the requirements of the NYBCL shall be executed by LILCO and the Company and a certificate of merger complying with the requirements of the NYBCL shall be executed by Brooklyn Union and MergerSub, and each shall be filed by the parties with the Secretary of State of the State of New York. The LILCO Binding Share Exchange shall become effective at the time specified in the certificate of exchange with respect to the LILCO Binding Share Exchange (the "LILCO EFFECTIVE TIME") and the Merger shall become effective at the time specified in the certificate of merger filed with respect to the Merger (the "BROOKLYN UNION EFFECTIVE TIME") which specified times shall be contemporaneous (the "EFFECTIVE TIME"); PROVIDED, that the Brooklyn Union Effective Time shall be later than the LILCO Effective Time and all references to the Effective Time herein shall mean the Brooklyn Union Effective Time.

                                  ARTICLE II

                              Treatment of Shares

  Section 2.1 EFFECT ON CAPITAL STOCK.

  (a) At the Brooklyn Union Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union, the Company or MergerSub:

    (i) TREATMENT OF BROOKLYN UNION COMMON STOCK. Each share of Brooklyn Union Common Stock issued and outstanding immediately prior to the Brooklyn Union Effective Time, other than

  Dissenting Shares (as defined in SECTION 2.2), shall be converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, nonassessable share of Company Common Stock. At the Brooklyn Union Effective Time, all such shares of Brooklyn Union Common Stock shall no longer be outstanding, and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with SECTION 2.3, with interest.

    (ii) TREATMENT OF MERGERSUB COMMON STOCK. Each share of common stock of MergerSub, par value $.01 per share, issued and outstanding immediately prior to the Brooklyn Union Effective Time shall be converted into one share of common stock, $0.33 1/3 per share, of the Surviving Corporation.

  (b) Subject to SECTION 7.18(b), at the LILCO Effective Time, by virtue of the Share Exchange and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Company:

    (i) TREATMENT OF LILCO COMMON STOCK. Each issued and outstanding share of LILCO Common Stock, other than Dissenting Shares, shall be exchanged for
  0.803 (the "ORIGINAL RATIO") fully paid and, subject to Section 630 of the NYBCL, nonassessable shares of Company Common Stock; PROVIDED that if the LIPA Agreement has not been terminated but the transactions contemplated thereby will not be consummated contemporaneously with the consummation of the transactions contemplated hereby, then each issued and outstanding share of LILCO Common Stock, other than Dissenting Shares, shall be exchanged for 0.803 fully paid and, subject to Section 630 of the NYBCL, nonassessable shares of Company Common Stock, and the Company shall cause there to be reserved out of its authorized but unissued shares of Company Common Stock such number of shares as is equal to 0.077 multiplied by the number of shares of LILCO Common Stock outstanding, other than Dissenting Shares, at the LILCO Effective Time; and if the transactions contemplated by the LIPA Agreement are consummated within two years of the LILCO Effective Time, then there shall be issued to persons who were holders of record of LILCO Common Stock at the LILCO Effective Time, 0.077 shares of Company Common Stock in respect of each share of LILCO Common Stock, other than Dissenting Shares, that had been held by them of record at the LILCO Effective Time. The potential issuance of shares of Company Common Stock pursuant to the last proviso of the preceding sentence is referred to herein as the "Contingent Issuance". The terms of exchange described in the proviso in the sentence preceding the preceding sentence are referred to herein as the "LIPA RATIO" (0.880), and the Original Ratio and the LIPA Ratio are referred to herein together as the "RATIOS". Upon such exchange, the Company shall become the owner of each share of LILCO Common Stock to be so exchanged and all such shares of LILCO Common Stock shall be deemed to have been exchanged for the applicable number of shares of the Company Common Stock, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of the Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with SECTION 2.3.

    (ii) NO CHANGE IN LILCO PREFERRED STOCK. Each issued and outstanding share of the preferred stock of LILCO shall be unchanged as a result of the Share Exchange and shall remain outstanding thereafter.

  Section 2.2 DISSENTING SHARES. Shares of LILCO Common Stock or Brooklyn Union Common Stock held by any holder entitled to relief as a dissenting shareholder under Section 910 of the NYBCL (the "DISSENTING SHARES") shall not become the right to receive Company Common Stock, but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL, unless and until the right of such holder to receive fair cash value for such Dissenting Shares terminates in accordance with Section 623 of the NYBCL. If such right is terminated otherwise than by the purchase of such shares by LILCO or Brooklyn Union, then such shares shall cease to be Dissenting Shares and shall represent the right to receive Company Common Stock, as provided in SECTION 2.1.

  Section 2.3 ISSUANCE OF NEW CERTIFICATES.

  (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Company shall deposit with such bank or trust company mutually agreeable to LILCO and Brooklyn Union (the "EXCHANGE AGENT"), certificates representing shares of Company Common Stock required to effect the issuances referred to in SECTION 2.1 (or, SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to SECTION 7.18(b)).

  (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the LILCO Effective Time represented outstanding shares of LILCO Common Stock or which immediately prior to the Brooklyn Union Effective Time represented outstanding shares of Brooklyn Union Common Stock (the "EXCHANGED COMMON SHARES") that in the case of LILCO Common Stock were exchanged for shares of Company Common Stock (the "COMPANY SHARES") pursuant to SECTION 2.1(b) and in the case of Brooklyn Union Common Stock were converted into the right to receive Company Shares pursuant to SECTION 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Notwithstanding the foregoing, if the Transactions are to be consummated pursuant to SECTION 7.18(b), then as soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of (x) a Certificate which immediately prior to the LILCO Effective Time represented Exchanged Common Shares that were exchanged for Company Shares pursuant to SECTION 7.18(b), or (y) a Certificate which immediately prior to the Brooklyn Union Effective Time represented Exchanged Common Shares that were converted in the Merger into the right to receive Company Shares pursuant to SECTION 2.1(a), (i) a Letter of Transmittal and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for exchange (or to such other agent or agents as may be appointed by agreement of Brooklyn Union and LILCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this
ARTICLE II (or SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to SECTION 7.18(b)). In the event of a transfer of ownership of Exchanged Common Shares which is not registered in the transfer records of LILCO or Brooklyn Union, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Exchanged Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.3, each Certificate shall be deemed at any time after the LILCO Effective Time or the Brooklyn Union Effective Time, as the case may be, to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this SECTION 2.3.

  (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to SECTION 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

  (d) NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall determine the excess of
(i) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to SECTION 2.3(a) less the number of full shares of Company Common Stock to be distributed to the holders of Brooklyn Union Common Stock pursuant to SECTION 2.1(a) over (ii) the number of full shares of Company Common Stock to be distributed to the holders of LILCO Common Stock pursuant to SECTION 2.1(c) or SECTION 7.18(b) (such excess being herein referred to as the "EXCESS SHARES"). As soon after the Effective Date as practicable, the Exchange Agent, as agent for the holders of LILCO Common Stock, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE in round lots to the extent practicable. LILCO shall pay, or cause to be paid, all commissions, transfer taxes and other out-of-pocket transactions costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of LILCO Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of LILCO Common Stock. The Exchange Agent shall determine the portion of the proceeds from the sale of the Excess Shares (the "EXCESS SHARES PROCEEDS") to which each holder of LILCO Common Stock is entitled, if any, by multiplying the amount of the Excess Shares Proceeds by a fraction, the numerator of which is the amount of the fractional share interests to which such holder of LILCO Common Stock is entitled, and the denominator of which is the aggregate amount of fractional share interest to which all of the holders of LILCO Common Stock are entitled. As soon as practicable after the sale of the Excess Shares and the determination of the amount of cash, if any, to be paid to each holder of LILCO Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to the holders of LILCO Common Stock entitled thereto and who have theretofore delivered Certificates for LILCO Common Stock pursuant to this ARTICLE II. Cash is being paid in lieu of fractional shares pursuant to this SECTION 2.1(d) for the convenience of the parties and is not a separately bargained for consideration.

  (e) CLOSING OF TRANSFER BOOKS. From and after the LILCO Effective Time and the Brooklyn Union Effective Time, the common stock transfer books of LILCO and Brooklyn Union, respectively, shall be closed and no transfer of any LILCO Common Stock or Brooklyn Union Common Stock shall thereafter be made. If, after the LILCO Effective Time or the Brooklyn Union Effective Time, as the case may be, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares, as the case may be, as provided in this SECTION 2.3.

  (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to SECTION 2.3(a) and not exchanged within one year after the Effective Time pursuant to this SECTION
2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (g) PROCEDURES APPLICABLE TO SHARES ISSUED PURSUANT TO THE CONTINGENT ISSUANCE. If the transactions contemplated by the LIPA Agreement are consummated within two years of the LILCO Effective Time, then the Exchange Agent shall mail to each holder of record of Certificates which immediately prior to the LILCO Effective Time represented outstanding shares of LILCO Common Stock that were exchanged for Company Shares in compliance with the issuance procedures described in SECTION 2.3(b) certificates for the number of whole Company Shares which such holder has the right to receive pursuant to the

Contingent Issuance. No dividends or other distributions declared or made after the LILCO Effective Time with respect to Company Shares with a record date after the LILCO Effective Time and prior to the consummation of the transactions contemplated by the LIPA Agreement shall be paid in respect of shares to be issued pursuant to the Contingent Issuance. The procedures described in SECTION 2.3(d) with respect to fractional shares shall be employed with respect to shares to be issued pursuant to the Contingent Issuance.

                                  ARTICLE III

                                  The Closing

  Section 3.1 CLOSING. The closing of the Transactions (the "CLOSING") shall take place at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in ARTICLE VIII hereof is satisfied or waived, or at such other time and date and place as Brooklyn Union and LILCO shall mutually agree, but in no event earlier than April 1, 1998 (the "CLOSING DATE").

                                  ARTICLE IV

               Representations and Warranties of Brooklyn Union

  Brooklyn Union represents and warrants to LILCO as follows:

  Section 4.1 ORGANIZATION AND QUALIFICATION. Except as set forth in Section
4.1 of the Brooklyn Union Disclosure Schedule (as defined in SECTION 7.6(ii)), each of Brooklyn Union and each of the Brooklyn Union Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, (a) the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person and (b) the term "BROOKLYN UNION SUBSIDIARY" shall mean a Subsidiary of Brooklyn Union.

  Section 4.2 SUBSIDIARIES. Section 4.2 of the Brooklyn Union Disclosure Schedule sets forth a description, as of December 29, 1996, of all Subsidiaries and Joint Ventures (as defined herein) of Brooklyn Union, including (a) the name of each such entity and Brooklyn Union's interest therein and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Brooklyn Union Disclosure Schedule, none of the Brooklyn Union Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively. Except as set forth in
Section 4.2 of the Brooklyn Union Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Brooklyn Union Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Brooklyn Union free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Brooklyn Union Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "JOINT VENTURE" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest and (b) the term "BROOKLYN UNION JOINT VENTURE" shall mean those of the joint ventures of Brooklyn Union or any Brooklyn Union Subsidiary identified as a Brooklyn Union Joint Venture in
Section 4.2 of the Brooklyn Union Disclosure Schedule.

  Section 4.3 CAPITALIZATION. The authorized capital stock of Brooklyn Union is as set forth in Brooklyn Union's Annual Report on Form 10K for the year ended September 30, 1996. As of the close of business on December 18, 1996, there were issued and outstanding 49,993,378 shares of Brooklyn Union Common Stock. All of the issued and outstanding shares of the capital stock of Brooklyn Union are, and any shares of Brooklyn Union Common Stock issued pursuant to the Brooklyn Union Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Brooklyn Union Disclosure Schedule, as of December 29, 1996, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Brooklyn Union or any of the Brooklyn Union Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Brooklyn Union, or obligating Brooklyn Union to grant, extend or enter into any such agreement or commitment, other than under the Brooklyn Union Stock Option Agreement. There are no outstanding stock appreciation rights of Brooklyn Union which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Brooklyn Union.

  Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

  (a) AUTHORITY. Brooklyn Union has all requisite power and authority to enter into this Agreement and the Brooklyn Union Stock Option Agreement, and, subject to the Brooklyn Union Shareholders' Approval (as defined in SECTION 4.13) and the Brooklyn Union Required Statutory Approvals (as defined in
SECTION 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Brooklyn Union Stock Option Agreement and the consummation by Brooklyn Union of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Brooklyn Union, subject to obtaining the applicable Brooklyn Union Shareholders' Approval. Each of this Agreement and the Brooklyn Union Stock Option Agreement has been duly and validly executed and delivered by Brooklyn Union and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of Brooklyn Union enforceable against it in accordance with its terms.

  (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule, the execution and delivery of this Agreement and the Brooklyn Union Stock Option Agreement by Brooklyn Union do not, and the consummation of the transactions contemplated hereby or thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "VIOLATION" with respect to Brooklyn Union, such term when used in ARTICLE V having a correlative meaning with respect to LILCO) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Brooklyn Union or any of the Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures, (ii) subject to obtaining the Brooklyn Union Required Statutory Approvals and the receipt of the Brooklyn Union Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in SECTION 4.4(c)) applicable to Brooklyn Union or any of the

Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule (the "BROOKLYN UNION REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Brooklyn Union or any of the Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement or the Brooklyn Union Stock Option Agreement by Brooklyn Union or the consummation by Brooklyn Union of the transactions contemplated hereby or thereby, except as described in Section 4.4(c) of the Brooklyn Union Disclosure Schedule (the "BROOKLYN UNION REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such Brooklyn Union Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Section 4.4(d), Section 4.10 or
Section 4.11 of the Brooklyn Union Disclosure Schedule, or as disclosed in the Brooklyn Union SEC Reports (as defined in SECTION 4.5) filed prior to December 29, 1996, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries nor, to the knowledge of Brooklyn Union, any Brooklyn Union Joint Venture is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the Brooklyn Union Disclosure Schedule or in Section 4.11 of the Brooklyn Union Disclosure Schedule, Brooklyn Union and the Brooklyn Union Subsidiaries and Brooklyn Union Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 4.4(d) of the Brooklyn Union Disclosure Schedule, Brooklyn Union and each of the Brooklyn Union Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or
(ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by Brooklyn Union and the Brooklyn Union Subsidiaries since January 1, 1994 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the 1935 Act, the Federal Power Act (the "POWER ACT"), the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Brooklyn Union has made available to LILCO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Brooklyn Union with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "BROOKLYN UNION SEC REPORTS"). As of their respective dates, the Brooklyn Union SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Brooklyn

Union included in the Brooklyn Union SEC Reports (collectively, the "BROOKLYN UNION FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Brooklyn Union as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of Brooklyn Union, as in effect on December 29, 1996, are included (or incorporated by reference) in the Brooklyn Union SEC Reports.

  Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or as set forth in
Section 4.6 of the Brooklyn Union Disclosure Schedule, since September 30, 1996, Brooklyn Union and each of the Brooklyn Union Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Brooklyn Union and its subsidiaries taken as a whole (a "BROOKLYN UNION MATERIAL ADVERSE EFFECT").

  Section 4.7 LITIGATION. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or as set forth in Section 4.7,
Section 4.9 or Section 4.11 of the Brooklyn Union Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Brooklyn Union, threatened, nor are there, to the knowledge of Brooklyn Union, any material investigations or reviews pending or threatened against, relating to or affecting Brooklyn Union or any of the Brooklyn Union Subsidiaries, (ii) there have not been any significant developments since September 30, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Brooklyn Union or any of the Brooklyn Union Subsidiaries.

  Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Brooklyn Union for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Transactions (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement, in definitive form, relating to the meetings of Brooklyn Union and LILCO shareholders to be held in connection with the Transactions (the "PROXY STATEMENT") will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 TAX MATTERS. "TAXES", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Brooklyn Union or any of its subsidiaries, or LILCO or any of its subsidiaries, as the case may be.

  Except as set forth in Section 4.9 of the Brooklyn Union Disclosure
Schedule:

    (a) FILING OF TIMELY TAX RETURNS. Brooklyn Union and each of the Brooklyn Union Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. Brooklyn Union and each of the Brooklyn Union Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. Brooklyn Union and the Brooklyn Union Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of Brooklyn Union or any of the Brooklyn Union Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. Brooklyn Union and each of the Brooklyn Union Subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "CODE") relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Brooklyn Union and each of the Brooklyn Union Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 29, 1996, and no deficiency for any Taxes has been proposed, asserted or assessed against Brooklyn Union or any of the Brooklyn Union Subsidiaries that has not been resolved and paid in full.

    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Brooklyn Union or any of the Brooklyn Union Subsidiaries.

    (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by Brooklyn Union or any of the Brooklyn Union Subsidiaries concerning any Tax matter.

    (k) TAX RULINGS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX RULING", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (l) AVAILABILITY OF TAX RETURNS. Brooklyn Union has made available to LILCO complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Brooklyn Union or any of the Brooklyn Union Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Brooklyn Union or any of the Brooklyn Union Subsidiaries and (iii) any Closing Agreements entered into by Brooklyn Union or any of the Brooklyn Union Subsidiaries with any taxing authority.

    (m) TAX SHARING AGREEMENTS. Neither Brooklyn Union nor any Brooklyn Union Subsidiary is a party to any agreement relating to allocating or sharing of income Taxes.

    (n) CODE SECTION 280G. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) LIABILITY FOR OTHERS. None of Brooklyn Union or any of the Brooklyn Union Subsidiaries has any liability for Taxes of any person other than Brooklyn Union and the Brooklyn Union Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

  Section 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 4.10 of the Brooklyn Union Disclosure Schedule:

    (a) BENEFIT PLANS. Section 4.10(a) of the Brooklyn Union Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of Brooklyn Union and each of the Brooklyn Union Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "BROOKLYN UNION BENEFIT PLANS"). For the purposes of this SECTION 4.10 only, the term "Brooklyn Union" shall be deemed to include the predecessors of such company.

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by Brooklyn Union or any of the Brooklyn Union Subsidiaries to any Brooklyn Union Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Brooklyn Union Financial Statements.

    (c) QUALIFICATION; COMPLIANCE. Each of the Brooklyn Union Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Brooklyn Union, no circumstances exist that are reasonably expected by Brooklyn Union to result in the revocation of any such determination. Brooklyn Union is in compliance in all material respects with, and each of the Brooklyn Union Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Brooklyn Union Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

    (d) LIABILITIES. With respect to the Brooklyn Union Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Brooklyn Union, there does not now exist any condition or set of circumstances, that could subject Brooklyn Union or any of the Brooklyn Union Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Brooklyn Union is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) WELFARE PLANS. None of the Brooklyn Union Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) DOCUMENTS MADE AVAILABLE. Brooklyn Union has made available to LILCO a true and correct copy of each collective bargaining agreement to which Brooklyn Union or any of the Brooklyn Union Subsidiaries is a party or under which Brooklyn Union or any of the Brooklyn Union Subsidiaries has obligations and, with respect to each Brooklyn Union Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Brooklyn Union Benefit Plan, and (v) the most recent actuarial report or valuation.

    (g) PAYMENTS RESULTING FROM THE TRANSACTIONS. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Brooklyn Union or any of the Brooklyn Union Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Brooklyn Union Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Brooklyn Union, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) LABOR AGREEMENTS. As of December 29, 1996, except as set forth in
  Section 4.10(h) of the Brooklyn Union Disclosure Schedule or in the Brooklyn Union SEC Reports filed prior to December 29, 1996, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Brooklyn Union, as of December 29, 1996, except as set forth in Section 4.10(h) of the Brooklyn Union Disclosure Schedule, there is no current union representation question involving employees of Brooklyn Union or any of the Brooklyn Union Subsidiaries, nor does Brooklyn Union know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or in Section 4.10(h) of the Brooklyn Union Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against Brooklyn Union or any of the Brooklyn Union Subsidiaries pending, or to the best knowledge of Brooklyn Union, threatened, (ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Brooklyn Union, threatened, against or involving Brooklyn Union, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Brooklyn Union, threatened, in respect of which any director, officer, employee or agent of Brooklyn Union or any of the Brooklyn Union Subsidiaries is or may be entitled to claim indemnification from Brooklyn Union or such Brooklyn Union Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in
  Section 4.10(h) of the Brooklyn Union Disclosure Schedule.

  Section 4.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 4.11 of the Brooklyn Union Disclosure Schedule or in the Brooklyn Union SEC Reports filed prior to December 29, 1996:

    (a) COMPLIANCE. Brooklyn Union and each of the Brooklyn Union Subsidiaries is in material compliance with all applicable Environmental Laws (as defined in SECTION 4.11(g)(ii)); and neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Brooklyn Union or any of the Brooklyn Union Subsidiaries is not in such compliance with applicable Environmental Laws.

    (b) ENVIRONMENTAL PERMITS. Brooklyn Union and each of the Brooklyn Union Subsidiaries has obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Brooklyn

  Union and the Brooklyn Union Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (c) ENVIRONMENTAL CLAIMS. To the best knowledge of Brooklyn Union, there is no material Environmental Claim (as defined in SECTION 4.11(g)(i)) pending (i) against Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures, (ii) against any person or entity whose liability for any Environmental Claim Brooklyn Union or any of the Brooklyn Union Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Brooklyn Union or any of the Brooklyn Union Subsidiaries owns, leases or manages, in whole or in part.

    (d) RELEASES. Brooklyn Union has no knowledge of any material Releases (as defined in SECTION 4.11(g)(iv)) of any Hazardous Material (as defined in SECTION 4.11(g)(iii)) that would be reasonably likely to form the basis of any material Environmental Claim against Brooklyn Union or any of the Brooklyn Union Subsidiaries, or against any person or entity whose liability for any material Environmental Claim Brooklyn Union or any of the Brooklyn Union Subsidiaries has or may have retained or assumed either contractually or by operation of law.

    (e) PREDECESSORS. Brooklyn Union has no knowledge, with respect to any predecessor of Brooklyn Union or any of the Brooklyn Union Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

    (f) DISCLOSURE. To Brooklyn Union's best knowledge, Brooklyn Union has disclosed to LILCO all material facts which Brooklyn Union reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Brooklyn Union pollution control equipment currently required or known to be required in the future; (ii) current Brooklyn Union remediation costs or Brooklyn Union remediation costs known to be required in the future; or (iii) any other environmental matter affecting Brooklyn Union.

    (g) As used in this Agreement:

      (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures (for purposes of this SECTION 4.11), or by LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures (for purposes of SECTION 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      (ii) "ENVIRONMENTAL LAWS" means all federal, state, local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (iii) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures operates (for purposes of this SECTION 4.11) or in which LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures operates (for purposes of SECTION 5.11).

      (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

  Section 4.12 REGULATION AS A UTILITY. Except as set forth in Section 4.12 of the Brooklyn Union Disclosure Schedule, neither Brooklyn Union nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of Brooklyn Union is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 4.13 VOTE REQUIRED. The adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of Brooklyn Union Common Stock (the "BROOKLYN UNION SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of Brooklyn Union or any of its subsidiaries required to adopt this Agreement and the other transactions contemplated hereby.

  Section 4.14 ACCOUNTING MATTERS. Neither Brooklyn Union nor, to Brooklyn Union's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP. As used in this Agreement (except as specifically otherwise defined), the term "AFFILIATE", except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

  Section 4.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW. Assuming the representation and warranty of LILCO made in SECTION 5.18 is correct, none of the business combination provisions of Section 912 of the NYBCL or any similar provisions of the NYBCL (or, to the best knowledge of Brooklyn Union, any other similar state statute) or the Restated Certificate of Incorporation or by-laws of Brooklyn Union, are applicable to the transactions contemplated by this Agreement, including the granting or exercise of the Brooklyn Union Stock Option (except as set forth in Section 4.15 of the Brooklyn Union Disclosure Schedule).

  Section 4.16 OPINION OF FINANCIAL ADVISOR. Brooklyn Union has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated December 29, 1996, to the effect that, as of the date thereof, the Original Ratio is fair from a financial point of view to the holders of Brooklyn Union Common Stock, and Brooklyn Union has received the opinion of Merrill Lynch dated June 27, 1997, to the effect that, as of the date thereof, the LIPA Ratio (as defined below) is fair from a financial point of view to the holders of Brooklyn Union Common Stock.

  Section 4.17 INSURANCE. Except as set forth in Section 4.17 of the Brooklyn Union Disclosure Schedule, Brooklyn Union and each of the Brooklyn Union Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Brooklyn Union and the Brooklyn Union Subsidiaries during such time period. Except as set forth in Section 4.17 of the Brooklyn

Union Disclosure Schedule, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Brooklyn Union or any of the Brooklyn Union Subsidiaries. The insurance policies of Brooklyn Union and each of the Brooklyn Union Subsidiaries are valid and enforceable policies in all material respects.

  Section 4.18 OWNERSHIP OF LILCO COMMON STOCK. Except pursuant to the terms of the LILCO Stock Option Agreement, Brooklyn Union does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
Act) any shares of LILCO Common Stock.

  Section 4.19 BUSINESS SYNERGIES. Brooklyn Union is not aware of any fact or circumstance, including the terms of any agreement to which it or any of its Subsidiaries is subject, that would impair in any material respect the ability of the Company to realize the synergies described in the joint press release to be issued in connection with the announcement of this transaction.

                                   ARTICLE V

                    Representations and Warranties of LILCO

  LILCO represents and warrants to Brooklyn Union as follows:

  Section 5.1 ORGANIZATION AND QUALIFICATION. Except as set forth in Section
5.1 of the LILCO Disclosure Schedule (as defined in SECTION 7.6(i)), each of LILCO and each of the LILCO Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term "LILCO SUBSIDIARY" shall mean a Subsidiary of LILCO.

  Section 5.2 SUBSIDIARIES. Section 5.2 of the LILCO Disclosure Schedule sets forth a description as of December 29, 1996 of all Subsidiaries and Joint Ventures of LILCO ("LILCO JOINT VENTURES"), including (a) the name of each such entity and LILCO's interest therein, and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the LILCO Disclosure Schedule, none of the LILCO Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the LILCO Disclosure Schedule, all of the issued and outstanding shares of capital stock of each LILCO Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by LILCO free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such LILCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 5.3 CAPITALIZATION. The authorized capital stock of LILCO is as set forth in LILCO's Annual Report on Form 10K for the year ended December 31, 1995. As of the close of business on December 27, 1996, there were issued and outstanding 120,780,792 shares of LILCO Common Stock. All of the issued and outstanding shares of the capital stock of LILCO are, and any LILCO Common Stock issued pursuant to the LILCO Stock Option Agreement will be, validly issued, fully paid, nonassessable (subject to Section 630 of the NYBCL), and free of preemptive rights. Except as set forth in Section 5.3 of the LILCO Disclosure Schedule, as of December 29, 1996, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating LILCO or any of the LILCO Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of LILCO, or obligating LILCO to grant, extend or enter into any such agreement or commitment, other than under the LILCO Stock Option Agreement. There are no outstanding stock appreciation rights of LILCO which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of LILCO.

  Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

  (a) AUTHORITY. LILCO has all requisite power and authority to enter into this Agreement and the LILCO Stock Option Agreement, and, subject to the LILCO Shareholders' Approval (as defined in SECTION 5.13) and the LILCO Required Statutory Approvals (as defined in SECTION 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the LILCO Stock Option Agreement and the consummation by LILCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LILCO, subject to obtaining the applicable LILCO Shareholders' Approval. This Agreement has been duly and validly executed and delivered by LILCO, the LILCO Stock Option Agreement has been duly and validly executed and delivered by LILCO and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, each of this Agreement and the LILCO Stock Option Agreement constitutes the valid and binding obligation of LILCO, enforceable against it in accordance with its terms.

  (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the LILCO Disclosure Schedule, the execution and delivery of this Agreement and the LILCO Stock Option Agreement by LILCO do not, and the consummation of the transactions contemplated hereby or thereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures, (ii) subject to obtaining the LILCO Required Statutory Approvals and the receipt of the LILCO Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the LILCO Disclosure Schedule (the "LILCO REQUIRED CONSENTS") any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the LILCO Stock Option Agreement by LILCO or the consummation by LILCO of the transactions contemplated hereby or thereby, except as described in Section 5.4(c) of the LILCO Disclosure Schedule (the "LILCO REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such LILCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Section 5.4(d), Section 5.10 or
Section 5.11 of the LILCO Disclosure Schedule, or as disclosed in the LILCO SEC Reports (as defined in SECTION 5.5) filed prior to December 29, 1996, neither LILCO nor any of the LILCO Subsidiaries nor, to the knowledge of LILCO, any LILCO Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 5.4(d) of the LILCO Disclosure Schedule or in Section 5.11 of the LILCO Disclosure Schedule, LILCO and the LILCO Subsidiaries and LILCO Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 5.4(d) of the LILCO Disclosure Schedule, LILCO and each of the LILCO Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by LILCO and the LILCO Subsidiaries since January 1, 1994 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. LILCO has made available to Brooklyn Union a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by LILCO with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "LILCO SEC REPORTS"). As of their respective dates, the LILCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of LILCO included in the LILCO SEC Reports (collectively, the "LILCO FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of LILCO as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of LILCO, as in effect on December 29, 1996, are included (or incorporated by reference) in the LILCO SEC Reports.

  Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or as set forth in Section
5.6 of the LILCO Disclosure Schedule, since December 31, 1995, LILCO and each of the LILCO Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of LILCO and its subsidiaries taken as a whole (a "LILCO MATERIAL ADVERSE EFFECT").

  Section 5.7 LITIGATION. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or as set forth in Section 5.7, Section 5.9 or
Section 5.11 of the LILCO Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of LILCO, threatened, nor are there, to the knowledge of LILCO, any material investigations or reviews pending or threatened against, relating to or affecting LILCO or any of the LILCO Subsidiaries, (ii) there have not been any significant developments since December 31, 1995 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to LILCO or any of the LILCO Subsidiaries.

  Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of LILCO for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the

Proxy Statement will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the LILCO Disclosure Schedule:

    (a) FILING OF TIMELY TAX RETURNS. LILCO and each of the LILCO
  Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. LILCO and each of the LILCO Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. LILCO and the LILCO Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of LILCO or any of the LILCO Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. LILCO and each of the LILCO Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither LILCO nor any of the LILCO Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither LILCO nor any of the LILCO Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of LILCO and each of the LILCO Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 29, 1996, and no deficiency for any Taxes has been proposed, asserted or assessed against LILCO or any of the LILCO Subsidiaries that has not been resolved and paid in full.

    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of LILCO or any of the LILCO
  Subsidiaries.

    (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by LILCO or any of the LILCO Subsidiaries concerning any Tax matter.

    (k) TAX RULINGS. Neither LILCO nor any of the LILCO Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

    (l) AVAILABILITY OF TAX RETURNS. LILCO has made available to Brooklyn Union complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by LILCO or any of the LILCO Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by LILCO or any of the LILCO Subsidiaries and (iii) any Closing Agreements entered into by LILCO or any of the LILCO Subsidiaries with any taxing authority.

    (m) TAX SHARING AGREEMENTS. Neither LILCO nor any LILCO Subsidiary is a party to any agreement relating to allocating or sharing of income Taxes.

    (n) CODE SECTION 280G. Neither LILCO nor any of the LILCO Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) LIABILITY FOR OTHERS. None of LILCO or any of the LILCO Subsidiaries has any liability for Taxes of any person other than LILCO and the LILCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

  Section 5.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 5.10 of the LILCO Disclosure Schedule:

    (a) BENEFIT PLANS. Section 5.10(a) of the LILCO Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of LILCO and each of the LILCO Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "LILCO BENEFIT PLANS"). For the purposes of this SECTION 5.10 only, the term "LILCO" shall be deemed to include the predecessors of such company.

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by LILCO or any of the LILCO Subsidiaries to any LILCO Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the LILCO Financial Statements.

    (c) QUALIFICATION; COMPLIANCE. Each of the LILCO Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of LILCO, no circumstances exist that are reasonably expected by LILCO to result in the revocation of any such determination. LILCO is in compliance in all material respects with, and each of the LILCO Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each LILCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

    (d) LIABILITIES. With respect to the LILCO Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of LILCO, there does not now exist any condition or set of circumstances, that could subject LILCO or any of the LILCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which LILCO is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) WELFARE PLANS. None of the LILCO Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) DOCUMENTS MADE AVAILABLE. LILCO has made available to Brooklyn Union a true and correct copy of each collective bargaining agreement to which LILCO or any of the LILCO Subsidiaries is a party or under which LILCO or any of the LILCO Subsidiaries has obligations and, with respect to each

  LILCO Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such LILCO Benefit Plan, and (v) the most recent actuarial report or valuation.

    (g) PAYMENTS RESULTING FROM THE TRANSACTIONS. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from LILCO or any of the LILCO Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any LILCO Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither LILCO nor any of the LILCO Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of LILCO, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) LABOR AGREEMENTS. As of December 29, 1996, except as set forth in
  Section 5.10(h) of the LILCO Disclosure Schedule or in the LILCO SEC Reports filed prior to December 29, 1996, neither LILCO nor any of the LILCO Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of LILCO, as of December 29, 1996, except as set forth in Section 5.10(h) of the LILCO Disclosure Schedule, there is no current union representation question involving employees of LILCO or any of the LILCO Subsidiaries, nor does LILCO know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or in Section 5.10(h) of the LILCO Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against LILCO or any of the LILCO Subsidiaries pending, or to the best knowledge of LILCO, threatened,
  (ii) there is no strike, or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of LILCO, threatened, against or involving LILCO, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of LILCO, threatened, in respect of which any director, officer, employee or agent of LILCO or any of the LILCO Subsidiaries is or may be entitled to claim indemnification from LILCO or such LILCO Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the LILCO Disclosure Schedule.

  Section 5.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 5.11 of the LILCO Disclosure Schedule or in the LILCO SEC Reports filed prior to December 29, 1996:

    (a) COMPLIANCE. LILCO and each of the LILCO Subsidiaries is in material compliance with all applicable Environmental Laws; and neither LILCO nor any of the LILCO Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that LILCO or any of the LILCO Subsidiaries is not in such compliance with applicable Environmental Laws.

    (b) ENVIRONMENTAL PERMITS. LILCO and each of the LILCO Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and LILCO and the LILCO Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (c) ENVIRONMENTAL CLAIMS. To the best knowledge of LILCO, there is no material Environmental Claim pending (i) against LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures, (ii) against any person or entity whose liability for any Environmental Claim LILCO or any of the LILCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, or

  (iii) against any real or personal property or operations which LILCO or any of the LILCO Subsidiaries owns, leases or manages, in whole or in part.

    (d) RELEASES. LILCO has no knowledge of any material Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against LILCO or any of the LILCO Subsidiaries, or against any person or entity whose liability for any material Environmental Claim LILCO or any of the LILCO Subsidiaries has or may have retained or assumed either contractually or by operation of law.

    (e) PREDECESSORS. LILCO has no knowledge, with respect to any predecessor of LILCO or any of the LILCO Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

    (f) DISCLOSURE. To LILCO's best knowledge, LILCO has disclosed to Brooklyn Union all material facts which LILCO reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of LILCO pollution control equipment currently required or known to be required in the future; (ii) current LILCO remediation costs or LILCO remediation costs known to be required in the future; or (iii) any other environmental matter affecting LILCO.

  Section 5.12 REGULATION AS A UTILITY. Except as set forth in Section 5.12 of the LILCO Disclosure Schedule, neither LILCO nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of LILCO is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 5.13 VOTE REQUIRED. The adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of LILCO Common Stock (collectively, the "LILCO SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of LILCO or any of its subsidiaries required to adopt this Agreement and the other transactions contemplated hereby.

  Section 5.14 ACCOUNTING MATTERS. Neither LILCO nor, to LILCO's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP if the transactions contemplated by the LIPA Agreement are not consummated.

  Section 5.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW. Assuming that the representation and warranty of Brooklyn Union made in SECTION 4.18 is correct, none of the business combination provisions of Sections 912 of the NYBCL or any similar provisions of the NYBCL (or, to the best knowledge of LILCO, any other similar state statute) or the Restated Certificate of Incorporation or by-laws of LILCO, are applicable to the transactions contemplated by this Agreement, including the granting or exercise of the LILCO Stock Option (except as set forth in Section 5.15 of the LILCO Disclosure Schedule).

  Section 5.16 OPINION OF FINANCIAL ADVISOR. LILCO has received the opinion of Dillon, Read & Co. Inc. ("DILLON READ"), dated December 29, 1996 to the effect that, as of the date thereof, the Original Ratio is fair from a financial point of view to the holders of LILCO Common Stock, and LILCO has received the opinion of Dillon Read dated June 27, 1997, to the effect that, as of the date thereof, the LIPA Ratio is fair from a financial point of view to the holders of LILCO Common Stock.

  Section 5.17 INSURANCE. Except as set forth in Section 5.17 of the LILCO Disclosure Schedule, LILCO and each of the LILCO Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by LILCO and the LILCO Subsidiaries during such time period. Except as set forth in Section 5.17 of the LILCO Disclosure Schedule, neither LILCO nor any of the LILCO Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of LILCO or any of the LILCO Subsidiaries. The insurance policies of LILCO and each of the LILCO Subsidiaries are valid and enforceable policies in all material respects.

  Section 5.18 OWNERSHIP OF BROOKLYN UNION COMMON STOCK. Except pursuant to the terms of the Brooklyn Union Stock Option Agreement, LILCO does not beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Brooklyn Union Common Stock or Brooklyn Union Preferred Stock.

  Section 5.19. BUSINESS SYNERGIES. LILCO is not aware of any fact or circumstance, including the terms of any agreement to which it or any of its Subsidiaries is subject, that would impair in any material respect the ability of the Company to realize the synergies described in the joint press release to be issued in connection with the announcement of this transaction.

                                  ARTICLE VI

                Conduct of Business Pending the Effective Time

  Section 6.1 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Brooklyn Union and LILCO each agree as follows, each as to itself and to each of the Brooklyn Union Subsidiaries and the LILCO Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the Brooklyn Union Stock Option Agreement, the LILCO Stock Option Agreement, the KeySpan Exchange Agreement, the LIPA Agreement and the Hedge Arrangements (as defined in
SECTION 7.18(c)), or to the extent the other parties hereto shall otherwise consent in writing:

    (a) ORDINARY COURSE OF BUSINESS. Each party hereto shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of Brooklyn Union, to Brooklyn Union and its Subsidiaries taken as a whole, and in the case of LILCO, to LILCO and its Subsidiaries taken as a whole.

    (b) DIVIDENDS. Except as set forth in Section 6.1(b) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, and except as provided in the last sentence of this SECTION 6.1(b) no party shall, nor shall any party permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any Preferred Stock in accordance with the respective terms thereof, regular quarterly dividends on LILCO Common Stock with usual record and payment dates not, during any fiscal year, in excess of 103% of the dividends for the prior fiscal year and regular quarterly dividends on Brooklyn Union Common Stock with usual record and payment dates not, during any fiscal year, in excess of 103% of the dividends for the prior fiscal year; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than redemptions, purchases or acquisitions required by the respective terms of any outstanding series of preferred stock of Brooklyn Union or LILCO, as the case may be. The last record date of each of LILCO and Brooklyn Union on or prior to the Effective Time which relates to a regular quarterly dividend on LILCO Common Stock or Brooklyn Union Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.

  Notwithstanding the foregoing, prior to the LILCO Effective Time, Brooklyn Union may cause the redemption of all issued and outstanding shares of preferred stock of Brooklyn Union in accordance with the terms thereof.

    (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, and except as provided in SECTION 7.20 no party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this SECTION 6.1(c), subject to obtaining customary indemnities.

    (d) CHARTER DOCUMENTS. No party shall amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organizational documents, except as contemplated herein.

    (e) NO ACQUISITIONS. Except as set forth in Section 6.1(e) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

    (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to, make capital expenditures in excess of 110% of the amount budgeted by such party for capital expenditures as set forth in such Section 6.1(f) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule.

    (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, other than dispositions by a party and its Subsidiaries of less than $10 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

    (h) INDEBTEDNESS. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than incurrences to refinance existing indebtedness and other than as set forth in Section 6.1(h) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively.

    (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

    (j) 1935 ACT. Except as set forth in Section 6.1(j) of the Brooklyn Union Disclosure Schedule or LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of LILCO or Brooklyn Union, as the case may be, to claim an exemption as of right under Rule 2 of the 1935 Act.

    (k) TRANSMISSION, GENERATION. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(k) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, (i) commence construction of any additional electric generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating, transmission or delivery capacity except as set forth in the budgets of Brooklyn Union and LILCO on the date hereof as set forth in Section 6.1(f) of the Brooklyn Union Disclosure Schedule and the LILCO Disclosure Schedule.

    (l) ACCOUNTING. Except as set forth in Section 6.1(l) of the Brooklyn Union Disclosure Schedule or LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    (m) POOLING. No party shall, nor shall any party permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

    (n) TAX STATUS. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction to the holders of Brooklyn Union Common Stock and, unless the LIPA Agreement has been terminated, the Share Exchange as a taxable transaction to the holders of LILCO Common Stock and the formation of the Company to be a transaction to which Section 351 of the Code does not apply, and each party hereto shall use all reasonable efforts to achieve such result and shall take such position in any relevant public disclosure document (including, without limitation, the Joint Proxy/Registration Statement (as hereinafter defined). LILCO's most recent tax year, for federal income tax purposes, commenced on April 1, 1997. At no time during the period April 1, 1997 through March 31, 1998, inclusive, will LILCO be either the common parent or a member of an "affiliated group" within the meaning of Section 1504 of the Code. LILCO will not with respect to any tax year beginning on or after April 1, 1998 file or join in the filing of a consolidated federal income tax return with respect to any affiliated group, within the meaning of Section 1504 of the Code. LILCO will advise the trustee of the defined benefit plan of LILCO of the consequences of owning, or prior to the LIPA Effective Time if the transactions contemplated hereby are to be consummated pursuant to SECTION 7.18(b) acquiring, any shares of LILCO Common Stock.

    (o) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(o) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their respective affiliates (other than wholly-owned subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

    (p) COOPERATION, NOTIFICATION. Each party shall, and shall cause its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of Brooklyn Union, a Brooklyn Union Material Adverse Effect or, in the case of LILCO, a LILCO Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (q) RATE MATTERS. Each of Brooklyn Union and LILCO shall, and shall cause its Subsidiaries to, notify the other of any changes in its or its Subsidiaries' rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof, and no party will make any filing to change its rates on file with the New York State Public Service Commission (the "PSC") that would have a material adverse effect on the benefits associated with the business combination provided for herein.

    (r) THIRD-PARTY CONSENTS. Brooklyn Union shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Brooklyn Union Required Consents. Brooklyn Union shall promptly notify LILCO of any failure or prospective failure to obtain any such consents and, if requested by LILCO, shall provide copies of all Brooklyn Union Required Consents obtained by Brooklyn Union to LILCO. LILCO shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all LILCO Required Consents. LILCO shall promptly notify Brooklyn Union of any failure or prospective failure to obtain any such consents and, if requested by Brooklyn Union, shall provide copies of all LILCO Required Consents obtained by LILCO to Brooklyn Union.

    (s) NO BREACH, ETC. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, the Brooklyn Union Stock Option Agreement or the LILCO Stock Option Agreement, as the case may be, or in any of its representations and warranties set forth in this Agreement, the Brooklyn Union Stock Option Agreement, or the LILCO Stock Option Agreement, as the case may be, being untrue on and as of the Closing Date.

    (t) TAX-EXEMPT STATUS. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of Brooklyn Union's or LILCO's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under
  Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

    (u) COMPANY ACTIONS. LILCO and Brooklyn Union shall cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by the Company, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority, as set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule, Section 4.4(c) of the Brooklyn Union Disclosure Schedule, Section 5.4(b) of the LILCO Disclosure Schedule and Section 5.4(c) of the LILCO Disclosure Schedule.

    (v) TAX MATTERS. Except as set forth in Section 6.1(w) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending September 30, 1995 in the case of Brooklyn Union and December 31, 1995 in the case of LILCO, except as may be required by applicable law.

    (w) DISCHARGE OF LIABILITIES. No party shall pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice, and other than the payment by Brooklyn Union or LILCO of certain transfer taxes which may result from the Transactions under New York law.

    (x) CONTRACTS. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

    (y) INSURANCE. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Subsidiaries.

    (z) PERMITS. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its Subsidiaries operate.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the PSC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement (including, without limitation, each Disclosure Schedule) in accordance with the Confidentiality Agreement, dated October 24, 1995, between Brooklyn Union and LILCO, as it may be amended from time to time (the "CONFIDENTIALITY AGREEMENT").

  Section 7.2 JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

  (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Transactions to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Transactions, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Transactions to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy/Registration Statement.

  (b) LETTER OF BROOKLYN UNION'S ACCOUNTANTS. Brooklyn Union shall use best efforts to cause to be delivered to LILCO a letter of Arthur Andersen LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to LILCO, in form and substance reasonably satisfactory to LILCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (c) LETTER OF LILCO'S ACCOUNTANTS. LILCO shall use best efforts to cause to be delivered to Brooklyn Union a letter of Ernst & Young LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Brooklyn Union, in form and substance reasonably satisfactory to Brooklyn Union and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of Brooklyn Union and LILCO that (i) Brooklyn Union shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Original Ratio and the LIPA Ratio are fair from a financial point of view to the holders of Brooklyn Union Common Stock and (ii) LILCO shall have received an opinion from Dillon Read, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Original Ratio and the LIPA Ratio are fair from a financial point of view to the holders of LILCO Common Stock.

  Section 7.3 REGULATORY MATTERS.

  (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

  (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, and shall use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals. LILCO and Brooklyn Union shall cooperate in good faith and consult with each other on all components of, significant steps towards the completion of, and significant amendments to, the applications to obtain the Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals, and with respect to material filings, communications, agreements, arrangements or consents, written or oral, formal or informal, relating to applications for such Approvals.

  Section 7.4 SHAREHOLDER APPROVAL.

  (a) APPROVAL OF LILCO SHAREHOLDERS. Subject to the provisions of SECTION 7.4(c) and SECTION 7.4(d), LILCO shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "LILCO SPECIAL MEETING") for the purpose of securing the LILCO Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy/Registration Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Brooklyn Union with respect to each of the foregoing matters.

  (b) APPROVAL OF BROOKLYN UNION SHAREHOLDERS. Subject to the provisions of
SECTION 7.4(c) and SECTION 7.4(d), Brooklyn Union shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "BROOKLYN UNION SPECIAL MEETING") for the purpose of securing the Brooklyn Union Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy/Registration Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with LILCO with respect to each of the foregoing matters.

  (c) MEETING DATE. The LILCO Special Meeting for the purpose of securing the LILCO Shareholders' Approval and the Brooklyn Union Special Meeting for the purpose of securing the Brooklyn Union Shareholders' Approval shall be held on such dates as Brooklyn Union and LILCO shall mutually determine, acting in good faith.

  (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of Brooklyn Union to hold the Brooklyn Union Special Meeting that the opinion of Merrill Lynch, referred to in SECTION 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of LILCO to hold the LILCO Special Meeting that the opinion of Dillon Read, referred to in
SECTION 7.2(d), shall not have been withdrawn.

  Section 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

  (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the LILCO Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to December 29, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary thereof (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective
Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the

NYBCL and upon receipt of any undertaking required by of the NYBCL, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York law and the Restated Certificate of Incorporation or By-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

  (b) INSURANCE. For a period of six years after the Effective Time, the Company shall either (i) cause to be maintained in effect, for the benefit of those persons who were covered by the policies of directors' and officers' liability insurance maintained by LILCO or Brooklyn Union at December 29, 1996 and at any time subsequent thereto and prior to the Effective Time, the more favorable of such policies with respect to the obligations of the Company set forth in this Section 7.5 or (ii) obtain new policies offering such coverage at least as favorable as the terms of the more favorable of such current insurance coverage.

  (c) SUCCESSORS. In the event the Company or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this SECTION 7.5.

  (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of December 29, 1996 in favor of the employees, agents, directors and officers of Brooklyn Union, LILCO and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on December 29, 1996, shall survive the Transactions and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  (e) BENEFIT. The provisions of this SECTION 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 7.6 DISCLOSURE SCHEDULES. On December 29, 1996, (i) LILCO has delivered to Brooklyn Union a schedule (the "LILCO DISCLOSURE SCHEDULE"), accompanied by a certificate signed by the chief financial officer of LILCO stating the LILCO Disclosure Schedule is being delivered pursuant to this
SECTION 7.6(i) and (ii) Brooklyn Union has delivered to LILCO a schedule (the "BROOKLYN UNION DISCLOSURE SCHEDULE"), accompanied by a certificate signed by the chief financial officer of Brooklyn Union stating the Brooklyn Union Disclosure Schedule is being delivered pursuant to this SECTION 7.6(ii). The Brooklyn Union Disclosure Schedule and the LILCO Disclosure Schedule are collectively referred to herein as the "DISCLOSURE SCHEDULES". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of December 29, 1996.

  Section 7.7 PUBLIC ANNOUNCEMENTS. Brooklyn Union and LILCO will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto that is inconsistent with any public announcement or statement previously made with the consent of the parties hereto without the consent of the other party (which consent shall not be unreasonably withheld), except as may be required by law, in which case the party required to issue the announcement or statement shall allow the other party time to comment on such announcement or statement prior to its issuance.

  Section 7.8 RULE 145 AFFILIATES. Within 30 days after the date of this Agreement, Brooklyn Union shall identify in a letter to LILCO, and LILCO shall identify in a letter to Brooklyn Union, all persons who are, and to such person's best knowledge who will be at the Closing Date, affiliates of Brooklyn Union and LILCO, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of Brooklyn Union and LILCO shall use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement customary for transactions of this nature that are to be accounted for as a pooling of interests and in form and substance reasonably satisfactory to Brooklyn Union and LILCO. If any person refuses to provide such a written agreement, the Company shall, in lieu of receipt of such written agreement, be entitled to place appropriate legends on the certificates evidencing the Company Common Stock to be received by such person pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Company Common Stock, to the effect that the shares of Company Common Stock received or to be received by such person pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Company Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Company, is exempt from the registration requirements of the Securities Act. The foregoing restrictions on the transferability of Company Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Company Common Stock received or to be received by such person pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of Company Common Stock, whether or not such person has exchanged the certificates previously evidencing such persons' shares of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, for certificates evidencing shares of Company Common Stock into which such shares were converted. The Proxy Statement and the Registration Statement shall disclose the preceding in a reasonably prominent manner.

  Section 7.9 EMPLOYEE AGREEMENTS. Subject to SECTION 7.10, SECTION 7.14 andSECTION 7.15, the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to December 29, 1996 which apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  Section 7.10 EMPLOYEE BENEFIT PLANS. Subject to SECTION 6.1(i), each of the Brooklyn Union Benefit Plans and LILCO Benefit Plans in effect at December 29, 1996 shall be maintained in effect with respect to the employees or former employees of Brooklyn Union and any of its Subsidiaries, on the one hand, and of LILCO and any of its Subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date (the "AFFILIATED EMPLOYEES") until the Company otherwise determines after the Effective Time; PROVIDED, HOWEVER, that nothing herein contained shall limit any reserved right contained in any such Brooklyn Union Benefit Plan or LILCO Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Without limitation of the foregoing, each participant of any such Brooklyn Union Benefit Plan or LILCO Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the subsidiary, division or operation by which such person is employed, PROVIDED that such person meets the eligibility requirements of the applicable plan.

  Section 7.11 STOCK PLANS.

  (a) LILCO and Brooklyn Union shall take all action required to terminate their respective employee stock option, stock purchase and other similar stock plans concurrent with the Effective Time.

  (b) At the Brooklyn Union Effective Time, (i) each share of Brooklyn Union Common Stock (including fractional and uncertificated shares) held under Brooklyn Union's Dividend Reinvestment and Stock Purchase Plan (the "DIVIDEND REINVESTMENT PLAN") or Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees and Long-Term Performance Incentive Compensation Plan (each a "BROOKLYN UNION PLAN" and collectively the "BROOKLYN UNION PLANS") immediately prior to the Brooklyn Union Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of Company Common Stock, which shares shall be held under and pursuant to the Dividend Reinvestment Plan or be issued under such Brooklyn Union Plan, as the case may be, and (ii) each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock ("BROOKLYN UNION OPTION") under the Long-Term Performance Incentive Compensation Plan (the "INCENTIVE PLAN"), whether vested or unvested, will be automatically converted into an option (a "SUBSTITUTE OPTION") to purchase a number of shares of Company Common Stock equal to the number of shares of Brooklyn Union Common Stock that could have been purchased immediately prior to the Brooklyn Union Effective Time (assuming full vesting) under such Brooklyn Union Option, at a price per share of Company Common Stock equal to the per share option exercise price specified in such Brooklyn Union Option. In accordance with Section 424(a) of the Code, each Substitute Option shall provide the option holders with rights and benefits that are no less and no more favorable to him than were provided under the Brooklyn Union Option.

  (c) As of the Brooklyn Union Effective Time, the Company shall succeed to the Dividend Reinvestment Plan as in effect immediately prior to the Brooklyn Union Effective Time, and the Dividend Reinvestment Plan shall be appropriately modified to provide for the issuance or delivery of Company Common Stock on and after the Brooklyn Union Effective Time pursuant thereto.

  (d) As of the Brooklyn Union Effective Time, the Brooklyn Union Plans shall be appropriately amended to provide for the issuance or delivery of Company Common Stock, and the Company shall agree to issue or deliver Company Common Stock in connection therewith.

  (e) At the LILCO Effective Time, each share of LILCO Common Stock (including fractional and uncertificated shares) held under LILCO's Dividend Reinvestment Plan (the "LILCO DIVIDEND REINVESTMENT PLAN") or LILCO's Employee Stock Purchase Plan, Directors' Stock Unit Retainer Plan, Officer's Long Term Incentive Plan and Annual Stock Incentive Compensation Plan (each a "LILCO PLAN" and collectively the "LILCO PLANS") immediately prior to the LILCO Effective Time shall be automatically exchanged for such number of shares (including fractional and uncertificated shares) of Company Common Stock as each share of LILCO Common Stock is exchanged for pursuant to SECTION 2.1(c), which shares shall be held under and pursuant to the LILCO Dividend Reinvestment Plan or be issued under such LILCO Plan, as the case may be.

  (f) As of the LILCO Effective Time, the Company shall succeed to the LILCO Dividend Reinvestment Plan as in effect immediately prior to the LILCO Effective Time, and the LILCO Dividend Reinvestment Plan shall be appropriately modified to provide for the issuance or delivery of Company Common Stock on and after the LILCO Effective Time pursuant thereto.

  (g) As of the LILCO Effective Time, the LILCO Plans shall be appropriately amended to provide for the issuance or delivery of Company Common Stock, and the Company shall agree to issue or deliver Company Common Stock in connection therewith.

  (h) If the LIPA Agreement has not been terminated, then in connection with the consummation of the transactions contemplated by SECTION 2.1 (or SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to
SECTION 7.18(b)), Brooklyn Union and LILCO shall cause the Company to issue an appropriate amount of preferred stock of the Company to such persons (which persons may include, among others, employee benefit plans, employees, officers and directors of Brooklyn Union or LILCO) and upon such terms so as to cause the formation of the Company to be a transaction to which Section 351 of the Code does not apply.

  Section 7.12 NO SOLICITATIONS. Each party hereto shall not, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal. As used in this SECTION 7.12, "BUSINESS COMBINATION PROPOSAL" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to this Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement and by the LIPA Agreement. From the date hereof until the termination or consummation of the transactions contemplated by this Agreement, neither party shall engage in any negotiations or material discussions with the Long Island Power Authority ("LIPA") or its representatives or agents without prior notification to or the presence of the other party hereto, and will not provide any information or data to LIPA without providing a copy thereof to the other party hereto. Nothing contained herein shall prohibit a party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal by means of a tender offer.

  Section 7.13 COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Company at the Effective Time shall be 15 persons, six of whom shall be designated by Brooklyn Union prior to the Effective Time, six of whom shall be designated by LILCO prior to the Effective Time and three of whom shall be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

  Section 7.14 SENIOR EXECUTIVES. Dr. William J. Catacosinos shall be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Company commencing at the Effective Time. At the first anniversary of the Effective Time, Dr. Catacosinos shall cease to be the Chief Executive Officer, shall continue to be Chairman of the Board and Chairman of the Executive Committee and shall become a consultant of the Company. Mr. Robert B. Catell shall be the President and Chief Operating Officer of the Company commencing at the Effective Time and shall succeed Dr. Catacosinos as Chief Executive Officer of the Company commencing on such first anniversary. The arrangements to cause such elections to take place at the first anniversary of the Effective Time contemplated by the preceding sentence may be altered only by a vote, following the Effective Time, of two-thirds of the entire Board of Directors of the Company. Each of the parties hereto shall take such action as shall reasonably be deemed by any of them to be advisable in order to give effect to the provisions of this Section 7.14.

  Section 7.15 EXPENSES. Subject to SECTION 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto and any expenses incurred under the HSR Act, shall be shared equally by Brooklyn Union and LILCO.

  Section 7.16 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Transactions in accordance with the terms hereof.

  Section 7.17 POST-EXCHANGE OPERATIONS. Subject to the transactions contemplated by the LIPA Agreement, following the Effective Time, Brooklyn Union, on the one hand, and LILCO, on the other hand, shall continue their separate corporate existences, operating under the names of "THE BROOKLYN UNION GAS COMPANY" and "LONG ISLAND LIGHTING COMPANY", respectively, until such time as is otherwise determined by the Board of Directors of the Company. The name of the Company shall be "BL", or such other name as may be agreed by Brooklyn Union and LILCO prior to the Closing (which shall not be the name of, or a name substantially similar to, Brooklyn Union or LILCO). The certificate of incorporation and by-laws of the Company shall be amended prior to the Effective Time in a manner reasonably acceptable to Brooklyn Union and LILCO.

  Section 7.18 OTHER TRANSACTIONS

  (a) The parties hereto hereby consent to the execution and delivery of, and performance of the transactions contemplated by, the LIPA Agreement and the KeySpan Exchange Agreement, and waive all breaches of representations, warranties, covenants and conditions contained herein arising therefrom.

  (b) In the event that all of the conditions to each of this Agreement and the LIPA Agreement have been satisfied or waived and each of Brooklyn Union, LILCO and LIPA has indicated to the other parties that it is ready, willing and able to consummate the transactions contemplated by this Agreement and the LIPA Agreement, then the Share Exchange shall not be consummated and the other transactions contemplated hereby and thereby shall be consummated in the following manner and order:

    (i) the transfer by LILCO of the Transferred Assets (as defined in the LIPA Agreement) to such subsidiaries of the Company as Brooklyn Union and LILCO shall direct in exchange for the Designated Number (as hereinafter defined) of shares of Company Common Stock and up to $75 million face amount of preferred stock of the Company ("Company Preferred Stock") as contemplated by the LIPA Agreement. The "Designated Number" shall be the number of shares of Company Common Stock representing the net fair market value of the Transferred Assets, as shall be determined in good faith by Brooklyn Union and LILCO, less such face amount of Company Preferred Stock;

    (ii) the merger of LIPA Acquisition Corp. with and into LILCO and the related transactions contemplated by the LIPA Agreement (including all schedules and exhibits thereto) to occur on or prior to the effective time of such merger (the "LIPA EFFECTIVE TIME") shall be or shall have been consummated, and, at the LIPA Effective Time, the Cash Purchase Price (as defined in the LIPA Agreement) shall be paid to the Exchange Agent (as defined under the LIPA Agreement) as agent for the holders of LILCO Common Stock to subscribe for and purchase a number of shares of Company Common Stock, which number of shares when added to the Designated Number shall represent the number of shares of LILCO Common Stock issued and outstanding immediately prior to the LILCO Effective Time, other than Dissenting Shares, multiplied by the LIPA Ratio; and

    (iii) promptly thereafter, the Merger shall be consummated.

  (c) In connection with the LIPA Agreement, LILCO and Brooklyn Union contemplate the formation of a limited partnership for the purpose of purchasing interest rate hedge contracts, to be funded through capital contributions of up to $30 million by each of them (the formation of such limited partnership and the purchase of such contracts being referred to herein as the "HEDGE ARRANGEMENTS"). The parties hereby consent to the Hedge Arrangements and waive all breaches of representations, warranties, covenants and conditions arising therefrom.

  (d) Notwithstanding any provision herein to the contrary, LILCO shall not modify, amend or terminate the LIPA Agreement (once and as it has been entered into by the parties thereto), and shall not provide any consent, waiver or release thereunder without the prior written consent of Brooklyn Union.

  Section 7.19 EMPLOYMENT AGREEMENT.

  (a) The Company shall enter into an employment agreement with Mr. Catell effective as of the Effective Time providing for him to assume the positions described in Section 7.14 at the times specified therein, for him to continue to serve as Chief Executive Officer for a four year period commencing on the first anniversary of the Effective Time, for him to receive compensation (including incentive compensation relating to realizing the synergies contemplated to be realized from the Transactions) on terms mutually agreed to and in any event in an amount not less than what he receives as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  (b) The Company shall enter into an employment agreement with Dr. Catacosinos effective as of the Effective Time providing for him to assume the positions described in Section 7.14 at the times specified therein, for him to serve as a consultant to the Company for a five year period commencing after he ceases being Chief Executive Officer, for him to receive compensation (including incentive compensation of the kind described in Section 7.19(a)) on terms mutually agreed to and in any event in an amount not less than what he receives as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  Section 7.20 HOLDING COMPANY. Prior to the LILCO Effective Time, or if the transactions contemplated hereby are to be consummated pursuant to Section 7.18(b), the LIPA Effective Time, LILCO and Brooklyn Union shall cause the Company to be formed as a New York corporation for the purpose of consummating the transactions contemplated hereby, which corporation shall be 66% owned by LILCO and 34% owned by Brooklyn Union immediately prior to the LILCO Effective Time.

                                 ARTICLE VIII

                                  Conditions

  Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
TRANSACTIONS. The respective obligations of the parties to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
SECTION 9.5 by the joint action of the parties hereto:

    (a) SHAREHOLDER APPROVALS. The LILCO Shareholders' Approval and the Brooklyn Union Shareholders' Approval shall have been obtained.

    (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Transactions shall have been issued and be continuing in effect, and the Transactions and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

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

    (d) LISTING OF SHARES. The shares of Company Common Stock issuable in the Transactions pursuant to ARTICLE II (including shares issuable under options) shall have been approved for listing on the NYSE upon official notice of issuance.

    (e) STATUTORY APPROVALS. The Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals shall have been obtained at or prior to the Brooklyn Union Effective Time and the LILCO Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. If the transactions contemplated by the LIPA Agreement will not be consummated contemporaneously with the consummation of the transactions contemplated hereby, the Final Order relating to the approval of the transactions contemplated hereby to be received from the PSC shall include the PSC's approval, within the statutory authority of the PSC, of rates permitted to be charged by the Company and its subsidiaries to their customers which will be incorporated in a long term rate agreement the effect of which could not reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole. For purposes of this provision, the prospects of the Company and its subsidiaries shall mean the combination of the results anticipated by the regulated earnings forecasts of Brooklyn Union provided to LILCO under cover of a memorandum dated December 29, 1996, and the results anticipated by the regulated earnings forecasts of LILCO provided to Brooklyn Union under cover of a memorandum dated December 29, 1996. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    (f) POOLING. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Transactions, each of Brooklyn Union and LILCO shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to Brooklyn Union and LILCO, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP.

    (g) PREFERRED STOCK. Unless the LIPA Agreement has been terminated, the Company shall have issued shares of preferred stock of the Company as set forth in SECTIONS 7.11(h).

    (h) TAX OPINION. LILCO shall have received an opinion of Hunton & Williams satisfactory in form and substance to LILCO, dated as of the Closing Date, to the effect that the Share Exchange will not be taxable to non-dissenting holders of LILCO Common Stock and (except with respect to the receipt of cash in lieu of fractional shares) will satisfy the requirements of Section 351 of the Code; PROVIDED, HOWEVER, that this condition will not be required to be satisfied unless the LIPA Agreement has been terminated.

    Section 8.2 CONDITIONS TO OBLIGATION OF LILCO TO EFFECT THE TRANSACTIONS. The obligation of LILCO to effect the Transactions shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by LILCO in writing pursuant to SECTION 9.5:

    (a) PERFORMANCE OF OBLIGATIONS OF BROOKLYN UNION. Brooklyn Union (and/or its appropriate Subsidiaries) shall have performed its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the Brooklyn Union Stock Option Agreement required to be performed by it at or prior to the Brooklyn Union Effective Time.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Brooklyn Union set forth in this Agreement and the Brooklyn Union Stock Option Agreement shall be true and correct

  (i) on and as of December 29, 1996 and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than December 29, 1996 or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Brooklyn Union Material Adverse Effect.

    (c) CLOSING CERTIFICATES. LILCO shall have received a certificate signed on behalf of Brooklyn Union by the chief financial officer of Brooklyn Union, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in SECTION 8.2(a) and SECTION 8.2(b) have been satisfied.

    (d) BROOKLYN UNION MATERIAL ADVERSE EFFECT. No Brooklyn Union Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Brooklyn Union Material Adverse Effect.

    (e) BROOKLYN UNION REQUIRED CONSENTS. The Brooklyn Union Required Consents shall have been obtained, except for those consents the failure of which to obtain would have a Brooklyn Union Material Adverse Effect.

  Section 8.3 CONDITIONS TO OBLIGATION OF BROOKLYN UNION TO EFFECT THE TRANSACTIONS. The obligation of Brooklyn Union to effect the Transactions shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Brooklyn Union in writing pursuant to SECTION 9.5:

    (a) PERFORMANCE OF OBLIGATIONS OF LILCO. LILCO (and/or its appropriate Subsidiaries) shall have performed its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the LILCO Stock Option Agreement required to be performed at or prior to the LILCO Effective Time.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of LILCO set forth in this Agreement and the LILCO Stock Option Agreement shall be true and correct (i) on and as of December 29, 1996 and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than December 29, 1996 or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a LILCO Material Adverse Effect.

    (c) CLOSING CERTIFICATES. Brooklyn Union shall have received a certificate signed on behalf of LILCO by the chief financial officer of LILCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in SECTION 8.3(a) and SECTION 8.3(b) have been satisfied.

    (d) LILCO MATERIAL ADVERSE EFFECT. No LILCO Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a LILCO Material Adverse Effect.

    (e) TAX OPINION. Brooklyn Union shall have received an opinion of Wachtell, Lipton, Rosen & Katz satisfactory in form and substance to Brooklyn Union, dated as of the Closing Date, which opinion may be based on appropriate representations of Brooklyn Union, KeySpan and the Company, to the effect that the Merger will qualify as a reorganization pursuant to
  Section 368 of the Code.

    (f) LILCO REQUIRED CONSENTS. The LILCO Required Consents shall have been obtained, except for those the failure of which to obtain would have a LILCO Material Adverse Effect.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of Brooklyn Union and LILCO;

    (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before August 31, 1998 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this SECTION 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Initial Termination Date the conditions to the Closing set forth in SECTIONS 8.1(e), 8.2(e) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 28, 1999; and PROVIDED, FURTHER, that LILCO shall not have the right to terminate this Agreement pursuant to this Section 9.1 (b) if the LIPA Agreement has not been terminated;

    (c) by any party hereto, by written notice to the other parties, if the LILCO Shareholders' Approval shall not have been obtained at a duly held LILCO Special Meeting, including any adjournments thereof, or the Brooklyn Union Shareholders' Approval shall not have been obtained at a duly held Brooklyn Union Special Meeting, including any adjournments thereof;

    (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel acceptable to the parties hereto, of prohibiting the Transactions, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, judgment or decree shall have become final and nonappealable;

    (e) by LILCO, upon two days' prior notice to Brooklyn Union, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "BUSINESS COMBINATION") by a party other than Brooklyn Union or any of its affiliates or LIPA or any of its affiliates, the Board of Directors of LILCO determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; PROVIDED, HOWEVER, that (i) the Board of Directors of LILCO shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Brooklyn Union in negotiations entered into pursuant to CLAUSE (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, LILCO shall, and shall cause its respective financial and legal advisors to, negotiate with Brooklyn Union to make such adjustments in the terms and conditions of this Agreement as would enable LILCO to proceed with the transactions contemplated herein on such adjusted terms;

    (f) by Brooklyn Union, upon two days' prior notice to LILCO, if, as a result of a tender offer by a party other than LILCO or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than LILCO or any of its affiliates, the Board of Directors of Brooklyn Union determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; PROVIDED, HOWEVER, that (i) the Board of Directors of Brooklyn Union shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by LILCO in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Brooklyn Union shall, and shall cause its respective financial and legal advisors to, negotiate with LILCO to make such adjustments in the terms and conditions of this Agreement as would enable Brooklyn Union to proceed with the transactions contemplated herein on such adjusted terms;

    (g) by Brooklyn Union, by written notice to LILCO, if (i) there exist breaches of the representations and warranties of LILCO and BL made herein as of December 29, 1996 which breaches, individually or in the aggregate, would or would be reasonably likely to result in a LILCO Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by LILCO of notice in writing from Brooklyn Union, specifying the nature of such breaches and requesting that they be remedied, (ii) LILCO (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the LILCO Stock Option Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by LILCO of notice in writing from Brooklyn Union, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of LILCO or any committee thereof (A) shall withdraw or modify in any manner adverse to Brooklyn Union its approval or recommendation of this Agreement or the Transactions,
  (B) shall fail to reaffirm such approval or recommendation upon Brooklyn Union's request, (C) shall approve or recommend any acquisition of LILCO or a material portion of its assets or any tender offer for shares of capital stock of LILCO, in each case, by a party other than Brooklyn Union or any of its affiliates and other than the LIPA Agreement, as the same may be amended from time to time with the consent of Brooklyn Union, and the transactions contemplated thereby or (D) shall resolve to take any of the actions specified in CLAUSE (A), (B) or (C);

    (h) by LILCO, by written notice to Brooklyn Union, if (i) there exist material breaches of the representations and warranties of Brooklyn Union made herein as of December 29, 1996 which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Brooklyn Union Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Brooklyn Union of notice in writing from LILCO, specifying the nature of such breaches and requesting that they be remedied, (ii) Brooklyn Union (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the Brooklyn Union Stock Option Agreement, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Brooklyn Union of notice in writing from LILCO, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Brooklyn Union or any committee thereof
  (A) shall withdraw or modify in any manner adverse to LILCO its approval or recommendation of this Agreement or the Transactions, (B) shall fail to reaffirm such approval or recommendation upon LILCO's request, (C) shall approve or recommend any acquisition of Brooklyn Union or a material portion of its assets or any tender offer for the shares of capital stock of Brooklyn Union, in each case by a party other than LILCO or any of its affiliates or (D) shall resolve to take any of the actions specified in CLAUSE (A), (B) or (C); or

    (i) by either party, by written notice to the other party, if any of the conditions of either party's obligation to effect the Transactions cannot be satisfied.

  Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Brooklyn Union or LILCO pursuant to SECTION 9.1 there shall be no liability on the part of either Brooklyn

Union or LILCO or their respective officers or directors hereunder, except that SECTION 9.3, the agreement contained in the last sentence of SECTION 7.1,
SECTION 10.2 and SECTION 10.8 shall survive the termination.

  Section 9.3 TERMINATION FEE; EXPENSES.

  (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) SECTION 9.1(g)(i) or (ii) or (y) SECTION 9.1(h)(i) or
(ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the nonbreaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the transactions contemplated by this Agreement not in excess of $10 million; PROVIDED, HOWEVER, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business Combination, will pay to the non-breaching party in cash an additional fee equal to $65 million (if the breaching party is LILCO) or $35 million (if the breaching party is Brooklyn Union).

  (b) ADDITIONAL TERMINATION FEE. If (i) this Agreement (x) is terminated by any party pursuant to SECTION 9.1(e) or SECTION 9.1(f) or SECTION 9.1(g)(iii) or SECTION 9.1(h)(iii), (y) is terminated following a failure of the shareholders of any one of the parties to grant the necessary approvals described in SECTION 4.13 and SECTION 5.13 or (z) is terminated as a result of such party's material breach of SECTION 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (A) rejected by such party and its board of directors and (B) withdrawn by the third party, and, within two and one-half years of any such termination, the party which was the subject of such offer or proposal (the "TARGET PARTY") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Business Combination, will pay to the other party, if LILCO is the Target Party, $75 million, and if Brooklyn Union is the Target Party, $45 million, in each case in cash plus, in either case, the out-of-pocket fees and expenses incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the transactions contemplated by this Agreement.

  (c) LIPA AGREEMENT. For purposes of SECTIONS 9.3(a) and (b), the LIPA Agreement shall be deemed a proposal for a Business Combination involving LILCO and LIPA shall be deemed the offeror with respect thereto, and any fee for the benefit of Brooklyn Union would be payable under such sections at the time this Agreement is terminated; PROVIDED, that if this Agreement is terminated following a failure of the shareholders of LILCO to grant the LILCO Shareholders' Approval described in
Section 5.13, the LIPA Agreement shall not be deemed a proposal for a Business Combination involving LILCO and no fee shall be payable to Brooklyn Union by virtue of the LIPA Agreement under Sections 9.3(b)(i)(y) and 9.3(b)(ii).

  (d) EXPENSES. The parties agree that the agreements contained in this
SECTION 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  (e) LIMITATION OF TERMINATION FEES. Notwithstanding anything herein to the contrary, the aggregate amount payable to Brooklyn Union and its affiliates pursuant to SECTION 9.3(a), SECTION 9.3(b) and the terms of the LILCO Stock Option Agreement shall not exceed $90 million and the aggregate amount payable to LILCO and its affiliates pursuant to SECTION 9.3(a), SECTION 9.3(b) and the terms of the Brooklyn Union Stock Option Agreement shall not exceed $50 million (including reimbursement for fees and expenses payable pursuant to this SECTION 9.3). For purposes of this SECTION 9.3(c), the amount payable pursuant to the terms of the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement, as the case may be, shall be the amount paid pursuant to Section 7(a)(i) and 7(a)(ii) thereof.

  Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of Brooklyn Union and LILCO and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares to be issued under ARTICLE II or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Brooklyn Union Common Stock or LILCO Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. (a) All representations, warranties and agreements in this Agreement shall not survive the Effective Time, except as otherwise provided in this Agreement and except for the agreements contained in this SECTION 10.1 and in ARTICLE II, SECTION 7.5, SECTION 7.9, SECTION 7.10, SECTION 7.11, SECTION 7.14, SECTION 7.15 and
SECTION 10.7.

  (b) No party may assert a claim for breach of any representation, warranty or covenant contained in this Agreement (whether by direct claim or counterclaim) except for the purpose of asserting a right to terminate this Agreement pursuant to SECTION 9.1(g)(i) or SECTION 9.1(h)(i) (or pursuant to any other subsection of SECTION 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to SECTION 9.1(g)(i) or SECTION 9.1(h)(i)) or pursuant to SECTION 9.3.

  Section 10.2 BROKERS. Brooklyn Union represents and warrants that, except for Merrill Lynch whose fees have been disclosed to LILCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brooklyn Union. LILCO represents and warrants that, except for Dillon Read whose fees have been disclosed to Brooklyn Union prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LILCO.

  Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to Brooklyn Union, to:

    The Brooklyn Union Gas Company
    One MetroTech Center
    Brooklyn, New York 11201-3850
    Attention: Chief Executive Officer

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Richard D. Katcher and Seth A. Kaplan

  (b) If to LILCO, to:

    Long Island Lighting Company
    175 East Old County Road
    Hicksville, New York 11801
    Attention: Chief Executive Officer

    with a copy to:

    Kramer, Levin, Naftalis & Frankel
    919 Third Avenue
    New York, New York 10022
    Attention: Thomas E. Constance

  Section 10.4 MISCELLANEOUS. This Agreement including the documents and instruments referred to herein (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles.

  Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.7 PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and shall not be assigned by operation of law or otherwise; provided, however, that upon the consummation of the KeySpan Restructuring, Brooklyn Union shall assign to KeySpan, and KeySpan shall be substituted for and shall assume, all of Brooklyn Union's rights and obligations hereunder effective upon the effective time of the KeySpan Restructuring, and the parties hereto shall execute any amendment to this Agreement necessary to provide the benefits of this Agreement to KeySpan. Except for rights of Indemnified Parties as set forth in
SECTION 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company (a) a majority of the directors of LILCO (or their successors) serving on the Board of Directors of the Company who are designated by LILCO pursuant to SECTION 7.13 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provisions of SECTION 7.9, SECTION 7.10,
SECTION 7.11 and SECTION 7.14 on behalf of the LILCO officers, directors and employees, as the case may be, and (b) a majority of directors of Brooklyn Union (or their successors) serving on the Board of Directors of the Company who are designated by Brooklyn Union pursuant to SECTION 7.13 shall be entitled during the Three Year Period to enforce the provisions of SECTIONS 7.9, SECTION 7.10, SECTION 7.11, and SECTION 7.14 on behalf of the Brooklyn Union officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this SECTION 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this SECTION 10.7.

  Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to SECTION 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

  Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, Brooklyn Union and LILCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          THE BROOKLYN UNION GAS COMPANY

                                                  /s/ Robert B. Catell
                                          By: _________________________________
                                            Robert B. Catell
                                            Chief Executive Officer

                                          LONG ISLAND LIGHTING COMPANY

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                            Dr. William J. Catacosinos
                                            Chief Executive Officer

                                                                        ANNEX B

                             AMENDED AND RESTATED
                         LILCO STOCK OPTION AGREEMENT

  AMENDED AND RESTATED STOCK OPTION AGREEMENT, dated as of June 26, 1997, by and between THE BROOKLYN UNION GAS COMPANY, a New York corporation ("Brooklyn Union"), and LONG ISLAND LIGHTING COMPANY, a New York corporation (the "COMPANY").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Brooklyn Union and the Company are entering into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of the date hereof (as the same may be amended from time to time, the "EXCHANGE AGREEMENT"), which provides, among other things, upon the terms and subject to the conditions thereof, for the exchange of outstanding shares of capital stock of each of Brooklyn Union and the Company for newly issued shares of capital stock of a New York corporation to be formed (the "BINDING SHARE EXCHANGES"), and (ii) the Company and Brooklyn Union are entering into a certain amended and restated stock option agreement dated as of the date hereof whereby Brooklyn Union grants to the Company an option with respect to certain shares of Brooklyn Union's common stock on the terms and subject to the conditions set forth therein (the "BROOKLYN UNION STOCK OPTION AGREEMENT");

  WHEREAS, as a condition to Brooklyn Union's willingness to enter into the original Agreement and Plan of Exchange by and among Brooklyn Union, LILCO and NYECO Corp., dated as of December 29, 1996, Brooklyn Union has requested that the Company agree, and the Company has so agreed, to grant to Brooklyn Union an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein;

  WHEREAS, the parties desire to amend and restate the original LILCO Stock Option Agreement as of the date hereof to reflect the Exchange Agreement.

  NOW, THEREFORE, to induce Brooklyn Union to enter into the Exchange Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Exchange Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants Brooklyn Union an irrevocable option (the "COMPANY OPTION") to purchase up to 23,981,964 shares, subject to adjustment as provided in Section 10 (such shares being referred to herein as the "COMPANY SHARES") of common stock, par value $5.00 per share, of the Company (the "COMPANY COMMON STOCK") (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "EXERCISE PRICE") per Company Share of $19.725 (which is equal to the Fair Market Value (as defined below) of a Company Share on the date hereof) payable, at Brooklyn Union's option, (a) in cash or (b) subject to the Company's having obtained the approvals of any Governmental Authority required for the Company to acquire the Brooklyn Union Shares (as defined below) from Brooklyn Union, which approvals the Company shall use best efforts to obtain, in shares of common stock, par value $.33 1/3 per share, of Brooklyn Union ("BROOKLYN UNION SHARES") in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "FAIR MARKET VALUE" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Exchange Agreement.

    2. EXERCISE OF OPTION. The Company Option may be exercised by Brooklyn Union, in whole or in part, at any time or from time to time after the Exchange Agreement becomes terminable by Brooklyn Union under circumstances which could entitle Brooklyn Union to termination fees under either Section

  9.3(a) of the Exchange Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Exchange Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Exchange Agreement (regardless of whether the Exchange Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Exchange Agreement becomes so terminable by Brooklyn Union being referred to herein as a "TRIGGER EVENT." The Company shall notify Brooklyn Union promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Brooklyn Union to exercise the Company Option. In the event Brooklyn Union wishes to exercise the Company Option, Brooklyn Union shall deliver to the Company a written notice (an "EXERCISE NOTICE") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "CLOSING") shall occur at a place, on a date and at a time designated by Brooklyn Union in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Exchange Agreement pursuant to
  Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Exchange Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than April 28, 1999). Notwithstanding the foregoing, the Company Option may not be exercised if Brooklyn Union is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Exchange Agreement. Upon the giving by Brooklyn Union to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Brooklyn Union shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Brooklyn Union.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Company Shares to Brooklyn Union hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated;
  (ii) the Company Shares, and any Brooklyn Union Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, if applicable, the approval of the SEC under Section 10 of the 1935 Act of the acquisition of the Company Shares by Brooklyn Union and, if applicable, the acquisition by the Company of the Brooklyn Union Shares constituting the Exercise Price hereunder; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At any Closing, (a) the Company will deliver to Brooklyn Union or its designee a single certificate in definitive form representing the number of the Company Shares designated by Brooklyn Union in its Exercise Notice, such certificate to be registered in the name of Brooklyn Union and to bear the legend set forth in Section 11, and (b) Brooklyn Union will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of Brooklyn Union Shares being issued by Brooklyn Union in consideration thereof, as the case may be. For the purposes of this Agreement, the number of Brooklyn Union Shares to be delivered to the Company shall be equal to the quotient obtained by dividing (i) the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the Brooklyn Union Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Brooklyn Union or its designee.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Brooklyn Union that (a) except as set forth in Section 5.1 of the LILCO Disclosure Schedule, the Company is a corporation duly organized, validly existing and in active status under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to Section 7(a) below under circumstances where Section 513(e) of the NYBCL would be applicable (the "BUYBACK APPROVALS") and subject to any regulatory approvals referred to herein and to the provisions of Section 513(a) of the NYBCL, if applicable, to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any required Buyback Approvals), (c) such corporate action (including the approval of the Board of Directors of the Company) is intended to render inapplicable to this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby, the provisions of the NYBCL referred to in Section 5.15 of the Exchange Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Brooklyn Union, is enforceable against the Company in accordance with its terms, (e) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 23,981,964 authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Company Shares to Brooklyn Union upon the exercise of the Company Option, Brooklyn Union will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 5.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of the Company or any of its subsidiaries, pursuant to, (A) any provision of the certificate of incorporation or by-laws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in Section 5.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Brooklyn Union contained in Section 6(h) are true and correct, the issuance, sale and delivery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and the Company shall not take any action which would cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any Brooklyn Union Shares acquired pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF Brooklyn Union. Brooklyn Union represents and warrants to the Company that (a) Brooklyn Union is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Brooklyn Union and the consummation by Brooklyn Union of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Brooklyn Union and no other corporate proceedings on the part of Brooklyn Union are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Brooklyn Union and constitutes a valid and binding obligation of Brooklyn Union, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Brooklyn Union in accordance with its terms, (d) prior to any delivery of Brooklyn Union Shares in consideration of the purchase of Company Shares pursuant hereto, Brooklyn Union will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Brooklyn Union Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by the Company of the Brooklyn Union Shares the provisions of the NYBCL referred to in Section 4.15 of the Exchange Agreement, (e) upon any delivery of such Brooklyn Union Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the Brooklyn Union Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 4.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by Brooklyn Union does not, and the consummation by Brooklyn Union of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by Brooklyn Union or any of its subsidiaries, pursuant to (A) any provision of the certificate of incorporation or by-laws of Brooklyn Union, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Brooklyn Union benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Brooklyn Union or its properties or assets, which Violation, in the case of each of its clauses (B) and/or (C), would have a material adverse effect on Brooklyn Union and its subsidiaries taken as a whole, (g) except as described in Section 4.4(c) of the Exchange Agreement or Section 1(b) or
  Section 3 hereof, the execution and delivery of this Agreement by Brooklyn Union does not, and the consummation by Brooklyn Union of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any Company Shares acquired upon exercise of the Company Option will be acquired for Brooklyn Union's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Brooklyn Union with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    7. CERTAIN REPURCHASES.

      (a) BROOKLYN UNION PUT. At the request of Brooklyn Union by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "REPURCHASE PERIOD"), the Company (or any successor entity thereof) shall repurchase from Brooklyn Union all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of Brooklyn Union by written notice at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company (or any successor entity thereof) shall repurchase from Brooklyn Union all or any portion of the Company Shares purchased by Brooklyn Union pursuant to the Company Option, at the price set forth in subparagraph (ii) below:

        (i) the difference between the "MARKET/OFFER PRICE" for shares of Company Common Stock as of the date Brooklyn Union gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (B) the Fair Market Value of Company Common Stock as of such date (the "MARKET PRICE")) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Brooklyn Union is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

        (ii) the product of (x) the sum of (A) the Exercise Price paid by Brooklyn Union per Company Share acquired pursuant to the Company Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares to be repurchased pursuant to this Section 7. For purposes of this clause
      (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by Brooklyn Union of a notice of repurchase.

      (b) REDELIVERY OF BROOKLYN UNION SHARES. If Brooklyn Union elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Brooklyn Union Shares, then the Company shall, if so requested by Brooklyn Union, in fulfillment of its obligation pursuant to clause (a) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 7(a)(ii)(x)), redeliver the certificate for such Brooklyn Union Shares to Brooklyn Union, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by Brooklyn Union pursuant to the Company Option are to be repurchased pursuant to this Section 7, then Brooklyn Union shall issue to the Company a new certificate representing those Brooklyn Union Shares which are not due to be redelivered to Brooklyn Union pursuant to this
    Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

      (c) PAYMENT AND REDELIVERY OF COMPANY OPTION OR SHARES. In the event Brooklyn Union exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to Brooklyn Union in immediately available funds and Brooklyn Union shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Brooklyn Union pursuant thereto, and Brooklyn Union shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

      (d) BROOKLYN UNION CALL. If Brooklyn Union has elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Brooklyn Union Shares, notwithstanding that Brooklyn Union may no longer hold any such Company Shares or that Brooklyn Union elects not to exercise its other rights under this
    Section 7, Brooklyn Union may require, at any time or from time to time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company to sell to Brooklyn Union any such Brooklyn Union Shares at the Fair Market Value that had been attributed to such Brooklyn Union Shares pursuant to Section 4 plus interest at the rate of 6.5% per annum on such amount from the Closing Date relating to the exchange of such Brooklyn Union Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such Brooklyn Union Shares paid during such period or declared and payable to stockholders of record on a date during such period.

      (e) REPURCHASE PRICE REDUCED AT BROOKLYN UNION'S OPTION. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Company Option or the Company Shares purchased by Brooklyn Union pursuant to the Company Option to a vote of the shareholders of the Company pursuant to Section 513(e) of the NYBCL, then Brooklyn Union may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

    8. RESTRICTIONS ON TRANSFER.

      (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares") and beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with
    Section 8(b) or Section 9.

      (b) PERMITTED SALES. Following the termination of the Exchange Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

    9. REGISTRATION RIGHTS. Following the termination of the Exchange Agreement, each party hereto (a "DESIGNATED HOLDER") may by written notice (the "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates form purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    If the Registrant does not elect to exercise its option pursuant to this
  Section 9 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and
  (ii) the Registrant will not be required to file any such registration statement during any period of time

  (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    The registration rights set forth in this Section 9 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
  Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects of success of such offering.

    10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on the Company contained in this Agreement or in the Exchange Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Binding Share Exchanges), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Brooklyn Union its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the Outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

    11. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Brooklyn Union hereunder, and Brooklyn Union Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED STOCK

    OPTION AGREEMENT, DATED AS OF JUNE 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificates(s) without such reference if Brooklyn Union or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in
  Section 11.

    12. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

    14. ENTIRE AGREEMENT. This Agreement, the Brooklyn Union Stock Option Agreement, the Confidentiality Agreement and the Exchange Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

    15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    16. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Brooklyn Union is not permitted to acquire, or the Company is not permitted to repurchase pursuant to
  Section 7, the full number of shares of Company Common Stock provided in
  Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Brooklyn Union to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith,or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    17. NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A. If to Brooklyn Union, to:

      The Brooklyn Union Gas Company
      One MetroTech Center
      Brooklyn, New York 11201-3850
      Attention: Chief Executive Officer

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Seth A. Kaplan

    B. If to the Company, to:

      Long Island Lighting Company
      175 East Old County Road
      Hicksville, New York 11801
      Attention: Chief Executive Officer

      with a copy to:

      Kramer, Levin, Naftalis & Frankel
      919 Third Avenue
      New York, New York 10022
      Attention: Thomas E. Constance

    18. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

    19. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

    21. EXPENSES. Except as otherwise expressly provided herein or in the Exchange Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    23. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

    24. REPLACEMENT OF COMPANY OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          The Brooklyn Union Gas Company

                                                   /s/ Robert B. Catell
                                          By: _________________________________
                                            Name: Robert B. Catell
                                            Title: Chief Executive Officer

                                          Long Island Lighting Company

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                            Name: Dr. William J. Catacosinos
                                            Title: Chief Executive Officer

                                                                        ANNEX C
                             AMENDED AND RESTATED
                     BROOKLYN UNION STOCK OPTION AGREEMENT

  AMENDED AND RESTATED STOCK OPTION AGREEMENT, dated as of June 26, 1997, by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO"), and THE BROOKLYN UNION GAS COMPANY, a New York corporation (the "COMPANY").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) LILCO and the Company are entering into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of the date hereof (as the same may be amended from time to time, the "EXCHANGE AGREEMENT"), which provides, among other things, upon the terms and subject to the conditions thereof, for the exchange of outstanding shares of capital stock of each of LILCO and the Company for newly issued shares of capital stock of a New York corporation to be formed (the "BINDING SHARE EXCHANGES"), and (ii) the Company and LILCO are entering into a certain amended and restated stock option agreement dated as of the date hereof whereby LILCO grants to the Company an option with respect to certain shares of LILCO's common stock on the terms and subject to the conditions set forth therein (the "LILCO STOCK OPTION AGREEMENT");

  WHEREAS, as a condition to LILCO's willingness to enter into the original Agreement and Plan of Exchange by and among Brooklyn Union, LILCO and NYECO Corp., dated as of December 29, 1996, LILCO has requested that the Company agree, and the Company has so agreed, to grant to LILCO an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein; and

  WHEREAS, the parties desire to amend and restate the original Brooklyn Union Stock Option Agreement as of the date hereof to reflect the Exchange Agreement.

  NOW, THEREFORE, to induce LILCO to enter into the Exchange Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Exchange Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants LILCO an irrevocable option (the "COMPANY OPTION") to purchase up to 9,948,682 shares, subject to adjustment as provided in Section 10 (such shares being referred to herein as the "COMPANY SHARES") of common stock, par value $.33 1/3 per share, of the Company (the "COMPANY COMMON STOCK") (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "EXERCISE PRICE") per Company Share of $30.0375 (which is equal to the Fair Market Value (as defined below) of a Company Share on the date hereof) payable, at LILCO's option, (a) in cash or (b) subject to the Company's having obtained the approvals of any Governmental Authority required for the Company to acquire the LILCO Shares (as defined below) from LILCO, which approvals the Company shall use best efforts to obtain, in shares of common stock, par value $5.00 per share, of LILCO ("LILCO SHARES") in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "FAIR MARKET VALUE" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Exchange Agreement.

    2. EXERCISE OF OPTION. The Company Option may be exercised by LILCO, in whole or in part, at any time or from time to time after the Exchange Agreement becomes terminable by LILCO under circumstances which could entitle LILCO to termination fees under either Section 9.3(a) of the Exchange Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Exchange Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Exchange Agreement (regardless of whether the Exchange Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Exchange Agreement becomes so terminable by LILCO being referred to herein as a "TRIGGER EVENT." The Company shall notify LILCO promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of LILCO to exercise the Company Option. In the event LILCO wishes to exercise the Company Option, LILCO shall deliver to the Company a written notice (an "EXERCISE NOTICE") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "CLOSING") shall occur at a place, on a date and at a time designated by LILCO in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time;
  (ii) the termination of the Exchange Agreement pursuant to Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or
  (iii) 180 days following any termination of the Exchange Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
  (iii) later than April 28, 1999). Notwithstanding the foregoing, the Company Option may not be exercised if LILCO is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Exchange Agreement. Upon the giving by LILCO to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, LILCO shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to LILCO.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Company Shares to LILCO hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) the Company Shares, and any LILCO Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, if applicable, the approval of the SEC under Section 10 of the 1935 Act of the acquisition of the Company Shares by LILCO and, if applicable, the acquisition by the Company of the LILCO Shares constituting the Exercise Price hereunder; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At any Closing, (a) the Company will deliver to LILCO or its designee a single certificate in definitive form representing the number of the Company Shares designated by LILCO in its Exercise Notice, such certificate to be registered in the name of LILCO and to bear the legend set forth in Section 11, and (b) LILCO will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by
  (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of LILCO Shares being issued by LILCO in consideration thereof, as the case may be. For the purposes of this Agreement, the number of LILCO Shares to be delivered to the Company shall be equal to the quotient obtained by dividing (i) the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the LILCO Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of LILCO or its designee.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to LILCO that (a) except as set forth in Section 4.1 of the Brooklyn Union Disclosure

  Schedule, the Company is a corporation duly organized, validly existing and in active status under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to Section 7(a) below under circumstances where Section 513(e) of the NYBCL would be applicable (the "BUYBACK APPROVALS") and subject to any regulatory approvals referred to herein and to the provisions of Section 513(a) of the NYBCL, if applicable, to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any required Buyback Approvals), (c) such corporate action (including the approval of the Board of Directors of the Company) is intended to render inapplicable to this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby, the provisions of the NYBCL referred to in Section 4.15 of the Exchange Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of LILCO, is enforceable against the Company in accordance with its terms, (e) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 9,948,682 authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Company Shares to LILCO upon the exercise of the Company Option, LILCO will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 4.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of the Company or any of its subsidiaries, pursuant to, (A) any provision of the certificate of incorporation or by-laws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in Section 4.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of LILCO contained in Section 6(h) are true and correct, the issuance, sale and delivery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and the Company shall not take any action which would cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any LILCO Shares acquired pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF LILCO. LILCO represents and warrants to the Company that (a) LILCO is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by LILCO and the consummation by LILCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LILCO and no other corporate proceedings on the part of LILCO are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by LILCO and constitutes a valid and binding obligation of LILCO, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against LILCO in accordance with its terms, (d) prior to any delivery of LILCO Shares in consideration of the purchase of Company Shares pursuant hereto, LILCO will have taken all necessary corporate action to authorize for issuance and to permit it to issue such LILCO Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by the Company of the LILCO Shares the provisions of the NYBCL referred to in
  Section 5.15 of the Exchange Agreement, (e) upon any delivery of such LILCO Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the LILCO Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 5.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by LILCO does not, and the consummation by LILCO of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by LILCO or any of its subsidiaries, pursuant to (A) any provision of the certificate of incorporation or by-laws of LILCO, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, LILCO benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LILCO or its properties or assets, which Violation, in the case of each of its clauses (B) and/or (C), would have a material adverse effect on LILCO and its subsidiaries taken as a whole, (g) except as described in Section 5.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by LILCO does not, and the consummation by LILCO of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any Company Shares acquired upon exercise of the Company Option will be acquired for LILCO's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by LILCO with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    7. CERTAIN REPURCHASES.

      (a) LILCO PUT. At the request of LILCO by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "REPURCHASE PERIOD"), the Company (or any successor entity thereof) shall repurchase from LILCO all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of LILCO by written notice at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company (or any successor entity thereof) shall repurchase from LILCO all or any portion of the Company Shares purchased by LILCO pursuant to the Company Option, at the price set forth in subparagraph (ii) below:

        (i) the difference between the "MARKET/OFFER PRICE" for shares of Company Common Stock as of the date LILCO gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (B) the Fair Market Value of Company Common Stock as of such date (the "MARKET

      PRICE")) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which LILCO is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

        (ii) the product of (x) the sum of (A) the Exercise Price paid by LILCO per Company Share acquired pursuant to the Company Option and
      (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares to be repurchased pursuant to this Section 7. For purposes of this clause
      (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by LILCO of a notice of repurchase.

      (b) REDELIVERY OF LILCO SHARES. If LILCO elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of LILCO Shares, then the Company shall, if so requested by LILCO, in fulfillment of its obligation pursuant to clause (a) of
    Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 7(a)(ii)(x)), redeliver the certificate for such LILCO Shares to LILCO, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by LILCO pursuant to the Company Option are to be repurchased pursuant to this Section 7, then LILCO shall issue to the Company a new certificate representing those LILCO Shares which are not due to be redelivered to LILCO pursuant to this Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

      (c) PAYMENT AND REDELIVERY OF COMPANY OPTION OR SHARES. In the event LILCO exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to LILCO in immediately available funds and LILCO shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by LILCO pursuant thereto, and LILCO shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

      (d) LILCO CALL. If LILCO has elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of LILCO Shares, notwithstanding that LILCO may no longer hold any such Company Shares or that LILCO elects not to exercise its other rights under this Section 7, LILCO may require, at any time or from time to time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to
    Section 9.1(b) of the Exchange Agreement has been extended to April 28,
    1999), the Company to sell to LILCO any such LILCO Shares at the Fair Market Value that had been attributed to such LILCO Shares pursuant to
    Section 4 plus interest at the rate of 6.5% per annum on such amount from the Closing Date relating to the exchange of such LILCO Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such LILCO Shares paid during such period or declared and payable to stockholders of record on a date during such period.

      (e) REPURCHASE PRICE REDUCED AT LILCO'S OPTION. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Company Option or the Company Shares purchased by LILCO pursuant to the Company Option to a vote of the shareholders of the Company pursuant to Section 513(e) of the NYBCL, then LILCO may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

    8. RESTRICTIONS ON TRANSFER.

      (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares") and beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Section 8(b) or Section 9.

      (b) PERMITTED SALES. Following the termination of the Exchange Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

    9. REGISTRATION RIGHTS. Following the termination of the Exchange Agreement, each party hereto (a "DESIGNATED HOLDER") may by written notice (the "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates form purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    If the Registrant does not elect to exercise its option pursuant to this
  Section 9 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and
  (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses
  (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    The registration rights set forth in this Section 9 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
  Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects of success of such offering.

    10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on the Company contained in this Agreement or in the Exchange Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Binding Share Exchanges), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to LILCO its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the Outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

    11. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to LILCO hereunder, and LILCO Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED STOCK OPTION AGREEMENT, DATED AS OF JUNE 16, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificates(s) without such reference if LILCO or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference;

  and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in
  Section 11.

    12. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

    14. ENTIRE AGREEMENT. This Agreement, the LILCO Stock Option Agreement, the Confidentiality Agreement and the Exchange Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

    15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    16. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that LILCO is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow LILCO to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith,or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    17. NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or

  (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A.If to LILCO, to:

      Long Island Lighting Company
      175 East Old County Road
      Hicksville, New York 11801
      Attention: Chief Executive Officer

      with a copy to:

      Kramer, Levin, Naftalis & Frankel
      919 Third Avenue
      New York, New York 10022
      Attention: Thomas E. Constance

    B.If to the Company, to:

      The Brooklyn Union Gas Company
      One MetroTech Center
      Brooklyn, New York 11201-3850
      Attention: Chief Executive Officer

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Seth A. Kaplan

    18. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

    19. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

    21. EXPENSES. Except as otherwise expressly provided herein or in the Exchange Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    23. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

    24. REPLACEMENT OF COMPANY OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          LONG ISLAND LIGHTING COMPANY

                                               /s/ William J. Catacosinos
                                          By: _________________________________
                                            Name: Dr. William J. Catacosinos
                                            Title: Chief Executive Officer

                                          THE BROOKLYN UNION GAS COMPANY

                                                  /s/ Robert B. Catell
                                          By: _________________________________
                                            Name: Robert B. Catell
                                            Title: Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX D


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               BL HOLDING CORP.,

                         LONG ISLAND LIGHTING COMPANY,

                          LONG ISLAND POWER AUTHORITY

                                      AND

                             LIPA ACQUISITION CORP.


                           DATED AS OF JUNE 26, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                        THE MERGER; RELATED TRANSACTIONS

 Section 1.1  The Merger.................................................
 Section 1.2  Effect of the Merger.......................................
 Section 1.3  Effective Time of the Merger...............................
 Section 1.4  Related Transactions.......................................
 Section 1.5  Description of Assets......................................
 Section 1.6  Liabilities................................................
 Section 1.7  Transition Work............................................
 Section 1.8  Resignations...............................................
 Section 1.9  Formation of LIPA Sub......................................
 Section 1.10 Charter Amendment..........................................
 Section 1.11 Certain Other Preferred Stock..............................

                                   ARTICLE II
                              TREATMENT OF SHARES

 Section 2.1  Effect of the Merger on Capital Stock......................
 Section 2.2  Dissenting Shares..........................................
 Section 2.3  Issuance of Parent Shares..................................

                                  ARTICLE III
                                    CLOSING

 Section 3.1  Closing....................................................

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

 Section 4.1  Organization and Qualification.............................
 Section 4.2  Subsidiaries...............................................
 Section 4.3  Capitalization.............................................
 Section 4.4  Authority; Non-Contravention; Statutory Approvals;
              Compliance.................................................
 Section 4.5  Reports and Financial Statements...........................
 Section 4.6  Absence of Certain Changes or Events.......................
 Section 4.7  Litigation.................................................
 Section 4.8  Registration Statement and Proxy Statement.................
 Section 4.9  Environmental Protection...................................
 Section 4.10 Regulation as a Utility....................................
 Section 4.11 Vote Require...............................................
 Section 4.12 Insurance..................................................
 Section 4.13 Disclosure.................................................

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

 Section 5.1  Organization...............................................
 Section 5.2  Authority; Non-Contravention; Statutory Approvals;
              Compliance.................................................
 Section 5.3  Disclosure.................................................
 Section 5.4  Ownership of LIPA Sub; No Prior Activities.................
 Section 5.5  Ownership of Company Common Stock..........................

                                   ARTICLE VI
                                   COVENANTS

 Section 6.1  Covenants of Parent and Company............................
 Section 6.2  Covenants of Authority and LIPA Sub........................

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

 Section 7.1   Access to Information.......................................
 Section 7.2   Proxy Statement and Registration Statement..................
 Section 7.3   Shareholder Approval........................................
 Section 7.4   Disclosure Schedule.........................................
 Section 7.5   Regulatory Matters..........................................
 Section 7.6   Public Announcements........................................
 Section 7.7   Confidentiality.............................................
 Section 7.8   Certain Litigation..........................................
 Section 7.9   Expenses....................................................
 Section 7.10  Further Assurances..........................................
 Section 7.11  Purchase Price Allocation...................................
 Section 7.12  Receipt of Consents and Approvals...........................
 Section 7.13  Certain Other Matters.......................................
 Section 7.14  Opinions of Counsel.........................................

                                  ARTICLE VIII
                                   CONDITIONS

 Section 8.1   Conditions to Each Party's Obligations......................
 Section 8.2   Conditions to Obligations of Authority and LIPA Sub.........
 Section 8.3   Conditions to Obligations of Parent and Company.............

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

 Section 9.1   Termination.................................................
 Section 9.2   Effect of Termination.......................................
 Section 9.3   Survival....................................................
 Section 9.4   Amendment...................................................
 Section 9.5   Extension; Waiver...........................................

                                   ARTICLE X
                                   STANDSTILL

 Section 10.1  Standstill..................................................

                                   ARTICLE XI
                                 MISCELLANEOUS

 Section 11.1  Certain Definitions.........................................
 Section 11.2  Notices.....................................................
 Section 11.3  Descriptive Headings........................................
 Section 11.4  Counterparts................................................
 Section 11.5  Entire Agreement; Assignment................................
 Section 11.6  Governing Law...............................................
 Section 11.7  Specific Performance........................................
 Section 11.8  Parties in Interest.........................................
 Section 11.9  Severability................................................
 Section 11.10 Alternative Dispute Resolution..............................

 Schedule A Transferred Assets
 Schedule B Principles and Procedures for Finalizing the Transferred Asset
            Schedule
 Schedule C Transition Work
 Schedule D Tax Matters
 Schedule E Employment Matters
 Schedule F Future Rights
 Schedule G Retained Assets

 Exhibit A  Form of Management Services Agreement
 Exhibit B  Form of Power Supply Agreement
 Exhibit C  Form of Energy Management Agreement
 Exhibit D  Form of Generation Purchase Right Agreement
 Exhibit E  Guaranty Agreement
 Exhibit F  Form of Parent Liabilities Undertaking
 Exhibit G  Form of Authority Liabilities Undertaking
 Exhibit H  Form of Certificate of Designation

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 26, 1997, by and among BL HOLDING CORP., a corporation to be formed as a New York corporation as contemplated herein ("Parent"), LONG ISLAND LIGHTING COMPANY, a New York corporation ("Company"), LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("Authority"), and LIPA ACQUISITION CORP., a New York corporation ("LIPA Sub").

                              W I T N E S S E T H

  WHEREAS, Authority is authorized under the Long Island Power Authority Act, Public Authorities Law Section 1020 et seq. (the "Act") to acquire all or any part of Company's securities or assets; and

  WHEREAS, the Act confers upon Authority the power to condemn the securities and/or assets of Company, including the common stock of Company to be acquired in the proposed transaction, and Authority has previously publicly announced its intention to consider exercising its condemnation power to acquire the common stock or assets of Company if a negotiated transaction cannot be achieved; and

  WHEREAS, The Brooklyn Union Gas Company, a New York corporation ("BU"), Company and Parent have entered into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Exchange Agreement"), which provides for the business combination of BU and Company as peer firms and the formation of Parent as a holding company to manage their combined businesses; and

  WHEREAS, Authority, Company and BU have undertaken negotiations as to various methods of accomplishing the objectives set forth in the Act and in connection with such negotiations, the parties have reached definitive agreement as to the transactions described herein; and

  WHEREAS, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each determined that it is advisable for Authority to cause LIPA Sub to merge with and into Company upon the terms and subject to the conditions set forth herein; and

  WHEREAS, in furtherance of such combination, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each approved the merger (the "Merger") of LIPA Sub with and into Company, in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL"), and upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                       THE MERGER; RELATED TRANSACTIONS

  Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), LIPA Sub shall be merged with and into Company (the "Merger") in accordance with the laws of the State of New York. Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of New York. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  Section 1.2 Effect of the Merger. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and in such certificate of incorporation and (ii) the by-laws of Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, in the certificate of incorporation of the Surviving Corporation and in such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the NYBCL.

  Section 1.3 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII and the consummation of the transactions contemplated by Section 1.4(d), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the NYBCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the time of such filing being the "Effective Time").

  Section 1.4 Related Transactions. In addition to the Merger, the following transactions will be consummated at or prior to the Closing (as defined below):

  (a) Formation of Subsidiaries. Parent and Company shall take all necessary action to form prior to the Closing such subsidiaries (which may be limited liability companies) of Parent (the "Transferee Subsidiaries") which, at the direction of Parent, will, as applicable, (i) enter into at the Closing a management services agreement in the form of Exhibit A attached hereto (the "Management Services Agreement"), a power supply agreement in the form of Exhibit B attached hereto (the "Power Supply Agreement"), an energy management agreement in the form of Exhibit C attached hereto (the "Energy Management Agreement"), a generation purchase right agreement in the form of Exhibit D attached hereto (the "Generation Purchase Right Agreement") and a guaranty agreement in the form of Exhibit E attached hereto (the "Guaranty Agreement") and/or (ii) receive the assets and properties of Company set forth on Schedule A attached hereto (the "Transferred Assets"). Parent, upon written notice to the parties hereto, may direct any portion of the Transferred Assets to be distributed to a particular Transferee Subsidiary; provided, however, that the Transferee Subsidiary which is designated by Parent to receive the assets contemplated by the Generation Purchase Right Agreement to be subject to Company's rights thereunder shall be the Transferee Subsidiary that enters into the Generation Purchase Right Agreement.

  (b) Company shall, reasonably prior to the anticipated Closing Date, form a new New York corporation to act as Parent hereunder and to own, directly or indirectly, all of the stock or other equity interests of the Transferee Subsidiaries, shall provide Authority and LIPA Sub with written notice of such formation and shall cause such new corporation to execute and deliver a counterpart hereof, whereupon such new corporation shall become Parent for all purposes hereof and each other Basic Agreement (as hereinafter defined).

  (c) Company will use reasonable efforts to transfer to a wholly-owned subsidiary of Company its ownership interest in the Nine Mile Point Two Nuclear Power Plant and its interest in all related nuclear fuel and nuclear decommissioning trust funds ("Nine Mile"), but Company's failure to obtain any required consent thereto of any governmental agency or other owner of any interest therein shall not constitute a breach of this Agreement.

  (d)(i) Immediately prior to the Effective Time, Company shall transfer the Transferred Assets to the Transferee Subsidiaries in exchange for, and Parent shall deliver to Company, (i) the Designated Number (as hereinafter defined) of shares of the common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and (ii) up to $75,000,000 face amount of Parent preferred stock in an aggregate face amount and having the rights and terms to be specified in a notice delivered by Parent to each party hereto not later than the date on which the notices of redemption are issued pursuant to Section
1.11 (the "New Parent Preferred Stock"). The "Designated Number" shall be the number of shares of Parent Common Stock specified in a notice delivered by Parent to each party hereto not later than the date on which such notices of redemption are issued pursuant to Section 1.11 and representing Parent's good faith estimate of the net fair market value of the Transferred Assets less the face amount of New Parent Preferred Stock delivered by Parent pursuant to this
Section 1.4(d). Concurrently with such delivery and immediately prior to the Effective Time, Company shall sell for cash in a private placement all shares of New Parent Preferred Stock to one or more persons or entities which are not otherwise shareholders of Company or BU at the Effective Time.

    (ii) Notwithstanding clause (i) of this Section 1.4(d), if the BUGLILCO Transactions (as defined in Section 2.1(b)) have been consummated prior to the Effective Time, the transfer of the Transferred Assets as contemplated by such clause (i) shall be made without the delivery by Parent of any Parent Common Stock or New Parent Preferred Stock.

  Section 1.5 Description of Assets. To the extent that Schedule A hereto (the "Transferred Asset Schedule") does not provide for a full legal description of the Transferred Assets referred to therein, the parties hereto shall revise the Transferred Asset Schedule prior to the Closing in accordance with the principles and procedures set forth on Schedule B attached hereto.

  Section 1.6 Liabilities.

  (a) At the Closing, Parent and each Transferee Subsidiary will execute and deliver to Authority and Surviving Corporation a liabilities undertaking and indemnification agreement in substantially the form of Exhibit F attached hereto (the "Parent Liabilities Undertaking").

  (b) At the Closing, the Authority and the Surviving Corporation will execute and deliver to Parent and each Transferee Subsidiary a liabilities undertaking and indemnification agreement in substantially the form of Exhibit G attached hereto (the "Authority Liabilities Undertaking").

  Section 1.7 Transition Work. The parties agree to take the respective actions set forth on Schedule C attached hereto to prepare for an orderly transition under the Basic Agreements at the Effective Time.

  Section 1.8 Resignations. Parent shall cause each officer and director of Company to resign from each position any such person then holds with Company, effective at the Effective Time.

  Section 1.9 Formation of LIPA Sub. Reasonably prior to the anticipated Closing Date, authority shall cause LIPA Sub to be duly incorporated as a New York corporation and shall cause LIPA Sub to execute a counterpart of this Agreement. Each representation and warranty set forth in Article V with respect to LIPA Sub shall be deemed to have been made on the date of such execution.

  Section 1.10 Charter Amendment. Authority shall cause the Amended and Restated Certificate of Incorporation of Company to be amended as contemplated in the request for a ruling from the Internal Revenue Service with respect to
Section 115 of the Internal Revenue Code of 1986, as amended (the "Code"), not later than the tenth business day after the Effective Time.

  Section 1.11 Certain Other Preferred Stock. Promptly after all conditions to the Closing set forth in Article VIII have been satisfied or waived in accordance therewith (other than Section 8.1(b), provided Company has received assurances satisfactory to Company that such condition can be satisfied), Company shall issue notices of redemption for all outstanding shares of Company Preferred Stock (as defined in Section 4.3) (other than the Series AA Preferred Stock and the other series thereof specifically referred to in
Section 2.1(c)(iii)) and shall pay all amounts due in respect of such redemption as promptly as practicable in accordance with the applicable terms of Company's Amended and Restated Certificate of Incorporation.

                                  ARTICLE II

                              TREATMENT OF SHARES

  Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Company or LIPA Sub:

  (a) Cancellation of Certain Stock. (i) Each share of Company Common Stock and each share of Company Preferred Stock that is owned by Company as treasury stock, and each share of Company Preferred Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 4.1) of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

    (ii) Each share of the common stock of LIPA Sub, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, non-assessable share of common stock of the Surviving Corporation.

  (b) Treatment of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock, other than shares cancelled pursuant to Section 2.1(a) and Company Dissenting Shares (as defined in Section 2.2), shall be cancelled and converted into the right to receive (x) an amount of cash equal to the Cash Purchase Price (as defined in Section 2.1(d)(i)) divided by the number of shares of Company Common Stock outstanding on the Closing Date (the "Common Stock Conversion Amount") and (y) a number of shares of Parent Common Stock (the "Transferred Assets Stock Portion") equal to the number of shares of Parent Common Stock received by Company pursuant to clause (i) of Section 1.4(d) divided by the number of shares of Company Common Stock outstanding on the Closing Date. Each holder of any such share of Company Common Stock shall be deemed hereby to have appointed the Exchange Agent (as defined in Section 2.3(a)) as its agent to subscribe for shares of Parent Common Stock by applying the aggregate Common Stock Conversion Amount for such purchase. The number of shares of Parent Common Stock to be purchased for the Common Stock Conversion Amount shall be (x) 0.880 shares of Parent Common Stock less the Transferred Assets Stock Portion if the transactions contemplated by the Exchange Agreement (the "BUGLILCO Transactions") will be consummated contemporaneously with the transactions contemplated hereby or (y) one share of Parent Common Stock less the Transferred Assets Stock Portion if the BUGLILCO Transactions will not be consummated contemporaneously with the transactions contemplated hereby. Upon such cancellation, all such shares of Company Common Stock shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive Parent Common Stock purchased pursuant to the second sentence of this Section 2.1(b) and distributed pursuant to clause (y) of the first sentence of this Section 2.1(b).

    (ii) Notwithstanding clause (i) of this Section 2.1(b), if the BUGLILCO Transactions have been consummated prior to the Effective Time, each issued and outstanding share of Company Common Stock, shall be cancelled and converted into the right to receive only an amount of cash equal to the Common Stock Conversion Amount and the transactions contemplated by the second and third sentences of such clause (i) shall not occur.

  (c) Treatment of Company Preferred Stock. (i) Each issued and outstanding share of Series AA Preferred Stock other than shares cancelled pursuant to
Section 2.1(a) and Company Dissenting Shares shall be cancelled and converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, non-assessable share of preferred stock, par value $25 per share, of Parent ("Parent Preferred Stock") with identical rights (including dividend rates) and designations to the Series AA Preferred Stock as set forth in the Certificate of Designation attached hereto as Exhibit H. Upon such conversion, each holder of a certificate formerly representing any shares of Series AA Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

    (ii) Each issued and outstanding share of Company Preferred Stock that is subject to optional redemption by Company at or before the Closing Date (other than shares cancelled pursuant to Section 2.1(a) (collectively, "Redeemable Preferred Stock") shall be called for redemption by Company as provided in Section 1.11 and all such shares shall be redeemed for cash by Company in accordance with the terms applicable to such shares. The aggregate amount of accrued but unpaid dividends and redemption premiums payable by Company in respect of such redemptions (the "Aggregate Redemption Premium") shall be paid by Parent to Company not later than two business days prior to the date the applicable redemption price is payable.

    (iii) Each issued and outstanding share of Company Preferred Stock (other than shares cancelled pursuant to Section 2.1(a), Company Dissenting Shares, shares of Series AA Preferred Stock and Redeemable Preferred Stock) (collectively, "Nonredeemable Preferred Stock") shall be cancelled and converted into the right to receive cash in the amount of the sum of (x) the Make-Whole Amount (as hereinafter defined) and (y) accrued but unpaid dividends in respect of such share through the Closing Date. As used herein, "Make-Whole Amount" with respect to each share of Nonredeemable Preferred Stock means an amount equal to the present value of (A) the face or liquidation preference amount, whichever is applicable, of such share and (B) the remaining dividend payments due on such share between the Closing

  Date and the earliest date on which Company may redeem such share, computed using a discount rate equal to the applicable Fair Market Rate divided by
  0.95. "Fair Market Rate" is defined as the Generic General Obligation Fair Market Yield for Baa rated Low/Medium Coupon General Municipal Obligations at the time of the computation as reported on Bloomberg, with a maturity most nearly equal to the period between cancellation and final redemption of such series of Non-redeemable Preferred Stock. The period between cancellation and redemption refers to the period between the Closing Date and: (A) August 1, 2002, with respect to the Series CC Preferred Stock, (B) March 1, 1999, with respect to the Series GG Preferred Stock, (C) May 1, 2001, with respect to the Series QQ Preferred Stock, and (D) October 16, 2018, with respect to the Series UU Preferred Stock. The amount by which the aggregate amount payable pursuant to this Section 2.1(c)(iii) exceeds 100% of the aggregate face or liquidation preference amounts, whichever is applicable, for all shares of Nonredeemable Preferred Stock shall be paid by Parent to the Surviving Corporation at the Effective Time.

  (d) Cash Purchase Price; Adjustment. (i) The "Cash Purchase Price" to be paid by Authority shall be $2,497,500,000.

    (ii) The Cash Purchase Price has been determined based upon the net book value of the Retained Assets (as defined in Section 4.4(b)) of $2,500,800,000 as set forth in the pro forma consolidated balance sheet of Company as of December 31, 1997 prepared by Company (the "Pro Forma Balance Sheet"). The Cash Purchase Price is based upon the assumption that the total long-term indebtedness of Company on the Closing Date shall not exceed $3,576,000,000 (the "Retained Debt Amount"). The Retained Debt Amount shall be adjusted in accordance with the adjustment referred to in
  Section 2.1(d)(vi) (the "Adjustment").

    (iii) No later than 60 days after the Closing Date, Parent shall prepare and deliver to Authority, with a copy to Authority's independent accountants, Price Waterhouse LLP ("Price Waterhouse"), the audited consolidated balance sheet of Company as of the Closing Date (the "Closing Date Balance Sheet") and a statement, as of the Closing Date (the "Statement"), setting forth the amount of the Adjustment and the calculations thereof in reasonable detail and showing the differences between each account contained in the Pro Forma Balance Sheet and the corresponding account in the Closing Date Balance Sheet. The Closing Date Balance Sheet and the Statement shall be prepared in accordance with generally accepted accounting principles used by Company in the preparation of its financial statements for the year ended December 31, 1996 ("GAAP"), using allocation procedures consistent with the procedures used by Company to prepare the Pro Forma Balance Sheet and its audited historical financial statements. During the period required to prepare the Closing Date Balance Sheet, Surviving Corporation will make available the books and records of Surviving Corporation to Parent, its authorized representatives and Parent's independent auditors, Ernst & Young ("E&Y").

    (iv) During the 60-day period following receipt by Authority of the Closing Date Balance Sheet and the Statement, Parent shall make available and shall direct E&Y to make available to Authority and Price Waterhouse copies of the working papers, books and records used in the preparation of the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties at the close of business on the sixtieth day following receipt thereof by Authority, except to the extent that Authority gives written notice of its disagreement with the Closing Date Balance Sheet or the Statement ("Notice of Disagreement") to Parent prior to such date, or if such day is not a business day, the next following business day. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

    (v) During the 30-day period following the delivery of a Notice of Disagreement, Parent and Authority shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Parent and E&Y shall have access to the working papers of Price Waterhouse prepared in connection with their analysis of any matter specified in the Notice of Disagreement, as reasonably requested by Parent, and Authority and Price Waterhouse shall have access to the working papers of E&Y prepared in connection with the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. At the end of such 30-day period, Parent and Authority shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement. The Accounting Firm shall be KPMG Peat Marwick or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and Authority in writing. If Parent and Authority do not agree on the selection of a nationally recognized independent accounting firm, Price Waterhouse and E&Y shall select a third accounting firm to act as the Accounting Firm hereunder. The Adjustment as determined by Parent, as modified (if at all) by resolution of Parent and Authority or by the Accounting Firm, is referred to herein as the "Final Adjustment." The determination of the Accounting Firm as to such matters shall be final and binding on the parties hereto, and Parent and Authority agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.1(d)(v) shall be borne by Parent and Authority in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of E&Y incurred in connection with their certification of the Closing Date Balance Sheet and the Statement and review of any Notice of Disagreement shall be borne by Parent and the fees and disbursements of Price Waterhouse incurred in connection with their review of the Closing Date Balance Sheet, and the Statement shall be borne by Surviving Corporation or Authority.

    (vi) The Retained Debt Amount shall be (A) increased by the amount, if any, by which the net book value of the Retained Assets exceeds
  $2,500,800,000 or (B) decreased by the amount, if any, by which the net book value of the Retained Assets is less than $2,500,800,000.

    (vii) The Transferred Assets shall include all cash held by Company at the Closing except for the net proceeds of the sale of New Parent Preferred Stock. The accounts payable retained by Company immediately following the Closing shall be $101.7 million plus or minus the New Parent Preferred Stock Adjustment as hereinafter defined. To the extent that the amount of such net proceeds from the sale of the New Parent Preferred Stock is more (the "Excess") or less than $75 million (the "Shortfall") the accounts payable retained by the Company immediately following the Closing shall be increased or decreased by the amount of the Excess or Shortfall, respectively, (the "New Parent Preferred Stock Agreement").

  (e) Retained Debt. At the Closing, Parent shall execute and deliver and shall cause each Transferee Subsidiary to execute and deliver, to Company such promissory notes as shall have an aggregate principal amount equal to the excess, if any, of (i) the indebtedness of Company outstanding on the Closing Date (the "Closing Date Debt Amount") over (ii) the Retained Debt Amount and as shall have such rates and maturities (including, without limitation, accelerated maturities resulting from default and voluntary and mandatory prepayments) as shall correspond, to each portion of debt underlying the indebtedness of Company on the Closing Date (the "Promissory Notes"); provided, however, that such interest and principal payment dates shall be adjusted to require payment by Parent, 30 days prior to the corresponding payment dates on the underlying debt, of an amount which, including amounts assured to be earned by Authority while such funds are held by it, will be sufficient to make the corresponding payments. The aggregate excess principal amount shall be allocated to each Promissory Note on a pro rata basis such that the ratio of (x) the principal amount of each Promissory Note to (y) the aggregate excess principal amount shall correspond to the ratio of (A) the principal amount of the corresponding underlying portion of debt to (B) the Closing Date Debt Amount. The Closing Date Debt Amount shall, for the purpose of calculating the aggregate principal amount of such Promissory Notes, be the amount set forth in a certificate signed by the Chief Financial Officer of Company and delivered to Parent and Authority on the Closing Date. Such amount shall be reviewed by E&Y in accordance with Section 2.1(d)(iii) and the actual amount thereof shall be set forth in the Statement. The actual amount shall be subject to review by Price Waterhouse, in accordance with the procedures set forth in Section 2.1(d)(iv), with any disagreements being resolved in accordance with the procedures set forth in Section 2.1(d)(v). Upon the final determination of such amount, the Promissory Notes shall be adjusted on a pro rata basis to reflect the principal amount so determined.

  (f) Credit Rating. (i) If, at any time when any Promissory Notes are outstanding, a Material Decline in Parent's Credit Standing (as defined below) occurs, then within 10 days after such occurrence, Parent shall provide credit enhancement of the Promissory Notes hereunder at its sole cost and expense in the form of a letter of credit securing the Promissory Notes hereunder in a face amount equal to the aggregate outstanding balances of the Promissory Notes, issued by a financial institution whose long-term senior debt is or would be rated "A", or better by at least two nationally recognized rating services.

    (ii) For purposes of this Section, a "Material Decline in Parent's Credit Standing" shall be deemed to have occurred if (1) Parent has long-term senior debt outstanding which is rated by a nationally recognized rating service and Parent's long-term senior debt outstanding is not rated at least "A" by two or more such rating services, or (2) in the sole reasonable opinion of the Authority, in the event that Parent does not have long-term senior debt outstanding or such debt is not rated by at least two nationally recognized rating services, or the credit standing of Parent declines to a level which is insufficient to support at least an "A" credit rating by two or more nationally recognized rating services, whether or not any such debt is outstanding. Parent shall immediately notify the Authority of any Material Decline in Parent's Credit Standing.

    (iii) Upon the occurrence of a Material Decline in Parent's Credit Standing, Parent shall have the right to economically defease the Promissory Notes by delivering to Authority U.S. treasury securities of such maturities and in such principal amounts as shall be sufficient, as reasonably determined by Authority, to produce cash at the times and in the amounts required to pay all amounts due in respect of the indebtedness underlying the Promissory Notes.

  (g) Treatment of Debt at Closing. (i) The parties shall cooperate with each other to effect refinancings, repayments, amendments of Company's outstanding indebtedness and other related transactions with the intention of minimizing the aggregate principal amount of the Promissory Notes and maximizing the amount of Company's tax-exempt indebtedness at the Effective Time.

    (ii) No party shall be required by this Section 2.1(g) to effect any transaction that it reasonably determines to be financially adverse to it by comparison to the transactions contemplated by Section 2.1(e).

  (h) Assumption of Certain Debt. Subject to obtaining all required consents, Parent will assume at Closing (i) the 7.3% Debentures due July 15, 1999, with an approximate aggregate principal amount currently outstanding of $397 million and (ii) the 8.20% Debentures due March 15, 2023, with an approximate aggregate principal amount currently outstanding of $270 million. Certain other tax exempt authority financing notes will be identified by the parties and assumed by Parent (subject to obtaining all required consents and to the parties' tax counsel's concurrence).

  (i) Accounts Receivable and Accrued Unbilled Revenues. Parent will be entitled to/responsible for any over/undercollection in excess of $500,000 of the retained customer accounts receivable and accrued unbilled revenues on the Closing Date Balance Sheet. Prior to the Closing Date, the parties will develop a mutually agreed upon methodology that will measure such collections.

  Section 2.2 Dissenting Shares. Shares of Common Stock, Series AA Preferred Stock or Nonredeemable Preferred Stock held by any holder entitled to relief as a dissenting shareholder under Section 910 of the NYBCL (the "Company Dissenting Shares") shall not become the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock), but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL, unless and until the right of such holder to receive fair cash value for such Company Dissenting Shares terminates in accordance with Section 623 of the NYBCL. If such right is terminated otherwise than by the purchase of such shares by Company or LIPA Sub, then such shares shall cease to be Company Dissenting Shares and shall represent the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock).

  Section 2.3 Issuance of Parent Shares.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with such bank or trust company as shall have been mutually agreeable to Company and Authority prior to the Effective Time (the "Exchange Agent"), certificates representing Parent Shares required to effect the issuances referred to in Section 2.1(b) and Section 2.1(c)(i). If Company and Authority shall not have agreed on the Exchange Agent prior to the Effective Time, the bank or trust company then serving as registrar and transfer agent for the Series AA Preferred Stock shall be selected to act as Exchange Agent for the Series AA Preferred Stock. The shares of Parent Common Stock subscribed for by the Exchange Agent as agent for the holders of Company Common Stock pursuant to
Section 2.1(b) and the shares of Parent Common Stock constituting the Transferred Assets Stock Portion, together with the shares of Parent Preferred Stock for which the shares of Series AA Preferred Stock are to be exchanged pursuant to Section 2.1(c)(i), are referred to herein collectively as the "Parent Shares."

  (b) Procedures for Issuance of Parent Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Series AA Preferred Stock or Company Common Stock, as applicable (the "Cancelled Shares") that were cancelled and became instead, directly or indirectly, the right to receive the applicable Parent Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Company and Authority), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of Parent Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of Company a certificate representing the proper number of Parent Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares as contemplated by this
Section 2.3.

  (c) Distributions with respect to Unsurrendered Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Shares issued in consideration therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Shares.

  (d) Closing of Transfer Books. From and after the Effective Time, the stock transfer book of the Company shall be closed and no transfer of any capital stock of the Company shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Parent Shares, as provided in this Section 2.3.

  (e) Termination of Exchange Agent. Any certificates representing Parent Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. Parent shall not be liable to any person for such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                    CLOSING
  Section 3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the redemption of all series of Company Preferred Stock contemplated to be redeemed pursuant to Section 1.11 at 10:00 a.m., at such place on Long Island or other time as shall be agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

  Each of Parent and Company hereby represents and warrants to Authority and LIPA Sub as follows:

  Section 4.1 Organization and Qualification. Except as contemplated by
Section 1.4, as set forth in Section 4.1 of the Parent Disclosure Schedule (as defined in Section 7.4), each of Parent, Company and each of the Company Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement,
(a) the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person and (b) the term "Company Subsidiary" shall mean a Subsidiary of Company.

  Section 4.2 Subsidiaries. Section 4.2 of the Parent Disclosure Schedule sets forth a description as of the date hereof of all Company Subsidiaries and Joint Ventures of Company ("Company Joint Ventures"), including (a) the name of each such entity and Company's interest therein, and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, none of Company Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of Company and of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and, as of the Closing Date, will be owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest and (b) the term "Company Joint Venture" shall mean those of the joint ventures of Company or any Company Subsidiary identified as a Company Joint Venture in Section 4.2 of the Parent Disclosure Schedule.

  Section 4.3 Capitalization. The authorized capital stock of Company is as set forth in the Transition Report on Form 10-Q for the transition period from January 1, 1997 to March 31, 1997. The number of issued and outstanding shares of common stock, par value $5 per share, of Company ("Company Common Stock") and preferred stock of Company (the "Company Preferred Stock"), and each series thereof, as of December 31, 1996, are as set forth in Company's Annual Report on Form 10k for the year ended December 31, 1996, and Company has neither issued, sold, redeemed or repurchased any shares of Company Preferred Stock since December 31, 1996. All of the issued and outstanding shares of the capital stock of Company are validly issued, fully paid, nonassessable (subject to Section 630 of the NYBCL) and free of preemptive rights. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent, Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Parent to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights of Company which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Company.

  Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. Each of Parent and Company has all requisite power and authority to enter into each of this Agreement, the Management Services Agreement, the Power Supply Agreement, the Energy Management Agreement, the Generation Purchase Right Agreement, the Guaranty Agreement, the Parent Liabilities Undertaking, the Authority Liabilities Undertaking and the Promissory Notes (collectively, the "Basic Agreements") to which it is a party, and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby and thereby. Each of the applicable Transferee Subsidiaries will, at the Effective Time, have all requisite power and authority to enter into each of the Basic Agreements to which it is a party, and, subject to the Parent Required Statutory Approvals, to consummate the transactions contemplated thereby. The execution and delivery of each of the Basic Agreements to which Parent or Company is a party and the consummation by Parent and Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Company, other than the Company Shareholder Approval (as defined in Section 4.11). The execution and delivery of each of the Basic Agreements to which the applicable Transferee Subsidiaries are a party and the consummation of the transactions contemplated thereby will, at the Effective Time, be duly authorized by all necessary corporate action on the part of such Transferee Subsidiaries. This Agreement has been duly and validly executed and delivered by Parent and Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto (other than LIPA Sub), constitutes the valid and binding obligation of Parent and Company, enforceable against each of them in accordance with its terms.

  (b) Non-Contravention. Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent or Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets contemplated hereby to be owned at the Effective Time (x) by Company or (y) by any Company Subsidiary or Company Joint Ventures not constituting a portion of the Transferred Assets (collectively, and as described in Schedule G, the "Retained Assets") (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to Parent, Company or any Company Subsidiaries, such term when used in Article V having a correlative meaning with respect to Authority and LIPA Sub) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, Company or any of the Company Subsidiaries or the Company Joint Ventures, (ii) subject to obtaining the Parent Required Statutory Approvals and the receipt of the Company Shareholder Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures or any Retained Asset or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any Retained Asset may be bound or affected.

  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent, Company or a Transferee Subsidiary is a party or the consummation by Parent, Company and the Transferee Subsidiaries of the transactions contemplated hereby and thereby, except as described in Section 4.4(c) of the Parent Disclosure Schedule (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) Compliance. Except as set forth in Section 4.4(d) or Section 4.9 of the Parent Disclosure Schedule, Schedule D (Tax Matters) or Schedule E (Employment Matters) hereto, or as disclosed in the Parent SEC Reports (as defined in
Section 4.5) filed prior to the date hereof (i) neither Parent, Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture is, with respect to any Retained Asset, in material violation of, is, with respect to any Retained Asset, under investigation with respect to any material violation of, or, with respect to any Retained Asset, has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, and (ii) (other than as covered under clause (i) of this Section 4.4(d)) neither Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the Parent Disclosure Schedule or in Section 4.9 of the Parent Disclosure Schedule, Company and the Company Subsidiaries and Company Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in
Section 4.4(d) of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any Retained Asset is subject.

  Section 4.5 Reports and Financial Statements. The filings required to be made by Parent, Company and the Company Subsidiaries since January 1, 1994 under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the 1935 Act, the Federal Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent or Company has made available to Authority or LIPA Sub a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or Company with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"). As of their respective dates, the

Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company included in the Parent SEC Reports have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the respective certificates of incorporation and by-laws of Parent and Company, as in effect on the date hereof, are included (or incorporated by reference) in the Parent SEC Reports.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the Parent Disclosure Schedule, since December 31, 1995, Parent, Company and each of the Company Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the Retained Assets or the properties, business, operations, financial condition or prospects of the business relating to the Retained Assets taken as a whole or a material adverse decline in the electric rate savings projections presented to the Authority at its June 16, 1997 meeting to be realized after the Closing (a "Material Adverse Effect").

  Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 4.7 or Section 4.9 of the Parent Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Parent and Company, threatened, nor are there, to the knowledge of Parent and Company, any material investigations or reviews pending or threatened against, relating to or affecting Company or any of the Company Subsidiaries, (ii) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Company or any of the Company Subsidiaries.

  Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of the Company shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 Environmental Protection. Except as set forth in Section 4.9 of the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date hereof:

  (a) Compliance. The operation and activities of the Company and each of the Company Subsidiaries are, and have been, in material compliance with all Environmental Laws (as defined in Section 4.9(g)(ii)) applicable to the Retained Assets; and neither Parent, Company nor any of the Company Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

  (b) Environmental Permits. Company and each of the Company Subsidiaries has obtained or has applied for all material environmental health and safety permits and all other governmental licenses, permits, and authorizations (collectively, the "Environmental Permits") necessary for the construction of facilities constituting part of the Retained Assets or the ownership or operation of such facilities or Retained Asset, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

  (c) Environmental Claims. There is no material Environmental Claim (as defined in Section 4.9(g)(i)) pending (i) against Company or any of the Company Subsidiaries or Company Joint Ventures, (ii) to the best knowledge of Parent and Company, against any person or entity whose liability for any Environmental Claim Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Company or any of the Company Subsidiaries owns or formerly owned or, to the best knowledge of Parent and Company, any real or personal property or operations which Company or any of the Company Subsidiaries leases or manages or formerly leased or managed, in each case, in whole or in part.

  (d) Releases. Parent and Company have no knowledge of any material Releases (as defined in Section 4.9(g)(iv)) of any Hazardous Material (as defined in Section 4.9(g)(iii)), that would be reasonably likely to form the basis of any material Environmental Claim against Company or any of the Company Subsidiaries, or against any person or entity whose liability for any material Environmental Claim Parent or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

  (e) Predecessors. Parent and Company have no knowledge, with respect to any predecessor of Company or any of the Company Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

  (f) Disclosure. Parent and Company have disclosed to Authority or LIPA Sub all material facts which Parent reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Company pollution control equipment currently required or known to be required in the future with respect to the Retained Assets; (ii) current Company remediation costs or Company remediation and site monitoring costs known to be required in the future with respect to the Retained Assets; or (iii) any other environmental matter affecting Company with respect to the Retained Assets.

  (g) As used in this Agreement:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Company or any of the Company Subsidiaries or Company Joint Ventures and constituting a portion of the Retained Assets (for purposes of this Section 4.9); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law with respect to the Retained Assets; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials with respect to the Retained Assets.

    (ii) "Environmental Laws" means all federal, state, local laws, ordinances, rules and regulations relating to health and safety, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Company or any of the Company Subsidiaries or Company Joint Ventures operates using any Retained Assets (for purposes of this Section 4.9).

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, surface or subsurface soil, surface water, saltwater shoreline or floor bottom, groundwater or property from or affecting any Retained Assets.

  Section 4.10 Regulation as a Utility. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, neither Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 4.11 Vote Required. The following are the only votes ("Company Shareholder Approval") of the holders of any class or series of the capital stock of Company or any of its subsidiaries required to adopt this Agreement, the other Basic Agreements and the other transactions contemplated hereby and thereby:

    (a) the adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of Company Common Stock and Company Preferred Stock (other than the Redeemable Preferred Stock redeemed in accordance with Section 2.1(c)(ii)), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

    (b) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Preferred Stock (other than such Redeemable Preferred Stock), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

    (c) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Common Stock, voting separately as a class; and

    (d) the adoption of this Agreement by a majority of the votes entitled to be cast by holders of Series AA Preferred Stock and each series of Nonredeemable Preferred Stock, in each case voting as a separate class.

  Section 4.12 Insurance. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Company and the Company Subsidiaries during such time period. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent, Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Company or any of the Company Subsidiaries. The insurance policies of Company and each of the Company Subsidiaries are valid and enforceable policies in all material respects.

  Section 4.13 Disclosure. No representations or warranties by Parent or Company in this Agreement and no statement contained in any document furnished by Parent or Company to Authority or LIPA Sub pursuant to the provisions of, or in connection with the transactions contemplated by this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

  Authority represents and warrants to Parent and Company as follows:

  Section 5.1 Organization. Authority is a corporate municipal instrumentality and political subdivision of the State of New York and was created by legislation of the State of New York (Chapter 517 of the 1986 Laws of New
York). LIPA Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Authority and LIPA Sub has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

  Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. Each of Authority and LIPA Sub has all requisite power and authority to enter into this Agreement and each of the other Basic Agreements to which it is a party and, subject to the Authority Required Statutory Approvals (as defined in Section 5.2(c)) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Authority and LIPA Sub and each of the other Basic Agreements to which it is a party and the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Trustees of Authority and the Board of Directors of LIPA Sub; no other corporate proceedings on the part of each of Authority and LIPA Sub are necessary to authorize this Agreement, each of the other Basic Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Authority and LIPA Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, this Agreement constitutes the valid and binding obligation of Authority and LIPA Sub, enforceable against each of Authority and LIPA Sub in accordance with its terms.

  (b) Non-Contravention. The execution and delivery of this Agreement and each of the other Basic Agreements by Authority or LIPA Sub does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of LIPA Sub, (ii) subject to obtaining the Authority Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Authority or LIPA Sub or (iii) any provisions of any material note, bond, mortgage, indenture, deed of trust license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Authority or LIPA Sub is a party or by which it or any of its properties or assets may be bound.

  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement and each of the other Basic Agreements by each of Authority and LIPA Sub or the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby, except as set forth in writing by Authority (the "Authority Required Statutory Approvals").

  Section 5.3 Disclosure. No representations or warranties by Authority or LIPA Sub in this Agreement and no statement contained in any document furnished by Authority or LIPA Sub to Parent or Company pursuant to the provisions of, or in connection with the transactions contemplated by, this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

  Section 5.4 Ownership of LIPA Sub; No Prior Activities. LIPA Sub is a direct, wholly owned subsidiary of Authority and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, LIPA Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  Section 5.5 Ownership of Company Common Stock. Neither Authority nor LIPA Sub "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or Company Preferred Stock.

                                  ARTICLE VI

                                   COVENANTS

  Section 6.1 Covenants of Parent and Company. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Parent and Company agree as follows, as to themselves and to each of the Company Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the other Basic Agreements or to the extent the other parties hereto shall otherwise consent in writing:

  (a) Ordinary Course of Business. With respect to the Retained Assets only, Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Company and the Company Subsidiaries may, with the prior approval of Authority or LIPA Sub, engage in transactions out of the ordinary course of business relating to the Retained Assets, such approval not to be unreasonably withheld or delayed; provided, however, that the following will not be subject to Authority's or LIPA Sub's prior approval: any transaction involving the Transferred Assets; provided, however, that such approval will be required for (A) any transaction that would impair the applicable Transferee Subsidiary's ability to perform its obligations under any Basic Agreement or that would violate any term of the Generation Purchase Right Agreement or (B) any transaction whereby Company enters into a capacity or transmission purchase agreement relating to the purchase of more than 75 megawatts of capacity or having a term which extends beyond March 19, 1999.

  Except as set forth in Section 6.1(a) of the Parent Disclosure Schedule or as contemplated in this Section 6.1(a), neither Company nor any of the Company Subsidiaries shall make any change in the line of business involving the Retained Assets in which it engages as of the date hereof which involves any material investment of assets or resources or any material exposure to liability or loss to the Retained Assets taken as a whole.

  (b) Charter Documents. Company shall not amend nor propose to amend its certificate of incorporation, by-laws or regulations, or similar organizational documents, except as contemplated herein or as set forth in
Section 6.1(b) of the Parent Disclosure Schedule.

  (c) No Acquisitions. Except as set forth in Section 6.1(c) of the Parent Disclosure Schedule or as contemplated in Section 6.1(a), neither Company nor any of the Company Subsidiaries shall acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, in a transaction relating to the Retained Assets, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire, in a transaction relating to the Retained Assets, a material amount of assets other than in the ordinary course of business consistent with past practice.

  (d) Capital Expenditures. Except as set forth in Section 6.1(d) of the Parent Disclosure Schedule, or as required by law, neither Company nor any of the Company Subsidiaries shall make capital expenditures or commitments relating to the Retained Assets in an aggregate amount significantly less or significantly more than the amounts projected therefor in Company's 1996 electric rate filing.

  (e) No Dispositions. Except as set forth in Section 6.1(e) of the Parent Disclosure Schedule or as contemplated by Section 6.1(a), singularly or in the aggregate, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any of the Retained Assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice and other than dispositions of Retained Assets by Company and the Company Subsidiaries of less than $10 million in the aggregate; provided, however, that notwithstanding the foregoing, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any attachment or similar rights.

  (f) Indebtedness. Except as contemplated by any Basic Agreement, neither Company nor any of the Company Subsidiaries shall incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than incurrences to refinance existing indebtedness, incurrences of debt that will be assumed by Parent and/or one or more Transferee Subsidiaries at the Closing and other than as set forth in Section 6.1(f) of the Parent Disclosure Schedule.

  (g) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(g) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall
(i) commence construction of any additional electric generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating, transmission or delivery capacity except as provided in clause (B) of the second proviso to Section 6.1(a) or as set forth in the budget of Company on the date hereof as set forth in Section 6.1(d) of the Parent Disclosure Schedule.

  (h) Accounting. Except as set forth in Section 6.1(h) of the Parent Disclosure Schedule, Parent and Company shall not, nor shall Parent and Company permit any of the Company Subsidiaries to, make any changes in their accounting methods or principles, except as required by law, rule, regulation or GAAP.

  (i) Affiliate Transactions. Except as set forth in Section 6.1(i) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall enter into any material agreement or arrangement with any of their respective affiliates (other than those wholly-owned subsidiaries which will constitute Retained Assets) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

  (j) Cooperation, Notification. Parent and Company shall, and shall cause the Company Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Authority or LIPA Sub to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify Authority or LIPA Sub of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise Authority or LIPA Sub of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect; and
(iv) promptly provide Authority or LIPA Sub with copies of all filings made by Parent or Company or any of the Company Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with any Basic Agreement and the transactions contemplated hereby and thereby or the Retained Assets.

  (k) Rate Matters. Parent and Company shall, and shall cause the Company Subsidiaries to, notify Authority or LIPA Sub of any changes in its or Company's rates or charges (other than pass-through fuel rates or charges, but including, without limitation, gas rates or charges), standards of service or accounting from those in effect on the date hereof. Without the consent of Authority (which consent will not be unreasonably withheld), Company shall not file or prosecute any rate case or other nonroutine proceeding before the Public Service Commission of the State of New York (the "PSC") or FERC or any appeal therefrom, except for cases or proceedings (i) relating solely to pass-through fuel or gas rates or charges,
(ii) required to be made by order of the PSC or FERC, (iii) relating solely to the Transferred Assets or (iv) involving commercial or contractual disputes which are required to be resolved through such proceedings; provided, however, that if Company reasonably believes that a matter threatens the financial viability of Company, it may defend or prosecute such matter before the PSC or FERC. Either in seeking consent from Authority or if Company has the right to defend or prosecute a matter as contemplated herein, Company shall provide 30 days prior notice to Authority (including, upon request of Authority, copies of draft documentation) of any proposed filing with the PSC or FERC unless Company reasonably determines that circumstances require action within such 30 day period, in which event Company shall provide Authority with as prompt notice as is practicable. The parties will consult with each other with respect to all matters described in the preceding two sentences.

  (l) Third-Party Consents. Parent and Company shall, and shall cause the Company Subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify Authority or LIPA Sub of any failure or prospective failure to obtain any such consents and, if requested by Authority or LIPA Sub, shall provide copies of all Parent Required Consents obtained by Parent or Company to Authority or LIPA Sub.

  (m) No Breach, Etc. Parent and Company shall not, nor permit any of the Company Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of any Basic Agreement, as the case may be, or in any of its representations and warranties set forth in any Basic Agreement, as the case may be, being untrue on and as of the Closing Date or any condition to their obligation to close not being satisfied.

  (n) Tax-Exempt Status. Parent and Company shall not, nor shall Parent and Company permit, any Company Subsidiary to, take any action that would likely jeopardize the qualification of Company's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

  (o) Tax Matters. Except with respect to the matters set forth in the LILCO Tax Matters Disclosure Schedule attached to Schedule D, Parent and Company shall not make or rescind any material express or deemed election relating to taxes, settle (other than within established reserves) or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of their respective federal income tax returns for the taxable year ending December 31, 1995, except as may be required by applicable law.

  (p) Contracts. Subject to Section 6.1(a) and except as set forth in Section 6.1(p) of Parent Disclosure Schedule, Parent and Company shall not, other than in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material franchise, contract or agreement to which Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims, provided, however, that Parent and Company shall not enter into new power supply agreements, or amend existing power supply or transmission agreements, without prior approval of Authority (which approval will not be unreasonably withheld).

  (q) Insurance. Parent and Company shall, and shall cause the Company Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by Parent, Company or the Company Subsidiaries.

  (r) Permits. Parent and Company shall, and shall cause the Company Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which Company or the Company Subsidiaries own and operate any Retained Asset.

  (s) Compliance with Law: Permits. The operations and activities of Company, and the ownership, possession, maintenance and operation of the Retained Assets, have complied and are in compliance, in all respects, with all applicable federal, state and local laws, statutes, acts, regulations, codes, ordinances, rules, judgments, orders, decrees, judgments, injunctions, or notices or demand letters issued or promulgated or approved thereunder ("Applicable Law"). Except as set forth in Section 6.1(s) of Parent Disclosure Schedule, Company has all material federal, state, and local governmental licenses, permits, approvals, franchises and other authorizations ("Permits") as are necessary in order for it to conduct the business conducted with the Retained Assets. No material violations have been recorded in respect of any Permits and no proceeding is pending or, to the knowledge of Parent or Company, threatened with respect to the limitation or revocation of any Permit.

  Section 6.2 Covenants of Authority and LIPA Sub.

  (a) Filings. Authority and LIPA Sub shall promptly provide Parent and Company with copies of all filings made by Authority or LIPA Sub with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement or any Basic Agreement and the transactions contemplated hereby and thereby.

  (b) Third-Party Consents. Authority and LIPA Sub shall use all commercially reasonable efforts to obtain all Authority Required Consents. Authority shall promptly notify Parent and Company of any failure or prospective failure to obtain any such consents and, if requested by Parent or Company, shall provide copies of all Authority Required Consents obtained by Authority and LIPA Sub to Parent and Company.

  (c) No Breach, Etc. Authority and LIPA Sub shall not willfully take any action that would or is reasonably likely to result in (x) a material breach of any provision of this Agreement or any other Basic Agreement, as the case may be, (y) any of their representations and warranties set forth in this Agreement or in any other Basic Agreement being untrue on and as of the Closing Date or (z) any condition to their obligations to close not being satisfied.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 Access to Information. Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, investment bankers, financial advisors, engineers and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, each party shall furnish promptly to the other (i) access to each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the PSC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors and officers and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. In addition, Company and Parent shall promptly furnish to Authority upon request all such information as may be necessary or desirable in order that Authority may obtain the financing referred to in Section 8.1(f).

  Section 7.2 Proxy Statement and Registration Statement. Company will prepare and file with the SEC as soon as reasonably practicable after the date hereof the registration statement relating to the Parent Shares (the "Registration Statement") and the Proxy Statement. The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement.

  Section 7.3 Shareholder Approval. Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of securing the approval of its shareholders, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws,
(iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareowners the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Authority with respect to each of the foregoing matters. In the event that during the special meeting of shareholders referred to above the Company Shareholder Approval is initially not obtained, Company shall adjourn the meeting for a reasonable period and Company and Parent shall take such actions as may be necessary or desirable in order to obtain the Company Shareholder Approval when such meeting is reconvened.

  Section 7.4 Disclosure Schedule. (a) On the date hereof, Parent has delivered to Authority a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Parent Disclosure Schedule is being delivered pursuant to this Section 7.4(a). The Parent Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of Parent hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Parent Disclosure Schedule.

  (b) Not later than 30 days before the date scheduled for the Closing, Parent shall deliver to Authority a revised Parent Disclosure Schedule (the "Updated Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Updated Parent Disclosure
Schedule is being delivered pursuant to this Section 7.4(b). The Updated Parent Disclosure Schedule shall contain the information Parent believes would be required to comply with the condition set forth in Section 8.2(b) (but for purposes solely of this Section 7.4(b), as if such Section 8.2(b) did not contain any reference to Material Adverse Effect). No liability shall arise under any Basic Agreement by reason of the delivery of the Updated Parent Disclosure Schedule or, after the Effective Time, by reason of any matter disclosed therein.

  Section 7.5 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, and shall use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Parent Required Statutory Approvals and the Authority Required Statutory Approvals. Parent, Company, Authority and LIPA Sub shall cooperate in good faith and consult with each other on all components of, significant steps towards the completion of, and significant amendments to, the applications to obtain the Parent Required Statutory Approvals and the Authority Required Statutory Approvals, and with respect to material filings, communications, agreements, arrangements or consents, written or oral, formal or informal, relating to applications for such Approvals.

  Section 7.6 Public Announcements. Parent, Company, Authority and LIPA Sub will cooperate with each other in the development and distribution of all news releases and other joint public information disclosures with respect to this Agreement and any other Basic Agreement or any of the transactions contemplated hereby.

  Section 7.7 Confidentiality. (a) Company Request. The parties acknowledge that certain information that may be furnished pursuant to the provisions of this Agreement may be confidential and proprietary to Company. The Company and Parent each acknowledges that Authority may be required to disclose information upon request under applicable law. The Company shall have the right to request Authority in writing not to publicly disclose any information which Company believes to be confidential or proprietary and not subject to public disclosure under applicable law, and such request will be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-confidential and non-proprietary information. At Company's request, Authority and its Representatives given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to applicable law.

  (b) Authority Non-Disclosure. If Authority receives a request from the public for the disclosure of any information designated as confidential or proprietary by Company pursuant to subsection (a) of this Section 7.7, Authority (1) shall use reasonable efforts, consistent with applicable law, to provide notice to Company of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with applicable law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (c) of this Section 7.7. Company shall indemnify, hold harmless and defend Authority against all losses incurred from the withholding from public disclosure of information designated as confidential or proprietary by Company or otherwise requested by Company to be withheld.

  (c) Previously Furnished Information. Company hereby permits Authority and its Representatives to obtain all information previously furnished by Company to Bear, Stearns & Co. Inc. and certain other persons pursuant to the letter dated October 11, 1995, (as amended to date) subject to the terms and conditions of this Section 7.7. Authority agrees that all such information (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) shall be deemed to be delivered to Authority pursuant to the procedures set forth in Section 7.7(a) for the purpose of identifying confidential or proprietary information.

  (d) Restriction on Use. Authority and LIPA Sub may not use any confidential or proprietary information disclosed to either of them by Company (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) in taking any action described in clauses (a), (b), (c) or (d) of Article X at any time after the date hereof.

  (e) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by Company, Authority may disclose the following: (1) information which is known to Authority without any restriction as to disclosure or use at the time it is furnished, (2) information which is or becomes generally available to the public without breach of any agreement, (3) information which is received from a third party without limitation or restriction on such third party or Authority at the time of disclosure, or (4) following notice to Company pursuant to subsection (b) of this Section, information which, in the opinion of counsel for Authority, is required to be disclosed under any applicable law, an order of a court of competent jurisdiction, or a lawful subpoena.

  Section 7.8 Certain Litigation.

  (a) Class Settlement. After the date hereof, Company and Authority shall jointly file an appropriate motion before the court having jurisdiction over the Class Settlement (as hereinafter defined) to obtain a modification of the final order approving such Class Settlement which would permit the payment in full at the Closing of all amounts remaining unpaid with respect to such Class Settlement, discounted to such present value as Authority and Company may agree and such court may approve. As used herein, "Class Settlement" shall mean the class settlement which became effective on June 28, 1989 and resolved a civil lawsuit against Company brought under the federal Racketeer Influenced and Corrupt Organizations Act.

  (b) Tax Cases. With respect to all tax cases relating to property taxes or payments in lieu of property taxes assessable against any of the assets and properties of Company as of the date hereof, and other similar tax claims arising prior to the Closing Date (which shall constitute Retained Assets), Company will enter into appropriate standstill agreements and maintain the current status of such cases; provided, however, if any taxing authority increases, directly or indirectly, or purports to increase, directly or indirectly, the assessed value of any Transferred Asset (other than in respect of property additions or general increases in assessments), then Company may pursue any judicial remedy it deems advisable in connection therewith. Notwithstanding the foregoing, if any taxing authority, at any time prior to the Closing, asserts a claim for property taxes or payments in lieu of property taxes which Company reasonably believes is not authorized by statute or asserts a right to value a taxable property in a method other than in accordance with applicable New York State rules and regulations, then Company may take such actions as it reasonably determines to be necessary or advisable to protect its interests, but shall not otherwise pursue its claims pending the Closing or the termination of this Agreement.

  (c) Phase I Rebates. Upon the Closing, Parent will immediately pay Authority $15 million in respect of the Phase I judgment relating to the Shoreham property tax case for distribution to ratepayers.

  Section 7.9 Expenses. All costs and expenses incurred in connection with this Agreement and any other Basic Agreement and the transactions contemplated hereby (including, without limitation, any termination fees and expense reimbursements payable by Company pursuant to the Exchange Agreement or to its officers or directors in respect of severance, change of control or similar agreements) shall be paid by the party incurring such expenses. Any such cost or expense of Company not paid or otherwise discharged at or prior to the Closing shall be paid or reimbursed by Parent and the Transferee Subsidiaries pursuant to the Parent Liabilities Undertaking and shall not be included in the Closing Date Balance Sheet.

  Section 7.10 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transactions contemplated hereby in accordance with the terms hereof.

  Section 7.11 Purchase Price Allocation. At or prior to the Closing, the parties shall jointly prepare and agree to an allocation for federal income tax purposes pursuant to Section 1060 of the Code of the purchase price payable by Parent in respect of the transfer of the Transferred Assets.

  Section 7.12 Receipt of Consents and Approvals. Each party agrees to respond promptly to any request for any consent or approval from any other party contemplated by this Agreement and any third party consent or statutory approval required hereunder. Each party shall designate representatives who shall be authorized to address any request for any such consents or approvals. Any act of any such representative with respect to such approvals and consents shall be binding upon the party that designates such representative.

  Section 7.13 Certain Other Matters. The provisions set forth in Schedules D (Tax Matters), E (Employment Matters) and F (Future Rights) attached hereto are hereby incorporated by reference as if set forth herein in their entirety.

  Section 7.14 Opinions of Counsel. In addition, Parent and Company shall deliver to Authority such opinions of counsel for Parent and Company as to the agreements to be entered into in connection with the transactions contemplated by the Basic Agreements, in customary form for financing transactions, as to the matters of law covered by the representations of Parent and Company and the Transferee Subsidiaries in the Basic Agreements, similar matters of law with respect to such other agreements and as to such other matters of law as Authority may reasonably request, together with appropriate certified authorizing resolutions and incumbency certificates.

                                 ARTICLE VIII

                                  CONDITIONS

  Section 8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

  (a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated by this Agreement and the other Basic Agreements shall have been issued and be continuing in effect, and this Agreement and the other Basic Agreements and the transactions contemplated hereby and thereby shall not have been prohibited under any applicable federal or state law or regulation.

  (b) Statutory Approvals. The Parent Required Statutory Approvals and the Authority Required Statutory Approvals shall have been obtained at or prior to the Closing Date, such approvals shall have become Final

Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations Parent, which would be materially inconsistent with the agreements of the parties contained herein or in the Basic Agreements or would have (or, insofar as reasonably can be foreseen could have) a Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

  (c) Basic Agreements. The relevant parties shall have entered into each other Basic Agreement.

  (d) Tax Rulings. Favorable private letter rulings reasonably satisfactory to each of the parties hereto shall have been received from the IRS with respect to the application of Section 337(d) of the Code.

  (e) Consummation of Exchange Transaction. Either (i) the transactions contemplated by the Exchange Agreement shall have been consummated, (ii) the Exchange Agreement shall have been terminated or (iii) all conditions to such consummation shall have been satisfied or waived in accordance with the terms of the Exchange Agreement and such transactions will be consummated promptly after the Closing.

  (f) Financing. Authority shall have obtained financing in an amount sufficient to acquire the Common Stock and the Non-Redeemable Preferred Stock and redeem the Redeemable Preferred Stock and the bonds issued in connection therewith shall have received ratings pursuant to rating applications which contemplate the issuance of up to $7.3 billion for such purpose and for the purpose of refinancing Company debt.

  Section 8.2 Conditions to Obligations of Authority and LIPA Sub. The obligations of Authority and LIPA Sub to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date, of the following conditions, except as may be waived by Authority or LIPA Sub in writing pursuant to
Section 9.5:

  (a) Performance of Obligations of Parent and Company. Each of Parent and Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed by it at or prior to the Closing Date.

  (b) Representations and Warranties. The representations and warranties of Parent and Company set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

  (c) Closing Certificates. Authority shall have received a certificate signed on behalf of Parent and Company by the Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such Officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

  (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

  (e) Parent Required Consents. The Parent Required Consents shall have been obtained, except for those consents the failure of which to obtain would not have a Material Adverse Effect.

  (f) Formation of Parent Subsidiaries. The Transferee Subsidiaries will have been duly formed and organized.

  (g) Tax Rulings. Favorable private letter rulings reasonably satisfactory to Authority shall have been received from the IRS with respect to the application of Sections 103 and 115 of the Code.

  (h) Rate Savings Determination. Authority shall have made the final rate savings determination required under its governing statute.

  Section 8.3 Conditions to Obligations of Parent and Company. The obligations of Parent and Company to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions, except as may be waived by Parent and Company in writing pursuant to Section 9.5:

  (a) Performance of Obligations of Authority and LIPA Sub. Authority and LIPA Sub shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed at or prior to the Closing Date.

  (b) Representations and Warranties. The representations and warranties of each of Authority and LIPA Sub set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases
(i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

  (c) Closing Certificates. Parent shall have received a certificate signed on behalf of Authority by the Executive Director of Authority, dated the Closing Date, to the effect that, to the best of such Executive Director's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

  (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  Section 9.1 Termination. This Agreement may be terminated prior to the Closing Date:

  (a) by mutual written consent of the Board of Directors of Company and the Board of Trustees of Authority;

  (b) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, if the Closing shall not have occurred on or before August 31, 1998 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(b), 8.1(d) or 8.2(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 28, 1999.

  (c) by Parent or Company, upon two days' prior notice to Authority, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination made by a party other than Authority or any of its affiliates prior to Company having obtained Company Shareholder Approval, the Board of Directors of Company determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Company shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Authority in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Authority to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms;

  (d) by Authority, by written notice to Parent and Company, if (i) there exist breaches of the representations and warranties of Parent and Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent or Company shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Parent or any committee thereof
(A) shall withdraw or modify in any manner adverse to Authority or LIPA Sub its approval or recommendation of this Agreement or the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Authority's or LIPA Sub's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B);

  (e) by Parent or Company, by written notice to Authority and LIPA Sub, if
(i) there exist material breaches of the representations and warranties of Authority and LIPA Sub made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Authority of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) Authority shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreements, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Authority or LIPA Sub of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Trustees of Authority or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent or Company its approval or recommendation of this Agreement or any of the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Parent's or Company's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B); or

  (f) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, by written notice to the other party, if any of the conditions of either party's obligation to effect the transactions cannot be satisfied.

  Section 9.2 Effect of Termination. In the event of the termination of this Agreement, the provisions in this Section 9.2, in Sections 7.7, 7.9 and
Article X (and Section 11.7 to the extent it is applicable to such Sections and Article) shall survive the termination and no party shall be relieved of any liability for any breach of this Agreement.

  Section 9.3 Survival. All of the covenants in the Schedules attached hereto shall survive the Effective Time. All representations and warranties in this Agreement shall not survive the Effective Time, except as otherwise provided in this Agreement.

  Section 9.4 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto; provided, however, that Authority and LIPA Sub shall not unreasonably withhold their consent to any amendment proposed by Company with respect to Sections 2.1(b) and (c).

  Section 9.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, to the extent permitted by applicable law, conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

                                   ARTICLE X

                                  STANDSTILL

  Section 10.1 Standstill. In the event Authority terminates this Agreement, Authority and its affiliates will not (and will not assist or encourage others to), directly or indirectly, without the prior consent of Parent and Company, prior to the date that is six months after the date of termination, if any, of this Agreement by Authority pursuant to Section 9.1:

  (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor) or any rights or options to acquire such ownership, including from a third party;

  (b) condemn or agree, offer, seek or propose to condemn, or cause to be condemned, any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor);

  (c) make, or in any way participate, in any solicitation of proxies or consents with respect to any securities of Parent or Company which are, or may be, entitled to vote in the election of Parent's or Company's directors, as the case may be ("Voting Securities"), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to Parent or Company; or seek to advise, encourage or influence any person or entity with respect to the voting of any of Parent's or Company's Voting Securities; or demand a copy of Parent's or Company's stock ledger, list of Parent's or Company's shareholders or other books and records; or call or attempt to call any meeting of the shareholders of Parent or Company; or

  (d) enter into any discussions, negotiations, arrangements or understandings with any third party or agency with respect to any of the matters described in clause (a), (b) or (c) of this Section 10.1.

                                  ARTICLE XI

                                 MISCELLANEOUS

  Section 11.1 Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

  (a) "affiliate" or "associate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

  (b) "business day" means any day (other than a Saturday or a Sunday) on which banking institutions in New York City, New York are not authorized or obligated by law or executive order to close; and

  (c) "person" means any individual, corporation, firms, companies, trusts, business trusts, legal entities general partnership, limited partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

  Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or mailed by registered or certified mail (return receipt requested) or overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Authority or LIPA Sub, to:

    Long Island Power Authority
    333 Earle Ovington Boulevard
    Suite 403
    Uniondale, New York 11553
    Telephone: (516) 222-7700
    Attention: Executive Director

with a copy to:

    Richard Kessel
    Chairman of the Board
    Long Island Power Authority
    333 Earle Ovington Blvd., Suite 403
    Uniondale, New York 11553

    Patrick Foye
    Deputy Chairman of the Board
    Long Island Power Authority
    333 Earle Ovington Blvd., Suite 403
    Uniondale, New York 11553

    Winthrop, Stimson, Putnam & Roberts
    One Battery Park Plaza
    New York, New York 10004
    Telephone: (212) 858-1000
    Attention: Stephen R. Rusmisel

  (b) if to Parent or Company, to:

    Long Island Lighting Company
    175 East Old County Road
    Hicksville, New York 11801
    Telephone: (516) 545-4800
    Attention: Chief Executive Officer

with a copy to:

    Kramer, Levin, Naftalis & Frankel
    919 Third Avenue
    New York, New York 10022
    Telephone: (212) 715-9100
    Attention: Thomas E. Constance

  Section 11.3 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

  Section 11.5 Entire Agreement; Assignment. This Agreement, including the annexes and exhibits hereto and the documents, schedules (including, without limitation, the Disclosure Schedule), certificates and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

  Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law. Except as otherwise provided in
Section 11.10, any action arising out of or relating to this Agreement shall be brought in New York State Court or Federal District Court.

  Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 11.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

  Section 11.10 Alternative Dispute Resolution.

  (a) Any dispute arising out of or relating to any covenant contained in any Schedule to this Agreement shall be resolved in accordance with the procedures specified in this Section 11.10, which shall constitute the sole and exclusive procedures for the resolution of such disputes, except to the extent any such Schedule expressly provides another dispute resolution process.

  (b) The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. If either party hereto shall so request, the parties shall mutually agree on the selection of a mediator who shall mediate the negotiations, which shall be non-binding.

  All negotiations and mediation discussions pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

  (c) Any dispute arising out of relating to any Schedule to this Agreement or the breach, termination, or validity thereof, which dispute has not been resolved by a negotiation or mediation as provided in paragraph (b) hereof within 60 days from the date that either negotiations or mediation shall have been first requested, shall be settled by binding arbitration before three independent and impartial arbitrators in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (i) independent of the parties and disinterested in the outcome of the dispute, (ii) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (iii) qualified in the subject area of the issue in dispute. For purposes of the preceding sentence, residents of Long Island shall not be considered interested merely by virtue of their residence. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refuses to participate in good faith in the negotiations or mediation proceedings described in paragraph (b) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the 60 day period. Except as provided in Paragraph (d) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

  (d) Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court of competent jurisdiction to seek provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section 11.10.

  (e) The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages, plus interest thereon at the Base Interest Rate (as defined in the Management Services Agreement) accrued from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

  (f) The Arbitrators may award reasonable attorneys' fees and costs of the arbitration.

  (g) Any claim under any Schedule to this Agreement shall be time-barred, regardless of any statute of limitations periods provided by state or federal law, unless negotiation or mediation with respect thereto is commenced with respect to such claim within twelve months after the basis for such claim has been discovered.

  (h) The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by deposition of parties. Each of the parties agrees to produce all such requested documents and to deliver to the other a certificate, executed by a senior executive of such party, stating that all such documents have been so produced.

  (i) The site of any arbitration proceeding brought pursuant to this Agreement shall be Mineola or Hauppauge, New York.

  (j) The Arbitrators' award shall be in writing and shall set forth the factual and legal bases for the award.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          LONG ISLAND LIGHTING COMPANY

                                          By:
                                          Name: Dr. William J. Catacosinos
                                          Title: Chief Executive Officer

                                          LONG ISLAND POWER AUTHORITY

                                          By:
                                          Name: Richard M. Kessel
                                          Title: Chairman

                                          By:
                                          Name: Patrick Foye
                                          Title: Deputy Chairman

                                          LIPA ACQUISITION CORP.

                                          By:
                                          Name:
                                          Title:

  As contemplated by Section 1.4 hereof, the undersigned has executed and delivered this Agreement as Parent:

                                          BL HOLDING CORP.

                                          By:
                                          Name:
                                          Title:

                                                                        ANNEX E

                                                       Investment Banking

                                                       Corporate and
                                                       Institutional
                                                       Client Group

                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1327
[LOGO] MERRILL LYNCH                                   212 449 1000

                                                       June 27, 1997

Board of Directors
The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850

Ladies and Gentlemen:

  The Brooklyn Union Gas Company (the "Company" or "Brooklyn Union") and Long Island Lighting Company ("Lilco") have entered into an Amended and Restated Agreement and Plan of Exchange and Merger dated as of June 26, 1997 (the "Agreement") pursuant to which, among other things, (i) a wholly-owned subsidiary of a holding company to be formed pursuant to the Agreement ("Newco") will be merged with and into the Company (the "Brooklyn Union Merger"), as a result of which each issued and outstanding share of the Company's common stock, par value $0.33 1/3 per share (the "Company Shares"), other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive one newly issued share (the "Exchange Ratio") of the common stock of Newco, par value $.01 per share (the "Newco Shares"), and (ii) each issued and outstanding share of Lilco's common stock, par value $5.00 per share ("Lilco Shares"), other than Dissenting Shares, will be exchanged (the "Lilco Binding Share Exchange", and together with the Brooklyn Union Merger, the "Combination Transactions") for 0.803 newly issued Newco Shares, subject to adjustment to 0.880 newly issued Newco shares if the LIPA Transaction referred to below is consummated. The terms and conditions of the Combination Transactions are more fully set forth in the Agreement.

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended September 30, 1996 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1996 and March 31, 1997;

   (2) Reviewed Lilco's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and Lilco's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1997;

   (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Lilco, furnished to us by the Company and Lilco;

[LOGO] MERRILL LYNCH

   (4) Conducted discussions with members of senior management of the Company and Lilco concerning their respective businesses, regulatory environments, prospects and strategic objectives;

   (5) Reviewed the historical market prices and trading activity for the Company Shares and Lilco Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and Lilco, respectively;

   (6) Compared the results of operations of the Company and Lilco with that of certain companies which we deemed to be reasonably similar to the Company and Lilco, respectively;

   (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

   (8) Considered the potential pro forma impact of the Combination Transactions, including on the Company's capitalization ratios and earnings, dividends and book value per share;

   (9) Reviewed the Agreement;

  (10) Reviewed the Agreement and Plan of Merger, dated as of June 26, 1997, by and among BL Holding Corp., Lilco, Long Island Power Authority ("LIPA") and LIPA Acquisition Corp. (the "LIPA Agreement") providing for the acquisition by LIPA of certain specified assets and properties of Lilco (the "LIPA Transaction"); and

  (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed, with your consent, that the LIPA Transaction, if consummated, will be consummated on the terms contained in the LIPA Agreement.

  In preparing our opinion, we have also assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available or discussed with or reviewed by or for us and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Lilco. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or Lilco. With respect to the financial forecasts furnished to or discussed with us by the Company and Lilco, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Lilco's management as to the expected future financial performance of the Company or Lilco, as the case may be, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. In that regard, Lilco's financial forecasts for the case in which Lilco retains ownership of its electric transmission and distribution system, substantially all of its electric regulatory assets and certain other interests and the LIPA Transaction is not consummated, assume, among other things, (i) that Lilco will be subject to no reduction in electric rates for the five-year period ending December 31, 2002, (ii) that Lilco will fully recover in its current and future electric rates all of its costs referred to in the Notes to Financial Statements of Lilco for the year ended December 31, 1996, associated with the transfer of the Shoreham Nuclear Power Station to LIPA and decommissioning thereof, on terms no less favorable to Lilco than the terms currently in effect, and (iii) that there will be no adverse changes to Lilco in general competitive conditions for the transmission and sale of electricity in the areas serviced by Lilco through the construction of new transmission lines to Long Island or otherwise. We have assumed that the Combination Transactions will be accounted for as a pooling of interests in the case where the LIPA Transaction is not consummated and that the Brooklyn Union Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

[LOGO] MERRILL LYNCH

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the Combination Transactions and the LIPA Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Combination Transactions or the LIPA Transaction.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. We express no opinion as to what the value of the Newco Shares actually will be when issued to the holders of the Company Shares upon consummation of the Combination Transactions or what the value of the Company Shares or Lilco Shares will be between the date hereof and the consummation of the Combination Transactions.

  This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholders as to how such shareholders should vote on the proposed Combination Transactions.

  We have acted as financial advisor to the Company in connection with the Combination Transactions and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Combination Transactions. We have, in the past, provided financial advisory and financing services to the Company and financing services to Lilco and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade the securities of the Company or Lilco for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing and other matters which we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio of one Newco Share for each Company Share is fair to the holders of the Company Shares from a financial point of view if the LIPA Transaction is consummated, under which circumstances each Lilco Share will be exchanged for
0.880 Newco Shares, and if the LIPA Transaction is not consummated, under which circumstances each Lilco Share will be exchanged for 0.803 Newco Shares.

                                           Very truly yours,

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                            DILLON, READ & CO. INC.

                                                                        ANNEX F

                                                              December 29, 1996

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of common stock, par value $5.00 per share ("Company Common Stock"), of Long Island Lighting Company (the "Company") of the Conversion Ratio set forth in the Binding Share Exchange Agreement, dated as of December 29, 1996 (the "Agreement"), by and among Brooklyn Union Gas Company ("Brooklyn Union"), Long Island Lighting Company, and NYECO, a newly created corporation ("NYECO"), pursuant to which Brooklyn Union and Long Island Lighting Company shall combine and become wholly owned subsidiaries of NYECO (the "Transaction").

  In the event the Transaction is consummated, each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant the Agreement, shall be converted into the right to receive
 .803 (the "Conversion Ratio") shares of NYECO common stock, $.01 par value, and each share of Brooklyn Union common stock, other than shares of Brooklyn Union common stock to be canceled pursuant to the Agreement, shall be converted into the right to receive one share of NYECO common stock.

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company and Brooklyn Union, (ii) reviewed certain financial forecasts and other data provided to us by the Company and Brooklyn Union relating to the business and prospects of the Company and Brooklyn Union, (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Brooklyn Union, (v) reviewed the historical market prices and trading volumes of the Company Common Stock and the common stock of Brooklyn Union, (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other mergers which we believe to be generally comparable to the Transaction, (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of the Company and Brooklyn Union to the combined company, and the relative ownership of NYECO after the Transaction by the current holders of the Company Common Stock and Brooklyn Union common stock, (viii) considered the pro forma effect of the Transaction on the Company's capitalization ratios, earnings, cash flow and book value per share,
(ix) reviewed the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Brooklyn Union or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Brooklyn Union's management as to the future financial performance of each company. Our review of Brooklyn Union's current and anticipated future operations, financial condition and prospects was, with your consent, based entirely on public information (except for certain limited internal projections referred to above), and was therefore limited in scope. We have not held discussions with any members of Brooklyn Union's senior management. With your consent, we have assumed that the Transaction will be treated as tax-free to both the Company and the Stockholders and will be accounted for as a pooling of interests. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company and Brooklyn Union for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which NYECO common stock may trade following consummation of the Transaction, and we are not making any recommendation to the Stockholders with respect to the advisability of disposing of or retaining such NYECO common stock following the Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Conversion Ratio is fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                            DILLON, READ & CO. INC.

                                                                  June 26, 1997

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the Long Island Lighting Company (the "Company") of the Consideration to be received pursuant to the Agreement and Plan of Merger, dated as of June 26, 1997 (the "LIPA Agreement"), by and among BL Holding Corp. ("Parent"), the Company, the Long Island Power Authority ("LIPA"), and LIPA Acquisition Corp. ("LIPA Sub. ") pursuant to which LIPA Sub. will merge with and into the Company (the "LIPA Transaction"). Prior to the LIPA Transaction, the Company will complete a reorganization pursuant to which its natural gas and electric generation businesses, and certain other assets, will be distributed to a newly created subsidiary or subsidiaries of Parent. Pursuant to the LIPA Transaction, LIPA will pay to Parent $2,497,500,000 in cash (the "Consideration") for the stock of the Company, which will own the Company's electric transmission and distribution business ("T&D Business") and certain other assets of the Company, including regulatory assets of approximately $6.6 billion (the "Regulatory Assets") and the Company's 18% interest in the Nine Mile Point Two nuclear plant ("Nuclear Assets"). The Company will also have approximately $3.9 billion of debt and preferred stock outstanding and book value of approximately $2.5 billion at the time of its merger with LIPA Sub.

  Pursuant to the LIPA Transaction, LIPA and Parent (or subsidiaries thereof) will enter into ancillary agreements pursuant to which Parent (or subsidiaries thereof) will provide electricity to LIPA and continue to manage essentially all aspects of the T&D Business ("Basic Agreements").

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company,
(ii) reviewed certain financial forecasts and other data provided to us by the Company, including historical and projected financial information for the T&D Business, the Nuclear Assets and the Regulatory Assets, (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to the T&D Business,
(v) compared publicly available financial and stock market data for certain utilities with relatively high concentrations of nuclear generation to certain utilities with little or no nuclear generation, (vi) reviewed the financial terms of certain transactions involving transmission and distribution assets,
(vii) considered the pro forma effect of the LIPA Transaction on the Parent's financial condition, (viii) reviewed the LIPA Agreement, (ix) considered the financial terms of the Basic Agreements, (x) considered the effect of the LIPA Transaction on the Company's pending share exchange agreement with The Brooklyn Union Gas Company, and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Company, the T&D Business, the Nuclear Assets, and the Regulatory Assets. We have also, at your direction, relied on your advice regarding the tax consequences of the LIPA

Transaction. We have not attempted to quantify the regulatory risk inherent in the Regulatory Assets, which will comprise a majority of the assets the Company will own at the time of the LIPA Transaction. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the LIPA Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which the Parent common stock may trade following consummation of the LIPA Transaction, and we are not making any recommendation to the stockholders of the Company with respect to the advisability of disposing of or retaining such Parent common stock following the LIPA Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                            DILLON, READ & CO. INC.
                                                                  June 26, 1997

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of common stock, par value $5.00 per share ("Company Common Stock"), of Long Island Lighting Company (the "Company") of the Conversion Ratios set forth in the Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Agreement"), by and among Brooklyn Union Gas Company ("Brooklyn Union") and Long Island Lighting Company, pursuant to which Brooklyn Union and Long Island Lighting Company shall combine and become wholly owned subsidiaries of BL Holding Corp., a newly created holding company (the "Transaction").

  In the event the Transaction is consummated, each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant the Agreement, shall be converted into the right to receive
 .803 (the "Original Ratio") shares, or if the LIPA Transaction is consummated, .88 (the "LIPA Ratio") shares, of BL Holding Corp. common stock, $.01 par value, and each share of Brooklyn Union common stock, other than shares of Brooklyn Union common stock to be canceled pursuant to the Agreement, shall be converted into the right to receive one share of BL Holding Corp. common stock.

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company and Brooklyn Union, (ii) reviewed certain financial forecasts and other data provided to us by the Company and Brooklyn Union relating to the business and prospects of the Company and Brooklyn Union, (iii) conducted discussions with members of the senior managements of the Company and Brooklyn Union with respect to the business and prospects of the Company and Brooklyn Union, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Brooklyn Union, (v) reviewed the historical market prices and trading volumes of the Company Common Stock and the common stock of Brooklyn Union, (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other mergers which we believe to be generally comparable to the Transaction, (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of the Company and Brooklyn Union to the combined company, and the relative ownership of BL Holding Corp. after the Transaction by the current holders of the Company Common Stock and Brooklyn Union common stock, (viii) considered the pro forma effect of the Transaction on the Company's capitalization ratios, earnings, cash flow and book value per share, (ix) reviewed the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Brooklyn Union or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Brooklyn Union's management as to the future financial performance of each company. With your consent, we have relied on your advice regarding the tax consequences of the Transaction. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company and Brooklyn Union for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which BL Holding Corp. common stock may trade following consummation of the Transaction, and we are not making any recommendation to the Stockholders with respect to the advisability of disposing of or retaining such BL Holding Corp. common stock following the Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Original Ratio and the LIPA Ratio are fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                                                                        ANNEX G

                                    FORM OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                              THE HOLDING COMPANY

                           UNDER SECTION 402 OF THE
               BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

                                   ARTICLE I

                                     NAME

  The name of the corporation (the "Corporation") is "      ".

                                  ARTICLE II

                                    PURPOSE

  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the NYBCL, but the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                                  ARTICLE III

                                    OFFICE

  The office of the Corporation is to be located in the County of           ,
State of New York.

                                  ARTICLE IV

                                 CAPITAL STOCK

  SECTION 1. The aggregate number of shares which the Corporation shall have authority to issue shall be 450,000,000 shares of Common Stock, par value $.01 per share, and 100,000,000 shares of Preferred Stock, par value $.01 per share.

  SECTION 2. The amount of capital stock of the Corporation shall be $7,000,000.

  SECTION 3. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors. Except in respect of the particulars to be fixed by the Board of Directors as provided below, all shares of Preferred Stock shall be of equal rank. All shares in any one series of Preferred Stock shall be alike in every particular except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series. The Board of Directors shall have the authority to fix by resolution duly adopted prior to the issuance of any shares of a particular series of Preferred Stock designated by the Board of Directors, the voting rights, if any, of the holders of shares of such series and the designations, preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof (the "Preferred Stock Designation").

  Without limiting the generality of the foregoing authority of the Board of Directors, the Board of Directors from time to time may:

    (a) establish and designate a series of Preferred Stock, which may be distinguished by number, letter or title from other Preferred Stock of the Corporation or any series thereof;

    (b) fix and thereafter increase or decrease (but not below the number of shares thereof then outstanding) the number of shares that shall constitute such series;

    (c) provide for dividends on shares of such series and if provision is made for dividends, determine the dividend rate and the dates on which dividends, if declared, shall be payable, whether the dividends shall be cumulative and, if cumulative, for what date or dates dividends shall accrue, and the other conditions, if any, including rights of priority, if any, upon which the dividends shall be paid;

    (d) provide as to whether the shares of such series shall be redeemable, and if redeemable, the terms, limitations and restrictions with respect to such redemption, including without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the time or times and the price or prices at which the shares of such series shall be subject to redemption, in whole or in part, and the amount, if any, in addition to any accrued dividends thereon which the holders of shares of any series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

    (e) fix the amount, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary, and to determine any other rights, if any, to which holders of the shares of such series shall be entitled in the event of any liquidation, dissolution or winding up of the Corporation;

    (f) establish whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and if so, the terms, limitations and restrictions with respect thereto, including without limitation, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which such funds shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

    (g) determine the extent of the voting rights, if any, of the shares of such series and determine whether the shares of such series having voting rights shall have multiple votes per share;

    (h) provide whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Corporation, including Common Stock, Preferred Stock or of any series thereof, and if convertible or exchangeable, establish the conversion or exchange price or rate, the adjustments thereof, and the other terms and conditions, if any, on which such shares shall be convertible or exchangeable; and

    (i) provide for any other preferences, any relative participating, optional or other special rights, any qualifications, limitations or restrictions thereof, or any other term or provision of shares of such series as the Board of Directors may deem appropriate or desirable.

  Shares of Preferred Stock may be issued by the Corporation for such consideration as is determined by the Board of Directors.

  SECTION 4. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals presented to the shareholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

                              SHAREHOLDER ACTION

  Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board") and any power of shareholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

                                  ARTICLE VI

                             ELECTION OF DIRECTORS

  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

                                  ARTICLE VII

                              BOARD OF DIRECTORS

  SECTION 1. NUMBER, ELECTION AND TERMS. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of Directors, however, shall shorten the term of any incumbent Director. Directors shall be elected by the shareholders of the Corporation at their annual meeting, except as herein otherwise provided for newly created directorships and vacancies, to serve for one year or until their successors are elected or chosen and qualified.

  SECTION 2. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES; SHAREHOLDER PROPOSAL OF BUSINESS. Advance notice of shareholder nominations for the election of Directors and of the proposal of business by shareholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.

  SECTION 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the shareholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of such unexpired term or until such Director's successor shall have been duly elected or chosen and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  SECTION 4. REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the "Voting Stock") then outstanding, voting together as a single class.

  SECTION 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VII.

                                 ARTICLE VIII

                                    BY-LAWS

  The By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of shareholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 2.2,
2.7 or 2.10 of Article II of the By-Laws or with Section 3.9 or 3.11 of
Article III of the By-Laws, by the shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class; and provided, further, however, that in the case of any such shareholder action at a special meeting of shareholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board; provided that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 4.9 or 4.11 of the Article IV of the By-Laws by the Board of Directors shall require the vote of two-thirds of the Whole Board.

                                  ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Articles XIV and XV, all rights, preferences and privileges of whatsoever nature conferred upon shareholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V, VII, VIII or this sentence.

                                   ARTICLE X

                         AGENT FOR SERVICE OF PROCESS

  The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o C T Corporation System, 1633 Broadway, New York, New York 10019.

                                  ARTICLE XI

                               REGISTERED AGENT

  The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are C T Corporation System, 1633 Broadway, New York, New York 10019.

                                  ARTICLE XII

                                   DURATION

  The duration of the Corporation shall be perpetual.

                                 ARTICLE XIII

                             NO PREEMPTIVE RIGHTS

  The holders of equity shares and the holders of voting shares (as each term is defined in Section 622 of the NYBCL) of the Corporation shall not have any preemptive rights.

                                  ARTICLE XIV

                      LIMITED LIABILITY; INDEMNIFICATION

  SECTION 1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the NYBCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, but not limited to, all attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article XIV, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the NYBCL requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article XIV or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers, or on such other terms and conditions as the Board of Directors may deem necessary or desirable.

  SECTION 2. If a claim under Section 1 of this Article XIV is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including, without limitation, attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NYBCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, or any part thereof, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NYBCL, nor an actual determination by the Corporation (including its Board of Directors, or any part thereof, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  SECTION 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XIV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of shareholders or disinterested Directors or otherwise.

  SECTION 4. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, to the fullest extent allowed by law, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NYBCL.

                                  ARTICLE XV

                              DIRECTOR LIABILITY

  A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except that the liability of a Director shall not be so limited if
(1) a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL, or (2) his acts or omissions occurred prior to the adoption of this provision. No amendment to or repeal of this
Article XV shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the NYBCL is amended hereafter to expand or limit the liability of a director, then the liability of a Director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the NYBCL, as so amended.

                                                                        ANNEX H
                                    FORM OF
                                    BY-LAWS
                                      OF
                              THE HOLDING COMPANY

             INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK

                                   ARTICLE I

                              OFFICES AND RECORDS

  SECTION 1.1. NEW YORK OFFICE. The office of the Corporation in the State of
New York shall be located in the County of             .

  SECTION 1.2. OTHER OFFICES. The Corporation may have such other offices, either within or without the State of New York, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

  SECTION 1.3. BOOKS AND RECORDS. The books and records of the Corporation may be kept outside the State of New York at such place or places as may from time to time be designated by the Board of Directors.

                                  ARTICLE II

                                 SHAREHOLDERS

  SECTION 2.1. ANNUAL MEETING. The annual meeting of the shareholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.

  SECTION 2.2. SPECIAL MEETING. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board").

  SECTION 2.3. PLACE OF MEETING. The Board of Directors may designate the place of meeting for any annual meeting or for any special meeting of the shareholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

  SECTION 2.4. NOTICE OF MEETING. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 calendar days nor more than 50 calendar days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at such person's address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these By-Laws. Any previously scheduled meeting of the shareholders may be postponed, and any special meeting of the shareholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

  SECTION 2.5. QUORUM AND ADJOURNMENT; VOTING. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of Directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

  SECTION 2.6. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing (or in such manner prescribed by the New York Business Corporation Law (the "NYBCL")) by the shareholder, or by such person's duly authorized attorney in fact.

  SECTION 2.7. NOTICE OF SHAREHOLDER BUSINESS AND NOMINATIONS.

  (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting pursuant to Section 2.4 of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th calendar day nor earlier than the close of business on the 90th calendar day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th calendar day prior to such annual meeting and not later than the close of business on the later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of determining whether a shareholder's notice shall have been delivered in a timely manner for the annual meeting of shareholders in 199 , the first anniversary of the previous year's meeting shall be deemed
to be             , 199 . In no event shall the public announcement of an
adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 calendar days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

  (B) Special Meetings of Shareholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting pursuant to clause (b) of the preceding sentence, if the shareholder's notice complying with the requirements of clauses (a) and (c) of paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th calendar day prior to such special meeting and not later than the close of business on the later of the 60th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

  (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect Directors under an applicable Preferred Stock Designation (as defined in the Certificate of Incorporation).

  SECTION 2.8. PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE. Election of Directors at all meetings of the shareholders at which Directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect Directors under an applicable Preferred Stock Designation, a plurality of the votes cast thereat shall elect Directors. Except as otherwise provided by law, the Certificate of Incorporation, Preferred Stock Designation, or these By-Laws, in all matters other than the election of Directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the shareholders.

  SECTION 2.9. INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS. The Board of Directors by resolution shall appoint, or shall authorize an officer of the Corporation to appoint, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of shareholders and make a written report thereof. One or more persons may be designated as alternate inspector(s) to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of shareholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging such person's duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person's ability. The inspector(s) shall have the duties prescribed by law. The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

  SECTION 2.10. NO SHAREHOLDER ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

                                  ARTICLE III

                              BOARD OF DIRECTORS

  SECTION 3.1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the shareholders. A Director of this Corporation need not be a shareholder therein.

  SECTION 3.2. NUMBER AND TENURE. Except as otherwise fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of Directors, however, shall shorten the term of any incumbent Director. Directors shall be elected by the shareholders of the Corporation at their annual meeting, except as herein otherwise provided for vacancies and newly created directorships, in the manner provided in Article II hereof, to serve for one year or until their successors are elected or chosen and qualified.

  SECTION 3.3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this By-Law immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

  SECTION 3.4. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

  SECTION 3.5. NOTICE. Notice of any special meeting of Directors shall be given to each Director at such person's business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least 5 calendar days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

  SECTION 3.6. ACTION BY CONSENT OF BOARD OF DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

  SECTION 3.7. CONFERENCE TELEPHONE MEETINGS. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

  SECTION 3.8. QUORUM. Subject to Section 3.9, a whole number of Directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

  SECTION 3.9. VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of such unexpired term or until such Director's successor shall have been duly elected or chosen and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  SECTION 3.10. COMMITTEES. (a) The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate committees to exercise, subject to applicable provisions of law, any or all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends and to authorize the issuance of the Corporation's capital stock. Each such committee shall consist of two or more Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

  (b) A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

  SECTION 3.11. REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

  SECTION 3.12. RECORDS. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the shareholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

                                  ARTICLE IV

                                   OFFICERS

  SECTION 4.1. ELECTED OFFICERS. The elected officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Senior Vice Presidents and Executive Vice Presidents and Vice Presidents) as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee, as the case may be.

  SECTION 4.2. ELECTION AND TERM OF OFFICE. Except as provided in Section 4.11, the elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 4.9.

  SECTION 4.3. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors. The Chairman of the Board shall perform all such other duties as are properly required of him by the Board of Directors. The Chairman of the Board may also serve as President, if so elected by the Board. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his or her absence or inability to act.

  SECTION 4.4. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Corporation shall be responsible for the general management of the affairs of the Corporation and shall make reports to the Board of Directors and the shareholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

  SECTION 4.5. PRESIDENT. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The President, if he or she is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of shareholders and of the Board of Directors.

  SECTION 4.6. VICE PRESIDENTS. Each Senior Vice President and Executive Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

  SECTION 4.7. TREASURER. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositories in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board of Directors.

  SECTION 4.8. SECRETARY. (a) The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the shareholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

  (b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in these By-Laws or assigned to them by the Board of Directors or by the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board of Directors may designate.

  SECTION 4.9. REMOVAL. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby, except that the officers elected as contemplated by Section
4.11 may be removed from the offices specified therein during the terms specified therein only by the vote of two-thirds of the Whole Board. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

  SECTION 4.10. VACANCIES. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

  SECTION 4.11. CERTAIN OFFICERS. Notwithstanding any provision herein to the contrary, effective as of [the first anniversary of the Effective Time], Dr. William J. Catacosinos shall be elected Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors and Mr. Robert
B. Catell shall be elected Chief Executive Officer of the Corporation, in each case, for a term ending at the regular meeting of the Board of Directors held after the [next] annual meeting of shareholders. This Section 4.11 may be modified only by the affirmative vote of two-thirds of the Whole Board.

                                   ARTICLE V

                       STOCK CERTIFICATES AND TRANSFERS

  SECTION 5.1. STOCK CERTIFICATES AND TRANSFERS. The interest of each shareholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

  SECTION 5.2. LOST, STOLEN OR DESTROYED CERTIFICATES. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or such person's discretion require.

                                  ARTICLE VI

                           MISCELLANEOUS PROVISIONS

  SECTION 6.1. FISCAL YEAR. [The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.]

  SECTION 6.2. DIVIDENDS. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

  SECTION 6.3. SEAL. The corporate seal shall have inscribed thereon the words "Corporate Seal," the year of incorporation and around the margin thereof the words "New York."

  SECTION 6.4. WAIVER OF NOTICE. Whenever any notice is required to be given to any shareholder or Director of the Corporation under the provisions of the NYBCL or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the shareholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

  SECTION 6.5. AUDITS. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

  SECTION 6.6. RESIGNATIONS. Any Director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the shareholders to make any such resignation effective.

                                  ARTICLE VII

                           CONTRACTS, PROXIES, ETC.

  SECTION 7.1. CONTRACTS. Except as otherwise required by law, the Certificate of Incorporation, a Preferred Stock Designation, or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President of the Corporation may delegate contractual powers to others under such person's jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

  SECTION 7.2. PROXIES. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                 ARTICLE VIII

                                  AMENDMENTS

  SECTION 8.1. AMENDMENTS. Except as otherwise specified herein, the By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 2.2, 2.7 or 2.10 of
Article II or Section 3.9 or 3.11 of Article III of the By-Laws by the shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, and provided, further, however, that, in the case of any such shareholder action at a special meeting of shareholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

                                                                        ANNEX I

     SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

(S) 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

(S) 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

  (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

    (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

    (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

      (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

      (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

    (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

    (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

    (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                                                        ANNEX J

           QUESTIONS AND ANSWERS AND SUMMARY ABOUT BROOKLYN UNION'S
            HOLDING COMPANY PROPOSAL AND THE KEYSPAN SHARE EXCHANGE

  This Annex J describes the Brooklyn Union holding company proposal and discusses the effects of the KeySpan share exchange. For a description of the proposed LILCO Combination, the LIPA Transaction and their effects, see the Joint Proxy Statement/Prospectus.

  The following Questions and Answers and Summary highlight selected information on Proposal 2 at our Special Meeting regarding Brooklyn Union's holding company proposal and the KeySpan share exchange, and may not contain all of the information that is important to you. For a more complete discussion of Brooklyn Union's holding company proposal and the KeySpan share exchange, you should read carefully this entire document and the attached annexes and the documents referred to you. For example, the Amended and Restated Agreement and Plan of Exchange attached to this Joint Proxy Statement/Prospectus as Annex K provides for the KeySpan share exchange, and KeySpan's restated certificate of incorporation and by-laws (Annex L) set out, among other things, provisions governing certain rights of KeySpan's shareholders. The information in Annex J should also be reviewed in conjunction with the information provided elsewhere in this Joint Proxy Statement/Prospectus as it relates to the LILCO Combination and LIPA Transaction since those transactions and the agreements governing them will affect the rights of Brooklyn Union's and KeySpan's shareholders. See also "Where You Can Find More Information" on page 110 of this Joint Proxy Statement/Prospectus.
1.  WHAT IS BROOKLYN UNION'S HOLDING COMPANY PROPOSAL? WHY IS IT BEING
    PROPOSED?

   Brooklyn Union is proposing to establish a holding company structure through a share exchange, with the new holding company being called KeySpan Energy Corporation. After the share exchange, Brooklyn Union will continue to operate its present utility business as a subsidiary of KeySpan, and it is intended that certain, if not all, of Brooklyn Union's non-utility subsidiaries will eventually become separate direct subsidiaries of KeySpan. New non-utility subsidiaries also will be set up as separate direct subsidiaries of KeySpan.

   We are very enthusiastic about our holding company proposal. We believe it will give us the financial and regulatory flexibility to compete more effectively in the increasingly competitive energy industry by relaxing constraints imposed by the New York Public Service Commission ("PSC") on incremental investments in unregulated operations, annual investments, amounts invested in any single line of business, and financial ratios of subsidiaries. Relaxing constraints and eliminating time-lags associated with regulatory decisions should allow more rapid moves in an industry where competitors do not have the same constraints as regulated entities. We also believe that a holding company structure should provide greater opportunities for growth and enhanced values, greater flexibility in developing new businesses, and greater flexibility regarding the timing, method and amount of financings and acquisitions, through the discernible separation between our utility and non-utility businesses and relaxed constraints on unregulated activities.

   It is impossible for us to predict with certainty when the business combination with LILCO will be consummated. By proceeding with the KeySpan restructuring at this time, Brooklyn Union will have additional flexibility to make investments in unregulated businesses whether or not the LILCO transaction is consummated. Brooklyn Union's ability to make further investments in unregulated businesses is restricted by a PSC order and is subject to certain restrictions under its agreement with LILCO.

   Your Board of Directors has unanimously approved our holding company proposal and the share exchange and believes their adoption is in the best interests of Brooklyn Union and its shareholders. YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THAT PROPOSAL AND ADOPTION OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AT THE BROOKLYN UNION MEETING.

2.  WHAT TYPE OF BUSINESSES WILL KEYSPAN ENGAGE IN?

   In addition to becoming the parent holding company of Brooklyn Union and all non-utility subsidiaries we create in the future, it is our intention that KeySpan eventually will own directly certain, if not all, of our principal investments in existing non-utility businesses. These currently include gas and oil exploration and production, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. KeySpan will also be able to invest directly in certain other businesses and ventures that should strengthen our ability to provide total energy services in an increasingly competitive marketplace.

   The principal executive offices of Brooklyn Union are located at One MetroTech Center, Brooklyn, New York 11201-3850, and its telephone number is (718) 403-2000. KeySpan's principal executive offices are at the same address; its telephone number is (718) 403-1000.

3.  HOW DOES THE RESTRUCTURING AFFECT THE PROPOSED BUSINESS COMBINATION WITH
    LILCO?

   The KeySpan restructuring and the LILCO Combination are not conditioned on one another. If Brooklyn Union's shareholders approve the holding company proposal, we will proceed with the restructuring regardless of whether the LILCO Combination is approved or consummated. If Brooklyn Union's shareholders approve both proposals, we intend to proceed with the restructuring first and have KeySpan assume Brooklyn Union's rights and obligations under the Brooklyn Union/LILCO Agreement with LILCO. In that case, KeySpan effectively will be replacing Brooklyn Union as the entity that will engage in a share exchange with BL Holding Corp. ("BL"), the holding company for both Brooklyn Union and LILCO. Once Brooklyn Union and the non-utility subsidiaries become indirect subsidiaries of BL, we expect to eventually dissolve KeySpan as a legal entity so that there would only be one holding company for Brooklyn Union, the non-utility subsidiaries and LILCO.

   In effect, consummating the LILCO Combination as we described in the Joint Proxy Statement/Prospectus will also enable Brooklyn Union to put itself in a holding company structure. Shareholder approval of the KeySpan holding company proposal, however, will allow us to take advantage of the holding company structure prior to the closing of the LILCO Combination.

   This Annex J generally discusses the reasons for and effects of the KeySpan restructuring separate from the LILCO Combination. For a discussion of the LILCO Combination, the related LIPA Transaction and a description of the combined entity after the LILCO Combination, please see the Joint Proxy Statement/Prospectus.

4.  WHAT IS THE KEYSPAN SHARE EXCHANGE?

   The KeySpan share exchange is the means by which our holding company structure will be established. If Brooklyn Union's shareholders approve our holding company proposal and adopt the related Amended and Restated Agreement and Plan of Exchange at our Special Meeting, Brooklyn Union common shareholders will automatically become holders of common stock of KeySpan on the basis of one share of Brooklyn Union for one share of KeySpan. Following the share exchange, KeySpan will own all of Brooklyn Union's outstanding common stock, and it is intended that new non-utility subsidiaries also will be established as separate direct subsidiaries of KeySpan and certain, if not all, of Brooklyn Union's non-utility subsidiaries eventually will become separate subsidiaries of KeySpan.

5. WILL I HAVE TO EXCHANGE MY BROOKLYN UNION STOCK CERTIFICATES FOR NEW KEYSPAN CERTIFICATES?

   No. Your present certificates for Brooklyn Union common stock will automatically represent an equal number of shares of KeySpan common stock when the exchange occurs and will no longer represent Brooklyn Union common stock.

6.  WHEN WILL THE KEYSPAN SHARE EXCHANGE OCCUR?

   We expect the exchange to occur in the third quarter of calendar 1997, assuming shareholder approval at the Brooklyn Union Meeting. If approved, we will proceed with the KeySpan restructuring regardless of whether the Brooklyn Union/LILCO Agreement with LILCO is also approved.

7.  WHERE WILL MY KEYSPAN COMMON STOCK BE TRADED? WHAT WILL BE THE TICKER SYM-
    BOL?

   KeySpan common stock will be listed on the New York Stock Exchange, and will trade under the ticker symbol "KSE".

   Brooklyn Union's common stock is presently listed and principally traded on the New York Stock Exchange. The reported closing price of our common stock on June 23, 1997 was $28 5/8. After the share exchange, Brooklyn Union's common stock will no longer trade and will be delisted.

8.  WILL MY DIVIDENDS BE AFFECTED?

   While future dividends on KeySpan common stock will depend on the earnings, financial condition and capital requirements of KeySpan and Brooklyn Union and the dividends Brooklyn Union pays to KeySpan, we expect to continue Brooklyn Union's policy of paying an appropriate percentage of earnings to shareholders. In the future, dividends from KeySpan's other subsidiaries may also be a source of funds for KeySpan's dividend payments. KeySpan presently expects to pay quarterly common stock dividends at least equal to, and on approximately the same schedule as, the dividend most recently declared on Brooklyn Union's common stock.

   The September 25, 1996 New York Public Service Commission order approving our holding company proposal imposes certain limitations on dividends that Brooklyn Union may pay to KeySpan after the share exchange. Generally, Brooklyn Union may not pay KeySpan more than 100% of income available for dividends. Under certain circumstances, further limits may be placed upon the amount of dividends Brooklyn Union may pay to KeySpan.

   (SEE PAGES J-15-J-17)

   The dividend policy for the Holding Company after the LILCO Combination is described on pages 2 and 63 of the Joint Proxy Statement/Prospectus.

 9. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO COMMON SHAREHOLDERS?

   If a shareholder exchanges solely Brooklyn Union common stock solely for KeySpan common stock, that shareholder will not recognize any gain or loss under Federal income tax laws.

   (SEE PAGES J-17-J-18)

10. WILL BROOKLYN UNION PREFERRED STOCK OR BONDS BE EXCHANGED?

   Brooklyn Union will redeem the outstanding preferred stock prior to the consummation of the KeySpan share exchange if Proposal 2 is approved by Brooklyn Union common shareholders at the Brooklyn Union Meeting. Brooklyn Union's bonds will not change and will continue to be obligations of Brooklyn Union.

   (SEE PAGE J-19)

11. WHO WILL MANAGE KEYSPAN?

   A new Board of Directors of KeySpan will be elected before the KeySpan share exchange by Brooklyn Union as sole shareholder of KeySpan. It will consist of a number of existing Brooklyn Union directors and vacancies will be filled in the future. Certain existing officers of Brooklyn Union will also serve as officers of KeySpan. Robert B. Catell will be chairman, president and chief executive officer and a director of KeySpan, and will continue as chairman and chief executive officer and a director of Brooklyn Union.

   The September 25, 1996 New York Public Service Commission order approving our holding company proposal contains certain restrictions on Board and managerial interlocks between Brooklyn Union and KeySpan and other subsidiaries of KeySpan.

   (SEE PAGE J-30)

12. HOW WILL MY PARTICIPATION IN THE DIVIDEND REINVESTMENT PLAN BE AFFECTED?

   All shares of Brooklyn Union common stock held under our Dividend Reinvestment and Stock Purchase Plan will be automatically exchanged for shares of KeySpan common stock. We will continue the Dividend Reinvestment and Stock Purchase Plan with KeySpan common stock after the share exchange. For a description of the effects of the LILCO Combination on these plans, see page J-14 and page 72 of the Joint Proxy
   Statement/Prospectus.

13. WHAT DO I NEED TO DO NOW?

   Just mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the Brooklyn Union Meeting. The meeting will take place at 3:00 p. m. on August 7, 1997 at Opera House, Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York.

14. WHAT SHAREHOLDER VOTE IS REQUIRED FOR APPROVAL OF OUR HOLDING COMPANY PROPOSAL AND THE KEYSPAN SHARE EXCHANGE?

   Holders of record of Brooklyn Union common stock on June 26, 1997 are entitled to vote at the Brooklyn Union Meeting. Two-thirds of the outstanding shares of Brooklyn Union common stock must be voted "FOR" Proposal 2 at our Special Meeting in order to approve our holding company proposal and the KeySpan share exchange.

15. WHO CAN I CALL IF I HAVE ANY QUESTIONS?

   We have set up a special number for you. You are welcome to call Georgeson & Company Inc., which is assisting in our proxy solicitation, toll free, at 1-800-223-2064.

FOR BROOKLYN UNION EMPLOYEES AND RETIREES:

16. HOW WILL STOCK-BASED EMPLOYEE BENEFIT PLANS BE AFFECTED?

   Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees, and Long-Term Performance Incentive Compensation Plan will be amended to provide for ownership of common shares of KeySpan instead of Brooklyn Union common stock, and KeySpan will take over responsibility for these plans. All existing shares of Brooklyn Union common stock held in these plans, or subject to plan options or performance awards, will automatically become an equal number of common shares or stock options or performance awards of KeySpan, and KeySpan will be the issuer of future stock options and awards. Upon consummation of the LILCO Combination described elsewhere in this Joint Proxy Statement/Prospectus, the Holding Company will assume these plans and the shares, options and awards granted under them. See page J-18 and page 72 of the Joint Proxy Statement/Prospectus.

17. WHAT WILL HAPPEN TO BROOKLYN UNION'S RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS?

   KeySpan will take over responsibility for all Brooklyn Union retirement and employee benefit plans, such as our defined benefit and defined contribution pension plans, health plans and disability plans. Benefits provided for in these plans will not be changed as a result of our restructuring into a holding company. For a description of the effects of the LILCO Combination on these plans, see page 72 of the Joint Proxy Statement/Prospectus.


SUMMARY OF OTHER SELECTED INFORMATION:

CERTAIN CONSIDERATIONS (SEE PAGES J-10-J-11)

Certain factors for your consideration in determining whether to vote "FOR" our holding company proposal and to adopt the related Amended and Restated Agreement and Plan of Exchange are discussed under "Proposal 2: Holding Company and Adoption of the KeySpan Exchange Agreement--Certain Considerations."

REGULATORY APPROVALS (SEE PAGE J-13)

The New York Public Service Commission approved our holding company restructuring by an order dated September 25, 1996. This order also approved a new rate plan that became effective on October 1, 1996 and certain customer protection provisions. The new rate plan will continue to apply, even if the holding company proposal and the Amended and Restated Agreement and Plan of Exchange are not adopted at the Brooklyn Union Meeting.

CONDITIONS TO THE KEYSPAN SHARE EXCHANGE (SEE PAGES J-13-J-14)

Completion of the share exchange depends on the satisfaction of certain conditions, including: (a) common shareholder approval at the Brooklyn Union Meeting; (b) KeySpan's common shares being listed on the New York Stock Exchange; (c) redemption of Brooklyn Union's outstanding preferred stock; and
(d) KeySpan's restated certificate of incorporation (see Annex L to this Joint Proxy Statement/ Prospectus) and a certificate of exchange being filed with the New York Department of State.

CERTAIN OTHER CONSEQUENCES OF SHAREHOLDER ADOPTION OF THE EXCHANGE AGREEMENT (SEE PAGES J-14 AND J-18-J-24)

The Amended and Restated Agreement and Plan of Exchange provides that after the share exchange, shares of KeySpan common stock and KeySpan stock options and performance awards (instead of Brooklyn Union common stock, stock options and performance awards) will be issued, granted or awarded by KeySpan under Brooklyn Union's former employee stock plans, all of which have been previously approved by Brooklyn Union shareholders. The responsibility for these stock plans will be taken over by KeySpan. In addition, shares of KeySpan common stock (instead of Brooklyn Union common stock) will be issued after the share exchange under the Dividend Reinvestment and Stock Purchase Plan. For a description of the effects of the LILCO Combination on these plans, see page 72 of the Joint Proxy Statement/Prospectus.

Since the Amended and Restated Agreement and Plan of Exchange is conditioned on KeySpan's restated certificate of incorporation being filed prior to the share exchange with the New York Department of State, a vote by Brooklyn Union common shareholders for adoption of Proposal 2 and that Agreement will constitute approval of KeySpan's restated certificate of incorporation and by-laws, which will govern certain rights of KeySpan's shareholders after the share exchange. See Annex L.

AMENDMENT OR TERMINATION OF THE EXCHANGE AGREEMENT (SEE PAGE J-15)

The Brooklyn Union and KeySpan Boards of Directors may amend any of the terms of the Amended and Restated Agreement and Plan of Exchange at any time before or after its adoption by Brooklyn Union common shareholders. No amendment, however, may materially and adversely affect the rights of Brooklyn Union's shareholders.

The Agreement may be terminated and the share exchange abandoned at any time before or after shareholders adopt the Agreement, if Brooklyn Union's Board of Directors determines that the completion of the KeySpan share exchange would not be in the best interests of Brooklyn Union or our shareholders.

COMPARATIVE SHAREHOLDERS' RIGHTS (SEE PAGES J-22-J-24)

When the KeySpan share exchange is completed, holders of Brooklyn Union common stock will automatically become holders of KeySpan common stock, and their rights will be governed by KeySpan's restated certificate of incorporation and by-laws instead of those of Brooklyn Union. See Annex L.

KeySpan's restated certificate of incorporation will give KeySpan broad corporate powers to engage in any lawful act or activity for which a corporation may be formed under New York law. In contrast, Brooklyn Union's corporate purposes are those related to gas, electricity or other forms of energy and related activities. Certain other differences between the rights of holders of KeySpan common stock and those of holders of Brooklyn Union common stock are summarized on pages J-23-J-24.

All outstanding shares of Brooklyn Union preferred stock will be redeemed prior to the KeySpan share exchange if Proposal 2 is approved by Brooklyn Union common shareholders.

For a description of the rights of holders of BL stock after the LILCO Combination, see page 63 of the Joint Proxy Statement/Prospectus.

REGULATION OF KEYSPAN AND BROOKLYN UNION (SEE PAGES J-25-J-27)

Following the KeySpan share exchange, KeySpan, as the parent company of Brooklyn Union, will have to comply with the provisions of the New York Public Service Commission's order of September 25, 1996. Brooklyn Union will continue to be regulated by the PSC as before. The PSC order contains restrictions on KeySpan's investments in non-utility subsidiaries and other businesses, transactions between Brooklyn Union and KeySpan and other KeySpan subsidiaries, loans, guarantees or pledges by Brooklyn Union for the benefit of KeySpan or KeySpan's subsidiaries, and on Board and managerial interlocks. The regulation of KeySpan and Brooklyn Union could ultimately change as a result of the regulatory implications associated with the business combination with LILCO. See page 47 of the Joint Proxy Statement/Prospectus.

Brooklyn Union currently is not subject to the federal Public Utility Holding Company Act of 1935. When the KeySpan share exchange occurs, KeySpan will become a "public utility holding company" and will file an exemption statement with the Securities and Exchange Commission to exempt it and each of its subsidiaries from that Act (except for those provisions requiring approval of certain acquisitions and investments).

For a description of the regulation of BL after the LILCO Combination, see page 54 of this Joint Proxy Statement/Prospectus.

NEW RATE PLAN OF BROOKLYN UNION (SEE PAGE J-27)

The September 25, 1996 New York Public Service Commission order includes a new rate plan that took effect on October 1, 1996 and will remain in effect until September 30, 2002. The rate plan essentially freezes the non-gas component of Brooklyn Union's overall rates for six years, but provides for the elimination of any ceiling on earnings as well as the retention of cost savings and revenue growth for the shareholders. The rate plan will continue to govern Brooklyn Union's utility rates and charges even if common shareholders do not approve the holding company proposal and adopt the Amended and Restated Agreement and Plan of Exchange at the Brooklyn Union Meeting. In that event, unless the LILCO Combination is consummated, Brooklyn Union will not be able to realize the benefits we expect from a holding company structure, which we believe is necessary in the future deregulated competitive environment of the energy industry.

STATUTORY APPRAISAL RIGHTS (SEE PAGES J-27-J-29 AND ANNEX I TO THIS JOINT PROXY STATEMENT/ PROSPECTUS)

Holders of shares of Brooklyn Union common stock who do not vote for the holding company proposal and adoption of the Amended and Restated Agreement and Plan of Exchange, and who timely dissent and follow the procedures in Sections 623 and 910 of the New York Business Corporation Law, will then have certain rights as a result of the share exchange to demand payment in cash for the "fair value" of their Brooklyn Union common shares. Failure to take any required procedures on a timely basis may result in the loss of those rights. The amount obtainable upon a valid exercise of those rights is subject to determination by judicial proceedings, and cannot be predicted.

Since the Brooklyn Union preferred stock is not being exchanged in the share exchange but will be redeemed pursuant to its terms prior to the KeySpan share exchange if Proposal 2 is approved by Brooklyn Union common shareholders, holders of Brooklyn Union preferred stock are not entitled to statutory appraisal rights.

                          BROOKLYN UNION PROPOSAL 2:
        HOLDING COMPANY AND ADOPTION OF THE KEYSPAN EXCHANGE AGREEMENT

  This Annex J describes the Brooklyn Union holding company proposal and discusses the effects of the KeySpan share exchange. For a description of the proposed LILCO Combination, the LIPA Transaction and their effects, see the Joint Proxy Statement/Prospectus.

  The management and the Board of Directors of Brooklyn Union unanimously believe that it is in the best interests of Brooklyn Union and its shareholders to restructure Brooklyn Union so that it will become a separate subsidiary of a new parent holding company, with the present holders of Brooklyn Union common stock becoming the holders of the common stock of the new parent.

  To carry out such restructuring, Brooklyn Union has caused to be incorporated a New York corporation, KeySpan Energy Corporation (referred to in this Joint Proxy Statement/Prospectus as "KeySpan"), which now has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of KeySpan's common stock, par value $.33 1/3 per share ("KeySpan common stock"), are owned by Brooklyn Union.

  The Board of Directors of each of Brooklyn Union and KeySpan has adopted the Amended and Restated Agreement and Plan of Exchange under which, subject to adoption by Brooklyn Union's shareholders and the satisfaction of other conditions, Brooklyn Union will become a subsidiary of KeySpan through the exchange of the outstanding shares of Brooklyn Union common stock on a share-for-share basis for shares of KeySpan common stock (referred to in this Joint Proxy Statement/Prospectus as the "KeySpan share exchange" or the "KeySpan exchange"). It is intended that after the consummation of the KeySpan share exchange, all new non-utility subsidiaries will be established as direct subsidiaries of KeySpan, certain, if not all, of Brooklyn Union's existing subsidiaries involved in non-utility operations (collectively, the "non-utility subsidiaries") eventually will be transferred to KeySpan and become subsidiaries of KeySpan and such subsidiaries will, to the extent practicable, conduct the non-utility business of the consolidated entity. See "--The Share Exchange--Transfer of Brooklyn Union's Non-Utility Subsidiaries to KeySpan." The KeySpan Exchange Agreement is attached to this Joint Proxy Statement/Prospectus as Annex K and is incorporated herein by reference.

  Brooklyn Union is subject to regulation by the New York Public Service Commission (the "PSC") under the New York Public Service Law (the "Public Service Law"). On September 25, 1996, the PSC issued an order (the "PSC Order") approving the holding company restructuring and the terms with which Brooklyn Union and KeySpan have agreed to comply in their on-going relationships and activities, including a new rate plan and certain customer protection provisions.

REASONS FOR THE HOLDING COMPANY STRUCTURE AND KEYSPAN SHARE EXCHANGE

 General

  The proposed holding company structure is intended to provide Brooklyn Union and its subsidiaries with the financial and regulatory flexibility to compete more effectively in an increasingly competitive energy industry by relaxing constraints imposed by the PSC on incremental investments in unregulated operations, annual investments, amounts invested in any single line of business, and financial ratios of subsidiaries. Relaxing constraints and eliminating time-lags associated with regulatory decisions should allow more rapid moves in an industry where competitors do not have the same constraints as regulated entities. The Board of Directors of Brooklyn Union believes that a holding company structure will provide greater opportunity for growth and enhanced values, and greater flexibility in developing and operating new businesses and greater flexibility regarding the timing, method and amount of financings and acquisitions, through the separation between the utility and non-utility businesses and relaxed constraints on unregulated activities. The Brooklyn Union Board believes that a separation between utility and non-utility businesses will serve to protect the financial integrity of the utility business from risks involved in non-utility businesses and ventures, and provide greater flexibility regarding the timing, method and amount of financings and acquisitions. Under the Brooklyn Union/LILCO Agreement, Brooklyn Union and KeySpan will require LILCO's consent to undertake certain actions. See pages 67 to 78 of the Joint Proxy Statement/Prospectus.

 Competing in the New Regulatory Environment

  The Board of Directors of Brooklyn Union believes that the proposed holding company structure is essential for Brooklyn Union to continue to operate as successfully in the future as it has in the past. A decade ago, the price of gas was controlled by regulation and statutes from the original producer and supplier through the ultimate end-user. Currently, there is no longer regulation over the sale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been relaxed. Similar regulatory initiatives are taking place at the state level, including in New York, to extend competition into the retail sector.

  The regulatory developments at the federal level have resulted in ample supplies of the natural gas commodity, aggressive competition among gas utilities, as well as unregulated gas marketing brokers and suppliers at the gas source, and declining prices, in real dollar terms, for natural gas for all consumers over the last decade.

  Interstate pipeline capacity rights are also becoming a commodity which can now be bought or sold for short or long periods of time. Thus, entities like Brooklyn Union have the opportunity to market temporarily unused pipeline capacity for the benefit of their customers and shareholders.

  In addition, there have been several other significant regulatory initiatives affecting utility companies and their customers. Local transportation of gas purchased by end-users from third party sellers has been available in New York since 1984, but until recently the principal beneficiaries of this availability had been large non-core commercial and industrial customers. Through further regulatory modifications, direct access to gas sold by third parties has become available for the first time to Brooklyn Union's core customers, including residential customers. Similar initiatives are taking place at the federal and state levels in the electric industry, as increasing wholesale and retail competition in the electric generation sector is likely to emerge over the next few years.

  These developments intensify the already fiercely competitive environment in which traditional providers of alternative energy sources, primarily fuel oil dealers, aggressively compete in most of Brooklyn Union's markets. The distinctions between energy sources is increasingly blurred, as oil, gas and electricity come to be viewed as somewhat interchangeable commodities, subjecting Brooklyn Union to greater competition.

  Moreover, a new rate plan (including the six-year rate freeze) took effect on October 1, 1996, and will continue to govern the utility rates of Brooklyn Union even if common shareholders of Brooklyn Union do not approve the holding company proposal and adopt the KeySpan Exchange Agreement. In that event, Brooklyn Union will not be able to realize the benefits it expects from a holding company structure unless the LILCO Combination is consummated. See "-- The KeySpan Share Exchange--New Rate Plan of Brooklyn Union" below.


 Flexibility of Utility and Non-Utility Businesses

  Brooklyn Union has been operating under the regulatory constraints of the PSC which limit (i) the total amount of the incremental investment in its unregulated operations, (ii) the amount that can be invested annually, (iii) the cumulative amount that can be invested in any single line of business, and
(iv) the debt-equity ratios of its subsidiaries. These are significant constraints on Brooklyn Union's ability to move rapidly in an increasingly competitive environment. Moreover, the limitation of investment to existing lines of business is also constraining because the industry is changing so rapidly that new lines of business are arising that were not even envisioned at the time that these PSC regulatory limits were adopted.

  As discussed below under "--The KeySpan Share Exchange--Transfer of Brooklyn Union's Non-Utility Subsidiaries to KeySpan", after the holding company restructuring, all new non-utility subsidiaries will be established as direct subsidiaries of KeySpan and certain, if not all, of current non-utility subsidiaries of Brooklyn

Union eventually will be transferred to and become, or become owned through, separate subsidiaries of KeySpan. Brooklyn Union believes the financial and regulatory flexibility provided by this holding company structure will enable it to operate more effectively in the changing environment and more easily address the new levels of competition. Brooklyn Union may request a ruling from the Internal Revenue Service that it may cause its non-utility subsidiaries to be distributed to KeySpan following the share exchange (and thus to become, or become owned through, separate subsidiaries of KeySpan) without the recognition of gain by Brooklyn Union. Brooklyn Union believes that it will be able to derive significant benefits from the consummation of the share exchange whether or not the ruling is obtained.

  As many in the energy industry believe, the new competitive environment may lead to additional consolidation, vertical expansion, and other strategic alliances, as energy companies may be required to offer a full range of energy services to compete effectively in order to retain and attract customers. For example, consolidations between Brooklyn Union and other operating utilities (e.g., through merger and/or acquisition) could result in economies of scale and synergies by enabling the consolidated company to take advantage of common needs and complementary strengths. Vertical integration could also enable utilities to offer customers more complete energy packages.

  Strategic alliances with unregulated third party participants and/or diversification into unrelated fields may also help protect against the market and financial risks to which Brooklyn Union is now, and increasingly will be, exposed. Thus, KeySpan may wish to increase its investment in unregulated energy-related businesses, whether through additional "ground floor" investment, the acquisition of existing energy and energy services providers, or the formation of strategic alliances with industry partners.

  KeySpan will continue to seek to invest in the current lines of business, such as exploration and production, pipeline transportation and gas storage, and will engage in energy marketing and other energy-related activities. Although KeySpan has not identified other specific business opportunities, it believes that such activities would likely include areas with which Brooklyn Union is already familiar, such as information systems, environmental services, gas appliance services, engineering services, financial services, meter reading, and billing and collection services. Under a holding company structure, KeySpan should be able to take advantage of opportunities in a timely fashion and compete more effectively against other energy companies. Except for the restrictions set forth in the PSC Order and discussed in "--The KeySpan Share Exchange--The PSC Order," KeySpan believes it should not otherwise be required to obtain PSC approval for investments in non-utility businesses, would not be subject to the limitations imposed under certain provisions of New York law applicable to Brooklyn Union, and thus should be able to compete more effectively against other entities not subject to similar constraints.


 Financing Flexibility

  Under Section 69 of the Public Service Law, Brooklyn Union cannot issue debt or equity securities for other than utility purposes. Thus, the practical limit of its investment in non-utility businesses is the amount of Brooklyn Union's retained earnings. This limit has not posed a practical problem in the past because Brooklyn Union's non-utility businesses were clearly defined and limited in scope and magnitude. Now, however, such a limit is inappropriate in the new environment, especially in light of the fact that Brooklyn Union's principal present, and likely future, competitors are not subject to similar constraints.

  The Board of Directors of Brooklyn Union believes that the best way both to reduce the regulatory constraints described above, and to ensure that utility customers continue to be insulated from potential risks resulting from investments in non-utility businesses and ventures, is to adopt a holding company structure, while providing sufficient protection to customers to assure that Brooklyn Union will continue to provide safe, adequate and reliable service at just and reasonable rates.

  After the KeySpan share exchange, financing of unregulated activities of KeySpan and its direct non-utility subsidiaries will not require PSC approval. In addition, the capital structure of each direct non-utility subsidiary may be appropriately tailored to suit its individual business. Also, under the holding company structure, KeySpan would not need PSC approval to issue debt or equity securities to finance the acquisition of the stock or assets of other companies. The ability to raise capital for acquisitions without prior PSC approval should allow competition on a level basis with other potential acquirors, some of which are already holding companies. Under a holding company structure, the issuance of debt or equity securities by KeySpan to finance the acquisition of the stock or assets of another company should not adversely affect Brooklyn Union's capital devoted to and available for regulated utility operations.

CERTAIN CONSIDERATIONS

 Future Performance of KeySpan Common Stock Cannot Be Assured

  The purpose of the KeySpan share exchange is to establish a holding company structure that will enhance the ability to take advantage of business opportunities outside of Brooklyn Union's present markets. The Board of Directors believes the KeySpan share exchange and holding company structure to be in the best interests of Brooklyn Union and its shareholders. Nevertheless, the success of KeySpan in realizing its goals and the future performance of KeySpan common stock cannot be assured.

 Dividends on KeySpan Common Stock Will Initially Depend on Common Stock Dividends Paid by Brooklyn Union

  KeySpan does not now, nor will it immediately after the KeySpan share exchange, conduct directly any business operations from which it will derive any revenues. KeySpan plans to obtain funds for its own operations from dividends paid to KeySpan by its subsidiaries, and from sales of securities or debt incurred by KeySpan. Dividends on KeySpan common stock will initially depend upon the earnings, financial condition and capital requirements of Brooklyn Union, and the dividends that Brooklyn Union pays to KeySpan. In the future, dividends from KeySpan's subsidiaries other than Brooklyn Union may also be a source of funds for dividend payments by KeySpan. Although it has no present intention to do so, Brooklyn Union may issue preferred stock in the future to meet its capital requirements. Such preferred stock would have dividend rights which are preferential to the payment of dividends by Brooklyn Union to KeySpan.

  The PSC Order also imposes certain limitations on the dividends that Brooklyn Union may pay to KeySpan after the KeySpan share exchange. Generally, Brooklyn Union may not pay KeySpan more than 100% of income available for dividends. Also, if there is a significant reduction in service quality by Brooklyn Union (according to specific guidelines) or if certain specified credit rating agencies downgrade Brooklyn Union's debt ratings to specified levels, further limits may be placed upon the amount of dividends Brooklyn Union may pay to KeySpan. See "--The KeySpan Share Exchange--Dividend Policy."

  KeySpan presently expects to pay quarterly dividends on KeySpan common stock at least equal to the rate, and on approximately the same schedule, as the dividend most recently declared by Brooklyn Union on its common stock. While future dividends will depend on the earnings, financial condition and capital requirements of Brooklyn Union and its other subsidiaries, KeySpan presently expects to continue a policy of paying an appropriate percentage of earnings to shareholders.

  It is anticipated that the interim annualized dividend rate paid to the Holding Company common shareholders after completion of the LILCO Combination and the LIPA Transaction will be $1.78 per common share, subject to approval and declaration by the Holding Company Board of Directors. This dividend rate is intended to be in place from the closing of these transactions until such time as the Holding Company's Board has established its formal dividend policy. The payment of dividends by the Holding Company in the future, however, will depend on business conditions, results of operations, financial
conditions, and other factors. See page    of the Joint Proxy
Statement/Prospectus.

 Non-Utility Businesses

  Brooklyn Union's principal non-utility subsidiaries participate and own investments in gas and oil exploration and production, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. Brooklyn Union will eventually transfer certain, if not all, of these subsidiaries and investments to KeySpan following the KeySpan share exchange, subject to receipt of certain tax rulings. Similarly, new non-utility subsidiaries will be established as direct subsidiaries of KeySpan. See "--The KeySpan Share Exchange--Transfer of Brooklyn Union's Non-Utility Subsidiaries to KeySpan."

  It is the current intention of KeySpan for the non-utility subsidiaries to engage primarily in energy-related businesses which will not be regulated by state or federal agencies which regulate public utilities. Such businesses may encounter competitive and other factors not previously experienced by Brooklyn Union, and may have different, and perhaps greater, investment risks than those involved in the regulated natural gas utility business of Brooklyn Union. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on KeySpan. As is the case now, any losses incurred by such businesses will not be recoverable in utility rates of Brooklyn Union. For further information regarding Brooklyn Union's non-utility subsidiaries, see Notes 3, 7, 8 and 10 to the 1996 Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Brooklyn Union's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996.

  Comparable earnings from Brooklyn Union's unregulated businesses (excluding 1996 after-tax gains from an initial public offering of a subsidiary and the sale of a plant ($33.5 million) and an after-tax reorganization charge
($7.8 million)) were $14.8 million, or 30 cents per share in fiscal 1996, $12.8 million, or 27 cents per share in 1995, and $10.4 million, or 22 cents per share in 1994.

  Brooklyn Union's total investment in these businesses, computed in accordance with PSC specifications as a percentage of consolidated capitalization, was 13.4%, 14.2% and 12.8% as of September 30, 1996, 1995 and 1994, respectively.

  KeySpan will obtain funds to invest in non-utility subsidiaries and other businesses from dividends it receives from Brooklyn Union, borrowings and other financings, and dividends KeySpan may in the future receive from any non-utility subsidiaries. There can be no assurance that non-utility subsidiaries will have earnings or pay any dividends to KeySpan in the foreseeable future.

 Implementation of the New Rate Plan

  The new rate plan (including the six-year rate freeze) took effect as of October 1, 1996 and will continue to govern utility rates and charges of Brooklyn Union even if common shareholders of Brooklyn Union do not approve the holding company proposal and adopt the KeySpan Exchange Agreement. In that event, Brooklyn Union will not be able to realize the benefits it expects from a holding company structure prior to the consummation of the business combination with LILCO. See also "--The KeySpan Share Exchange--New Rate Plan of Brooklyn Union" below.

 Certain Restrictions in the PSC Order

  As summarized above, the PSC Order imposes certain limitations on the dividends that Brooklyn Union may pay to KeySpan after the KeySpan share exchange. See also "--The KeySpan Share Exchange--Dividend Policy." The PSC Order also contains restrictions on KeySpan's investments in non-utility subsidiaries and other businesses, transactions between Brooklyn Union and KeySpan or any other subsidiary of KeySpan, loans, guarantees or pledges by Brooklyn Union for the benefit of KeySpan or any other subsidiary of KeySpan, and Board and managerial interlocks between Brooklyn Union and KeySpan or any other subsidiary of KeySpan. See "--The KeySpan Share Exchange--The PSC Order" and "--Management--Restrictions on Board and Management Interlocks between KeySpan and Brooklyn Union." There can be no assurance as to the effect, if any, that such restrictions will have on the business or operations of Keyspan, Brooklyn Union or the non-utility subsidiaries. In connection with the proposed LILCO Combination, Brooklyn Union and LILCO have filed a petition with the PSC requesting, among other things, the removal or relaxation of certain of the restrictions described herein. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

 Other Restrictions

  Under the Brooklyn Union/LILCO Agreement, Brooklyn Union and KeySpan will require LILCO's consent to undertake certain actions. See pages 67 to 78 of this Joint Proxy Statement/Prospectus.

RELATIONSHIP BETWEEN THE KEYSPAN SHARE EXCHANGE AND THE LILCO COMBINATION

  The KeySpan share exchange and the LILCO Combination are not conditioned on one another. If Brooklyn Union's shareholders approve the holding company proposal, we will effect the KeySpan share exchange regardless of whether the LILCO Combination is approved or consummated. If Brooklyn Union's shareholders approve both the holding company proposal and the LILCO Combination proposal, Brooklyn Union intends to proceed with the KeySpan share exchange first. In that case, KeySpan will assume Brooklyn Union's rights and obligations under the Brooklyn Union/LILCO Agreement with LILCO and effectively will be replacing Brooklyn Union as the entity that will engage in a binding share exchange with the Holding Company. If and when the LILCO Combination closes and Brooklyn Union and the non-utility subsidiaries become indirect subsidiaries of the Holding Company, we anticipate that KeySpan will be dissolved so that there would only be one holding company for Brooklyn Union, the non-utility subsidiaries and LILCO.

  The LILCO Combination described in the Joint Proxy Statement/Prospectus will also result in a holding company structure. Shareholder approval of the KeySpan holding company proposal, however, will allow Brooklyn Union to take advantage of the holding company structure prior to, and regardless of, the closing of the LILCO Combination. Brooklyn Union's ability to make investments in unregulated businesses is subject to certain restrictions under its agreement with LILCO. Brooklyn Union may transfer the non-utility subsidiaries directly to the Holding Company if the LILCO Combination is consummated prior to the time that a transfer to KeySpan of such subsidiaries occurs.

  This Annex J describes the Brooklyn Union holding company proposal and discusses the effects of the KeySpan share exchange. For a description of the proposed LILCO Combination, the LIPA Transaction and their effects, see the Joint Proxy Statement/Prospectus.

                         A. THE KEYSPAN SHARE EXCHANGE

THE KEYSPAN EXCHANGE AGREEMENT

  The KeySpan Exchange Agreement has been unanimously adopted by the Boards of Directors of Brooklyn Union and KeySpan and is subject to adoption by the holders of at least two-thirds of the outstanding shares of Brooklyn Union common stock. See "--Vote Required" below. In the KeySpan share exchange, (i) each share of Brooklyn Union common stock outstanding immediately prior to the effective time of the KeySpan share exchange will be exchanged for one new share of KeySpan common stock, (ii) KeySpan will become the owner of all outstanding Brooklyn Union common stock, and (iii) the shares of KeySpan common stock held by Brooklyn Union immediately prior to the KeySpan share exchange will be cancelled.

  As a result, upon completion of the KeySpan share exchange, KeySpan will become a holding company, Brooklyn Union will become a subsidiary of KeySpan, and all shares of KeySpan common stock outstanding immediately after the KeySpan share exchange will be owned by the former holders of Brooklyn Union common stock outstanding immediately prior to the KeySpan share exchange. It is intended that following the KeySpan share exchange, certain, if not all of Brooklyn Union's existing non-utility subsidiaries eventually will be transferred to KeySpan and become subsidiaries of KeySpan. See "--Transfer of Brooklyn Union's Non-Utility Subsidiaries to KeySpan." The KeySpan Exchange Agreement is attached to this Joint Proxy Statement/Prospectus as Annex K and is incorporated herein by reference.

  The KeySpan share exchange is conditioned on Brooklyn Union redeeming its preferred stock if the common shareholders vote for the holding company proposal. Under the terms of the preferred stock, the notice of redemption must be mailed at least 30 days prior to the redemption date. Brooklyn Union intends to consummate the KeySpan share exchange after the redemption date. A notice of redemption will be sent to holders of Brooklyn Union preferred stock promptly after the Brooklyn Union Meeting, assuming that shareholders vote to approve the holding company proposal. The notice of redemption will include instructions for holders of preferred stock to follow in surrendering their certificates evidencing such stock to receive the redemption price in payment therefor. Debt of Brooklyn Union will remain unchanged and will continue as outstanding obligations of Brooklyn Union after the KeySpan share exchange.

VOTE REQUIRED

  Under New York law, the affirmative vote of the holders of record on the record date of two-thirds of the outstanding shares of Brooklyn Union common stock is required to approve the holding company proposal and adopt the KeySpan Exchange Agreement. Because the requirement for this proposal is the affirmative vote of two-thirds of the outstanding common shares, broker non-votes and abstentions will have the effect of a "no" vote. Holders of Brooklyn Union preferred stock are entitled to receive notice of the Special Meeting, but are not entitled to vote on the holding company proposal and the KeySpan Exchange Agreement at the Brooklyn Union Meeting.

REGULATORY APPROVALS

 New York Public Service Law

  Under Section 70 of the Public Service Law, any transfer of utility stock such as will occur in the KeySpan share exchange must be approved in advance by the PSC. On September 25, 1996, the PSC issued its order approving the holding company restructuring. The PSC Order also contains terms with which Brooklyn Union and KeySpan have agreed to comply in their on-going relationship and activities, including the new rate plan and certain customer protection provisions. The term of the PSC Order extends to September 30, 2002, unless terminated by an earlier PSC order.

 Public Utility Holding Company Act of 1935 (the "Holding Company Act")

  Brooklyn Union currently is not subject to the Holding Company Act because it is not a "public utility holding company". As a result of the KeySpan share exchange, KeySpan will become a public utility holding company under the Holding Company Act. Pursuant to the KeySpan Exchange Agreement, simultaneously with the effectiveness of the KeySpan share exchange, KeySpan will file with the SEC an exemption statement to exempt itself and its subsidiaries from all provisions of the Holding Company Act (except with respect to certain acquisitions and investments) pursuant to the "intrastate" exemption provided by Section 3(a)(1) of that Act. The basis for exemption is that KeySpan and Brooklyn Union are each organized and carry on their business substantially in the State of New York, and neither KeySpan nor Brooklyn Union will derive any material part of its income from a public utility company organized outside of the State of New York. To maintain its exemption, KeySpan must file a statement each year prior to March 1 with the SEC. The SEC has authority under the Holding Company Act to challenge the availability of KeySpan's exemption. See "--Regulation of KeySpan and Brooklyn Union."

CONDITIONS TO EFFECTIVENESS OF THE KEYSPAN SHARE EXCHANGE

  The KeySpan share exchange is subject to the satisfaction of the following conditions (in addition to adoption of the KeySpan Exchange Agreement by the holders of Brooklyn Union common stock): (i) all necessary orders, authorizations, approvals or waivers from the PSC and all other jurisdictive regulatory bodies, boards or agencies have been received, remain in full force and effect, and do not include, in the sole judgment of the Board of Directors of Brooklyn Union, unacceptable conditions; (ii) all outstanding Brooklyn Union preferred stock have been redeemed pursuant to its terms; (iii) shares of KeySpan common stock to be issued in connection with the KeySpan exchange have been listed, subject to official notice of issuance, by the New York Stock Exchange; and (iv) KeySpan's restated certificate of incorporation (Annex L to this Joint Proxy Statement/Prospectus) has been filed with the New York Department of State (the "Department").

  Following satisfaction of these conditions, the KeySpan share exchange will become effective immediately following the close of business on the date of filing with the Department of a certificate of exchange pursuant to

Section 913(d) of the New York Business Corporation Law. Brooklyn Union cannot predict when all conditions will be satisfied, but expects that the KeySpan share exchange will become effective in the third quarter of calendar 1997.

EXCHANGE OF STOCK CERTIFICATES

  If the KeySpan share exchange is effected, it will not be necessary for holders of Brooklyn Union common stock to physically exchange their existing stock certificates for certificates of KeySpan common stock. The certificates which represent shares of Brooklyn Union common stock outstanding immediately prior to the effective time of the KeySpan share exchange will automatically represent an equal number of shares of KeySpan common stock immediately after the effective time and will no longer represent Brooklyn Union common stock. New certificates bearing the name of KeySpan will be issued after the KeySpan share exchange, if and as certificates representing shares of Brooklyn Union common stock outstanding immediately prior to the KeySpan share exchange are presented for exchange or transfer.

  The KeySpan share exchange is conditioned on Brooklyn Union redeeming its preferred stock if the common shareholders vote for the holding company proposal. Under the terms of the preferred stock, the notice of redemption must be mailed at least 30 days prior to the redemption date. Brooklyn Union intends to consummate the KeySpan share exchange after the redemption date. A notice of redemption will be sent to holders of Brooklyn Union preferred stock promptly after the Brooklyn Union Meeting, assuming that shareholders vote to approve the holding company proposal. The notice of redemption will include instructions for holders of preferred stock to follow in surrendering their certificates evidencing such stock to receive the redemption price in payment therefor. Debt of Brooklyn Union will remain unchanged and will continue as outstanding obligations of Brooklyn Union after the KeySpan share exchange.

TRANSFER OF BROOKLYN UNION'S NON-UTILITY SUBSIDIARIES TO KEYSPAN

  Brooklyn Union's principal non-utility subsidiaries currently participate and own investments in gas and oil exploration and production, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. After the KeySpan share exchange, it is intended that Brooklyn Union will transfer to KeySpan, or to the Holding Company in the event that the LILCO Combination is consummated prior to such transfer, certain, if not most, of these non-utility subsidiaries and investments.

  Brooklyn Union may request a ruling from the Internal Revenue Service that it may cause its non-utility subsidiaries to be distributed to KeySpan following the share exchange (and thus to become, or become owned through, separate subsidiaries of KeySpan) without the recognition of gain by Brooklyn Union. Brooklyn Union believes that it will be able to derive significant benefits from the consummation of the share exchange whether or not the ruling is obtained.

  Other than for the foregoing subsidiaries and investments, and except for dividends or other distributions with respect to Brooklyn Union common stock held by KeySpan, it is expected that Brooklyn Union will not transfer at less than a fair consideration any of its other assets to KeySpan or any KeySpan subsidiaries. Brooklyn Union will develop accounting and other procedures to the extent determined to be necessary or appropriate to ensure separation of utility and non-utility businesses. See "--The PSC Order" below.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

  Shares of Brooklyn Union common stock held in its Dividend Reinvestment and Stock Purchase Plan (including uncertificated whole and fractional shares) will automatically become a like number of shares of KeySpan common stock at the effective time of the KeySpan share exchange. At the effective time, KeySpan will succeed to the Plan as in effect immediately prior to the effective time, and shares of KeySpan common stock will be issued under the Plan on and after the effective time. KeySpan will file a post-effective amendment to Brooklyn Union's registration statement on Form S-3 for the Plan shortly after the effective time of the KeySpan exchange.

AMENDMENT OR TERMINATION OF THE KEYSPAN EXCHANGE AGREEMENT

  The Boards of Directors of Brooklyn Union and KeySpan may amend any of the terms of the KeySpan Exchange Agreement at any time before or after its adoption by the holders of Brooklyn Union common stock and prior to the effective time, but no such amendment may, in the sole judgment of the Board of Directors of Brooklyn Union, materially and adversely affect the rights of Brooklyn Union's shareholders.

  The KeySpan Exchange Agreement may be terminated and the KeySpan share exchange abandoned at any time before or after the shareholders of Brooklyn Union adopt the KeySpan Exchange Agreement, and prior to the effective time, if the Board of Directors of Brooklyn Union determines, in its sole judgment, that consummation of the KeySpan exchange would, for any reason, be inadvisable or not be in the best interests of Brooklyn Union or its shareholders.

LISTING OF KEYSPAN COMMON STOCK

  KeySpan is applying to have its common stock listed on the New York Stock Exchange. It is expected that such listing will become effective at the effective time of the KeySpan share exchange. The stock exchange ticker symbol of KeySpan common stock will be "KSE", and quotations will be carried in newspapers as they have been for Brooklyn Union common stock. Following the KeySpan share exchange, Brooklyn Union common stock will no longer trade and will be delisted and no longer registered pursuant to Section 12 of the Securities Exchange Act of 1934.

BROOKLYN UNION COMMON STOCK MARKET PRICES AND DIVIDENDS

  Brooklyn Union common stock is listed and principally traded on the New York Stock Exchange. See "Questions & Answers on the Brooklyn Union/LILCO Combination and LIPA Transaction; Summary of Joint Proxy Statement/Prospectus--Comparative Dividends and Market Prices--Brooklyn Union" in the Joint Proxy Statement/Prospectus for the dividends paid and the high and low sales prices of Brooklyn Union common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

DIVIDEND POLICY

  KeySpan does not now, nor will it immediately after the KeySpan share exchange, conduct directly any business operations from which it will derive any revenues. KeySpan plans to obtain funds for its own operations from dividends paid to KeySpan on the stock of its subsidiaries, and from sales of securities or debt incurred by KeySpan. Dividends on KeySpan common stock will initially depend upon the earnings, financial condition and capital requirements of Brooklyn Union, and the dividends paid by Brooklyn Union to KeySpan. KeySpan presently expects to continue Brooklyn Union's policy of paying an appropriate percentage of earnings to shareholders. In the future, dividends from KeySpan's subsidiaries other than Brooklyn Union may also be a source of funds for dividend payments by KeySpan. Payment of dividends on Brooklyn Union common stock will continue to be subject to the prior rights of holders of Brooklyn Union preferred stock.

  KeySpan presently expects to pay quarterly dividends on KeySpan common stock at least equal to the rate, and on approximately the same schedule as, the dividend most recently declared by Brooklyn Union on its common stock. The quarterly dividend most recently declared by Brooklyn Union's Board of Directors on Brooklyn Union common stock was $.365 per share payable August 1, 1997 to holders of record on July 8, 1997. The amount of dividends paid by Brooklyn Union to KeySpan following the KeySpan share exchange is expected to be greater than the amount of dividends KeySpan pays on its common stock, since KeySpan will need funds for its holding company activities.

  The PSC Order contains conditions imposing limitations on dividend payments by Brooklyn Union to KeySpan. These limitations are designed to ensure maintenance of Brooklyn Union's financial strength, its ability to raise capital sufficient to finance required investment in its utility plant, and to protect Brooklyn Union's ability to provide safe, adequate and reliable utility service. The limitations are as follows: (1) Brooklyn Union's level of dividend payments cannot exceed 100% of its income available for dividends, calculated on a two-year rolling average basis; (2) in the event that Brooklyn Union fails to achieve certain service levels prescribed in the PSC Order, Brooklyn Union will be required to show cause why it should not be prohibited from increasing the level of dividend payments; (3) in the event that KeySpan has rated debt, and the debt is rated or downgraded to BBB, KeySpan will be required to show cause to the PSC why dividends from Brooklyn Union to KeySpan should not be limited to 75% of income available for dividends; and (4) under certain conditions, dividends paid by Brooklyn Union to KeySpan may be limited to 75% of income available for dividends (calculated on a two-year rolling average basis), 50% of income available for dividends (calculated on a two-year rolling average basis) or suspended, in the event of a downgrade of Brooklyn Union's senior debt securities by at least two of the following credit rating agencies: Standard & Poor's Rating Group, Moody's Investors Service and Fitch Investors Service L.P. In connection with the proposed LILCO Combination, Brooklyn Union and LILCO have filed a petition with the PSC requesting, among other things, the removal or relaxation of certain of the restrictions described herein. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

  Under the Brooklyn Union/LILCO Agreement, KeySpan will be restricted in, among other things, its ability to pay extraordinary dividends. See pages 79 to 80 of the Joint Proxy Statement/Prospectus.

  The following table summarizes the downgrade events with respect to Brooklyn Union's senior debt which will cause a limitation, the nature of the limitation, and the events that will lead to removal of the limitation, on dividends that Brooklyn Union can pay to KeySpan:


BROOKLYN UNION DOWNGRADE
         EVENT                    LIMITATION             LIMITATION REMOVED
------------------------          ----------             ------------------
Downgrade to BBB+ and      Dividends limited to 75%   When prior rating
 downgrade is in any       of income available for    restored
 part due to the           dividends
 performance or concerns
 about the financial
 condition of KeySpan or
 any subsidiary of
 KeySpan other than
 Brooklyn Union
Downgrade to BBB and       Dividends limited to 75%   When prior rating
 downgrade is solely due   of income available for    restored
 to the performance or     dividends
 concerns about the
 financial condition of
 Brooklyn Union
Downgrade to BBB and       Dividends limited to 50%   When prior rating
 downgrade is in any       of income available for    restored
 part due to the           dividends
 performance or concerns
 about the financial
 condition of KeySpan or
 any subsidiary of
 KeySpan other than
 Brooklyn Union
Downgrade to BBB and       Dividends suspended        When rating restored to
 rating not restored to                               at least BBB+
 at least BBB+ within 2
 years
Downgrade to BBB-          Dividends suspended        When rating restored to
                                                      at least BBB

  The conditions of the PSC Order imposing these limitations will continue throughout the term of the agreement that was approved by the PSC Order, which ends on September 30, 2002. However, the PSC Order provides for review of the agreement to determine whether modifications are appropriate.

  Brooklyn Union's Standard & Poor's and Moody's unsecured senior debt ratings are A and A1, respectively. Following the announcement of the LILCO Combination, Standard & Poor's placed Brooklyn Union on credit watch with negative implications.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Brooklyn Union and KeySpan have received an opinion from Sullivan & Cromwell, their special counsel, that the KeySpan share exchange and the redemption of the Brooklyn Union preferred stock will have the tax consequences described below. The opinion is based on certain representations made by Brooklyn Union and KeySpan and certain assumptions, including an assumption that all of the outstanding Brooklyn Union preferred stock will be redeemed prior to the consummation of the KeySpan share exchange. The tax consequences of the KeySpan share exchange may be significantly different from those described below if all of the Brooklyn Union preferred stock is not redeemed prior to the exchange. The discussion below does not cover the tax consequences of the KeySpan share exchange or the redemption of Brooklyn Union preferred stock under state, local or foreign income or other tax laws. SHAREHOLDERS OF BROOKLYN UNION ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECTS OF SUCH LAWS AND WITH RESPECT TO THE TAX CONSEQUENCES OF THE KEYSPAN SHARE EXCHANGE IF ALL OF THE BROOKLYN UNION PREFERRED STOCK IS NOT REDEEMED PRIOR TO THE EXCHANGE.

  The discussion below does not address all material tax consequences with respect to the KeySpan share exchange or the redemption of Brooklyn Union preferred stock and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers, investors that hold Brooklyn Union stock as other than a capital asset or as part of a straddle or a hedging or conversion transaction, or investors whose functional currency is not the U.S. dollar), some of which may be subject to special rules. The summary only addresses a holder of Brooklyn Union stock that is (i) a citizen or resident of the U.S.,
(ii) a corporation organized under the laws of the U.S., or any state, or
(iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of its Brooklyn Union stock.

 KeySpan Share Exchange

  The material federal income tax consequences of the KeySpan share exchange are as follows:

    (1) no gain or loss will be recognized by a holder of Brooklyn Union common stock upon the exchange solely of such holder's Brooklyn Union common stock solely for KeySpan common stock;

    (2) the basis of shares of KeySpan common stock received or deemed received by a former holder of shares of Brooklyn Union common stock in an exchange described in (1) above in the aggregate will equal the basis of such former holder's shares of Brooklyn Union common stock so actually or deemed exchanged, and the holding period for such shares of KeySpan common stock will include the holding period of the shares of Brooklyn Union common stock so actually or deemed exchanged to the extent that such shares of Brooklyn Union common stock were held as a capital asset at the effective time of the KeySpan share exchange;

    (3) no gain or loss will be recognized by KeySpan or Brooklyn Union on account of the KeySpan share exchange or the issuance of shares of KeySpan common stock to the former holders of shares of Brooklyn Union common stock pursuant to the KeySpan Exchange Agreement; and

    (4) the consummation of the KeySpan share exchange will not result in the termination of the existence of the affiliated group of corporations of which Brooklyn Union has been the common parent, and Brooklyn Union will be included in such affiliated group of corporations of which KeySpan will become the new common parent.

  Shareholders of Brooklyn Union will be required to attach to their income tax returns a complete statement of all the facts relating to the KeySpan share exchange. The facts to be disclosed include the shareholder's basis in the shares of Brooklyn Union common stock transferred to KeySpan and the nature and amount of shares of KeySpan common stock received in the KeySpan share exchange. Shareholders of Brooklyn Union will also be required to keep permanent records of any information relating to the KeySpan share exchange that is required to be filed with their income tax returns.

 Redemption of Preferred Stock

  Except to the extent described in the paragraph below, a holder of Brooklyn Union preferred stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received upon redemption and its tax basis in such Brooklyn Union preferred stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shareholder has held its Brooklyn Union preferred stock for more than one year at the time such stock is redeemed.

  A holder of Brooklyn Union preferred stock who also owns shares of Brooklyn Union common stock may not be able to recognize loss on the redemption of its preferred stock if the KeySpan share exchange and the redemption of Brooklyn Union preferred stock were regarded as integrated steps in a related transaction. PERSONS WHO ARE HOLDERS OF BOTH SHARES OF BROOKLYN UNION COMMON STOCK AND SHARES OF BROOKLYN UNION PREFERRED STOCK SHOULD, THEREFORE, CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE REDEMPTION OF THEIR BROOKLYN UNION PREFERRED STOCK.

BROOKLYN UNION EMPLOYEE PLANS

  The KeySpan Exchange Agreement provides that Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees, and Long-Term Performance Incentive Compensation Plan (together, the "Brooklyn Union Stock Plans"), along with other employee benefit plans maintained by Brooklyn Union (collectively with the Brooklyn Union Stock Plans, the "Brooklyn Union Employee Plans"), such as the defined benefit and defined contribution pension plans, health plans and disability plans, will be amended to provide for KeySpan taking over responsibility for such Plans upon consummation of the KeySpan share exchange. The Brooklyn Union Stock Plans were previously approved by Brooklyn Union shareholders. After the consummation of the KeySpan share exchange, KeySpan will assume such plans but may further amend, suspend, revoke or terminate such plans. See "--Stock and Benefit Plans" in the Joint Proxy Statement/Prospectus.

 Stock Based Plans

  If the KeySpan share exchange is consummated, shares of Brooklyn Union common stock then held under the Brooklyn Union Stock Plans will automatically become a like number of shares of KeySpan common stock. Also, the Brooklyn Union Stock Plans as then amended will provide for shares of KeySpan common stock, instead of Brooklyn Union common stock, being issued and delivered in the future under such Plans.

  Upon consummation of the KeySpan share exchange, all outstanding stock options under Brooklyn Union's Long-Term Performance Incentive Compensation Plan will be converted into options to acquire, on the same terms and conditions as were applicable under such stock options immediately prior to the share exchange, such number of shares of KeySpan common stock as the holders of such options would have been entitled to receive pursuant to the KeySpan share exchange had such holders exercised such stock options in full immediately prior to the KeySpan share exchange, at a price per share of KeySpan common stock equal to the per share option price of Brooklyn Union common stock. KeySpan will issue future options on its common stock under such Plan. In addition, Performance Shares granted and to be granted under such Plan will be treated in a comparable manner. KeySpan will file post-effective amendments to Brooklyn Union's registration statements on Form S-8 for the amended Brooklyn Union Stock Plans shortly after the effective time of the KeySpan share exchange.

 Non-Stock Based Plans

  Upon consummation of the KeySpan share exchange, KeySpan will take over responsibility for all of Brooklyn Union's retirement and other employee benefit plans, such as the defined benefit and defined contribution pension plans, health plans and disability plans. Benefits provided for in these non-stock based plans will not be changed as a result of the holding company restructuring and KeySpan share exchange.

REDEMPTION OF BROOKLYN UNION PREFERRED STOCK

  The KeySpan share exchange is conditioned on the redemption of all Brooklyn Union preferred stock after the vote by Brooklyn Union common shareholders and before the consummation of the share exchange. Holders of Brooklyn Union preferred stock will not become holders of KeySpan preferred or common stock as a result of the KeySpan share exchange. Under the terms of the preferred stock, the notice of redemption must be mailed at least 30 days prior to the redemption date. Brooklyn Union intends to consummate the KeySpan share exchange after the redemption date. A notice of redemption will be sent to holders of Brooklyn Union preferred stock promptly after the Brooklyn Union Meeting, assuming that shareholders vote to approve the holding company proposal. The notice of redemption will include instructions for holders of preferred stock to follow in surrendering their certificates evidencing such stock to receive the redemption price in payment therefor.

KEYSPAN CAPITAL STOCK

  Since the KeySpan Exchange Agreement is conditioned on KeySpan's restated certificate of incorporation being filed prior to the KeySpan share exchange with the New York Department of State, a vote by Brooklyn Union common shareholders for adoption of the KeySpan Exchange Agreement will constitute approval of KeySpan's restated certificate of incorporation and by-laws. The KeySpan restated certificate of incorporation and by-laws will govern certain rights of KeySpan's shareholders after the KeySpan share exchange as discussed under this caption and under "--Comparative Shareholders' Rights" below.

  The following statements with respect to KeySpan common stock are based on certain provisions of KeySpan's restated certificate of incorporation and by-laws, as to be in effect as of the effective time of the KeySpan share exchange. A copy of KeySpan's restated certificate of incorporation and by-laws substantially in the form to be in effect at the effective time of the KeySpan share exchange, are attached as Annex L hereto and are incorporated herein by reference.

  KeySpan is authorized to issue 210,000,000 shares of common stock and 10,000,000 shares of preferred stock. KeySpan preferred stock may be issued from time to time in series as KeySpan's Board of Directors may determine, and the respective dividend rates, redemption terms (if any), amounts payable on liquidation, voting rights (if any), number of votes per share, conversion rights (if any), and other terms will be fixed by KeySpan's Board of Directors with respect to any such series prior to issuance.

  When issued in the KeySpan share exchange, shares of KeySpan common stock will be fully paid and nonassessable. Holders of KeySpan common stock and preferred stock are not entitled to preemptive rights.

 Dividends

  Subject to prior rights of KeySpan preferred stock (if any should become outstanding), KeySpan common stock is entitled to such dividends as may be declared by KeySpan's Board of Directors, and KeySpan may purchase or otherwise acquire outstanding shares of common stock, out of funds legally available therefor.

  As summarized above, the PSC Order and the Brooklyn Union/LILCO Agreement impose certain limitations on the dividends that Brooklyn Union may pay to KeySpan after the share exchange. See

"-- Dividend Policy." At least initially after the KeySpan exchange, dividends on KeySpan common stock will depend on dividends paid by Brooklyn Union on its common stock owned by KeySpan.

 Liquidation Rights

  Upon liquidation of KeySpan, any net assets remaining after payment to the holders (if any) of KeySpan preferred stock of the full amounts to which they are entitled to receive are distributable pro rata to the holders of KeySpan common stock.

 Voting Rights

  Holders of KeySpan common stock are entitled to one vote per share. There are no cumulative voting rights. KeySpan's Board of Directors is divided into three classes, with directors elected generally to serve for terms of three years.

 Transfer Agent and Registrar

  The transfer agent and registrar for KeySpan common stock will be First Chicago Trust Company of New York, Jersey City, New Jersey.

 Indemnification and Limitation of Liability

  As do the Brooklyn Union by-laws, the KeySpan by-laws will provide that KeySpan shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of KeySpan, or serves or served at the request of KeySpan with any other enterprise as a director, officer or employee; expenses incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by KeySpan promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by KeySpan. No amendment of this by-law provision will impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

  As does Brooklyn Union's certificate of incorporation, KeySpan's restated certificate of incorporation will provide that no director shall have personal liability to KeySpan or its shareholders for damages for any breach of duty in such capacity, except for the liability for acts or omissions in bad faith or involving intentional misconduct or a knowing violation of law, or if he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or if such act violated Section 719 of the New York Business Corporation Law. Any amendment or repeal of such liability limitation provision may not apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

 Possible Effect of Certain KeySpan Provisions and the New York Law

  It is not the intention of the Board of Directors to discourage legitimate offers to enhance shareholder value. However, certain provisions of the KeySpan's restated certificate of incorporation and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of KeySpan. These provisions, many of which are presently contained in Brooklyn Union's certificate of incorporation or by-laws or otherwise apply to Brooklyn Union, might discourage a potentially interested purchaser from attempting a unilateral takeover bid for KeySpan on terms which some shareholders might favor. If they discourage potential takeover bids, these provisions might limit the opportunity for KeySpan's shareholders to sell their shares at a premium over then prevailing market prices.

  Non-Cumulative Voting. Neither Brooklyn Union nor KeySpan provides for cumulative voting in the election of directors. The procedure known as cumulative voting permits shareholders to multiply the number of votes to which they may be entitled by the total number of directors to be elected in the same election by the holders of the class or classes of shares of which their shares are a part and to cast their whole number of votes for one candidate or to distribute them among any two or more candidates.

  Under cumulative voting, it is possible for representation on the Board of Directors to be obtained by an individual or group of individuals who own less than a majority of the voting stock. Such a shareholder or group may have interests and goals which are not consistent with, and indeed might be in conflict with, those of a majority of the shareholders. The Board of Directors believes that each director should represent all shareholders, rather than the interests of any special constituency, and that the presence on KeySpan's Board of one or more directors representing such a constituency could disrupt and impair the efficient management of KeySpan. The lack of cumulative voting could discourage the accumulation of blocks of KeySpan common stock and therefore could tend to make temporary increases in the market price of KeySpan common stock, which could result therefrom, less likely to occur. Therefore, in these limited instances, shareholders may not be able to sell their shares of KeySpan common stock at a market price temporarily influenced by this type of activity.

  Advance Notice of Business to be Brought Before Shareholder Meetings. As under Brooklyn Union's by-laws, under KeySpan's by-laws shareholders must provide KeySpan prior written notice of any business to be brought before an annual or special meeting (including the nomination of directors) in order for it to be considered. With respect to any annual meeting, such by-laws require the written notice to be received by the Secretary of KeySpan no earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year's annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such by-laws require the written notice to be received by the Secretary of KeySpan no earlier than 90 days nor later than the later of 60 days prior to the date of, or 10 days after the public announcement of, such annual meeting. With respect to any special meeting, such by-laws require the written notice to be received by the Secretary of KeySpan no earlier than 90 nor later than the later of 60 days prior to, or 10 days after the announcement of, such special meeting. These by-law provisions provide a more orderly procedure for conducting shareholder meetings and provide the Board of Directors with a meaningful opportunity prior to shareholder meetings to inform shareholders, to the extent deemed necessary or desirable by the Board of Directors, of any business proposed to be conducted at such meetings, together with any recommendation of the Board of Directors. Also, by requiring advance notice of nominations by shareholders, these by-law provisions afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about such qualifications.

  On the other hand, these by-law provisions may provide sufficient time for KeySpan to institute litigation or take other steps to respond to such business, or to prevent such business from being acted upon, if such response or prevention is thought to be necessary or desirable. With respect to the electing of directors, these by-law provisions may tend to inhibit shareholders who do not have any intention of controlling KeySpan or its Board of Directors from participating in the nomination process; such provisions may also provide sufficient time for KeySpan to institute litigation or take other steps to prevent the nominee from being elected or serving if such prevention is thought to be necessary or desirable.

  "Blank-Check" Preferred Stock. KeySpan's restated certificate of incorporation will authorize the issuance of 10,000,000 shares of KeySpan preferred stock. In addition, after giving effect to the KeySpan share exchange, approximately 159,000,000 shares of KeySpan common stock will be authorized but unissued and not reserved for issuance. An effect of the existence of unissued KeySpan common stock and preferred stock may be to enable the KeySpan Board of Directors to render more difficult or discourage a transaction to obtain control of KeySpan. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, as by diluting voting or other rights of the proposed acquiror. In this regard, KeySpan's restated certificate of incorporation (as does Brooklyn Union's) will grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued preferred stock, one or more classes or series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert such stock into shares of KeySpan common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover.

  Section 912 of the New York Business Corporation Law. Section 912 of the New York Business Corporation Law would prohibit a "business combination" (as defined in Section 912, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by KeySpan or a subsidiary with an "interested shareholder" (as defined in Section 912, generally the beneficial owner of 20 percent or more of KeySpan's voting stock) within five years after the person or entity becomes an interested shareholder, unless
(i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder shall have been approved by KeySpan's Board of Directors, or (ii) the business combination is approved by the holders of a majority of the outstanding voting stock of KeySpan, excluding shares held by the interested shareholder, at a meeting called for such purpose not earlier than five years after such interested shareholder's stock acquisition date.

  Section 70 of the New York Public Service Law. Under Section 70 of the Public Service Law, unless authorized by the PSC, no gas corporation or electric corporation may directly or indirectly acquire the stock or bonds of any other corporation incorporated for, or engaged in, the same or a similar business, or proposing to operate or operating under a franchise from New York State or any other state or any other municipality. In general, no stock corporation other than a gas corporation or electric corporation or street railroad corporation may purchase or acquire, take or hold, more than ten percent (10%) of the voting capital stock of any gas corporation or electric corporation organized or existing under or by virtue of the laws of New York unless with the consent of, and subject to the terms and conditions set by, the PSC. No consent may be given by the PSC to any such acquisition unless it has been shown that such acquisition is in the public interest. Any contract, assignment, transfer or agreement for transfer of any stock in violation of
Section 70 will be void and of no effect, and no such transfer or assignment may be made upon the books of any such gas corporation or electric corporation, or will be recognized as effective for any purpose. A "gas corporation" is defined to generally include any corporation, company, partnership and person owning, operating or managing any gas plant.

  Other Provisions. Some other provisions of KeySpan's restated certificate of incorporation and by-laws may also tend to discourage potential offers to take over and acquire the business of KeySpan. KeySpan's Board of Directors will be divided into three classes, with directors in each class generally being elected to serve a three-year term. Also, special shareholder meetings may be called only by the chairman of the Board of Directors or by the Board pursuant to a resolution adopted by a majority of the entire Board. KeySpan's restated certificate of incorporation also provides that directors may not be removed without cause by the shareholders, except in the case of a director elected by the holders of any class or series of stock (other than KeySpan common stock), voting as a class or series, when so entitled by the applicable provisions of KeySpan's restated certificate of incorporation. Finally, certain provisions (relating to, for example, limitation on director liabilities, the ability to call special meetings of shareholders, presiding at meetings of shareholders, classified Board of Directors, election and removal of directors, advance notice requirements for shareholder proposals and nomination of directors at shareholder meetings, and indemnification) may only be amended by the affirmative vote of not less than two-thirds of the shares entitled to vote at a shareholder meeting. Brooklyn Union's certificate of incorporation and by-laws presently contain a number of these provisions.

COMPARATIVE SHAREHOLDERS' RIGHTS

  Brooklyn Union and KeySpan are both New York corporations. When the KeySpan share exchange becomes effective, holders of Brooklyn Union common stock will become holders of KeySpan common stock, and their rights will be governed by KeySpan's restated certificate of incorporation and by-laws instead of those of Brooklyn Union.

  Certain differences between the rights of holders of KeySpan common stock and those of holders of Brooklyn Union common stock are summarized below. Such summary is qualified in its entirety by reference to the information included in the exhibits hereto, in exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, and in materials incorporated herein by reference.

 Purpose Clause

  The corporate purposes for which Brooklyn Union may engage in business are those related to gas, electricity or other forms of energy and related activities. KeySpan is authorized to engage in any and all lawful acts and activities.

 Authorized Shares

  Authorized KeySpan and Brooklyn Union common stock is 210,000,000 and 70,000,000 shares, respectively. As of June 23, 1997, there were 50,364,212 shares of Brooklyn Union common stock outstanding and 1,500,000 shares of Brooklyn Union common stock reserved for issuance upon exercise of outstanding stock options. In addition, under the Brooklyn Union Stock Option Agreement, Brooklyn Union has granted to LILCO an option to purchase, under certain circumstances, up to 9,948,682 shares of Brooklyn Union common stock. Up to approximately 51,864,212 shares of KeySpan common stock may be issued in the KeySpan share exchange. The additional authorized but unissued shares of KeySpan common stock will be available for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Brooklyn Union Stock Plans, as well as possibly for stock splits, stock dividends, equity financings, and for other general corporate purposes (including, possibly, acquisitions), none of which is under current consideration.

  In addition to the currently outstanding shares of Brooklyn Union preferred stock, as of the Record Date, there were 831,000 and 2,000,000 authorized but unissued shares of Brooklyn Union $100 preferred stock and Brooklyn Union $25 preferred stock, respectively. There will be 10,000,000 authorized shares of KeySpan preferred stock, all of which are unissued.

 Preferred Stock

  The respective Boards of Directors of KeySpan and Brooklyn Union are authorized to issue preferred stock in series.

  The voting rights and certain preferences of the Brooklyn Union preferred stock are determined in Brooklyn Union's certificate of incorporation. Brooklyn Union preferred stock is generally not entitled to vote but only has limited voting rights as required by law and as set out in the Brooklyn Union's certificate of incorporation, which rights generally arise only in the event of certain arrearages in payment of dividends and certain corporate transactions affecting Brooklyn Union preferred stock. Brooklyn Union preferred stock is subject to redemption and sinking fund provisions.

  KeySpan's restated certificate of incorporation will not establish voting rights, preferences or other rights with respect to KeySpan preferred stock. KeySpan's Board of Directors is given full authority to establish and designate each particular series of preferred stock and to fix the rights, preferences and limitations of each particular series, and the relative rights, preferences and limitations between series, as follows: (i) the serial designation; (ii) the number of shares in such series; (iii) the dividend rate or rates and the date or dates upon which such dividends shall be payable;
(iv) whether dividends on such series will be cumulative, and, if so, from which date or dates; (v) liquidation preferences; (vi) provisions, if any, relating to optional redemption by KeySpan and sinking or other similar funds;
(vii) provisions, if any, relating to the conversion or exchange of shares of such series into shares of any class of stock (except that conversion or exchange may not be made into shares having superior dividend or liquidation preferences); (viii) the voting rights, if any, in addition to those required by law and the number of votes per share; and (ix) any other relative rights, preferences or limitations of such series not inconsistent with applicable law.

  Management believes that the ability to issue KeySpan preferred stock will provide important flexibility to KeySpan.

 Par Value

  The par value of KeySpan preferred stock differs from those of Brooklyn Union preferred stock. A designated par value is not required under the New York Business Corporation Law and in modern corporate practice par value does not serve any useful purpose. It is anticipated that the difference in par values will not affect the market value of KeySpan preferred stock.

  The par value per share of KeySpan common stock, $.33 1/3, is identical to the par value per share of Brooklyn Union common stock.

 Classified Board

  As is the case with Brooklyn Union, KeySpan's restated certificate of incorporation and by-laws will provide (i) for the Board to determine the number of directors; and (ii) for the division of the Board into three classes with directors in each class generally being elected for a three-year term. See "-- Management" below.

 Other Provisions

  KeySpan's restated certificate of incorporation will provide that directors may not be removed without cause by the shareholders, except in the case of a director elected by the holders of any class or series of stock (other than KeySpan common stock), voting as a class or series, when so entitled by the applicable provisions of KeySpan's restated certificate of incorporation. Also, certain provisions (relating to, for example, preferred stock, limitation on director liabilities, the ability to call special meetings of shareholders, classified Board of Directors, election and removal of directors, advance notice requirements for shareholder proposals and nomination of directors at shareholder meetings) may only be amended by the affirmative vote of not less than two-thirds of the shares then entitled to vote at shareholder meetings. Other provisions of KeySpan's restated certificate of incorporation or by-laws may be amended, repealed or adopted by a vote of the shareholders of KeySpan at the time entitled to vote at any shareholder meeting or, in the case of the KeySpan by-laws, by the Board of Directors of KeySpan.

  See also "--KeySpan Capital Stock".

  For information regarding the Holding Company common stock and preferred stock and a comparison of certain shareholder rights after consummation of the LILCO Combination, see "Description of Holding Company Capital Stock" and "Comparison of Shareholders' Rights" in the Joint Proxy Statement/Prospectus.

BUSINESS

  Brooklyn Union distributes natural gas at retail, primarily in a territory of approximately 187 square miles, which includes the Boroughs of Brooklyn and Staten Island and two-thirds of the Borough of Queens in New York City. The population of the territory served is approximately 4,000,000. As of September 30, 1996, Brooklyn Union had approximately 1,126,000 active meters, of which approximately 1,089,000 were residential. Brooklyn Union is subject to the regulatory jurisdiction of the PSC. After the KeySpan share exchange, Brooklyn Union will continue to carry on its current utility business as a subsidiary of KeySpan.

  Brooklyn Union's principal non-utility subsidiaries currently participate and own investments in gas and oil exploration and production, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. It is anticipated that certain, if not all, of these subsidiaries eventually will become separate subsidiaries of KeySpan after the KeySpan share exchange.

  On September 20, 1996, Brooklyn Union sold in an initial public offering approximately 34% of its interest in The Houston Exploration Company ("THEC"). THEC is a natural gas and oil exploration and production company with proven reserves of approximately 320 billion cubic feet of natural gas.

  Immediately after the KeySpan share exchange occurs, KeySpan will have no material assets other than its direct ownership of all of Brooklyn Union's outstanding common stock and its indirect ownership of all of the common stock of Brooklyn Union's existing non-utility subsidiaries. See "--Transfer of Brooklyn Union's Non-Utility Subsidiaries to KeySpan." It is expected that, in the future, KeySpan will expand into some other businesses and ventures.

  For further information regarding Brooklyn Union's non-utility subsidiaries, see Notes 3, 7, 8 and 10 to the 1996 Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Brooklyn Union's Proxy Statement dated December 30, 1996 for its annual meeting of shareholders held on February 6, 1997. Financial and additional information regarding Brooklyn Union is also included in the Joint Proxy Statement/Prospectus.

  For information regarding LILCO's business and condition, see "Selected Information Concerning Brooklyn Union and LILCO" and the Unaudited Pro Forma Combined Consolidated and Condensed Financial Statements included in the Joint Proxy Statement/Prospectus, and the financial and additional information regarding LILCO incorporated by reference therein as listed under "Where You Can Find More Information" in the Joint Proxy Statement/Prospectus.

REGULATION OF KEYSPAN AND BROOKLYN UNION

 Regulation of KeySpan

  KeySpan must comply with the PSC Order. As discussed and referred to below under "--The PSC Order", there are restrictions on KeySpan's investments, transactions between Brooklyn Union and KeySpan and other KeySpan subsidiaries, restrictions on loans, guarantees or pledges for the benefit of KeySpan and other KeySpan subsidiaries, and restrictions on Board and managerial interlocks between Brooklyn Union and KeySpan and other KeySpan subsidiaries. In connection with the proposed LILCO Combination, Brooklyn Union and LILCO have filed a petition with the PSC requesting, among other things, the removal or relaxation of certain of the restrictions described herein. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

  As a result of the KeySpan share exchange, KeySpan will become a "public utility holding company" under the Holding Company Act. Simultaneously with the effectiveness of the share exchange, KeySpan will file with the SEC an exemption statement to exempt itself and its subsidiaries from all provisions of the Holding Company Act (except with respect to certain acquisitions and investments) pursuant to the "intrastate" exemption in Section 3(a)(1) of that Act. To maintain this exemption, KeySpan must file a statement each year prior to March 1 with the SEC. The SEC has authority under the Holding Company Act to challenge the availability of KeySpan's exemption.

  KeySpan believes that it will be exempt from all provisions of the Holding Company Act except Section 9(a)(2). Section 9(a)(2) requires SEC approval of the direct or indirect acquisition by KeySpan of five percent (5%) or more of the voting securities of any other public utility company. There are also presently limits on the extent to which KeySpan and its non-utility subsidiaries can enter into businesses which are not "functionally related" to the public utility business without raising potential issues about KeySpan's exempt status. SEC policies regarding the scope of permissible non-utility activities of a public utility holding company are subject to change, but under current law KeySpan would be required to remain engaged primarily and predominantly in the public utility business which could limit other activities in which KeySpan might wish to engage.

 Regulation of Brooklyn Union

  Brooklyn Union will continue to be subject to regulation by the PSC after the KeySpan share exchange. Brooklyn Union's utility retail sales, which include sales of gas, transportation and balancing services, will continue to be made primarily under rate schedules and tariffs filed with and subject to the jurisdiction of the PSC. See "--New Rate Plan of Brooklyn Union" below. In addition, Brooklyn Union will continue to be subject to regulation by the PSC, as it has been in the past, regarding issuances of securities, capital ratio maintenance, and the maintenance of its books and records.

THE PSC ORDER

 Non-Utility Capital Limits

  Unless otherwise approved by the PSC during the term of the PSC Order, KeySpan may only invest in the following categories of non-utility businesses (the "Complying Investments"): (i) energy-related businesses; (ii) businesses providing water, environmental and technical services;
(iii) telecommunications businesses; (iv) businesses that operate primarily within Brooklyn Union's service area and contribute to the economy of that area through such means as significant increased employment and improvement of housing stock; and (v) financial services businesses. In addition, KeySpan's investment in non-utility businesses will be limited to a percentage of KeySpan's Total Capital: starting at 35% for fiscal year 1997, and increasing at a rate of five percentage points per year until reaching 50% for fiscal year 2000 and thereafter. Brooklyn Union's investments in the lines of business described in (iv) and (v) above will be limited to an aggregate five percent (5%) of
KeySpan's Total Capital over the entire term of the PSC Order. "Total Capital" refers to the sum of an entity's common shareholders' equity, preferred stock, long term debt (including notes payable), but does not include any cash or cash equivalents appearing on the entity's consolidated balance sheets. The increases in investment authority detailed above will not occur if there has been a material violation of the PSC Order, as determined by the PSC.

  If (i) KeySpan or its subsidiaries invest in or acquire a utility company or Complying Investment, (ii) a portion of the activities of such acquired entity are non-Complying Investments, and (iii) all such non-Complying Investments in the aggregate amount to more than one percent (1%) of the assets of KeySpan, then KeySpan or the subsidiaries owning such non-Complying Investments must divest itself or themselves of such investments within a two-year period.

 Prohibitions of Affiliate Loans, Guarantees and Pledges

  Under the PSC Order, Brooklyn Union is prohibited from making loans to, or providing guarantees or other credit support for the obligations of, KeySpan or any other subsidiary of KeySpan. Likewise, Brooklyn Union may not pledge its assets for the obligations of any other entity, including KeySpan or any other subsidiary of KeySpan. Finally, KeySpan may not pledge the dividends, revenues or receivables received or expected from Brooklyn Union or any other subsidiary to support its obligations.

 Prohibitions of Affiliate Transactions and Other Restrictions

  The PSC Order generally prohibits any transaction between Brooklyn Union and KeySpan or any other subsidiary of KeySpan, except for the provision of certain corporate administrative services, certain "grandfathered" transactions as listed therein, transactions permitted as a matter of generic policy by the PSC, and tariffed transactions. In addition, KeySpan and its subsidiaries are required by the PSC Order to operate as separate entities, and the PSC Order prescribes capital ratio maintenance requirements for Brooklyn Union. Finally, the PSC Order sets out guidelines for the allocation of costs among KeySpan, Brooklyn Union and the other subsidiaries of KeySpan.

 Restrictions on Board and Management Interlocks

  In order to address concerns regarding the possible diversion of the attention of Brooklyn Union's management away from the utility business, as well as to avoid potential conflicts of interest with the management of KeySpan, the PSC Order contains restrictions regarding the composition of the Boards and managements of Brooklyn Union and KeySpan and other subsidiaries of KeySpan. See "--Management--Restrictions on Board and Management Interlocks between KeySpan and Brooklyn Union."

  In connection with the proposed LILCO Combination, Brooklyn Union and LILCO have filed a petition with the PSC requesting, among other things, the removal or relaxation of certain of the restrictions described herein. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

NEW RATE PLAN OF BROOKLYN UNION

  The PSC Order includes a new rate plan that took effect on October 1, 1996 and will remain in effect until September 30, 2002. In fiscal 1997, the non-gas component in customer bills will be reduced by at least $3 million, with subsequent bills subject to specific price caps through September 30, 2002. Hence, the non-gas cost component of customer rates, in the aggregate, will remain constant for the subsequent five years; however, rates to certain customer classes may increase in order to reflect more appropriately their respective cost responsibilities. Brooklyn Union also will be able to charge for various ancillary services.

  The new rate plan essentially freezes Brooklyn Union's distribution rates for six years, but at the same time, contains a number of provisions designed to maximize Brooklyn Union's overall earnings and protect Brooklyn Union's financial condition. There is no specific authorized rate of return on common equity and Brooklyn Union generally is not subject to any earnings cap. In addition, Brooklyn Union generally is not required to share with customers any level of earnings or cost savings related to utility operations. However, incentive provisions remain for the retention of 20% of net revenues from off-system transactions, as well as incentives related to total expenditures related to investigation and remediation of the sites of former manufactured gas plant facilities. The plan also contains provisions for rate adjustments tied to the level of inflation, exogenous costs or Brooklyn Union's financial condition.

  The rate plan also provides Brooklyn Union with substantial pricing flexibility to enhance its ability to compete against alternative fuel sources (primarily fuel oil) in price elastic firm markets, and to "unbundle" the cost of certain services from base rates to ensure that only the customers that use those services have to pay for them. It also includes mechanisms to allow Brooklyn Union to set prices for certain customer segments designed to price gas competitively with alternative sources of energy.

  The rate plan will continue to govern Brooklyn Union's utility rates and charges even if common shareholders do not approve the holding company proposal and adopt the KeySpan Exchange Agreement at Brooklyn Union's Special Meeting. In that event, Brooklyn Union will not be able to realize the benefits it expects from a holding company structure, which it believes is necessary in the future deregulated competitive environment of the energy industry.

STATUTORY APPRAISAL RIGHTS

  Section 910 of the NYBCL sets forth the rights of shareholders of Brooklyn Union who object to the adoption of the KeySpan share exchange agreement. Any record holder of Brooklyn Union Common Stock as of the record date who does not vote in favor of the adoption of the KeySpan Exchange Agreement, or who duly revokes his or her vote in favor of the adoption of the KeySpan Exchange Agreement, may, if the KeySpan share exchange is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of Section 623 of the NYBCL. Inasmuch as Brooklyn Union preferred stock is not being exchanged and will be redeemed pursuant to their terms immediately prior to the consummation of the KeySpan share exchange, the holders of that stock do not have statutory appraisal rights. The following summary of the applicable provisions of Sections 623 and 910 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910, copies of which are attached to this Joint Proxy Statement/Prospectus as Annex I. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF BROOKLYN UNION COMMON STOCK THAT ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON,

SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER APPRAISAL RIGHTS THE BENEFICIAL OWNER MAY HAVE.

  THIS SUMMARY AND ANNEX I SHOULD BE REVIEWED CAREFULLY BY ANY COMMON SHAREHOLDER OF BROOKLYN UNION WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR
SECTION 910 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER
SECTION 623 AND SECTION 910.

  The dissenting Brooklyn Union shareholder must file with Brooklyn Union before the taking of the vote on the adoption of the KeySpan Exchange Agreement a written objection including a notice of election to dissent, such holder's name and residence address, the number and class of shares (Brooklyn Union common stock) as to which such holder dissents (which number may not be less than all of the shares as to which such holder has the right to dissent) and a demand for payment of the fair value of such shares if the KeySpan share exchange is consummated. Any such written objection should be addressed to:
The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3851, Attention: Secretary.

  For purposes of perfecting appraisal rights pursuant to Section 623, the written objection of a holder of shares of Brooklyn Union common stock which is addressed as provided above shall be deemed filed with Brooklyn Union upon receipt of such objection by Brooklyn Union. Neither voting against nor failure to vote for the KeySpan Exchange Agreement will constitute the written objection required to be filed by an objecting shareholder. Failure to vote against the KeySpan Exchange Agreement, however, will not constitute a waiver of rights under Sections 623 and 910, provided that a written objection has been properly filed. A shareholder voting to adopt the KeySpan Exchange Agreement will be deemed to have waived such shareholder's appraisal rights.

  A shareholder may not dissent as to less than all the shares of Brooklyn Union common stock held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Brooklyn Union common stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the shares of Brooklyn Union common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of Brooklyn Union common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state in such demand that the agent is acting as agent for the record owner or owners of such shares of Brooklyn Union common stock.

  A record holder, such as a broker or an agent, who holds shares of Brooklyn Union common stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the shares of Brooklyn Union common stock held for such beneficial owners.

  Within ten days after the vote of Brooklyn Union shareholders authorizing the adoption of the KeySpan Exchange Agreement, Brooklyn Union or KeySpan, as the case may be, must give written notice of such authorization to each dissenting Brooklyn Union shareholder. At the time of filing a notice of election to dissent or within one month thereafter, a dissenting Brooklyn Union shareholder must submit certificates representing such holder's shares of Brooklyn Union common stock to Brooklyn Union or its transfer agent for notation thereon of the election to dissent, after which such certificates will be returned to such shareholder. Any such shareholder who fails to submit such certificates for notation will, at the election of Brooklyn Union or KeySpan (exercised by written notice to such holder within 45 days from the date of filing of the notice of election to dissent), lose such holder's appraisal rights unless a court, for good cause shown, otherwise directs.

  Within 15 days after the expiration of the period within which shareholders of Brooklyn Union may file their notices of election to dissent, or within 15 days after the effective time of the KeySpan share exchange, whichever is later (but in no case later than 90 days after the shareholders' vote adopting the KeySpan Exchange Agreement), Brooklyn Union or KeySpan, as the case may be, must make a written offer (which, if the KeySpan share exchange has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed a notice of election to dissent to pay for such holder's shares of Brooklyn Union common stock at a specified price which Brooklyn Union or KeySpan, as the case may be, considers to be their fair value. If Brooklyn Union or KeySpan, as the case may be, and the dissenting shareholder are unable to agree as to such value, Section 623(h) of the NYBCL provides for judicial determination of fair value. In the event of such a disagreement, a court proceeding shall be commenced by Brooklyn Union or KeySpan, as the case may be, in the Supreme Court of the State of New York, County of Kings, or by the dissenting shareholder if Brooklyn Union or KeySpan, as the case may be, fails to commence the proceeding within the time required by Section 623 of the NYBCL. Brooklyn Union and KeySpan intend to commence such a proceeding in the event of such a disagreement.

                                 B. MANAGEMENT

DIRECTORS AND OFFICERS OF KEYSPAN

  KeySpan's restated certificate of incorporation and by-laws, as of the effective time of the KeySpan share exchange, will divide KeySpan's Board of Directors into three classes of three directors each, with directors in each class generally being elected for a three-year term. KeySpan's by-laws will permit the Board of Directors to fix from time to time the number of directors in a range of 9 to 12, and the Board has fixed its initial size at 9, effective as of the effective time of the KeySpan share exchange.

  Prior to the effective time of the KeySpan share exchange, Brooklyn Union, as the sole shareholder of KeySpan, will elect as KeySpan directors Robert B. Catell and Alan H. Fishman for one-year terms expiring at KeySpan's annual meeting in 1998, Kenneth I. Chenault and Edward D. Miller for two-year terms expiring in 1999, and James Q. Riordan for a three-year term expiring in 2000. Brooklyn Union, as such sole shareholder, will also elect such others, if any, who may be selected to fill one or more of the Board's four vacancies prior to completion of the KeySpan share exchange. All of Messrs. Catell, Chenault, Fishman, Miller and Riordan are currently Brooklyn Union directors. As of the effective time of the KeySpan share exchange, Messrs. Chenault and Fishman will resign from Brooklyn Union's Board of Directors; Messrs. Catell, Miller and Riordan will serve on the Boards of Directors of both KeySpan and Brooklyn Union. Robert B. Catell is and will be the only director of KeySpan until KeySpan's restated certificate of incorporation is filed shortly before the effective time of the KeySpan share exchange and Brooklyn Union, as KeySpan's sole shareholder, elects the directors named above and such others, if any, selected prior to the completion of the KeySpan share exchange to fill KeySpan Board vacancies. After completion of the KeySpan share exchange, KeySpan Board vacancies may be filled by action of KeySpan's Board of Directors.

  As of the effective time of the KeySpan share exchange, the Board of Directors of KeySpan will appoint the following individuals as the officers of
KeySpan:

                                 Chairman, President and Chief Executive
      Robert B. Catell           Officer
      Craig G. Matthews          Executive Vice President--Utility Division
      Vincent D. Enright         Senior Vice President, Chief Financial
                                  Officer and Chief Accounting Officer
      Maurice K. Shaw            Senior Vice President--Corporate Affairs
      David L. Phillips          Senior Vice President--Strategic Planning and
                                  Corporate Development
      William K. Feraudo         Senior Vice President--Energy Marketing Group
      Roger J. Walz              Vice President and General Auditor
                                 Vice President--Business Alliances and
      Theodore Spar              Investments
      Robert R. Wieczorek        Vice President, Secretary and Treasurer
      Jan C. Childress           Vice President--Investor Relations

  Mr. Catell is and will continue as Chairman and Chief Executive Officer of Brooklyn Union; Mr. Matthews is and will continue as President and Chief Operating Officer of Brooklyn Union; Mr. Enright is and will continue as Senior Vice President and Chief Financial Officer of Brooklyn Union; Mr. Walz is and will continue as Vice President and General Auditor of Brooklyn Union; and Mr. Wieczorek is and will continue as Vice President, Secretary and Treasurer of Brooklyn Union. As of the effective time of the KeySpan share exchange, Messrs. Phillips, Shaw, Feraudo, Spar and Childress will no longer be officers of Brooklyn Union.

  For further information concerning persons to become directors or officers of KeySpan, see the information contained in Brooklyn Union's Proxy Statement dated December 30, 1996 for its annual meeting held on February 6, 1997, which through Brooklyn Union's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996, is incorporated herein by reference. For certain information concerning management of the Holding Company following the LILCO Combination, see "The Company Following the Combination and the LIPA Transaction" in the Joint Proxy Statement/Prospectus.

RESTRICTIONS ON BOARD AND MANAGEMENT INTERLOCKS BETWEEN KEYSPAN AND BROOKLYN
UNION

  In order to address concerns regarding the possible diversion of the attention of Brooklyn Union's management away from the utility business, as well as to avoid potential conflicts of interest with the Board and management of KeySpan, the PSC Order sets forth the following restrictions regarding the composition of the managements of Brooklyn Union and KeySpan. In connection with the proposed LILCO Combination, Brooklyn Union and LILCO have filed a petition with the PSC requesting, among other things, the removal or relaxation of certain of the restrictions described herein. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

 Composition of the Boards of Directors

  Brooklyn Union's Board of Directors must include at least a majority of outside directors (i.e., individuals not employed by Brooklyn Union, KeySpan or any of their affiliates). No more than two directors of Brooklyn Union may be inside directors (i.e., individuals employed by Brooklyn Union, KeySpan or any of their affiliates), with at least one such inside director being an operating officer of Brooklyn Union. No more than four directors of Brooklyn Union may either be inside directors or directors of KeySpan. Finally, the nomination of directors to Brooklyn Union's Board must be made by a committee composed entirely of outside directors.

 Common Officers Within the Holding Company System

  No more than five officers of Brooklyn Union may also serve as officers of KeySpan. The maximum number of Brooklyn Union's officers who may also serve as officers of KeySpan will be reduced to four, or to three, if and when KeySpan's investment in Brooklyn Union, expressed as the ratio of Brooklyn Union's Total Capital to KeySpan's Total Capital, falls to 60% or 50%, respectively. The Secretary and Treasurer of Brooklyn Union may serve in the equivalent position of KeySpan or another subsidiary of KeySpan, but no other officer of Brooklyn Union may serve as an officer of another operating subsidiary of KeySpan.

                             C. OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP, independent public accountants, has been appointed by the Board of Directors of KeySpan to serve as independent public accountants of KeySpan for the 1997 fiscal year. Arthur Andersen LLP has been the independent public accountants of Brooklyn Union since 1932.

  Arthur Andersen LLP has also been appointed by the Board of Directors of Brooklyn Union to serve as independent public accountants of Brooklyn Union. Shareholders of Brooklyn Union voted to ratify such appointment at Brooklyn Union's annual meeting of shareholders held on February 6, 1997.

VALIDITY OF KEYSPAN COMMON STOCK

  The validity of the shares of KeySpan common stock to be issued in the KeySpan share exchange will be passed upon by Cullen and Dykman, general counsel to Brooklyn Union and KeySpan, 177 Montague Street, Brooklyn, New York 11201, and by Sullivan & Cromwell, special counsel to Brooklyn Union and KeySpan, 125 Broad Street, New York, New York 10004.

DEADLINE FOR SHAREHOLDER PROPOSALS

  In order to be included in KeySpan's proxy statement and form of proxy relating to its 1998 Annual Meeting (if common shareholders adopt the KeySpan Exchange Agreement and the KeySpan share exchange occurs) or in Brooklyn Union's 1998 Annual Meeting proxy statement and form of proxy (if the KeySpan Exchange Agreement is not adopted by common shareholders), proposals from shareholders to be presented at the 1998 Annual Meeting must be received by the Secretary of KeySpan or Brooklyn Union, as the case may be, at One MetroTech Center, Brooklyn, New York 11201-3851, no later than September 1, 1997.

  Matters intended to be presented by holders of KeySpan or Brooklyn Union Common Stock, as the case may be, at the 1998 Annual Meeting must be stated in writing, and delivered to the appropriate Secretary by such shareholders during the period between 90 and 60 days prior to the date of the meeting, which is expected to be held on February 5, 1998.

  If Brooklyn Union common shareholders adopt the KeySpan Exchange Agreement and the KeySpan share exchange occurs, Brooklyn Union will no longer be publicly held and KeySpan will be the sole owner of Brooklyn Union common stock after the KeySpan share exchange. In such event, there will be no regularly scheduled meetings of shareholders of Brooklyn Union in 1998 or thereafter. If the LILCO Combination is consummated, there will be no regularly scheduled meetings of shareholders of KeySpan thereafter.

INCORPORATED DOCUMENTS

  For a description of material information concerning and documents incorporated by reference by Brooklyn Union and LILCO, including financial statements and pro forma and other financial information, see the Joint Proxy Statement/Prospectus--"Where You Can Find More Information." Copies of any such materials may be obtained in accordance with the procedures set forth therein.

                               ----------------

  BROOKLYN UNION'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE HOLDING COMPANY STRUCTURE AND ADOPTED THE KEYSPAN EXCHANGE AGREEMENT, BELIEVES THE HOLDING COMPANY STRUCTURE AND THE KEYSPAN SHARE EXCHANGE TO BE IN THE BEST INTERESTS OF BROOKLYN UNION AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE HOLDERS OF BROOKLYN UNION COMMON STOCK VOTE "FOR" THE HOLDING COMPANY PROPOSAL AND ADOPTION OF THE KEYSPAN EXCHANGE AGREEMENT AT THE BROOKLYN UNION MEETING.

                                                                        ANNEX K

              AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE

  This AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE (the "Agreement"), dated as of June 26, 1997, is between THE BROOKLYN UNION GAS COMPANY, a New York corporation and the corporation whose shares of Common Stock, par value $.33 1/3 per share, will be acquired pursuant to the "Exchange" provided for in this Agreement (the "Subject Corporation"), and KEYSPAN ENERGY CORPORATION, a New York corporation and the corporation which will acquire the foregoing shares of Common Stock of the Subject Corporation (the "Acquiring Corporation"). The Subject Corporation and the Acquiring Corporation are hereinafter referred to, collectively, as the "Corporations".

                                  WITNESSETH:

  WHEREAS, the authorized capital of the Subject Corporation is $163,333,100, consisting of (a) 70,000,000 shares of Common Stock, par value $.33 1/3 per share ("Subject Corporation Common Stock"), of which 50,362,161 shares are issued and outstanding (which number of issued and outstanding shares is subject to change prior to the Effective Time (as hereinafter defined) of the Exchange pursuant to the dividend reinvestment and stock purchase plan ("Dividend Reinvestment Plan") and the Employee Savings Plan, Discount Stock Purchase Plan for Employees and Long-Term Performance Incentive Compensation Plan (each an "Employee Plan" and collectively the "Employee Plans") of the Subject Corporation, (b) 900,000 shares of Cumulative Preferred Stock, par value $100 per share ("Subject Corporation $100 Preferred Stock"), of which 66,000 shares are issued and outstanding in one series designated "4.60% Cumulative Preferred Stock, Series B, $100 par value", and (c) 2,000,000 shares of Cumulative Preferred Stock, par value $25 per share ("Subject Corporation $25 Preferred Stock"), of which no shares are issued and outstanding;

  WHEREAS, the Acquiring Corporation is a wholly-owned subsidiary of the Subject Corporation with authorized capital stock consisting of 70,000,000 shares of Common Stock, par value $.33 1/3 per share ("Acquiring Corporation Common Stock"), of which 10 shares are issued and outstanding and owned by the Subject Corporation;

  WHEREAS, the Boards of Directors of the Corporations deem it desirable and in the best interests of the Corporations and the shareholders of the Subject Corporation that, at the Effective Time, (a) the Acquiring Corporation acquire and become the owner and holder of each share of Subject Corporation Common Stock issued and outstanding at the Effective Time, (b) each share of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time be automatically exchanged for one share of Acquiring Corporation Common Stock, and (c) each holder of shares of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time becomes the holder of a like number of shares of Acquiring Corporation Common Stock, all on the terms and conditions hereinafter set forth;

  WHEREAS, the Subject Corporation, Long Island Lighting Company, a New York corporation ("LILCO"), and BL Holding Corp., a New York corporation ("BL"), have entered into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "BL Agreement"), pursuant to which after the Effective Time and subject to and in accordance with the terms and conditions of the BL Agreement each holder of shares of Acquiring Corporation Common Stock issued and outstanding immediately prior to the effective time of the merger provided for in the BL Agreement will become the holder of a like number of shares of BL common stock, par value $0.01 per share ("BL Common Stock"), and each holder of shares of LILCO common stock, par value $5.00 per share ("LILCO Common Stock"), issued and outstanding immediately prior to the effective time of the LILCO mandatory share exchange will become a holder of a specified number of shares of BL Common Stock, with the result that all issued and outstanding Acquiring Corporation Common Stock and all issued and outstanding LILCO Common Stock will become owned by BL and the Acquiring Corporation and LILCO will become subsidiaries of BL;

  WHEREAS, as a result of the BL Agreement and the transactions provided for therein, the Boards of Directors of the Corporations deem it desirable and in the best interests of the Corporations and the shareholders of the Subject Corporation that the Agreement and Plan of Exchange, dated as of December 18, 1996, between the Subject Corporation and the Acquiring Corporation relating to the Exchange be amended and restated to take into account the terms and conditions of the BL Agreement and the transactions provided for therein; and

  WHEREAS, the Boards of Directors of the Corporations have each approved and adopted, or will ratify and adopt, this Agreement, and the Board of Directors of the Subject Corporation is recommending that the shareholders of the Subject Corporation approve and adopt the Exchange and this Agreement pursuant to Section 913 of the New York Business Corporation Law (the "BCL").

  NOW, THEREFORE, the Corporations hereby agree as follows:

                                   ARTICLE I

  The Exchange and this Agreement shall be submitted to the holders of Subject Corporation Common Stock for approval and adoption as provided by Section 913 of the BCL. The affirmative vote of the holders of at least two-thirds of the issued and outstanding Subject Corporation Common Stock shall be necessary to approve and adopt the Exchange and this Agreement.

                                  ARTICLE II

  Subject to the terms and conditions of this Agreement, the Exchange shall become effective immediately following the close of business on the date of filing with the New York Department of State (the "Department of State") of a certificate of exchange pursuant to Section 913(d) of the BCL ("Certificate"), or at such later time and date as may be stated in the Certificate (the time and date at and on which the Exchange becomes effective being referred to herein as the "Effective Time").

                                  ARTICLE III

  A. At the Effective Time:

    (1) each share of Subject Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically exchanged for one share of Acquiring Corporation Common Stock, which shares shall be fully paid and nonassessable by the Acquiring Corporation;

    (2) the Acquiring Corporation shall acquire and become the owner and holder of each issued and outstanding share of Subject Corporation Common Stock so exchanged;

    (3) each share of Acquiring Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Acquiring Corporation Common Stock;

    (4) each share of Subject Corporation Common Stock held under the Dividend Reinvestment Plan or an Employee Plan (including fractional and uncertificated shares) immediately prior to the Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of Acquiring Corporation Common Stock, which shares shall be held under and pursuant to the Dividend Reinvestment Plan or be issued under such Employee Plan, as the case may be, as hereinafter provided;

    (5) each unexpired and unexercised option to purchase Subject Corporation Common Stock ("Subject Corporation Stock Option") under the Long-Term Performance Incentive Compensation Plan (the "Incentive Plan"), whether vested or unvested, will be automatically converted into an option

  (a "Substitute Option") to purchase a number of shares of Acquiring Corporation Common Stock equal to the number of shares of Subject Corporation Common Stock that could have been purchased immediately prior to the Effective Time (assuming full vesting) under such Subject Corporation Stock Option, at a price per share of Acquiring Corporation Common Stock equal to the per share option exercise price specified in such Subject Corporation Stock Option. In accordance with Section 424(a) of the Internal Revenue Code of 1986, as amended, each Substitute Option shall provide the option holder with rights and benefits that are no less and no more favorable to him than were provided under the Subject Corporation Stock Option; and

    (6) the former holders of Subject Corporation Common Stock shall be entitled only to receive shares of Acquiring Corporation Common Stock in exchange therefor as provided in this Agreement; provided, however, that each such shareholder complying with Sections 623 and 910 of the BCL shall have the right to receive payment of the fair value of such shareholder's Subject Corporation Common Stock and shall have the other rights and benefits provided in such Sections.

  B. Shares of Subject Corporation $100 Preferred Stock and Subject Corporation $25 Preferred Stock shall not be exchanged or otherwise affected by the Exchange and, to the extent provided in the Subject Corporation's Restated Certificate of Incorporation and the BCL, shall continue to be authorized shares of Subject Corporation $100 Preferred Stock or Subject Corporation $25 Preferred Stock, as the case may be. All shares of Subject Corporation $100 Preferred Stock and all shares, if any, of Subject Corporation $25 Preferred Stock issued and outstanding following approval and adoption of the Exchange and this Agreement as provided for in Article I of this Agreement shall promptly be called for redemption by the Subject Corporation and shall be redeemed prior to the Effective Time.

  C. Prior to the Effective Time, the Acquiring Corporation's Certificate of Incorporation shall be amended and restated as set forth as Attachment 1 to this Agreement, and the Acquiring Corporation's By-Laws shall be as set forth as Attachment 2 to this Agreement.

  D. As of the Effective Time, the Acquiring Corporation shall succeed to the Dividend Reinvestment Plan as in effect immediately prior to the Effective Time, and the Dividend Reinvestment Plan shall be appropriately modified to provide for the issuance or delivery of Acquiring Corporation Common Stock on and after the Effective Time pursuant thereto.

  E. As of the Effective Time, (1) the Employee Plans shall be appropriately amended to provide for the issuance or delivery of Acquiring Corporation Common Stock, and the Acquiring Corporation shall agree to issue or deliver Acquiring Corporation Common Stock, and (2) the Incentive Plan shall also be appropriately amended to provide for the issuance of options by the Acquiring Corporation to purchase Acquiring Corporation Common Stock, in each case on and after the Effective Time pursuant thereto.

                                  ARTICLE IV

  A. The filing of the Certificate with the Department of State and the consummation of the Exchange shall be subject to satisfaction of the following conditions at or prior to the Effective Time:

    (1) the affirmative vote of the holders of Subject Corporation Common Stock provided for in Article I of this Agreement shall have been received;

    (2) such orders, authorizations, approvals or waivers from the New York Public Service Commission and all other jurisdictive regulatory bodies, boards or agencies required to consummate the Exchange and related transactions shall have been received, shall remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of the Subject Corporation, unacceptable conditions;

    (3) all shares of Subject Corporation $100 Preferred Stock and all shares, if any, of Subject Corporation $25 Preferred Stock issued and outstanding shall have been called for redemption by the Subject Corporation, all such shares shall have been redeemed and the redemption price or prices, including accrued and unpaid dividends, shall have been paid in full, and at the Effective Time no shares of Subject Corporation $100 Preferred Stock and Subject Corporation $25 Preferred Stock shall be issued and outstanding;

    (4) the Acquiring Corporation Common Stock to be issued in connection with the Exchange shall have been listed, subject to official notice of issuance, by the New York Stock Exchange; and

    (5) the Restated Certificate of Incorporation of the Acquiring Corporation shall have been filed with the Department of State.

  B. Simultaneously with the Effective Time, the Acquiring Corporation shall file an exemption statement on Form U-3A-2 with the Securities and Exchange Commission for the purpose of exempting it and each of its subsidiaries as such from all provisions of the Public Utility Holding Company Act of 1935 (except Section 9(a)(2) thereof).

                                   ARTICLE V

  A. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Subject Corporation Common Stock may, but shall not be required to, surrender the same to the Acquiring Corporation's Transfer Agent for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee shall be entitled to receive a certificate or certificates representing the same number of shares of Acquiring Corporation Common Stock as the shares of Subject Corporation Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for exchange or transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Subject Corporation Common Stock shall be deemed and shall be treated for all purposes to represent the ownership of the same number of shares of Acquiring Corporation Common Stock as though such surrender or exchange or transfer had taken place. The holders of Subject Corporation Common Stock at the Effective Time shall have no right at and after the Effective Time to have their shares of Subject Corporation Common Stock transferred on the stock transfer books of the Subject Corporation (such stock transfer books being deemed closed for this purpose at the Effective Time), and at and after the Effective Time such stock transfer books may be deemed to be the stock transfer books of the Acquiring Corporation.

  B. Following the Effective Time, the Subject Corporation shall assign to the Acquiring Corporation, and the Acquiring Corporation shall be substituted for and shall assume, all of the Subject Corporation's rights and obligations under the BL Agreement (and as such Agreement may hereafter be amended), which assignment, substitution and assumption shall become effective as of the Effective Time, and the Acquiring Corporation hereby agrees to execute any amendment to the BL Agreement necessary to provide the benefits thereof to the Acquiring Corporation. The Subject Corporation, as the sole shareholder of the Acquiring Corporation, hereby approves and adopts the BL Agreement and the transactions provided for therein, as provided by the BCL.

                                  ARTICLE VI

  A. This Agreement may be amended, modified or supplemented, or compliance with any provision hereof may be waived, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of Subject Corporation Common Stock as provided in Article IV(1) hereof), by the mutual consent of the Boards of Directors of the Subject Corporation and the Acquiring Corporation at any time prior to the Effective Time; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of the Subject Corporation, materially and adversely affect the shareholders of the Subject Corporation.

  B. This Agreement may be terminated and the Exchange and related transactions abandoned, at any time prior to the Effective Time (including, without limitation, after receipt of the affirmative vote of holders of

Subject Corporation Common Stock as provided in Article IV(1) hereof), if the Board of Directors of the Subject Corporation determines, in its sole judgment, that consummation of the Exchange would for any reason be inadvisable or not in the best interests of the Subject Corporation or its shareholders.

  IN WITNESS WHEREOF, each of the Corporations, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed as of the date first above written.

                                          The Brooklyn Union Gas Company

                                                  /s/ Craig G. Matthews
                                          By: _________________________________
                                                    Craig G. Matthews
                                              President and Chief Operating
                                                         Officer

                                          KeySpan Energy Corporation

                                                  /s/ Robert B. Catell
                                          By: _________________________________
                                                    Robert B. Catell
                                              Chairman, President and Chief
                                                    Executive Officer

                                                                        ANNEX L
                               (ATTACHMENT 1 TO THE KEYSPAN EXCHANGE AGREEMENT)

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                          KEYSPAN ENERGY CORPORATION

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

  The undersigned, being the Chairman and the Secretary of KeySpan Energy Corporation, a New York corporation, hereby certify that:

  FIRST. The name of the Corporation is KeySpan Energy Corporation.

  SECOND. The Certificate of Incorporation of the Corporation was filed by the Department of State on June 25, 1996.

  THIRD. The Certificate of Incorporation of the Corporation is amended or changed to effect one or more amendments or changes authorized by the Business Corporation Law of the State of New York, namely: to increase the number of shares of Common Stock which the Corporation has authority to issue from seventy million (70,000,000) to two hundred and ten million (210,000,000); to authorize a class of ten million (10,000,000) shares of Preferred Stock, with a par value of $1.00 per share; to provide that no holder of Common Stock or Preferred Stock shall be entitled as a matter of right to any preemptive rights as now or hereafter provided by the laws of the State of New York; to provide that, except as may be required by law or as may be provided by the Board of Directors in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of Common Stock who shall have one vote per share on all matters; to provide for the adoption, amendment or repeal of By-Laws by the Board of Directors; to provide for the calling of special meetings of shareholders; to provide for the size of the Board of Directors to be fixed by or pursuant to the By-Laws, the Board of Directors to be classified into three classes, filling vacancies on the Board of Directors, and removal of directors; to provide for two-thirds voting in respect of amending certain provisions of the Certificate of Incorporation; and to provide for two-thirds voting in respect of amending, repealing or adopting certain By-Laws by action of the Board of Directors or the shareholders.

  The text of the Certificate of Incorporation is hereby restated as so amended or changed to read as follows:

  1. The name of the corporation shall be KeySpan Energy Corporation (the "Corporation").

  2. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law of the State of New York; provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

  3. The office of the Corporation in the State of New York is to be located in the City of New York, County of Kings.

  4. The aggregate number of shares which the Corporation shall have authority to issue is (a) two hundred and ten million (210,000,000) shares of Common Stock, with a par value of $.33 1/3 per share (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, with a par value of $1.00 per share (the "Preferred Stock").

  The relative rights, preferences and limitations of the shares of such classes of stock are as follows:

  A. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to establish and designate each particular series and to fix the rights, preferences and limitations of each particular series, and the relative rights, preferences and limitations between series, as follows:

    (i) The distinctive serial designation of such series which shall dis-tinguish it from other series;

    (ii) The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors in creating such series;

    (iii) The annual or other dividend rate or rates (or method of determin-ing such rate or rates) for shares of such series and the date or dates upon which such dividends shall be payable;

    (iv) Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining such date or dates) from which dividends on the shares of such series shall be cumulative;

    (v) The amount or amounts which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

    (vi) The price or prices (cash or otherwise) at which, the period or pe-riods within which and the terms and conditions upon which, if any, the shares of such series may be purchased, redeemed or acquired (by exchange or otherwise), in whole or in part, at the option of the Corporation;

    (vii) Provision or provisions, if any, for the Corporation to purchase, redeem or acquire (by exchange or otherwise), in whole or in part, shares of such series pursuant to a sinking or other similar fund, and the price or prices (cash or otherwise) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be so purchased, redeemed or acquired, in whole or in part, pursuant to such provision or provisions;

    (viii) The period or periods within which and the terms and conditions, including the price or prices or the rate or rates of conversion or ex-change and the terms and conditions of any adjustments thereof, upon which, if any, the shares of such series shall be convertible or exchange-able, in whole or in part, at the option of the holder or the Corporation or both into shares of any class of stock or into shares of any other se-ries of Preferred Stock, except into shares having rights or preferences as to dividends or the distribution of assets upon liquidation, dissolu-tion or winding up of the Corporation which are prior or superior in rank to those of the shares being converted or exchanged;

    (ix) The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share (which may be fractional or more or less than one) and any requirement for the approval by the holders of up to two-thirds of the shares of Preferred Stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the Certificate of Incorpo-ration; and

    (x) Any other relative rights, preferences or limitations of the shares of such series not inconsistent with applicable law.

  B. All issued and outstanding series of Preferred Stock (i) shall rank prior or superior to the Common Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) shall be of equal rank, regardless of series, and (iii) shall be identical in all respects except as provided in paragraph A of this
Article 4. The shares of any particular series of the Preferred Stock shall be identical with each other in all respects except as to the date from and after which dividends thereupon shall be cumulative or accrue if declared. In case dividends or amounts payable on liquidation, dissolution or winding up of the Corporation are not paid in full on the Preferred Stock, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distributions if all sums payable were discharged in full. All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by conversion or exchange or otherwise) shall be cancelled and thereupon restored to the status of authorized and unissued shares of Preferred Stock undesignated as to series.

  C. No holder of shares of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive, or have any preferential or preemptive right with respect to, any shares of the Corporation of any class or series whatsoever, now or hereafter authorized, or any options or warrants for any such shares, or any rights to subscribe for or purchase any such shares, or any securities convertible into or exchangeable for any such shares whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise, which may at any time be issued, sold, delivered or offered by the Corporation.

  D. Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with paragraph A of this Article 4 in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.

  5. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is Cullen and Dykman, 177 Montague Street, Brooklyn, New York 11201-3611, Attention: Lance Myers, Esq.

  6. No director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's act violated Section 719 of the Business Corporation Law of New York. No amendment to or repeal of this Article 6 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.

  7. Subject to the voting provisions of Article 11, By-Laws may be adopted, amended or repealed by the Board of Directors by the vote of a majority of the directors present at a meeting of the Board at which a quorum is present.

  8. Subject to the rights of holders of any class or series of stock, now or hereafter authorized, ranking prior or superior to the Common Stock in respect of the right to receive dividends or the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation with respect to such class or series of stock, special meetings of shareholders may be called only by the Chairman or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies.

  9. The following provisions shall relate to the Board of Directors of the
Corporation:

  A. The size of the Board of Directors shall be fixed by or pursuant to the By-Laws. The Board of Directors shall be divided into three classes designated Class I, Class II and Class III. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire Board permits. At the first annual meeting of shareholders, or any special meeting in lieu thereof, Class I, Class II and Class III directors shall be elected for terms expiring at the next succeeding annual meeting, the second succeeding annual meeting and the third succeeding annual meeting, respectively, and until their respective successors are elected and qualified. At each annual meeting of shareholders after such first annual (or special) meeting of shareholders, the directors chosen to succeed those in the class whose terms then expire shall be elected by shareholders for terms expiring at the third succeeding annual meeting after election, or for such lesser term for which one or more may be nominated in a particular case in order to assure that the number of directors in each class shall be appropriately constituted, and until their respective successors are elected and qualified. Newly created directorships or any decrease in directorships resulting from increases or decreases in the number of directors shall be so apportioned among the classes of directors as to make all the classes as nearly equal in number as possible. Vacancies on the Board of Directors at any time for any reason except the removal of directors without cause may be filled by a majority of the directors then in office, although less than a quorum.

  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock (other than the Common Stock), now or hereafter authorized, shall have the right, voting separately or by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by any provisions of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into one or more classes pursuant to this Article 9A unless expressly provided by such provisions.

  B. Directors may be removed for cause by a vote of shareholders entitled to vote thereon, or by action of the Board of Directors. Directors shall not be removed without cause by shareholders, except in the case of a director elected by the holders of any class or series (other than the Common Stock), now or hereafter authorized, voting as a class or series, when so entitled by the provisions of the Certificate of Incorporation applicable thereto.

  10. In addition to any vote that may be required by law or in the Certificate of Incorporation in respect of any class or series of stock, now or hereafter authorized, ranking prior or superior in right of payment to the Common Stock in respect of the right to receive dividends or the right to receive payments out of the assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the provisions of Articles 4C, 6, 7, 8, 9, 10 and 11 of the Certificate of Incorporation shall not be amended or repealed, or a new provision adopted inconsistent therewith, without the affirmative vote of not less than two-thirds of the shares entitled to vote thereon at such annual or special meeting of shareholders at which any such action is proposed.

  11. Except as otherwise provided in the Certificate of Incorporation in respect of any class or series of stock, now or hereafter authorized, ranking prior or superior in right of payment to the Common Stock in respect of the right to receive dividends or the right to receive payments out of the assets of the Corporation upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the By-Laws of the Corporation may be amended or repealed, or new By-Laws may be adopted, either (a) by a vote of shareholders entitled to vote at any annual or special meeting of shareholders, or (b) by a vote of the majority of the entire Board of Directors at any regular or special meeting of directors; provided, however, that any amendment or repeal of, or the adoption of any new By-Law or provision inconsistent with, Article I (Section 1.2--"Special Meetings", 1.4-- "Presiding at Meetings" or 1.12--"Notice of Shareholder Business and Nominations"), Article II (Section 2.1--"Number of Directors", 2.2-- "Elections, Terms and Vacancies" or 2.9--"Removal of Directors"), Article VI-- "Indemnification", or Article VIII--"Amendments to By-Laws" of the By-Laws, if by action of such shareholders, shall be only upon the affirmative vote of not less than two-thirds of the shares entitled to vote thereon at such annual or special meeting of shareholders at which any such action is proposed and, if by action of the Board of Directors, shall be only upon the approval of not less than two-thirds of the entire Board of Directors at any regular or special meeting of directors.

  FOURTH. The foregoing Restated Certificate of Incorporation was authorized by the Board of Directors of the Corporation by unanimous written consent
dated June   , 1997, followed by the unanimous written consent of the
shareholder of the Corporation dated June   , 1997.

  IN WITNESS WHEREOF, the undersigned have subscribed this Restated Certificate of Incorporation and affirm the statements contained herein as
true under the penalties of perjury this  day of       , 1997.

                                          KeySpan Energy Corporation

                                          By __________________________________
                                              Robert B. Catell
                                              Chairman, President and Chief
                                               Executive Officer

                                          By __________________________________
                                              Robert R. Wieczorek
                                              Vice President, Secretary and
                                               Treasurer

                                (ATTACHMENT 2 TO THE KEYSPAN EXCHANGE AGREEMENT)

                           KEYSPAN ENERGY CORPORATION

                                    BY-LAWS

                           KEYSPAN ENERGY CORPORATION

                                     INDEX

                                                                            PAGE
                                                                            ----
 ARTICLE I
 MEETINGS OF SHAREHOLDERS
 Section 1.1  Annual Meetings.............................................    1
 Section 1.2  Special Meetings............................................    1
 Section 1.3  Place of Meetings...........................................    1
 Section 1.4  Presiding at Meetings.......................................    1
 Section 1.5  Quorum......................................................    1
 Section 1.6  Adjournment.................................................    2
 Section 1.7  Notice of Meetings..........................................    2
 Section 1.8  Waiver and Consent..........................................    2
 Section 1.9  Fixing Record Date..........................................    3
 Section 1.10 List of Shareholders at Meetings............................    3
 Section 1.11 Proxies.....................................................    3
 Section 1.12 Notice of Shareholder Business and Nominations..............    4
 Section 1.13 Inspectors of Elections.....................................    7
 Section 1.14 Vote of Shareholders........................................    7

 ARTICLE II
 BOARD OF DIRECTORS
 Section 2.1  Number of Directors.........................................    8
 Section 2.2  Elections, Terms and Vacancies..............................    8
 Section 2.3  Meetings of the Board.......................................    9
 Section 2.4  Notice and Adjournment......................................    9
 Section 2.5  Fiscal Year.................................................    9
 Section 2.6  Quorum......................................................    9
 Section 2.7  Unanimous Written Consent...................................   10
 Section 2.8  Resignation of Directors....................................   10
 Section 2.9  Removal of Directors........................................   10
 Section 2.10 Compensation of Directors...................................   10
 Section 2.11 Time and Place of Meetings..................................   10
 Section 2.12 Special Meetings............................................   10
 Section 2.13 Telephonic Meetings.........................................   10

 ARTICLE III
 COMMITTEES
 Section 3.1  Organization and Authority..................................   11
 Section 3.2  Executive Committee.........................................   11
 Section 3.3  Organization and Nominating Committee.......................   11
 Section 3.4  Audit Committee.............................................   12
 Section 3.5  Action by a Committee.......................................   12
 Section 3.6  Quorum......................................................   12
 Section 3.7  Reports to Board of Directors...............................   12
 Section 3.8  Compensation of Committee Members...........................   12
 Section 3.9  Resignation and Removal of Committee Members................   12
 Section 3.10 Unanimous Written Consent...................................   12
 Section 3.11 Place of Committee Meetings.................................   12
 Section 3.12 Notice......................................................   13

                                                                            PAGE
                                                                            ----
 ARTICLE IV
 OFFICERS AND THEIR DUTIES
 Section 4.1  Officers....................................................   13
 Section 4.2  Term of Office; Resignation; Removal; Vacancies.............   13
 Section 4.3  Powers and Duties...........................................   13
 Section 4.4  Salaries....................................................   14
 Section 4.5  Chairman....................................................   14
 Section 4.6  Vice Chairman...............................................   14
 Section 4.7  President...................................................   14
 Section 4.8  Vice President..............................................   14
 Section 4.9  Secretary...................................................   15
 Section 4.10 Treasurer...................................................   15
 Section 4.11 Comptroller.................................................   15

 ARTICLE V
 SHARES
                            CERTIFICATED SHARES
 Section 5.1  Certificates, Registrar and Transfer Agent..................   16
 Section 5.2  Authorization of Facsimile Signatures and Seal..............   16
 Section 5.3  Transfer of Certificated Shares.............................   16
 Section 5.4  Lost, Stolen or Destroyed Share Certificates................   17
                           UNCERTIFICATED SHARES
 Section 5.5  Uncertificated Shares.......................................   17
 Section 5.6  Transfer of Uncertificated Shares...........................   17

 ARTICLE VI
 INDEMNIFICATION
 Section 6.1  General Applicability.......................................   18
 Section 6.2  Scope of Indemnification....................................   18
 Section 6.3  Other Indemnification Provisions............................   18
 Section 6.4  Survival of Indemnification.................................   19
 Section 6.5  Inability to Limit Indemnification..........................   19
 Section 6.6  Severability................................................   19

 ARTICLE VII
 OTHER MATTERS
 Section 7.1  Books to be Kept............................................   20
 Section 7.2  Interest of Directors and Officers in Transactions..........   20
 Section 7.3  Corporate Seal..............................................   21
 Section 7.4  When Notice or Lapse of Time Unnecessary....................   21

 ARTICLE VIII
 AMENDMENTS TO BY-LAWS
 Section 8.1  By Directors................................................   21
 Section 8.2  By Shareholders.............................................   21

                          KEYSPAN ENERGY CORPORATION
                                (THE "COMPANY")
                                    BY-LAWS

                                   ARTICLE I

                           MEETINGS OF SHAREHOLDERS

  SECTION 1.1 Annual Meetings

  The annual meeting of the shareholders of the Company shall be held at such date and time as may be designated by the Board of Directors, during the month of February or March of each year for the election of Directors or for any other proper business which may be transacted at an annual meeting.

  SECTION 1.2 Special Meetings

  Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Company as to dividends or upon liquidation ("Preferred Stock") with respect to such series of Preferred Stock, special shareholders' meetings may be called only by the Chairman or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Company would have if there were no vacancies. At any special meeting, only such business may be transacted which is related to the purpose(s) set forth in the notice of such special meeting given pursuant to Section 1.7 of these By-laws.

  SECTION 1.3 Place of Meetings

  Shareholders' meetings shall be held at the principal office of the Company or at such other place as designated from time to time by the Board of Directors and stated in the notice of such meeting.

  SECTION 1.4 Presiding at Meetings

  At all shareholders' meetings, the Chairman, the President or a Vice President, shall act as Chairman of the meeting as provided for in Sections 4.5, 4.7 and 4.8 and the Secretary or Assistant Secretary shall act as Secretary of the meeting as provided for in Section 4.9.

  SECTION 1.5 Quorum

  Holders of a majority of the shares of the Company entitled to vote must be present, in person or by proxy, at each shareholders' meeting to constitute a quorum at such meeting, less than a majority, however, having the power to adjourn. When a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

  Except as may be provided by or pursuant to the Certificate of Incorporation, at all shareholders' meetings each shareholder entitled to vote shall be entitled to one vote for each share held by him or her, and may vote and otherwise act either in person or by proxy, as provided for in Section 1.11.

  SECTION 1.6 Adjournment

  The Chairman of the meeting, or a majority of the shares so represented at the meeting, may adjourn the meeting despite the absence of a quorum. When a shareholders' meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if after the adjournment the Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the new record date entitled to notice under this Section 1.6.

  SECTION 1.7 Notice of Meetings

  Written notice of the date, time and place of every shareholders' meeting shall be given personally, or by first class mail (not less than ten (10) nor more than fifty (50) days before the date of the meeting) or by third class mail (not less than twenty-four (24) nor more than fifty (50) days before the date of the meeting) or as otherwise may be permitted by law, to each shareholder of record as of the date fixed by the Board of Directors, pursuant to Section 1.9 hereof, and such other notice shall be given as may be required by law.

  Notice of a special shareholders' meeting shall indicate that it is being issued by or at the direction of the person or persons calling the meeting and shall state the purpose(s) for which the meeting is called.

  If mailed, such notice shall be deemed given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his or her address as it appears on the shareholders' list, record, or, if he or she shall have filed with the Secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address.

  SECTION 1.8 Waiver and Consent

  Notice of meeting need not be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without objecting to the lack of notice of such meeting prior to the conclusion of the meeting, shall constitute a waiver of notice by such shareholder.

  The transactions of any shareholders' meeting, however called and noticed, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of the meeting, or an approval of the minutes thereof.

  All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Executors, administrators, guardians, trustees, and other fiduciaries entitled to vote shares may sign such waivers, consents and approvals.

  SECTION 1.9 Fixing Record Date

  For the purpose of determining the shareholders entitled to notice of or to vote at any shareholders' meeting or any adjournment thereof, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination. Such date shall not be more than fifty (50) nor less than ten (10) days before the date of such meeting, nor more than fifty
(50) days before the date of such action.

  SECTION 1.10 List of Shareholders at Meetings

  A list of shareholders as of the record date, certified by the Secretary or any Assistant Secretary or by a transfer agent, shall be produced at any shareholders' meeting upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors, or the person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

  SECTION 1.11 Proxies

  (a) Generally. Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or his duly authorized agent and filed with the Secretary of the Company. Any executor, administrator, guardian, trustee or other fiduciary, may give proxies.

  (b) Term of Proxies. A proxy is not valid after the expiration of eleven
(11) months from the date of its execution, unless the length of time for which such proxy is to continue in force is otherwise specified therein, which in no case shall exceed seven (7) years from the date of its execution.

  (c) Revocation and Suspension of Proxies. Any proxy duly executed continues in full force and effect and is not revoked until an instrument revoking it, or until a duly executed proxy bearing a later date, is filed with the Secretary of the Company. A proxy is not revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the Company. Notwithstanding that a valid proxy is outstanding, if the person executing the proxy is present at the meeting and elects to vote in person, then the powers of the proxy holder are suspended, except in the case of a proxy coupled with an interest (which states that fact on its face).

  (d) Voting by Two or More Proxies. If any instrument of proxy designates two or more persons to act as proxy, in the absence of any provision in the proxy to the contrary, the persons designated may represent and vote the shares in accordance with the vote or consent of the majority of the persons named as such proxies. If only one such proxy is present, such proxy may vote all the shares, and all the shares standing in the name of the principal(s) for whom such proxy acts shall be deemed represented for the purpose of obtaining a quorum. The foregoing provisions shall apply to the voting of shares by proxies for any two or more administrators, executors, trustees, or other fiduciaries, unless an instrument or order of court appointing them otherwise directs.

  (e) Director's Determination of Execution and Use of Proxies. The Board of Directors may, in advance of any annual or special meeting of the shareholders, prescribe additional regulations concerning the manner of execution and filing of proxies and the validation of the same, which are intended to be voted at any such meeting.

  SECTION 1.12 Notice of Shareholder Business and Nominations

  A. Annual Shareholders' Meetings

  (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual shareholders' meeting (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this Section 1.12 who is entitled to vote at the meeting and who complies with the notice of procedures set forth in this Section 1.12.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.12 of Article I, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.12 of Article I to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Company is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by paragraph (A) of
Section 1.12 of Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  B. Special Shareholders' Meetings

  Only such business shall be conducted at a special shareholders' meeting as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special shareholders' meeting at which Directors are to be elected pursuant to the Company's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this Section 1.12 who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.12. In the event the Company calls a special shareholders' meeting for the purpose of electing one or more Directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting, if the shareholder's notice required by paragraph (A)(2) of this Section 1.12 of
Article I shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

  C. General

  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.12 of Article I shall be eligible to serve as Directors and only such business shall be conducted at a shareholders' meeting as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12 of Article I. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.12 of Article I and, if any proposed nomination or business is not in compliance with this Section 1.12 of Article I, to declare that such defective proposal or nomination shall be disregarded.

  (2) For purposes of this Section 1.12 of Article I, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

  (3) Notwithstanding the foregoing provisions of this Section 1.12 of Article I, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.12 of Article I. Nothing in this Section
1.12 of Article I shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect Directors under specified circumstances.

  SECTION 1.13 Inspectors of Elections

  Voting at shareholders' meetings need not be conducted by inspectors unless a shareholder present in person or by proxy and entitled to vote at such meeting so requests. The Board of Directors, in advance of any shareholders' meeting, may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a shareholders' meeting may, and on the request of any shareholder entitled to vote thereat shall, appoint two inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.

  The inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

  SECTION 1.14 Vote of Shareholders

  Subject to the rights of holders of any series of Preferred Stock, Directors shall, except as otherwise required by law or by the Certificate of Incorporation, be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Subject to the rights of holders of any series of Preferred Stock, whenever any corporate action, other than the election of Directors, is to be taken by vote of the shareholders, it shall, except as otherwise required by law or by the Certificate of Incorporation, be authorized by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

                                  ARTICLE II

                              BOARD OF DIRECTORS

  SECTION 2.1 Number of Directors

  The affairs of this Company shall be managed by no less than nine nor more than twelve Directors as fixed by resolution adopted by a majority of the entire Board.

  SECTION 2.2 Elections, Terms and Vacancies

  The Board of Directors shall be divided into three classes designated Class I, Class II and Class III. Such classes shall be as nearly equal in number as the then total number of Directors constituting the entire Board permits. At the first annual meeting of shareholders, or any special meeting in lieu thereof, Class I, Class II and Class III Directors shall be elected for terms expiring at the next succeeding annual meeting, the second succeeding annual meeting and the third succeeding annual meeting, respectively, and until their respective successors are elected and qualified. At each annual shareholders' meeting after such first annual (or special) meeting of shareholders, the Directors chosen to succeed those in the class whose terms then expire shall be elected by shareholders for terms expiring at the third succeeding annual meeting after election, or for such lesser term for which one or more may be nominated in a particular case in order to assure that the number of Directors in each class shall be appropriately constituted and until their respective successors are elected and qualified. Newly created Directorships or any decrease in Directorships resulting from increases or decreases in the number of Directors shall be so apportioned among the classes of Directors as to make all the classes as nearly equal in number as possible. Vacancies on the Board at any time and for any reason except the removal of Directors without cause may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of Directors is in the regular order of business, and until his or her successor has been elected and qualified.

  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Stock (other than the Common Stock), now or hereafter authorized, shall have the right, voting separately by class or series, to elect Directors at an annual or special shareholders' meeting, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by any terms of the Certificate of Incorporation of the Company applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 2.2 unless expressly provided by such terms.

  SECTION 2.3 Meetings of the Board

  An annual meeting of the Board of Directors shall be held in each year as soon as practicable after the annual meeting of shareholders. Regular meetings of the Board shall be held at such times as may be fixed by the Board. No notice need be given of annual or regular meetings of the Board of Directors.

  SECTION 2.4 Notice and Adjournment

  Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, New York time, on the fifth business day prior to the meeting or by telegram, by facsimile transmission, by written message or orally to the Directors not later than noon, New York time, on the day prior to the meeting. Notices shall be deemed to have been given by mail when deposited in the United States mail, by telegram at the time of filing, by facsimile transmission upon confirmation of receipt, and by messenger at the time of delivery by the messenger. Notices by mail, telegram, facsimile transmission or messenger shall be sent to each Director at the address or facsimile number designated by him or her for that purpose, or, if none has been so designated, at his or her last known residence or business address. Notice of a meeting of the Board of Directors need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her. A notice or waiver of notice need not specify the purpose of any meeting of the Board of Directors. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Notice of any adjournment of a meeting to another time or place shall be given in the manner described above to the Directors who were not present at the time of the adjournment and, unless such time and place are announced at the meeting, to the other Directors.

  SECTION 2.5 Fiscal Year

  The fiscal year of the Company shall be fixed by the Board of Directors.

  SECTION 2.6 Quorum

  Unless a greater quorum is required by law, a majority of the number of directors at the time serving on the Board of Directors shall constitute a quorum for the transaction of business, or of any specified item of business, provided, however, that a quorum shall not consist of less than one-third of the entire Board of Directors. Except where otherwise provided by law or in the Certificate of Incorporation or these By-Laws, the vote of a majority of the Directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.

  SECTION 2.7 Unanimous Written Consent

  Any action authorized, in writing, by all of the Directors entitled to vote thereon and filed with the minutes of the Company shall be the act of the Board with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of the Board.

  SECTION 2.8 Resignation of Directors

  Any Director of the Company may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chairman or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

  SECTION 2.9  Removal of Directors

  Directors may be removed for cause by a vote of shareholders entitled to vote thereon, or by action of the Board of Directors. Directors shall not be removed without cause by vote of the shareholders, except in the case of a Director elected by the holders of any class or series (other than the Common Stock), now or hereafter authorized, voting as a class or series, when so entitled by the provisions of the Certificate of Incorporation applicable thereto.

  SECTION 2.10  Compensation of Directors

  Members of the Board shall receive such fees and compensation fixed from time to time by the Board and shall be reimbursed for reasonable expenses for attending Board Meetings.

  SECTION 2.11 Time and Place of Meetings

  Meetings of the Board of Directors shall be held in such month on such day at such hour and at such place as the Board may from time to time direct.

  SECTION 2.12 Special Meetings

  Special meetings of the Board may be held on the call of the Chairman, the President or the Secretary or upon written request of a majority of the Directors at the time serving on the Board addressed to the Secretary.

  SECTION 2.13 Telephonic Meetings

  Any one or more members of the Board or any committee of the Board may participate in a meeting of the Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time; and participation by such means shall constitute presence in person at a meeting.

                                  ARTICLE III

                                  COMMITTEES

  SECTION 3.1 Organization and Authority

  The Board of Directors, by resolution adopted by a majority of the entire Board, may designate from among its members, such committees as the Board of Directors may from time to time determine, including those created by Sections 3.2, 3.3 and 3.4 of this Article III, each consisting of three or more Directors, and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except that no such committee shall have authority as to (1) the submission to shareholders of any action that needs shareholders' approval; (2) the filling of vacancies in the Board or in any committee thereof; (3) the fixing of compensation of the Directors for serving on the Board or on any committee thereof; (4) the amendment or repeal of the By-Laws, or the adoption of new By-Laws; (5) the amendment or repeal of any resolution of the Board which, by its terms, shall not be so amendable or repealable; (6) the fixing or changing of the size of the Board; or (7) the removal or indemnification of Directors. In the event of the absence of any member(s) from a meeting of a committee replacements may be made from Directors designated as alternate members of such committee by the Board. The Chairman, or in his absence or should he so direct, the President, or in his absence, a Vice President, if such officers are members of the committee, shall preside at meetings of the committee, otherwise the presiding officer shall be designated by majority vote of the committee. Vacancies in the membership of the committee shall be filled by the Board of Directors at a regular or special meeting of the Board of Directors. Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business.

  SECTION 3.2 Executive Committee

  There shall be an Executive Committee of not more than six (6) Directors to be designated by the Board. The Executive Committee shall have and may exercise all of the authority and powers of the Board subject to limitations prescribed by law or these by-laws. The Secretary of the Company shall be the Secretary of the Executive Committee.

  SECTION 3.3 Organization and Nominating Committee

  There shall be an Organization and Nominating Committee of not more than six
(6) Directors to be designated by the Board. The Organization and Nominating Committee shall have and may exercise all of the authority and powers of the Board necessary to address executive compensation, review management succession plans and recommend nominees to the Board, subject to limitations prescribed by law or these by-laws. The Secretary of the Company shall be the Secretary of the Organization and Nominating Committee.

  SECTION 3.4 Audit Committee

  There shall be an Audit Committee of not more than six (6) Directors to be designated by the Board. The Audit Committee shall have and may exercise all of the authority and powers of the Board, necessary to review and monitor accounting and control procedures, general auditing and business practices, external financial reporting practices, and ethical standards for the Company, subject to limitations prescribed by law or these by-laws. The Secretary of the Company shall be the Secretary of the Audit Committee.

  SECTION 3.5 Action by a Committee

  The act of a majority of the members of a committee present at any meeting at which a quorum is present shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall have no individual powers as such. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings.

  SECTION 3.6 Quorum

  A majority of the members of a committee shall constitute a quorum.

  SECTION 3.7 Reports to Board of Directors

  Each such committee shall keep a record of its proceedings and make reports to the Board at its next regular meeting.

  SECTION 3.8 Compensation of Committee Members

  Members of committees of the Board shall receive such fees and compensation as fixed from time to time by the Board and shall be reimbursed for reasonable expenses for attending committee meetings.

  SECTION 3.9 Resignation and Removal of Committee Members

  Any member of any committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chairman or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein. Committee members may be removed by action of the Board of Directors, with or without cause.

  SECTION 3.10 Unanimous Written Consent

  Any action authorized in writing, by all of the members of a committee and filed with the minutes of the Company shall be the act of that committee with the same force and effect as if the same had been passed by unanimous vote at a duly called meeting of such committee.

  SECTION 3.11 Place of Committee Meetings

  Meetings of each committee shall be held in such month on such day at such hour and at such place as such committee may from time to time direct.

  SECTION 3.12 Notice

  Unless otherwise provided by resolution of the Board or by vote of a majority of the members of the relevant committee, notice of committee meetings shall be given in the same manner as notice of special meetings of the Board is to be given under Section 2.4 of these By-Laws.

                                  ARTICLE IV

                           OFFICERS AND THEIR DUTIES

  SECTION 4.1 Officers

  As soon as may be after the election of the Directors at a meeting of the shareholders, the Board of Directors shall elect one of its number President, and may elect one of its number Chairman. The President shall be the Chief Executive Officer except that if a Chairman be elected, the Board may designate either the Chairman or the President as Chief Executive Officer. Any two or more offices may be held by the same person, except the offices of President and Secretary. The Board may elect or appoint such other officers and agents as it may deem proper.

  SECTION 4.2 Term of Office; Resignation; Removal; Vacancies

  Except as otherwise provided in the resolution of the Board of Directors electing or appointing any officer, all officers shall be elected or appointed to hold office until the meeting of the Board of Directors following the next succeeding annual meeting of shareholders. Each officer shall hold office for the term for which he or she is elected or appointed, and until his or her successor has been elected or appointed and qualified. Any officer may resign at any time by giving written notice to the Board or to the Chairman, if any, or the President or the Secretary of the Company. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed by the Board, with or without cause, at any time. Removal of an officer without cause shall be without prejudice to his or her contract rights, if any, with the Company, but the election or appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board.

  SECTION 4.3 Powers and Duties

  The officers of the Company shall have such authority and perform such duties in the management of the Company as may be prescribed by the Board of Directors and, to the extent not so prescribed, as generally pertain to their respective offices, subject to the control of the Board. Securities of other companies held by the Company may be voted by any officer designated by the Board and, in the absence of any such designation, by the Chairman, the President, any Vice President, the Secretary or the Treasurer. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

  SECTION 4.4 Salaries

  Salaries of all officers of the Company shall be fixed by the Board from time to time; and salaries of all other employees of the Company shall be regulated by the Chief Executive Officer.

  SECTION 4.5 Chairman

  The Chairman shall preside at all meetings of the shareholders and the Board of Directors at which he or she shall be present. When the Chairman is also designated the Chief Executive Officer, he or she shall have general and active management of the business of the Company and shall see that all orders and policies of the Board of Directors are carried into effect.

  SECTION 4.6 Vice Chairman

  The Vice Chairman shall do and perform all such duties as shall be assigned to him or her by the Chairman or required by the Board of Directors.

  SECTION 4.7 President

  In the absence of a Chairman or should the Chairman so direct, the President shall preside at all meetings of the shareholders and of the Board of Directors at which he or she shall be present. In the case of the Chairman having been designated as Chief Executive Officer, the President shall (subject to the direction of the Chairman) exercise general control and supervision over all the affairs of the Company and generally do and perform those duties as usually appertain to the office of the President, or which may be assigned to him or her by the Board of Directors. Should there be no Chairman or should the President be designated Chief Executive Officer of the Company, the President shall have general and active management of the business of the Company and shall see that all orders and policies of the Board of Directors are carried into effect; and the salaries of all employees of the Company, other than officers, shall be regulated by him or her. If the office of the Chairman be vacated, due to the incumbent's death, retirement, or inability to act, or should the Directors elect to leave such office vacant, the President shall be the Chief Executive Officer and shall assume all the duties as outlined in Section 4.5 of this Article IV, until directed otherwise by the Board of Directors.

  SECTION 4.8 Vice President

  The Vice Presidents, respectively, shall do and perform all such duties as shall be assigned to them by the Chairman or the President or required of them by the Board of Directors. If designated by the Board of Directors as a member of the Executive Committee, a Vice President shall perform the duties of President in case of the President's absence or inability to act or in case of a vacancy in that office. An Assistant Vice President in the absence or disability of a Vice President may at the discretion of the Chairman or the President perform the duties of a Vice President and shall perform such other duties as may be assigned to him or her.

  SECTION 4.9 Secretary

  It shall be the duty of the Secretary to keep and attest true records of the proceedings of all meetings of the Board and Executive Committee, to see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law and safely keep and account for all documents, papers and property of the Company which may come into his or her possession. He or she shall be the custodian of the Corporate Seal of the Company and shall affix and attest the same whenever it is necessary and proper so to do, and shall perform such other duties as may be assigned to him by the Board. In the absence or disability of the Secretary, an Assistant Secretary or any Vice President shall perform his duties and such other duties as may be assigned to him or her.

  SECTION 4.10 Treasurer

  The Treasurer shall have the custody of all money, funds, securities and valuable papers of the Company. He or she shall furnish such security for the faithful performance of his or her duties as may be required by the Board of Directors. He or she shall receive all money due to the Company and deposit the same in its corporate name in such Banks or Trust Companies as the Board of Directors shall determine. He or she shall sign all checks, drafts or orders for the payment of money; and perform such other duties as may be required of him or her by the Board of Directors. An Assistant Treasurer shall, in the absence or disability of the Treasurer, perform his or her duties and such other duties as may be assigned to him or her. In the absence or disability of the Treasurer and Assistant Treasurers, any Vice President shall perform his or her duties and such other duties as may be assigned to him or her. The Treasurer shall, when directed by the Board of Directors, open special accounts in the Company's depositories; all checks, drafts or orders for the payment of money out of such special accounts shall be signed in such manner and by such officers or employees of the Company as the Board of Directors shall designate; such checks, drafts or orders for the payment of money shall also be signed, if, as and when so directed by resolution of the Board of Directors, by such persons and in such manner as the Board of Directors shall determine.

  SECTION 4.11 Comptroller

  The Comptroller shall have charge of accounting and related records. He or she shall sign checks, drafts or orders for the payment of money; such checks, drafts and orders to be also signed by the Treasurer, and perform such other duties as may be required of him or her by the Board of Directors. An Assistant Comptroller shall, in the absence or disability of the Comptroller, perform his or her duties and such other duties as may be assigned to him or her. In the absence or disability of the Comptroller and Assistant Comptroller, the Chairman, the President or a Vice President, shall sign all checks, drafts or orders for the payment of money; such checks, drafts and orders to be also signed by any other authorized officer.

                                   ARTICLE V

                                    SHARES

                              CERTIFICATED SHARES

  SECTION 5.1 Certificates, Registrar and Transfer Agent

  The Shares of the Company may be represented by certificates in such forms as the Board of Directors may prescribe, signed by the Chairman, the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and sealed with the seal of the Company and registered by such Bank or Trust Company as may be designated by the Board. If the Company is authorized to issue shares of more than one class, each certificate representing shares issued by the Company shall set forth upon the face or back of the certificate, or shall state that the Company will furnish to any shareholder upon request and without charge, a full statement of the designation, relative rights, preferences and limitations of the shares of each class authorized to be issued and the designation, relative rights, preferences and limitations of each series of any class of preferred shares authorized to be issued in series so far as the same have been fixed and the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of other series. Each certificate representing shares shall state upon the face thereof (1) that the Company is formed under the laws of the State of New York; (2) the name of the person or persons to whom issued; and (3) the number and class of shares, and the designation of the series, if any, which such certificate represents.

  SECTION 5.2 Authorization of Facsimile Signatures and Seal

  The Board of Directors may authorize the signatures of the Chairman, the President, a Vice President, the Secretary or an Assistant Secretary, and the Corporate Seal of the Company, to be facsimiled, engraved or printed.

  SECTION 5.3 Transfer of Certificated Shares

  The Shares of the Company shall be transferable or assignable in person or by attorney, only on the books of the Company, upon the surrender of the certificate representing the shares to be transferred or assigned with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Company or its transfer agent may require. The Transfer Agent of the Company shall be such Bank or Trust Company as may be designated by the Board.

  SECTION 5.4 Lost, Stolen or Destroyed Share Certificates

  The Company may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Company may require the owner of the lost or destroyed certificate, or such owner's legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

                             UNCERTIFICATED SHARES

  SECTION 5.5 Uncertificated Shares

  The shares of the Company may be uncertificated shares. Within a reasonable time after the issuance, or within two business days after a transfer, of uncertificated shares, the Company shall send a written notice to the registered owner of such shares and to any other party required by law to receive such notice. Each such notice shall state (1) that the Company is formed under the laws of the State of New York; (2) the name of the person or persons to whom issued; (3) the number and class of shares, and the designation of the series, if any, with respect to which such notice was issued; and (4) any other information required by law to be contained therein. If the Company is authorized to issue shares of more than one class, each such notice shall contain, or shall state that the Company will furnish to any shareholder upon request and without charge, a full statement of the designation, relative rights, preferences and limitations of the shares of each class authorized to be issued and the designation, relative rights, preferences and limitations of each series of any class of preferred shares authorized to be issued in series so far as the same have been fixed and the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of other series. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares representing shares of the same class and series shall be identical.

  SECTION 5.6 Transfer of Uncertificated Shares

  Shares of the Company shall be transferable on the record of shareholders upon presentation to the Company or a transfer agent of a transfer request indicating the shares requested to be transferred, with proper endorsement on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Company or its transfer agent may require.

                                  ARTICLE VI

                                INDEMNIFICATION

  SECTION 6.1 General Applicability

  Except to the extent expressly prohibited by the New York Business Corporation Law, the Company shall indemnify each person made, or threatened to be made, a party to any action or proceeding, whether criminal or civil, by reason of the fact that such person or such person's testator or intestate is or was a Director or Officer of the Company, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees and expenses, reasonably incurred in enforcing such person's right to indemnification, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

  SECTION 6.2 Scope of Indemnification

  The Company shall advance or promptly reimburse upon request to any person entitled to indemnification hereunder all reasonable expenses, including attorney's fees and expenses, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled; provided, however, that such person shall cooperate in good faith with any request by the Company that common counsel be used by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

  SECTION 6.3 Other Indemnification Provisions

  Nothing herein shall limit or affect any right of any Director, Officer or other corporate personnel otherwise than hereunder to indemnification or expenses, including attorney's fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise; without affecting or limiting the rights of any Director, Officer or other corporate personnel pursuant to this
Article VI, the Company is authorized to enter into agreements with any of its Directors, Officers or other corporate personnel extending rights to indemnification and advancement of expenses to the fullest extent permitted by applicable law.

  Unless limited by resolution of the Board of Directors or otherwise, the Company shall advance the payment of expenses to the fullest extent permitted by applicable law to, and shall indemnify, any Director, Officer or other corporate person who is or was serving at the request of the Company, as a director, officer, partner, trustee, employee or agent of another corporation, whether for profit or not-for-profit, or a partnership, joint venture, trust or other enterprise, whether or not such other enterprise shall be obligated to indemnify such person.

  SECTION 6.4 Survival of Indemnification

  Anything in these By-laws to the contrary notwithstanding, no elimination or amendment of this Article VI adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this Article VI shall deprive any such person's rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

  SECTION 6.5 Inability to Limit Indemnification

  The Company shall not, except by elimination or amendment of this Article VI in a manner consistent with the preceding Section 6.4 and with the provisions of Article VIII ("Amendments to By-Laws"), take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this Article
VI. The indemnification of any person provided by this Article VI shall continue after such person has ceased to be a Director or Officer of the Company and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

  SECTION 6.6 Severability

  In case any provision in this Article VI shall be determined at any time to be unenforceable in any respect, the other provisions of this Article VI shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Company to afford indemnification and advancement of expenses to its Directors or Officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

                                  ARTICLE VII

                                 OTHER MATTERS

  SECTION 7.1 Books to be Kept

  The Company shall keep (a) correct and complete books and records of account, (b) minutes of the proceedings of the shareholders, Board of Directors and Executive Committee, if any, and (c) a current list of the Directors and Officers and their residence addresses. The Company shall also keep, at its office located in the County of Kings in the State of New York or at the office of its transfer agent or registrar in the State of New York, if any, a record containing the names and addresses of all shareholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

  SECTION 7.2 Interest of Directors and Officers in Transactions

  In the absence of fraud, no contract or other transaction between the Company and one or more of its Directors, or between the Company and any other company, firm, association or other entity in which one or more of its Directors are Directors or Officers, or have a substantial financial interest, shall be either void or voidable, irrespective of whether such interested Director or Directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves such contract or transaction and irrespective of whether his, her or their votes are counted for such purpose:

    (1) If the material facts as to such Director's interest in such contract or transaction and as to any such common Directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors, or a committee thereof, and the Board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested Director or, if the votes of the disinterested Directors are insufficient to constitute an act of the Board under Article II hereof, by unanimous vote of the disinterested Directors; or

    (2) If the material facts as to such Director's interest in such contract or transaction and as to any such common Directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders.

  If there was no such disclosure or knowledge, or if the vote of such interested Director was necessary for the approval of such contract or transaction at a meeting of the Board or committee at which it was approved, the Company may avoid the contract or transaction unless the party or parties thereto shall establish affirmatively that the contract or transaction was fair and reasonable as to the Company at the time it was approved by the Board, a committee or the shareholders.

  SECTION 7.3 Corporate Seal

  The Board of Directors may adopt a corporate seal, alter such seal at pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

  SECTION 7.4 When Notice or Lapse of Time Unnecessary

  Whenever for any reason the Company or the Board of Directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a shareholder, his or her attorney-in-fact, submit a signed waiver of notice of such requirements.

                                 ARTICLE VIII

                             AMENDMENTS TO BY-LAWS

  SECTION 8.1 By Directors

  By-laws may be adopted, amended, or repealed or new By-laws may be adopted by the vote of a majority of the entire Board of Directors at any regular or special meeting of the Board at which a quorum is present; provided, however, that any adoption of, amendment to or repeal of any new By-law or provision inconsistent with Article I (Section 1.2--"Special meetings", 1.4--"Presiding at Meetings" or 1.12--"Notice of Shareholder Business and Nominations"),
Article II (Section 2.1--"Number of Directors", 2.2--"Elections, Terms and Vacancies" or 2.9--"Removal of Directors"), Article VI--"Indemnification" or this Article VIII--"Amendments to By-Laws" hereof, if by action of the Board, shall be only upon the approval of not less than two-thirds of the entire Board at any such regular or special meeting of the Board of Directors.

  SECTION 8.2 By Shareholders

  By-laws may be adopted, amended, or repealed by the vote of a majority of the shareholders entitled to vote in the election of any Directors (as herein provided) at any annual or special shareholders' meeting at which a quorum is present, if notice of such proposed action shall have been given in accordance with the notice requirements of Section 1.12 of these By-laws; provided, however, that any adoption of, amendment to or repeal of any new By-laws or provision inconsistent with Article I (Section 1.2--"Special meetings", 1.4--"Presiding at Meetings" or 1.12--"Notice of Shareholder Business and Nominations"), Article II (Section 2.1--"Number of Directors", 2.2--"Elections, Terms and Vacancies" or 2.9--"Removal of Directors"), Article VI--"Indemnification" or this Article VIII--"Amendments to By-Laws" hereof, if by action of shareholders, shall be only upon the affirmative vote of not less than two-thirds of the shares entitled to vote thereon at such annual or special shareholders' meeting at which any such action is proposed.

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  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
  11.

    (1) Title of each class of securities to which transaction applies:
     Common Stock, par value $5 per share, of Long Island Lighting Company ("LILCO").
     -----------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
     (a) 173,048,739 shares of BL Holding Corp. Common Stock to be issued, based on (i) 50,364,212 shares of the Common Stock of The Brooklyn Union Gas Company ("Brooklyn Union Common Stock") outstanding on June 23, 1997 and 1,500,000 shares of Brooklyn Union Common Stock issuable upon conversion of outstanding stock options; and (ii) 121,184,527 shares of LILCO Common Stock outstanding on June 23, 1997.

     (b) 14,520,000 shares of BL Holding Corp. Series AA Preferred Stock to be issued, based on 14,520,000 shares of LILCO Series AA Preferred Stock outstanding on June 23, 1997.
     -----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (a) Brooklyn Union-LILCO Combination: (i) $28.63 per share based on the average of the high and low sales prices of Brooklyn Union Common Stock as reported on the New York Stock Exchange on June 23, 1997; and
     (ii) $23 per share based on the average of the high and low sales prices of LILCO Common Stock as reported on the New York Stock Exchange on June 23, 1997.

     (b) LILCO-Long Island Power Authority Transactions: (i) $2,497,500,000 cash; and (ii) $26.13 per share based on the average of the high and low sales prices of LILCO Series AA Preferred Stock as reported on the New York Stock Exchange on June 23, 1997.
     -----------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:
     N/A
     -----------------------------------------------------------------------

    (5) Total fee paid:
     N/A
     -----------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

  [X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
     $394,914 + $553,441 = $948,355
     -----------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
     Schedule 14A and Schedule 14A, respectively
     -----------------------------------------------------------------------

   (3) Filing Party:
     The Brooklyn Union Gas Company and Long Island Lighting Company,
     respectively
     -----------------------------------------------------------------------

   (4) Date Filed:
     February 7, 1997 and May 23, 1997, respectively
     -----------------------------------------------------------------------

[LOGO]

                                                    LONG ISLAND LIGHTING COMPANY
      EXECUTIVE OFFICES: 175 EAST OLD COUNTRY ROAD .  HICKSVILLE, NEW YORK 11801


      WILLIAM J. CATACOSINOS
CHAIRMAN AND CHIEF EXECUTIVE OFFICER




                                                                   June 27, 1997

Dear Shareholder:

  We will be holding our annual meeting on August 7 this year, and I cordially invite you to attend. This meeting is particularly important because you will be asked to approve both the proposed combination of LILCO and Brooklyn Union and the sale of certain assets to the Long Island Power Authority (LIPA) through a stock transaction. I hope your schedule will allow you to attend and, if it does not, at least to be represented by proxy.

  This joint proxy statement with Brooklyn Union provides you with a detailed description of both of these transactions which we believe are beneficial to investors, customers and employees. YOUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THESE TWO PROPOSALS AND URGES YOU TO VOTE FOR EACH OF THEM. EVERY VOTE COUNTS BECAUSE WE NEED A TWO-THIRDS MAJORITY FOR APPROVAL. ANY SHARES NOT VOTED WILL BE COUNTED AS VOTES AGAINST THE PROPOSED TRANSACTIONS.

  By joining two utilities with adjacent territories and complementary services, we will have created a powerful energy company in one of the strongest energy markets in the country. The synergies of the combination are expected to result in operating efficiencies of more than $1 billion over 10 years as well as bring together a talented group of energy experts. The combination of the two companies will result in the formation of a new holding company which has not yet been named. We have used the name BL Holding Corp. in this proxy as a temporary name.

  After the combination of the two companies, the Brooklyn Union and LILCO regulated utilities will become separate subsidiaries of the holding company along with some unregulated subsidiaries already owned by Brooklyn Union. The holding company structure will allow us to operate our core utility businesses, grow our unregulated subsidiaries, and develop or acquire other energy products, services and companies to take advantage of the emerging competitive energy market.

  Under the agreement with Brooklyn Union, LILCO and Brooklyn Union shareholders will each exchange their current shares for shares in the new holding company. LILCO shareholders will receive 0.803 shares in the new company for each LILCO share and, in total, LILCO shareholders will own 66 percent of the shares in the new holding company and Brooklyn Union shareholders will own 34 percent. If the LIPA transaction takes place, LILCO shareholders will increase their ownership in the new company to 68 percent and receive 0.880 shares for each LILCO common share and Brooklyn Union shareholders will own 32 percent of the new holding company.

  Under the agreement with the Long Island Power Authority, LIPA will acquire LILCO's electric transmission and distribution system, substantially all of its electric regulatory assets and its 18 percent interest in the Nine Mile Point 2 nuclear power plant for approximately $2.5 billion in cash and the assumption or refinancing by LIPA of approximately $339 million in preferred stock and approximately $3.6 billion in debt. The holding company will end up with approximately $1.7 billion in cash and will have a considerably stronger balance sheet.

  By approving both proposals, you will be in a position to become the owner of an exciting new energy holding company with regulated natural gas distribution utilities, electric generation facilities and several unregulated subsidiaries. In addition, the new company will have service agreements with LIPA to manage the electric system on Long Island.

  These transactions resolve long-standing controversies stemming from the construction of the Shoreham nuclear plant. The solution treats investors fairly while providing customers with substantial rate reductions and protection from court-ordered tax liabilities.

  In the Notice of Meeting that follows, we have also described other matters being submitted for your vote, all of which the Board of Directors recommends you vote FOR. A question and answer discussion begins on page 1 and more detailed descriptions follow.

  We appreciate your support of these transactions which we strongly believe to be in the best interests of all parties. Please sign, date and return your proxy card today. I look forward to seeing you at the meeting on August 7, 1997.

  Thank you.

                                         On behalf of the Board of Directors,

                                         Sincerely,
                                         /s/ William J. Catacosinos
                                         William J. Catacosinos

                               ----------------

 NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE COMMON STOCK OF BL HOLDING CORP. TO BE ISSUED UNDER THIS JOINT PROXY
 STATEMENT/PROSPECTUS, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Joint Proxy Statement/Prospectus dated June 27, 1997, and first mailed to shareholders on or about June 30, 1997.

                               ----------------

[LOGO]


                                                    LONG ISLAND LIGHTING COMPANY
      EXECUTIVE OFFICES: 175 EAST OLD COUNTRY ROAD .  HICKSVILLE, NEW YORK 11801


KATHLEEN A. MARION

CORPORATE SECRETARY
       AND
VICE PRESIDENT OF
CORPORATE SERVICES


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 7, 1997

                               ----------------

  The Annual Meeting of Shareholders of Long Island Lighting Company will be held at Tilles Center for the Performing Arts at Long Island University, C.W. Post Campus, Northern Boulevard, Greenvale, New York 11548, at 3:00 p.m., local time, on Thursday, August 7, 1997, for the following purposes:

    1. to adopt the Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997, between The Brooklyn Union Gas Company and Long Island Lighting Company (described beginning on p. 70);

    2. to adopt the Agreement and Plan of Merger, dated as of June 26, 1997, between the Long Island Power Authority (LIPA), LIPA Acquisition Corp. and LILCO (described beginning on p. 84);

    3. to elect twelve Directors (described beginning on p. J-1);

    4. to ratify the appointment of Ernst & Young LLP as independent auditors for the period January 1, 1997 to March 31, 1998 (described on p. J-16);

    5. to approve the LILCO Annual Stock Incentive Compensation Plan (described beginning on p. J-16);

    6. to approve the LILCO Employee Stock Purchase Plan (described beginning on p. J-17);

    7. to approve an amendment to the LILCO Certificate of Incorporation to increase the total number of authorized shares of LILCO Common Stock (described beginning on p. J-18); and

    8. to take action on such other business as may properly come before the meeting.

  The proposals presented for vote are not conditioned on one another.

  Please mark, sign and date the enclosed proxy card and return it promptly in the postpaid return envelope provided, whether or not you expect to attend the meeting. Returning the proxy card will not affect your right to vote in person should you decide to attend the meeting. ANY SHARES NOT VOTED WILL BE COUNTED AS VOTES AGAINST ITEMS 1 AND 2.

  Only holders of record of LILCO common stock and those series of preferred stock entitled to vote on the LIPA Transaction at the close of business on June 26, 1997 are entitled to notice of and are eligible to vote at the meeting and at all postponements or adjournments thereof. If you plan to attend the meeting, please bring the enclosed admission card or proof of ownership. If your shares are held through a bank or brokerage firm and you plan to attend the meeting, please request a letter or some other evidence of ownership from your bank or firm as well as proper authorization if you wish to vote your shares in person.

  If either of the agreement with Brooklyn Union or the agreement with LIPA are adopted by our common shareholders and preferred shareholders, as required, and either of the proposed transactions occurs, a holder of record of our common stock (or in connection with the agreement with LIPA, a holder of record of preferred stock entitled to vote thereon) on the record date who dissents and does not vote for the proposal is entitled to receive payment in cash if that holder follows the procedures provided in Sections 623 and 910 of the New York Business Corporation Law, attached as Annex I to the accompanying Joint Proxy Statement/Prospectus.

                                         By Order of the Board of Directors,

                                         /s/ Kathleen A. Marion
                                         Kathleen A. Marion
                                         Vice President and Corporate
                                          Secretary

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS & ANSWERS ON THE BROOKLYN UNION/LILCO COMBINATION AND LIPA
 TRANSACTION; SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS.................   1
JOINT PROXY STATEMENT/PROSPECTUS..........................................  17
THE BROOKLYN UNION/LILCO COMBINATION......................................  20
 Background of the Combination............................................  20
 Common Reasons for the Combination.......................................  25
 Recommendation of the LILCO Board of Directors...........................  25
 Opinion of LILCO's Financial Advisor.....................................  27
 Potential Conflicts of Interests of Certain Persons in the Combination
  and the LIPA Transaction................................................  36
 Certain Arrangements Regarding the Directors and Management of the
  Holding Company Following the Combination and the LIPA Transaction......  36
 Federal Income Tax Considerations........................................  37
 Accounting Treatment.....................................................  43
 Stock Exchange Listing of the Holding Company Stock......................  44
 Federal Securities Law Consequences......................................  44
 Appraisal Rights.........................................................  44
MEETINGS, VOTING AND PROXIES..............................................  47
 The LILCO Meeting........................................................  47
REGULATORY MATTERS........................................................  50
 State Approvals and Related Matters......................................  50
 Public Utility Holding Company Act of 1935...............................  50
 Federal Power Act........................................................  51
 Antitrust Considerations.................................................  51
 Atomic Energy Act........................................................  52
 Public Authorities Control Board Approval................................  52
 General..................................................................  52
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
 (PURCHASE)...............................................................  54
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION (POOLING)....  60
THE COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION............  66
 Management of the Holding Company........................................  66
 Common Stock Dividends...................................................  66
DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK..............................  66
 General..................................................................  66
 Holding Company Preferred Stock..........................................  67
 Holding Company Common Stock.............................................  67
 Certain Anti-Takeover Provisions.........................................  67
THE AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER........  70
 The Combination..........................................................  70
 Effects of the Combination...............................................  70
 Representations and Warranties...........................................  72
 Certain Covenants........................................................  73
 Indemnification..........................................................  74
 Employment and Workforce Matters.........................................  74
 Stock and Benefit Plans..................................................  75
 No Solicitation of Transactions..........................................  75
 Additional Agreements....................................................  76
 Conditions to Each Party's Obligation to Effect the Combination..........  77
 Termination..............................................................  78
 Termination Fees.........................................................  80

                                                                           PAGE
                                                                           ----
THE STOCK OPTION AGREEMENTS...............................................  81
 General..................................................................  81
 Certain Repurchases......................................................  82
 Restrictions on Transfer.................................................  83
THE LIPA TRANSACTION......................................................  84
 Agreement and Plan of Merger.............................................  84
 Other Basic Agreements...................................................  87


SELECTED INFORMATION CONCERNING LILCO.....................................  88
 Business of LILCO........................................................  88
 Comparison of Shareholders' Rights.......................................  89
 Comparison of the Holding Company's Certificate of Incorporation and By-
  Laws to LILCO's Certificate of Incorporation and By-Laws................  89
 Anti-Takeover Statutes...................................................  90
 Potential Conflicts of Interest of Certain Persons in the Combination and
  the LIPA Transaction....................................................  91
 Security Ownership of Certain Beneficial Owners and Management...........  92
 Certain Business Relationships Between Brooklyn Union and LILCO..........  94
SELECTED INFORMATION CONCERNING BROOKLYN UNION............................  94
 Recommendation of the Brooklyn Union Board...............................  94
 Opinion of Brooklyn Union's Financial Advisor............................  95
 Potential Conflicts of Interest of Certain Persons in the Combination and
  the LIPA Transaction.................................................... 101
 Comparison of the Holding Company's Certificate of Incorporation and By-
  Laws to Brooklyn Union's Certificate of Incorporation and By-Laws....... 102
 The Brooklyn Union Meeting............................................... 103
 Business of Brooklyn Union............................................... 105
 Security Ownership of Certain Beneficial Owners and Management........... 106
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................ 107
LEGAL MATTERS............................................................. 107
EXPERTS................................................................... 107
FUTURE SHAREHOLDER PROPOSALS.............................................. 108
WHERE YOU CAN FIND MORE INFORMATION....................................... 109
LIST OF DEFINED TERMS..................................................... 111

 Annex A --  Amended and Restated Agreement and Plan of Exchange and Merger
 Annex B --  Amended and Restated LILCO Stock Option Agreement
 Annex C --  Amended and Restated Brooklyn Union Stock Option Agreement
 Annex D --  Agreement and Plan of Merger
 Annex E --  Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
 Annex F --  Opinions of Dillon, Read & Co. Inc.
 Annex G --  Form of Certificate of Incorporation of the Holding Company
 Annex H --  Form of By-laws of the Holding Company
 Annex I --  Section 623 and Section 910 of the New York Business Corporation
             Law
 Annex J --  The LILCO Meeting Proposals

      QUESTIONS & ANSWERS ON THE BROOKLYN UNION/LILCO COMBINATION AND LIPA
            TRANSACTION; SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Brooklyn Union/LILCO Combination and the LIPA Transaction fully and for a more complete description of the legal terms of the Brooklyn Union/LILCO Combination and the LIPA Transaction, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information" (Page 109). In addition to the Brooklyn Union/LILCO Combination, Brooklyn Union shareholders will also be asked to approve a proposal to form a new holding company pending the consummation of the Brooklyn Union/LILCO Agreement. LILCO Shareholders will also be asked to approve certain other proposals in connection with LILCO's Annual Meeting. Shareholders therefore should also read carefully Annex J of this document.

 1. WHO ARE THE TWO COMPANIES THAT WILL COMBINE?

  THE BROOKLYN UNION GAS COMPANY--also referred to in this document as "Brooklyn Union"-- has approximately 3,000 employees, distributes natural gas in the New York City Boroughs of Brooklyn and Staten Island and in two-thirds of the Borough of Queens, and serves the energy needs of approximately 1.1 million customers. Brooklyn Union's service territory covers approximately 187 square miles, with a population of approximately 4 million people.

  Brooklyn Union and its subsidiaries have energy-related investments in gas and oil exploration and production in the United States and Canada, as well as in energy services in the United States including cogeneration, gas pipeline transportation and storage, marketing and other related services. Brooklyn Union's principal executive office is located at One MetroTech Center, Brooklyn, NY 11201-3851, and its general telephone number is (718) 403-2000.

  LONG ISLAND LIGHTING COMPANY--also referred to in this document as "LILCO"-- has approximately 5,400 employees and provides electric and gas service to more than 1 million customers in Nassau and Suffolk Counties and on the Rockaway Peninsula in Queens County. LILCO's service territory covers 1,230 square miles with a population of approximately 2.7 million people. LILCO's principal executive office is located at 175 East Old Country Road, Hicksville, NY 11801, and its general telephone number is (516) 755-6650.

 2. WHY HAVE THESE TWO COMPANIES DECIDED TO COMBINE?

  The combination of Brooklyn Union and LILCO will provide important benefits for the two companies, for their customers, employees and shareholders. Shareholders will benefit from the upside potential associated with the following factors:

    . Combining Brooklyn Union and LILCO is expected to result in operating efficiencies of approximately $1 billion over 10 years, which will be used to provide rate reductions to customers.

    . Together, the two companies will help spur increased regional business growth by providing energy and related services at lower prices.

    . Our combined company will have an enhanced ability to provide its broader customer base with competitive energy products and services well into the future.

    . Brooklyn Union and LILCO together intend to market, trade and deliver energy products and services on a large scale to major market areas.

    . Current and prospective customers will benefit from the opportunity to deal with an energy services company that can offer one-stop shopping for providing--and managing-- their energy needs.

  For these and other reasons, the Boards of Directors of both Brooklyn Union and LILCO have unanimously approved the combination of the two companies, believing it to be in the best interests of their respective companies and shareholders. Accordingly, each Board recommends that its respective shareholders vote "FOR" the adoption of the Brooklyn Union/LILCO Agreement.

 3. HOW WILL THESE TWO COMPANIES COMBINE?

  Brooklyn Union and LILCO will combine pursuant to a binding share exchange and merger agreement and become wholly-owned subsidiaries of one holding company, to be named at a later date. For purposes of this document, the new combined company will be referred to as BL Holding Corp. or more simply as the "Holding Company." The transaction between our companies will be referred to as the "Combination."

  Under this agreement, shares of each of the individual companies will be exchanged for or converted into shares of the new Holding Company, and each of the companies' common shareholders will become shareholders of the new Holding Company.

 4. HOW MANY SHARES WILL BROOKLYN UNION SHAREHOLDERS RECEIVE?

  Brooklyn Union shareholders will receive one share of the common stock of the Holding Company for each share of Brooklyn Union common stock they own. For purposes of this document, the ratio at which shares of Brooklyn Union common stock will be exchanged for shares of common stock of the Holding Company will be referred to as the "Brooklyn Union Ratio."

 5. HOW MANY SHARES WILL LILCO SHAREHOLDERS RECEIVE?

  The number of shares LILCO shareholders receives will be as follows (please see Questions 9-12):

    a. LILCO shareholders will receive 0.803 of a share of common stock of the Holding Company for each share of LILCO common stock they own. In this scenario, Brooklyn Union and LILCO shareholders would own 34 percent and 66 percent, respectively, of the shares of the common stock of the Holding Company.

    b. If the LIPA Transaction is also completed (as described in Questions 10-13), LILCO shareholders will then instead receive 0.880 of a share of common stock of the Holding Company for each share of LILCO common stock they own. Shareholders for Brooklyn Union and LILCO would then own 32 percent and 68 percent, respectively, of the shares of the common stock of the Holding Company.

  If the LIPA Transaction is completed but the Combination is not, LILCO alone would restructure into a holding company. In this case, LILCO shareholders would own all of the stock of the new Holding Company.

 6. WHO WILL MANAGE THE NEW HOLDING COMPANY?

  Upon completion of the Combination, Dr. William J. Catacosinos, currently Chairman and Chief Executive Officer of LILCO, will become Chairman and Chief Executive Officer of the Holding Company. Mr. Robert B. Catell, currently Chairman and Chief Executive Officer of Brooklyn Union, will become President and Chief Operating Officer of the Holding Company.

  One year after the closing of the Combination, Mr. Catell will succeed Dr. Catacosinos as Chief Executive Officer, with Dr. Catacosinos remaining as Chairman.

 7. WHO WILL SERVE ON THE BOARD OF DIRECTORS OF THE HOLDING COMPANY?

  The Board of Directors of the Holding Company will consist of 15 members: six to be designated by the Brooklyn Union Board; six to be designated by the LILCO Board; and three additional persons jointly selected by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

 8. WHAT WILL THE DIVIDEND RATE BE ON THE HOLDING COMPANY'S COMMON STOCK?

  It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders after completion of the Combination and the transaction with LIPA will be $1.78 per common share, subject to approval and declaration by the Holding Company Board of Directors. If the Combination is completed, but the LIPA Transaction is not, it is anticipated that the initial annual dividend rate paid to Holding Company common shareholders will be $1.78 per common share, subject to approval and declaration by the Holding Company Board of Directors. The payment of dividends by the Holding Company in the future will depend on business conditions, results of operations, financial conditions, and other factors.

 9. WHAT IS THE LONG ISLAND POWER AUTHORITY?

  The Long Island Power Authority (or LIPA) is a corporate municipal instrumentality and political subdivision of the State of New York. It is also the only state agency in the country permitted to issue tax-exempt bonds outside of the federal limits placed upon each state.

  LIPA is authorized under the Long Island Power Authority Act to acquire all or any part of LILCO's securities or assets in order to, among other things, reduce electric rates paid by LILCO customers. LIPA will create LIPA Acquisition Corp., a New York corporation and wholly-owned subsidiary of LIPA, in order to carry out the LIPA Transaction discussed below.

10. WHAT IS THE "LIPA TRANSACTION"?

  LILCO has entered into an agreement with LIPA in which LIPA will acquire LILCO's electric transmission and distribution system, its electric regulatory assets and its 18 percent interest in the Nine Mile Point 2 nuclear power plant, a nuclear generating facility located in Oswego, New York.

11. HOW WILL THE LIPA TRANSACTION TAKE PLACE?

  After becoming a subsidiary of the Holding Company, LILCO will distribute to the Holding Company, or one or more of its subsidiaries, all of its natural gas assets and operations, non-nuclear electric generating assets and operations, and common plant.

  The LIPA Transaction is the acquisition of the remaining LILCO assets listed in Question 10 for approximately $2.5 billion in cash and the assumption, redemption or refinancing by LIPA of approximately $339 million in preferred stock and approximately $3.6 billion in debt attributable to LILCO.

  The Holding Company will end up with approximately $1.7 billion in cash and will have a considerably stronger balance sheet.

          The chart below shows the basis proposed strucutre of the
         Holding Company after the Brooklyn Union/LILCO Agreement and
                         LIPA Transaction take effect.

                                 SHAREHOLDERS
                   (Previously of Brooklyn Union and LILCO)

                               BL HOLDING CORP.

    BROOKLYN UNION SUBSIDIARIES                                 NEW SUBSIDIARIES
          Consisting of:                                         Consisting of:

1) New York City Natural Gas Assets and             1) Non-Nuclear Electric Generating Assets and
   Operations; and                                     Operations formerly owened by LILCO;

2) Unregulated Operations                           2) Long Island Natural Gas Assets and
                                                       Operations formerly owned by LILCO; and

                                                    3) LIPA Service Agreements

12. WHAT WILL THE NEW HOLDING COMPANY LOOK LIKE AFTER THE COMBINATION AND THE LIPA TRANSACTION?

  The new Holding Company will be comprised of Brooklyn Union, consisting as it does at present of its regulated natural gas assets and operations and other unregulated subsidiaries, and a new subsidiary (or subsidiaries) formed to receive LILCO's non-nuclear electric generating assets and operations, natural gas assets and operations and common plant. In addition, the new Holding Company will enter into service agreements with LIPA to, among other things, manage and operate the electric system on Long Island.

  If the LIPA Transaction does not occur, Brooklyn Union and LILCO would become subsidiaries of the Holding Company pursuant to the Combination (see Questions 1 through 8). In such event, LILCO, or other subsidiaries of the Holding Company, would own the assets contemplated to be acquired by LIPA pursuant to the LIPA Transaction and would serve Long Island's electric customers.

13. WHAT ARE THE BENEFITS OF THE LIPA TRANSACTION?

  The LIPA Transaction should benefit both customers and common shareholders of both LILCO and Brooklyn Union. The LIPA Transaction seeks to take advantage of LIPA's tax-exempt status and exemption from payment of federal income tax, to lower rates for electric ratepayers on Long Island. As a result of LIPA's ability to issue low-cost, tax-exempt municipal bonds and the elimination of federal income taxes, along with the Brooklyn Union/LILCO combination and the settlement of various tax certiorari proceedings, it is anticipated that Long Island electric customers will realize an average electric rate reduction of 17 percent.

  From the shareholders' perspective, the LIPA Transaction will provide the Holding Company with the resources needed to successfully compete in the emerging energy marketplace and strengthen the Holding Company's financial position.

  For these and other reasons, the Board of Directors of LILCO has unanimously approved the LIPA Transaction and believes its adoption is in the best interests of LILCO and its shareholders. Accordingly, the LILCO Board recommends that its shareholders vote "FOR" the approval of the LIPA Transaction.

  Brooklyn Union has consented to the LIPA Transaction and its Board of Directors believes that its consummation, together with the Combination, is in the best interests of Brooklyn Union and its shareholders.

14. WHO MUST APPROVE THE LIPA TRANSACTION?

  In addition to the approvals by the LILCO Board of Directors and the consent of the Brooklyn Union Board, all of which have already been obtained, the LIPA Transaction must be approved by:

  -- LILCO shareholders (common and certain preferred)
  -- Public Authorities Control Board
  -- Internal Revenue Service
  -- Nuclear Regulatory Commission
  -- Federal Energy Regulatory Commission

  In addition, the LIPA Agreement is subject to ratification by the LIPA Board of Trustees.

15. WHAT PROPOSALS ARE BROOKLYN UNION SHAREHOLDERS VOTING ON?

  Brooklyn Union shareholders are being asked to approve two significant proposals:

    a. The Brooklyn Union/LILCO Agreement (described in Question 3) in which Brooklyn Union would become a wholly-owned subsidiary of the Holding Company.

    b. A restructuring of Brooklyn Union which would take place before the Combination. Brooklyn Union would be restructured into a holding company structure through a share exchange with KeySpan Energy Corporation, as described in Annex J of the proxy materials delivered to Brooklyn Union shareholders. If this transaction is approved and consummated, KeySpan would become the parent company of Brooklyn Union and KeySpan would be substituted for Brooklyn Union in the Brooklyn Union/LILCO Agreement.

16. WHAT PROPOSALS ARE LILCO SHAREHOLDERS VOTING ON?

  LILCO shareholders are being asked to approve two significant proposals:

    a. The Brooklyn Union/LILCO Agreement (described in Question 3) in which LILCO would become a wholly-owned subsidiary of the Holding Company.

    b. The acquisition of certain LILCO assets by LIPA through a stock sale of LILCO (described in Questions 10-13).

  In addition, as part of LILCO's Annual Meeting, LILCO shareholders are being asked to approve certain other proposals identified in the Notice of Annual Meeting as described in Annex J of the proxy materials delivered to LILCO shareholders.

17. WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE BROOKLYN UNION/LILCO COMBINATION?

  The holders of at least two-thirds of the outstanding shares of each of Brooklyn Union and LILCO common stock must vote in favor of the Brooklyn Union/LILCO Agreement.

18. WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE LIPA TRANSACTION?

  The LIPA Transaction must be approved by the vote of: 1) the holders of at least two-thirds of the outstanding shares of LILCO common stock and preferred stock entitled to vote thereon, voting together as a single class; 2) a majority of the outstanding shares of LILCO preferred stock entitled to vote thereon, voting together as a separate class; 3) a majority of the outstanding shares of LILCO common stock voting separately as a class; and 4) the holders of a majority of the outstanding shares of each series of LILCO preferred stock entitled to vote thereon, in each case voting separately as a class.

19. WHAT WILL HAPPEN TO MY REDEEMABLE LILCO PREFERRED STOCK?

  Prior to the closing of the LIPA Transaction, LILCO will redeem all redeemable preferred stock. These shares of redeemed preferred stock will not be outstanding at the time of the closing and, therefore, will not be entitled to vote on the LIPA Transaction.

20. WHO IS ENTITLED TO VOTE?

  Holders of record of Brooklyn Union and LILCO common stock and eligible LILCO preferred stock on June 26, 1997, the Record Date, are entitled to vote at the applicable shareholders meeting. As of June 23, 1997, 50,364,212 shares of Brooklyn Union common stock were outstanding, 121,184,527 shares of LILCO common stock were outstanding and 21,674,000 shares of eligible LILCO preferred stock were outstanding.

21. WHEN ARE ALL OF THESE TRANSACTIONS EXPECTED TO BE COMPLETED?

  We are working to complete all aspects of the transactions as quickly as possible. We currently expect these transactions to be completed in the second half of 1998. The Combination by its terms cannot be consummated earlier than April 1, 1998.

22. WHAT DO I NEED TO DO NOW?

  Just sign and mail your proxy card in the enclosed return envelope as soon as possible. That way your shares can be represented at the Brooklyn
Union or LILCO shareholders meeting.

  Failure to return a proxy card will have the same effect as a vote against the Brooklyn Union/LILCO Agreement, the LIPA Transaction (in the case of LILCO shareholders) and the KeySpan share exchange (in the case of Brooklyn Union shareholders).

23. CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

  Yes, you may change your vote at any time before the vote takes place at the applicable shareholders meeting. You can attend the applicable shareholders meeting and vote in person to do so.

  Or, if you are a Brooklyn Union shareholder, you can complete a new proxy card or send a written notice stating you would like to revoke your proxy. These should be sent to: Georgeson & Company Inc., Wall Street Station. P.O. Box 1102, New York, New York 10269-0667.

  Or, if you are a LILCO shareholder, you can send a new proxy card or written notice to revoke your proxy to The Corporation Trust Company, P.O. Box 631, Wilmington, Delaware 19899.

24. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

  No. You should continue to hold your certificates for Brooklyn Union or LILCO stock until the Combination and LIPA Transaction become effective. At that time, you will receive written instructions for exchanging your old Brooklyn Union or LILCO stock certificates for new certificates representing the appropriate number of shares of common stock of the new Holding Company. LILCO shareholders will also receive cash payment in place of any fraction of a share of the common stock of the Holding Company.

25. WHERE WILL MY SHARES OF COMMON STOCK OF THE HOLDING COMPANY BE TRADED?

  We expect that the common stock of the Holding Company will be listed and traded on the New York Stock Exchange. After the Combination and the LIPA Transaction are completed, Brooklyn Union and LILCO common stock owned by the Holding Company will no longer be traded and will be delisted.

26. WHERE ARE BROOKLYN UNION AND LILCO STOCK CURRENTLY TRADED?

  Brooklyn Union common stock is currently listed and principally traded on the New York Stock Exchange, while LILCO common stock is currently listed and principally traded on the New York and Pacific Stock Exchanges. On December 27, 1996, the last full trading day on the New York Stock Exchange prior to the public announcement of the Brooklyn Union/LILCO Agreement, Brooklyn Union common stock closed at $31.125 per share and LILCO common stock closed at $19.375 per share. The reported closing prices of Brooklyn Union and LILCO common stock on June 23, 1997 were $28 5/8 and $23 1/8, respectively.

27. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS FOR SHAREHOLDERS?

  The tax consequences to the shareholders generally depend on which transactions occur and the order in which they occur. The various alternatives and their tax consequences are discussed under the heading "The Brooklyn Union/LILCO Combination Federal Income Tax Considerations."

  In general, LILCO common and preferred stock shareholders should recognize gain (subject to possible deferral--see pages 37-40) or loss on the receipt of cash and/or Holding Company common or preferred stock, as appropriate, by such shareholders or the Exchange Agent as contemplated herein. However, if the LIPA Transaction is terminated prior to the Combination, LILCO shareholders generally should not recognize gain or loss for federal income tax purposes in the Combination.

  We have structured the Combination and LIPA Transaction so that, with certain exceptions, Brooklyn Union shareholders will not recognize any gain or loss for federal income tax purposes.

  In addition, gain or loss should be recognized (subject to possible deferral--see pages 37-40) by a shareholder who has sought appraisal rights or by a LILCO shareholder who receives cash in lieu of a fractional share (regardless of whether the LIPA Transaction is terminated before the Combination). Moreover, tax may be payable on certain amounts deemed received by Brooklyn Union shareholders when Brooklyn Union pays certain transfer taxes.

  The Combination is conditioned upon the receipt by Brooklyn Union of an opin-ion from its tax counsel that such transaction will qualify as a reorganization which is tax-free to its shareholders. Although the Brooklyn Union/LILCO Agree-ment allows Brooklyn Union to waive the condition of receiving such tax opin-ion, it does not intend to do so. If this condition is waived, we will notify Brooklyn Union shareholders of the waiver and its implication and resolicit their approval.

  The LIPA Transaction is conditioned upon the receipt by the parties of certain rulings from the Internal Revenue Service.

  For a further discussion of the Federal income tax consequences of the proposed transactions, see the discussion under the heading "The Brooklyn Union/LILCO Combination--Federal Income Tax Considerations."

28. WILL THE PREFERRED STOCK OR BONDS OF BROOKLYN UNION BE EXCHANGED?

  Brooklyn Union's preferred stock will be redeemed prior to the consummation of the KeySpan Share Exchange and the Combination. The rights of bondholders of Brooklyn Union will not change and will continue to be obligations of Brooklyn Union.

29. WILL THE PREFERRED STOCK OR BONDS OF LILCO BE EXCHANGED?

  In connection with the LIPA Transaction, LILCO's Preferred Stock 7.95%, Series AA will be exchanged for a Series AA Preferred Stock of the Holding Company having substantially identical terms, as set forth in Annex D. Each issued and outstanding share of LILCO's preferred stock that is subject to optional redemption at or before the closing of the LIPA Transaction will be called for redemption no later than the date of this closing. LILCO preferred stock that is not subject to this optional redemption (other than Series AA) will be acquired by LIPA for cash as a result of the LIPA Transaction.

  In addition, after LILCO has received all the required consents, the Holding Company will assume LILCO's Debentures, 7.30% due July 15, 1999, and 8.20% due March 15, 2023.

  The balance of LILCO's debt securities will become obligations of LIPA after it acquires the common stock of LILCO through the LIPA Transaction.

30. HOW WILL MY PARTICIPATION IN BROOKLYN UNION'S OR LILCO'S DIVIDEND REINVESTMENT OR STOCK PURCHASE PLANS BE AFFECTED?

  All shares of Brooklyn Union common stock and LILCO common stock held under the companies' respective dividend reinvestment and stock purchase plans will automatically be exchanged for shares of the common stock of the Holding Company when the Combination and/or the LIPA Transaction are completed. The Holding Company will establish similar plans after completion of the Combination.

31. WHAT IF I WANT TO RECEIVE THE FAIR MARKET VALUE OF MY CURRENT STOCK IN
    CASH?

  If you follow the required procedure, you will have the right to seek an appraisal and payment of the fair market value of your Brooklyn Union or LILCO shares. Your stock would be appraised in a New York State Court proceeding.

  As a Brooklyn Union shareholder you must:

    a. File a written objection to the Brooklyn Union/LILCO Agreement before the proxy vote (either prior to or at the shareholders meeting); AND

    b. Not vote in favor of the Brooklyn Union/LILCO Agreement.

  As a LILCO shareholder you must:

    a. File a written objection to the Brooklyn Union/LILCO Agreement and/or the LIPA Transaction before the proxy vote (either prior to or at the shareholders meeting); AND

    b. Not vote in favor of the Brooklyn Union/LILCO Agreement and/or the LIPA Transaction.

32. ARE THERE OTHER LEGAL REQUIREMENTS I MUST MEET TO OBTAIN AN APPRAISAL AND PAYMENT IN CASH FOR MY SHARES?

  Yes. These are described in this Joint Proxy Statement/Prospectus on pages 44-46. The provisions of New York law that govern appraisal rights are also attached as Annex I.

  If you are entitled to and wish to seek an appraisal of your shares, you should read and follow those provisions carefully. You should be aware, too, that an appraisal may result in a cash payment for your shares that is higher or lower than the value of the Holding Company shares that would be issued to you in connection with the Brooklyn Union/LILCO Agreement or, if applicable, the LIPA Transaction.

33. WHO CAN I CALL IF I HAVE ANY ADDITIONAL QUESTIONS?

  Two special toll-free telephone numbers have been established for you.

  Brooklyn Union shareholders are welcome to call Georgeson & Company Inc., which is assisting Brooklyn Union in solicitation of proxies, at 1-800-223-2064.

  LILCO shareholders are welcome to call D.F. King & Co., Inc., which is assisting LILCO in solicitation of proxies, at 1-800-207-3155.

                     SUMMARY OF OTHER SELECTED INFORMATION

REGULATORY APPROVALS (SEE PAGE 50)

  The approvals of the Public Service Commission of the State of New York un-der the New York Public Service Law, the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, the Federal Energy Regu-latory Commission under the Federal Power Act, the Nuclear Regulatory Commis-sion under the Atomic Energy Act of 1954, as well as the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 are required in order to complete the Combina-tion and, with the exception of the approval of the Public Service Commission, the LIPA Transaction. In addition, the LIPA Transaction also requires approval of the New York State Public Authorities Control Board. As of the date of this Joint Proxy Statement/Prospectus, none of the required regulatory approvals has been obtained.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 27 AND 95)

  In deciding to approve the Brooklyn Union/LILCO Agreement, the Boards of Di-rectors of Brooklyn Union and LILCO considered the opinions of their respec-tive financial advisors as to the fairness of the share exchange ratio from a financial point of view. In addition, in deciding to approve the LIPA Transac-tion, the Board of Directors of LILCO also considered a separate opinion from its financial advisor as to the fairness of the LIPA Transaction from a finan-cial point of view. The Board of Directors of Brooklyn Union has received an opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith In-corporated, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that the Brooklyn Union Ratio was fair, from a financial point of view, to the holders of Brooklyn Union Common Stock, and LILCO received opin-ions from its financial advisor, Dillon, Read & Co. Inc., that the share ex-change ratios and the LIPA Transaction were fair, from a financial point of view, to LILCO shareholders. The opinions of the financial advisors are at-tached as annexes to this Joint Proxy Statement/Prospectus. We encourage you to read the opinions thoroughly.

INTERESTS OF OFFICERS AND DIRECTORS IN THE COMBINATION (SEE PAGES 36, 91 AND
101)

  The officers and directors of Brooklyn Union and LILCO may have interests in the transaction that are different from, or in addition to, yours. For exam-ple, pursuant to employment agreements and severance plans, the Combination (and, with respect to LILCO, the LIPA Transaction) will result in a change in control of both Brooklyn Union and LILCO, entitling officers of the companies to receive severance benefits under certain circumstances.

  As of the record date, directors and officers of Brooklyn Union, LILCO and their affiliates as a group owned less than 1% of the issued and outstanding shares of common stock of their respective companies.

CONDITIONS TO THE COMBINATION (SEE PAGE 77) AND LIPA TRANSACTION (SEE PAGE 87)

  Completion of the Combination depends on the satisfaction of certain condi-tions, including but not limited to: (a) approval of Brooklyn Union's and LILCO's common shareholders; and (b) all required approvals of regulatory and governmental agencies. In addition, the completion of the LIPA Transaction is conditioned upon LIPA's ability to obtain the necessary financing and approval of the LILCO preferred stockholders entitled to vote thereon. Consummation of the Combination is not conditioned upon the con summation of the LIPA Transac-tion, and consummation of the LIPA Transaction is not conditioned upon consum-mation of the Combination.

AMENDMENT OR TERMINATION OF THE BROOKLYN UNION/LILCO AGREEMENT (SEE PAGE 78) AND LIPA AGREEMENT (SEE PAGE 87)

  The Boards of Directors of Brooklyn Union and LILCO may amend any of the terms of the Brooklyn

Union/LILCO Agreement at any time before or after its adoption by the share-holders of the common stock of Brooklyn Union and LILCO. No amendment adopted after shareholder approval, however, may materially and adversely affect the rights of such shareholders.

  At any time prior to closing, whether before or after approval by the share-holders of Brooklyn Union or LILCO, the Brooklyn Union/LILCO Agreement may be terminated by mutual consent of the Boards of Directors of Brooklyn Union and LILCO and under certain other circumstances. Depending upon the reason for such termination, substantial fees may be due and payable by Brooklyn Union or LILCO.

  Similarly, at any time prior to closing, whether before or after approval by the shareholders of LILCO, the LIPA Agreement may be terminated by mutual consent of the Board of Directors of LILCO and the Board of Trustees of LIPA and under certain other circumstances. Pursuant to the Brooklyn Union/LILCO Agreement, LILCO may not terminate the LIPA Agreement without the consent of Brooklyn Union.

COMPARATIVE SHAREHOLDER RIGHTS (SEE PAGE 89)

  When the Combination is completed, holders of Brooklyn Union common stock and LILCO common stock will become holders of the common stock of the Holding Company, and their rights will be governed by the Holding Company's certifi-cate of incorporation and by-laws (the forms of which are attached as Annexes G and H). Certain differences between the rights of holders of the common stock of the Holding Company and those of holders of Brooklyn Union and LILCO common stock are summarized on pages 102-103 and 89-90, respectively.

REGULATION OF THE HOLDING COMPANY, BROOKLYN UNION AND LILCO (SEE PAGE 50)

  Following the Combination and the LIPA Transaction, the Holding Company, as the parent company of Brooklyn Union and the subsidiaries who received from LILCO the assets described above, will not be directly subject to regulation by the Public Service Commission of the State of New York or the Federal En-ergy Regulatory Commission. However, its utility subsidiaries will be regu-lated by the various regula-tory agencies that currently regulate Brooklyn Union and LILCO's gas and electric generating operations. When the Combination occurs, the Holding Company will become a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, and will file an exemption statement with the Securities and Exchange Commission to exempt it and each of its subsidiaries from most of the provisions of that Act. Current-ly, neither Brooklyn Union nor LILCO is subject to that Act.

ACCOUNTING TREATMENT (SEE PAGE 43)

  The accounting for the Combination will be dependent on whether the LIPA Transaction will be completed. If the LIPA Transaction is completed, the Combination will be accounted for using the purchase method of accounting.

  If the LIPA Transaction is not completed, the Combination is expected to be accounted for as a pooling of interests. As a pooling of interests, we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

  For a further discussion of accounting considerations about the LIPA Transaction, see "Accounting Treatment."

STATUTORY APPRAISAL RIGHTS (SEE PAGE 44)

  Eligible holders of shares of Brooklyn Union and LILCO common stock who do not vote for the Combination, or (in the case of holders of LILCO Common Stock) the LIPA Transaction, as appropriate, and who timely dissent and follow the procedures in Section 623 of the New York Business Corporation Law will then have certain rights as a result of these transactions to demand payment in cash for the "fair value" of their respective Brooklyn Union and LILCO com-mon shares. Failure to take any required action on a timely basis may result in the loss of those rights. The amount obtainable upon a valid exercise of those rights is subject to determination by judicial proceeding and, as a re-sult, cannot be estimated at this time. LILCO preferred shareholders entitled to vote on the LIPA Transactions are also entitled to statutory appraisal rights. Brooklyn Union preferred stock will be redeemed prior to consummation of the Combination; and, therefore, holders of such shares will not be enti-tled to appraisal rights.

             SUMMARY OF SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED/CONSOLIDATED CONDENSED FINANCIAL INFORMATION

             BROOKLYN UNION/LILCO COMBINATION AND LIPA TRANSACTION
                  (PURCHASE AND POOLING METHODS OF ACCOUNTING)

SELECTED HISTORICAL FINANCIAL INFORMATION

  We are providing the following financial information to aid you in your analysis of the financial aspects of the Combination and the LIPA Transaction. We derived this information from unaudited financial statements of Brooklyn Union and LILCO for the 12 month period ended March 31, 1997, and the audited financial statements of Brooklyn Union and LILCO from 1992 through 1996. The information is only a summary and you should read it in conjunction with the historical financial statements (and related notes) contained in our annual reports and the other information that we have filed with the SEC. See "Where You Can Find More Information" on page 109.

                BROOKLYN UNION--HISTORICAL FINANCIAL INFORMATION

                           AT OR FOR
                         THE 12 MONTHS
                             ENDED              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                           MARCH 31,    ---------------------------------------------------------
                             1997          1996          1995       1994       1993       1992
                         -------------  ----------    ---------- ---------- ---------- ----------
                          (UNAUDITED)    (DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Total revenues..........   $ 1,472.8    $  1,432.0    $  1,216.3 $  1,338.6 $  1,205.5 $  1,074.9
Earnings for common
 stock..................       128.5(1)      122.6(1)       91.5       87.0       76.2       57.8
Earnings per common
 share..................        2.58(1)       2.48(1)       1.90       1.85       1.73       1.35
Cash dividends declared
 per common share.......        1.44          1.42          1.39       1.35       1.32       1.29
Book value per common
 share..................       20.00         18.17         16.94      16.27      15.55      14.56
Total assets............     2,493.8       2,289.6       2,116.9    2,029.1    1,897.8    1,748.0
Long-term debt..........       724.6         712.0         720.6      701.4      689.3      682.0
(1) Includes gains on the sale of subsidiary stock and a Canadian plant of
    $33.5 million, or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million, or $0.16 per share, after taxes.

                    LILCO--HISTORICAL FINANCIAL INFORMATION

                           AT OR FOR
                         THE 12 MONTHS
                             ENDED              AT OR FOR THE YEAR ENDED DECEMBER 31,
                           MARCH 31,    ---------------------------------------------------------
                             1997          1996          1995       1994       1993       1992
                         -------------  ----------    ---------- ---------- ---------- ----------
                          (UNAUDITED)    (DOLLARS IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS)
Total revenues..........   $ 3,137.7    $  3,150.7    $  3,075.1 $  3,067.3 $  2,881.0 $  2,621.8
Earnings for common
 stock..................       270.3         264.2         250.7      248.8      240.5      238.0
Earnings per common
 share..................        2.24          2.20          2.10       2.15       2.15       2.14
Cash dividends declared
 per common share.......        1.78          1.78          1.78       1.78       1.76       1.72
Book value per common
 share..................       21.07         20.89         20.50      20.21      19.88      19.58
Total assets............    11,849.7      12,209.7      12,527.6   12,479.3   12,453.8    9,853.1
Long-term debt..........     4,457.0       4,456.8       4,706.6    5,145.4    4,870.3    4,741.0

SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION-- BROOKLYN UNION/LILCO COMBINATION WITH LIPA TRANSACTION.

  The following unaudited pro forma consolidated financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed distribution of the Transferred Assets (as defined below) to a wholly-owned subsidiary of the Holding Company and subsequent sale of the remaining LILCO common stock to a subsidiary of LIPA. The pro forma statements have been further adjusted to give effect to the proposed Combination with Brooklyn Union. The unaudited pro forma consolidated condensed balance sheet at March 31, 1997 gives effect to the proposed transaction with LIPA and the Combination as if they had occurred at March 31, 1997. The unaudited pro forma consolidated condensed statement of income for the twelve month period ended March 31, 1997 gives effect to the proposed transaction with LIPA and the Combination as if they had occurred at April 1, 1996. These statements are prepared on the basis of accounting for the Combination under the purchase method of accounting and are based on the assumptions set forth in the notes thereto.

  We have presented below the selected unaudited pro forma consolidated condensed financial information, reflecting the proposed transaction with LIPA ("LILCO as adjusted") and also reflecting this transaction with the Combination ("Holding Company"). You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the proposed transaction with LIPA or the Combination. See "Unaudited Pro Forma Consolidated Condensed Financial Information" on page 54.

                               SELECTED UNAUDITED
                            PRO FORMA FINANCIAL DATA

                                             AT OR FOR THE TWELVE MONTH
                                               PERIOD ENDED MARCH 31,
                                                        1997
                                             -----------------------------
                                                 LILCO         HOLDING
                                              AS ADJUSTED      COMPANY
                                             --------------- -------------
                                              (DOLLARS IN MILLIONS EXCEPT
                                                 FOR PER SHARE AMOUNTS)
Total revenues..............................  $     1,629.0  $     3,101.8
Net income..................................           84.9          206.0
Earnings for common stock...................           49.0          170.1
Earnings per common share(1)................            .41           1.09
Cash dividends declared per common
 share(1)(2)(3).............................            .33           1.78
Total assets................................        5,114.4        7,916.2
Long-term debt..............................          922.2        1,646.8
Preferred stock.............................          438.0          438.0

--------

(1) Each share of Brooklyn Union common stock will be exchanged for one share of common stock of the Holding Company and each share of LILCO common stock will be exchanged for 0.880 of a share of common stock of the Holding Company in the Combination. These per share amounts are calculated for each share of common stock of the Holding Company that would have been outstanding had the binding share exchanges been consummated as of the date and for the period referred to above.

(2) To arrive at LILCO as adjusted pro forma cash dividends declared per common share, LILCO's historical payout ratio for the 12 month period ended March 31, 1997, was applied to the LILCO as adjusted earnings per common share.

(3) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE PER COMMON SHARE INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH LIPA TRANSACTION.

  The following table summarizes the per common share information for Brooklyn Union and LILCO on a pro forma consolidated, equivalent and historical basis.

                       COMPARATIVE PER SHARE INFORMATION

                                                        AT OR FOR THE 12 MONTHS
                                                            ENDED MARCH 31,
                                                                 1997
                                                              (UNAUDITED)
                                                        -----------------------
UNAUDITED HOLDING COMPANY PRO FORMA CONSOLIDATED(2)(3)
Earnings per common share..............................         $ 1.09
Cash dividends declared per common share...............           1.78
Book value per common share............................          24.14
UNAUDITED LILCO AS ADJUSTED(1)(3)
Earnings per common share..............................         $  .41
Cash dividends declared per common share...............            .33
Book value per common share............................          20.86
LILCO PER SHARE EQUIVALENTS(5)
Earnings per common share..............................         $  .96
Cash dividends declared per common share...............           1.57
Book value per common share............................          21.24
LILCO--HISTORICAL FINANCIAL INFORMATION
Earnings per common share..............................         $ 2.24
Cash dividends declared per common share...............           1.78
Book value per common share............................          21.07
BROOKLYN UNION--HISTORICAL FINANCIAL INFORMATION(4)(5)
Earnings per common share..............................         $ 2.58
Cash dividends declared per common share...............           1.44
Book value per common share............................          20.00

(1) LILCO's balance sheet and results of operations as of and for the twelve month period ended March 31, 1997 have been adjusted to reflect the proposed transaction with LIPA.
(2) LILCO's balance sheet and results of operations as of and for the twelve month period ended March 31, 1997, have been adjusted to reflect the LIPA Transaction and the Combination.
(3) It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share. To arrive at LILCO as adjusted pro forma cash dividends declared per common share, LILCO's historical payout ratio for the 12 month period ended March 31, 1997, was applied to the LILCO as adjusted earnings per common share.
(4) Includes gains on the sale of subsidiary stock and a Canadian plant of $33.5 million or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million or $0.16 per share, after taxes.
(5) LILCO Per Share Equivalents are 0.880 of Unaudited Pro Forma Consolidated per share equivalents, while Brooklyn Union per share equivalents are the same as historical.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH NO LIPA TRANSACTION.

  The following unaudited pro forma condensed financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed merger with Brooklyn Union in accordance with the Combination. The unaudited pro forma combined condensed balance sheet at March 31, 1997 gives effect to the Combination as if it had occurred at March 31, 1997. The unaudited pro forma combined condensed statements of income for each of the three 12 month periods in the three year period ended March 31, 1997 give effect to the Combination as if it had occurred at April 1, 1994. These statements are prepared on the basis of accounting for the Combination using the pooling of interests method of accounting and are based on the assumptions set forth in the notes thereto.

  We have presented below the selected unaudited pro forma combined condensed financial information, reflecting the proposed Combination. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the Combination. See "Unaudited Pro Forma Combined Condensed Financial Information" on page 60.

                               SELECTED UNAUDITED
                            PRO FORMA FINANCIAL DATA

                                                   AT OR FOR THE TWELVE
                                                    MONTH PERIODS ENDED
                                                         MARCH 31,
                                             ---------------------------------
                                                1997       1996        1995
                                             ----------- ---------------------
                                             (DOLLARS IN MILLIONS, EXCEPT FOR
                                                    PER SHARE AMOUNTS)
Total revenues.............................. $   4,610.5 $  4,518.2 $  4,244.6
Net income..................................       451.2      409.3      390.6
Earnings for common stock...................       399.1      356.8      337.7
Earnings per common share(1)................        2.72       2.46       2.38
Cash dividends declared per common
 share(1)(2)................................        1.78       1.78       1.78
Total assets................................    14,343.5        --         --
Long-term debt..............................     5,181.6        --         --
Preferred stock.............................       702.1        --         --

(1) Each share of Brooklyn Union common stock will be exchanged for one share of common stock of the Holding Company and each share of LILCO common stock will be exchanged for 0.803 of a share of common stock of the Holding Company in accordance with the Combination. These per share amounts are calculated for each share of common stock of the Holding Company that would have been outstanding had the Combination been consummated at the beginning of each period presented.

(2) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE PER COMMON SHARE INFORMATION--BROOKLYN UNION/LILCO COMBINATION WITH NO LIPA TRANSACTION

  The following table summarizes the per common share information for Brooklyn Union and LILCO on a pro forma combined, equivalent and historical basis. The LILCO per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by 0.803 as LILCO shareholders will receive
0.803 shares of the common stock of the Holding Company in exchange for each share of LILCO Common Stock.

                       COMPARATIVE PER SHARE INFORMATION

                                                        AT OR FOR THE 12 MONTH
                                                        PERIOD ENDED MARCH 31,
                                                       ------------------------
                                                         1997    1996    1995
                                                       -------- ------- -------
UNAUDITED HOLDING COMPANY PRO FORMA COMBINED
Earnings per common share(1).........................  $   2.72 $  2.46 $  2.38
Cash dividends declared per common share(4)..........      1.78    1.78    1.78
Book value per common share..........................     23.74     --      --
LILCO PER SHARE EQUIVALENTS(2)
Earnings per common share............................  $   2.18 $  1.98 $  1.91
Cash dividends declared per common share.............      1.43    1.43    1.43
Book value per common share..........................     19.06     --      --
BROOKLYN UNION--UNAUDITED HISTORICAL FINANCIAL INFOR-
 MATION(2)
Earnings per common share(3).........................  $   2.58 $  1.93 $  1.84
Cash dividends declared per common share.............      1.44    1.40    1.37
Book value per common share..........................     20.00     --      --
LILCO--UNAUDITED HISTORICAL FINANCIAL INFORMATION
Earnings per common share............................  $   2.24 $  2.19 $  2.13
Cash dividends declared per common share.............      1.78    1.78    1.78
Book value per common share..........................     21.07     --      --

--------
(1) Brooklyn Union's unaudited balance sheet as of March 31, 1997 and results of operations for each of the three 12 month periods during the three year period ended March 31, 1997 have been combined with LILCO's unaudited balance sheet as of March 31, 1997 and results of operations for each of the three 12 month periods during the three year period ended March 31, 1997 to arrive at the unaudited pro forma combined balance sheet as of March 31, 1997 and the unaudited statements of income for each of the three 12 month periods during the three year period ended March 31, 1997, from which the comparative per share information has been derived.
(2) LILCO Per Share Equivalents are 0.803 of Unaudited Holding Company Pro Forma Combined per share equivalents, while Brooklyn Union per share equivalents are the same as its historical.
(3) Includes gains on the sale of subsidiary stock and a Canadian plant of $33.5 million or $0.68 per share, after taxes, offset by a subsidiary reorganization charge of $7.8 million or $0.16 per share, after taxes for the 12 month period ended March 31, 1997.
(4) Brooklyn Union and LILCO expect to continue their respective current dividend policies until the completion of the Combination. It is anticipated that the initial annualized dividend rate paid to Holding Company common shareholders will be $1.78 per common share.

COMPARATIVE DIVIDENDS AND MARKET PRICES--LILCO

  LILCO common stock is listed and principally traded on the New York Stock Exchange and on the Pacific Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of LILCO common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                               PRICE RANGE
                                                             ---------------
                                              DIVIDENDS PAID  HIGH     LOW
                                              -------------- ------- -------
YEAR ENDED DECEMBER 31, 1995
  First Quarter..............................     $0.445     $16 3/4 $13 1/4
  Second Quarter.............................      0.445      17 1/8  14 3/8
  Third Quarter..............................      0.445      17 3/4  15 3/8
  Fourth Quarter.............................      0.445      17 3/4  15 5/8
YEAR ENDED DECEMBER 31, 1996
  First Quarter..............................     $0.445     $18 1/8 $15 7/8
  Second Quarter.............................      0.445      17 7/8  16 1/8
  Third Quarter..............................      0.445      17 3/4  16 5/8
  Fourth Quarter.............................      0.445      22 3/8  17 1/8
YEAR ENDING DECEMBER 31, 1997
  First Quarter..............................     $0.445     $24 1/2 $21 3/4
  Second Quarter (through June 23, 1997).....      0.445      23 1/4  22 3/4

  The LILCO Series AA Preferred Stock is listed and traded on the New York Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of the Series AA Preferred Stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                  PRICE RANGE
                                                                ----------------
                                                 DIVIDENDS PAID  HIGH      LOW
                                                 -------------- -------  -------
YEAR ENDED DECEMBER 31, 1995
  First Quarter.................................   $0.496875    $23 3/4  $22 1/2
  Second Quarter................................    0.496875     24 3/4   23 1/8
  Third Quarter.................................    0.496875      25         24
  Fourth Quarter................................    0.496875     26 1/4   23 3/8
YEAR ENDED DECEMBER 31, 1996
  First Quarter.................................   $0.496875    $24 5/8  $23 3/4
  Second Quarter................................    0.496875     24 5/8      23
  Third Quarter.................................    0.496875     24 1/2      23
  Fourth Quarter................................    0.496875     25 3/4   24 1/4
YEAR ENDING DECEMBER 31, 1997
  First Quarter.................................   $0.496875    $26 3/32 $25 1/4
  Second Quarter (through June 23, 1997) .......    0.496875     26 3/8   25 3/8

COMPARATIVE DIVIDENDS AND MARKET PRICES--BROOKLYN UNION

  Brooklyn Union common stock is listed and principally traded on the New York Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of Brooklyn Union common stock for the fiscal periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                  PRICE RANGE
                                                                ---------------
                                                 DIVIDENDS PAID  HIGH     LOW
                                                 -------------- ------- -------
YEAR ENDED SEPTEMBER 30, 1995
  First Quarter.................................    $0.3375     $25 3/8 $21 1/2
  Second Quarter................................     0.3475      24 3/4     22
  Third Quarter.................................     0.3475      26 3/8  23 3/4
  Fourth Quarter................................     0.3475      26 3/8  23 1/4
YEAR ENDED SEPTEMBER 30, 1996
  First Quarter.................................    $0.3475     $29 5/8 $24 5/8
  Second Quarter................................     0.3550      29 7/8  25 3/4
  Third Quarter.................................     0.3550      27 1/2  24 7/8
  Fourth Quarter................................     0.3550      28 1/8  24 7/8
YEAR ENDING SEPTEMBER 30, 1997
  First Quarter.................................    $0.3550     $32 5/8 $27 7/8
  Second Quarter................................     0.3650      30 1/2  27 1/2
  Third Quarter (through June 23, 1997).........     0.3650      29      26 1/8


  On December 27, 1996, the last full trading day before the public announcement of the Brooklyn Union/LILCO Agreement, the high and low prices per share of (i) LILCO common stock were $19 1/2 and $19 1/8, respectively, and
(ii) Brooklyn Union common stock were $31 1/8 and $30 1/2, respectively. On March 18, 1997, the last full trading day before the public announcement of an agreement in principle relating to the LIPA Transaction, the high and low sales prices per share of (i) LILCO common stock were $23 15/16 and $23 3/4, respectively, and (ii) Brooklyn Union common stock were $29 1/8 and $29, respectively. On June 25, 1997, the last full trading day before LILCO and LIPA executed and delivered the LIPA Agreement, the high and low sales prices per share of the Series AA Preferred Stock were $26 and $25.88, respectively.

  Brooklyn Union and LILCO shareholders are encouraged to obtain current market quotations for Brooklyn Union common stock, LILCO common stock and Series AA Preferred Stock.

                             JOINT PROXY STATEMENT
                                      OF
                        THE BROOKLYN UNION GAS COMPANY
                                      AND
                         LONG ISLAND LIGHTING COMPANY

                               ----------------

                                  PROSPECTUS
                                      OF
                               BL HOLDING CORP.
                                      AND
                          KEYSPAN ENERGY CORPORATION

  This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $5 per share, of LILCO ("LILCO Common Stock") and to the holders of Series AA preferred stock, par value $25 per share ("Series AA Preferred Stock"), Series CC preferred stock, par value $100 per share ("Series CC Preferred Stock"), Series GG preferred stock, par value $25 per share ("Series GG Preferred Stock"), Series QQ preferred stock, par value $25 per share ("Series QQ Preferred Stock"), and Series UU preferred stock, par value $25 per share ("Series UU Preferred Stock"), of LILCO (such series being collectively referred to herein as "LILCO Preferred Stock"), in connection with the solicitation of proxies by the Board of Directors of LILCO for use at the Annual Meeting of LILCO shareholders to be held on August 7, 1997, at 3:00 p.m. local time, at Tilles Center for the Performing Arts at Long Island University, C.W. Post Campus, Northern Boulevard, Greenvale, New York 11548 and at any and all adjournments or postponements thereof (the "LILCO Meeting"), and the holders of common stock, par value $0.33 1/3 per share ("Brooklyn Union Common Stock"), and the holders of Preferred Stock, par value $100 per share, of The Brooklyn Union Gas Company in connection with the solicitation of proxies of Brooklyn Union Common Stock by the Board of Directors of Brooklyn Union for use at the Special Meeting of Brooklyn Union shareholders to be held on August 7, 1997, at 3:00 p.m. local time, at Opera House, Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York 11217 and at any and all adjournments or postponements thereof (the "Brooklyn Union Meeting," and together with the LILCO Meeting, the "Shareholder Meetings").

  This Joint Proxy Statement/Prospectus relates, among other things, to the proposed combination of LILCO and Brooklyn Union (the "Combination"), in which shares of LILCO Common Stock will become the right to receive shares of common stock, par value $0.01 per share ("Holding Company Common Stock"), of BL Holding Corp., a corporation to be formed under the laws of the State of New York (the "Holding Company"), Brooklyn Union will merge with a wholly owned subsidiary of the Holding Company (the "Merger") and shares of Brooklyn Union Common Stock will be converted into shares of Holding Company Common Stock, all pursuant to an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Brooklyn Union/LILCO Agreement"), between LILCO and Brooklyn Union. Consummation of the Combination is subject to various conditions, including the adoption of the Brooklyn Union/LILCO Agreement by the holders of two-thirds of the voting power of the outstanding shares of LILCO Common Stock and the holders of two-thirds of the voting power of the outstanding shares of Brooklyn Union Common Stock at the Shareholder Meetings.

  In connection with the proposal to adopt the Combination, each outstanding share of LILCO Common Stock and each outstanding share of Brooklyn Union Common Stock is entitled to one vote at their respective meetings. Only holders of LILCO Common Stock and Brooklyn Union Common Stock of record at the close of business on June 26, 1997 (the "Record Date") will be entitled to notice of and to vote at the Shareholder Meetings or any adjournments or postponements thereof. Holders of Brooklyn Union preferred stock as of the Record Date are entitled to notice of the Brooklyn Union Meeting but are not entitled to vote thereat. As of June 23,1997, 121,184,527 shares of LILCO Common Stock and 50,364,212 shares of Brooklyn Union Common Stock were issued and outstanding.

  This Joint Proxy Statement/Prospectus also relates to the proposed merger (the "LIPA Transaction") of LILCO with LIPA Acquisition Corp., a New York corporation ("LIPA Sub") and a wholly-owned subsidiary of the Long Island Power Authority, a corporate municipal instrumentality and political subdivision of the State of New York ("LIPA"), pursuant to the Agreement and Plan of Merger, dated as of June 16, 1997 (the "LIPA Agreement"), by and among LILCO, LIPA Sub and LIPA. Upon consummation of the LIPA Transaction, LIPA Sub will be merged with and into LILCO, which will be the surviving corporation, for aggregate cash merger consideration of $2,497,500,000 (the "Consideration"), the Series AA Preferred Stock will be exchanged for Series AA preferred stock of the Holding Company having substantially the terms as set forth in Annex D hereto and each outstanding share of the Series CC Preferred Stock, Series GG Preferred Stock, Series QQ Preferred Stock and Series UU Preferred Stock (except for shares whose holders perfect their rights to obtain judicial appraisal thereof ("Dissenting Shares")) will be cancelled and converted into the right to receive cash in the applicable amounts set forth in the LIPA Agreement. In connection with the consummation of the LIPA Transaction, LILCO will transfer to the Holding Company or one or more of its wholly-owned subsidiaries (which may be limited liability companies) all of LILCO's gas assets and operations, non-nuclear generating assets and operations and common plant (as described more fully below, the "Transferred Assets"). Consummation of the LIPA Transaction is subject to various conditions, including approval of the LIPA Agreement by the holders of two-thirds of the voting power of the outstanding shares of LILCO Common Stock and LILCO Preferred Stock, voting together as a single class; by a majority of the voting power of all holders of LILCO Preferred Stock, voting together as a separate class; by a majority of the voting power of the outstanding LILCO Common Stock, voting separately as a class; and by the holders of a majority of the voting power of each series of LILCO Preferred Stock, in each case voting separately as a class, at the LILCO Meeting. Holders of shares of Brooklyn Union Common Stock will not vote on the LIPA Agreement.

  In connection with the proposal to adopt the LIPA Agreement, each outstanding share of LILCO Common Stock is entitled to one vote, each outstanding share of LILCO Preferred Stock having a par value of $100 per share is entitled to one vote and each outstanding share of LILCO Preferred Stock having a par value of $25 per share is entitled to one-quarter ( 1/4) of a vote. Only holders of LILCO Common Stock and eligible LILCO Preferred Stock of record as of the close of business on the Record Date will be entitled to notice of and to vote in respect of the LIPA Agreement at the LILCO Meeting or any adjournments or postponements thereof. As of June 23, 1997, there were issued and outstanding 121,184,527 shares of LILCO Common Stock and 21,674,000 shares of LILCO Preferred Stock, of which 14,520,000 were shares of Series AA Preferred Stock, 570,000 were shares of Series CC Preferred Stock, 880,000 were shares of Series GG Preferred Stock, 3,464,000 were shares of Series QQ Preferred Stock and 2,240,000 were shares of Series UU Preferred Stock.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of the Holding Company with respect to the issuance of (x) up to approximately 173,048,739 shares of Holding Company Common Stock to be issued to common shareholders of LILCO at the applicable ratio (the "Ratio") of Holding Company Common Stock for each share of LILCO Common Stock and to common shareholders of Brooklyn Union on a one-to-one basis in connection with the Combination (the "Brooklyn Union Ratio") and (y) up to 14,520,000 shares of Holding Company Series AA preferred stock, par value $25 per share ("Holding Company Series AA Preferred Stock") to be issued to holders of Series AA Preferred Stock of LILCO on a one-to-one basis in connection with the LIPA Agreement. The Ratio will be (x) 0.803 shares of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is consummated but the LIPA Transaction is not consummated (the "Original Ratio"), (y) 0.880 shares of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is consummated and the LIPA Transaction is consummated (the "LIPA Ratio") or (z) one share of Holding Company Common Stock for each share of LILCO Common Stock if the Combination is not consummated but the LIPA Transaction is consummated. Holders of LILCO Common Stock will own 66%, 68% or 100%, respectively, of the outstanding Holding Company Common Stock and holders of Brooklyn Union Common Stock will own 34%, 32% and 0%, respectively, of the outstanding Holding Company Common Stock in such events.

  This Joint Proxy Statement/Prospectus also relates to an independent proposal to restructure Brooklyn Union into a holding company structure (the "KeySpan Share Exchange"), in which shares of Brooklyn Union

Common Stock will be exchanged for shares of common stock, par value $0.33 1/3 per share ("KeySpan Common Stock"), of KeySpan Energy Corporation, a New York corporation and a wholly owned subsidiary of Brooklyn Union ("KeySpan"), pursuant to an Amended and Restated Agreement and Plan of Exchange, dated as of June 9, 1997, by and between Brooklyn Union and KeySpan (the "KeySpan Agreement"). The KeySpan Share Exchange is described in detail in the Annex J to this Joint Proxy Statement/Prospectus to be delivered to Brooklyn Union shareholders. Consummation of the KeySpan Share Exchange is subject to various conditions, including the adoption of the KeySpan Agreement by the holders of two-thirds of the voting power of the outstanding shares of Brooklyn Union Common Stock at the Brooklyn Union Meeting.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of KeySpan with respect to issuance of up to approximately 50,364,212 shares of KeySpan Common Stock to be issued to holders of Brooklyn Union Common Stock on a one-to-one basis in connection with the KeySpan Share Exchange.

  Unless otherwise specified, references to the rights and obligations of Brooklyn Union under the Brooklyn Union/LILCO Agreement and the effects of the Combination on the shares of Brooklyn Union Common Stock, respectively, should be interpreted to refer to the rights and obligations of KeySpan under the Brooklyn Union/LILCO Agreement and the effects of the Combination on the shares of KeySpan Common Stock in the event that the KeySpan holding company proposal is approved by Brooklyn Union shareholders and the KeySpan Share Exchange is completed. If the KeySpan Share Exchange is consummated and Brooklyn Union common shareholders receive KeySpan Common Stock, KeySpan common shareholders will receive common shares of the new Holding Company upon consummation of the Combination. The KeySpan Share Exchange is expected to be consummated before the Combination, and neither the KeySpan Share Exchange nor the Combination is conditioned on the other occurring.

  All information contained in this Joint Proxy Statement/Prospectus with respect to LILCO has been provided by LILCO. All information contained in this Joint Proxy Statement/Prospectus with respect to Brooklyn Union or KeySpan has been provided by Brooklyn Union. Neither LILCO nor Brooklyn Union assumes any responsibility for the accuracy or completeness of the information provided by the other party.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Brooklyn Union and LILCO on or about June 30, 1997. A shareholder who has given a proxy may revoke it any time prior to the applicable meeting. See "Meetings, Voting and Proxies."

                     THE BROOKLYN UNION/LILCO COMBINATION

BACKGROUND OF THE COMBINATION

  Over several years, each of Brooklyn Union and LILCO has evaluated the significant changes already made and expected to be made in the regulatory structure and competitive environment of the gas and electric utility businesses. At both the federal and state levels, there have been important changes in the regulation of the utility industry businesses and, especially with respect to the electric utility business, there is the prospect of further dramatic changes. As described more fully below under "Common Reasons for the Combination," LILCO and Brooklyn Union believe that the combination of the companies will provide both companies' shareholders with the opportunity to benefit from the competitive opportunities provided by the rapidly changing circumstances in the energy business while also providing the lower rates and increased competition sought by the companies' regulators and customers.

  As the efforts of the Public Service Commission of the State of New York (the "PSC") to restructure the utility business in New York first began to take shape in the PSC's Competitive Opportunities Proceeding in 1994, Dr. William J. Catacosinos, the Chief Executive Officer of LILCO, and Mr. Robert
B. Catell, the Chief Executive Officer of Brooklyn Union, began exploratory discussions aimed at determining whether a business combination of LILCO and Brooklyn Union could provide a mutually beneficial platform for responding to the changes in regulation and the energy marketplace. Those discussions continued throughout 1994 and 1995.

  On October 13, 1994, LIPA and the New York Power Authority made a joint proposal to acquire the outstanding LILCO Common Stock for a cash purchase price of $21.50 per share. The last closing sales price for LILCO Common Stock on October 13, 1994, which was prior to the receipt of such proposal, was $16 1/2 per share. LILCO advised LIPA on October 24, 1994, that it was prepared to evaluate seriously the $21.50 per share proposal made by LIPA. The proposal was superseded on June 20, 1995, by a proposal from LIPA to acquire all of the outstanding LILCO Common Stock for a cash purchase price of $17.50 per share. On June 30, 1995, LILCO responded by stating that such offer had too many uncertainties and contingencies to warrant further review or discussions at that time. Neither of these offers resulted in negotiations between LIPA and LILCO.

  These offers were made by LIPA pursuant to its governing statute, The Long Island Power Authority Act (the "LIPA Act"), which granted LIPA the statutory power to acquire LILCO's equity or debt securities or assets through a negotiated transaction, by tender offer or through the exercise of LIPA's condemnation powers. The LIPA Act had been enacted in 1986 in response to growing political opposition to LILCO's construction of the Shoreham Nuclear Power Plant ("Shoreham") on Long Island. In 1989, LILCO, LIPA and the State of New York entered into various agreements under which LILCO agreed to transfer its interest in Shoreham to LIPA. Shoreham was subsequently decommissioned and LILCO recorded substantial regulatory assets reflecting the present value of expected electric service rates set to provide for LILCO's financial recovery through the amortization of such regulatory assets, and a return on such regulatory assets, over a forty-year period.

  Brooklyn Union retained the investment banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") in January 1995 and the law firm of Wachtell, Lipton, Rosen & Katz in April 1995 in order to assist Brooklyn Union in evaluating the financial and legal implications of a business combination with LILCO, with the potential for involvement of LIPA. LILCO consulted with its legal and financial advisors, Kramer, Levin, Naftalis & Frankel ("Kramer Levin") and Dillon, Read & Co. Inc. ("Dillon Read"), each of which had already been retained in connection with the October 1994 LIPA and the New York Power Authority proposal. On October 24, 1995, LILCO and Brooklyn Union executed a confidentiality agreement to facilitate the exchange of non-public information between the companies.

  Throughout 1995, Dr. Catacosinos, Mr. Catell, representatives of Dillon Read and representatives of Merrill Lynch had several meetings to discuss the basis for a business combination. Representatives of each company met to discuss the possible synergies of any such combination. At various times during 1995 and 1996, representatives of LILCO and Brooklyn Union met to discuss issues associated with combining the two companies, including revisions to managements' synergies estimates and the exchange of non-public information in connection with each company's "due diligence" investigation of the other.

  Meanwhile, Governor-elect George Pataki organized a task force on December 23, 1994, to evaluate the feasibility of a LIPA takeover of LILCO as proposed in October 1994 under then Governor Mario Cuomo. During 1995, the LIPA Act was amended to provide for a governing board of trustees for LIPA of fifteen members, nine appointed by the Governor and three each by the majority leader of the New York State Senate and by the Speaker of the New York State Assembly. In addition, that amendment made LIPA subject to the New York State Public Authorities Control Board (the "PACB"), as a result of which each agreement made by LIPA for the expenditure of more than $1 million requires unanimous approval by the representatives appointed by the Governor, the Senate majority leader and the Speaker of the Assembly. Promptly after such amendment was signed into law on August 2, 1995, the LIPA board of trustees was reconstituted as provided for in the amendment. As a result of such amendment and the report of such task force, LIPA's June 1995 proposal to acquire LILCO for $17.50 per share was not pursued.

  In September 1995, Governor Pataki announced his administration's commitment to formulate a State takeover of LILCO that achieved four objectives: a double-digit reduction in electric rates on Long Island; protection for Long Island property owners against increased property taxes; a plan for long-term competition in the Long Island electric market; and the end of LILCO as Long Island's electric utility. Governor Pataki stated that he would not rule out any action required to accomplish these objectives, including a hostile State takeover or the exercise of LIPA's condemnation powers. On September 29, 1995, LILCO advised LIPA by letter that LILCO would fully cooperate with LIPA on any constructive proposal made by LIPA.

  In September 1995, LIPA retained Bear, Stearns & Co. Inc. ("Bear Stearns") as its financial advisors and in October 1995 retained the law firms of Winthrop Stimson Putnam & Roberts as its corporate counsel and Hawkins Delafield & Wood as its bond counsel and the accounting firm of Price Waterhouse LLP. After an organizational meeting in early October between LIPA and LILCO representatives and their respective outside advisors, LILCO and Bear Stearns executed on October 11, 1995, a confidentiality agreement pursuant to which, as subsequently amended, non-public information was provided by LILCO to specific LIPA officials and LIPA's outside advisors. During the fall of 1995 and thereafter through 1996 and 1997, substantial non-public information was so provided by LILCO. In September 1995, representatives of Brooklyn Union met twice with representatives of LIPA to outline Brooklyn Union's proposal for the acquisition of LILCO's generating and regulatory assets by LIPA and the combination of Brooklyn Union with the electric transmission and distribution system and gas operations of LILCO.

  On September 27, 1995, LIPA issued a written "Request for Information" which solicited indications of interest from qualified parties in connection with a "state-authority facilitated financial restructuring/acquisition of LILCO." According to such Request, LIPA was "intent on acquiring all or part of LILCO's securities and/or assets at the lowest possible price and reserves the right to acquire LILCO equity securities below current trading prices." According to published reports, thirty-one parties formally responded to this Request. On October 19, 1995, Brooklyn Union submitted to LIPA certain additional information supplemental to its presentation at LIPA's September meetings in response to the LIPA Request.

  On December 5, 1995, the Proposal Evaluation Committee of the LIPA Board of Trustees issued a Technical Report which recommended a transaction structure under which LIPA would acquire substantially all of LILCO's assets, sell the generating assets to multiple buyers, sell the gas assets to another buyer and retain a private party to manage for LIPA's benefit the transmission and distribution system so acquired. Although this proposal was never adopted by the LIPA Board of Trustees, and no price was discussed with respect to the proposed purchase of assets, LIPA representatives over the next few months discussed the proposal with LILCO representatives. On February 28, 1996, the LIPA Board of Trustees authorized the commencement of discussions with LILCO and LIPA representatives thereafter began further due diligence with respect to LILCO. During such discussions LILCO representatives identified several features of the proposal that were unacceptable to LILCO:

the acquisition of all of LILCO's operating assets; the breakup of the generating assets; and the constraints that would be placed on LILCO with respect to the reinvestment of proceeds in order to avoid adverse tax consequences.

  On March 7, 1996, Mr. Catell met with the Governor and expressed his support for the Governor's efforts to deal with the LILCO situation but indicated what he perceived to be certain shortcomings in the LIPA proposal.

  In the wake of the release of the Technical Report, LILCO and Brooklyn Union renewed their discussions with respect to a possible business combination. The two chief executive officers met on February 7, March 1 and March 18, 1996, to discuss the structure, pricing and other material terms of a business combination and the potential involvement of LIPA with respect thereto. On April 8, 1996, the two chief executive officers met again, accompanied by the companies' respective investment bankers, to discuss valuation. On May 22, 1996, the chief executive officers, accompanied by their investment bankers and counsel, met to discuss structure, legal issues and synergy savings. Brooklyn Union sought to persuade LILCO to approach LIPA jointly with a proposal along the lines previously submitted by Brooklyn Union to LIPA. LILCO sought to persuade Brooklyn Union to proceed with a Brooklyn Union-LILCO combination agreement. Brooklyn Union and LILCO were unable to reach an agreement on price or structure.

  Discussions continued during the summer of 1996 and a draft combination agreement was prepared by LILCO's outside counsel and delivered to Brooklyn Union on August 15, 1996. Meetings were held between the chief executive officers, accompanied by their investment bankers, on August 6, 7 and 16, 1996, and again, but without investment bankers, on September 3, 1996, but no agreement was reached on either price or corporate governance issues. Negotiations at that point were suspended.

  Meanwhile, discussions between LIPA and LILCO during 1996 were influenced by a variety of developments. Beginning in May 1996, tax counsel for LIPA and tax counsel for LILCO began evaluating an alternative structure which they believed should be more tax efficient. That structure contemplated a possible acquisition by LIPA of LILCO Common Stock immediately following a transfer by LILCO of its gas and generating assets to a new company to be owned by LILCO shareholders. LIPA and LILCO representatives had discussions with the IRS concerning the possibility of obtaining private letter rulings with respect to this alternative transaction and the tax-exempt status of the related LIPA financing. Because of the complexity of the transaction, substantive discussions between the parties were slowed during 1996.

  On February 12, 1996, the PSC issued an order to show cause why LILCO should not be required to implement an immediate reduction in its electric rates for the three year period from 1997 to 2000. On April 17, 1996, that proceeding was expanded to provide for a comprehensive evaluation of LILCO's electric rates. On August 2, 1996, the PSC staff formally recommended a temporary 5.2% decrease in LILCO's electric rates. The PSC ultimately has not taken action in connection with the 1996 proceeding, which is still pending. On June 24, 1996, Moody's Investors Service Inc. announced that it had downgraded its rating of $1.95 billion outstanding principal amount of LILCO's general and refunding bonds from Baa3 to Ba1, citing "intense regulatory scrutiny" of LILCO's electric rates by the PSC and the uncertain course of the negotiations between LIPA and LILCO.

  Another significant development affecting those negotiations was a decision on November 4, 1996, in Phase II of a tax certiorari proceeding brought by LILCO against certain taxing jurisdictions in Suffolk County, Long Island, seeking recovery of property taxes paid by LILCO in respect of Shoreham. During Phase I, LILCO had been awarded $81 million in refunds and interest. The Phase II decision, while subject to appeal by the defendants, ruled in LILCO's favor and could result in an aggregate recovery in excess of $1 billion for LILCO (which amount would be used to reduce electric rates). LILCO perceived this decision as putting greater pressure on LIPA to agree on a transaction with LILCO which would include a settlement of the Shoreham property tax case.

  Finally, various New York State officials and representatives, in discussions with Dr. Catacosinos and Mr. Catell, encouraged LILCO and Brooklyn Union to recommence their negotiations after reports were published in September 1996 disclosing the termination of those negotiations in September 1996. Dr. Catacosinos and Mr. Catell understood from these discussions that the State would view an agreement between LILCO and Brooklyn Union favorably since it would result in rate reductions from the synergies to be realized in a business combination of LILCO and Brooklyn Union.

  Accordingly, discussions between the chief executive officers of LILCO and Brooklyn Union began again on December 4, 1996, and, after meetings (which included the investment bankers) on December 11, 13 and 20, the chief executive officers agreed to pursue the negotiations of a definitive agreement based upon an exchange ratio that would result in LILCO shareholders owning 66%, and Brooklyn Union shareholders owning 34%, of the common equity of the combined entity in the absence of a mutually acceptable transaction with LIPA and 68% and 32%, respectively, if a satisfactory transaction with LIPA were consummated.

  The advisors for both parties met and spoke several times over the next week, discussed the transaction and related documentation, agreed upon the proposed structure for the transaction and negotiated the terms of an Agreement and Plan of Exchange (the "Original Agreement"), the LILCO Stock Option Agreement between LILCO and Brooklyn Union, dated as of December 29, 1996 (the "LILCO Stock Option Agreement") and the Brooklyn Union Stock Option Agreement between Brooklyn Union and LILCO, dated as of December 29, 1996 (the "Brooklyn Union Stock Option Agreement", and, together with the LILCO Stock Option Agreement, the "Stock Option Agreements"), including the conditions to closing, the termination provisions, the break-up fees, the covenants that would govern the operations of LILCO and Brooklyn Union pending the closing and various other matters that would govern the operations of the Holding Company after the closing. The parties also negotiated a provision that contemplated a revision in the exchange ratio if a transaction with LIPA acceptable to each party could be negotiated. On December 24 and December 27, 1996, the chief executive officers met again to negotiate the provisions relating to management succession and the composition of the Holding Company's Board of Directors. Final agreement with respect to such issues was reached on December 28, 1996.

  On December 29, 1996, the LILCO Board of Directors met and received advice from Dillon Read, legal counsel and management. Dillon Read reviewed financial and other information concerning the two companies and the proposed Original Ratio. Dillon Read then delivered its oral opinion to the LILCO Board of Directors that, as of such date and subject to the matters discussed, the proposed Original Ratio of 0.803 shares of Holding Company Common Stock for each share of LILCO Common Stock was fair, from a financial point of view, to the holders of LILCO Common Stock. Counsel outlined in detail the terms and conditions of the Original Agreement and the Stock Option Agreements and described the changes in the proposed definitive documentation from the drafts previously furnished to the LILCO Board of Directors. The LILCO Board of Directors discussed the advice they had received and the potential benefits to the shareholders, customers and employees of LILCO that would result from a combination of LILCO and Brooklyn Union. After such discussion, the LILCO Board of Directors unanimously approved the Original Agreement and the Stock Option Agreements.

  Also on December 29, 1996, the Brooklyn Union Board of Directors met and received advice from Merrill Lynch, legal counsel and management. Merrill Lynch reviewed financial and other information concerning the two companies and the proposed Brooklyn Union Ratio. Merrill Lynch then delivered its oral opinion to the Brooklyn Union Board of Directors to the effect that, as of such date and subject to the matters discussed, the proposed Brooklyn Union Ratio was fair, from a financial point of view, to the holders of Brooklyn Union Common Stock. Counsel outlined in detail the terms and conditions of the Original Agreement and the Stock Option Agreements and described the changes in the proposed definitive documentation from the drafts previously furnished to the Brooklyn Union Board of Directors. The Brooklyn Union Board of Directors discussed the advice they had received and the potential benefits to the shareholders and customers of Brooklyn Union that would result from a combination of LILCO and Brooklyn Union. After such discussion, the Brooklyn Union Board of Directors unanimously approved the Original Agreement and the Stock Option Agreements.

  After these board meetings, the Original Agreement and the Stock Option Agreements were signed. Renewed negotiations with LIPA commenced in January 1997. From that date until March 19, 1997, LIPA, LILCO and Brooklyn Union, through their officers and outside advisors, conducted extensive negotiations. During this period and through May 1997, LIPA and its advisors conducted extensive due diligence investigations of LILCO's financial, legal and business records, including interviews with LILCO personnel. The negotiations focused on a transaction structure in which certain assets of LILCO, including its gas, generating and common plant assets, would be transferred to a new company to be owned by LILCO and Brooklyn Union shareholders immediately prior to a cash merger of LILCO with an acquisition subsidiary to be formed by LIPA, as a result of which LILCO would become a wholly-owned subsidiary of LIPA. The principal issues during the negotiations were the identification of the assets to be distributed by LILCO, the price to be paid by LIPA, the treatment of LILCO's preferred stock and debt, the terms and conditions of a management services agreement, a power supply agreement and other service agreements to be entered into by LILCO with the new company and the rights LIPA would have to acquire the generating facilities and to develop certain real estate parcels for future generating, transmission and distribution facilities. In addition, the negotiations incorporated LIPA's acquisition of LILCO's current rights in the Shoreham property tax and related cases and certain provisions relating to other pending and future property tax cases and the anticipated LIPA settlement of these cases after closing.

  These negotiations culminated in a meeting on March 18, 1997, attended by Dr. Catacosinos, other LILCO officers and representatives of Dillon Read, the then current Chairman of LIPA, other LIPA officials and representatives of Bear Stearns, and Mr. Catell and representatives of Merrill Lynch. At that meeting, the final pricing terms for the acquisition by LIPA of LILCO were agreed to and substantially final terms for the management services and related agreements were agreed to immediately thereafter. These agreements were documented in a non-binding Agreement in Principle, dated as of March 19, 1997, among LIPA, LILCO and Brooklyn Union.

  The parties and their respective outside advisors then prepared and negotiated the definitive legal documentation contemplated by the Agreement in Principle. The resulting drafts were submitted, unsigned, on April 30, 1997, to the staff of the PACB to permit them to begin their evaluation of the proposed transaction. The parties held further negotiations with respect to the definitive legal documentation during May and June. During this period LIPA conducted a series of public hearings at which the contents of the April 30th drafts were discussed. On June 16, 1997, the LIPA Board of Trustees authorized the execution by LIPA of the then current drafts of the definitive legal documentation. As a result of subsequent negotiations among the parties, certain technical changes were made to such drafts. In accordance with the resolution adopted by the LIPA Board of Trustees at their June 16th meeting, the changes negotiated after June 16 remain subject to ratification by the LIPA Board of Trustees.

  On June 26, 1997, Merrill Lynch delivered its written opinion to the Brooklyn Union Board of Directors to the effect that, as of such date and subject to the matters described therein, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock. Having discussed at a number of meetings the benefits that would result from the consummation of the LIPA Transaction and having received advice from Merrill Lynch, legal counsel and management, and having received drafts and detailed descriptions of the Brooklyn Union/LILCO Agreement, the Amended Stock Option Agreements (as defined below) and the LIPA Agreement, the Brooklyn Union Board of Directors executed a unanimous written consent dated June 26, 1997 approving the Brooklyn Union/LILCO Agreement and the Amended Stock Option Agreements.

  On June 26, 1997, LILCO and Brooklyn Union executed and delivered the Brooklyn Union/LILCO Agreement, pursuant to which Brooklyn Union consented to the execution by LILCO of the LIPA Agreement. LILCO and Brooklyn Union on June 26, 1997, also executed an Amended and Restated Brooklyn Union Stock Option Agreement and an Amended and Restated LILCO Stock Option Agreement (collectively, the "Amended Stock Option Agreements"). As of June 26, 1997, LIPA and LILCO executed the LIPA Agreement.

COMMON REASONS FOR THE COMBINATION

  Brooklyn Union and LILCO believe that the combined company, its shareholders and its customers can benefit significantly from the strategic benefits which they expect to result from the Combination, which include the following:

  . Customers of Brooklyn Union and LILCO should realize lower rates as a result of the substantial synergy savings anticipated to be realized through the combination of the companies' operations and, if the LIPA Transaction is consummated, electric customers should realize substantially lower rates as a result of LIPA's exemption from payment of federal income tax and its refinancing of LILCO's debt with tax-exempt financing.

  . The greater financial and operational resources available to the combined company should create a stronger competitor in the continuing development of a competitive energy marketplace.

  . Shareholders of both companies will have the opportunity to participate in the upside potential of the convergence of gas and electric companies within the energy industry. The combined company is expected to create a platform to market, trade and arrange physical delivery of energy products and related services on a large scale to major market areas.

  . By combining the businesses of Brooklyn Union and LILCO as separate subsidiaries owned by a holding company, the combined company should benefit from greater flexibility in conducting and financing non-regulated operations than is currently available to either Brooklyn Union or LILCO. The combined company should also have greater flexibility to invest in new lines of business than is currently available to either Brooklyn Union or LILCO. With greater flexibility to raise and commit capital to unregulated operations in the energy business, the combined company will be better positioned to take advantage of the market opportunities presented in the increasingly competitive energy industry.

  Brooklyn Union and LILCO believe that these strategic benefits will be further enhanced through consummation of the LIPA Transaction. The estimated net proceeds of approximately $1.7 billion will provide the Holding Company with substantial financial resources which Brooklyn Union and LILCO anticipate will be used in part to make acquisitions that will complement the operations of the Holding Company. Particularly in light of the significant proposed restructurings and acquisitions announced by existing utilities, the Holding Company should be well positioned financially to take advantage of the increased opportunities which are likely to be presented over the next several years to expand its business. No determination with respect to such acquisition opportunities has yet been made by either Brooklyn Union or LILCO.

RECOMMENDATION OF THE LILCO BOARD OF DIRECTORS

  The LILCO Board believes that the terms of each of the Combination and the LIPA Transaction are fair to, and in the best interests of, LILCO and its shareholders. Accordingly, the LILCO Board, by a unanimous vote, has adopted the Brooklyn Union/LILCO Agreement and the LIPA Agreement, and unanimously recommends the adoption of each by the LILCO shareholders. The LILCO Board believes that each of the Combination and the LIPA Transaction represents a significant strategic opportunity for LILCO.

  The terms of the Brooklyn Union/LILCO Agreement, including the Ratios, were the result of arm's-length negotiations between Brooklyn Union and LILCO. In fixing the Ratios in the negotiation process, LILCO management relied to a large extent on the financial analyses of Dillon Read set forth below under "Opinion of LILCO's Financial Adviser." The LILCO Board consulted with its financial advisor and legal advisors and management of LILCO. After careful review and consideration, the LILCO Board determined that the Combination is a desirable transaction from the standpoint of the LILCO common shareholders.

  In reaching its decision to approve the Brooklyn Union/LILCO Agreement, the LILCO Board considered the following factors: (i) the current and historical market prices of the Brooklyn Union Common Stock and the

LILCO Common Stock (including the fact that the closing prices of Brooklyn Union Common Stock and LILCO Common Stock on December 26, 1996 were $30.625 and $19.125, respectively; (ii) information concerning the financial performance, condition, business operations and prospects of each of Brooklyn Union and LILCO; (iii) the effects of the Combination on LILCO's shareholders, including the significant premium to LILCO's then current market price reflected in the ratio and the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (iv) the expected federal income tax treatment of the Combination as a taxable exchange to shareholders unless the LIPA Agreement is terminated prior to the consummation of the Combination (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (v) the immediate reduction in gas and electric rates to reflect anticipated synergy savings, as contemplated by Brooklyn Union and LILCO, and the belief that customers will benefit from a broader range of innovative energy products and services; (vi) the terms of the Brooklyn Union/LILCO Agreement, which provide for balanced representations and warranties, conditions to closing and rights to termination; and (vii) the opinion of LILCO's financial advisor, Dillon Read that, as of the date thereof and based upon the factors and assumptions described in such opinion, the Original Ratio was fair from a financial point of view to the holders of shares of LILCO Common Stock. In determining that the Combination is fair to LILCO's shareholders, the LILCO Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the LILCO Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward. Because LILCO's shareholders collectively would own approximately 66% (or 68% if the LIPA Transaction is consummated) of the combined entity based upon the capitalization of the companies as of December 29, 1996, the date of the Original Agreement, the prospects of such entity were an important factor to the LILCO Board in determining whether to approve the transaction.

  In reaching its decision to approve the LIPA Agreement, the LILCO Board considered the following factors: (i) the purchase price payable pursuant to the LIPA Agreement closely approximates the book value of the assets to be owned by LILCO at the time of the LIPA Closing; (ii) LILCO shareholders will continue to own an equity interest in the generating facilities and common plant currently owned by LILCO, as well as its gas operations (which have enjoyed significant revenue and earnings growth in recent years); (iii) consummation of the LIPA Transaction is expected to result in substantial electric rate decreases which are not obtainable through any other means; (iv) the sale of LILCO's Shoreham-related regulatory assets, which LILCO believes would have a favorable impact on the Holding Company's credit rating and the trading value of its equity securities; (v) the structure of the LIPA Transaction includes long-term service agreements pursuant to which subsidiaries of the Holding Company will manage on behalf of LIPA the day-to-day operation of the transmission and distribution system on Long Island and thereby promote the continued reliability of that system (including the ability to use the Holding Company's entire workforce in an integrated fashion to assist in restoring service after major storms); (vi) the preservation of LILCO's current workforce without layoffs; (vii) the expected federal income tax treatment of the LIPA Transaction (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (viii) Brooklyn Union's consent to, and support for, the LIPA Transaction; (ix) the increase in the Ratio of Holding Company Common Stock issuable in the Combination for each share of LILCO Common Stock from 0.803 to 0.880 (and the resulting increase of Holding Company Common Stock to be owned by LILCO shareholders from approximately 66% to approximately 68%); (x) the terms of the LIPA Agreement, which provide for reasonable representations and warranties and rights to termination; (xi) the support for the LIPA Transaction expressed publicly by senior New York State officials and representatives; and (xii) the opinion of Dillon Read that, as of the date thereof and based upon the factors and assumptions described in such opinion, the Consideration to be received pursuant to the LIPA Agreement was fair from a financial point of view to LILCO. The LILCO Board considered the fact that consummating the LIPA Transaction would have the effect of making the Combination taxable to LILCO shareholders, but determined that the overall benefits anticipated to be received from the LIPA Transaction outweighed the detriment associated with the creation of a tax liability on LILCO shareholders. In determining that the LIPA Transaction is fair to LILCO's shareholders, the LILCO Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the LILCO Board, each of the factors listed above reinforced its belief that such transaction was fair. Because LILCO's shareholders collectively would own approximately 68% of the Holding Company (based upon the capitalization of LILCO and Brooklyn Union as of December 29, 1996) assuming the Combination is also consummated (or 100% of the Holding Company if only the LIPA Transaction is consummated), the prospects of the Holding Company in each eventuality were an important factor to the LILCO Board in determining whether to approve the transaction.

  THE LILCO BOARD, BY UNANIMOUS VOTE, HAS ADOPTED EACH OF THE BROOKLYN UNION/LILCO AGREEMENT AND THE LIPA AGREEMENT, BELIEVES THAT THE TERMS OF EACH OF THE COMBINATION AND THE LIPA TRANSACTION ARE FAIR TO LILCO'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF LILCO VOTE TO ADOPT EACH OF THE BROOKLYN UNION/LILCO AGREEMENT AND THE LIPA AGREEMENT.

  In considering these recommendations of the LILCO Board, shareholders should be aware that certain members of LILCO's management and the LILCO Board have certain interests in the Combination that are different from, or in addition to, the interests of shareholders of LILCO generally and that could potentially represent conflicts of interest. The LILCO Board was aware of these interests and considered them, among other matters, in adopting the Brooklyn Union/LILCO Agreement. See "--Potential Conflicts of Interests of Certain Persons in the Binding Share Exchanges."

  For the recommendation of the Brooklyn Union Board, See "Selected Information Concerning Brooklyn Union--Recommendation of the Brooklyn Union Board".

OPINION OF LILCO'S FINANCIAL ADVISOR

  On December 29, 1996, the LILCO Board received the written opinion of Dillon Read that, as of the date of the opinion, the Original Ratio was fair from a financial point of view to the holders of LILCO Common Stock. The full text of Dillon Read's opinion dated December 29, 1996, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. DILLON READ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LILCO COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE LILCO MEETING. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In arriving at its opinion, Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to LILCO and Brooklyn Union; (ii) reviewed certain financial forecasts and other data provided to Dillon Read by LILCO and Brooklyn Union relating to the business and prospects of LILCO and Brooklyn Union; (iii) conducted discussions with members of the senior management of LILCO with respect to the business and prospects of LILCO; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to those of LILCO and Brooklyn Union; (v) reviewed the historical market prices and trading volumes of LILCO Common Stock and Brooklyn Union Common Stock; (vi) compared the proposed financial terms of the Combination with the financial terms of certain other transactions which Dillon Read believed to be generally comparable to the Combination; (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of LILCO and Brooklyn Union to the combined company, and the relative ownership of the Holding Company after the Combination by the current holders of LILCO Common Stock and Brooklyn Union Common Stock; (viii) considered the pro forma effect of the Combination on LILCO's capitalization ratios, earnings, cash flow and book value per share; (ix) reviewed the Original Agreement; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as was deemed necessary or appropriate.

  In connection with its review, Dillon Read did not assume any responsibility for independent verification of any of the foregoing information and relied, with the consent of LILCO, on such information being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of LILCO or Brooklyn Union or any of their respective subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Dillon Read, with LILCO's direction, assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of LILCO's and Brooklyn Union's management as to the future financial performance of each company. For its December 29,

1996 opinion, Dillon Read's review of Brooklyn Union's current and anticipated future operations, financial condition and prospects was based entirely on public information (except for certain limited internal projections referred to above), and was therefore limited in scope. Dillon Read did not hold discussions with any members of Brooklyn Union's senior management in connection with its December 29, 1996 opinion. Dillon Read assumed, in its December 29, 1996 opinion, the transaction would be treated as tax-free to both LILCO and holders of LILCO Common Stock and would be accounted for as a pooling of interests. Further, Dillon Read's opinion was based on economic, monetary, and market conditions existing on the date thereof.

  The Original Ratio and the LIPA Ratio were determined through arm's-length negotiations between LILCO and Brooklyn Union. LILCO did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion. Dillon Read has not been requested to solicit, nor has it solicited, offers for LILCO from third parties.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. The following summary describes the analyses performed by Dillon Read in this regard and is complete in all material respects.

  STOCK TRADING HISTORY. Dillon Read reviewed the performance of the per share market price of LILCO Common Stock and Brooklyn Union Common Stock over the period from December 31, 1993 to December 24, 1996. Dillon Read also calculated the ratio of the per share market price of LILCO Common Stock to the per share market price of Brooklyn Union Common Stock over the period. This analysis showed that over the period, LILCO Common Stock traded at a ratio as high as 0.927 and as low as 0.560 compared to the price of Brooklyn Union Common Stock. This analysis was utilized to provide historical perspective for the manner in which the public trading market had valued LILCO and Brooklyn Union relative to each other.

  CONTRIBUTION ANALYSIS. Dillon Read calculated the contribution of each of LILCO and Brooklyn Union to the Holding Company with respect to operating revenues, operating cash flow (earnings before interest, taxes, depreciation and amortization, "EBITDA"), net income, cash flow from operations (defined as cash provided by operating activities before changes in working capital), projected year 2000 net income, net property, plant, and equipment, total assets, total debt, book value of common equity, total capitalization, net debt (defined as total debt less cash equivalents), and net book capitalization (defined as book capitalization less cash equivalents) for the latest twelve month period or as of the latest balance sheet date. In addition, Dillon Read calculated the relative valuation contribution of each of LILCO and Brooklyn Union to the Holding Company with respect to the market value of common equity as of December 24, 1996, the market value of common equity as of October 3, 1996 (one week prior to the publication of reports which suggested that a takeover of LILCO by LIPA would need to be initiated by year-end 1996 to be successful), the comparable company trading analysis valuation, and the discounted cash flow analysis valuation. These calculations yielded amounts reflecting LILCO's contribution ranging from 59.9 percent to
88.4 percent of the total pro forma combined amount. Based on the Original Ratio of 0.803, the holders of LILCO Common Stock will own approximately 66 percent of Holding Company Common Stock. Based on the LIPA Ratio of 0.880, the holders of LILCO Common Stock will own approximately 68 percent of Holding Company Common Stock.

  COMPARABLE COMPANY TRADING ANALYSIS. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as net income, projected net income, (median earnings per share estimates for 1996, 1997 and 1998 reported by Institutional Brokers Estimate System or based on Institutional Brokers Estimate System estimates and expected 5-year earnings per share growth rates from Zacks Investment Research, Inc.), revenues, earnings before interest and taxes ("EBIT"), EBITDA, cash flow from operations and the book value of common equity of LILCO and Brooklyn Union to certain other companies which, in Dillon Read's judgment, were generally comparable to LILCO and Brooklyn Union for the purpose of this analysis. The factors Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. For LILCO, the companies used in the comparison consisted of Consolidated Edison Company of New York, Inc., New York State Electric & Gas Corporation, New England Electric System, Northeast Utilities, Public Service Enterprise

Group Incorporated, and Rochester Gas and Electric Corporation. For Brooklyn Union, the companies used in the comparison consisted of AGL Resources, Inc., MCN Energy Group Inc., NICOR Inc., Peoples Energy Corporation, and Washington Gas Light Company.

  Equity market values (defined as the market price per common share multiplied by the outstanding number of common shares) as a multiple of each of the indicated statistics for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month net income--8.8x and 17.1x; (ii) projected or actual 1996 net income-- 9.0x and 17.1x; (iii) projected 1997 net income--8.8x and 14.6x; (iv) projected 1998 net income--8.7x and 13.4x; (v) latest 12-month cash flow from operations--2.6x and 7.6x; and (vi) book value of common equity on September 30, 1996--0.91x and 1.70x. Net market capitalizations (defined as equity market value plus the book value of debt and preferred stock less cash and cash equivalents) as a multiple of each of the indicated statistics for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month revenues--2.4x and 1.6x; (ii) latest 12-month EBITDA--6.1x and 9.2x; and (iii) latest 12-month EBIT--8.0x and 13.5x. This comparison was used to provide a perspective on the present market valuation of each of LILCO and Brooklyn Union.

  The range and mean for the equity market value as a multiple of each of the indicated statistics for the groups of comparable companies for LILCO and Brooklyn Union, respectively, were as follows, (i) latest 12-month net income: for LILCO comparables--7.9x to 11.4x with a mean of 10.0x; for Brooklyn Union comparables--11.1x to 17.4x with a mean of 15.4x; (ii) projected or actual 1996 net income: for LILCO comparables--8.3x to 18.3x with a mean of 11.1x; for Brooklyn Union comparables--11.1x to 17.8x with a mean of 15.6x; (iii) projected 1997 net income: for LILCO comparables--8.2x to 10.7x with a mean of 9.7x; for Brooklyn Union comparables--13.3x to 16.0x with a mean of 14.5x;
(iv) projected 1998 net income: for LILCO comparables--7.9x to 10.5x with a mean of 9.5x; for Brooklyn Union comparables--12.5x to 14.7x with a mean of 13.6x; (v) latest 12-month cash flow from operations: for LILCO comparables-- 2.0x to 5.9x, with a mean of 4.2x; for Brooklyn Union comparables--6.0x to 7.8x, with a mean of 7.0x; and (vi) book value of common equity on September 30, 1996: for LILCO comparables--0.70x to 1.33x with a mean of 1.04x; for Brooklyn Union comparables--1.70x to 2.65x with a mean of 2.06x.

  The range and mean for net market capitalization as a multiple of each of the indicated statistics for the groups of comparable companies for LILCO and Brooklyn Union, respectively, were as follows: (i) latest 12-month revenues: for LILCO comparables--1.4x to 2.1x with a mean of 1.7x; for Brooklyn Union comparables-- 1.4x to 1.8x with a mean of 1.6x; (ii) latest 12-month EBITDA: for LILCO comparables--4.7x to 6.5x with a mean of 5.6x; for Brooklyn Union comparables--6.7x to 9.6x with a mean of 8.0x; and (iii) latest 12-month EBIT: for LILCO comparables--6.9x to 10.2x with a mean of 8.4x; for Brooklyn Union comparables--8.5x to 15.8x with a mean of 11.8x. The comparable company trading analysis is a valuation method used by Dillon Read to determine whether LILCO or Brooklyn Union were reasonably valued at existing market prices in relation to similar companies and in relation to each other. Dillon Read concluded that both LILCO and Brooklyn Union were reasonably valued at existing market prices in relation to similar companies and in relation to each other. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  COMPARABLE UTILITY TRANSACTIONS ANALYSIS. Using publicly available information, Dillon Read compared certain terms of mergers similar to the transaction between LILCO and Brooklyn Union. Dillon Read compared the relative ownership and market premium in recent utility mergers-of-equals transactions and electric/gas utility combinations which in Dillon Read's judgment were comparable to the Combination for the purpose of this analysis. The merger-of-equals transactions which were analyzed included one completed transaction (Midwest Resources Inc. and Iowa-Illinois Gas & Electric Company) and four pending transactions (Delmarva Power & Light Company and Atlantic Energy Inc.; Baltimore Gas & Electric Company and Potomac Electric Power Company; Public Service Company of Colorado and Southwestern Public Service Company; and Northern States Power Company and Wisconsin Energy Corporation). The electric/gas utility combinations which were analyzed included five pending transactions (Puget Sound Power & Light Company and Washington Energy Company Inc.; Duke Power Company and PanEnergy Corp.; Enova Corporation and Pacific Enterprises Inc.; Houston Industries Incorporated and NorAm Energy Corp.; and Enron Corp. and Portland General Corporation).

  With respect to relative ownership, in comparable mergers-of-equals transactions, the larger company in each merger received between 50 percent and 62 percent of the combined company. In comparable electric/gas combinations, the electric partner received between 48 percent and 83 percent of the combined company. In comparison, LILCO shareholders will own approximately 66 or 68 percent of the Holding Company after the Combination. With respect to the market premium, in recent mergers-of-equals transactions, the larger company paid a premium to the closing market price on the day before the merger announcement of between 0.3 percent and 23.3 percent. In electric/gas combinations, the larger company paid a premium to the closing market price on the day before the merger announcement of between 11.4 percent and 48.8 percent. LILCO, as the larger company, will receive a 29 percent premium to the closing market price on the day before the announcement of the Original Agreement. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  DISCOUNTED CASH FLOW ANALYSIS. Dillon Read performed a discounted cash flow valuation based upon projections furnished by the managements of LILCO and Brooklyn Union. With respect to projections for LILCO and Brooklyn Union, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of LILCO and Brooklyn Union, respectively. Utilizing these projections, Dillon Read discounted to a present value, under varying assumed discount rates, (i) the free unleveraged cash flows through the year 2001 for LILCO and through the year 2002 for Brooklyn Union and (ii) the projected terminal value at the end of the year 2001 for LILCO and at the end of the year 2002 for Brooklyn Union, utilizing various assumed multiples of operating cash flow (EBITDA) and operating income (EBIT). This analysis indicated that, assuming discount rates ranging from 8.0 percent to 9.0 percent for LILCO and terminal value multiples ranging from 5.5x to 6.5x for EBITDA and 7.5x to 9.5x for EBIT (as indicated by comparable company trading analysis), the net after-tax present value of the future cash flows ranged from $15.24 to $28.53 per share for LILCO on a stand-alone basis. This analysis also indicated that, assuming discount rates ranging from 8.0 percent to 9.0 percent for Brooklyn Union and terminal value multiples ranging from 7.0x to 9.0x for EBITDA and 11.0x to 13.0x for EBIT (as indicated by comparable company trading analysis), the net after-tax present value of future cash flows ranged from $23.85 to $41.54 per share for Brooklyn Union on a stand-alone basis. The discounted cash flow analysis is a valuation method used by Dillon Read to determine whether LILCO and Brooklyn Union were reasonably valued in relation to each other. Dillon Read believes that this analysis supports Dillon Read's view that the Original Ratio was fair to the holders of LILCO Common Stock from a financial point of view.

  PRO FORMA ANALYSIS. Dillon Read reviewed certain pro forma financial information for the combined entity resulting from the Combination based on LILCO's and Brooklyn Union's managements' projections covering the period from 1997 to 2000. With respect to projections for LILCO and Brooklyn Union, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the managements of LILCO and Brooklyn Union, respectively. This analysis indicated that earnings per share resulting from a share exchange at the Original Ratio of 0.803 would be dilutive to LILCO shareholders over the period analyzed. Dillon Read also performed an earnings per share sensitivity analysis. For the purpose of this analysis, Dillon Read assumed that LILCO electric rates on a stand-alone basis were reduced 10 percent. The 10 percent reduction is based upon public pronouncements by relevant parties of the magnitude of rate reduction necessary for LILCO's electric customers. It should be noted that this analysis was for illustrative purposes only and that this transaction is not conditioned on such a rate reduction. Using this assumption, the earnings per share sensitivity analysis indicated that earnings per share would be accretive to LILCO shareholders over the period analyzed.

  Preliminary estimates of savings related to the combination of LILCO and Brooklyn Union as identified by the managements of the two companies were developed to quantify efficiencies resulting from operating synergies, plant construction deferrals and greater economies of scale in the purchasing of fuel and other resources used by LILCO and Brooklyn Union. These potential pre-tax savings (after certain costs) of approximately $1 billion over ten years were assumed to flow to ratepayers and will benefit the Holding Company's shareholders only through improved competitive position (due to lower rates). Dillon Read did not independently attempt to verify the estimated savings levels, nor did Dillon Read attempt its own estimation of potential cost savings resulting from the Combination. In its analysis, Dillon Read assumed that all of the total cost savings would be flowed through to ratepayers. If the Holding Company were allowed by one or more regulatory authorities to retain any of the cost savings, the resulting projected earnings would be correspondingly higher.

LIPA TRANSACTION ANALYSIS

  On June 26, 1997, the LILCO Board received Dillon Read's written opinion that, as of the date of the opinion, the Consideration was fair from a financial point of view to LILCO. The full text of Dillon Read's opinion dated June 26, 1997, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Dillon Read's Opinion does not constitute a recommendation to any holder of LILCO Common Stock as to how such holder should vote at the LILCO Meeting. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In arriving at its opinion, Dillon Read has, among other things: (i) reviewed certain business and historical financial information relating to LILCO, (ii) reviewed certain financial forecasts and other data provided to it by LILCO, including historical and projected financial information for the T&D Business, the Nuclear Assets and the Regulatory Assets (each as defined herein), (iii) conducted discussions with members of the senior management of LILCO with respect to the business and prospects of LILCO, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Dillon Read believed to be generally comparable to the T&D Business, (v) compared publicly available financial and stock market data for certain utilities with high concentrations of nuclear generation to certain utilities with little or no nuclear generation, (vi) reviewed the financial terms of certain transactions involving transmission and distribution assets, (vii) considered the pro forma effect of the LIPA Transaction on the Holding Company's financial condition, (viii) reviewed the LIPA Agreement, (ix) considered the financial terms of the Basic Agreements (as defined herein), (x) considered the effect of the LIPA Transaction on the pending Brooklyn Union/LILCO Agreement, and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as Dillon Read deemed necessary or appropriate.

  In connection with its review, Dillon Read did not independently verify any of the foregoing information and, with the consent of the LILCO Board of Directors, relied on it being complete and accurate in all material respects. In addition, Dillon Read did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of LILCO or any of its subsidiaries, nor was Dillon Read furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, Dillon Read, with LILCO's direction, assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of LILCO, LILCO's transmission and distribution business ("T&D Business"), certain regulatory assets ("Regulatory Assets") and LILCO's 18% interest in the Nine Mile Point 2 nuclear power plant (the "Nuclear Assets"). Dillon Read also, at LILCO's direction, relied on LILCO's advice regarding the tax consequences of the LIPA Transaction. Dillon Read did not attempt to quantify the regulatory risk inherent in the Regulatory Assets, which will comprise a majority of the assets LILCO will own immediately prior to the LIPA Transaction. Further, Dillon Read's opinion was based on economic, monetary and market conditions existing on the date thereof.

  The Consideration was determined through arm's-length negotiations between LILCO and LIPA. LILCO did not place any limitations upon Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion. Dillon Read has not been requested to nor has it solicited offers for LILCO or any of its businesses or assets from third parties.

  In connection with rendering its opinion, Dillon Read considered a variety of valuation methods which are summarized below. The following summary describes the analyses performed by Dillon Read in this regard and is complete in all material respects.

T&D BUSINESS

  COMPARABLE COMPANY TRADING ANALYSIS. Dillon Read observed that currently no publicly traded companies consisting solely of electric transmission and distribution businesses exist. Dillon Read determined that gas distribution companies and water utilities have similar business and regulatory characteristics and should therefore provide a reasonably comparable basis for analysis. Using publicly available information, Dillon Read compared, based upon market trading values at the time, multiples of certain financial criteria, such as book value of common equity of LILCO's T&D Business to certain other companies which, in Dillon Read's judgment, were generally comparable for the purpose of this analysis. The factors Dillon Read considered in selecting companies for comparison included size, geographic location, financial condition and scope of business operations. The water utility companies used in the comparison consisted of American Water Works Company, Inc., Aquariun Company, Consumers Water Company, Philadelphia Suburban Corporation, Southern California Water Company and United Water Resources, Inc. The gas distribution companies used in the comparison consisted of AGL Resources Inc., Brooklyn Union, MCN Energy Group Inc., NICOR Inc., Peoples Energy Corporation, and Washington Gas Light Company.

  The range for the equity market value as a multiple of book value for the gas distribution companies was 1.5 to 2.4 times and for the water utility companies was 1.4 to 2.0 times. The median was 1.8 times for the gas distribution companies and 1.6 times for the water utility companies. Dillon Read applied ratios of 1.7 to 2.0 times and 1.4 to 1.6 times, respectively, to the imputed book value of the T&D Business, resulting in an implied value for the T&D Business of $920 million to $1,082 million in the case of the gas distribution companies and $758 million to $866 million in the case of the water utility companies.

  COMPARABLE TRANSACTIONS ANALYSIS. Using publicly available information, Dillon Read compared certain terms of transactions involving the sale of electric transmission and distribution properties to the LIPA Transaction. Dillon Read also considered that there have been as yet very few sale transactions of transmission and distribution assets for which public information is available. The transactions Dillon Read included in its analysis were: Southwestern Public Service Company's acquisition of property from TNP Enterprises, Inc.; Union Electric Company's sale of properties to IES Industries Inc. and CIPSCO Incorporated; and Utilicorp United's acquisition of property from Centel Corporation.

  The transactions had a range of price-to-book multiple of 1.6 to 2.0 times. Dillon Read applied these multiples to the T&D Assets, resulting in an implied value of $866 million to $1,082 million.

REGULATORY ASSETS

  DISCOUNTED CASH FLOW ANALYSIS. Dillon Read performed a discounted cash flow valuation of the Regulatory Assets based upon projections furnished by the management of LILCO. With respect to projections, Dillon Read assumed that such projections were reasonably prepared upon bases reflecting the best available estimates and judgments of the management of LILCO. Utilizing these projections, Dillon Read discounted to a present value, under assumed discount rates ranging from 7.65 percent to 11 percent, the free unleveraged cash flows for the remaining lives of the Regulatory Assets. This analysis indicated that the net after-tax present value of future cash flows ranged from $742 million to $1,600 million, after deducting the imputed debt and preferred stock.

NUCLEAR ASSETS

  Dillon Read observed that currently no publicly traded utilities with exclusively nuclear generation assets exist, and to date there have not been any sale transactions involving only nuclear assets. Therefore, Dillon Read relied on limited public information to establish a valuation range for the Nuclear Assets. Dillon Read compared the median market-to-book ratio of electric utilities with high concentrations of nuclear assets to those with little or no nuclear assets. Electric utilities were divided into three categories: those where generating capacity was comprised of 40% or more nuclear generation ("Concentrated Nuclear Group"), the five utilities with the largest absolute amount of nuclear generation ("Large Nuclear Group"), and those with no or insignificant amounts of nuclear generation ("Non-nuclear Group"). The Concentrated Nuclear Group was comprised of Rochester Gas & Electric Corporation, Unicom Corporation, Peco Energy Company and Duke Power Company. The Large Nuclear Group was comprised of Unicom Corporation, Duke Power Company, Entergy Corporation, Peco Energy Company and The Southern Company. The Non-nuclear Group consisted of 40 utilities throughout the United States of varying size and characteristics, selected only on the basis of no or insignificant nuclear exposure. The median market-to-book ratio for each group was: .99 times for the Concentrated Nuclear Group, .96 for the Large Nuclear Group, and 1.65 for the Non-nuclear Group. On average, both groups of nuclear utilities traded at a discount to non-nuclear utilities of between 24% and 42%.

  Dillon Read calculated an implied value of the Nuclear Assets by multiplying a market-to-book ratio of .9 to 1.0 times the imputed book value of the Nuclear Assets. The imputed book value was calculated by multiplying the book value of the assets by 39%, which represented the common equity component of LILCO's capitalization. This calculation resulted in an implied market value of the Nuclear Assets of $241 million to $267 million.

PRO FORMA ANALYSIS

  Dillon Read compared LILCO's December 31, 1997 projected stand-alone balance sheet to a pro forma LILCO balance sheet for the same date adjusted for the LIPA Transaction. Dillon Read observed that total assets of LILCO would decline as a result of the LIPA Transaction from approximately $11.6 billion to approximately $4.3 billion, largely as a result of regulatory assets declining from approximately $6.6 billion to approximately $141 million. Dillon Read also observed that LILCO would have no net debt (total debt minus cash) as a result of the LIPA Transaction. Dillon Read believed, therefore, that the LIPA Transaction would result in an improvement in LILCO's projected financial condition.

  Using publicly available information, Dillon Read calculated, based upon market trading values at the time, multiples of certain financial criteria, such as latest twelve months revenues, operating cash flow, operating income, cash flow from operations, and 1998 estimated net income for certain companies in lines of business comparable to those LILCO is expected to be involved in after the LIPA Transaction. While LILCO will be engaged in the generation of electricity and the management of an electric transmission and distribution system, the majority of its earnings are expected to be derived from the gas distribution business. Dillon Read therefore used as its group of comparable companies gas distribution companies, specifically AGL Resources Inc., Brooklyn Union, MCN Corporation, NICOR Inc., Peoples Energy Corporation and Washington Gas Light Company. In selecting companies for comparisons, Dillon Read also considered size, geographic location and financial condition. The multiples for this group of companies ranged as follows: net market capitalization to revenue--1.2 to 1.9; net market capitalization to operating cash flow--6.8 to 10.7; net market capitalization to operating income--9.9 to 19.0; equity market value to estimated 1998 net income--12.6 to 14.7; and equity market value to latest twelve months cash flow from operations--6.5 to 8.4.

  Dillon Read, in its judgment, based upon the business mix of LILCO compared to the comparable companies, applied multiples generally at the low end of the range for comparable companies to the results for LILCO pro forma for the LIPA Transaction (and before any income from the reinvestment of the cash proceeds from the LIPA Transaction) to arrive at implied values for LILCO. The multiples applied and the resulting implied values were as follows:

                                                                    IMPLIED
                                                     MULTIPLES      VALUES
                                                      APPLIED     (MILLIONS)
                                                    ----------- ---------------
      Revenues.....................................  1.3 -  1.4 $  761 - $  931
      Operating Cash Flow..........................  6.8 -  7.5 $  681 - $  899
      Operating Income............................. 10.0 - 11.0 $  859 - $1,089
      Net Income................................... 12.5 - 13.2 $  975 - $1,030
      Cash Flow from Operations....................  6.5 -  7.0 $1,014 - $1,092

  Dillon Read considered the fact that pursuant to the Brooklyn Union/LILCO Agreement, the number of shares LILCO shareholders would receive in respect of each of their shares of LILCO Common Stock would be increased from .803 to
 .880 as a result of the LIPA Transaction. The LILCO shareholders' ownership of the Holding Company would therefore be increased from 66% to 68%.

UPDATED OPINION

  The LILCO Board has received an updated opinion from Dillon Read that, as of the date of this Joint Proxy Statement/Prospectus, the Original Ratio and the LIPA Ratio were fair from a financial point of view to the holders of LILCO Common Stock. The full text of Dillon Read's opinion dated June 26, 1997, which describes the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex F to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. DILLON READ'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF LILCO COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE LILCO MEETING. HOLDERS OF LILCO COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY. In addition to updating the analyses described above of the Original Ratio, Dillon Read, in its updated opinion, considered the financial consequences the LIPA Transaction would have, if consummated, on the Combination. Specifically, Dillon Read considered that the LIPA Transaction would result in: (i) purchase accounting being applied, rather than pooling accounting, which Dillon Read assumed would be applicable in the absence of the LIPA Transaction; (ii) the consideration received by the holders of LILCO Common Stock becoming taxable, whereas Dillon Read assumed that in the absence of the LIPA Transaction the Combination would be tax-free; and (iii) an increase in the exchange ratio to be received by the holders of LILCO Common Stock to .880, from .803 in the absence of the LIPA Transaction.

  In connection with rendering its updated opinion, Dillon Read considered a variety of valuation methods, including those described above. In addition, Dillon Read performed the analyses summarized below.

PRO FORMA ANALYSIS

  Dillon Read compared LILCO's December 31, 1997 projected stand-alone balance sheet to a pro forma balance sheet for the combined entity resulting from the Combination for the same date adjusted for the LIPA Transaction. Dillon Read observed that total assets of the Holding Company would be approximately $7.0 billion compared to approximately $11.6 billion for LILCO. The major reason for the decline in assets was the reduction in regulatory assets from approximately $6.6 billion to approximately $141 million. Dillon Read also observed that the Holding Company would have net debt (total debt minus cash) of approximately $349 million compared to approximately $5.3 billion for LILCO. Dillon Read believed, therefore, that the Holding Company would have an improved projected financial condition as compared to LILCO stand-alone.

COMPARABLE COMPANY TRADING ANALYSIS

  Using publicly available information, Dillon Read calculated, based upon market trading values at the time, multiples of certain financial criteria, such as latest twelve months revenues, operating cash flow, operating income, cash flow from operations, and 1998 estimated net income for certain companies in lines of business comparable to those the Holding Company is expected to be involved in after the Combination and the LIPA Transaction. While subsidiaries of the Holding Company will be engaged in the generation of electricity and the management of an electric transmission and distribution system, the majority of its earnings are expected to be derived from the gas distribution business. Dillon Read therefore used as its group of comparable companies gas distribution companies, specifically AGL Resources Inc., Brooklyn Union, MCN Corporation, NICOR Inc., Peoples Energy Corporation and Washington Gas Light Company. In selecting companies for comparison, Dillon Read also considered size, geographic location and financial condition. The multiples for this group of companies ranged as follows: net market capitalization to revenue--
1.2 to 1.9; net market capitalization to operating cash flow--6.8 to 10.7; equity market value to estimated 1998 net income--12.6 to 14.7; and equity market value to latest twelve months cash flow from operations--6.5 to 8.4.

  Dillon Read applied multiples within the range for comparable companies to the 1998 projected results for the Holding Company pro forma for the LIPA Transaction (and before any income from the reinvestment of the cash proceeds from the LIPA Transaction) to arrive at implied trading values for the Holding Company (before assigning any value to cash). The multiples applied and resulting implied values were as follows:

                                                        IMPLIED       IMPLIED
                                                      VALUES FOR    VALUES PER
                                           MULTIPLES  THE HOLDING    SHARE OF
                                            APPLIED     COMPANY       LILCO*
                                           --------- ------------- -------------
     Revenues.............................   1.4-1.5 $12.72-$14.61 $11.19-$12.86
     Operating Cash Flow..................   7.0-8.0 $12.71-$16.50 $11.18-$14.52
     Operating Income..................... 10.0-12.0 $14.59-$20.26 $12.84-$17.83
     Net Income........................... 13.5-15.0 $16.55-$18.39 $14.57-$16.18
     Cash Flow from Operations............   6.5-7.0 $14.83-$15.97 $13.05-$14.05

--------
* Based on the .880 exchange ratio and before assigning any value to the cash proceeds from the LIPA Transaction.

  Dillon Read then calculated the after-tax cash proceeds that the Holding Company would receive pursuant to the LIPA Transaction, divided such amount by the expected shares outstanding of the Holding Company, and multiplied the result by the .880 exchange ratio to arrive at a cash amount per LILCO share. Dillon Read added such per share amount to the implied values per LILCO share resulting from the Comparable Company Trading Analysis to arrive at a total value per LILCO share of $23.32 to $26.40. Finally, Dillon Read compared such implied value to LILCO's stock price on December 27, 1996 (the last trading date prior to the announcement of the Combination) of $19.375 and noted that the implied value was higher by between 20 and 36 percent.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, the opinion and analysis are not readily susceptible to summary description. Accordingly, notwithstanding the separate factors and analyses summarized above, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors it considered, without considering all factors and analyses, could create a misleading view of the evaluation process underlying its opinions. Dillon Read did not assign any particular weight to any analysis or factor it considered but, rather, made qualitative judgments based on its experience in rendering such opinions and on economic, monetary and market conditions then present as to the significance and relevance of each analysis and factor. In its analyses, Dillon Read assumed relatively stable industry performance, regulatory environments and general business and economic conditions, all of which are beyond LILCO's control. Any estimates contained in Dillon Read's analyses do not necessarily indicate actual value, which may be significantly more or less favorable than stated therein. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold. In rendering its opinions, Dillon Read expressed no views as to the range of values at which the LILCO Common Stock may trade following the consummation of the transactions discussed herein, nor does Dillon Read make any recommendations to a holder of LILCO Common Stock with respect to how such holder should vote on the transactions discussed herein or to the advisability of disposing of or retaining the Holding Company Common Stock following the transactions discussed herein.

  Dillon Read is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The LILCO Board selected Dillon Read on the basis of the firm's expertise and reputation.

  Pursuant to the engagement letter between LILCO and Dillon Read, LILCO has paid Dillon Read the following amounts: $2.5 million upon the execution of the engagement letter, which includes compensation for financial services rendered to LILCO from time to time since April 1992 related to proposals for a transaction such as the LIPA Transaction, $2.5 million upon the rendering of Dillon Read's fairness opinion to the LILCO Board addressing the Combination and $2.5 million upon the rendering of Dillon Read's fairness opinion to the LILCO Board addressing the LIPA Transaction. LILCO has also agreed to pay Dillon Read a fee upon consummation of either or both transactions equal to .4 percent of the aggregate amount of consideration received by LILCO or its common shareholders, less $6.25 million of the payments mentioned above which will have previously been paid.

  Dillon Read has, in the past, performed various investment banking services for LILCO for which Dillon Read has been compensated. In the ordinary course of business, Dillon Read trades the debt and equity securities of LILCO and Brooklyn Union for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  For the opinion of Brooklyn Union's financial advisor, see "Selected Information Concerning Brooklyn Union--Opinion of Brooklyn Union's Financial Advisor".

POTENTIAL CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE COMBINATION AND THE LIPA TRANSACTION

  In considering the recommendations of the Brooklyn Union Board of Directors and the LILCO Board of Directors with respect to the Brooklyn Union/LILCO Agreement and the recommendation of the LILCO Board of Directors with respect to the LIPA Agreement, Brooklyn Union and LILCO shareholders should be aware that certain officers and directors of Brooklyn Union and LILCO (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Brooklyn Union and LILCO shareholders generally. See "Selected Information Concerning LILCO--Potential Conflicts of Interests of Certain Persons in the Combination and the LIPA Transaction," and "-- Selected Information Concerning Brooklyn Union--Potential Conflicts of Interests of Certain Persons in the Combination and the LIPA Transaction."

  The Holding Company is required by the Brooklyn Union/LILCO Agreement to provide indemnification and liability insurance arrangements for directors and officers of Brooklyn Union and LILCO. See "The Agreement and Plan of Exchange and Merger--Indemnification."

CERTAIN ARRANGEMENTS REGARDING THE DIRECTORS AND MANAGEMENT OF THE HOLDING COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION

  BOARD OF DIRECTORS. The Brooklyn Union/LILCO Agreement provides that upon consummation of the Combination, the number of directors comprising the full Board of Directors of the Holding Company will be 15 persons, six of whom will have been designated by Brooklyn Union, six of whom will have been designated by LILCO and three of whom will have been designated by a committee consisting of two current directors of Brooklyn Union and two current directors of LILCO. In the event that the Merger is not consummated, the Board of Directors of the Holding Company will consist of the Directors of LILCO serving immediately before the closing of the LIPA Transaction.

  OFFICERS. Under the Brooklyn Union/LILCO Agreement, Dr. Catacosinos, who currently serves as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of LILCO, will serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing upon consummation of the Combination. In addition, Mr. Catell, who currently serves as Chairman and Chief Executive Officer of Brooklyn Union will serve as President and Chief Operating Officer of the Holding Company commencing upon consummation of the Combination.

  The Brooklyn Union/LILCO Agreement also provides that at the first anniversary of the consummation of the Combination, Dr. Catacosinos will cease to be the Chief Executive Officer but will continue to be Chairman of the Board and Chairman of the Executive Committee of the Holding Company and will become a consultant to the Holding Company, and Mr. Catell will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company. The arrangements to cause such elections to take place at the first anniversary of the consummation of the Combination may be altered only by a vote of two-thirds of the entire Board of Directors of the Holding Company.

  In the event that the Merger is not consummated, the provision described in the preceding paragraph will not take effect and Dr. Catacosinos will continue to serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company.

FEDERAL INCOME TAX CONSIDERATIONS

 TAX RULINGS REQUESTED FOR LIPA TRANSACTION

  The parties intend to seek rulings from the IRS substantially to the following effect:

  (1) that except for any gain on LILCO's transfer of the Transferred Assets, LILCO will not recognize gain pursuant to Section 337(d) of the Internal Revenue Code of 1986, as amended (the "Code"), or any other Code provision (a) upon LIPA's purchase of LILCO Common Stock and the amendment of LILCO's articles of incorporation (to qualify as a Section 115 entity), or (b) by reason of LILCO's subsequent exclusion of income under Section 115 of the Code;

  (2) that the LIPA Agreement constitutes a "binding agreement" for purposes of certain proposed regulations under Section 337(d) of the Code, so that the issuance of the proposed regulations as final regulations before or after consummation of the LIPA Transaction would not affect LILCO's nonrecognition of gain as confirmed by the preceding Section 337(d) ruling;

  (3) that the income of LILCO following the LIPA Transaction, including any income received from rate-payers that is attributable to the Regulatory Assets, will be derived from its activity as a public utility and will accrue to a political subdivision of New York State within the meaning of Section 115(l) and therefore will be excluded from gross income under Section 115(l) while the stock of LILCO is wholly owned by LIPA; and

  (4) that the interest paid on indebtedness issued by LIPA to finance the LIPA Transaction and to refinance certain LILCO indebtedness will qualify for exclusion from gross income under Section 103 of the Code.

  The receipt of favorable IRS rulings is a condition to the obligations of the parties to consummate the LIPA Transaction under the LIPA Agreement. No assurance can be given that the IRS will issue any or all of the required rulings.

 MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following sets forth the opinion of Wachtell, Lipton, Rosen & Katz as to the material federal income tax consequences of the Merger to Brooklyn Union and its shareholders.The following also sets forth the opinion of Hunton & Williams as to the material federal income tax consequences of the Share Exchange and the LIPA Transaction to LILCO and its shareholders.

  The following discussion is based on the Code, the regulations thereunder, administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could change the tax consequences described below. This discussion does not address all aspects of federal income taxation that may be important to any specific shareholder in light of such shareholder's particular circumstances. Nor does it address aspects that may be important to shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or shareholders who acquired their Brooklyn Union Common Stock, LILCO Common Stock or LILCO Preferred Stock pursuant to the exercise of options or otherwise as compensation.

  This discussion assumes that LILCO and Brooklyn Union shareholders hold their respective shares of stock as capital assets within the meaning of
Section 1221 of the Code. Accordingly, gain or loss recognized by shareholders as described below generally will be capital gain or loss. It will be long-term gain or loss for stock held more than one year at the effective time of the transaction resulting in the gain or loss.

  If the KeySpan Share Exchange is consummated prior to the Merger, then all references contained in this discussion of Material Federal Income Tax Consequences (i) to Brooklyn Union Common Stock and the holders thereof shall refer to KeySpan Common Stock and the holders thereof and (ii) to Brooklyn Union shall refer to KeySpan.

 TAX CONSEQUENCES--OVERVIEW

  The material federal income tax consequences of the LIPA Transaction and the Combination depend in part on whether each transaction occurs and the order in which the transactions occur. Specifically, the material federal income tax consequences depend on whether (i) the LIPA Transaction and the Combination occur concurrently (or the LIPA Transaction precedes the Combination), (ii) only the LIPA Transaction occurs, (iii) the Combination occurs when the LIPA Agreement has not been terminated or consummated, or (iv) the Combination occurs after the LIPA Agreement is terminated. The material federal income tax consequences of each of these possible alternatives is discussed below.

  The following table is provided as a guide to the discussion of the material federal income tax consequences of the proposed transactions and is qualified in its entirety by that discussion.

                                EFFECT ON LILCO
                               COMMON & PREFERRED
               TRANSACTION      SHAREHOLDERS WHO  EFFECT ON BU SHAREHOLDERS    EFFECT ON
SITUATION      DESCRIPTION       DO NOT DISSENT      WHO DO NOT DISSENT          LILCO
---------  ------------------- ------------------ ------------------------- ---------------
I          LIPA Transaction    Taxable--           Not taxable (other       Taxable gain on
           occurs with or      Possible (S)1033    than tax on possible     transfer of
           prior to            Deferral            dividend income equal    Transferred
           Combination                             to New York City real    Assets
                                                   property transfer tax
                                                   that may otherwise be
                                                   payable by a
                                                   shareholder)
II         LIPA Transaction    Same as I.          Not applicable           Same as I.
           only
III-A      Combination after   Common: Same as     Same as I.               Not taxable: No
           which LIPA          I. Preferred:                                asset transfer
           Transaction         Not taxable
           terminated
III-B      Combination         Same as I.          Same as I.               Same as I.
           followed by LIPA
           Transaction:
           Treated as
           independent
III-C      Combination         Same as I.          Same as I.               Same as I.
           followed by LIPA
           Transaction: Not
           treated as
           independent
IV         Combination occurs  Not taxable         Same as I.               Not taxable: No
           after LIPA                                                       asset transfer
           Transaction
           terminated

I. IF THE LIPA TRANSACTION OCCURS CONCURRENTLY WITH, OR PRECEDES, THE
COMBINATION

  TAX IMPLICATIONS TO LILCO. LILCO's transfer of the Transferred Assets to the Holding Company and/or the Holding Company subsidiaries that receive the Transferred Assets (the "Transferee Subsidiaries") in exchange for Holding Company Common Stock and Holding Company Preferred Stock in the LIPA Transaction should be a taxable transaction for LILCO.

  TAX IMPLICATIONS TO THE HOLDING COMPANY. The Holding Company will not recognize gain or loss upon its issuance of Holding Company Common Stock and Holding Company Preferred Stock to LILCO in exchange for the Transferred Assets. The Holding Company's aggregate basis in the Transferred Assets should equal the fair market value of the Transferred Assets at the time of the exchange. In addition, the Holding Company will not recognize gain or loss upon its issuance of Holding Company Common Stock to holders of LILCO Common Stock (through their agent) in exchange for the cash they received (through their agent) from LIPA in the LIPA Merger. See "The LIPA Transaction-- Agreement and Plan of Merger" for a description of the LIPA Transaction.

  TAX IMPLICATIONS TO HOLDERS OF LILCO COMMON STOCK. Although not free from doubt, and subject to the possible application of Section 1033 of the Code as discussed below, the LIPA Transaction should be treated as a taxable disposition of LILCO Common Stock by the holders in exchange for cash received (through their agent) from LIPA and Holding Company Common Stock received from LILCO. The holders of LILCO Common Stock should realize gain or loss equal to the difference between (i) the sum of the cash and the fair market value of such Holding Company Common Stock received and (ii) the holders' respective tax basis in their LILCO Common Stock. Subject to the possible application of
Section 1033 of the Code, a shareholder's basis in (i) Holding Company Common Stock received from Holding Company will equal the cash paid therefor and (ii) Holding Company Common Stock received from LILCO will equal such stock's fair market value at the effective time of the LIPA Transaction.

  Holders of LILCO Common Stock may be able to defer their recognition of such gain (but not loss) pursuant to Section 1033 of the Code. Section 1033 generally provides that if a taxpayer transfers property under a threat of condemnation and receives in exchange property that is "similar or related in service or use" to the transferred property ("replacement property"), then the taxpayer will not recognize gain on the transfer. Section 1033 further provides that if the taxpayer receives money or other property, then the taxpayer may elect to defer recognizing gain by purchasing replacement property within two years after the close of the tax year in which the taxpayer first realizes gain from the transfer. LILCO's management believes that the LIPA Transaction is occurring under threat of condemnation.

  The nonrecognition provisions of Section 1033 of the Code may apply to the shareholders' disposition of LILCO Common Stock. If Section 1033 is applicable, Holding Company Common Stock might qualify as replacement property for LILCO Common Stock. In that event, holders of LILCO Common Stock may not be required to recognize gain with respect to their receipt (or their agent's receipt) of Holding Company Common Stock from LILCO. In addition, holders of LILCO Common Stock that elect to do so may not be required to recognize gain with respect to their agent's receipt of cash from LIPA, because of the reinvestment of such cash in Holding Company Common Stock.

  If Section 1033 applies, then a shareholder will be required to make an election to avoid recognition of gain with respect to the receipt of cash, and may be required to make an election with respect to the receipt of Holding Company Common Stock. If a shareholder avoids recognizing gain in the LIPA Transaction pursuant to Section 1033, the shareholder's tax basis in the replacement property (Holding Company Common Stock) generally will equal the shareholder's cost basis for such replacement property decreased by the amount of gain not recognized pursuant to Section 1033. Consequently, the shareholder's aggregate tax basis in its Holding Company Common Stock generally should be the same as the shareholder's aggregate tax basis in LILCO Common Stock, less the amount of cash received in lieu of a fractional share.

  There is no precedent involving the applicability of Section 1033 to a transaction similar to the LIPA Transaction. Accordingly, counsel expresses no opinion regarding the potential application of Section 1033 to holders of LILCO Common Stock.

  THE POSSIBLE APPLICATION OF SECTION 1033 TO THE LIPA TRANSACTION IS UNCERTAIN. EACH HOLDER OF LILCO COMMON STOCK IS ENCOURAGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE, AMONG OTHER ISSUES, (I) WHETHER
SECTION 1033 APPLIES TO SUCH SHAREHOLDER, (II) WHAT PROPERTY QUALIFIES AS REPLACEMENT PROPERTY, (III) WHETHER, AND IN WHAT MANNER, THE SHAREHOLDER MUST MAKE AN ELECTION TO AVOID RECOGNIZING GAIN, AND (IV) THE AMOUNT OF ANY REQUIRED ADJUSTMENT TO THE SHAREHOLDER'S BASIS IN REPLACEMENT PROPERTY.

  Holders of LILCO Common Stock who exercise dissenters' rights with respect to the LIPA Transaction and receive cash for their LILCO Common Stock will recognize gain or loss for federal income tax purposes. A dissenting shareholder might be able to defer recognizing such gain pursuant to the nonrecognition provisions of Section 1033 of the Code as discussed above if, among other things, the shareholder acquires replacement property.

  TAX IMPLICATIONS TO HOLDERS OF LILCO PREFERRED STOCK. Holders of LILCO Series AA Preferred Stock who exchange such shares for Holding Company preferred stock in connection with the LIPA Transaction will recognize gain or loss for federal income tax purposes. The amount of gain or loss will equal the difference between the fair market value of Holding Company stock received and the shareholders' respective tax basis in their LILCO Series AA Preferred Stock. Holders of LILCO Preferred Stock that is called for redemption or that is acquired or otherwise canceled in exchange for cash by LILCO or LIPA pursuant to the terms of the LIPA Agreement and holders of LILCO Preferred Stock who dissent and receive cash also will recognize gain or loss. A holder of LILCO Series AA Preferred Stock or other LILCO Preferred Stock might be eligible to defer recognition of such gain pursuant to the provisions of
Section 1033 of the Code discussed above under "--Tax Implications to Holders of LILCO Common Stock" if, among other things, the shareholder acquires replacement property.

  TAX IMPLICATIONS TO HOLDERS OF BROOKLYN UNION COMMON STOCK. Except for dissenting shareholders and the possible application of Transfer Taxes (as hereafter discussed), the exchange of Brooklyn Union Common Stock for Holding Company Common Stock in the Merger will be tax-free. Accordingly, subject to the prior sentence, no gain or loss will be recognized for federal income tax purposes by holders of Brooklyn Union Common Stock who exchange such Stock for Holding Company Common Stock in the Merger. The basis and holding period for the Holding Company Common Stock received by a Brooklyn Union shareholder in the Merger will be the same as the basis and holding period in the Brooklyn Union Common Stock exchanged therefor. Some holders of Brooklyn Union Common Stock may have differing bases or holding periods for their shares of Brooklyn Union Common Stock. Such holders should consult their tax advisors prior to the exchange with regard to identifying the bases and holding periods of the particular shares of Holding Company Common Stock received in the exchange.

  Holders of Brooklyn Union Common Stock who exercise dissenters' rights in the Merger and receive cash for their Brooklyn Union Common Stock will recognize either gain or loss for federal income tax purposes. The amount of such gain or loss will be equal to the difference between the amount of cash received and their tax basis in their shares of Brooklyn Union Common Stock.

  New York City imposes certain taxes on the transfer of an interest in real property (including leases) located in New York City ("Transfer Taxes"). Transfer Taxes are also imposed in connection with certain changes of ownership of an entity owning a real property interest in New York City. The exchange of Brooklyn Union Common Stock for Holding Company Common Stock by Brooklyn Union shareholders pursuant to the Brooklyn Union/LILCO Agreement will result in the imposition of Transfer Taxes. Brooklyn Union (and not KeySpan) will pay any Transfer Taxes incurred as a result of a change in ownership of Brooklyn Union. For federal income tax purposes, the payment of Transfer Taxes by Brooklyn Union may be deemed to be a taxable dividend paid by Brooklyn Union to certain Brooklyn Union shareholders. This would be the case if Brooklyn Union is considered to have satisfied what is otherwise the obligation of a shareholder to pay Transfer Taxes as opposed to its own obligation to pay such taxes. Any income taxes resulting from such deemed dividend will be the responsibility of those Brooklyn Union shareholders. Although not free from doubt, a Brooklyn Union shareholder should be entitled to increase its tax basis in Holding Company Common Stock received in the Merger by the amount of any such deemed distribution.

II. IF ONLY THE LIPA TRANSACTION OCCURS

  If the LIPA Transaction occurs but the Combination does not occur, the material federal income tax consequences to LILCO, Holding Company and the holders of LILCO Common Stock and LILCO Preferred Stock should be the same as the consequences where the LIPA Transaction occurs concurrently with, or precedes, the Combination. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination."

III. IF THE COMBINATION OCCURS WHEN THE LIPA AGREEMENT HAS NOT BEEN TERMINATED OR CONSUMMATED

  If the Combination occurs when the LIPA Agreement has not been terminated or consummated, there are three possible alternatives: (A) the Combination occurs and the LIPA Agreement thereafter is terminated (or expires); (B) the LIPA Transaction occurs after the Combination, and the LIPA Transaction is treated as an independent transaction; and (C) the LIPA Transaction occurs after the Combination, and the LIPA Transaction is not treated as an independent transaction. The material federal income tax consequences of each of these alternatives is discussed below.

  In general, if the Combination occurs when the LIPA Agreement has not been terminated or consummated, the Share Exchange should be a taxable disposition (subject to the possible application of Section 1033 of the Code) by the holders of LILCO Common Stock. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is treated as an independent transaction, the LIPA Transaction should be treated generally as a sale of the LILCO Common Stock by the Holding Company to LIPA. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is not treated as an independent transaction, the Share Exchange and the LIPA Transaction together may be treated generally as a sale of the LILCO Common Stock by the holders of that stock (subject to the possible application of Section 1033 of the Code). In any event, the Merger generally should be a nontaxable exchange of the Brooklyn Union Common Stock for Holding Company Common Stock. The material federal income tax consequences of these three alternatives are discussed more fully below.

  Whether the LIPA Transaction will be treated as an independent transaction if the Combination precedes the LIPA Transaction is uncertain. The closer in time that the Combination and the LIPA Transaction occur, the more likely that the LIPA Transaction will not be treated as an independent transaction. Because the time between the two transactions and the nature of any intervening events are unknown, counsel expresses no opinion whether the LIPA Transaction will be treated as an independent transaction.

  A. IF THE COMBINATION OCCURS AND THE LIPA AGREEMENT THEREAFTER IS TERMINATED. The exchange of LILCO Common Stock for Holding Company Common Stock has been structured to be a taxable disposition of LILCO Common Stock by the holders thereof to Holding Company in exchange for Holding Company Common Stock. The holders of LILCO Common Stock should recognize gain or loss equal to the difference between (i) the sum of the fair market value of Holding Company Common Stock and the cash received by the shareholders in lieu of fractional share interests in Holding Company Common Stock and (ii) the holders' respective tax basis in their LILCO Common Stock. A shareholder might be able to defer recognition of such gain pursuant to the provisions of
Section 1033 of the Code discussed above. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  Holders of LILCO Common Stock who dissent from participating in the Share Exchange and receive cash for their LILCO Common Stock will recognize gain or loss for federal income tax purposes. A dissenting shareholder might be able to defer recognition of such gain pursuant to the provisions of Section 1033 of the Code discussed above if, among other things, the shareholder acquires replacement property.

  If the Combination occurs and the LIPA Agreement thereafter is terminated (or expires), the federal income tax consequences to the holders of Brooklyn Union Common Stock should be the same as those described for a Merger that occurs concurrently with, or after, the LIPA Transaction. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of Brooklyn Union Common Stock."

  B. IF THE LIPA TRANSACTION OCCURS AFTER THE COMBINATION AND THE LIPA TRANSACTION IS TREATED AS AN INDEPENDENT TRANSACTION. If the Combination is treated as independent from the LIPA Transaction in accordance with its form, the federal income tax consequences of the Combination to the LILCO common shareholders and the Brooklyn Union shareholders generally should be the same as those described in the preceding section. See "--Material Federal Income Tax Consequences--If the Combination Occurs Before the LIPA Agreement is Terminated--If the Combination Occurs and the LIPA Agreement Thereafter is Terminated." Under this alternative, however, the holders of LILCO Common Stock will receive additional shares of Holding Company Common Stock upon consummation of the LIPA Transaction. In that event and if the Combination and the LIPA Transaction occur in different tax years for a shareholder, the contingent payment, installment sale provisions of the Code may apply to the receipt of such additional shares of Holding Company Common Stock. Further, if the LIPA Transaction closes more than six months after the Combination, then a portion of the additional shares of Holding Company Common Stock received may be treated as interest income. Each holder of LILCO Common Stock should consult such shareholder's own tax advisor as to these issues.

  If the LIPA Transaction is treated as independent from the Combination. LILCO's transfer of the Transferred Assets to the Transferee Subsidiaries in the LIPA Transaction will cause LILCO to recognize gain.

  Holders of LILCO Series AA Preferred Stock who exchange such shares for Holding Company Preferred Stock in connection with the LIPA Transaction should recognize gain or loss. The amount of gain or loss will equal the difference between the fair market value of Holding Company stock received and the shareholders' respective tax basis in their LILCO Series AA Preferred Stock. Holders of LILCO Preferred Stock that is called for redemption or that is acquired or otherwise canceled in exchange for cash by LILCO or LIPA pursuant to the terms of the LIPA Agreement and holders of LILCO Preferred Stock who dissent and receive cash also will recognize gain or loss. A holder of LILCO Series AA Preferred Stock or other LILCO Preferred Stock might be eligible to defer recognition of gain pursuant to the provisions of Section 1033 of the Code discussed above. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  C. IF THE LIPA TRANSACTION OCCURS AFTER THE COMBINATION AND THE LIPA TRANSACTION IS NOT TREATED AS AN INDEPENDENT TRANSACTION. If the LIPA Transaction occurs after the Combination and the LIPA Transaction is not treated as independent, the holders of LILCO Common Stock may be treated as selling such stock directly to LIPA. In this event, the material federal income tax consequences to holders of LILCO Common Stock and Preferred Stock should be, and to the holders of Brooklyn Union Common Stock will be, the same as those described for such holders if the LIPA Transaction occurs concurrently with, or precedes, the Combination. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination."

IV. IF THE COMBINATION OCCURS AFTER THE LIPA AGREEMENT IS TERMINATED

  If the Combination occurs after the LIPA Agreement is terminated or expires,
Section 351(a) of the Code should apply to the Share Exchange. Under Section 351(a), no gain or loss will be recognized for federal income tax purposes by holders of LILCO Common Stock who exchange their LILCO Common Stock for Holding Company Common Stock, except with respect to cash received in lieu of fractional shares. The aggregate tax basis of Holding Company Common Stock received by a LILCO shareholder as a result of the Combination will be the same as the shareholder's aggregate basis in the LILCO Common Stock surrendered in the exchange (reduced by any such tax basis allocable to the fractional share for which cash is received). The holding period of Holding Company Common Stock received by a LILCO shareholder will include the holding period for the LILCO Common Stock exchanged for such Holding Company Common Stock. Cash received by a holder of LILCO Common Stock in lieu of a fractional share interest in Holding Company Common Stock will result in the recognition of gain or loss equal to the difference between the amount of cash received and the tax basis allocable to such fractional share interest. If a holder of LILCO Common Stock has differing bases or holding periods in its shares of LILCO Common Stock, it should consult its tax advisor prior to the Share Exchange with regard to identifying the bases or holding periods of the particular shares of Holding Company Common Stock received in the Share Exchange.

  The federal income tax consequences to holders of LILCO Common Stock who exercise dissenters' rights with respect to the Combination and receive cash for their LILCO Common Stock will be the same as described above for LILCO shareholders who exercise dissenters' rights, except that dissenting shareholders should not be eligible to defer recognition of gain pursuant to the provisions of Section 1033 of the Code. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of LILCO Common Stock."

  The federal income tax consequences to the holders of Brooklyn Union Common Stock will be the same as described above for a Merger that is preceded by the LIPA Transaction. See "--Material Federal Income Tax Consequences--If the LIPA Transaction Occurs Concurrently With, or Precedes, the Combination--Tax Implications to Holders of Brooklyn Union Common Stock."

  THE PRECEDING DOES NOT PURPORT TO ADDRESS ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE LIPA TRANSACTION AND THE COMBINATION. IN ADDITION, THE FOREGOING DISCUSSION DOES NOT ADDRESS FEDERAL INCOME TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A SHAREHOLDER'S INDIVIDUAL CIRCUMSTANCES. MOREOVER, EXCEPT FOR THE DISCUSSION OF THE TRANSFER TAXES ABOVE, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE COMBINATION OR THE LIPA TRANSACTION. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE LIPA TRANSACTION AND THE COMBINATION. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE LIPA TRANSACTION AND THE COMBINATION.

ACCOUNTING TREATMENT

  General. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with, the Combination, it is a condition to the consummation of the Combination that Brooklyn Union receives a letter from Arthur Andersen LLP and LILCO receives a letter from Ernst & Young LLP, each dated the Effective Time and each of which indicates that they concur with management's conclusion that no conditions exist that would preclude the transactions contemplated by the Brooklyn Union/LILCO Agreement, if consummated, from qualifying as transactions to be accounted for in accordance with the pooling of interests method of accounting under generally accepted accounting principles. Under this accounting method, the assets and liabilities of Brooklyn Union and LILCO will be carried forward to the consolidated financial statements of the Holding Company at their recorded amounts. Results of operations of the Holding Company will include the results of both Brooklyn Union and LILCO for the entire fiscal year in which the Combination occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed as appropriate, to reflect the combined financial position and results of operations for the Holding Company. See "Unaudited Pro Forma Combined Condensed Financial Information."

  If the Combination and the LIPA Transaction are consummated contemporaneously, or if the LIPA Transaction is consummated prior to the Combination, the Combination will be accounted for as a purchase of assets and an assumption of liabilities in accordance with generally accepted accounting principles.

  Accounting Consideration Absent LIPA Transaction. If the LIPA Transaction were terminated, LILCO would seek resolution of its electric rate filing for the rate years 1997 through 1999. LILCO believes that under such circumstances, the PSC will issue an electric rate order providing for among other things, the continuing recovery through rates of the rate moderation component, one of the Shoreham-related regulatory assets. However, if such electric rate order is not obtained, or does not provide for the continuing recovery of some or all of this regulatory asset through rates, LILCO may be required to write-off the amount not expected to be provided for in rates. At March 31, 1997, the balance of the rate moderation component was approximately $409.5 million.

STOCK EXCHANGE LISTING OF THE HOLDING COMPANY STOCK

  Application will be made for the listing on the New York Stock Exchange of the shares of Holding Company Common Stock to be issued pursuant to the terms of the Brooklyn Union/LILCO Agreement. The listing on the New York Stock Exchange of such shares, subject to notice of issuance, is a condition precedent to the consummation of the Combination. So long as Brooklyn Union and LILCO continue to meet the requirements of the New York Stock Exchange, Brooklyn Union Common Stock and LILCO Common Stock, as the case may be, will continue to be listed on the New York Stock Exchange until the Effective Time. So long as LILCO continues to meet the requirements of the Pacific Stock Exchange, LILCO Common Stock will continue to be listed on the Pacific Stock Exchange until the Effective Time.

  With respect to the series of LILCO Preferred Stock currently listed on the New York Stock Exchange, for so long as LILCO and such preferred stock continue to meet the requirements of the New York Stock Exchange, such series of preferred stock will continue to be listed on the New York Stock Exchange after the Effective Time in the event that the Combination is consummated but the LIPA Transaction is not consummated.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Holding Company Common Stock received by shareholders of Brooklyn Union and LILCO in the Combination will be freely transferable, except that shares of Holding Company Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of Brooklyn Union or LILCO prior to the Combination may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of such persons who become affiliates of the Holding Company) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Brooklyn Union, LILCO or the Holding Company generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Brooklyn Union/LILCO Agreement also requires each of Brooklyn Union and LILCO to use all reasonable efforts to cause each of its affiliates to execute and deliver to the Holding Company a written agreement to the effect that such affiliate will not offer or sell or otherwise dispose of (i) any shares of Brooklyn Union, LILCO or the Holding Company during the period beginning 30 days prior to the Effective Time and continuing until such time as results covering at least 30 days of post-Effective Time operations of the Holding Company have been published or (ii) any of the shares of Holding Company Common Stock issued to such affiliate in or pursuant to the Combination in violation of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder.

  This Joint Proxy Statement/Prospectus does not cover resales of Holding Company Common Stock received by any person who may be deemed to be an affiliate of Brooklyn Union, LILCO or the Holding Company.

APPRAISAL RIGHTS

  Section 910 of the New York Business Corporation Law ("NYBCL") sets forth the rights of shareholders of Brooklyn Union or LILCO who object to the adoption of the Brooklyn Union/LILCO Agreement or, in the case of shareholders of LILCO, the LIPA Agreement. Any record holder of Brooklyn Union Common Stock or

LILCO Common Stock as of the record date who does not vote in favor of the adoption of the Brooklyn Union/LILCO Agreement, or who duly revokes his or her vote in favor of the adoption of the Brooklyn Union/LILCO Agreement, may, if the Combination is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of
Section 623 of the NYBCL. Similarly, any holder of LILCO Common Stock (unless the Combination occurs before the consummation of the LIPA Transaction) or LILCO Preferred Stock who does not vote in favor of the adoption of the LIPA Agreement, if entitled to vote thereon, or who duly revokes his or her vote in favor of the adoption of the LIPA Agreement, may, if the LIPA Transaction is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of Section 623 of the NYBCL.

  The following summary of the applicable provisions of Sections 623 and 910 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910, copies of which are attached to this Joint Proxy Statement/Prospectus as Annex I. A person having a beneficial interest in shares of Brooklyn Union Common Stock or LILCO Common Stock or LILCO Preferred Stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  THIS SUMMARY AND ANNEX I SHOULD BE REVIEWED CAREFULLY BY HOLDERS OF BROOKLYN UNION COMMON STOCK, LILCO COMMON STOCK AND LILCO PREFERRED STOCK WHO WISH TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISH TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF
SECTION 623 OR SECTION 910 MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 623 AND SECTION 910.

  The dissenting Brooklyn Union shareholder must file with Brooklyn Union before the taking of the vote on the adoption of the Brooklyn Union/LILCO Agreement a written objection including a notice of election to dissent, such holder's name and residence address, the number and class of shares (Brooklyn Union Common Stock) as to which such holder dissents (which number may not be less than all of the shares as to which such holder has a right to dissent) and a demand for payment of the fair value of such shares if the Binding Share Exchanges are consummated. Any such written objection should be addressed to:
The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3851, Attention: Secretary.

  The dissenting LILCO shareholder must file with LILCO, before the taking of the vote on the adoption of the Brooklyn Union/LILCO Agreement or the LIPA Agreement, a written objection to either or both agreements including a notice of election to dissent, such holder's name and residence address, the number and class of shares (Common or Preferred Stock) as to which such holder dissents (which number may not be less than all of the shares as to which such holder has a right to dissent) and a demand for payment of the fair value of such shares if the Combination or LIPA Transaction as the case may be is consummated. Any such written objection should be addressed to: Long Island Lighting Company, 175 East Old Country Road, Hicksville, New York 11801,
Attention: Corporate Secretary.

  For purposes of perfecting appraisal rights pursuant to Section 623, the written objection of a holder of shares of Brooklyn Union or LILCO which is addressed as provided above shall be deemed filed with Brooklyn Union or LILCO, as the case may be, upon receipt of such objection by Brooklyn Union or LILCO, as the case may be. Neither voting against nor failure to vote for the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, will constitute the written objection required to be filed by an objecting shareholder. Failure to vote against the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, however, will not constitute a waiver of rights under Sections 623 and 910, provided that a written objection has been properly filed. A shareholder voting to adopt the Brooklyn Union/LILCO Agreement, and, in the case of LILCO shareholders, the LIPA Agreement, will be deemed to have waived such shareholder's appraisal rights.

  A Brooklyn Union or LILCO shareholder may not dissent as to less than all the shares of Brooklyn Union or LILCO stock, as the case may be, entitled to vote and held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the shares of Brooklyn Union or LILCO stock of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the shares of Brooklyn Union or LILCO stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the shares of Brooklyn Union or LILCO stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state in such demand that the agent is acting as agent for the record owner or owners of such shares of Brooklyn Union or LILCO stock. A record holder, such as a broker or an agent, who holds shares of Brooklyn Union or LILCO stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the shares of Brooklyn Union or LILCO stock entitled to vote and held for such beneficial owners.

  Within ten days after the vote of Brooklyn Union and LILCO shareholders authorizing the adoption of the Brooklyn Union/LILCO Agreement (and with respect to LILCO only, the LIPA Agreement), Brooklyn Union and LILCO must give written notice of such authorization to each dissenting shareholder of Brooklyn Union and LILCO, respectively. At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder must submit certificates representing such holder's shares to Brooklyn Union or LILCO, as the case may be, or their respective transfer agents for notation thereon of the election to dissent, after which such certificates will be returned to the shareholder. Any such shareholder who fails to submit his or her shares for notation will, at the option of Brooklyn Union or LILCO, as the case may be, exercised by written notice to the shareholder within 45 days from the date of filing of the notice of election to dissent, lose such holder's appraisal rights unless a court, for good cause shown, otherwise directs.

  Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent or within 15 days after the Effective Time, whichever is later (but not later than 90 days after the shareholders' vote authorizing the adoption of the Brooklyn Union/LILCO Agreement or, in the case of LILCO, the LIPA Agreement), Brooklyn Union or LILCO, as the case may be, must make a written offer (which, if the Combination or the LIPA Transaction have not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to dissent to pay for such holder's shares at a specified price which Brooklyn Union or LILCO, as the case may be, considers to be their fair value. If Brooklyn Union or LILCO, as the case may be, and the dissenting shareholder are unable to agree as to such value, Section 623(h) of the NYBCL provides for judicial determination of fair value. In the event of such a disagreement, a court proceeding shall be commenced by Brooklyn Union or LILCO, as the case may be, in the Supreme Court of the State of New York, County of Kings in the case of Brooklyn Union or County of Nassau in the case of LILCO, or by the dissenting shareholder if Brooklyn Union or LILCO, as the case may be, fails to commence the proceeding within the time required by
Section 623 of the NYBCL. Each of Brooklyn Union and LILCO intends to commence such a proceeding in the event of such a disagreement.

  Under the Brooklyn Union/LILCO Agreement, Brooklyn Union and LILCO may terminate the Brooklyn Union/LILCO Agreement, even after shareholder approval, if for any reason the Brooklyn Union Board and the LILCO Board determine that it is inadvisable to proceed with the Combination, including considering the number of shares for which appraisal rights have been exercised and the cost to the Holding Company thereof. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Combination, it is a condition of each party's obligation to effect the Combination that it has received a letter from its respective accountants that the transaction will qualify as a pooling of interests transaction. The pooling of interests method of accounting requires that at least 90 percent of the issued and outstanding shares of Brooklyn Union Common Stock and at least 90 percent of the issued and outstanding shares of LILCO Common Stock be exchanged in the Combination for shares of Holding Company Common Stock.

                         MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is furnished to (i) the holders of Brooklyn Union Common Stock in connection with the solicitation of proxies by the Brooklyn Union Board from the holders of Brooklyn Union Common Stock for use at the Brooklyn Union Meeting, and (ii) the holders of LILCO Common Stock and LILCO Preferred Stock in connection with the solicitation of proxies by the LILCO Board from the holders of LILCO Common Stock for use at the LILCO Meeting. LILCO and Brooklyn Union anticipate that mailing of proxy materials to their respective shareholders entitled to notice of and to vote at their respective meetings will commence on or about June 30, 1997.

THE LILCO MEETING

  GENERAL. The purpose of the LILCO Meeting is to consider and vote upon: (i) a proposal to adopt the Brooklyn Union/LILCO Agreement; (ii) a proposal to adopt the LIPA Agreement; (iii) a proposal to elect twelve directors; (iv) a proposal to ratify the appointment of Ernst & Young LLP as independent auditors for LILCO for the period from January 1, 1997 to March 31, 1998; (v) a proposal to approve the LILCO Annual Stock Incentive Compensation Plan; (vi) a proposal to approve the LILCO Employee Stock Purchase Plan; (vii) a proposal to approve an amendment to the LILCO Certificate of Incorporation to increase the total number of authorized shares of LILCO Common Stock; and (viii) such other matters, if any, as may properly be presented for consideration. The LILCO Board does not know, as of the date of mailing of this Joint Proxy Statement/Prospectus, of any other business to be brought before the LILCO Meeting. The enclosed proxy card authorizes the voting of shares represented by the proxy on all other matters that may properly come before the LILCO Meeting, and any adjournment or postponement thereof, and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

  The LILCO Board, by a unanimous vote, has adopted the Brooklyn Union/LILCO Agreement and the LIPA Agreement, and recommends that LILCO shareholders vote FOR approval of the Brooklyn Union Agreement and the related reorganization of LILCO, FOR adoption of the LIPA Agreement, FOR the election of the nominated directors, FOR ratification of the appointment of Ernst & Young LLP as LILCO's independent auditors for the period from January 1, 1997 to March 31, 1998, FOR approval of the Annual Stock Incentive Compensation Plan, FOR approval of the Employee Stock Purchase Plan; and FOR approval of the amendment to LILCO's Certificate of Incorporation as set forth above.

  DATE, PLACE AND TIME; RECORD DATE. The LILCO Meeting is scheduled to be held on Thursday, August 7, 1997 at 3:00 p.m. at Tilles Center for the Performing Arts at Long Island University C.W. Post Campus, Northern Boulevard, Greenvale, New York 11548. Holders of record of shares of LILCO Common Stock at the close of business on June 26, 1997, the Record Date, will be entitled to notice of and to vote at the LILCO Meeting.

  VOTING RIGHTS. At the close of business on June 23, 1997, 121,184,527 shares of LILCO Common Stock were issued and outstanding. Each outstanding share of LILCO Common Stock as of the Record Date is entitled to one vote upon each matter presented at the LILCO Meeting except with respect to the election of LILCO Directors as discussed below. The affirmative vote of the holders of at least two-thirds of the outstanding shares of LILCO Common Stock is required to adopt the LIPA Agreement and to adopt the Brooklyn Union/LILCO Agreement at the LILCO Meeting. In addition, the LIPA Agreement must be approved by the vote of: 1) the holders of at least two-thirds of the outstanding shares of LILCO common stock and preferred stock entitled to vote thereon, voting together as a single class; 2) a majority of the outstanding shares of LILCO preferred stock entitled to vote thereon, voting together as a separate class;
3) a majority of the outstanding shares of LILCO common stock voting separately as a class; and 4) the holders of a majority of the outstanding shares of each series of LILCO preferred stock entitled to vote thereon, in each case voting separately as a class.

  In connection with the proposal to adopt the LIPA Agreement, each outstanding share of LILCO Common Stock is entitled to one vote, each outstanding share of LILCO Preferred Stock eligible to vote having a par value of $100 per share is entitled to one vote and each outstanding share of LILCO Preferred Stock eligible to vote having a par value of $25 per share is entitled to one-quarter (1/4) of a vote.

  A majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum for the transaction of business at the LILCO Meeting except with respect to the election of LILCO Directors. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the adoption of the Brooklyn Union/LILCO Agreement and LIPA Agreement and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the adoption of the Brooklyn Union/LILCO Agreement or LIPA Agreement. Therefore, since the affirmative vote in person or by proxy, of the holders of two-thirds of the outstanding shares of LILCO Common Stock on the Record Date is required to adopt the LIPA Agreement and to adopt the Brooklyn Union/LILCO Agreement, abstentions and broker non-votes will have the effect of a vote against the LIPA Transaction and the related reorganization of LILCO or the Brooklyn Union/LILCO Agreement, as the case may be.

  Shareholders are entitled to vote cumulatively for the election of LILCO Directors. Each shareholder is entitled to a number of votes for such election equal to the number of votes entitled to be cast with respect to the shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. The election of each Director shall be decided by plurality vote. As a result, any shares not voted for a Director (whether by withholding authority, broker non-vote or otherwise) will have no impact on the election of Directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

  The affirmative vote of a majority of the votes cast by the holders of the shares of LILCO Common Stock represented at the LILCO Meeting and entitled to vote thereon, voting as a single class (provided that the total vote cast represents over 50% of the voting power of all the shares of LILCO Common Stock entitled to vote thereon) is required to approve (i) the ratification of the appointment of Ernst & Young LLP as LILCO's independent auditors for the period from January 1, 1997 to March 31, 1998, (ii) the Annual Stock Incentive Compensation Plan, and (iii) the Employee Stock Purchase Plan. The affirmative vote of a majority of the outstanding shares of LILCO Common Stock is required to approve the amendment of the LILCO Certificate of Incorporation as set forth in Annex J hereto. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the selection of auditors. With respect to the remaining matters to be acted upon, abstentions from voting on such matters are treated as votes against, while broker non-votes are treated as shares not entitled to vote.

  If a LILCO shareholder is a participant in the LILCO Investor Common Stock Plan, the LILCO proxy card will represent the shares held on behalf of the participant under the Investor Common Stock Plan and such shares will be voted in accordance with the instructions on the LILCO proxy card. If a participant in the Investor Common Stock Plan does not return a LILCO proxy card, the participant's shares will not be voted.

  As of June 23, 1997, directors and executive officers of LILCO and their affiliates owned beneficially an aggregate of 56,683 shares of LILCO Common Stock, or less than one percent of the shares of LILCO Common Stock outstanding on such date. Directors and executive officers of LILCO have indicated their intention to vote their shares of LILCO Common Stock in favor of adoption of the Brooklyn Union/LILCO Agreement and of the LIPA Agreement.

  See "The Combination--Potential Conflicts of Interests of Certain Persons in the Binding Share Exchanges and the LIPA Transaction."

  VOTING AND REVOCATION OF PROXIES. Holders of the LILCO Common Stock may vote either in person or by properly executed proxy. Each holder of LILCO Common Stock will be furnished a proxy card upon which the names of three of LILCO's Directors, George Bugliarello, John H. Talmage and Basil A. Paterson, constituting the proxy committee (the "Proxy Committee"), appear. By completing and returning the form of proxy, the LILCO shareholder authorizes the persons named therein to vote all the LILCO shareholder's shares on his or her behalf. Issued and outstanding shares of LILCO Common Stock, the holders of which are entitled to vote at the LILCO Meeting, which are represented by properly executed proxies, will, unless such proxies have been revoked, be voted in accordance with the instructions indicated in such proxies.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF LILCO COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR ADOPTION OF THE LIPA AGREEMENT, FOR ADOPTION OF THE BROOKLYN UNION/LILCO AGREEMENT, FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS LILCO'S INDEPENDENT AUDITORS FOR THE PERIOD FROM JANUARY 1, 1997 TO MARCH 31, 1998, FOR THE APPROVAL OF THE ANNUAL STOCK INCENTIVE COMPENSATION PLAN, FOR THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN, AND FOR THE APPROVAL OF AN AMENDMENT TO THE LILCO CERTIFICATE OF INCORPORATION.

  With respect to the election of the nominated directors, the Proxy Committee reserves the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion. If a LILCO shareholder wishes to give a proxy to someone other than the Proxy Committee, such shareholder may cross out the names of the members of the Proxy Committee on the proxy card and insert the names of up to three other persons and make, if necessary, other appropriate changes providing unambiguous instructions to the person or persons named.

  A LILCO shareholder may revoke a proxy at any time prior to its exercise at the LILCO Meeting by delivering to the Corporation Trust Company, P.O. Box 631, Wilmington, Delaware 19899 a notice of revocation or a duly executed proxy bearing a later date or by attending the LILCO Meeting and voting in person. Attendance at the LILCO Meeting will not in itself constitute revocation of a proxy.

  The LILCO Meeting may be adjourned to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies). In their discretion, the Proxy Committee is authorized to vote upon such business as may properly come before the LILCO Meeting, including without limitation, any motion to adjourn the LILCO Meeting to another time or place (including for the purpose of soliciting additional proxies).

  SOLICITATION OF PROXIES. LILCO will bear its own expenses in connection with the solicitation of proxies for the LILCO Meeting, except that each of LILCO and Brooklyn Union will pay one-half of the costs and expenses incurred in connection with printing this Joint Proxy Statement/Prospectus and one-half of all filing fees. In addition to soliciting proxies by mail, officers and employees of LILCO, without receiving additional compensation therefor, may solicit proxies by telephone, by telecopy, by telegram or in person. LILCO has retained D.F. King & Co., Inc. to aid in the solicitation of proxies from the LILCO shareholders. The total fee for the services of such firm is not expected to exceed $30,000, plus reimbursement for reasonable out-of-pocket expenses.

  For information about the Brooklyn Union Meeting, see "Selected Information Concerning Brooklyn Union--The Brooklyn Union Meeting."

                              REGULATORY MATTERS

  Set forth below is a summary of the material regulatory requirements affecting the Combination. Although the companies have not yet filed for the approval of all of the agencies discussed, it is anticipated that all regulatory approvals will have been received no later than the end of 1998. For information concerning certain IRS rulings, see "Federal Income Tax Considerations--Tax Rulings Requested for LIPA Transaction."

STATE APPROVALS AND RELATED MATTERS

  The utility operations of both LILCO and Brooklyn Union are subject to the comprehensive regulatory jurisdiction of the PSC, which must approve the Combination contemplated in the Brooklyn Union/LILCO Agreement. On March 14, 1997, LILCO and Brooklyn Union filed a joint petition requesting approval of the PSC under Section 70 of the New York Public Service Law to allow each of them to become subsidiaries of the Holding Company through the Combination.
Section 70 of the Public Service Law provides that the PSC's consent to the Combination may not be given unless there is a showing that the exchanges are in the public interest. As part of its review, the PSC may consider such matters as the effect of the Combination on the ability of LILCO and Brooklyn Union to continue to provide safe and adequate service at just and reasonable rates, including the impact on customer service, rates and the financial integrity of Brooklyn Union and LILCO, as well as the impact on the competitive environment for each of the companies. In the joint petition, LILCO and Brooklyn Union each proposed to reflect anticipated cost savings resulting from their business combination in the retail gas and electric rates of both utilities, and to have the PSC confirm or adopt long term rate plans for the gas and electric operations of LILCO and the gas operations of Brooklyn Union. By amendment to the joint petition filed on May 16, 1997, in light of the pendency of the LIPA Transaction which, if consummated, will result in LIPA, which will not be regulated by the PSC, being the supplier of retail electric service to consumers in LILCO's service territory, LILCO has offered to extend the suspension period within which the PSC must rule on LILCO's long-term electric rate plan, until December 31, 1997. Assuming the requisite regulatory approvals are obtained, the utility operations of both LILCO and Brooklyn Union will remain subject to regulation by the PSC. The Holding Company will be a "public utility holding company" under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"), discussed in greater detail below, but will not be subject to the direct regulation of the PSC.

  The Brooklyn Union and LILCO joint petition to the PSC on March 14, 1997 also sought to amend the PSC Order dated September 25, 1996 issued in connection with the KeySpan holding company restructuring so as to remove or relax certain restrictions that may be applicable after the Combination. The PSC has not acted upon such petition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any or all of the relief requested in the petition will be granted.

  The PSC has no jurisdiction over the merger of LILCO with a subsidiary of LIPA as part of the LIPA Transaction. However, it is anticipated that LILCO and the Holding Company will seek PSC approval for the transfer of the Transferred Assets, as well as the debt that LIPA will not be assuming, to one or more subsidiaries of the Holding Company. After the LIPA transaction, the PSC will have continuing jurisdiction over the Transferee Subsidiary that will be conducting the gas distribution business previously conducted by LILCO, and may have jurisdiction over the Transferee Subsidiary that owns the non-nuclear generating assets previously owned by LILCO, to the extent that such subsidiary engages in retail transactions.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

  As a result of the Combination, the Holding Company will own all of the common stock of both LILCO (if the LIPA Transaction is not consummated) and Brooklyn Union and will therefore be a public utility holding company under the Holding Company Act, subject to the jurisdiction of the SEC. Additionally, if the LIPA Transaction is consummated, the Holding Company will own all of Brooklyn Union Common Stock and a Transferee Subsidiary that will conduct the gas distribution business now being conducted by LILCO. Accordingly, the Holding Company must apply for and obtain the approval of the SEC under the Holding Company Act. However, the Holding Company will file an exemption statement with the SEC to exempt itself and each of its subsidiaries from most of the provisions of the Holding Company Act. The basis for the exemption is that the Holding Company, LILCO (or the Transferee Subsidiary that will succeed to the gas distribution business currently conducted by LILCO) and Brooklyn Union are "predominantly intrastate in character," in that each of them is organized, and LILCO (or the successor subsidiary) and Brooklyn Union each carry on their respective businesses substantially, in New York State. The SEC has authority under the Holding Company Act to challenge the availability of such exemption to the Holding Company.

FEDERAL POWER ACT

  LILCO is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act (the "FPA") with respect to certain wholesale electric sales and transmission services. Section 203 of the FPA provides that no public utility shall sell or otherwise dispose of its jurisdictional facilities or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without having first obtained authorization from the FERC. Accordingly, the approval of the FERC is required to consummate the Combination, and is, similarly, required to approve the transfer of LILCO's FERC-jurisdictional assets to LIPA in connection with the LIPA Transaction. Pursuant to Section 203 of the FPA, the FERC has the authority to approve the Combination and the Brooklyn Union/LILCO Agreement as being consistent with the public interest. In addition, the rates, terms, and conditions of service that will be provided to LIPA under the Power Supply Agreement (as defined herein) will require FERC approval under Section 205 or 206 of the FPA as will any other Holding Company service that is deemed to be FERC jurisdictional.

ANTITRUST CONSIDERATIONS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules, and regulations promulgated thereunder, the Combination may not be consummated until the requisite notifications and report forms have been filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified HSR Act waiting period requirements have been satisfied. The HSR Act waiting period is 30 days from the date both parties have filed their notification and report form unless terminated earlier or extended by the FTC or the Antitrust Division issuing a request for additional information or documentary materials. If such request is made, the waiting period will expire, unless terminated earlier, at 11:59 p.m., New York City time, on the twentieth calendar day after both parties have substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the parties' consent. The expiration or earlier termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Combination on antitrust grounds either before or after consummation of the Combination. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

  If the Combination is not consummated within 12 months after the expiration or earlier termination of the HSR Act waiting period, LILCO and Brooklyn Union would be required to submit new filings to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the Combination could be consummated. LILCO and Brooklyn Union intend to file their premerger notification and report forms pursuant to the HSR Act at such time as they believe there is a high degree of certainty that the Combination will be consummated within 12 months after the expiration or earlier termination of the waiting period under the HSR Act. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. Neither LILCO nor Brooklyn Union believes that the Combination will violate federal antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed transaction will not be made on antitrust grounds or, if such challenge is made, what the result would be.

  The parties intend to seek confirmation from the staff of the FTC and the Antitrust Division that consummation of the LIPA Transaction is exempt under the HSR Act. If such confirmation cannot be obtained, appropriate filings will be made with such agencies.

ATOMIC ENERGY ACT

  Operation of Nine Mile Point 2, a nuclear power plant in which LILCO has an 18% ownership interest, is subject to regulation by the Nuclear Regulatory Commission ("NRC"). The Atomic Energy Act of 1954 (the "Atomic Energy Act") provides that such an ownership interest may not be transferred or in any manner disposed of, directly or indirectly, to any person through transfer of control unless the NRC finds that such transfer is in accordance with the Atomic Energy Act and consents to the transfer. Pursuant to the Atomic Energy Act and the LIPA Agreement, LILCO will seek approval from the NRC as necessary.

PUBLIC AUTHORITIES CONTROL BOARD APPROVAL

  The LIPA Transaction is subject to the approval of the PACB. The PACB, created pursuant to New York State Public Authorities Law ("PAL"), consists of five persons appointed by the governor, of which one is upon the recommendation of the majority leader of the New York State Senate, one upon the recommendation of the Speaker of the New York State Assembly, one upon the recommendation of the minority leader of the New York State Senate and one upon the recommendation of the minority leader of the New York State Assembly. The members appointed by the governor upon the recommendation of the minority leader of the Senate and the minority leader of the Assembly are non-voting members. The unanimous vote of the voting members of the board is required to authorize action by the PACB. Pursuant to PAL, LIPA may not undertake any project without the approval of the PACB. "Project" is defined to mean an action undertaken by LIPA that: (i) causes LIPA to issue bonds, notes or other obligations, or shares in any subsidiary corporation, or (ii) significantly modifies the use of an asset valued at more than one million dollars owned by LIPA or involves the sale, lease or other disposition of such an asset, or
(iii) commits LIPA to a contract or agreement with a total consideration of greater than one million dollars and does not involve the day to day operations of LIPA. The PACB shall only approve a project proposed by LIPA upon its determination that: (1) the project is financially feasible as the standard is defined in PAL; article one-A; (2) the project does not materially adversely affect overall real property taxes in the service area; (3) the project is anticipated to result generally in lower utility rates in the service area; and (4) the project will not materially adversely affect overall real property taxes or utility rates in other areas of the state of New York.

GENERAL

  LILCO and Brooklyn Union possess municipal franchises and environmental permits and licenses that may need to be renewed or replaced as a result of the Combination. The companies do not anticipate any difficulties at the present time in obtaining such renewals or replacements.

  Under the Brooklyn Union/LILCO Agreement, LILCO and Brooklyn Union have agreed to use reasonable efforts to obtain all necessary material permits, licenses, franchises and other governmental authorizations needed to consummate or effect the transactions contemplated by the Brooklyn Union/LILCO Agreement. In addition, under the LIPA Agreement, each of the parties thereto has agreed to similarly use reasonable efforts to obtain all such required authorizations and approvals needed to consummate or effect the transactions contemplated by the LIPA Agreement. Various parties may seek intervention in the proceedings associated with the regulatory approval process in an attempt to oppose the Combination and the LIPA Transaction or to have conditions imposed upon the receipt of the necessary approvals. Although LILCO and Brooklyn Union believe that they will receive the requisite regulatory approvals for the Combination and the LIPA Transaction, the timing of their receipt cannot be determined. It is a condition to the consummation of the Combination that final orders approving the Combination be obtained from the various federal and state commissions described above, including (if the LIPA Transaction will not be consummated substantially contemporaneously with the Combination) the PSC's final order approving a long-term rate plan, on terms and conditions (x) which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Holding Company and its prospective subsidiaries taken as a whole, or (y) which would not be materially inconsistent with the agreements of the parties contained in the Brooklyn Union/LILCO Agreement. For purposes of the above-referenced condition with respect to the PSC's final order, the prospects of the Holding Company and its subsidiaries will mean the combination of the results anticipated by certain regulated earnings forecasts of Brooklyn Union and LILCO which the parties previously provided to each other. It is a condition to the consummation of the LIPA Transaction that final orders approving the LIPA Transaction be obtained from the various federal and state commissions described above on terms and conditions (i) which would not have, or would not be reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of the Holding Company, (ii) which would not be materially inconsistent with the agreements of the parties contained in the LIPA Agreement or in the other Basic Agreements (as defined herein) or (iii) which would not have, or would not be reasonably likely to have, a material adverse effect on the Retained Assets (as defined herein) or the properties, business, operations, financial conditions or prospects of the business relating to the Retained Assets taken as a whole or a material adverse decline in the electric rate savings projected to be realized after the consummation of the LIPA Transaction.

  At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to Brooklyn Union's or LILCO's obligations to consummate the Combination may be waived by the parties. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its shareholders.

  LILCO and Brooklyn Union have also agreed under the Brooklyn Union/LILCO Agreement to notify each other of any changes in their approved rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting, and not to make any filing to change its rates on file with the PSC that would have a material adverse effect on the benefits associated with the Combination. The Holding Company and LILCO have agreed under the LIPA Agreement to notify LIPA or LIPA Sub of any changes in their rates or charges (other than pass-through fuel rates or charges, but including, without limitation, gas rates or charges), standards of service or accounting. LILCO has also agreed under the LIPA Agreement that it will not, without the consent of LIPA, file or prosecute any rate case or other nonroutine proceeding before the PSC or FERC or any appeal therefrom, except for cases or proceedings (i) relating solely to pass-through fuel or gas rates or charges, (ii) required to be made by order of the PSC or FERC, (iii) relating solely to the Transferred Assets, (iv) involving commercial or contractual disputes which are required to be resolved through such proceedings or (v) a matter that LILCO reasonably believes threatens the financial viability of LILCO. LILCO is required to provide reasonable prior notice (including, upon request of LIPA, copies of draft documentation) of any proposed filing with the PSC or FERC.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION
             BROOKLYN UNION/LILCO COMBINATION AND LIPA TRANSACTION
                                  (PURCHASE)

  The following unaudited pro forma financial information reflects adjustments to the historical financial statements of LILCO to give effect to the proposed transfer of LILCO's gas and generation business to subsidiaries of the Holding Company, the proposed stock acquisition of LILCO by a wholly owned subsidiary of LIPA and the proposed Combination with Brooklyn Union in accordance with the Combination. The unaudited pro forma consolidated condensed balance sheet at March 31, 1997 gives effect to the proposed LIPA Transaction and the Combination as if they had occurred at March 31, 1997. The unaudited pro forma consolidated condensed statement of income for the twelve month period ended March 31, 1997 gives effect to the proposed LIPA Transaction and the Combination as if they had occurred at April 1, 1996. These statements are prepared on the basis of accounting for the Combination under the purchase method of accounting and are based on the assumptions set forth in the notes thereto. In April 1997 LILCO changed its year-end from December 31 to March 31.

  The following pro forma financial information has been prepared from, and should be read in conjunction with, the LIPA Agreement (Annex D), and the historical consolidated financial statements and related notes thereto of Brooklyn Union and LILCO, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the proposed LIPA Transaction and the Combination been consummated on the date, or at the beginning of the period, for which the proposed LIPA Transaction and the Combination are being given effect nor is it necessarily indicative of future operating results or financial position.

                                HOLDING COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN MILLIONS)

                                                                               BROOKLYN UNION/LILCO
                                         LIPA TRANSACTION                    AS ADJUSTED COMBINATION
                                       ---------------------                 ------------------------
                                                                               BROOKLYN                      HOLDING
                             LILCO     SALE TO    PRO FORMA         LILCO       UNION      PRO FORMA         COMPANY
                          (HISTORICAL) LIPA (1)  ADJUSTMENTS     AS ADJUSTED (HISTORICAL) ADJUSTMENTS       PRO FORMA
                          ------------ --------  -----------     ----------- ------------ -----------       ---------
ASSETS
PROPERTY
Utility Plant
 Electric...............   $ 3,900.2   $2,821.2   $  --           $1,079.0     $  --       $   --           $ 1,079.0
 Gas....................     1,171.2      --         --            1,171.2      1,805.9       --              2,977.1
 Common.................       263.3      --         --              263.3        --          --                263.3
 Construction work in
  progress..............       108.9       52.4      --               56.5        --          --                 56.5
 Nuclear fuel in process
  and in reactor........        15.5       15.5      --              --           --          --               --
 Less--Accumulated de-
  preciation and
  amortization..........    (1,759.1)    (854.7)     --             (904.4)      (440.1)      --             (1,344.5)
Gas exploration and pro-
 duction, at cost.......       --         --         --              --           563.9       --                563.9
 Less--Accumulated de-
  pletion...............       --         --         --              --          (188.3)      --               (188.3)
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Property.........     3,700.0    2,034.4      --            1,665.6      1,741.4       --              3,407.0
                           ---------   --------   --------        --------     --------    ---------        ---------
COST IN EXCESS OF NET
 ASSETS ACQUIRED, NET...       --         --         --              --           --           308.0 (6)        308.0
                           ---------   --------   --------        --------     --------    ---------        ---------
REGULATORY ASSETS
Base financial component
 (less accumulated
 amortization of
 $782.5)................     3,256.3    3,256.3      --              --           --          --               --
Rate moderation compo-
 nent...................       409.5      409.5      --              --           --          --               --
Shoreham post-settlement
 costs..................       996.3      996.3      --              --           --          --               --
Regulatory tax asset....     1,767.2    1,767.2      --              --           --            74.1 (5)         74.1
Postretirement benefits
 other than pensions....       357.7      --        (300.7)(2)        57.0        --          --                 57.0
Other...................       456.0      334.2      --              121.8        --          --                121.8
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Regulatory As-
  sets..................     7,243.0    6,763.5     (300.7)          178.8        --            74.1            252.9
                           ---------   --------   --------        --------     --------    ---------        ---------
NONUTILITY PROPERTY AND
 OTHER INVESTMENTS......        18.9       14.1      --                4.8        156.9       --                161.7
                           ---------   --------   --------        --------     --------    ---------        ---------
CURRENT ASSETS
Cash and cash equiva-
 lents..................        64.5      --       2,432.3 (3)     2,496.8         52.5       --              2,549.3
Deferred tax asset......        93.3       93.3      119.0 (4)       119.0        --          --                119.0
Accounts receivable and
 accrued revenues.......       489.9      327.5       19.4 (2)       181.8        --          --                181.8
Other current assets....       162.5        1.3      --              161.2        422.1       --                583.3
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Current Assets...       810.2      422.1    2,570.7         2,958.8        474.6       --              3,433.4
                           ---------   --------   --------        --------     --------    ---------        ---------
DEFERRED CHARGES........        77.6       52.5      --               25.1        120.9        (74.1)(5)         71.9
CONTRACTUAL RECEIVABLE
 FROM LIPA..............       --         --         281.3 (2)       281.3        --          --                281.3
                           ---------   --------   --------        --------     --------    ---------        ---------
 TOTAL ASSETS...........   $11,849.7   $9,286.6   $2,551.3        $5,114.4     $2,493.8    $   308.0        $ 7,916.2
                           =========   ========   ========        ========     ========    =========        =========
CAPITALIZATION AND LIA-
 BILITIES
CAPITALIZATION
Common Shareholders' Eq-
 uity...................   $ 2,549.1   $2,457.3   $2,432.3 (3)    $2,524.1     $1,004.1    $   253.8 (6)(7) $ 3,782.0
Long-term debt..........     4,457.0    3,459.8      (75.0)(15)      922.2        724.6       --              1,646.8
Preferred stock.........       702.1      339.1       75.0 (15)      438.0          6.3         (6.3)(7)        438.0
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Capitalization...     7,708.2    6,256.2    2,432.3         3,884.3      1,735.0        247.5          5,866.8
                           ---------   --------   --------        --------     --------    ---------        ---------
REGULATORY LIABILITIES..       562.8      529.7      --               33.1        --          --                 33.1
                           ---------   --------   --------        --------     --------    ---------        ---------
CURRENT LIABILITIES
Accounts payable and ac-
 crued expenses.........       230.2      122.7      --              107.5        165.8         60.8 (6)(7)     334.1
Accrued taxes (including
 federal income tax)....        51.1      --         399.0 (4)       450.1         68.6       --                518.7
Other current liabili-
 ties...................       332.6       65.5      --              267.1         74.9          (.3)(7)        341.7
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Current Liabili-
  ties..................       613.9      188.2      399.0           824.7        309.3         60.5          1,194.5
                           ---------   --------   --------        --------     --------    ---------        ---------
DEFERRED CREDITS
Deferred federal income
 tax....................     2,420.5    2,299.0     (280.0)(4)      (158.5)       309.7       --                151.2
Other...................       110.4       20.5      --               89.9         57.7       --                147.6
                           ---------   --------   --------        --------     --------    ---------        ---------
 Total Deferred Cred-
  its...................     2,530.9    2,319.5     (280.0)          (68.6)       367.4       --                298.8
                           ---------   --------   --------        --------     --------    ---------        ---------
OPERATING RESERVES......       433.9       (7.0)     --              440.9        --          --                440.9
COMMITMENTS AND CONTIN-
 GENCIES................       --         --         --              --           --          --               --
                           ---------   --------   --------        --------     --------    ---------        ---------
MINORITY INTEREST IN
 SUBSIDIARY COMPANY.....       --         --         --              --            82.1       --                 82.1
                           ---------   --------   --------        --------     --------    ---------        ---------
 TOTAL CAPITALIZATION
  AND LIABILITIES.......   $11,849.7   $9,286.6   $2,551.3        $5,114.4     $2,493.8    $   308.0        $ 7,916.2
                           =========   ========   ========        ========     ========    =========        =========

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Statements.

                                HOLDING COMPANY

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                         SALE           PRO         LILCO      BROOKLYN                    HOLDING
                             LILCO        TO           FORMA          AS        UNION        PRO FORMA     COMPANY
                          (HISTORICAL) LIPA(1)      ADJUSTMENTS    ADJUSTED  (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                          ------------ --------     -----------    --------  ------------   -----------   ---------
REVENUES
Electric................    $2,465.0   $1,520.2(10)   $ 11.5 (8)   $  956.3    $    --        $  --       $  956.3
Gas-Utility sales.......       672.7        --           --           672.7     1,338.7          --        2,011.4
Gas production and oth-
 er.....................         --         --           --             --        134.1          --          134.1
                            --------   --------       ------       --------    --------       ------      --------
Total Revenues..........     3,137.7    1,520.2         11.5        1,629.0     1,472.8          --        3,101.8
OPERATING EXPENSES
Operations-fuel and pur-
 chased power...........       954.8       15.0          --           939.8       627.2          --        1,567.0
Operations-other........       372.8      220.5          --           152.3       367.2          --          519.5
Maintenance.............       117.1       69.3          --            47.8        60.2          --          108.0
Depreciation, depletion
 and amortization.......       155.0      100.7          --            54.3        92.9          7.7 (6)     154.9
Base financial component
 amortization...........       101.0      101.0          --             --          --           --            --
Rate moderation compo-
 nent amortization......        (3.0)      (3.0)         --             --          --           --            --
Regulatory liability
 component amortiza-
 tion...................       (88.6)     (88.6)         --             --          --           --            --
Other regulatory amorti-
 zation.................       112.3       96.1          --            16.2         --           --           16.2
Operating taxes.........       469.6      280.7          --           188.9       148.7          --          337.6
Federal income taxes....       210.6      160.8          7.1 (9)       56.9        45.6          --          102.5
                            --------   --------       ------       --------    --------       ------      --------
Total Operating Ex-
 penses.................     2,401.6      952.5          7.1        1,456.2     1,341.8          7.7       2,805.7
                            --------   --------       ------       --------    --------       ------      --------
Operating Income........       736.1      567.7          4.4          172.8       131.0         (7.7)        296.1
OTHER INCOME AND (DEDUC-
 TIONS).................        21.5       31.7          --           (10.2)       45.7          --           35.5
                            --------   --------       ------       --------    --------       ------      --------
INCOME BEFORE INTEREST
 CHARGES................       757.6      599.4          4.4          162.6       176.7         (7.7)        331.6
INTEREST CHARGES........       435.2      349.9         (7.6)(9)       77.7        47.9          --          125.6
                            --------   --------       ------       --------    --------       ------      --------
NET INCOME..............       322.4      249.5         12.0           84.9       128.8(16)     (7.7)        206.0
                            --------   --------       ------       --------    --------       ------      --------
Preferred stock dividend
 requirements...........        52.1       39.9         23.7           35.9         0.3         (0.3)(7)      35.9
                            --------   --------       ------       --------    --------       ------      --------
EARNINGS FOR COMMON
 STOCK..................    $  270.3   $  209.6       $(11.7)(11)  $   49.0    $  128.5       $ (7.4)     $  170.1
                            ========   ========       ======       ========    ========       ======      ========
AVERAGE COMMON SHARES
 OUTSTANDING............       120.6      120.6        120.6          120.6        49.8        (14.5)        155.9
                            ========   ========       ======       ========    ========       ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES......    $   2.24   $   1.74       $ (.09)      $   0.41    $   2.58       $  --       $   1.09
                            ========   ========       ======       ========    ========       ======      ========

 See accompanying Notes to Unaudited Pro Forma Consolidated Condensed Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

 1. The historical financial statements of LILCO have been adjusted to give effect to the proposed transaction with LIPA, pursuant to which LILCO will distribute certain of its net assets relating to its gas and generation business ("Transferred Assets") to subsidiaries of the Holding Company. LIPA will then acquire LILCO in a stock sale. The adjustments are based upon a disaggregation of LILCO's balance sheet and operations as estimated by the management of LILCO, and are subject to adjustment pursuant to the terms of the LIPA agreement.

    In connection with this transaction, the principal assets to be acquired by LIPA through its stock acquisition of LILCO include the electric transmission and distribution system ("The LIPA Transmission and Distribution System"), LILCO's 18% interest in Nine Mile Point 2 nuclear power station, certain of LILCO's regulatory assets associated with its electric business and an allocation of accounts receivable and other assets. The principal liabilities to be assumed by LIPA include LILCO's regulatory liabilities associated with its electric business, a portion of LILCO's long-term debt and an allocation of accounts payable, accrued expenses, customer deposits, other deferred credits and claims.

 2. In connection with the LIPA Transaction, LIPA is contractually responsible for reimbursing the Holding Company for postretirement benefits, other than pension costs, related to employees of LILCO's electric business. A pro forma adjustment has been reflected to reclassify the associated regulatory asset for postretirement benefits other than pensions to current and non-current accounts receivable pursuant to LIPA's obligation to a subsidiary of the Holding Company.

 3. The Cash Purchase Price to be paid by LIPA in connection with its stock acquisition of LILCO will be $2,497.5 million. The Cash Purchase Price was determined based upon the estimated net book value of the LILCO Retained Assets of $2,500.8 million as estimated by LILCO in a projected balance sheet as of December 31, 1997. Based upon the balance sheet as of March 31, 1997, the net book value of the LILCO Retained Assets amounted to $2,457.3 million. In addition, the LIPA Transaction obligates the Holding Company upon the closing of the transaction to remit to LIPA $15 million associated with the recovery through litigation of certain real estate taxes previously paid. Transaction costs are currently estimated to be $10 million. Assuming the LIPA Transaction was completed on March 31, 1997, the net cash to be received by the Holding Company would amount to:

      Cash Purchase Price............................................. $2,457.3
      Cash paid to LIPA...............................................    (15.0)
      Transaction Costs...............................................    (10.0)
                                                                       --------
      Net Cash........................................................ $2,432.3
                                                                       ========

 4. The distribution of the Transferred Assets from LILCO to subsidiaries of the Holding Company will result in the imposition of federal income taxes on LILCO. Pursuant to the LIPA Agreement, the subsidiaries created by the Holding Company to receive the Transferred Assets will receive the benefit of the increased tax basis of the Transferred Assets and will pay the LILCO tax. If the LIPA Transaction were to have occurred at March 31, 1997, the tax would have amounted to approximately $400 million. The tax is derived from the difference between the estimated fair value of the distributed assets and their existing tax basis. For financial reporting purposes, the subsidiaries reversed the existing deferred tax liability of $280 million relating to the Transferred Assets and recorded a $119 million deferred tax asset reflecting the income tax effect by which the tax basis of the Transferred Assets exceeded their book basis.

 5. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1997 reflects the reclassification of $74.1 million of Brooklyn Union regulatory tax assets from deferred charges to regulatory assets in order to consistently present the regulatory assets of Brooklyn Union and LILCO.

 6. The purchase price for Brooklyn Union at March 31, 1997, which amounted to approximately $1.245 billion including approximately $54.1 million of transaction costs, has been determined based upon an average of LILCO's opening and closing stock prices for the two trading days before and three trading days after December 29, 1996. The purchase price has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. It is anticipated that the fair value of the utility assets acquired is represented by their book value, which approximates the value of these assets recognized by The New York State Public Service Commission in establishing rates which are designed to, among other things, provide for a return on the book value of these assets and the recovery of costs included as depreciation and amortization charges. The estimated fair values of Brooklyn Union's non-utility assets approximate their carrying values. Both Brooklyn Union and LILCO will seek PSC approval for recovery of transaction costs.

    Based upon current information, the purchase price, including merger-related transaction costs, exceeds the fair value of the net assets acquired by $308.0 million, which will be amortized to income over 40 years.

 7. In connection with the formation of KeySpan, Brooklyn Union will redeem its outstanding preferred stock at a premium of 2% per terms of the original issuance agreement. As a result, accounts payable has been adjusted to reflect a payable of $6.7 million including premiums of $0.1 million which have been charged to Common Shareholders' Equity.

 8. The agreement with LIPA includes a provision for the Holding Company to earn in the aggregate approximately $11.5 million in annual management service fees from LIPA for the management of the LIPA Transmission and Distribution System and the management of all aspects of fuel and power supply. These agreements also contain certain incentive and penalty provisions which could materially impact earnings from such agreements.

 9. The pro forma charge of $7.1 million represents the income tax effect associated with the recording of the pro forma adjustments for the $11.5 million management fee (see Note 8), and a reduction in interest expense of approximately $7.6 million associated with the recapitalization of the subsidiary which contains the gas and generation businesses.

10. Revenues for both the assets acquired by LIPA and the Transferred Assets were determined based upon a revenue requirements model which considered the cost of service for these assets and a return on capitalization based upon an imputed allowed rate of return.

11. No adjustments have been made to earnings on common stock to reflect earnings on net available proceeds of approximately $1.7 billion to be received, after remittances to the Holding Company's gas and generation subsidiaries for working capital purposes (see Notes 3 and 12). If these funds were invested at 7% (the 30 year US Treasury Bond yield based on recent prices), the Holding Company would have realized additional interest income, net of taxes, of approximately $77.3 million, or approximately $.49 per share, on a consolidated basis. Each one percent change in the assumed interest rate, would increase/decrease interest income, net of taxes, by $11.0 million. LILCO's allowed rate of return on its common equity for its electric business is currently 11%.

12. Subsequent to the sale to LIPA, a portion of the proceeds to be received by the Holding Company will be remitted to LILCO's gas and generation subsidiaries in order to meet the subsidiaries working capital needs. Such proposed transaction has been eliminated in the consolidation process.

13. The allocation between Brooklyn Union and LILCO and their customers of the estimated cost savings resulting from the Combination, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings, have been reflected in the unaudited pro forma consolidated condensed financial statements.

14. The unaudited pro forma combined condensed financial statements reflect the exchange of each share of LILCO Common Stock outstanding into 0.880 shares of Holding Company Common Stock and the conversion of each share of Brooklyn Union Common Stock outstanding into one share of Holding Company Common Stock, as provided in the Brooklyn Union/LILCO Agreement.

15. As more fully described in the section entitled "The LIPA TRANSACTION-- Agreement and Plan of Merger," LILCO will transfer the Transferred Assets to subsidiaries of the Holding Company in exchange for shares of the Holding Company common stock and up to $75 million face amount of Holding Company Preferred Stock. The privately placed Preferred Stock will be non-voting, non-convertible and have a five-year term. For purposes of these pro forma financial statements, it is assumed that the Holding Company will issue $75 million of Preferred Stock, LILCO will sell the preferred stock for $75 million in proceeds and will retain the proceeds (i.e., a Retained Asset).

    With a $75 million increase in the Retained Assets, the LIPA Agreement provides that the Retained Debt will increase by a corresponding amount. The LIPA Agreement also provides that if the Holding Company were to issue an amount other than $75 million of Preferred Stock, the incremental difference between the amount actually issued and $75 million, will result in a corresponding increase or decrease in the amount of accounts payable retained by LILCO. These pro forma financial statements reflect a reduction in interest expense for the reduced level of subsidiary debt, and to reflect an increase in preferred stock dividend requirements. Finally, for purposes of these pro forma financial statements, it is assumed that the dividend rate on this privately placed Preferred Stock will be 7.95%, which is equal to the Company's highest cost preferred stock.

16. The Brooklyn Union earnings for the 12 month period ended March 31, 1997 include non-recurring income aggregating approximately $33.5 million, net of taxes, or $0.68 per share, relating to gains on the initial public offering of a subsidiary's stock and the sale of an investment in a Canadian plant. This income was partially offset by a $7.8 million charge, net of taxes, or $0.16 per share, relating to reorganization expenses incurred by the subsidiary.

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION
                       BROOKLYN UNION/LILCO COMBINATION
                                   (POOLING)

  The following unaudited pro forma financial information combines the historical consolidated balance sheets and statements of income of Brooklyn Union and LILCO including their respective subsidiaries, after giving effect to the Combination. Brooklyn Union's balance sheet as of March 31, 1997 and results of operations for each of the 12 month periods in the three year period ended March 31, 1997 have been combined with LILCO's balance sheet as of March 31, 1997 and results of operations for each of the 12 month periods in the three year period ended March 31, 1997 to arrive at the unaudited pro forma combined condensed balance sheet as of March 31, 1997 and the statements of income for each of the 12 month periods ended March 31, 1997. The unaudited pro forma combined condensed balance sheet at March 31, 1997 gives effect to the Combination as if it had occurred at March 31, 1997. The unaudited pro forma combined condensed statements of income for each of the 12 month periods in the three year period ended March 31, 1997 give effect to the Combination as if it had occurred at April 1, 1994. These statements are prepared on the basis of accounting for the Combination as a pooling of interests and are based on the assumptions set forth in the notes thereto. It should be noted that in April 1997 LILCO changed its year-end from December 31 to March 31.

  The following unaudited pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Brooklyn Union and LILCO, incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Combination been consummated on the date, or at the beginning of the period, for which the Combination is being given effect nor is it necessarily indicative of future operating results or financial position.

                                HOLDING COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 MARCH 31, 1997
                                    POOLING
                                 (IN MILLIONS)

                                                                      HOLDING
                                         BROOKLYN                     COMPANY
                             LILCO        UNION      PRO FORMA       PRO FORMA
                          (HISTORICAL) (HISTORICAL) ADJUSTMENTS      COMBINED
                          ------------ ------------ -----------      ---------
ASSETS
PROPERTY
Utility Plant
 Electric...............   $ 3,900.2     $    --      $  --          $ 3,900.2
 Gas....................     1,171.2      1,805.9        --            2,977.1
 Common.................       263.3          --         --              263.3
 Construction work in
  progress..............       108.9          --         --              108.9
 Nuclear fuel in proc-
  ess and in reactor....        15.5          --         --               15.5
 Less--Accumulated de-
  preciation and amor-
  tization..............    (1,759.1)      (440.1)       --           (2,199.2)
Gas exploration and pro-
 duction, at cost.......         --         563.9        --              563.9
Less--Accumulated deple-
 tion...................         --        (188.3)       --             (188.3)
                           ---------     --------     ------         ---------
   Total Property.......     3,700.0      1,741.4        --            5,441.4
                           ---------     --------     ------         ---------
REGULATORY ASSETS
Base financial component
 (less accumulated amor-
 tization of $782.5)....     3,256.3          --         --            3,256.3
Rate moderation compo-
 nent...................       409.5          --         --              409.5
Shoreham post-settlement
 costs..................       996.3          --         --              996.3
Regulatory tax asset....     1,767.2          --        74.1 (1)       1,841.3
Postretirement benefits
 other than pensions....       357.7          --         --              357.7
Other...................       456.0          --         --              456.0
                           ---------     --------     ------         ---------
   Total Regulatory As-
    sets................     7,243.0          --        74.1           7,317.1
                           ---------     --------     ------         ---------
NONUTILITY PROPERTY AND
 OTHER INVESTMENTS......        18.9        156.9        --              175.8
                           ---------     --------     ------         ---------
CURRENT ASSETS
Cash and cash equiva-
 lents..................        64.5         52.5        --              117.0
Deferred tax asset......        93.3          --         --               93.3
Accounts receivable and
 accrued revenues.......       489.9          --         --              489.9
Other current assets....       162.5        422.1        --              584.6
                           ---------     --------     ------         ---------
   Total Current As-
    sets................       810.2        474.6        --            1,284.8
                           ---------     --------     ------         ---------
DEFERRED CHARGES........        77.6        120.9      (74.1)(1)         124.4
                           ---------     --------     ------         ---------
   TOTAL ASSETS.........   $11,849.7     $2,493.8     $  --          $14,343.5
                           =========     ========     ======         =========
CAPITALIZATION AND LIA-
 BILITIES
CAPITALIZATION
Common Shareowners' Eq-
 uity...................   $ 2,549.1     $1,004.1      (54.2)(2)(7)    3,499.0
Long-term debt..........     4,457.0        724.6        --            5,181.6
Preferred stock.........       702.1          6.3       (6.3)(7)         702.1
                           ---------     --------     ------         ---------
   Total Capitaliza-
    tion................     7,708.2      1,735.0      (60.5)          9,382.7
                           ---------     --------     ------         ---------
REGULATORY LIABILITIES..       562.8          --         --              562.8
                           ---------     --------     ------         ---------
CURRENT LIABILITIES
Accounts payable and ac-
 crued expenses.........       230.2        165.8       60.8(2)(7)       456.8
Accrued taxes (including
 federal income tax)....        51.1         68.6        --              119.7
Other current liabili-
 ties...................       332.6         74.9       (0.3)(7)         407.2
                           ---------     --------     ------         ---------
   Total Current Liabil-
    ities...............       613.9        309.3       60.5             983.7
                           ---------     --------     ------         ---------
DEFERRED CREDITS
Deferred federal income
 tax....................     2,420.5        309.7        --            2,730.2
Other...................       110.4         57.7        --              168.1
                           ---------     --------     ------         ---------
   Total Deferred Cred-
    its.................     2,530.9        367.4        --            2,898.3
                           ---------     --------     ------         ---------
OPERATING RESERVES......       433.9          --         --              433.9
COMMITMENTS AND CONTIN-
 GENCIES................         --           --         --                --
                           ---------     --------     ------         ---------
MINORITY INTEREST IN
 SUBSIDIARY COMPANY.....         --          82.1        --               82.1
                           ---------     --------     ------         ---------
   TOTAL CAPITALIZATION
    AND LIABILITIES.....   $11,849.7     $2,493.8     $  --          $14,343.5
                           =========     ========     ======         =========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1997
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                       HOLDING
                                            BROOKLYN                   COMPANY
                                LILCO        UNION       PRO FORMA    PRO FORMA
                             (HISTORICAL) (HISTORICAL)  ADJUSTMENTS   COMBINED
                             ------------ ------------  -----------   ---------
REVENUES
Electric...................    $2,465.0     $    --       $  --       $2,465.0
Gas--Utility sales.........       672.7      1,338.7         --        2,011.4
Gas production and other...         --         134.1         --          134.1
                               --------     --------      ------      --------
  Total Revenues...........     3,137.7      1,472.8         --        4,610.5
OPERATING EXPENSES
Operations--fuel and pur-
 chased power..............       954.8        627.2         --        1,582.0
Operations--other..........       372.9        367.2         --          740.1
Maintenance................       117.0         60.2         --          177.2
Depreciation, depletion and
 amortization..............       155.0         92.9         --          247.9
Base financial component
 amortization..............       101.0          --          --          101.0
Rate moderation component
 amortization..............        (3.0)         --          --           (3.0)
Regulatory liability compo-
 nent amortization.........       (88.6)         --          --          (88.6)
Other regulatory amortiza-
 tion......................       112.3          --          --          112.3
Operating taxes............       469.6        148.7         --          618.3
Federal income taxes.......       210.6         45.6         --          256.2
                               --------     --------      ------      --------
  Total Operating Ex-
   penses..................     2,401.6      1,341.8         --        3,743.4
                               --------     --------      ------      --------
Operating Income...........       736.1        131.0         --          867.1
OTHER INCOME...............        21.5         45.7         --           67.2
                               --------     --------      ------      --------
INCOME BEFORE INTEREST
 CHARGES...................       757.6        176.7         --          934.3
INTEREST CHARGES...........       435.2         47.9         --          483.1
                               --------     --------      ------      --------
NET INCOME.................       322.4        128.8(4)      --          451.2
                               --------     --------      ------      --------
Preferred stock dividend
 requirements..............        52.1          0.3        (0.3)(7)      52.1
                               --------     --------      ------      --------
EARNINGS FOR COMMON STOCK..    $  270.3     $  128.5      $  0.3      $  399.1
                               ========     ========      ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING..................       120.6         49.8       (23.8)(3)     146.6
                               ========     ========      ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES.........    $   2.24     $   2.58      $  --       $   2.72
                               ========     ========      ======      ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             BROOKLYN
                                 LILCO        UNION      PRO FORMA    PRO FORMA
                              (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                              ------------ ------------ -----------   ---------
REVENUES
Electric....................    $2,497.4     $    --      $  --       $2,497.4
Gas--Utility sales..........       650.8      1,272.2        --        1,923.0
Gas production and other....         --          97.8        --           97.8
                                --------     --------     ------      --------
Total Revenues..............     3,148.2      1,370.0        --        4,518.2
OPERATING EXPENSES
Operations--fuel and pur-
 chased power...............       888.6        569.5        --        1,458.1
Operations--other...........       391.1        349.8        --          740.9
Maintenance.................       124.4         54.7        --          179.1
Depreciation, depletion and
 amortization...............       147.3         72.7        --          220.0
Base financial component am-
 ortization.................       101.0          --         --          101.0
Rate moderation component
 amortization...............        (4.9)         --         --           (4.9)
Regulatory liability compo-
 nent amortization..........       (88.6)         --         --          (88.6)
Other regulatory amortiza-
 tion.......................       175.2          --         --          175.2
Operating taxes.............       455.9        139.4        --          595.3
Federal income taxes........       217.0         42.6        --          259.6
                                --------     --------     ------      --------
Total Operating Expenses....     2,407.0      1,228.7        --        3,635.7
                                --------     --------     ------      --------
Operating Income............       741.2        141.3        --          882.5
OTHER INCOME................        45.5          5.7        --           51.2
                                --------     --------     ------      --------
INCOME BEFORE INTEREST
 CHARGES....................       786.7        147.0        --          933.7
INTEREST CHARGES............       471.9         52.5        --          524.4
                                --------     --------     ------      --------
NET INCOME..................       314.8         94.5        --          409.3
                                --------     --------     ------      --------
Preferred stock dividend re-
 quirements.................        52.5          0.3       (0.3)(7)      52.5
                                --------     --------     ------      --------
EARNINGS FOR COMMON STOCK...    $  262.3     $   94.2     $  0.3      $  356.8
                                ========     ========     ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING...................       119.5         48.8      (23.5)(3)     144.8
                                ========     ========     ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES..........    $   2.19     $   1.93     $  --       $   2.46
                                ========     ========     ======      ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                                HOLDING COMPANY

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1995
                                    POOLING
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                             BROOKLYN
                                 LILCO        UNION      PRO FORMA    PRO FORMA
                              (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                              ------------ ------------ -----------   ---------
REVENUES
Electric....................    $2,440.3     $    --      $  --       $2,440.3
Gas--Utility sales..........       546.1      1,203.4        --        1,749.5
Gas production and other....         --          54.8        --           54.8
                                --------     --------     ------      --------
Total Revenues..............     2,986.4      1,258.2        --        4,244.6
OPERATING EXPENSES
Operations--fuel and pur-
 chased power...............       805.8        493.0        --        1,298.8
Operations--other...........       388.0        324.3        --          712.3
Maintenance.................       141.0         52.1        --          193.1
Depreciation, depletion and
 amortization...............       134.6         70.9        --          205.5
Base financial component am-
 ortization.................       101.0          --         --          101.0
Rate moderation component
 amortization...............       160.5          --         --          160.5
Regulatory liability compo-
 nent amortization..........       (88.6)         --         --          (88.6)
Other regulatory amortiza-
 tion.......................         8.0          --         --            8.0
Operating taxes.............       408.9        140.7        --          549.6
Federal income taxes........       185.3         40.1        --          225.4
                                --------     --------     ------      --------
Total Operating Expenses....     2,244.5      1,121.1        --        3,365.6
                                --------     --------     ------      --------
Operating Income............       741.9        137.1        --          879.0
OTHER INCOME................        46.1          3.7        --           49.8
                                --------     --------     ------      --------
INCOME BEFORE INTEREST
 CHARGES....................       788.0        140.8        --          928.8
INTEREST CHARGES............       485.5         52.7        --          538.2
                                --------     --------     ------      --------
NET INCOME..................       302.5         88.1        --          390.6
                                --------     --------     ------      --------
Preferred stock dividend re-
 quirements.................        52.9          0.3       (0.3)(7)      52.9
                                --------     --------     ------      --------
EARNINGS FOR COMMON STOCK...    $  249.6     $   87.8     $  0.3      $  337.7
                                ========     ========     ======      ========
AVERAGE COMMON SHARES OUT-
 STANDING...................       117.4         47.6      (23.1)(3)     141.9
                                ========     ========     ======      ========
EARNINGS PER COMMON AND
 EQUIVALENT SHARES..........    $   2.13     $   1.84     $  --       $   2.38
                                ========     ========     ======      ========


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSEDFINANCIAL STATEMENTS

1. The unaudited pro forma combined condensed balance sheet as of March 31, 1997 reflects the reclassification of $74.1 million of Brooklyn Union regulatory tax assets from deferred charges to regulatory assets. All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma combined condensed financial statements.

2. Transaction costs (including fees for financial advisors, attorneys, accountants, consultants, taxes, filings and printing) are currently estimated to be approximately $54.1 million. Both Brooklyn Union and LILCO will seek PSC approval for recovery of such transaction costs.

3. The unaudited pro forma combined condensed financial statements reflect the conversion of each share of LILCO Common Stock outstanding into 0.803 shares of Holding Company Common Stock and the exchange of each share of Brooklyn Union Common Stock outstanding for one share of Holding Company Common Stock, as provided in the Brooklyn Union/LILCO Agreement. The unaudited pro forma combined condensed financial statements are presented as if the companies were combined during all periods included therein.

4. The Brooklyn Union earnings for the 12 month period ended March 31, 1997 include non-recurring income aggregating approximately $33.5 million, net of taxes, or $0.68 per share, relating to gains on the initial public offering of a subsidiary's stock and the sale of an investment in a Canadian plant. This income was partially offset by a $7.8 million charge, net of taxes, or $0.16 per share, relating to reorganization expenses incurred by the subsidiary.

5. Intercompany transactions between Brooklyn Union and LILCO during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

6. The allocation between Brooklyn Union and LILCO and their customers of the estimated cost savings resulting from the Combination, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings or the costs to achieve such savings, have been reflected in the unaudited pro forma combined condensed financial statements.

7. In connection with the formation of KeySpan, Brooklyn Union will redeem its outstanding preferred stock at a premium of 2% per terms of the original issuance agreement. As a result, accounts payable has been adjusted to reflect a payable of $6.7 million including premiums of $0.1 million which have been charged to Common Shareholders' Equity.

        THE COMPANY FOLLOWING THE COMBINATION AND THE LIPA TRANSACTION

MANAGEMENT OF THE HOLDING COMPANY

  HOLDING COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Holding Company at the Effective Time will be 15 persons, six of whom will be designated by Brooklyn Union prior to the Effective Time, six of whom will be designated by LILCO prior to the Effective Time and three of whom will be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors. In the event that the Combination is not consummated and the LIPA Transaction is consummated, the Board of Directors of the Holding Company will consist of the Directors of LILCO serving immediately before the LIPA Closing.

  SENIOR EXECUTIVES. Dr. William J. Catacosinos will be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing at the Effective Time. At the first anniversary of the Effective Time, Dr. Catacosinos will cease to be the Chief Executive Officer, but will continue to be Chairman of the Board and Chairman of the Executive Committee and will become a consultant to the Holding Company. In the event that the Combination is not consummated and the LIPA Transaction is consummated, the above provisions will not take effect and Dr. Catacosinos will serve in the capacity referred to above.

  Mr. Robert B. Catell will be the President and Chief Operating Officer of the Holding Company commencing upon the consummation of the Combination and will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company commencing on the first anniversary of such date. The arrangements to cause such elections to take place at such first anniversary may be altered only by a vote, following the Effective Time, of two-thirds of the entire Board of Directors of the Holding Company.

COMMON STOCK DIVIDENDS

  It is anticipated that the initial annualized dividend rate paid to Holding Company shareholders after completion of the Combination, whether or not the LIPA Transaction is consummated, will be $1.78 per share, subject to approval and declaration by the Holding Company Board of Directors. Brooklyn Union's annual dividend rate is currently $1.46 per share and LILCO's annual dividend rate is currently $1.78 per share. Declaration and timing of all dividends declared on Holding Company Common Stock will be a business decision to be made by the Holding Company Board from time to time based upon the results of operations and financial condition of the Holding Company and its subsidiaries, opportunities available for the reinvestment of cash received in connection with the LIPA Transaction or otherwise, and such other business considerations as the Holding Company Board considers relevant in accordance with applicable laws. For a description of certain restrictions on the Holding Company's ability to pay dividends on the Holding Company Common Stock, see "Description of Holding Company Capital Stock."

                 DESCRIPTION OF HOLDING COMPANY CAPITAL STOCK

GENERAL

  The authorized capital stock of the Holding Company, as of the Effective Time, will consist of 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share ("Holding Company Preferred Stock"). The description of Holding Company capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation of the Holding Company (the "Holding Company Certificate") and the By-Laws of the Holding Company (the "Holding Company By-Laws"), the forms of which are attached hereto as Annexes G and H, respectively, as well as applicable statutory or other law.

HOLDING COMPANY PREFERRED STOCK

  Under the Holding Company Certificate, subject to any approval of the SEC which may be required under the Holding Company Act, the Board of Directors of the Holding Company will be authorized to divide the Holding Company Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in the Holding Company Certificate or prescribed by law, to fix and determine the voting rights, if any, of the holders of shares of such series and the designations, preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof (the "Preferred Stock Designation"). There are no present plans to issue any Holding Company Preferred Stock other than as described herein.

HOLDING COMPANY COMMON STOCK

  The holders of Holding Company Common Stock will be entitled to receive such dividends as the Board of Directors of the Holding Company may from time to time declare, subject to any rights of holders of Holding Company Preferred Stock, if any is issued. The holders of shares of Holding Company Common Stock will be entitled to one vote for each such share upon all proposals presented to the shareholders on which the holders of Holding Company Common Stock are entitled to vote. Except as provided by law and subject to any class or series voting rights of holders of any Holding Company Series AA Preferred Stock, the holders of Holding Company Common Stock will have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Holding Company Preferred Stock will not be entitled to receive notice of any meeting of shareholders at which such holders of Holding Company Preferred Stock are not entitled to vote. The holders of shares of a class or series shall be entitled to vote and to vote as a class upon the authorization of an amendment and, in addition to the authorization of the amendment by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by vote of the holders of a majority of all outstanding shares of the class or series when a proposed amendment would change their shares under BCL Section 801(b) (11), that is, change any authorized shares, whether issued or unissued, into a different number of shares of the same class. The holders of Holding Company Common Stock will not be entitled to cumulate votes for the election of Directors. In the event of any liquidation, dissolution or winding up of the Holding Company, the holders of Holding Company Common Stock, subject to any rights of the holders of any Holding Company Preferred Stock, will be entitled to receive the remainder, if any, of the assets of the Holding Company after the discharge of its liabilities. Holders of Holding Company Common Stock will not be entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The Holding Company Common Stock will not contain any redemption provisions or conversion rights.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Holding Company Certificate and the Holding Company By-Laws will contain various other provisions intended to (i) promote stability of the Holding Company's shareholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Holding Company which could disrupt the Holding Company, divert the attention of the Holding Company's directors, officers and employees and adversely affect the independence and integrity of the Holding Company's business. A summary of these provisions of the Holding Company Certificate and the Holding Company By-Laws is set forth below.

  REMOVAL OF DIRECTORS. The Holding Company Certificate provides that except as otherwise provided for or fixed by or pursuant to a Certificate of Amendment setting forth the rights of the holders of any class or series of Holding Company Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors of the Holding Company resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors of the Holding Company, and not by the shareholders. Subject to the rights of holders of Holding Company Preferred Stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting

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

power of all the outstanding capital stock of the Holding Company entitled to vote generally in the election of directors (the "Voting Power"), voting together as a single class.

  The NYBCL provides that unless the certificate of incorporation or by-laws of a corporation so provide, a director may be removed only for cause by vote of the shareholders. None of the Restated Certificate of Incorporation of Brooklyn Union, as amended (the "Brooklyn Union Certificate,") the By-Laws of Brooklyn Union (the "Brooklyn Union By-Laws,") the LILCO Amended and Restated Certificate of Incorporation (the "LILCO Certificate") or the By-Laws of LILCO, as amended (the "LILCO By-Laws") contains provisions for removal of a director.

  SPECIAL SHAREHOLDERS' MEETINGS AND RIGHT TO ACT BY WRITTEN CONSENT. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by a resolution adopted by a majority of the entire Board of Directors of the Holding Company. Shareholders are not permitted to call, or to require that the Board of Directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by the Holding Company. The Holding Company By-Laws permit a special meeting of shareholders to be called at any time for any purpose by order of the Board of Directors of the Holding Company. In addition, the Holding Company Certificate provides that any action taken by the shareholders of the Holding Company must be effected at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting.

  The provisions of the Holding Company Certificate and the Holding Company By-Laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the Voting Power from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Board of Directors of the Holding Company by calling a special meeting of shareholders prior to the time the Board believes such consideration to be appropriate.

  PROCEDURES FOR SHAREHOLDER NOMINATIONS AND PROPOSALS. The Holding Company By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of shareholders of the Holding Company (the "Shareholder Notice Procedure").

  Only those shareholder nominees who are nominated in accordance with the Shareholder Notice Procedure will be eligible for election as directors of the Holding Company. Under the Shareholder Notice Procedure, notice of shareholder nominations to be made at an annual meeting (or of any other business that may properly be brought before such meeting) must be received by the Holding Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Holding Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Holding Company not later than the 10th day after such public announcement is first made by the Holding Company.

  The Holding Company By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Nominations for election to the Holding Company Board may be made at a special meeting at which directors are to be elected only by or at the Holding Company Board of Directors' direction or by a shareholder who has given timely notice of nomination. Under the Shareholder Notice Procedure, such notice must be received by the Holding Company not earlier than the 90th day before such

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

meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement by the Holding Company of the date of such meeting. Shareholders will not be able to bring other business before special meetings of shareholders.

  The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting at the direction of the Holding Company Board of Directors or by a shareholder who has given timely written notice (as set forth above) to the Secretary of the Holding Company of such shareholder's intention to bring such business before such meeting.

  Under the Shareholder Notice Procedure, a shareholder's notice to the Holding Company proposing to nominate an individual for election as a director must contain certain information, including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of the Holding Company owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including without limitation, a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of the Holding Company beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Holding Company Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Holding Company Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Holding Company Board, will provide the Holding Company Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Holding Company Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the Holding Company By-Laws do not give the Holding Company Board any power to approve or disapprove shareholder nominations for the election of directors and only limited power to approve or disapprove shareholder proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Holding Company and its shareholders.

  AMENDMENT OF THE HOLDING COMPANY CERTIFICATE AND THE HOLDING COMPANY BY-LAWS. The Holding Company Certificate provides that the affirmative vote of at least 80 percent of the Voting Power, voting together as a single class, would be required to (i) amend or repeal the provisions of the Holding Company Certificate with respect to (A) the election of directors and (B) the right to call a special shareholders' meeting and (C) the right to act by written consent; (ii) adopt any provision inconsistent with such provisions; and (iii) amend or repeal the provisions of the Holding Company Certificate with respect to amendments to the Holding Company Certificate or the Holding Company By-Laws.

      THE AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER

  The following is a summary of the material terms of the Brooklyn Union/LILCO Agreement, which is attached as Annex A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Brooklyn Union/LILCO Agreement. In the event that the KeySpan Share Exchange has been consummated, then KeySpan will be substituted for Brooklyn Union in the Combination and the Brooklyn Union/LILCO Agreement.

THE COMBINATION

  The Brooklyn Union/LILCO Agreement provides that, following its adoption by the shareholders of both LILCO and Brooklyn Union and the satisfaction or waiver of the other conditions to the Combination, including obtaining the requisite regulatory approvals, the outstanding shares of LILCO Common Stock will be exchanged for newly issued shares of Holding Company Common Stock in the Share Exchange and the outstanding shares of Brooklyn Union Common Stock will be converted into the right to receive newly issued shares of Holding Company Common Stock in the Merger.

EFFECTS OF THE COMBINATION

  Except as provided below, upon the consummation of the Share Exchange, and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Holding Company:

  i. Each issued and outstanding share of LILCO Common Stock, other than shares held by dissenting shareholders ("LILCO Dissenting Shares"), will be exchanged for 0.803 shares of Holding Company Common Stock; provided that if the LIPA Agreement has not been terminated but the transactions contemplated thereby will not be consummated contemporaneously with the Combination, then each issued and outstanding share of LILCO Common Stock, other than the LILCO Dissenting Shares, will be exchanged for
     0.803 shares of Holding Company Common Stock and, if the transactions contemplated by the LIPA Agreement are consummated within two years of the Effective Time, then the Holding Company will issue to persons who were holders of record of LILCO Common Stock at the Effective Time an additional 0.077 shares of Holding Company Common Stock (the "Contingent Issuance") in respect of each share of LILCO Common Stock, other than LILCO Dissenting Shares, that had been held by them of record at the Effective Time. Upon the Share Exchange, the Holding Company will become the owner of each share of LILCO Common Stock so exchanged and each such share of LILCO Common Stock will be deemed to have been exchanged for that fraction of a share of Holding Company Common Stock specified above.

  ii. Each issued and outstanding share of the preferred stock of LILCO will be unchanged as a result of the Share Exchange and will remain outstanding thereafter.

  Upon the consummation of the Merger, and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Holding Company, each issued and outstanding share of Brooklyn Union Common Stock, other than shares held by dissenting shareholders ("Brooklyn Union Dissenting Shares"), will be converted into the right to receive one share of Holding Company Common Stock pursuant to the Merger. Upon such Merger, Brooklyn Union will become a wholly owned subsidiary of the Holding Company and each such share of Brooklyn Union Common Stock will be deemed to have been exchanged for one share of Holding Company Common Stock.

  If the Combination and the LIPA Transaction are consummated contemporaneously or if the LIPA Transaction is consummated before the Combination, then instead of consummating the Share Exchange, the transactions contemplated by the Brooklyn Union/LILCO Agreement and the LIPA Agreement will be consummated as follows:

  (i) LILCO will transfer the Transferred Assets (as defined in the LIPA Agreement) to such subsidiaries of the Holding Company as Brooklyn Union and LILCO will direct in exchange for the Designated

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

       Number (as defined) of shares of Holding Company Common Stock and up to $75 million face amount of Holding Company Preferred Stock. The "Designated Number" will be the number of shares of Holding Company Common Stock representing the net fair market value of the Transferred Assets, as will be determined in good faith by Brooklyn Union and LILCO, less the face amount of such Holding Company Preferred Stock;

  (ii) the merger of LIPA Sub with and into LILCO and the transactions contemplated by the LIPA Agreement will be consummated, and the Cash Purchase Price (as defined) will be paid to the Exchange Agent as agent for the holders of LILCO Common Stock to subscribe for and purchase a number of shares of Holding Company Common Stock, which number of shares when added to the Designated Number shall represent the number of shares of LILCO Common Stock issued and outstanding immediately prior to the LILCO Effective Time, other than LILCO Dissenting Shares, multiplied by the LIPA Ratio (i.e., 0.880); and

  (iii) promptly thereafter, the Merger shall be consummated.


  Brooklyn Union Dissenting Shares and LILCO Dissenting Shares will not be converted into the right to receive Holding Company Common Stock pursuant to the Brooklyn Union/LILCO Agreement, but will be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL.

  As soon as practicable after the consummation of the Combination, an exchange agent mutually agreeable to LILCO and Brooklyn Union (the "Exchange Agent") will mail to each holder of record of a certificate (a "Certificate") which immediately prior thereto represented outstanding shares of LILCO Common Stock or which immediately prior thereto represented outstanding shares of Brooklyn Union Common Stock (the "Exchanged Shares") that were cancelled or exchanged for shares of Holding Company Common Stock, a letter of transmittal and instructions for use in effecting the surrender of such Certificate in exchange for certificates representing shares of Holding Company Common Stock.

  Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents, if any, as the Exchange Agent shall require, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Holding Company Common Stock and any cash in lieu of a fractional share of Holding Company Common Stock which such holder has the right to receive pursuant to the Brooklyn Union/LILCO Agreement.

  No fractional shares of Holding Company Common Stock will be issued in connection with the Combination or the LIPA Transaction. For each fractional share that would otherwise be issued, the Exchange Agent will pay an amount equal to a pro rata portion of the proceeds of the sale by the Exchange Agent of shares of Holding Company Common Stock representing the aggregate of all such fractional shares, such sale to be executed by the Exchange Agent as promptly as possible after the Effective Time.

  If a transfer of ownership of Exchanged Shares is not registered in the transfer records of LILCO or Brooklyn Union, as the case may be, and if the transferee presents to the Exchange Agent: (i) the Certificate representing such Exchanged Shares, (ii) all documents required to evidence and effect such transfer, and (iii) evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid, then a certificate representing the proper number of shares of Holding Company Common Stock may be issued to such transferee.

  Until surrendered, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the applicable number of shares of Holding Company Common Stock and cash in lieu of any fractional share of Holding Company Common Stock.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of Holding Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares will be paid to any such holder until

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

such Certificate is surrendered. After such surrender, subject to applicable law, there will be paid to such holder, without interest, the unpaid dividends and distributions, and any cash payment in lieu of a fractional share, to which such holder is entitled.

  If the transactions contemplated by the LIPA Agreement are consummated within two years of the Effective Time, then the Exchange Agent will mail to each holder of record of Certificates which immediately prior to the Effective Time represented outstanding shares of LILCO Common Stock that were exchanged for Holding Company Common Stock in compliance with the issuance procedures described above certificates for the number of whole shares of Holding Company Common Stock which such holder has the right to receive pursuant to the Contingent Issuance. No dividends or other distributions declared or made after the Effective Time with respect to shares of Holding Company Common Stock with a record date after the Effective Time and prior to the consummation of the transactions contemplated by the LIPA Agreement will be paid in respect of shares to be issued pursuant to the Contingent Issuance. The procedures described above with respect to fractional shares will be employed with respect to shares to be issued pursuant to the Contingent Issuance.

  From and after the consummation of the Combination, the common stock transfer books of LILCO and Brooklyn Union will be closed and no transfer of any LILCO Common Stock or Brooklyn Union Common Stock will thereafter be made. If, after the consummation of the Combination, Certificates are presented to the Holding Company, they will be cancelled and exchanged for certificates representing the appropriate number of shares of Holding Company Common Stock.


   HOLDERS OF LILCO COMMON STOCK AND BROOKLYN UNION COMMON STOCK
   SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.


REPRESENTATIONS AND WARRANTIES

  The Brooklyn Union/LILCO Agreement contains customary representations and warranties by each of Brooklyn Union and LILCO relating to, among other things: (a) their respective organizations, the organization of their respective subsidiaries and similar corporate matters; (b) their respective capital structures; (c) authorization, execution, delivery, performance and enforceability of the Brooklyn Union/LILCO Agreement and related matters; (d) required governmental and regulatory approvals; (e) their compliance with applicable laws and agreements; (f) reports and financial statements filed with the SEC, FERC and NRC and the accuracy of information contained therein;
(g) the absence of any material adverse effect on their business, assets, financial condition, results of operations or prospects; (h) the absence of adverse material suits, claims or proceedings, and other litigation issues;
(i) the accuracy of information supplied by each of LILCO and Brooklyn Union for use in this Joint Proxy Statement/Prospectus; (j) tax matters; (k) retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (l) labor matters; (m) compliance with all applicable environmental laws, possession of all material environmental, health, and safety permits and other environmental issues; (n) the regulation of Brooklyn Union and LILCO and their subsidiaries as public utilities; (o) the shareholder vote required for the adoption of the Brooklyn Union/LILCO Agreement (as set forth in this Joint Proxy Statement/Prospectus) being the only vote required to adopt the Brooklyn Union/LILCO Agreement and the transactions contemplated thereby; (p) that, except as contemplated in the Brooklyn Union/LILCO Agreement or the LIPA Agreement, neither Brooklyn Union nor LILCO or any of their respective affiliates have taken or agreed to take any action that would prevent the Holding Company from accounting for the transactions to be effected pursuant to the Brooklyn Union/LILCO Agreement as a pooling of interests; (q) the inapplicability of certain provisions of New York law relating to business combinations; (r) the delivery of fairness opinions by Merrill Lynch, in the case of Brooklyn Union, and Dillon Read, in the case of LILCO; (s) the maintenance of valid and enforceable insurance policies with financially responsible insurers; (t) the absence of ownership of each other's stock; and
(u) the absence of any material impairment to the Holding Company's ability to realize the business synergies described in the joint press release issued in connection with the announcement of the Brooklyn Union/LILCO Agreement.

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

CERTAIN COVENANTS

  Pursuant to the Brooklyn Union/LILCO Agreement, each of LILCO and Brooklyn Union has agreed that, during the period from the date of the Original Agreement until the consummation of the Combination, except as permitted by the Brooklyn Union/LILCO Agreement, the Stock Option Agreements, the KeySpan Exchange Agreement, the LIPA Agreement and the Hedge Arrangements (as defined below), or as otherwise consented to in writing by the other parties and subject to certain exceptions specified in the Brooklyn Union/LILCO Agreement, each will (and each of its subsidiaries will), among other things:

    (a) carry on its business in the ordinary course consistent with prior practice;

    (b) not declare or pay any dividends on or make other distributions in respect of any of its capital stock other than (i) to such party or its wholly-owned subsidiaries, (ii) dividends required to be paid on any preferred stock, and (iii) regular quarterly dividends to be paid on LILCO Common Stock and Brooklyn Union Common Stock not to exceed 103% of the dividends for the prior fiscal year;

    (c) not effect certain other changes in its capitalization other than redeeming outstanding LILCO preferred stock as required by their terms and Brooklyn Union preferred stock, in accordance with their terms;

    (d) not issue or encumber any capital stock, rights, warrants, options or convertible or similar securities;

    (e) in the case of LILCO or Brooklyn Union, not amend its certificate of incorporation, by-laws or other organizational documents;

    (f) not acquire a substantial interest in any other entity;

    (g) not make any capital expenditures in excess of 110% of the amount budgeted or scheduled by such party for capital expenditures;

    (h) not sell, lease, encumber or otherwise dispose of material assets, other than in the ordinary course of business;

    (i) not incur indebtedness (or guarantees thereof), other than in connection with the refunding of existing indebtedness;

    (j) not enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other agreement, commitment, arrangement, plan or policy, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits;

    (k) not enter into or amend any special arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director, officer or employee other than in the ordinary course of business consistent with past practice;

    (1) not commence construction of or obligate itself to purchase any additional electric generating, transmission or delivery capacity, except as budgeted;

    (m) not take any action which would prevent the Holding Company from accounting for the transactions to be effected pursuant to the Brooklyn Union/LILCO Agreement as a pooling of interests;

    (n) not take any action which would adversely affect the status of the Merger as a tax-free transaction to Brooklyn Union common shareholders and, unless the LIPA Agreement has been terminated, the Share Exchange as a taxable transaction to the LILCO common shareholders, or to cause the formation of the Holding Company to be a transaction to which Section 351 of the Code does not apply;

    (o) notify the other parties of any changes in its rates or charges (other than pass-through fuel and gas rates or charges) or standards of service or accounting; and not make any filing to change its rates on file with the PSC that would have a material adverse effect on the benefits associated with the transactions contemplated by the Brooklyn Union/LILCO Agreement; and

    (p) not take any action that is likely to jeopardize the qualification of LILCO's or Brooklyn Union's outstanding revenue bonds as tax-exempt industrial development bonds.

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

INDEMNIFICATION

  The Brooklyn Union/LILCO Agreement provides that, to the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the consummation of the Combination, the Holding Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was at, or who had been at any time prior to December 29, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties thereto or any of their respective subsidiaries against all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the Holding Company providing its written consent for any settlement which shall not be unreasonably withheld, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the consummation of the Combination (and whether asserted or claimed prior to, at or after the consummation of the Combination) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party, and all such indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the Brooklyn Union/LILCO Agreement.

  In addition, the Brooklyn Union/LILCO Agreement requires that for a period of six years after the consummation of the Combination, the Holding Company (and its successors and assigns) shall maintain in effect policies of directors' and officers' liability insurance as maintained by Brooklyn Union and LILCO for the benefit of those persons (and their heirs or representatives) who are covered by such policies at December 29, 1996, or at any time subsequent thereto and prior to the Effective Time, on terms no less favorable than the terms of the then existing insurance coverage.

  Also, the Brooklyn Union/LILCO Agreement provides that to the fullest extent permitted by law, from and after the consummation of the Combination, all rights to indemnification existing in favor of the employees, agents, directors and officers of Brooklyn Union, LILCO and their respective subsidiaries with respect to their activities as such prior to the consummation of the Combination, as provided in their respective certificates of incorporation and by-laws in effect on December 29, 1996, or otherwise in effect on December 29, 1996, will survive the Combination and will continue in full force and effect for a period of not less than six years from the consummation of the Combination.

EMPLOYMENT AND WORKFORCE MATTERS

  EMPLOYEE AGREEMENTS. The Brooklyn Union/LILCO Agreement provides that the Holding Company and its subsidiaries must honor all contracts, agreements, collective bargaining agreements and commitments of the parties made before December 29, 1996 which apply to any current or former director or employee of the parties thereto.

  HOLDING COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Holding Company upon the consummation of the Combination will be 15 persons, six of whom will be designated by Brooklyn Union prior to the consummation of the Combination, six of whom will be designated by LILCO prior to the consummation of the Combination and three of whom will be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

  SENIOR EXECUTIVES. Dr. Catacosinos will be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing at the Effective Time. At the first anniversary of the consummation of the Combination, Dr. Catacosinos will cease to be the Chief Executive Officer, but will continue to be Chairman of the Board and Chairman of the Executive Committee and will become a consultant to the Holding Company.

  Mr. Catell will be the President and Chief Operating Officer of the Holding Company commencing upon the consummation of the Combination and will succeed Dr. Catacosinos as Chief Executive Officer of the Holding Company commencing on such first anniversary. The arrangements to cause such elections to take place at such first anniversary may be altered only by a vote, following the consummation of the Combination, of two-thirds of the entire Board of Directors of the Holding Company.

  In the event that the Merger is not consummated, the provision described in the preceding paragraph will not take effect and Dr. Catacosinos will continue to serve as Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company.

  The Holding Company will enter into employment agreements with each of Dr. Catacosinos and Mr. Catell effective upon the consummation of the Combination providing for each of them to assume the specified positions. Dr. Catacosinos will serve as a consultant to the Holding Company for a five-year period commencing after he ceases being Chief Executive Officer, and Mr. Catell will serve as Chief Executive Officer for a four-year period commencing on the first anniversary of the consummation of the Combination. Each of them is to receive compensation (including certain incentive compensation related to achieving the synergies contemplated to be realized from the Combination) on terms mutually agreed to and in any event in an amount not less than what each received as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

STOCK AND BENEFIT PLANS

  Each of the benefit plans of Brooklyn Union and LILCO in effect as of December 29, 1996 will be continued for the employees or former employees of Brooklyn Union and LILCO and any of their subsidiaries who are covered by such plans immediately prior to the date of the closing of the Combination (the "Closing Date"), until the Holding Company otherwise determines after the consummation of the Combination (subject to any reserved right contained in any such benefit plan) to amend, modify, suspend, revoke or terminate such plan. To the extent that no duplication of benefit or funding results, each participant in any such benefit plan will receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Holding Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plans.

  Upon the consummation of the Merger, LILCO and Brooklyn Union will take all action required to terminate their respective employee stock option, stock purchase and other similar stock plans and:

    (i) each share of Brooklyn Union Common Stock or LILCO Common Stock held under Brooklyn Union's or LILCO's Dividend Reinvestment and Stock Purchase Plans or Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees and Long-Term Performance Incentive Compensation Plan (collectively, the "Brooklyn Union Plans") or LILCO's Employee Stock Purchase Plan, Retainer Plan, Incentive Plan and Stock Plan (collectively, the "LILCO Plans") immediately prior to the consummation of the Merger or the Share Exchange, as the case may be, will be automatically exchanged for the applicable number of shares of Holding Company Common Stock, which shares will be held under and pursuant to Brooklyn Union's or LILCO's Dividend Reinvestment and Stock Purchase Plans or be issued under such Brooklyn Union Plan or LILCO Plan, as the case may be; and

    (ii) upon the consummation of the Merger, each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock under the Long-Term Performance Incentive Compensation Plan, whether vested or unvested, will be automatically converted into an option to purchase a number of shares of Holding Company Common Stock equal to the number of shares of Brooklyn Union Common Stock which could have been purchased immediately prior to the consummation of the Merger (assuming full vesting) under such option, at a price per share of Holding Company Common Stock equal to the per share option exercise price specified in such option.

NO SOLICITATION OF TRANSACTIONS

  The Brooklyn Union/LILCO Agreement provides that no party thereto will, and each such party will cause its subsidiaries not to, and each such party will not permit any of its officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") to, and each such party will use its best efforts to cause such persons not to, directly or indirectly initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal.

  As used above, "Business Combination Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to the Brooklyn Union/LILCO Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the shareholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to the Brooklyn Union/LILCO Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by the Brooklyn Union/LILCO Agreement and by the LIPA Agreement.

  The Brooklyn Union/LILCO Agreement provides that until the termination or consummation of the transactions contemplated by the Brooklyn Union/LILCO Agreement, no party may engage in any negotiations or material discussions with LIPA or its representatives or agents without prior notification to or the presence of the other parties, and will not provide any information or data to LIPA without providing a copy thereof to the other parties. Nothing contained in the Brooklyn Union/LILCO Agreement will prohibit a party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, with respect to a Business Combination Proposal by means of a tender offer.

ADDITIONAL AGREEMENTS

  OTHER TRANSACTIONS. As discussed above, the Brooklyn Union/LILCO Agreement contemplates the execution and delivery of, and performance of the transactions contemplated by, the KeySpan Exchange Agreement.

  The Brooklyn Union/LILCO Agreement recognizes that, in connection with the LIPA Agreement, LILCO and Brooklyn Union contemplate the formation of a partnership for the purpose of purchasing interest rate hedge contracts, to be funded through capital contributions of up to $30 million by each of them (the formation of such partnership and the purchase of such contracts being referred to herein as the "Hedge Arrangements").

  The Brooklyn Union/LILCO Agreement provides that LILCO will not modify, amend or terminate the LIPA Agreement, and will not provide any consent, waiver or release thereunder without the prior written consent of Brooklyn Union.

  RULE 145 AFFILIATES. Brooklyn Union and LILCO have identified in letters to one another all persons who are, and to such person's best knowledge who will be at the Closing Date, affiliates of Brooklyn Union and LILCO, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling of interests accounting treatment).

  Each of Brooklyn Union and LILCO has agreed to use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the preceding paragraph) to deliver to the Holding Company on or prior to the Closing Date a written agreement customary for transactions of this nature and in form and substance reasonably satisfactory to Brooklyn Union and LILCO.

  If any person refuses to provide such a written agreement, then, in lieu of receipt of such written agreement, the Holding Company is entitled to place appropriate legends on the Holding Company Common Stock certificates to be received by such person pursuant to the terms of the Brooklyn Union/LILCO Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Holding Company Common Stock, to the effect that the shares of Holding Company Common Stock received or to be received by such person pursuant to the terms of the Brooklyn Union/LILCO Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Holding Company Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 thereof, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Holding Company, is exempt from the registration requirements of the Securities Act.

  The foregoing restrictions on the transferability of Holding Company Common Stock apply to all purported sales, transfers and other conveyances of the shares of Holding Company Common Stock received or to be received by such person pursuant to the Brooklyn Union/LILCO Agreement and to all purported reductions in the interest in or risks relating to such shares of Holding Company Common Stock, whether or not such person has exchanged the certificates previously evidencing such persons' shares of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, for certificates evidencing shares of Holding Company Common Stock into which such shares were converted.

CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE COMBINATION

  The respective obligations of LILCO and Brooklyn Union to effect the Combination are subject to the following conditions:

    (a) the adoption by the shareholders of Brooklyn Union and LILCO of the Brooklyn Union/LILCO Agreement and the transactions contemplated thereby;

    (b) no temporary restraining order or preliminary or permanent injunction or other order will be in effect that prevents consummation of the Combination, and the Combination and other transactions contemplated by the Brooklyn Union/LILCO Agreement will not be prohibited under any applicable law;

    (c) the Joint Proxy Statement/Prospectus will have become effective and will not be the subject of a stop order;

    (d) the shares of Holding Company Common Stock to be issued in connection with the Combination will have been approved for listing on the New York Stock Exchange upon official notice of issuance;

    (e) the receipt of all material governmental and regulatory authorizations, consents, orders or approvals shall have been obtained, shall have become Final Orders (as defined in the Brooklyn Union/LILCO Agreement) and shall not impose terms or conditions which could reasonably be expected to have a material adverse effect;

    (f) unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Combination, the receipt by each of LILCO and Brooklyn Union of letters from their independent public accountants stating that they concur with management's conclusion that no conditions exist that would preclude the transactions contemplated by the Brooklyn Union/LILCO Agreement from qualifying as pooling of interests transactions under generally accepted accounting principles;

    (g) if the LIPA Agreement has not been terminated, the issuance by the Holding Company of an appropriate amount, not in excess of $100 million, of preferred stock to such persons (which persons may include, among others, defined benefit plans, employees, officers and directors of Brooklyn Union or LILCO, and investment bankers) and upon such terms so as to cause the formation of the Holding Company to be a transaction to which Section 351 of the Code does not apply;

    (h) the receipt of an opinion, dated as of the Closing Date, to the effect that the Share Exchange will satisfy the requirements of Section 351 of the Code, if the LIPA Transaction has been terminated;

    (i) with respect to each of Brooklyn Union and LILCO, the performance in all material respects of all obligations of the other party required to be performed under the Brooklyn Union/LILCO Agreement and the Stock Option Agreements;

    (j) with respect to each of Brooklyn Union and LILCO, the accuracy of the representations and warranties of the other party set forth in the Brooklyn Union/LILCO Agreement and the Stock Option

  Agreements on and as of December 29, 1996 and as of the Closing Date (except as would not reasonably be likely to result in a material adverse effect);

    (k) LILCO and Brooklyn Union receive officers' certificates from each other stating that certain conditions set forth in the Brooklyn Union/LILCO Agreement have been satisfied;

    (l) with respect to each of Brooklyn Union and LILCO, the absence of any material adverse effect on the business, assets, financial condition, results of operations or prospects of the other party and its subsidiaries taken as a whole;

    (m) with respect to Brooklyn Union, the receipt of an opinion, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization pursuant to Section 368 of the Code; and

    (n) with respect to each of Brooklyn Union and LILCO, the receipt by the other party of certain material third-party consents.

  In addition, the Brooklyn Union/LILCO Agreement provides that it is a condition to the obligation of Brooklyn Union to hold the Brooklyn Union Meeting that the opinion of Merrill Lynch attached hereto as Annex E has not been withdrawn, and it is a condition to the obligation of LILCO to hold the LILCO Meeting that the opinion of Dillon Read attached hereto as Annex F has not been withdrawn.

  At any time prior to the Effective Time, to the extent permitted by applicable law, the conditions to Brooklyn Union's or LILCO's obligations to consummate the Combination may be waived by the parties. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's Board of Directors, exercising its fiduciary duties to such party and its shareholders.

TERMINATION

  The Brooklyn Union/LILCO Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of LILCO and Brooklyn Union:

    (a) by mutual written consent of the Boards of Directors of Brooklyn Union and LILCO;

    (b) by either party to the Brooklyn Union/LILCO Agreement, by written notice to the other party, if the Effective Time has not occurred on or before August 31, 1998 (or April 28, 1999 if all but certain specified conditions have been or are capable of being fulfilled on August 31, 1998), but only if the failure of the Effective Time to occur was not caused by that party's failure to fulfill any of its obligations under the Brooklyn Union/LILCO Agreement, and provided that LILCO will not have the right to terminate the Brooklyn Union/LILCO Agreement pursuant to this provision if the LIPA Agreement has not been terminated;

    (c) by either party to the Brooklyn Union/LILCO Agreement, by written notice to the other party, if any required shareholder approval has not been obtained at a duly held meeting of shareholders or at any adjournment thereof;

    (d) by either party to the Brooklyn Union/LILCO Agreement, if any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Combination, or if any court of competent jurisdiction in the U.S. or any state has issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Combination, and such order, judgment or decree has become final and nonappealable;

    (e) by either LILCO or Brooklyn Union, upon two-days' prior notice to the other party, if:

      (i) such party receives a tender offer or any written offer or proposal with respect to a merger of such party, sale of a material portion of such party's assets or other business combination involving such party (each, a "Business Combination") by a person other than LILCO, in the case of Brooklyn Union, or Brooklyn Union or LIPA, in the case of LILCO, or any of their respective affiliates,

      (ii) such party's Board of Directors determines in good faith that its fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted,

      (iii) the Board of Directors of such party has been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of the Brooklyn Union/LILCO Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by the other party, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal, and

      (iv) prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to make such adjustments in the terms and conditions of the Brooklyn Union/LILCO Agreement as would enable such party to proceed with the transactions contemplated thereby on such adjusted terms;

    (f) by either LILCO or Brooklyn Union, by written notice to the other party, if:

      (i) the other party is in breach of the representations and warranties it made in the Brooklyn Union/LILCO Agreement and such breaches, individually or in the aggregate, would or would be reasonably likely to result in a material adverse effect on the business, assets, financial condition, results of operations or prospects of the non-breaching party and its subsidiaries taken as a whole, and such breaches have not been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such breaches and requesting that they be remedied,

      (ii) the other party (and/or its appropriate subsidiaries) has not performed and complied in all respects with certain agreements and covenants relating to the absence of changes in capitalization or issuance of securities or has failed to perform and comply, in all material respects, with its other agreements and covenants under the Brooklyn Union/LILCO Agreement or under the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement, as the case may be, and such failure to perform or comply has not been remedied within 20 days after receipt by the breaching party of notice in writing from the non-breaching party, specifying the nature of such failure and requesting that it be remedied, or

      (iii) the Board of Directors of the other party or any committee thereof (A) withdraws or modifies in any manner adverse to the party giving notice its approval or recommendation of the Brooklyn Union/LILCO Agreement or the Combination, (B) fails to reaffirm such approval or recommendation upon the request of the party giving notice,
    (C) approves or recommends any acquisition of itself or a material portion of its assets or any tender offer for shares of its capital stock, in each case by a party other than the party giving notice or any of its affiliates (other than, in the case of the LILCO Board, with respect to the LIPA Agreement, as such agreement may be amended from time to time with the consent of Brooklyn Union, and with respect to the transactions contemplated thereby) or (D) resolves to take any of the actions specified in clause (A), (B) or (C); or

    (g) by either LILCO or Brooklyn Union, by written notice to the other party, if any of the conditions of either party's obligation to effect the Combination cannot be satisfied.

  If the Brooklyn Union/LILCO Agreement is terminated by either LILCO or Brooklyn Union as provided above, then neither LILCO, Brooklyn Union nor their respective officers or directors will be liable or have any obligations thereunder other than: (i) to hold in strict confidence all documents furnished to the other in accordance with the Confidentiality Agreement between LILCO and Brooklyn Union, dated October 24, 1995, as it may be amended from time to time; (ii) to pay certain fees and expenses pursuant to certain specified provisions of the Brooklyn Union/LILCO Agreement described below under "--Termination Fees" and (iii) to comply with certain other specified provisions of the Brooklyn Union/LILCO Agreement.

  If the Brooklyn Union/LILCO Agreement is terminated pursuant to its terms, LILCO and the Holding Company may consummate the Share Exchange for the purpose of consummating the LIPA Transaction on the basis of one share of Holding Company Common Stock for each share of LILCO Common Stock.

TERMINATION FEES

  The Brooklyn Union/LILCO Agreement provides that if such agreement is terminable by either (but not both) of Brooklyn Union and LILCO for breaches of any representations or warranties contained therein, or of agreements and covenants contained therein or in the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement described below, as the case may be, and the non-breaching party terminates pursuant to the provisions of the Brooklyn Union/LILCO Agreement described in clauses (f)(i) and (f)(ii) under "-- Termination" above, then, if such breach is not willful, the non-breaching party is entitled to reimbursement of its documented out-of-pocket expenses, not to exceed $10 million.

  In the event of a termination pursuant to such provisions as a result of a willful breach, the non-breaching party will be entitled to its out-of-pocket expenses (which shall not be limited to $10 million) and any remedies it may have at law or in equity, provided that, if:

    (i) at the time of the breaching party's willful breach, there has been a third-party tender offer or proposal with respect to a Business Combination involving the breaching party or one of its affiliates which at the time of termination has not been rejected by the breaching party and withdrawn by the third party, and

    (ii) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such third party or one of its affiliates or accepts an offer to consummate or consummates a Business Combination with such third party, then such breaching party, upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing of such Business Combination, will pay to the non-breaching party an additional fee equal to $65 million (if the breaching party is LILCO) or $35 million (if the breaching party is Brooklyn Union).

  The Brooklyn Union/LILCO Agreement requires payment of an additional termination fee in certain circumstances, if:

    (i) the Brooklyn Union/LILCO Agreement is terminated:

      (A) as a result of the determination in good faith by either the LILCO Board or the Brooklyn Union Board that its fiduciary obligations require the acceptance by either LILCO or Brooklyn Union, as the case may be, of a third-party tender offer or proposal with respect to a Business Combination pursuant to the provisions of the Brooklyn Union/LILCO Agreement described in clause (e) under "--Termination" above,

      (B) following a withdrawal or modification in a manner adverse to the other party by the Board of Directors of such party of its recommendation of the Combination, a failure of the Board of Directors of such party to reaffirm its approval or recommendation of the Binding Share Exchanges upon request or on approval or recommendation by the Board of Directors of such party of any acquisition by a third party of such party or a material portion of such party's assets, or

      (C) as a result of such party's material failure to convene a shareholder meeting, distribute proxy materials and, subject to its Board of Directors' fiduciary duties, recommend the Brooklyn
    Union/LILCO Agreement and the Combination to its shareholders;

    (ii) at the time of such termination or prior to the meeting of such party's shareholders, there shall have been a third-party tender offer or proposal with respect to a Business Combination involving such party or any of its affiliates which has not been rejected by such party and withdrawn by the third party; and

    (iii) within two and one-half years of any such termination described in clause (i) above, the party which was the subject of such offer or proposal (the "Subject Party") becomes a subsidiary or affiliate of such offeror or accepts an offer to consummate or consummates a Business Combination with such offeror (or a subsidiary or affiliate of such offeror).

Upon the signing of a definitive agreement between the Subject Party and the third party or, if no such agreement is signed, then at the closing of the Subject Party becoming such a subsidiary or such third-party Business

Combination, the Subject Party must pay to the other party $75 million (if the Subject Party is LILCO) or $45 million (if the Subject Party is Brooklyn Union), plus, in either case, the out-of-pocket fees and expenses incurred by the other party arising out of, in connection with or related to the transactions contemplated by the Brooklyn Union/LILCO Agreement.

  The Brooklyn Union/LILCO Agreement provides a limitation on the total aggregate amount payable as termination fees by either party pursuant to the Brooklyn Union/LILCO Agreement and the Stock Option Agreements. The total amount of all termination fees payable will not exceed $90 million for LILCO (and its affiliates) and $50 million for Brooklyn Union (and its affiliates).

  In the event that the Brooklyn Union/LILCO Agreement becomes terminable under circumstances in which a $75 million or $45 million termination fee could be payable by one party pursuant to the immediately preceding paragraph, such event will also constitute a "Trigger Event" under the Stock Option Agreement pursuant to which such paying party is obligated to issue an option to the other party so as to entitle the other party to require such paying party to repurchase such option or the Option Shares (as defined below) issued upon exercise thereof. See "The Stock Option Agreements."

  For purposes of the provisions of the Brooklyn Union/LILCO Agreement relating to the termination fee, the LIPA Agreement is deemed to be a proposal for a Business Combination involving LILCO, and LIPA is deemed to be the offeror with respect thereto, and any fee for the benefit of Brooklyn Union would be payable under such provisions at the time the Brooklyn Union/LILCO Agreement is terminated; provided that if the Brooklyn Union/LILCO Agreement is terminated following a failure by the shareholders of LILCO to adopt the Brooklyn Union/LILCO Agreement, then the LIPA Agreement will not be deemed a proposal for a Business Combination involving LILCO and no termination fee will be payable to Brooklyn Union by virtue of the LIPA Agreement.

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

                          THE STOCK OPTION AGREEMENTS

  The following is a brief summary of the material terms of the Amended and Restated LILCO Stock Option Agreement and the Amended and Restated Brooklyn Union Stock Option Agreement, copies of which are attached as Annex B and Annex C, respectively, and which are incorporated herein by reference. Such summary is qualified in its entirety by reference to such Amended Stock Option Agreements. The Amended Stock Option Agreements are intended to increase the likelihood that the Combination will be consummated in accordance with the terms of the Brooklyn Union/LILCO Agreement. Consequently, certain aspects of the Amended Stock Option Agreements may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a Business Combination with, Brooklyn Union or LILCO from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration to shareholders of Brooklyn Union or LILCO, as the case may be, which had a higher value than the shares of Holding Company Common Stock to be received per share of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, pursuant to the Brooklyn Union/LILCO Agreement.

GENERAL

  Pursuant to mutual Amended Stock Option Agreements entered into concurrently with the Brooklyn Union/LILCO Agreement, LILCO has granted to Brooklyn Union an option to purchase, under certain circumstances, up to 23,981,964 shares of LILCO Common Stock at a price of $19.725 per share and Brooklyn Union has granted to LILCO an option to purchase, under certain circumstances, up to 9,948,682 shares of Brooklyn Union Common Stock at a price of $30.0375 per share (collectively, the "Options," and the holder of each such Option, the "Option Holder"). Shares of LILCO Common Stock purchasable by Brooklyn Union and shares of Brooklyn Union Common Stock purchasable by LILCO pursuant to the Options are collectively referred to as "Option Shares." The exercise price is payable, at the Option Holder's option, in cash or, subject to any required governmental approvals, in shares of common stock of the Option Holder.

  The Options may be exercised by the Option Holder, in whole or in part, at any time or from time to time after the Brooklyn Union/LILCO Agreement becomes terminable by such Option Holder under circumstances which could entitle such Option Holder to termination fees as a result of a Trigger Event (as defined in the Amended Stock Option Agreements and referred to above under "The Agreement and Plan of Exchange and Merger--Termination Fees"), regardless of whether the Brooklyn Union/LILCO Agreement is actually terminated or whether there occurs a closing of any Business Combination.

  The Options will terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Brooklyn Union/LILCO Agreement pursuant to its terms (other than a termination upon or during the continuance of a Trigger Event), or (iii) 180 days following any termination of the Brooklyn Union/LILCO Agreement upon or during the continuance of a Trigger Event (or, if at the expiration of such 180-day period, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise has been removed or has become final and is not subject to appeal, but in no event under this clause (iii) later than April 28, 1999).

  Notwithstanding the foregoing, no Option may be exercised (a) if the Option Holder is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements contained in the applicable Amended Stock Option Agreement or in the Brooklyn Union/LILCO Agreement, or (b) until all necessary regulatory approvals have been obtained for the acquisition of shares pursuant to such Option.

CERTAIN REPURCHASES

  Under the terms of the Amended Stock Option Agreements, at any time during which the Option is exercisable (the "Repurchase Period"), the Option Holder has the right to require the issuer of the Option (the

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"Issuer") to repurchase from the Option Holder all or any portion of the
Option or, at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Brooklyn Union/LILCO Agreement has been extended to April 28, 1999), all or any portion of the Option Shares purchased pursuant to the exercise of the Option.

  The amount that the Issuer will pay to the Option Holder to repurchase the Option is the difference between the Market/Offer Price (as defined below) for shares of Issuer's Common Stock as of the date the Option Holder gives notice of its intent to exercise its repurchase rights (the "Notice Date") and the exercise price for the Option, multiplied by the number of Option Shares purchasable pursuant to the Option, or the portion thereof to be so repurchased, but only if the Market/Offer Price is greater than such exercise price. The amount that the Issuer will pay to the Option Holder to repurchase the Option Shares is the exercise price paid by the Option Holder for the Option Shares plus the difference between the Market/Offer Price and the exercise price paid by the Option Holder for the Option Shares (but only if the Market/Offer Price is greater than such exercise price), multiplied by the number of Option Shares to be so repurchased. If such repurchase price was at a level where a contemplated repurchase would otherwise be subject to a vote of the shareholders of the Issuer pursuant to Section 513(e) of the NYBCL, then such repurchase price may be reduced at the Issuer's option to an amount which would permit such repurchase without the necessity for such a shareholder vote.

  The Amended Stock Option Agreements define "Market/Offer Price" as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Business Combination offer which was made prior to the Notice Date and not terminated or withdrawn as of such date or (B) the Fair Market Value of the Issuer's Common Stock as of the Notice Date (which is defined in the Stock Option Agreements as the average of the daily closing sale price for such shares on the New York Stock Exchange during the ten New York Stock Exchange trading days prior to the fifth New York Stock Exchange trading day preceding such date). The price per share for the repurchase by the Issuer of Option Shares purchased by the Option Holder pursuant to the Option is the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer which was made during the Repurchase Period prior to the Notice Date.

  At any time prior to August 31, 1998 (which date may be extended to April 28, 1999 under the circumstances described above), the Option Holder may also require the Issuer to sell to the Option Holder any shares of the Option Holder's Common Stock delivered by the Option Holder to the Issuer in payment for the exercise price of the Option, at the price attributed to such shares for such purpose plus interest at the rate of 6.5% per annum (from the date of the delivery of such shares through the date of such repurchase) less any dividends paid or declared and payable thereon.

RESTRICTIONS ON TRANSFER

  The Amended Stock Option Agreements provide that neither party may sell, assign, pledge or otherwise dispose of or transfer the shares it acquires pursuant to the Amended Stock Option Agreements (collectively, the "Restricted Shares") except as specifically provided for in the Amended Stock Option Agreements. In addition to the repurchase rights described above under "-- Certain Repurchases," subsequent to the termination of the Brooklyn Union/LILCO Agreement, the parties have the right to have such shares of the other party registered under the Securities Act for sale in a public offering. The Amended Stock Option Agreements also provide that, following the termination of the Brooklyn Union/LILCO Agreement, either party may sell any Restricted Shares pursuant to a tender or exchange offer approved or recommended, or otherwise determined to be fair and in the best interests of such other party's shareholders, by a majority of the Board of Directors of such other party.

  KeySpan will succeed to the rights and obligations of Brooklyn Union under the Amended Stock Option Agreements if the KeySpan Agreement is adopted by Brooklyn Union common shareholders at the Brooklyn Union Meeting and the KeySpan Share Exchange is consummated. In such event, among other things, KeySpan Common Stock, and not Brooklyn Union Common Stock, will be subject to issuance upon any exercise of the Amended Brooklyn Union Stock Option Agreement.

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                             THE LIPA TRANSACTION

  The following is a summary of the material terms of the LIPA Agreement, which is attached as Annex D and which is incorporated herein by reference. This summary is qualified in its entirety by reference to the LIPA Agreement.

AGREEMENT AND PLAN OF MERGER

  LILCO and LIPA entered into the LIPA Agreement as of June 26, 1997. The LIPA Agreement requires: (i) LIPA to form a subsidiary (referred to as "LIPA Sub") and to cause LIPA Sub to execute a counterpart of the LIPA Agreement; and (ii) LILCO to form the Holding Company and to cause the Holding Company to execute a counterpart of the LIPA Agreement prior to the closing thereunder. The LIPA Agreement provides that LIPA Sub (a subsidiary of LIPA) is to merge with and into LILCO, with LILCO to be the surviving corporation (the "Surviving Corporation"). Before the closing of the LIPA Transaction (the "LIPA Closing"), the Holding Company will form subsidiaries, which are referred to as the Transferee Subsidiaries. At the direction of the Holding Company, the Transferee Subsidiaries will enter into certain agreements in connection with the LIPA Transaction, which are referred to as the Basic Agreements (as defined below). The Transferee Subsidiaries will also receive certain assets and properties of LILCO to be transferred as part of the LIPA Transaction (the "Transferred Assets"). The LIPA Agreement sets out the principles and procedures to be used to decide which LILCO assets and properties will be part of the Transferred Assets and which will remain with the Surviving Corporation (the "Retained Assets").

  Immediately prior to the effective time of the LIPA merger described below (the "LIPA Effective Time"), LILCO will transfer the Transferred Assets to the Transferee Subsidiaries in exchange for (x) a number of shares of Holding Company Common Stock to be designated by the Holding Company prior to such time and representing the Holding Company's estimate of the fair market value of the Transferred Assets and (y) up to $75 million face amount of a series of Holding Company Preferred Stock having terms to be designated by the Holding Company prior to such time (the "Private Placement Preferred Stock").

  It is anticipated that LILCO will be obligated to sell the Private Placement Preferred Stock, immediately prior to the LIPA Effective Time, to one or more purchasers in a private placement. It is anticipated that the Private Placement Preferred Stock will:

    (i) have a final maturity date more than five years after the LIPA Effective Time,

    (ii) be non-voting (except for failure to pay dividends for a specified period of time),

    (iii) be non-convertible, and

    (iv) have other terms and conditions to be determined at the time of sale.

  At the LIPA Effective Time, and without any action on the part of any holder of any capital stock of the Holding Company, LILCO or LIPA Sub, the shares of capital stock of LILCO will be treated as follows:

    (i) The following shares (the "Cancelled Shares") will be cancelled and retired, without the payment of any consideration:

      (a) Each share of LILCO Common Stock and each share of LILCO preferred stock that is owned by LILCO as treasury stock; and

      (b) Each share of LILCO preferred stock owned by any direct or indirect wholly owned subsidiary of the Holding Company immediately prior to the LIPA Effective Time.

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    (ii) Each issued and outstanding share of LILCO Common Stock, other than
  Cancelled Shares and shares of LILCO Common Stock held by any dissenting shareholder, will be cancelled and converted into the right to receive:

      (a) an amount in cash equal to the Cash Purchase Price (as defined below) divided by the number of shares of LILCO Common Stock outstanding, and

      (b) a pro rata distribution of the Company Common Stock received by LILCO in exchange for the Transferred Assets.

    (iii) Each holder of such shares will be deemed to have appointed an Exchange Agent (as defined in the LIPA Agreement) as its agent to receive the cash and to use the cash to subscribe for shares of Holding Company Common Stock. The number of shares of Holding Company Common Stock distributable to holders of LILCO Common Stock in respect of each share of LILCO Common Stock, aggregating the number distributable from the Holding Company Common Stock received by LILCO in exchange for the Transferred Assets with the number distributable from the purchase by the Exchange Agent of additional shares of Holding Company Common Stock out of the cash merger consideration, will equal:

      (a) 0.880 shares of Holding Company Common Stock if the Combination is consummated concurrently with the LIPA Effective Time, or

      (b) one share of Holding Company Common Stock if the Combination is not consummated concurrent with the LIPA Effective Time.

    (iv) If the Combination has been consummated prior to the LIPA Effective Time, then:

      (a) no shares of Holding Company Common Stock or Private Placement Preferred Stock will be delivered in exchange for the Transferred Assets,

      (b) the Holding Company and/or one or more of its subsidiaries, as the holders of all then outstanding LILCO Common Stock, will receive all of the cash merger consideration, and

      (c) an additional 0.077 shares of Holding Company Common Stock will be distributed to the record holders as of the Effective Time of LILCO Common Stock in respect of each share of LILCO Common Stock.

    (v) Each issued and outstanding share of Series AA preferred stock of LILCO, other than Cancelled Shares and shares of LILCO Series AA preferred stock held by any dissenting shareholder ("Dissenting Preferred Shares"), will be cancelled and converted into the right to receive one fully paid and non-assessable share of preferred stock of the Holding Company with identical rights (including dividend rates) and designations to the Series AA preferred stock.

    (vi) Each issued and outstanding share of LILCO Preferred Stock that is subject to optional redemption by LILCO at or before the LIPA Closing Date, other than Cancelled Shares, will be called for redemption by LILCO not later than the LIPA Closing Date. Each such share of LILCO Preferred Stock will be redeemed for cash by LILCO in accordance with the terms applicable to such shares. The aggregate amount of accrued but unpaid dividends and redemption premiums payable by LILCO in respect of such redemptions will be paid by the Holding Company to LILCO not later than two business days prior to the date the applicable redemption price is payable.

    (vii) Each issued and outstanding share of LILCO Preferred Stock, other than Cancelled Shares, Dissenting Preferred Shares, shares of Series AA preferred stock and redeemable preferred stock (collectively, the "Non-redeemable Preferred Stock"), will be cancelled and converted into the right to receive cash in the amount of the sum of (x) the Make-Whole Amount and (y) accrued but unpaid dividends in respect of such share through the LIPA Closing Date. As used in this Joint Proxy Statement/Prospectus, "Make-Whole Amount" means, with respect to such share, an amount equal to the present value of:

      (i) the face or liquidation preference amount of such share, and

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

      (ii) the remaining dividend payments due on such share between the LIPA Closing Date and the applicable redemption date computed using a discount rate equal to the applicable Fair Market Rate divided by 0.95.

  "Fair Market Rate" is defined as the Generic General Obligation Fair Market Yield for Baa rated Low/Medium Coupon General Municipal Obligations at the time of the computation as reported on Bloomberg, with a maturity most nearly equal to the period between cancellation and final redemption of such series of Non-redeemable Preferred Stock Low/Medium Coupon General. The period between cancellation and redemption refers to the period between the Closing Date and: (A) August 1, 2002, with respect to the Series CC Preferred Stock, (B) March 1, 1999, with respect to the Series GG Preferred Stock, (C) May 1, 2001, with respect to the Series QQ Preferred Stock, and
  (D) October 16, 2018, with respect to the Series UU Preferred Stock. The amount by which the aggregate amount payable exceeds 100% of the aggregate face or liquidation preference amounts for all shares of Non-redeemable Preferred Stock shall be paid by the Holding Company to the Surviving Corporation promptly after the LIPA Effective Time.

  The "Cash Purchase Price" to be paid by LIPA will be $2,497,500,000. The Cash Purchase Price was determined based upon the net book value of the Retained Assets, which was $2,500,800,000 and is set forth in the pro form consolidated balance sheet of LILCO as of December 31, 1997 prepared by LILCO.

  The Cash Purchase Price is based upon the assumption that the total long term indebtedness of LILCO on the LIPA Closing Date will not exceed $3,576,000,000 (the "Retained Debt Amount"). The Retained Debt Amount will be adjusted based upon its net book value, as reflected on LILCO's audited consolidated balance sheet as of the LIPA Closing Date, as follows. The Retained Debt Amount will be either:

    (i) increased by the amount, if any, by which the net book value of the Retained Assets exceeds $2,500,800,000; or

    (ii) decreased by the amount, if any, by which the net book value of the Retained Assets is less than $2,500,800,000.

  At the LIPA Closing, the Holding Company will, and will cause each of the Transferee Subsidiaries to, execute and deliver promissory notes (the "Promissory Notes") on the following terms:

    (i) The aggregate principal amount will be equal to the excess, if any, of the indebtedness of LILCO outstanding on the LIPA Closing Date over the Retained Debt Amount.

    (ii) The rates and maturities will correspond to each portion of debt underlying the indebtedness of LILCO on the LIPA Closing Date; provided, however, that the interest and principal payment dates will be adjusted to require payment by the Holding Company 30 days prior to the corresponding payment dates on the underlying debt.

  LILCO currently has a series of 7.3% Debentures due July 15, 1999, with an approximate aggregate principal amount currently outstanding of $397 million, and a series of 8.20% Debentures due March 15, 2023, with an approximate aggregate principal amount currently outstanding of $270 million. Subject to obtaining all required consents, the Holding Company will assume these obligations at the LIPA Closing. Certain other tax exempt authority financing notes will be identified by the parties to the LIPA Agreement and assumed by the Holding Company (subject to obtaining all required consents and to tax counsel's concurrence).

  The LIPA Agreement contains customary representations, warranties and covenants by each of the Holding Company, LILCO, LIPA and LIPA Sub. The respective obligations of the parties to the LIPA Agreement to effect the LIPA Transaction are subject to the satisfaction of certain conditions on or prior to the LIPA Closing Date, including, among others:

    (i) receipt of certain statutory approvals;

    (ii) entry into each of the other Basic Agreements by the relevant parties;


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

    (iii) receipt of favorable private letter rulings with respect to Section 337(d) of the Code; and

    (iv) LIPA having obtained financing sufficient to fund the Cash Purchase Price and certain other transactions.

  The respective obligations of the parties to effect the LIPA Transaction are also subject to the condition that, on or prior to the LIPA Closing Date, either: (i) the transactions contemplated by the Brooklyn Union/LILCO Agreement will have been consummated, (ii) the Brooklyn Union/LILCO Agreement will have been terminated or (iii) all conditions to consummation of the transactions contemplated by the Brooklyn Union/LILCO Agreement will have been satisfied or waived and such transactions will be consummated promptly after the LIPA Closing.

  The LIPA Agreement is subject to termination by the parties in certain circumstances, including, among others, by the Holding Company and LILCO, on the one hand, or LIPA and LIPA Sub, on the other hand, if the LIPA Closing has not occurred on or before August 31, 1998 (or April 28, 1999 if all but certain specified conditions have been or are capable of being fulfilled on August 31, 1998), but only if the failure of the LIPA Closing to occur was not caused by the terminating party's failure to fulfill any of its obligations under the LIPA Agreement.

OTHER BASIC AGREEMENTS

  In connection with the LIPA Transaction, the parties agreed to enter into the LIPA Agreement, the Promissory Notes and certain other agreements (the "Basic Agreements"), which are hereby incorporated by reference. See "Where You Can Find More Information". The Basic Agreements include:

  1. Management Services Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to provide all operation, maintenance and construction services to LIPA for 8 years;

  2. Power Supply Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to supply LIPA with capacity and energy from LILCO's existing Generating Facilities (as defined in the LIPA Agreement) in order to allow LIPA to provide electricity to its customers on Long Island for 15 years;

  3. Energy Management Agreement, whereby a subsidiary of the Holding Company agrees, among other things, to manage the System Power Supply (as therein defined) on behalf of LIPA and, as agent for LIPA, to purchase fuel supplies for the Generating Facilities for 15 years;

  4. Generation Purchase Right Agreement, pursuant to which LIPA has the right during the fourth year after the LIPA Closing to purchase the Generating Facilities for fair market value;

  5. Guaranty Agreement, whereby the Holding Company guarantees certain obligations of its subsidiaries under the other Basic Agreements; and

  6. Liabilities Undertakings, whereby the Holding Company and the Transferee Subsidiaries, on the one hand, and LIPA and the Surviving Corporation, on the other hand, agree to assume certain liabilities and to indemnify one another in certain situations in connection with the LIPA Transaction.

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

                     SELECTED INFORMATION CONCERNING LILCO

BUSINESS OF LILCO

  LILCO was incorporated in 1910 under the Transportation Corporations Law of the State of New York and supplies electric and gas service in Nassau and Suffolk Counties and to the Rockaway Peninsula in Queens County, all on Long Island, New York. The mailing address of LILCO is 175 East Old Country Road, Hicksville, New York 11801 and its general telephone number is (516) 755-6650.

  TERRITORY. LILCO's service territory covers an area of approximately 1,230 square miles. The population of the service area, according to LILCO's 1996 estimate, is 2.7 million persons, including approximately 98,000 persons who reside in Queens County within the City of New York. The 1996 population estimate reflects a 0.7% increase since the 1990 census.

  Approximately 80% of all workers residing in Nassau and Suffolk Counties are employed within the two counties. In 1996, total non-agricultural employment in Nassau and Suffolk Counties increased by approximately 12,500 positions, an employment increase of 1.1%.

  LILCO serves approximately one million electric customers of which 921,000 are residential. LILCO receives approximately 49% of its electric revenues from residential customers, 48% from commercial/industrial customers and 3% from sales to other utilities and public authorities. LILCO also serves approximately 460,000 gas customers, 412,000 of which are residential, accounting for 61% of the gas revenues, with the balance of the gas revenues made up by the commercial/industrial customers and off-system sales.

  EMPLOYEES. As of March 31, 1997, LILCO had 5,443 full-time employees, of which 2,241 belong to Local 1049 and 1,292 belong to Local 1381 of the International Brotherhood of Electrical Workers. Effective February 14, 1996, LILCO and these unions agreed upon contracts which will expire on February 13, 2001. The contracts provide, among other things, for wage increases totaling 15.5% over the term of the agreements.

  REGULATION AND ACCOUNTING CONTROLS. LILCO is subject to regulation by the PSC with respect to rates, issuances and sales of securities, adequacy and continuance of service, safety and siting of certain facilities, accounting, conservation of energy, management effectiveness and other matters. To ensure that its accounting controls and procedures are consistently maintained, LILCO actively monitors these controls and procedures. The Audit Committee of LILCO's Board of Directors, as part of its responsibilities, periodically reviews this monitoring program.

  LILCO is also subject, in certain of its activities, to the jurisdiction of the United States Department of Energy and the FERC. In addition to its accounting jurisdiction, FERC has jurisdiction over the rates LILCO may charge for the sale of electric energy for resale in interstate commerce, including the rates LILCO charges for electricity sold to municipal electric systems within LILCO's territory, and for the transmission, through LILCO's system, of electric energy to other utilities, and for the pricing, terms and conditions of transmission and distribution services when LILCO provides these services separately from its traditional full-requirements retail electric service. FERC also has some jurisdiction over a portion of LILCO's gas supplies and substantial jurisdiction over transportation to LILCO of its gas supplies.

  Operation of Nine Mile Point Nuclear Power Station Unit 2, a nuclear facility in which LILCO has an 18% interest, is subject to regulation by the NRC.

  Additional information concerning LILCO and its subsidiaries is included in the LILCO documents filed with Commission which are incorporated by reference herein. See "Where You Can Find More Information."

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

COMPARISON OF SHAREHOLDERS' RIGHTS

  The rights of Brooklyn Union shareholders are currently governed by the NYBCL, the Brooklyn Union Certificate and the Brooklyn Union By-Laws. The rights of LILCO shareholders are currently governed by the NYBCL, the LILCO Certificate and the LILCO By-Laws. Upon consummation of the Combination, the rights of Brooklyn Union shareholders and LILCO shareholders who become shareholders of the Holding Company will be governed by the NYBCL, the Holding Company Certificate and the Holding Company By-Laws. The following are summaries of certain differences between the current rights of Brooklyn Union and LILCO shareholders and those of Holding Company shareholders after the Combination.

  The following discussions are not intended to be complete and are qualified by reference to the NYBCL, the Brooklyn Union Certificate, the Brooklyn Union By-Laws, the LILCO Certificate, the LILCO By-Laws, the Holding Company Certificate and the Holding Company By-Laws. Copies of the Holding Company Certificate and the Holding Company By-Laws, in substantially the forms to be adopted at the Effective Time, are attached to this Joint Proxy Statement-Prospectus as Annexes G and H. Copies of the Brooklyn Union Certificate, the Brooklyn Union By-Laws, the LILCO Certificate and the LILCO By-Laws are incorporated by reference herein and will be sent to holders of shares of Brooklyn Union Common Stock and LILCO Common Stock, respectively, upon request. See "Where You Can Find More Information."

COMPARISON OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO LILCO'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  AUTHORIZED CAPITAL. The total authorized capital stock of the Holding Company will be 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of Holding Company Preferred Stock, par value $.01 per share. The total authorized capital stock of LILCO currently consists of 150,000,000 shares of common stock, par value $5 per share, 7,000,000 shares of preferred stock, par value $100 per share, 30,000,000 shares of preferred stock, par value $25 per share and 7,500,000 shares of preference stock, par value $1 per share. At the LILCO Meeting, the LILCO shareholders will be asked to amend the LILCO Certificate of Incorporation to increase the total amount of authorized LILCO Common Stock to 160,000,000 shares to accommodate the number of shares of LILCO Common Stock to be reserved for issuance to Brooklyn Union in connection with the LILCO Stock Option Agreement.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. The Holding Company Certificate and the Holding Company By-Laws provide that, subject to the rights of holders of Holding Company Preferred Stock, if any, any director serving on the Holding Company Board may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the Voting Power, voting together as a single class. The LILCO Certificate and the LILCO By-Laws have no comparable provision, but the LILCO By-Laws do require Directors to retire at the Annual Meeting of Shareholders in the year following the year in which he or she reaches his or her seventy-second birthday unless authorized by the Board to continue to serve. However, no Director may serve beyond the year following the year in which he or she reaches their seventy-fifth birthday. Under the NYBCL, unless the certificate of incorporation or by-laws of a corporation provides otherwise, a director may be removed only for cause by the vote of a majority of the votes cast at a shareholder meeting by the holders of shares entitled to vote thereon.

  Both the LILCO By-Laws and the Holding Company Certificate provide that vacancies on the Board of Directors may be filled by the remaining directors. The LILCO Certificate provides that in certain circumstances, the holders of preferred stock or preference stock may have limited rights to elect two additional Directors and, if there is a vacancy among these two Directors, the remaining Director has the authority to select a replacement.

  MEETINGS OF SHAREHOLDERS. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by the Holding Company Board pursuant to a resolution approved by a majority of the entire Holding Company Board. The LILCO By-Laws also provide that

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

a special meeting of shareholders may be called by a majority of the Directors of LILCO. In addition, the LILCO By-Laws provide that such a meeting may be called by the President of LILCO, and that it is the President's duty to call such a meeting whenever requested to do so in writing by shareholders owning one-fourth of the outstanding shares of stock of LILCO entitled to vote at such meetings.

  AMENDMENT OF CORPORATE CHARTER AND BY-LAWS. The NYBCL provides that an amendment to a corporation's certificate of incorporation may be authorized by vote of the board of directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders and the by-laws of a corporation may be amended by a vote of the holders of a majority of all outstanding shares entitled to vote in the election of any directors of the corporation or, if so provided in the certificate of incorporation or by-laws, by the board of directors by such vote as may be therein specified.

  The Holding Company Certificate and the Holding Company By-Laws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock then outstanding, voting together as a single class, will be required to change or adopt any provision inconsistent with the provisions therein relating to calling of special meetings of shareholders, the election of directors, filling of vacancies on the Holding Company Board, removal of directors and the amendment of the Holding Company By-Laws and the Holding Company Certificate.

  The LILCO Certificate provides that the LILCO Board of Directors has the power, except as otherwise provided by law, to make, alter, amend or repeal the LILCO By-Laws. The LILCO By-Laws provide that the By-Laws may be altered, amended or rescinded: (i) by the shareholders at any regular or special meeting by vote of a majority of the shares of stock issued and outstanding, provided notice of such intention be included in the notice of meeting, unless otherwise provided by law; or (ii) except with regard to the sections concerning quorum at shareholders' meetings, voting by shareholders, duties and qualifications of Directors and the number and method of election of Directors, by vote of a majority of the Directors of LILCO at any regular or special meeting, provided at least three days' notice of such intention be given to each member of the Board.

  For information concerning Brooklyn Union, see "Selected Information Concerning Brooklyn Union--Comparison of the Holding Company's Certificate of Incorporation and By-Laws to Brooklyn Union's Certificate of Incorporation and By-Laws."

  OFFICERS. The Holding Company By-Laws provide that, effective as of the first anniversary of the consummation of the Combination, Dr. Catacosinos shall be elected Chairman of the Holding Company Board and Chairman of the Executive Committee of the Holding Company Board and Mr. Catell shall be elected Chief Executive Officer of the Holding Company. This By-Law may be modified only by the affirmative vote of two-thirds of the entire Holding Company Board.

ANTI-TAKEOVER STATUTES

  Section 912 of the NYBCL prohibits a "business combination" (as defined in Section 912 of the NYBCL, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by a corporation incorporated under the NYBCL or a subsidiary of such corporation with an interested shareholder (as defined in Section 912 of the NYBCL, generally the beneficial owner of 20 percent or more of the New York corporation's voting stock) within five years after the person or entity becomes an interested shareholder, unless (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder has been approved by such New York corporation's board of directors, or (ii) the business combination is approved by the holders of a majority of the voting power of the capital stock of such New York corporation, excluding shares held by the interested shareholder, at a meeting called for such purpose no earlier than five years after such interested shareholder's "stock acquisition date." In addition, Section 912 of the NYBCL specifies certain minimum consideration that must be paid in a business combination with an interested shareholder.

POTENTIAL CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE COMBINATION AND THE
 LIPA TRANSACTION

  EMPLOYMENT AGREEMENT WITH WILLIAM J. CATACOSINOS. Pursuant to the Brooklyn Union/LILCO Agreement, the Holding Company will enter into an employment agreement with Dr. William J. Catacosinos effective as of the effective time of the Combination (the "Effective Time"), providing for him to assume the positions of Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of the Holding Company commencing upon the Effective Time and for him to serve as a consultant to the Holding Company for a five year period commencing on the first anniversary of the Effective Time, which is when he ceases to be Chief Executive Officer pursuant to the terms of the Brooklyn Union/LILCO Agreement. Under this employment agreement,
Dr. Catacosinos is to receive compensation on terms to be mutually agreed upon, but not less than what he received from LILCO as of the date of the Original Agreement. Dr. Catacosinos would also be eligible to receive incentive compensation related to achieving the synergies contemplated to be realized from the Combination. In addition, the Brooklyn Union/LILCO Agreement provides that the employment agreement with Dr. Catacosinos is otherwise to contain terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  VESTING OF CERTAIN BENEFITS FOR LILCO'S DIRECTORS AND OFFICERS. Under LILCO's Annual Stock Incentive Compensation Plan (the "Stock Plan"), in the event a Stock Plan participant's employment with LILCO is terminated for, among other reasons, a "change in control," as defined in the Stock Plan, such participant shall be entitled to receive payment, as soon as practicable after the close of the plan year during which such termination of employment occurs, of a pro rata portion of such participant's LILCO Common Stock award, if any, for the current plan year. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Stock Plan.

  Under LILCO's Officers' Long-Term Incentive Plan (the "Incentive Plan"), awards are paid in two installments each of which is contemplated to be made in shares of LILCO Common Stock. The awards for each performance period (initially 1996-1997 and thereafter each consecutive three-year period) are divided into two equal portions: (i) a fifty percent vested portion; and (ii) a fifty percent contingent portion. The contingent portion is subject to a mandatory deferral of one year from the date of the payment of the award. In the event an Incentive Plan participant's employment with LILCO is terminated for, among other reasons, a "change in control," as defined in the Incentive Plan, such participant shall be entitled to receive payment, as soon as practicable after the close of the performance period during which such termination of employment occurs, of (i) the entire balance of such participant's contingent account at the close of the plan year during which termination of employment occurs and (ii) a pro-rata portion of such participant's award, if any, for the current performance period, as determined by Compensation and Management Appraisal Committee of the LILCO Board of Directors. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Incentive Plan.

  Under the terms of LILCO's Directors' Stock Unit Retainer Plan (the "Retainer Plan"), each non-employee director of LILCO is required to apply at least 50% of his or her annual retainer to the purchase of LILCO Common Stock units. Allocation of LILCO Common Stock units under the Retainer Plan are made automatically on the date during each fiscal quarter on which the quarterly installment of the annual retainer is paid.

  Under the Retainer Plan, the value of the units which will be credited to each non-employee Director's account on a quarterly basis will be determined by dividing the aggregate amount of cash credited to such account by the closing price per share of LILCO Common Stock, as reported on a New York Stock Exchange listing of composite transactions, on the first trading day of the calendar month in which the participant's retainer is paid. The amounts accumulated pursuant to the Retainer Plan will be held until such time as (i) a participant ceases to serve as a Director or Consulting Director; (ii) a participant's death; or (iii) a change in control, as defined in the Retainer Plan. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Retainer Plan.

  LILCO also has a Retirement Plan for Directors (the "Retirement Plan"), providing benefits to Directors who are not or who have not been Officers of LILCO. Directors who have served in that capacity for more than five years qualify as participants under the Retirement Plan. The Retirement Plan provides for a monthly benefit equal to one-twelfth of the highest annual retainer paid to each participant. A full benefit is available for participants who serve for ten years with a reduction of one-sixtieth for each month of service less than ten years. Under the Retirement Plan, payment of benefits is to begin when the Director ceases to serve as a Director or Consulting Director or reaches age 65, whichever is later. The Retirement Plan also provides that in the event of a "change in control" (as defined in the Retirement Plan), the value of vested benefits could be payable immediately. The Combination and the LIPA Transaction will each constitute a change in control for purposes of the Retirement Plan.

  The Brooklyn Union/LILCO Agreement provides that at the Effective Time, each share of LILCO Common Stock held under the Retainer Plan, the Incentive Plan and the Stock Plan will be automatically exchanged for the same number of shares of Holding Company Common Stock for which one share of LILCO Common Stock was exchanged.

  LILCO CHANGE IN CONTROL SEVERANCE PLAN. LILCO has entered into individual employment agreements with each of its officers to provide them with employment security and to minimize distractions resulting from personal uncertainties and risks of a change in control of LILCO. Currently, the principal benefits under these agreements, payable if the officer's employment is terminated for any reason (including voluntary resignation) within three years of a change in control (as defined in these agreements), including by virtue of an acquisition of LILCO's assets or stock, prior to December 31, 1999, are: (i) severance pay equal to three years' salary; (ii) accelerated vesting and payment of the value of supplemental retirement benefits at the time of a change in control, which are enhanced by three years of service; and
(iii) continuation of life, medical and dental insurance for a period of three years. LILCO has created a trust to support payment of its obligations, but remains primarily liable for the compensation and retirement benefits payable to the officers. The trust will make such payments only to the extent that LILCO does not. The Combination as contemplated in the Brooklyn Union/LILCO Agreement and the LIPA Transaction will each result in a change in control (as defined in these agreements) and entitle each officer to the benefits payable under the terms of the employment agreements if such officer's employment is terminated for any reason.

  LILCO has also entered into individual employment agreements with certain of its officers (not including Dr. Catacosinos and Mr. Flynn), effective July 1, 1997, pursuant to which such officers are employed for a one year term and are entitled to receive a retention bonus equal to 20% of the greater of job value or salary, if they are still employed by LILCO or its affiliates at the end of such term or are terminated without cause (as determined by the Chief Executive Officer) prior to the expiration of such term. These agreements have been entered into to induce such officers to continue their employment despite the significant proposed changes to LILCO described elsewhere in this Joint Proxy Statement/Prospectus.

  Under the terms of an employment contract dated as of January 30, 1984, as amended, Dr. Catacosinos has agreed to serve as CEO of LILCO until January 31, 2002. Dr. Catacosinos' contract provides for, among other things: (i) a five-year consulting period following the termination of his employment (other than, except after a change in control, for cause); (ii) supplemental disability benefits; and (iii) vested retirement benefits, which will be based upon a formula that considers his age at retirement, his highest annual salary, the highest bonus he has received and the length of his service to LILCO including service as a Director, employee or consultant. The Combination and the LIPA Transaction will each result in a change in control under the terms of Dr. Catacosinos' employment contract.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  CURRENT OWNERSHIP OF LILCO COMMON STOCK. The following table shows the number of shares* of LILCO Common Stock beneficially owned, as of June 23, 1997, by each Director, certain Officers and by all Directors and Officers as a group. The percentage of shares held by any one person, or all Directors and Officers as a group, does not exceed 1% of all outstanding shares of LILCO Common Stock. The address of each of the Directors and Officers is: c/o Long Island Lighting Holding Company, 175 East Old Country Road, Hicksville, New York 11801.

                                                                     NUMBER OF
   NAME                                                               SHARES*
   ----                                                              ---------
   A. James Barnes..................................................   1,473
   George Bugliarello...............................................   1,473
   Renso L. Caporali................................................   2,144
   William J. Catacosinos...........................................  14,707
   Peter O. Crisp...................................................     973
   James T. Flynn...................................................   5,509
   Vicki L. Fuller..................................................   1,273
   Leonard P. Novello...............................................   1,189
   Anthony Nozzolillo...............................................   1,301
   Katherine D. Ortega..............................................   1,801
   Basil A. Paterson................................................   2,025
   Richard L. Schmalensee...........................................   1,073
   George J. Sideris................................................   4,851
   John H. Talmage..................................................   1,505
   Edward J. Youngling..............................................   2,446
   All Directors and Officers as a group, including those named above, a total of 33 persons....................................  56,683

  --------
  * The number of shares includes whole shares held under LILCO's Investor Common Stock Plan and for Mr. Talmage includes 287 shares held or beneficially owned by a spouse, parent or child for which beneficial ownership is disclaimed. In addition, the number of shares shown for each Director, other than Dr. Catacosinos and Mr. Flynn, includes 973 LILCO Common Stock units, which do not confer any voting rights, credited pursuant to the Director Stock Unit Retainer Plan.

  The following table sets forth certain information with respect to the shares of LILCO Preferred Stock and LILCO Common Stock owned by each person known by LILCO to be the beneficial owner of more than 5% of such LILCO Preferred Stock and LILCO Common Stock, as of March 31, 1997.

                                                                      PERCENTAGE
      TITLE OF CLASS            NAMES AND ADDRESSES         OWNED      OF CLASS
      --------------       ------------------------------ ----------  ----------
Common Stock.............. The Brooklyn Union Gas Company 23,981,964*    16.6%
                           One MetroTech Center
                           Brooklyn, NY 11201-3850
Common Stock.............. Capital Group Companies Inc.   12,141,500     10.1%
                           333 South Hope Street
                           Los Angeles, CA 90071

--------
* Represents the number of shares that may be purchased pursuant to the LILCO Stock Option Agreement attached as Annex B and described in this Joint Proxy Statement/Prospectus. See "The Stock Option Agreements."

  LILCO has not been advised, nor is it aware, of any additional shares to which anyone has the right to acquire beneficial ownership.

  LILCO is required to identify any Director, Officer, or person who owns more than ten percent of a class of equity securities who failed to timely file with the SEC a required report relating to ownership and changes in ownership of LILCO's equity securities. Based on information provided to LILCO by such persons, all LILCO

Officers and Directors made all required filings during the fiscal year ended December 31, 1996. Except as described above, LILCO does not know of any person beneficially owning more than 10% of a class of equity securities.

CERTAIN BUSINESS RELATIONSHIPS BETWEEN BROOKLYN UNION AND LILCO

  In the normal course of business, LILCO purchases natural gas, pays gas transportation charges and purchases co-generation power from entities in which Brooklyn Union holds an ownership interest. Brooklyn Union purchases natural gas and pays gas transportation charges to entities in which LILCO has an equity interest, and entities in which Brooklyn Union has an equity interest sell electricity to and purchase gas transportation services from LILCO. All such transactions are at arms'-length or at rates as required by law.

                SELECTED INFORMATION CONCERNING BROOKLYN UNION


RECOMMENDATION OF THE BROOKLYN UNION BOARD

  The Brooklyn Union Board believes that the terms of the Combination are fair to, and in the best interests of, Brooklyn Union and its shareholders. Accordingly, the Brooklyn Union Board, has unanimously adopted the Brooklyn Union/LILCO Agreement, and unanimously recommends its adoption by the Brooklyn Union shareholders. The Brooklyn Union Board believes that the Combination represent a significant strategic opportunity for Brooklyn Union. The Brooklyn Union Board also believes that the Long Island market presents excellent opportunities for growth of the gas business and the provision of other energy related services. This market is particularly attractive because there is an extremely low penetration of gas as a percentage of the total energy usage in that region.

  The terms of the Brooklyn Union/LILCO Agreement, including the Ratios, were the result of arm's-length negotiations between Brooklyn Union and LILCO. In fixing the Ratios in the negotiation process, Brooklyn Union management relied to a large extent on certain of the financial analyses of Merrill Lynch summarized below under "Opinion of Brooklyn Union's Financial Advisor." Although Merrill Lynch neither made any recommendations nor expressed any opinion to Brooklyn Union management or the Brooklyn Union Board during such negotiations regarding the Ratios, Merrill Lynch subsequently delivered its written opinion to the Brooklyn Union Board referred to in clause (vii) of the following paragraph. The Brooklyn Union Board consulted with its financial advisor and legal advisors and management of Brooklyn Union. After careful review and consideration, the Brooklyn Union Board determined that the Combination is a desirable transaction from the standpoint of the Brooklyn Union common shareholders.

  In reaching its decision to approve the Brooklyn Union/LILCO Agreement, and in addition to the factors described above, the Brooklyn Union Board considered the following factors: (i) the current and historical market prices of the Brooklyn Union Common Stock and the LILCO Common Stock (including the fact that from December 1993 to December 1996, the ratio of the closing price of LILCO Common Stock to the closing price of Brooklyn Union Common Stock has ranged between 0.542 to 0.942, and the closing prices of Brooklyn Union Common Stock and LILCO Common Stock on December 26, 1996 were $30.625 and $19.125, respectively); (ii) information concerning the financial performance, condition, business operations and prospects of each of Brooklyn Union and LILCO; (iii) the effects of the Combination on Brooklyn Union's shareholders, including the opportunity to share in the anticipated benefits of ownership of the combined enterprise; (iv) the expected federal income tax treatment of the Combination as a tax-free reorganization to Brooklyn Union shareholders (as described under "Federal Income Tax Considerations--Material Federal Income Tax Consequences"); (v) the immediate reduction in gas and electric rates to reflect anticipated synergy savings, as contemplated by Brooklyn Union and LILCO, and the belief that customers will benefit from a broader range of innovative energy products and services; (vi) the terms of the Brooklyn Union/LILCO Agreement, which provide for balanced representations and warranties, conditions to closing and rights to termination; and (vii) the opinion of Brooklyn

Union's financial advisor, Merrill Lynch, to the effect that, as of the date hereof and based upon the assumptions made, matters considered and limits of review in connection with such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock, and if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. In determining that the Combination is fair to Brooklyn Union's shareholders, the Brooklyn Union Board considered the above factors as a whole and did not assign specific or relative weights to them. In the view of the Brooklyn Union Board, each of the factors listed above reinforced its belief that the combined entity would have excellent business prospects going forward. Because Brooklyn Union's shareholders collectively would own approximately 34% (or 32% if the LIPA Transaction is consummated) of the combined entity based upon the capitalization of the companies as of December 29, 1996, the date of the Original Agreement, the prospects of such entity were an important factor to the Brooklyn Union Board in determining whether to approve the transaction.

  THE BROOKLYN UNION BOARD, BY A UNANIMOUS VOTE, HAS ADOPTED THE BROOKLYN UNION/LILCO AGREEMENT, BELIEVES THAT THE TERMS OF THE COMBINATION ARE FAIR TO BROOKLYN UNION'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BROOKLYN UNION VOTE TO ADOPT THE BROOKLYN UNION/LILCO AGREEMENT.

  In considering the recommendation of the Brooklyn Union Board with respect to the Brooklyn Union/LILCO Agreement, shareholders should be aware that certain members of Brooklyn Union's management and the Brooklyn Union Board have certain interests in the Combination that are different from, or in addition to, the interests of shareholders of Brooklyn Union generally and that could potentially represent conflicts of interest. The Brooklyn Union Board was aware of these interests and considered them, among other matters, in adopting the Brooklyn Union/LILCO Agreement. See "The Brooklyn Union/LILCO Combination--Potential Conflicts of Interests of Certain Persons in the Combination."

OPINION OF BROOKLYN UNION'S FINANCIAL ADVISOR

  On December 29, 1996, Merrill Lynch delivered its oral opinion, which was subsequently confirmed in a written opinion dated as of such date, to the Brooklyn Union Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. In connection with the approval by the Brooklyn Union Board of the Brooklyn Union/LILCO Agreement, Merrill Lynch delivered its opinion to the Brooklyn Union Board on June 26, 1997 to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock. In addition, Merrill Lynch delivered its written opinion to the Brooklyn Union Board dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the Brooklyn Union Ratio of one share of Holding Company Common Stock for each share of Brooklyn Union Common Stock was fair to the holders of Brooklyn Union Common Stock from a financial point of view if the LIPA Transaction were consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.880 shares of Holding Company Common Stock, and if the LIPA Transaction were not consummated, under which circumstances each share of LILCO Common Stock would be exchanged for 0.803 shares of Holding Company Common Stock. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of the date of this Joint Proxy Statement/Prospectus.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX E TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BROOKLYN UNION SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE BROOKLYN UNION RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BROOKLYN UNION SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BROOKLYN UNION MEETING. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed Brooklyn Union's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended September 30, 1996 and Brooklyn Union's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1996 and March 31, 1997; (ii) reviewed LILCO's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and LILCO's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1997;
(iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Brooklyn Union and LILCO, furnished to Merrill Lynch by Brooklyn Union and LILCO; (iv) conducted discussions with members of senior management of Brooklyn Union and LILCO concerning their respective businesses, regulatory environments, prospects and strategic objectives; (v) reviewed the historical market prices and trading activity for Brooklyn Union Common Stock and LILCO Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Brooklyn Union and LILCO, respectively; (vi) compared the results of operations of Brooklyn Union and LILCO with that of certain companies which Merrill Lynch deemed to be reasonably similar to Brooklyn Union and LILCO, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Brooklyn Union/LILCO Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) considered the potential pro forma effect of the Combination, including on Brooklyn Union's capitalization ratios and earnings, dividends and book value per share; (ix) reviewed the Brooklyn Union/LILCO Agreement; (x) reviewed the LIPA Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed with the consent of the Brooklyn Union Board that the LIPA Transaction, if consummated, would be consummated on the terms contained in the LIPA Agreement. In preparing the Merrill Lynch Opinion, Merrill Lynch also assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it or publicly available or discussed with or reviewed by or for it, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Brooklyn Union or LILCO. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of Brooklyn Union or LILCO. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by Brooklyn Union and LILCO, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgments of Brooklyn Union's or LILCO's management as to the expected future financial performance of Brooklyn Union or LILCO, as the case may be, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. In that regard, LILCO's financial forecasts for the case in which LILCO retains ownership of its electric transmission and distribution system, substantially all of its electric regulatory assets and certain other interests and the LIPA Transaction is not consummated, assumed, among other things (i) that LILCO will be subject to no reduction in electric rates for the five-year period ending December 31, 2002, (ii) that LILCO will fully recover in its current and future electric rates all of its costs referred to in the Notes to Financial Statements of LILCO for the year ended

December 31, 1996, associated with the transfer of the Shoreham Nuclear Power Station to LIPA and decommissioning thereof, on terms no less favorable to LILCO than the terms currently in effect, and (iii) that there will be no adverse changes to LILCO in general competitive conditions for the transmission and sale of electricity in the areas serviced by LILCO through the construction of new transmission lines to Long Island or otherwise. Merrill Lynch assumed that the Combination will be accounted for as a pooling of interests in the case where the LIPA Transaction is not consummated and that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated as of the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the Combination and the LIPA Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Combination or the LIPA Transaction. The Merrill Lynch Opinion was addressed to the Brooklyn Union Board and does not constitute a recommendation to any shareholders as to how such shareholders should vote on the proposed Combination.

  In connection with the preparation of the Merrill Lynch Opinion, Merrill
Lynch was not authorized by Brooklyn Union or the Brooklyn Union Board to solicit, nor has Merrill Lynch solicited, third-party indications of interest for the acquisition of all or any part of Brooklyn Union. In addition, Merrill Lynch expressed no opinion as to what the value of the Holding Company Common Stock actually will be when issued to the holders of shares of the Brooklyn Union Common Stock upon consummation of the Combination or what the value of the Brooklyn Union Common Stock or LILCO Common Stock will be between the date of such opinion and the consummation of the Combination. No other limitations were imposed by Brooklyn Union on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion delivered to the Brooklyn Union Board on December 29, 1996.

  TRADING RATIO ANALYSIS. Merrill Lynch reviewed the performance of the daily closing prices per share of LILCO Common Stock and Brooklyn Union Common Stock in relation to each other for the three-year period ended on December 19, 1996. Merrill Lynch also reviewed the historical ratios of such daily closing prices per share of LILCO Common Stock to those of Brooklyn Union Common Stock (the "Historical Trading Ratios") for the period from December 19, 1993 through December 19, 1996, and the mean of such Historical Trading Ratios for the one-year, two-year and three-year periods ended on December 19, 1996, and compared such Historical Trading Ratios to the Original Ratio of 0.803 and the LIPA Ratio of 0.880. This analysis showed that during the three-year period ended on December 19, 1996, the maximum Historical Trading Ratio was 0.942, the minimum Historical Trading Ratio was 0.542, and the mean Historical Trading Ratios for the one-year, two-year and three-year periods ended on December 19, 1996 were 0.635, 0.657 and 0.705, respectively.

  COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios (described below) for Brooklyn Union and LILCO, respectively, with the corresponding financial and operating information and ratios for separate groups of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to Brooklyn Union and LILCO, respectively. The companies included in the Brooklyn Union comparable company analyses were:
AGL Resources, Inc., Laclede Gas Company, National Fuel Gas Company, New Jersey Resources Corporation, Peoples Energy Corporation and Washington Gas Light Company, (collectively, the "Brooklyn Union Comparables"). The companies included in the LILCO analyses were: Boston Edison Company, Consolidated Edison Company of New York, Inc., New York State Electric & Gas Corporation and Public Service Enterprise Group Incorporated (collectively, the "LILCO Comparables").

  Merrill Lynch derived an estimated valuation range for Brooklyn Union by comparing: (i) current trading value to estimated 1997 earnings per share for the Brooklyn Union Comparables, which estimates were obtained from Institutional Brokers Estimate System and ranged from 13.0x to 15.0x, compared to a multiple of 14.4x for Brooklyn Union Common Stock based upon estimates from Institutional Brokers Estimate System; (ii) current trading value to book value for the Brooklyn Union Comparables, which ranged from 1.50x to 2.00x, compared to a multiple of 1.69x for Brooklyn Union Common Stock; and (iii) the dividend yield ratio for the Brooklyn Union Comparables, which ranged from 4.0% to 6.0%, compared to the dividend yield ratio of 4.6% for Brooklyn Union Common Stock.

  Merrill Lynch derived an estimated valuation range for LILCO by comparing:
(i) current trading value to estimated 1997 earnings per share for the LILCO Comparables, which estimates were obtained from Institutional Brokers Estimate System, which ranged from 8.0x to 10.5x, compared to a multiple of 8.8x for LILCO Common Stock based upon estimates obtained from Institutional Brokers Estimate System; (ii) current trading value to book value for the LILCO Comparables, which ranged from 0.80x to 1.20x, compared to a multiple of 0.91x for LILCO Common Stock; and (iii) the dividend yield ratio for the LILCO Comparables, which ranged from 7% to 9%, compared to the dividend yield ratio of 9.3% for LILCO Common Stock.

  Based upon the estimated valuation ranges of Brooklyn Union and LILCO in such analyses, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.461 to 1.052, compared to the Original Ratio of 0.803.

  No public company utilized as a comparison in the analyses described above is identical to Brooklyn Union or LILCO. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  MERGER TRANSACTION ANALYSIS. Using publicly available information, Merrill Lynch reviewed twelve transactions announced between June 28, 1994 and October 14, 1996, involving the merger of selected electric utility companies (the "Electric Merger Transactions"), and four transactions announced between October 18, 1995 and October 14, 1996, involving the merger of gas distribution companies (the "Gas Merger Transactions"). The Electric Merger Transactions and the date each transaction was announced were as follows:
Enova Corporation/Pacific Enterprises Inc. (October 1996), Centerior Energy Corporation/Ohio Edison Company (September 1996), Atlantic Energy, Inc./Delmarva Power & Light Company (August 1996), Portland
General Corporation/Enron Corp. (July 1996), UtiliCorp United Inc./Kansas City Power & Light Company (January 1996), IES Industries Inc./Interstate Power Company/WPL Holdings, Inc. (November 1995), Potomac Electric Power Company/Baltimore Gas and Electric Company (September 1995), Southwestern Public Service Company/Public Service Company of Colorado (August 1995), CIPSCO Incorporated/Union Electric Company (August 1995), Northern States Power Company/Wisconsin Energy Corporation (May 1995), Iowa-Illinois Gas and Electric Company/Midwest Resources Inc. (July 1994) and Sierra Pacific Resources/Washington Water Power Company (June 1994). The Gas Merger Transactions and the date each transaction was announced were as follows:
Pacific Enterprises/Enova Corporation (October 1996), United Cities Gas Company/Atmos Energy Corporation (July 1996), NorAm Energy Corp./Houston Industries Incorporated (August 1996) and Washington Energy Company Inc./Puget Sound Power & Light Company (October 1995).

  Merrill Lynch derived an estimated valuation range for Brooklyn Union by comparing the offer value (defined as the equity value determined using market prices prior to the announcement date) in each of the Gas Merger Transactions as a multiple of (i) net income of the acquired company for the latest twelve months, which ranged from 18.0x to 22.0x, and (ii) book value of the acquired company, which ranged from 1.75x to 2.25x. Merrill Lynch also derived an estimated valuation range for LILCO by comparing the offer value in each of the Electric Merger Transactions as a multiple of (i) latest twelve month earnings per share of the acquired company, which ranged from 9.0x to 13.0x, and (ii) book value of the acquired company, which ranged from 1.00x to 1.50x.

  Based upon the estimated valuations of Brooklyn Union and LILCO in such analyses, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.451 to 0.988, compared to the Original Ratio of 0.803.

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  None of the business combinations utilized as a comparison in the analyses described above is identical to the proposed Combination. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch derived estimated valuation ranges for Brooklyn Union and LILCO by performing discounted cash flow ("DCF") analyses.

  In the case of Brooklyn Union, the DCF was calculated assuming discount rates ranging from 8.0% to 9.0%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for years 1998 to 2002 estimated by Brooklyn Union, and (ii) the year 2002 terminal value based upon
(a) a range of multiples from 12.0x to 15.0x of projected year 2002 net income, and (b) a range of multiples from 1.60x to 2.00x of projected year 2002 book value. In the case of LILCO, the DCF was calculated assuming discount rates ranging from 7.75% to 8.75%, and was comprised of the sum of the present value of (i) the projected unlevered free cash flows for years 1998 to 2002 estimated by LILCO, and (ii) the year 2002 terminal value based upon (a) a range of multiples from 8.5x to 10.5x of projected year 2002 net income, and (b) a range of multiples from 0.80x to 1.20x of projected year 2002 book value.

  Based upon the estimated valuation ranges of Brooklyn Union and LILCO set forth above, Merrill Lynch calculated an implied exchange ratio of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from
0.553 to 0.924, compared to the Original Ratio of 0.803.

  CONTRIBUTION ANALYSIS. Merrill Lynch calculated the contribution of each of Brooklyn Union and LILCO to the pro forma combined company with respect to (i) earnings per common share, (ii) dividends per common share and (iii) book value per common share, in each case for the fiscal years 1993 through 1995 ("Historical Period"), and for the fiscal years 1996 through 2000 (the "Projected Period"), for Brooklyn Union using reported results for fiscal year 1996 and certain projections provided by the management of Brooklyn Union, and for LILCO using certain projections for fiscal years 1996 and 1997 obtained from First Call Corporation and for fiscal years 1998 through 2000 provided by LILCO management. The analysis of earnings per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.283x to 1.105x during the Historical Period, and 1.108x to .932x for the Projected Period. The analysis of dividend per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.333x to 1.281x for the Historical Period, and 1.254x to 1.156x for the Projected Period. The analysis of book value per common share yielded an implied exchange ratio for a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.278x to 1.210x for the Historical Period, and 1.177x to 1.110x for the Projected Period.

  Based upon the estimated implied ratios in such analyses, Merrill Lynch calculated implied exchange ratios of a share of LILCO Common Stock to a share of Brooklyn Union Common Stock ranging from 1.105 to 1.333 during the Historical Period, and 0.932 to 1.254 for the Projected Period, compared to the Original Ratio of 0.803.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in connection with the preparation of the opinion of Merrill Lynch dated as of June 26, 1997.

  CONTRIBUTION ANALYSIS. Merrill Lynch calculated the contribution of each of Brooklyn Union and LILCO to the pro forma combined company assuming that the LIPA Transaction is consummated based upon valuations (i) for Brooklyn Union using estimated 1997 earnings and multiples ranging from 13.0x to 14.0x, (ii) for LILCO's gas distribution business using estimated 1997 earnings and multiples ranging from 13.0x to 14.0x, (iii) for LILCO's electric generation business using LILCO's generating capacity and multiples ranging from $200 to $250 per kilowatt capacity, (iv) for LILCO's management contract with LIPA based upon the present value of the fees and other payments projected by LILCO's management to be received by LILCO during the

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term of the contract, and (v) the hypothetical cash proceeds to the combined company (net of estimated transaction-related expenses and liabilities but including the present value of certain tax-related benefits) of approximately $1.96 billion. This analysis showed that Brooklyn Union shareholders would contribute approximately 30% of the total aggregate value of the combined company and would own approximately 32% of the combined company on a pro forma basis.

  IMPLIED ACQUISITION VALUATION ANALYSIS. Merrill Lynch derived an estimated range of implied multiples for LILCO's electric generation business by subtracting from the aggregate equity valuation of the Brooklyn Union Common Stock to be exchanged in the Combination (using the LIPA Ratio of 0.880 and an assumed price per share of Brooklyn Union Common Stock of $29.00) (i) the hypothetical cash proceeds to the combined company (net of estimated transaction-related expenses and liabilities but including the present value of certain tax-related benefits) of approximately $1.96 billion, (ii) the present value of the fees and other payments projected by LILCO's management to be received by LILCO under LILCO's management contract with LIPA during the term of such contract, and (iii) multiples for LILCO's gas distribution business ranging from 14.0x to 16.0x estimated 1997 net income provided by LILCO. This analysis yielded implied multiples of net income for LILCO's electric generation business ranging from 2.2x to 5.5x.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Brooklyn Union's or LILCO's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The Brooklyn Union Board selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the Combination and because it is familiar with Brooklyn Union and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  Pursuant to a letter agreement dated January 1, 1995, as amended as of October 12, 1995 and as of March 14, 1997, Brooklyn Union has agreed to pay Merrill Lynch (i) a fee of $1,000,000 on March 14, 1997 against which certain retainer fees were credited, (ii) an additional fee of $1,500,000 upon approval of the Combination by holders of the Brooklyn Union Common Stock,
(iii) an additional fee of $9,000,000 upon closing of the Combination, and
(iv) upon receipt by Brooklyn Union of any break-up or topping fee or reimbursement of expenses in the event the Combination is not consummated, an additional fee in the amount of ten percent (10%) of an amount equal to any break-up or topping fee received by Brooklyn Union plus any expense reimbursement received by Brooklyn Union, less out-of-pocket expenses paid by Brooklyn Union to third parties in connection with the Combination, provided that any additional fee paid pursuant to clauses (i) or (ii) above shall be credited against the fees payable pursuant to clauses (iii) or (iv) above. In addition, Brooklyn Union has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Brooklyn Union has also agreed that

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Merrill Lynch and/or any of its affiliates may underwrite or place any securities of any entity, including, without limitation, LIPA, issued in connection with or as a result of the LIPA Transaction.

  Merrill Lynch has, in the past, provided financial advisory and financing services to Brooklyn Union and financing services to LILCO and has received fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Brooklyn Union or LILCO for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

POTENTIAL CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE COMBINATION AND THE
 LIPA TRANSACTION

  EMPLOYMENT AGREEMENT WITH ROBERT B. CATELL. Pursuant to the Brooklyn Union/LILCO Agreement, if the Brooklyn Union Share Exchange is consummated, the Holding Company will enter into an employment agreement with Mr. Robert B. Catell effective upon the Effective Time providing for him to assume the positions of President and Chief Operating Officer commencing upon the Effective Time and for him to serve as Chief Executive Officer of the Holding Company for a four year period commencing on the first anniversary of the Effective Time. Under this employment agreement, Mr. Catell is to receive compensation on terms to be mutually agreed upon, but not less than what he received from Brooklyn Union as of the date of the Original Agreement. Mr. Catell would also be eligible to receive incentive compensation related to achieving the synergies contemplated to be realized from the Combination. In addition, the Brooklyn Union/LILCO Agreement provides that the employment agreement with Mr. Catell is otherwise to contain terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  VESTING OF CERTAIN BENEFITS FOR BROOKLYN UNION'S DIRECTORS AND
OFFICERS. Under Brooklyn Union's Long-Term Performance Incentive Compensation Plan for officers and certain key employees of Brooklyn Union (the "Performance Plan"), upon a "change of control," as defined in the Performance Plan, all options to purchase shares of Brooklyn Union Common Stock granted under the Performance Plan will become immediately exercisable and remain exercisable for the remainder of their original term. The Performance Plan also provides for awards of performance shares, which entitle the employee to receive either a number of shares of Brooklyn Union Common Stock based upon achievement of performance goals over a performance period or a payment in cash in lieu of such shares. Under the terms of the Performance Plan, upon a "change of control," the performance goals for all such performance shares will be deemed to have been met and the employee will receive either the awarded performance shares or the equivalent in cash, prorated based on time elapsed during the performance period. The Combination will constitute a change of control for the purposes of the Performance Plan.

  The Brooklyn Union/LILCO Agreement provides that upon the Effective Time, each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock under the Performance Plan, whether vested or unvested, will be automatically converted into an option to purchase the same number of shares of Holding Company Common Stock at the same per share price.

  As of June 23, 1997, options to purchase 540,500 shares of Brooklyn Union Common Stock and 13,000 performance shares have been granted to Brooklyn Union executive officers as a group under the Performance Plan (including 155,000 options and 4,000 performance shares to Mr. Catell, the Chairman and Chief Executive Officer; 92,000 options and 2,300 performance shares to Craig G. Matthews, President and Chief Operating Officer; 56,000 options and 2,300 performance shares to Helmut W. Peter, Vice Chairman; 42,000 options and 1,100 performance shares to Vincent D. Enright, Senior Vice President and Chief Financial Officer; and 25,000 options and 550 performance shares to Anthony J. DiBrita, Senior Vice President). Such options were granted on November 15, 1995 and November 20, 1996 and vest in equal installments over three year periods from the applicable grant date. All such performance shares vest over a three year period ending September 30, 1998, and the actual number of performance shares earned is contingent upon achieving certain performance targets. Upon consummation of the Combination, all such options will be vested and exercisable for the same number of shares

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

of Holding Company Common Stock at an exercise price ranging from $27.00 to $30.50 per share and the performance targets for all such performance shares will be deemed to have been met and payment for a prorated portion of such performance shares will be made as soon as practicable after consummation of the Combination.

  BROOKLYN UNION CHANGE OF CONTROL SEVERANCE PLAN. Under the Brooklyn Union Senior Executive Change of Control Severance Plan (the "Severance Plan"), participants are entitled to receive certain severance benefits if their employment is terminated under certain circumstances within three years after a transaction that meets the definition of "change of control" under the terms of the Severance Plan. A termination by the employer without "cause" (as defined in the Severance Plan) or by the participant for "good reason" (as defined in the Severance Plan, and including a significant diminution of responsibilities, an assignment to inappropriate duties, a material reduction in compensation or benefits, or a transfer of more than 50 miles), within the later of (i) the end of 15 months after the "change of control" or (ii) 90 days after the "good reason" event occurs, will result in the payment of benefits under the Severance Plan.

  A participant who becomes entitled to severance benefits will receive the following: a lump sum cash payment of salary, previously deferred compensation and accrued vacation pay through the date of termination to the extent not already paid, a pro rata bonus for the year of termination, and the participant's base salary and bonus for the Severance Period (as defined below); continued employee welfare benefits for the Severance Period; a lump sum payment equal to the actuarial value of the additional benefits under Brooklyn Union's qualified and supplemental retirement plans the participant would have received had he remained employed for the Severance Period; and outplacement services at a cost of not more than $30,000. In addition, the participant will receive an additional payment, if necessary, to make such participant whole for any excise tax on excess parachute payments imposed on the participant. The "Severance Period" is a period of either two or three years (as designated by the Organization and Nominating Committee of the Brooklyn Union Board) or, if less, the period remaining until the participant reaches mandatory retirement age. For the purposes of eligibility for retirement, medical, dental and life insurance, the participant will be deemed to remain employed for the entire Severance Period.

  The Brooklyn Union Board has designated as participants in the Severance Plan Mr. Catell, Craig G. Matthews, Helmut W. Peter, Vincent D. Enright, Anthony J. DiBrita and 6 other Senior Vice Presidents of Brooklyn Union (each with three-year Severance Periods) and 12 Vice Presidents of Brooklyn Union (each with two-year Severance Periods). If the Combination occurred on January 1, 1998, and all participants in the plan were terminated immediately thereafter, it is estimated that the aggregate after-tax cost of the severance benefits under the Severance Plan would be approximately $19,833,000.

COMPARISON OF THE HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS TO BROOKLYN UNION'S CERTIFICATE OF INCORPORATION AND BY-LAWS

  AUTHORIZED CAPITAL. The total authorized capital stock of the Holding Company will be 450,000,000 shares of Holding Company Common Stock, par value $.01 per share, and 100,000,000 shares of Holding Company Preferred Stock, par value $.01 per share. The total authorized capital stock of Brooklyn Union consists of 900,000 shares of cumulative preferred stock, par value $100 per share, 2,000,000 shares of cumulative preferred stock, par value $25 per share, and 70,000,000 shares of Brooklyn Union Common Stock, par value $.33 1/3 per share.

  CLASSIFICATION OF THE BOARD OF DIRECTORS. The Brooklyn Union Certificate and the Brooklyn Union By-Laws provide that the Brooklyn Union Board will be divided into three classes, each class to consist as nearly as possible of one-third of the directors and to be elected every third year to serve a three-year term. The Holding Company Certificate and the Holding Company By-Laws do not provide that the Holding Company Board will be divided into classes.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. The Holding Company Certificate and the Holding Company By-Laws provide that, subject to the rights of holders of Holding Company Preferred

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Stock, if any, any director serving on the Holding Company Board may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the Voting Power, voting together as a single class. The Brooklyn Union Certificate and the Brooklyn Union By-Laws have no comparable provision. Under the NYBCL, unless the certificate of incorporation or by-laws of a corporation provides otherwise, a director may be removed only for cause by the vote of a majority of the votes cast at a shareholder meeting by the holders of shares entitled to vote thereon. Both the Holding Company By-Laws and the Brooklyn Union By-Laws provide that vacancies on the Board of Directors may be filled by the remaining Directors, even if less than a quorum.

  MEETINGS OF SHAREHOLDERS. The Holding Company Certificate and the Holding Company By-Laws provide that a special meeting of shareholders may be called only by the Holding Company Board pursuant to a resolution approved by a majority of the entire Holding Company Board. The Brooklyn Union By-Laws provide that a special meeting of shareholders may be called by the Chairman of the Board of Brooklyn Union or by the Brooklyn Union Board pursuant to a resolution approved by a majority of the entire Brooklyn Union Board.

  AMENDMENT OF CORPORATE CHARTER AND BY-LAWS. The NYBCL provides that an amendment to a corporation's certificate of incorporation may be authorized by vote of the board of directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders and the by-laws of a corporation may be amended by a vote of the holders of a majority of all outstanding shares entitled to vote in the election of any directors of the corporation or, if so provided in the certificate of incorporation or by-laws, by the board of directors by such vote as may be specified therein. The Holding Company Certificate and the Holding Company By-Laws provide that the affirmative vote of the holders of at least 80 percent of the Voting Stock then outstanding, voting together as a single class, will be required to change or adopt any provision inconsistent with the provisions therein relating to calling of special meetings of shareholders, the election of directors, filling of vacancies on the Holding Company Board, removal of directors and the amendment of certain provisions the Holding Company By-Laws and the Holding Company Certificate. The Brooklyn Union Certificate is silent on such matters and the Brooklyn Union By-Laws provide that by-laws may be amended by the Brooklyn Union Board or by the holders of the shares at the time entitled to vote in the election of any directors and that by-laws adopted by the Brooklyn Union Board may be amended or repealed by the shareholders in such manner.

  OFFICERS. The Holding Company By-Laws provide that, effective as of the first anniversary of the consummation of the Binding Share Exchanges, Dr. Catacosinos shall be elected Chairman of the Holding Company Board and Chairman of the Executive Committee of the Holding Company Board and Mr. Catell shall be elected Chief Executive Officer of the Holding Company. This By-Law may be modified only by the affirmative vote of two-thirds of the entire Holding Company Board.

THE BROOKLYN UNION MEETING

  GENERAL. This Joint Proxy Statement/Prospectus is furnished to holders of Brooklyn Union Common Stock in connection with the solicitation of proxies by the Brooklyn Union Board for use at the Brooklyn Union Meeting to consider and vote upon the adoption of the Brooklyn Union/LILCO Agreement, the KeySpan Share Exchange (as described in Annex J hereto) and to transact such other business as may properly come before the Brooklyn Union Meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to shareholders of Brooklyn Union is accompanied by a form of proxy for use at the Brooklyn Union Meeting.

  This Joint Proxy Statement/Prospectus is also furnished to Brooklyn Union shareholders as a prospectus in connection with the issuance by the Holding Company of the shares of Holding Company Common Stock in connection with the Combination and a prospectus in connection with the issuance by KeySpan of the shares of KeySpan Common Stock in connection with KeySpan Share Exchange.

  DATE, PLACE AND TIME; RECORD DATE. The Brooklyn Union Meeting will be held at Opera House, Brooklyn Academy of Music, 30 Lafayette Avenue, Brooklyn, New York 11217, on Thursday, August 7, 1997, at 3:00

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p.m. local time. The Brooklyn Union Board has fixed the close of business on
June 26, 1997 as the Record Date for the determination of the holders of Brooklyn Union Common Stock entitled to receive notice of and to vote at the Brooklyn Union Meeting.

  VOTING RIGHTS. At the close of business on June 23, 1997 51,864,212 shares of Brooklyn Union Common Stock were outstanding. Each share of Brooklyn Union Common Stock outstanding on the Record Date is entitled to one vote upon each matter properly submitted at the Brooklyn Union Meeting. The affirmative vote of at least two-thirds of the outstanding shares of Brooklyn Union Common Stock is required to adopt the Brooklyn Union/LILCO Agreement and to adopt the KeySpan Exchange Agreement at the Brooklyn Union Meeting.

  The presence in person or by proxy at the Brooklyn Union Meeting of the holders of at least a majority of the outstanding shares of Brooklyn Union Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining whether a quorum is present. Because the adoption of the Brooklyn Union/LILCO Agreement and the KeySpan Exchange Agreement requires the approval of at least two-thirds of the outstanding shares of Brooklyn Union Common Stock, abstentions or the failure to vote will have the same effect as a negative vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers will not have the authority to vote on the adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement unless they receive specific instructions from beneficial owners. Such a broker non-vote will be counted as present for purposes of a quorum but will otherwise have the same effect as a vote against adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement.

  As of May 1, 1997, directors and executive officers of Brooklyn Union and their affiliates owned beneficially an aggregate of 120,405 shares of Brooklyn Union Common Stock (including shares which may be acquired upon exercise of employee stock options), or less than one percent of the shares of Brooklyn Union Common Stock outstanding on such date. Directors and executive officers of Brooklyn Union have indicated their intention to vote their shares of Brooklyn Union Common Stock in favor of adoption of the Brooklyn Union/LILCO Agreement and the KeySpan Exchange Agreement.

  See "Selected Information Concerning Brooklyn Union--Potential Conflicts of Interests of Certain Persons in the Combination and the LIPA Transaction."

  VOTING AND REVOCATION OF PROXIES. Shares of Brooklyn Union Common Stock represented by a proxy properly signed and received at or prior to the Brooklyn Union Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon.

  IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING
  INSTRUCTIONS, THE SHARES OF BROOKLYN UNION COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR ADOPTION OF THE BROOKLYN UNION/LILCO AGREEMENT AND FOR ADOPTION OF THE KEYSPAN EXCHANGE AGREEMENT.

  Brooklyn Union proxy holders may in their discretion vote shares voted in favor of adoption of the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement to adjourn the Brooklyn Union Meeting to solicit additional proxies in favor of such proposal. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Brooklyn Union, prior to or at the Brooklyn Union Meeting, or by voting in person at the Brooklyn Union Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: The Brooklyn Union Gas Company, One MetroTech Center, Brooklyn, New York 11201-3851, Attention: Secretary. Attendance at the Brooklyn Union Meeting will not in and of itself constitute revocation of a proxy.

  Shares of Brooklyn Union Common Stock held in the names of the trustees under Brooklyn Union's Employee Savings Plan may be voted by such trustees upon the instructions of participants in such Plan, or in the absence thereof, as such trustees deem appropriate.

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  The Brooklyn Union Board is not currently aware of any business to be acted upon at the Brooklyn Union Meeting other than as described herein. If, however, other matters are properly brought before the Brooklyn Union Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Shareholders of Brooklyn Union will not be entitled to present any matters for consideration at the Brooklyn Union Meeting.

  CONFIDENTIAL VOTING. Brooklyn Union has adopted a policy to the effect that all proxy (voting instruction) cards, ballots and vote tabulations which identify the particular vote of a Brooklyn Union shareholder are to be kept secret from Brooklyn Union, its directors, officers and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, Georgeson & Company Inc., Wall Street Station, P.O. Box 1102, New York, New York 10269-0667, which receives and tabulates the proxies and is independent of Brooklyn Union. The final tabulation is inspected by an inspector(s) of election who also is independent of Brooklyn Union, its directors, officers and employees. The identity and vote of any shareholder will be disclosed neither to Brooklyn Union, its directors, officers or employees, nor to any third party except (i) to allow the independent inspector(s) of election to certify the results of the vote to Brooklyn Union, its directors, officers and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against Brooklyn Union; or (iii) in the event a shareholder has made a written comment on such form of proxy.

  SOLICITATION OF PROXIES. In addition to solicitation by mail, directors, officers and employees of Brooklyn Union, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Brooklyn Union, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

  In addition, Brooklyn Union has retained Georgeson & Company Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid to such firm for such services by Brooklyn Union are not expected to exceed $25,000, plus reasonable out-of-pocket costs and expenses. Brooklyn Union will bear its own expenses in connection with the solicitation of proxies for the Brooklyn Union Meeting, except that each of Brooklyn Union and LILCO will pay one-half of the costs and expenses incurred in connection with printing this Joint Proxy Statement/Prospectus and one-half of all filing fees.

BUSINESS OF BROOKLYN UNION

  Brooklyn Union was incorporated in the State of New York in 1895 as a combination of existing companies, the first of which was granted a franchise in 1849. Brooklyn Union distributes natural gas at retail in the Boroughs of Brooklyn and Staten Island and two-thirds of the Borough of Queens in New York City. Brooklyn Union's principal non-utility subsidiaries participate and own investments in gas and oil exploration, production and processing, gas pipeline transportation and storage, cogeneration, marketing and other energy-related services. Brooklyn Union's mailing address is One MetroTech Center, Brooklyn, New York 11201-3850 and its general telephone number is (718) 403-2000.

  TERRITORY. Brooklyn Union's service territory is approximately 187 square miles. The population of the territory served is approximately 4 million persons. As of September 30, 1996, Brooklyn Union had approximately 1,126,000 active meters, of which approximately 1,089,000 were residential.

  EMPLOYEES. As of September 30, 1996, Brooklyn Union had approximately 3,000 full time employees of which approximately 1,745 belong to Local 101 of the Transport Workers Union and 185 are represented by Local 3 of the International Brotherhood of Electrical Workers. Effective November 1995 and August 1995, respectively, Brooklyn Union and these unions agreed upon new three year labor agreements which provide for wage increases of approximately 9% over the term of the agreements.

  REGULATION. Utility retail sales, which include sales of gas, transportation and balancing services, are made primarily under rate schedules and tariffs filed with and subject to the jurisdiction of the PSC. Amendments have been made to rate schedules and tariffs to reflect the conditions and rates under which delivery and other services are provided to customers who opt to have their gas supplied by third parties. Rate schedules also have been established governing the provision of certain services to such marketers.

  Brooklyn Union is also subject to regulation by the PSC with respect to issuances and sales of securities, adequacy and continuance of service, safety and siting of certain facilities, accounting, and other matters.

  Additional information concerning Brooklyn Union and its subsidiaries is included in the Brooklyn Union documents filed with the Commission which are incorporated by reference herein. See "Where You Can Find More Information."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  CURRENT OWNERSHIP OF BROOKLYN UNION COMMON STOCK. The following table sets forth information as of June 23, 1997, with respect to the number of shares of Brooklyn Union Common Stock beneficially owned and/or Brooklyn Union Common Stock equivalents granted under the Performance Plan, the Directors' Deferred Compensation Plan or the Corporate Incentive Compensation Plan, which do not confer any voting rights, owned by (i) directors and certain executive officers of Brooklyn Union and (ii) all directors and executive officers of Brooklyn Union as a group.

                               TOTAL OF COMMON
                             STOCK BENEFICIALLY     COMMON STOCK    COMMON STOCK
           NAME              OWNED & EQUIVALENTS BENEFICIALLY OWNED EQUIVALENTS
           ----              ------------------- ------------------ ------------
R.B. Catell................         26,002             18,481           7,521
K.I. Chenault..............          4,409              1,551           2,858
A.S. Christensen...........          9,745              4,977           4,768
D.H. Elliott...............          9,323              1,750           7,573
A.H. Fishman...............          6,738              2,738           4,000
J.L. Larocca...............          5,007              3,354           1,653
C.G. Matthews..............         15,817             11,497           4,320
E.D. Miller................          7,459              5,946           1,513
J.Q. Riordan...............          8,298              1,500           6,798
C. Uribe...................          2,046                  0           2,046
H.W. Peter.................         14,817             10,483           4,334
A.J. DiBrita...............          6,000              4,681           1,319
V.D. Enright...............          6,406              4,397           2,009
All Directors and Executive
 Officers as a group, in-
 cluding those named above,
 a total of 24 persons.....        184,235            123,963          60,272

  The following table sets forth certain information with respect to the shares of Brooklyn Union Common Stock owned by each person known by Brooklyn Union to be the beneficial owner of more than 5% of the issued and outstanding Brooklyn Union Common Stock, as of March 31, 1997.

  TITLE OF CLASS        NAMES AND ADDRESSES        OWNED    PERCENTAGE OF CLASS
  --------------    ---------------------------- ---------- -------------------
Common Stock....... Long Island Lighting Company 9,948,682*        16.6%
                    175 East Old Country Road
                    Hicksville, NY 11801

--------
* Represents the number of shares that may be purchased pursuant to the Amended Brooklyn Union Stock Option Agreement attached as Annex C and described in this Joint Proxy Statement/Prospectus. See "The Stock Option Agreements."

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Brooklyn Union and LILCO have made forward-looking statements in this document and in the documents incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the companies and the Holding Company set forth under "The Brooklyn Union/LILCO Combination--Common Reasons for the Combination," "--Opinions of LILCO's Financial Advisor" and "Selected Information Concerning Brooklyn Union-- Opinion of Brooklyn Union's Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, Brooklyn Union and LILCO claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Shareholders of Brooklyn Union and shareholders of LILCO should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of the Holding Company, Brooklyn Union and LILCO, and could cause those results to differ materially from those expressed in such forward-looking statements: materially adverse changes in economic conditions in the markets served by Brooklyn Union or LILCO and in the markets that will be served by them; a significant delay in the expected closing of the Combination and/or LIPA Transaction, or the failure of either transaction to close; future regulatory actions and conditions in Brooklyn Union's and LILCO's operating areas; and the timing and extent of changes in commodity prices for crude oil, natural gas, electricity and interest rates.

                                 LEGAL MATTERS

  Certain legal matters relating to LILCO in connection with the Combination and the LIPA Transaction, including, among other things, certain legal matters with respect to the validity of the securities to be issued, will be passed upon for LILCO by Kramer, Levin, Naftalis & Frankel, New York, New York and by Hunton & Williams, Washington, D.C.

  Certain legal matters relating to Brooklyn Union in connection with the Combination will be passed upon for Brooklyn Union by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

  The financial statements of LILCO appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 1996 and the consolidated financial statements of Brooklyn Union appearing in its Annual Report (Form 10-K) for the year ended September 30, 1996, both incorporated by reference in this Joint Proxy Statement/Prospectus of LILCO and Brooklyn Union, which are referred to and made part of this Registration Statement, have been audited by Ernst & Young LLP and Arthur Andersen LLP, respectively, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                         FUTURE SHAREHOLDER PROPOSALS

  Assuming the timing of the consummation of the transactions contemplated in the Brooklyn Union/LILCO Agreement require LILCO to hold an annual meeting in 1998, proposals of shareholders intended to be presented at such meeting must be received by LILCO at its offices at 175 East Old Country Road, Hicksville, New York 11801, Attention: Corporate Secretary, not later than November 24, 1997. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in LILCO's proxy materials.

  Assuming the timing of the consummation of the transactions contemplated in the Brooklyn Union/LILCO Agreement or the KeySpan Exchange Agreement require Brooklyn Union or KeySpan to hold an annual meeting in 1998, proposals of shareholders intended to be presented at such meeting must be received by Brooklyn Union at its offices at One MetroTech Center, Brooklyn, New York 11201-3850, Attention: Secretary, not later than September 1, 1997. Proposals must comply with the SEC's proxy regulations relating to shareholder proposals in order to be considered for inclusion in Brooklyn Union's or KeySpan's proxy materials.

  Matters intended to be presented by holders of Brooklyn Union or KeySpan Common Stock at the 1998 annual meeting must be stated in writing and delivered to the appropriate Secretary by such shareholders during the period between 90 and 60 days prior to the date of the meeting, which is expected to be held on February 5, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION

  LILCO and Brooklyn Union file annual, quarterly and special reports, proxy statements and other information with the SEC. Following the Combination, the Holding Company will also make these filings with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

  In addition, material and information concerning Brooklyn Union and LILCO can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005, on which exchange the Brooklyn Union Common Stock, the LILCO Common Stock, the LILCO Preferred Stock, certain of the LILCO General and Refunding Bonds and the LILCO Debentures are listed, and material and information concerning LILCO can also be inspected at the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which exchange the LILCO Common Stock is listed.

  The Holding Company has filed a registration statement on Form S-4 to register with the SEC the shares of Holding Company Common Stock and Holding Company Preferred Stock to be issued in connection with the Brooklyn Union/LILCO Agreement and the LIPA Agreement. KeySpan has also filed registration statements on Form S-4 to register with the SEC the shares of KeySpan Common Stock to be issued in connection with the KeySpan holding company restructuring and share exchanges. This Joint Proxy Statement/Prospectus is part of each such registration statement, as well as being a proxy statement for the annual meeting of LILCO and the special meeting of Brooklyn Union. In accordance with SEC rules, each such registration statement may contain additional information that you will not find in the Joint Proxy Statement/Prospectus. The registration statements are available for inspection and copying as set forth above.

  The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that were previously filed with the SEC by LILCO (File No. 1-
3571) or Brooklyn Union (File No. 1-722). These documents contain important information about our companies and their financial condition.

  1. LILCO's Annual Report on Form 10-K/A for the year ended December 31,
     1996.

  2. LILCO's Transition Report on Form 10-Q for the 3 month period ended March 31, 1997.

  3. LILCO's Current Reports on Form 8-K dated February 25, 1997, March 19, 1997, as amended, and April 11, 1997.

  4. Brooklyn Union's Annual Report on Form 10-K/A for the year ended September 30, 1996.

  5. Brooklyn Union's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997.

  6. Brooklyn Union's Current Reports on Form 8-K dated December 30, 1996, February 24, 1997 and March 19, 1997.

  7. The information contained in Brooklyn Union's Proxy Statement dated December 30, 1996 for its Annual Meeting of Shareholders held on February 6, 1997.

  We may be required by the SEC to file other documents pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the time this Joint Proxy Statement/Prospectus is sent and the date the LILCO Meeting and the Brooklyn Union Meeting are held. These documents will be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of it from the date they are filed with the SEC.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

    Kathleen A. Marion                       Robert R. Wieczorek
    Vice President and Corporate Secretary   Vice President, Secretary and
    Long Island Lighting Company             Treasurer
    175 East Old Country Road                The Brooklyn Union Gas Company
    Hicksville, New York 11801               One MetroTech Center
    (516) 545-4914                           Brooklyn, New York 11201-3850
                                             (718) 403-3388


 If you would like to request documents from us, please do so promptly in order to receive them before the Shareholder Meetings.


   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE BROOKLYN UNION AGREEMENT, THE LIPA AGREEMENT OR THE KEYSPAN HOLDING COMPANY PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 27, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF BL HOLDING CORP. COMMON STOCK IN THE COMBINATION OR KEYSPAN COMMON STOCK IN THE KEYSPAN SHARE EXCHANGE SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

           DEFINED                PAGE
             TERM                NUMBER
           -------              ---------
Amended Stock Option
 Agreements...................         24
Antitrust Division............         51
Atomic Energy Act.............         52
Basic Agreements..............         87
Bear Stearns..................         21
Brooklyn Union................          1
Brooklyn Union By-Laws........         68
Brooklyn Union Certificate....         68
Brooklyn Union Common Stock...         17
Brooklyn Union Comparables....         97
Brooklyn Union Dissenting
 Shares.......................         70
Brooklyn Union/LILCO
 Agreement....................         17
Brooklyn Union Meeting........         17
Brooklyn Union Plans..........         75
Brooklyn Union Ratio..........      2, 18
Brooklyn Union Stock Option
 Agreement....................         23
Business Combination..........         78
Business Combination
 Proposal.....................         76
Cancelled Shares..............         84
Cash Purchase Price...........         86
Certificate...................         71
Code..........................         37
Combination...................      2, 17
Concentrated Nuclear Group....         32
Consideration.................         18
Contingent Issuance...........         70
DCF...........................         99
Dillon Read...................         20
Designated Number.............         71
Dissenting Preferred Shares...         85
Dissenting Shares.............         18
EBIT..........................         28
EBITDA........................         28
Effective Time................         91
Electric Merger Transactions..         98
ERISA.........................         72
Exchange Agent................         71
Exchanged Shares..............         71
Fair Market Rate..............         86
FERC..........................         51
FPA...........................         51
FTC...........................         51
Gas Merger Transactions.......         98
Hedge Arrangements............         76
Historical Period.............         99
Historical Trading Ratios.....         97
Holding Company...............  2, 11, 17


             DEFINED                PAGE
              TERM                 NUMBER
             -------               ------
Holding Company Act..............      50
Holding Company By-Laws..........      66
Holding Company Certificate......      66
Holding Company Common Stock.....      17
Holding Company Preferred Stock..      66
Holding Company Series AA
 Preferred Stock.................      18
HSR Act..........................      51
Incentive Plan...................      91
Issuer...........................      83
Joint Proxy
 Statement/Prospectus............      17
KeySpan..........................      19
KeySpan Agreement................      19
KeySpan Common Stock.............      19
KeySpan Share Exchange...........      18
Kramer Levin.....................      20
Large Nuclear Group..............      33
LILCO............................       1
LILCO as adjusted................      11
LILCO By-Laws....................      68
LILCO Certificate................      68
LILCO Common Stock...............      17
LILCO Comparables................      97
LILCO Dissenting Shares..........      70
LILCO Meeting....................      17
LILCO Plans......................      75
LILCO Preferred Stock............      17
LILCO Stock Option Agreement.....      23
LIPA.............................      18
LIPA Act.........................      20
LIPA Agreement...................      18
LIPA Closing.....................      84
LIPA Effective Time..............      84
LIPA Ratio.......................      18
LIPA Sub.........................  18, 84
LIPA Transaction.................      18
LIPA Transmission and
 Distribution System.............      57
Make-Whole Amount................      85
Market/Offer Price...............      83
Merger...........................      17
Merrill Lynch....................      20
Merrill Lynch Opinion............      96
Non-nuclear Group................      33
Non-redeemable Preferred Stock...      85
Notice Date......................      83
NRC..............................      52
Nuclear Assets...................      31

           DEFINED              PAGE
            TERM               NUMBER
           -------             ------
NYBCL........................    44
Option Holder................    82
Option Shares................    82
Options......................    82
Original Agreement...........    23
Original Ratio...............    18
PACB.........................    21
PAL..........................    52
Performance Plan.............   101
Preferred Stock Designation..    67
Private Placement Preferred
 Stock.......................    84
Project......................    52
Projected Period.............    99
Promissory Notes.............    86
Proxy Committee..............    49
PSC..........................    20
Ratio........................    18
Record Date..................    17
Regulatory Assets............    31
Representatives..............    76
Repurchase Period............    82
Restricted Shares............    83
Retained Assets..............    84
Retained Debt Amount.........    86

           DEFINED                 PAGE
             TERM                 NUMBER
           -------              ----------
Retainer Plan.................          91
Retirement Plan...............          92
Securities Act................          44
SEC...........................          44
Series AA Preferred Stock.....          17
Series CC Preferred Stock.....          17
Series GG Preferred Stock.....          17
Series QQ Preferred Stock.....          17
Series UU Preferred Stock.....          17
Severance Period..............         102
Severance Plan................         102
Shareholder Meetings..........          17
Shareholder Notice Procedure..          68
Shoreham......................          20
Stock Option Agreements.......          23
Stock Plan....................          91
Subject Party.................          80
Surviving Corporation.........          84
T&D Business..................          31
Transferred Assets............  18, 57, 84
Transferee Subsidiaries.......          38
Transfer Taxes................          40
Trigger Event.................          81
Voting Power..................          68

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


         AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER

                                    BETWEEN

                       THE BROOKLYN UNION GAS COMPANY AND

                          LONG ISLAND LIGHTING COMPANY


                           DATED AS OF JUNE 26, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                   ARTICLE I

                                The Transactions

Section 1.1  THE BINDING SHARE EXCHANGE AND MERGER.......................  A-2
Section 1.2  EFFECTIVE TIME..............................................  A-2
                                  ARTICLE II
                             Treatment of Shares
Section 2.1  EFFECT ON CAPITAL STOCK.....................................  A-2
Section 2.2  DISSENTING SHARES...........................................  A-3
Section 2.3  ISSUANCE OF NEW CERTIFICATES................................  A-4
                                 ARTICLE III
                                 The Closing
Section 3.1  CLOSING.....................................................  A-6
                                  ARTICLE IV
               Representations and Warranties of Brooklyn Union
Section 4.1  ORGANIZATION AND QUALIFICATION..............................  A-6
Section 4.2  SUBSIDIARIES................................................  A-6
Section 4.3  CAPITALIZATION..............................................  A-7
Section 4.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
             COMPLIANCE..................................................  A-7
Section 4.5  REPORTS AND FINANCIAL STATEMENTS............................  A-8
Section 4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS........................  A-9
Section 4.7  LITIGATION..................................................  A-9
Section 4.8  REGISTRATION STATEMENT AND PROXY STATEMENT..................  A-9
Section 4.9  TAX MATTERS.................................................  A-9
Section 4.10 EMPLOYEE MATTERS; ERISA..................................... A-11
Section 4.11 ENVIRONMENTAL PROTECTION.................................... A-12
Section 4.12 REGULATION AS A UTILITY..................................... A-14
Section 4.13 VOTE REQUIRED............................................... A-14
Section 4.14 ACCOUNTING MATTERS.......................................... A-14
Section 4.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW.................. A-14
Section 4.16 OPINION OF FINANCIAL ADVISOR................................ A-14
Section 4.17 INSURANCE................................................... A-14
Section 4.18 OWNERSHIP OF LILCO COMMON STOCK............................. A-15
Section 4.19 BUSINESS SYNERGIES.......................................... A-15
                                  ARTICLE V
                   Representations and Warranties of LILCO
Section 5.1  ORGANIZATION AND QUALIFICATION.............................. A-15
Section 5.2  SUBSIDIARIES................................................ A-15
Section 5.3  CAPITALIZATION.............................................. A-15
Section 5.4  AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS;
             COMPLIANCE.................................................. A-16

                                                                        PAGE
                                                                        ----
Section 5.5  REPORTS AND FINANCIAL STATEMENTS.......................... A-17
Section 5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS...................... A-17
Section 5.7  LITIGATION................................................ A-17
Section 5.8  REGISTRATION STATEMENT AND PROXY STATEMENT................ A-17
Section 5.9  TAX MATTERS............................................... A-18
Section 5.10 EMPLOYEE MATTERS; ERISA................................... A-19
Section 5.11 ENVIRONMENTAL PROTECTION.................................. A-20
Section 5.12 REGULATION AS A UTILITY................................... A-21
Section 5.13 VOTE REQUIRED............................................. A-21
Section 5.14 ACCOUNTING MATTERS........................................ A-21
Section 5.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW................ A-21
Section 5.16 OPINION OF FINANCIAL ADVISOR.............................. A-21
Section 5.17 INSURANCE................................................. A-21
Section 5.18 OWNERSHIP OF BROOKLYN UNION COMMON STOCK.................. A-22
Section 5.19 BUSINESS SYNERGIES........................................ A-22
                                 ARTICLE VI
               Conduct of Business Pending the Effective Time
Section 6.1  COVENANTS OF THE PARTIES.................................. A-22
                                ARTICLE VII
                           Additional Agreements
Section 7.1  ACCESS TO INFORMATION..................................... A-26
Section 7.2  JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.......... A-27
Section 7.3  REGULATORY MATTERS........................................ A-27
Section 7.4  SHAREHOLDER APPROVAL...................................... A-28
Section 7.5  DIRECTORS' AND OFFICERS' INDEMNIFICATION.................. A-28
Section 7.6  DISCLOSURE SCHEDULES...................................... A-29
Section 7.7  PUBLIC ANNOUNCEMENTS...................................... A-29
Section 7.8  RULE 145 AFFILIATES....................................... A-30
Section 7.9  EMPLOYEE AGREEMENTS....................................... A-30
Section 7.10 EMPLOYEE BENEFIT PLANS.................................... A-30
Section 7.11 STOCK PLANS............................................... A-31
Section 7.12 NO SOLICITATIONS.......................................... A-32
Section 7.13 COMPANY BOARD OF DIRECTORS................................ A-32
Section 7.14 SENIOR EXECUTIVES......................................... A-32
Section 7.15 EXPENSES.................................................. A-33
Section 7.16 FURTHER ASSURANCES........................................ A-33
Section 7.17 POST-EXCHANGE OPERATIONS.................................. A-33
Section 7.18 OTHER TRANSACTIONS........................................ A-33
Section 7.19 EMPLOYMENT AGREEMENT...................................... A-34
Section 7.20 HOLDING COMPANY........................................... A-34
                                ARTICLE VIII
                                 Conditions
Section 8.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
             TRANSACTIONS.............................................. A-34
Section 8.2  CONDITIONS TO OBLIGATION OF LILCO TO EFFECT THE
             TRANSACTIONS.............................................. A-35
Section 8.3  CONDITIONS TO OBLIGATION OF BROOKLYN UNION TO EFFECT THE
             TRANSACTIONS.............................................. A-36

                                                                           PAGE
                                                                           ----
                                  ARTICLE IX
                       Termination, Amendment and Waiver
Section 9.1  TERMINATION.................................................. A-37
Section 9.2  EFFECT OF TERMINATION........................................ A-38
Section 9.3  TERMINATION FEE; EXPENSES.................................... A-39
Section 9.4  AMENDMENT.................................................... A-40
Section 9.5  WAIVER....................................................... A-40
                                   ARTICLE X
                              General Provisions
Section 10.1  NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES...... A-40
Section 10.2  BROKERS..................................................... A-40
Section 10.3  NOTICES..................................................... A-41
Section 10.4  MISCELLANEOUS............................................... A-41
Section 10.5  INTERPRETATION.............................................. A-41
Section 10.6  COUNTERPARTS; EFFECT........................................ A-41
Section 10.7  PARTIES IN INTEREST; ASSIGNMENT............................. A-42
Section 10.8  WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.................... A-42
Section 10.9  ENFORCEMENT................................................. A-42

Exhibit A Form of Amended and Restated LILCO Stock Option Agreement

Exhibit B Form of Amended and Restated Brooklyn Union Stock Option Agreement

Exhibit C Form of Agreement and Plan of Exchange and Merger by and among BL
         Holding Corp., LILCO, LIPA and LIPA Acquisition Corp.

  AMENDED AND RESTATED AGREEMENT AND PLAN OF EXCHANGE AND MERGER, dated as of June 26, 1997 (this "AGREEMENT"), between THE BROOKLYN UNION GAS COMPANY, a New York corporation ("Brooklyn Union") and LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO").

  WHEREAS, Brooklyn Union and LILCO have determined to engage in a business combination as peer firms in a merger and a binding share exchange and to form a holding company to manage their combined businesses (the "COMPANY");

  WHEREAS, Brooklyn Union, LILCO and NYECO CORP., a New York company ("NYECO"), entered into an Agreement and Plan of Exchange, dated as of December 29, 1996 (the "ORIGINAL AGREEMENT");

  WHEREAS, Brooklyn Union, LILCO and BUGLILCO HOLDING CORP., a New York corporation ("BUGLILCO"), amended and restated the Original Agreement pursuant to an Amended and Restated Agreement and Plan of Exchange, dated as of February 6, 1997 (the "FIRST AMENDED AND RESTATED AGREEMENT");

  WHEREAS, with the consent of each of Brooklyn Union and LILCO, NYECO assigned all of its rights and obligations under the Original Agreement to BUGLILCO (the "ASSIGNMENT");

  WHEREAS, in furtherance of a business combination by and between Brooklyn Union and LILCO, the respective Boards of Directors of Brooklyn Union and LILCO have adopted this Agreement and the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

  WHEREAS, the Board of Directors of LILCO has approved and LILCO has executed an amended and restated agreement with Brooklyn Union in the form of EXHIBIT A (the "LILCO STOCK OPTION AGREEMENT") contemplating a stock option (the "LILCO STOCK OPTION") and the Board of Directors of Brooklyn Union has approved and Brooklyn Union has executed an amended and restated agreement with LILCO in the form of EXHIBIT B (the "BROOKLYN UNION STOCK OPTION AGREEMENT") contemplating a stock option (the "BROOKLYN UNION STOCK OPTION");

  WHEREAS, Brooklyn Union, LILCO and LONG ISLAND POWER AUTHORITY ("LIPA") entered into an Agreement in Principle, dated as of March 19, 1997, pursuant to which LILCO and LIPA contemplate entering into an Agreement and Plan of Exchange and Merger substantially in the form attached as Exhibit C hereto (the "LIPA AGREEMENT");

  WHEREAS, for federal income tax purposes, it is intended that (i) the parties hereto will recognize no gain or loss, (ii) unless the LIPA Agreement has been terminated, the stockholders of LILCO who participate in the Transactions will recognize (except to the extent Section 1033 of the Code (as hereinafter defined) is available and availed of by a stockholder) gain or loss both in respect of stock received and in respect of any cash they receive in lieu of fractional shares, and (iii) the shareholders of Brooklyn Union who participate in the Transactions will not recognize gain or loss, in each case, for federal income tax purposes as a result of the consummation of the Transactions (as hereinafter defined);


  WHEREAS, the Board of Directors of Brooklyn Union has approved and Brooklyn Union has executed an amended and restated agreement and plan of exchange, dated as of June 26, 1997 (the "KEYSPAN EXCHANGE AGREEMENT"), with KeySpan Energy Corporation, a New York corporation and a wholly owned subsidiary of Brooklyn Union ("KEYSPAN"), pursuant to which, subject to the adoption by the shareholders of Brooklyn Union of the KeySpan Exchange Agreement and certain other conditions, including the redemption by Brooklyn Union of all of its issued and outstanding preferred stock, KeySpan will acquire all the outstanding shares of Common Stock of Brooklyn Union in a binding share exchange under Section 913 of the New York Business Corporation Law (the "NYBCL"), in which each share of Common Stock of Brooklyn Union will be exchanged for one share of Common Stock of KeySpan, with the result that Brooklyn Union will become a wholly owned subsidiary of KeySpan (such transaction, the "KEYSPAN RESTRUCTURING"); and

  WHEREAS, the parties desire to amend and restate the First Amended and Restated Agreement as of the date hereof to reflect the Assignment, the LIPA Agreement and the KeySpan Restructuring and certain other technical changes;

  NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               The Transactions

  Section 1.1 THE BINDING SHARE EXCHANGE AND MERGER. This Agreement shall be submitted to the holders of the Common Stock, par value $5 per share, of LILCO (the "LILCO COMMON STOCK") and the holders of the Common Stock, par value $0.33 1/3 per share, of Brooklyn Union (the "BROOKLYN UNION COMMON STOCK") for adoption in accordance with Section 913 of the NYBCL. The affirmative vote of the holders of at least two-thirds of the issued and outstanding LILCO Common Stock and of the holders of at least two-thirds of the issued and outstanding Brooklyn Union Common Stock shall be necessary to adopt this Agreement. Upon the terms and subject to the conditions of this Agreement, at the LILCO Effective Time (as defined in SECTION 1.2), the outstanding shares of LILCO Common Stock shall be exchanged for newly issued shares of the Common Stock, par value $0.01 per share, of the Company (the "COMPANY COMMON STOCK" and, with respect to any period after the Effective Time, the "COMPANY COMMON STOCK") as provided in SECTION 2.1 (the "SHARE EXCHANGE"), in accordance with
Section 913 of the NYBCL and at the Brooklyn Union Effective Time (as defined in SECTION 1.2), a wholly owned subsidiary of the Company ("MERGERSUB) will be merged with and into Brooklyn Union (the "MERGER") in accordance with Section 902 of the NYBCL, pursuant to which each outstanding share of Brooklyn Union Common Stock shall automatically be converted into one share of Company Common Stock as provided in SECTION 2.1 (the "MERGER" and, together with the Share Exchange, the "TRANSACTIONS"). As a result of the Merger, MergerSub will cease to exist and Brooklyn Union will survive the Merger as the surviving corporation (the "SURVIVING CORPORATION").

  Section 1.2 EFFECTIVE TIME. On the Closing Date (as defined in SECTION 3.1), a certificate of exchange complying with the requirements of the NYBCL shall be executed by LILCO and the Company and a certificate of merger complying with the requirements of the NYBCL shall be executed by Brooklyn Union and MergerSub, and each shall be filed by the parties with the Secretary of State of the State of New York. The LILCO Binding Share Exchange shall become effective at the time specified in the certificate of exchange with respect to the LILCO Binding Share Exchange (the "LILCO EFFECTIVE TIME") and the Merger shall become effective at the time specified in the certificate of merger filed with respect to the Merger (the "BROOKLYN UNION EFFECTIVE TIME") which specified times shall be contemporaneous (the "EFFECTIVE TIME"); PROVIDED, that the Brooklyn Union Effective Time shall be later than the LILCO Effective Time and all references to the Effective Time herein shall mean the Brooklyn Union Effective Time.

                                  ARTICLE II

                              Treatment of Shares

  Section 2.1 EFFECT ON CAPITAL STOCK.

  (a) At the Brooklyn Union Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union, the Company or MergerSub:

    (i) TREATMENT OF BROOKLYN UNION COMMON STOCK. Each share of Brooklyn Union Common Stock issued and outstanding immediately prior to the Brooklyn Union Effective Time, other than

  Dissenting Shares (as defined in SECTION 2.2), shall be converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, nonassessable share of Company Common Stock. At the Brooklyn Union Effective Time, all such shares of Brooklyn Union Common Stock shall no longer be outstanding, and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with SECTION 2.3, with interest.

    (ii) TREATMENT OF MERGERSUB COMMON STOCK. Each share of common stock of MergerSub, par value $.01 per share, issued and outstanding immediately prior to the Brooklyn Union Effective Time shall be converted into one share of common stock, $0.33 1/3 per share, of the Surviving Corporation.

  (b) Subject to SECTION 7.18(b), at the LILCO Effective Time, by virtue of the Share Exchange and without any action on the part of any holder of any capital stock of LILCO, Brooklyn Union or the Company:

    (i) TREATMENT OF LILCO COMMON STOCK. Each issued and outstanding share of LILCO Common Stock, other than Dissenting Shares, shall be exchanged for
  0.803 (the "ORIGINAL RATIO") fully paid and, subject to Section 630 of the NYBCL, nonassessable shares of Company Common Stock; PROVIDED that if the LIPA Agreement has not been terminated but the transactions contemplated thereby will not be consummated contemporaneously with the consummation of the transactions contemplated hereby, then each issued and outstanding share of LILCO Common Stock, other than Dissenting Shares, shall be exchanged for 0.803 fully paid and, subject to Section 630 of the NYBCL, nonassessable shares of Company Common Stock, and the Company shall cause there to be reserved out of its authorized but unissued shares of Company Common Stock such number of shares as is equal to 0.077 multiplied by the number of shares of LILCO Common Stock outstanding, other than Dissenting Shares, at the LILCO Effective Time; and if the transactions contemplated by the LIPA Agreement are consummated within two years of the LILCO Effective Time, then there shall be issued to persons who were holders of record of LILCO Common Stock at the LILCO Effective Time, 0.077 shares of Company Common Stock in respect of each share of LILCO Common Stock, other than Dissenting Shares, that had been held by them of record at the LILCO Effective Time. The potential issuance of shares of Company Common Stock pursuant to the last proviso of the preceding sentence is referred to herein as the "Contingent Issuance". The terms of exchange described in the proviso in the sentence preceding the preceding sentence are referred to herein as the "LIPA RATIO" (0.880), and the Original Ratio and the LIPA Ratio are referred to herein together as the "RATIOS". Upon such exchange, the Company shall become the owner of each share of LILCO Common Stock to be so exchanged and all such shares of LILCO Common Stock shall be deemed to have been exchanged for the applicable number of shares of the Company Common Stock, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of the Company Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with SECTION 2.3.

    (ii) NO CHANGE IN LILCO PREFERRED STOCK. Each issued and outstanding share of the preferred stock of LILCO shall be unchanged as a result of the Share Exchange and shall remain outstanding thereafter.

  Section 2.2 DISSENTING SHARES. Shares of LILCO Common Stock or Brooklyn Union Common Stock held by any holder entitled to relief as a dissenting shareholder under Section 910 of the NYBCL (the "DISSENTING SHARES") shall not become the right to receive Company Common Stock, but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL, unless and until the right of such holder to receive fair cash value for such Dissenting Shares terminates in accordance with Section 623 of the NYBCL. If such right is terminated otherwise than by the purchase of such shares by LILCO or Brooklyn Union, then such shares shall cease to be Dissenting Shares and shall represent the right to receive Company Common Stock, as provided in SECTION 2.1.

  Section 2.3 ISSUANCE OF NEW CERTIFICATES.

  (a) DEPOSIT WITH EXCHANGE AGENT. As soon as practicable after the Effective Time, the Company shall deposit with such bank or trust company mutually agreeable to LILCO and Brooklyn Union (the "EXCHANGE AGENT"), certificates representing shares of Company Common Stock required to effect the issuances referred to in SECTION 2.1 (or, SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to SECTION 7.18(b)).

  (b) ISSUANCE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") which immediately prior to the LILCO Effective Time represented outstanding shares of LILCO Common Stock or which immediately prior to the Brooklyn Union Effective Time represented outstanding shares of Brooklyn Union Common Stock (the "EXCHANGED COMMON SHARES") that in the case of LILCO Common Stock were exchanged for shares of Company Common Stock (the "COMPANY SHARES") pursuant to SECTION 2.1(b) and in the case of Brooklyn Union Common Stock were converted into the right to receive Company Shares pursuant to SECTION 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Notwithstanding the foregoing, if the Transactions are to be consummated pursuant to SECTION 7.18(b), then as soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of (x) a Certificate which immediately prior to the LILCO Effective Time represented Exchanged Common Shares that were exchanged for Company Shares pursuant to SECTION 7.18(b), or (y) a Certificate which immediately prior to the Brooklyn Union Effective Time represented Exchanged Common Shares that were converted in the Merger into the right to receive Company Shares pursuant to SECTION 2.1(a), (i) a Letter of Transmittal and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Company Shares. Upon surrender of a Certificate to the Exchange Agent for exchange (or to such other agent or agents as may be appointed by agreement of Brooklyn Union and LILCO), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of whole Company Shares which such holder has the right to receive pursuant to the provisions of this
ARTICLE II (or SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to SECTION 7.18(b)). In the event of a transfer of ownership of Exchanged Common Shares which is not registered in the transfer records of LILCO or Brooklyn Union, as the case may be, a certificate representing the proper number of Company Shares may be issued to a transferee if the Certificate representing such Exchanged Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.3, each Certificate shall be deemed at any time after the LILCO Effective Time or the Brooklyn Union Effective Time, as the case may be, to represent only the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this SECTION 2.3.

  (c) DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 2.3(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to SECTION 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Company Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares.

  (d) NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall determine the excess of
(i) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company pursuant to SECTION 2.3(a) less the number of full shares of Company Common Stock to be distributed to the holders of Brooklyn Union Common Stock pursuant to SECTION 2.1(a) over (ii) the number of full shares of Company Common Stock to be distributed to the holders of LILCO Common Stock pursuant to SECTION 2.1(c) or SECTION 7.18(b) (such excess being herein referred to as the "EXCESS SHARES"). As soon after the Effective Date as practicable, the Exchange Agent, as agent for the holders of LILCO Common Stock, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE in round lots to the extent practicable. LILCO shall pay, or cause to be paid, all commissions, transfer taxes and other out-of-pocket transactions costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of LILCO Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of LILCO Common Stock. The Exchange Agent shall determine the portion of the proceeds from the sale of the Excess Shares (the "EXCESS SHARES PROCEEDS") to which each holder of LILCO Common Stock is entitled, if any, by multiplying the amount of the Excess Shares Proceeds by a fraction, the numerator of which is the amount of the fractional share interests to which such holder of LILCO Common Stock is entitled, and the denominator of which is the aggregate amount of fractional share interest to which all of the holders of LILCO Common Stock are entitled. As soon as practicable after the sale of the Excess Shares and the determination of the amount of cash, if any, to be paid to each holder of LILCO Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to the holders of LILCO Common Stock entitled thereto and who have theretofore delivered Certificates for LILCO Common Stock pursuant to this ARTICLE II. Cash is being paid in lieu of fractional shares pursuant to this SECTION 2.1(d) for the convenience of the parties and is not a separately bargained for consideration.

  (e) CLOSING OF TRANSFER BOOKS. From and after the LILCO Effective Time and the Brooklyn Union Effective Time, the common stock transfer books of LILCO and Brooklyn Union, respectively, shall be closed and no transfer of any LILCO Common Stock or Brooklyn Union Common Stock shall thereafter be made. If, after the LILCO Effective Time or the Brooklyn Union Effective Time, as the case may be, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Company Shares, as the case may be, as provided in this SECTION 2.3.

  (f) TERMINATION OF EXCHANGE AGENT. Any certificates representing Company Shares deposited with the Exchange Agent pursuant to SECTION 2.3(a) and not exchanged within one year after the Effective Time pursuant to this SECTION
2.3 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, after which time any holder of unsurrendered Certificates shall look as a general creditor only to the Company for payment of such funds to which such holder may be due, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (g) PROCEDURES APPLICABLE TO SHARES ISSUED PURSUANT TO THE CONTINGENT ISSUANCE. If the transactions contemplated by the LIPA Agreement are consummated within two years of the LILCO Effective Time, then the Exchange Agent shall mail to each holder of record of Certificates which immediately prior to the LILCO Effective Time represented outstanding shares of LILCO Common Stock that were exchanged for Company Shares in compliance with the issuance procedures described in SECTION 2.3(b) certificates for the number of whole Company Shares which such holder has the right to receive pursuant to the

Contingent Issuance. No dividends or other distributions declared or made after the LILCO Effective Time with respect to Company Shares with a record date after the LILCO Effective Time and prior to the consummation of the transactions contemplated by the LIPA Agreement shall be paid in respect of shares to be issued pursuant to the Contingent Issuance. The procedures described in SECTION 2.3(d) with respect to fractional shares shall be employed with respect to shares to be issued pursuant to the Contingent Issuance.

                                  ARTICLE III

                                  The Closing

  Section 3.1 CLOSING. The closing of the Transactions (the "CLOSING") shall take place at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York at 10:00 A.M., local time, on the second business day immediately following the date on which the last of the conditions set forth in ARTICLE VIII hereof is satisfied or waived, or at such other time and date and place as Brooklyn Union and LILCO shall mutually agree, but in no event earlier than April 1, 1998 (the "CLOSING DATE").

                                  ARTICLE IV

               Representations and Warranties of Brooklyn Union

  Brooklyn Union represents and warrants to LILCO as follows:

  Section 4.1 ORGANIZATION AND QUALIFICATION. Except as set forth in Section
4.1 of the Brooklyn Union Disclosure Schedule (as defined in SECTION 7.6(ii)), each of Brooklyn Union and each of the Brooklyn Union Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, (a) the term "SUBSIDIARY" of a person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person and (b) the term "BROOKLYN UNION SUBSIDIARY" shall mean a Subsidiary of Brooklyn Union.

  Section 4.2 SUBSIDIARIES. Section 4.2 of the Brooklyn Union Disclosure Schedule sets forth a description, as of December 29, 1996, of all Subsidiaries and Joint Ventures (as defined herein) of Brooklyn Union, including (a) the name of each such entity and Brooklyn Union's interest therein and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Brooklyn Union Disclosure Schedule, none of the Brooklyn Union Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT"), respectively. Except as set forth in
Section 4.2 of the Brooklyn Union Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Brooklyn Union Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by Brooklyn Union free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Brooklyn Union Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "JOINT VENTURE" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest and (b) the term "BROOKLYN UNION JOINT VENTURE" shall mean those of the joint ventures of Brooklyn Union or any Brooklyn Union Subsidiary identified as a Brooklyn Union Joint Venture in
Section 4.2 of the Brooklyn Union Disclosure Schedule.

  Section 4.3 CAPITALIZATION. The authorized capital stock of Brooklyn Union is as set forth in Brooklyn Union's Annual Report on Form 10K for the year ended September 30, 1996. As of the close of business on December 18, 1996, there were issued and outstanding 49,993,378 shares of Brooklyn Union Common Stock. All of the issued and outstanding shares of the capital stock of Brooklyn Union are, and any shares of Brooklyn Union Common Stock issued pursuant to the Brooklyn Union Stock Option Agreement will be, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3 of the Brooklyn Union Disclosure Schedule, as of December 29, 1996, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Brooklyn Union or any of the Brooklyn Union Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Brooklyn Union, or obligating Brooklyn Union to grant, extend or enter into any such agreement or commitment, other than under the Brooklyn Union Stock Option Agreement. There are no outstanding stock appreciation rights of Brooklyn Union which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Brooklyn Union.

  Section 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

  (a) AUTHORITY. Brooklyn Union has all requisite power and authority to enter into this Agreement and the Brooklyn Union Stock Option Agreement, and, subject to the Brooklyn Union Shareholders' Approval (as defined in SECTION 4.13) and the Brooklyn Union Required Statutory Approvals (as defined in
SECTION 4.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Brooklyn Union Stock Option Agreement and the consummation by Brooklyn Union of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Brooklyn Union, subject to obtaining the applicable Brooklyn Union Shareholders' Approval. Each of this Agreement and the Brooklyn Union Stock Option Agreement has been duly and validly executed and delivered by Brooklyn Union and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, constitutes the valid and binding obligation of Brooklyn Union enforceable against it in accordance with its terms.

  (b) NON-CONTRAVENTION. Except as set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule, the execution and delivery of this Agreement and the Brooklyn Union Stock Option Agreement by Brooklyn Union do not, and the consummation of the transactions contemplated hereby or thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "VIOLATION" with respect to Brooklyn Union, such term when used in ARTICLE V having a correlative meaning with respect to LILCO) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Brooklyn Union or any of the Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures, (ii) subject to obtaining the Brooklyn Union Required Statutory Approvals and the receipt of the Brooklyn Union Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in SECTION 4.4(c)) applicable to Brooklyn Union or any of the

Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule (the "BROOKLYN UNION REQUIRED CONSENTS"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Brooklyn Union or any of the Brooklyn Union Subsidiaries or the Brooklyn Union Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each, a "GOVERNMENTAL AUTHORITY") is necessary for the execution and delivery of this Agreement or the Brooklyn Union Stock Option Agreement by Brooklyn Union or the consummation by Brooklyn Union of the transactions contemplated hereby or thereby, except as described in Section 4.4(c) of the Brooklyn Union Disclosure Schedule (the "BROOKLYN UNION REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such Brooklyn Union Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Section 4.4(d), Section 4.10 or
Section 4.11 of the Brooklyn Union Disclosure Schedule, or as disclosed in the Brooklyn Union SEC Reports (as defined in SECTION 4.5) filed prior to December 29, 1996, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries nor, to the knowledge of Brooklyn Union, any Brooklyn Union Joint Venture is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the Brooklyn Union Disclosure Schedule or in Section 4.11 of the Brooklyn Union Disclosure Schedule, Brooklyn Union and the Brooklyn Union Subsidiaries and Brooklyn Union Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 4.4(d) of the Brooklyn Union Disclosure Schedule, Brooklyn Union and each of the Brooklyn Union Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or
(ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 4.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by Brooklyn Union and the Brooklyn Union Subsidiaries since January 1, 1994 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the 1935 Act, the Federal Power Act (the "POWER ACT"), the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission (the "FERC"), the Nuclear Regulatory Commission ("NRC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Brooklyn Union has made available to LILCO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Brooklyn Union with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "BROOKLYN UNION SEC REPORTS"). As of their respective dates, the Brooklyn Union SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Brooklyn

Union included in the Brooklyn Union SEC Reports (collectively, the "BROOKLYN UNION FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Brooklyn Union as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of Brooklyn Union, as in effect on December 29, 1996, are included (or incorporated by reference) in the Brooklyn Union SEC Reports.

  Section 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or as set forth in
Section 4.6 of the Brooklyn Union Disclosure Schedule, since September 30, 1996, Brooklyn Union and each of the Brooklyn Union Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of Brooklyn Union and its subsidiaries taken as a whole (a "BROOKLYN UNION MATERIAL ADVERSE EFFECT").

  Section 4.7 LITIGATION. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or as set forth in Section 4.7,
Section 4.9 or Section 4.11 of the Brooklyn Union Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Brooklyn Union, threatened, nor are there, to the knowledge of Brooklyn Union, any material investigations or reviews pending or threatened against, relating to or affecting Brooklyn Union or any of the Brooklyn Union Subsidiaries, (ii) there have not been any significant developments since September 30, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Brooklyn Union or any of the Brooklyn Union Subsidiaries.

  Section 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of Brooklyn Union for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock in the Transactions (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the joint proxy statement, in definitive form, relating to the meetings of Brooklyn Union and LILCO shareholders to be held in connection with the Transactions (the "PROXY STATEMENT") will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 TAX MATTERS. "TAXES", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "TAX RETURN", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Brooklyn Union or any of its subsidiaries, or LILCO or any of its subsidiaries, as the case may be.

  Except as set forth in Section 4.9 of the Brooklyn Union Disclosure
Schedule:

    (a) FILING OF TIMELY TAX RETURNS. Brooklyn Union and each of the Brooklyn Union Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. Brooklyn Union and each of the Brooklyn Union Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. Brooklyn Union and the Brooklyn Union Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of Brooklyn Union or any of the Brooklyn Union Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. Brooklyn Union and each of the Brooklyn Union Subsidiaries have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the "CODE") relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Brooklyn Union and each of the Brooklyn Union Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 29, 1996, and no deficiency for any Taxes has been proposed, asserted or assessed against Brooklyn Union or any of the Brooklyn Union Subsidiaries that has not been resolved and paid in full.

    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Brooklyn Union or any of the Brooklyn Union Subsidiaries.

    (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by Brooklyn Union or any of the Brooklyn Union Subsidiaries concerning any Tax matter.

    (k) TAX RULINGS. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing adverse effect after the Closing Date. "TAX RULING", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "CLOSING AGREEMENT", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

    (l) AVAILABILITY OF TAX RETURNS. Brooklyn Union has made available to LILCO complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Brooklyn Union or any of the Brooklyn Union Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by Brooklyn Union or any of the Brooklyn Union Subsidiaries and (iii) any Closing Agreements entered into by Brooklyn Union or any of the Brooklyn Union Subsidiaries with any taxing authority.

    (m) TAX SHARING AGREEMENTS. Neither Brooklyn Union nor any Brooklyn Union Subsidiary is a party to any agreement relating to allocating or sharing of income Taxes.

    (n) CODE SECTION 280G. Neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) LIABILITY FOR OTHERS. None of Brooklyn Union or any of the Brooklyn Union Subsidiaries has any liability for Taxes of any person other than Brooklyn Union and the Brooklyn Union Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

  Section 4.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 4.10 of the Brooklyn Union Disclosure Schedule:

    (a) BENEFIT PLANS. Section 4.10(a) of the Brooklyn Union Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of Brooklyn Union and each of the Brooklyn Union Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any severance or change in control agreement (collectively, the "BROOKLYN UNION BENEFIT PLANS"). For the purposes of this SECTION 4.10 only, the term "Brooklyn Union" shall be deemed to include the predecessors of such company.

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by Brooklyn Union or any of the Brooklyn Union Subsidiaries to any Brooklyn Union Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Brooklyn Union Financial Statements.

    (c) QUALIFICATION; COMPLIANCE. Each of the Brooklyn Union Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of Brooklyn Union, no circumstances exist that are reasonably expected by Brooklyn Union to result in the revocation of any such determination. Brooklyn Union is in compliance in all material respects with, and each of the Brooklyn Union Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each Brooklyn Union Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

    (d) LIABILITIES. With respect to the Brooklyn Union Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of Brooklyn Union, there does not now exist any condition or set of circumstances, that could subject Brooklyn Union or any of the Brooklyn Union Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Brooklyn Union is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) WELFARE PLANS. None of the Brooklyn Union Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) DOCUMENTS MADE AVAILABLE. Brooklyn Union has made available to LILCO a true and correct copy of each collective bargaining agreement to which Brooklyn Union or any of the Brooklyn Union Subsidiaries is a party or under which Brooklyn Union or any of the Brooklyn Union Subsidiaries has obligations and, with respect to each Brooklyn Union Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such Brooklyn Union Benefit Plan, and (v) the most recent actuarial report or valuation.

    (g) PAYMENTS RESULTING FROM THE TRANSACTIONS. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Brooklyn Union or any of the Brooklyn Union Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Brooklyn Union Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Brooklyn Union, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) LABOR AGREEMENTS. As of December 29, 1996, except as set forth in
  Section 4.10(h) of the Brooklyn Union Disclosure Schedule or in the Brooklyn Union SEC Reports filed prior to December 29, 1996, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Brooklyn Union, as of December 29, 1996, except as set forth in Section 4.10(h) of the Brooklyn Union Disclosure Schedule, there is no current union representation question involving employees of Brooklyn Union or any of the Brooklyn Union Subsidiaries, nor does Brooklyn Union know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Brooklyn Union SEC Reports filed prior to December 29, 1996 or in Section 4.10(h) of the Brooklyn Union Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against Brooklyn Union or any of the Brooklyn Union Subsidiaries pending, or to the best knowledge of Brooklyn Union, threatened, (ii) there is no strike or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Brooklyn Union, threatened, against or involving Brooklyn Union, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Brooklyn Union, threatened, in respect of which any director, officer, employee or agent of Brooklyn Union or any of the Brooklyn Union Subsidiaries is or may be entitled to claim indemnification from Brooklyn Union or such Brooklyn Union Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in
  Section 4.10(h) of the Brooklyn Union Disclosure Schedule.

  Section 4.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 4.11 of the Brooklyn Union Disclosure Schedule or in the Brooklyn Union SEC Reports filed prior to December 29, 1996:

    (a) COMPLIANCE. Brooklyn Union and each of the Brooklyn Union Subsidiaries is in material compliance with all applicable Environmental Laws (as defined in SECTION 4.11(g)(ii)); and neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Brooklyn Union or any of the Brooklyn Union Subsidiaries is not in such compliance with applicable Environmental Laws.

    (b) ENVIRONMENTAL PERMITS. Brooklyn Union and each of the Brooklyn Union Subsidiaries has obtained or has applied for all material environmental, health and safety permits and governmental authorizations (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Brooklyn

  Union and the Brooklyn Union Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (c) ENVIRONMENTAL CLAIMS. To the best knowledge of Brooklyn Union, there is no material Environmental Claim (as defined in SECTION 4.11(g)(i)) pending (i) against Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures, (ii) against any person or entity whose liability for any Environmental Claim Brooklyn Union or any of the Brooklyn Union Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Brooklyn Union or any of the Brooklyn Union Subsidiaries owns, leases or manages, in whole or in part.

    (d) RELEASES. Brooklyn Union has no knowledge of any material Releases (as defined in SECTION 4.11(g)(iv)) of any Hazardous Material (as defined in SECTION 4.11(g)(iii)) that would be reasonably likely to form the basis of any material Environmental Claim against Brooklyn Union or any of the Brooklyn Union Subsidiaries, or against any person or entity whose liability for any material Environmental Claim Brooklyn Union or any of the Brooklyn Union Subsidiaries has or may have retained or assumed either contractually or by operation of law.

    (e) PREDECESSORS. Brooklyn Union has no knowledge, with respect to any predecessor of Brooklyn Union or any of the Brooklyn Union Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

    (f) DISCLOSURE. To Brooklyn Union's best knowledge, Brooklyn Union has disclosed to LILCO all material facts which Brooklyn Union reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Brooklyn Union pollution control equipment currently required or known to be required in the future; (ii) current Brooklyn Union remediation costs or Brooklyn Union remediation costs known to be required in the future; or (iii) any other environmental matter affecting Brooklyn Union.

    (g) As used in this Agreement:

      (i) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures (for purposes of this SECTION 4.11), or by LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures (for purposes of SECTION 5.11); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      (ii) "ENVIRONMENTAL LAWS" means all federal, state, local laws, rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (iii) "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Brooklyn Union or any of the Brooklyn Union Subsidiaries or Brooklyn Union Joint Ventures operates (for purposes of this SECTION 4.11) or in which LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures operates (for purposes of SECTION 5.11).

      (iv) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

  Section 4.12 REGULATION AS A UTILITY. Except as set forth in Section 4.12 of the Brooklyn Union Disclosure Schedule, neither Brooklyn Union nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of Brooklyn Union is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 4.13 VOTE REQUIRED. The adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of Brooklyn Union Common Stock (the "BROOKLYN UNION SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of Brooklyn Union or any of its subsidiaries required to adopt this Agreement and the other transactions contemplated hereby.

  Section 4.14 ACCOUNTING MATTERS. Neither Brooklyn Union nor, to Brooklyn Union's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP. As used in this Agreement (except as specifically otherwise defined), the term "AFFILIATE", except where otherwise defined herein, shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "CONTROL" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

  Section 4.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW. Assuming the representation and warranty of LILCO made in SECTION 5.18 is correct, none of the business combination provisions of Section 912 of the NYBCL or any similar provisions of the NYBCL (or, to the best knowledge of Brooklyn Union, any other similar state statute) or the Restated Certificate of Incorporation or by-laws of Brooklyn Union, are applicable to the transactions contemplated by this Agreement, including the granting or exercise of the Brooklyn Union Stock Option (except as set forth in Section 4.15 of the Brooklyn Union Disclosure Schedule).

  Section 4.16 OPINION OF FINANCIAL ADVISOR. Brooklyn Union has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH"), dated December 29, 1996, to the effect that, as of the date thereof, the Original Ratio is fair from a financial point of view to the holders of Brooklyn Union Common Stock, and Brooklyn Union has received the opinion of Merrill Lynch dated June 27, 1997, to the effect that, as of the date thereof, the LIPA Ratio (as defined below) is fair from a financial point of view to the holders of Brooklyn Union Common Stock.

  Section 4.17 INSURANCE. Except as set forth in Section 4.17 of the Brooklyn Union Disclosure Schedule, Brooklyn Union and each of the Brooklyn Union Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Brooklyn Union and the Brooklyn Union Subsidiaries during such time period. Except as set forth in Section 4.17 of the Brooklyn

Union Disclosure Schedule, neither Brooklyn Union nor any of the Brooklyn Union Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Brooklyn Union or any of the Brooklyn Union Subsidiaries. The insurance policies of Brooklyn Union and each of the Brooklyn Union Subsidiaries are valid and enforceable policies in all material respects.

  Section 4.18 OWNERSHIP OF LILCO COMMON STOCK. Except pursuant to the terms of the LILCO Stock Option Agreement, Brooklyn Union does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange
Act) any shares of LILCO Common Stock.

  Section 4.19 BUSINESS SYNERGIES. Brooklyn Union is not aware of any fact or circumstance, including the terms of any agreement to which it or any of its Subsidiaries is subject, that would impair in any material respect the ability of the Company to realize the synergies described in the joint press release to be issued in connection with the announcement of this transaction.

                                   ARTICLE V

                    Representations and Warranties of LILCO

  LILCO represents and warrants to Brooklyn Union as follows:

  Section 5.1 ORGANIZATION AND QUALIFICATION. Except as set forth in Section
5.1 of the LILCO Disclosure Schedule (as defined in SECTION 7.6(i)), each of LILCO and each of the LILCO Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term "LILCO SUBSIDIARY" shall mean a Subsidiary of LILCO.

  Section 5.2 SUBSIDIARIES. Section 5.2 of the LILCO Disclosure Schedule sets forth a description as of December 29, 1996 of all Subsidiaries and Joint Ventures of LILCO ("LILCO JOINT VENTURES"), including (a) the name of each such entity and LILCO's interest therein, and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 5.2 of the LILCO Disclosure Schedule, none of the LILCO Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of
Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the 1935 Act, respectively. Except as set forth in Section 5.2 of the LILCO Disclosure Schedule, all of the issued and outstanding shares of capital stock of each LILCO Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by LILCO free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such LILCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 5.3 CAPITALIZATION. The authorized capital stock of LILCO is as set forth in LILCO's Annual Report on Form 10K for the year ended December 31, 1995. As of the close of business on December 27, 1996, there were issued and outstanding 120,780,792 shares of LILCO Common Stock. All of the issued and outstanding shares of the capital stock of LILCO are, and any LILCO Common Stock issued pursuant to the LILCO Stock Option Agreement will be, validly issued, fully paid, nonassessable (subject to Section 630 of the NYBCL), and free of preemptive rights. Except as set forth in Section 5.3 of the LILCO Disclosure Schedule, as of December 29, 1996, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating LILCO or any of the LILCO Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of LILCO, or obligating LILCO to grant, extend or enter into any such agreement or commitment, other than under the LILCO Stock Option Agreement. There are no outstanding stock appreciation rights of LILCO which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of LILCO.

  Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

  (a) AUTHORITY. LILCO has all requisite power and authority to enter into this Agreement and the LILCO Stock Option Agreement, and, subject to the LILCO Shareholders' Approval (as defined in SECTION 5.13) and the LILCO Required Statutory Approvals (as defined in SECTION 5.4(c)), to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the LILCO Stock Option Agreement and the consummation by LILCO of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of LILCO, subject to obtaining the applicable LILCO Shareholders' Approval. This Agreement has been duly and validly executed and delivered by LILCO, the LILCO Stock Option Agreement has been duly and validly executed and delivered by LILCO and, assuming the due authorization, execution and delivery hereof and thereof by the other signatories hereto and thereto, each of this Agreement and the LILCO Stock Option Agreement constitutes the valid and binding obligation of LILCO, enforceable against it in accordance with its terms.

  (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the LILCO Disclosure Schedule, the execution and delivery of this Agreement and the LILCO Stock Option Agreement by LILCO do not, and the consummation of the transactions contemplated hereby or thereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures, (ii) subject to obtaining the LILCO Required Statutory Approvals and the receipt of the LILCO Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the LILCO Disclosure Schedule (the "LILCO REQUIRED CONSENTS") any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which LILCO or any of the LILCO Subsidiaries or the LILCO Joint Ventures is a party or by which it or any of its properties or assets may be bound or affected.

  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement or the LILCO Stock Option Agreement by LILCO or the consummation by LILCO of the transactions contemplated hereby or thereby, except as described in Section 5.4(c) of the LILCO Disclosure Schedule (the "LILCO REQUIRED STATUTORY APPROVALS", it being understood that references in this Agreement to "obtaining" such LILCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) COMPLIANCE. Except as set forth in Section 5.4(d), Section 5.10 or
Section 5.11 of the LILCO Disclosure Schedule, or as disclosed in the LILCO SEC Reports (as defined in SECTION 5.5) filed prior to December 29, 1996, neither LILCO nor any of the LILCO Subsidiaries nor, to the knowledge of LILCO, any LILCO Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 5.4(d) of the LILCO Disclosure Schedule or in Section 5.11 of the LILCO Disclosure Schedule, LILCO and the LILCO Subsidiaries and LILCO Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 5.4(d) of the LILCO Disclosure Schedule, LILCO and each of the LILCO Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject.

  Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The filings required to be made by LILCO and the LILCO Subsidiaries since January 1, 1994 under the Securities Act, the Exchange Act, the 1935 Act, the Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the SEC, the FERC, the NRC or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. LILCO has made available to Brooklyn Union a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by LILCO with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "LILCO SEC REPORTS"). As of their respective dates, the LILCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of LILCO included in the LILCO SEC Reports (collectively, the "LILCO FINANCIAL STATEMENTS") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of LILCO as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the Restated Certificate of Incorporation and By-laws of LILCO, as in effect on December 29, 1996, are included (or incorporated by reference) in the LILCO SEC Reports.

  Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or as set forth in Section
5.6 of the LILCO Disclosure Schedule, since December 31, 1995, LILCO and each of the LILCO Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition, results of operations or prospects of LILCO and its subsidiaries taken as a whole (a "LILCO MATERIAL ADVERSE EFFECT").

  Section 5.7 LITIGATION. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or as set forth in Section 5.7, Section 5.9 or
Section 5.11 of the LILCO Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of LILCO, threatened, nor are there, to the knowledge of LILCO, any material investigations or reviews pending or threatened against, relating to or affecting LILCO or any of the LILCO Subsidiaries, (ii) there have not been any significant developments since December 31, 1995 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to LILCO or any of the LILCO Subsidiaries.

  Section 5.8 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information supplied or to be supplied by or on behalf of LILCO for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the

Proxy Statement will not, at the dates mailed to shareholders and at the times of the meetings of shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the LILCO Disclosure Schedule:

    (a) FILING OF TIMELY TAX RETURNS. LILCO and each of the LILCO
  Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

    (b) PAYMENT OF TAXES. LILCO and each of the LILCO Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. LILCO and the LILCO Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of LILCO or any of the LILCO Subsidiaries except liens for Taxes not yet due.

    (e) WITHHOLDING TAXES. LILCO and each of the LILCO Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither LILCO nor any of the LILCO Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither LILCO nor any of the LILCO Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) EXPIRATION OF STATUTE OF LIMITATIONS. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of LILCO and each of the LILCO Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through December 29, 1996, and no deficiency for any Taxes has been proposed, asserted or assessed against LILCO or any of the LILCO Subsidiaries that has not been resolved and paid in full.

    (i) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of LILCO or any of the LILCO
  Subsidiaries.

    (j) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by LILCO or any of the LILCO Subsidiaries concerning any Tax matter.

    (k) TAX RULINGS. Neither LILCO nor any of the LILCO Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing adverse effect after the Closing Date.

    (l) AVAILABILITY OF TAX RETURNS. LILCO has made available to Brooklyn Union complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by LILCO or any of the LILCO Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by LILCO or any of the LILCO Subsidiaries and (iii) any Closing Agreements entered into by LILCO or any of the LILCO Subsidiaries with any taxing authority.

    (m) TAX SHARING AGREEMENTS. Neither LILCO nor any LILCO Subsidiary is a party to any agreement relating to allocating or sharing of income Taxes.

    (n) CODE SECTION 280G. Neither LILCO nor any of the LILCO Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (o) LIABILITY FOR OTHERS. None of LILCO or any of the LILCO Subsidiaries has any liability for Taxes of any person other than LILCO and the LILCO Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

  Section 5.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section 5.10 of the LILCO Disclosure Schedule:

    (a) BENEFIT PLANS. Section 5.10(a) of the LILCO Disclosure Schedule contains a true and complete list of each employee benefit plan covering employees, former employees or directors of LILCO and each of the LILCO Subsidiaries or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA and any severance or change in control agreement (collectively, the "LILCO BENEFIT PLANS"). For the purposes of this SECTION 5.10 only, the term "LILCO" shall be deemed to include the predecessors of such company.

    (b) CONTRIBUTIONS. All material contributions and other payments required to be made by LILCO or any of the LILCO Subsidiaries to any LILCO Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the LILCO Financial Statements.

    (c) QUALIFICATION; COMPLIANCE. Each of the LILCO Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the best knowledge of LILCO, no circumstances exist that are reasonably expected by LILCO to result in the revocation of any such determination. LILCO is in compliance in all material respects with, and each of the LILCO Benefit Plans is and has been operated in all material respects in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code. Each LILCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits.

    (d) LIABILITIES. With respect to the LILCO Benefit Plans, individually and in the aggregate, no event has occurred, and, to the best knowledge of LILCO, there does not now exist any condition or set of circumstances, that could subject LILCO or any of the LILCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the PBGC), or under any indemnity agreement to which LILCO is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

    (e) WELFARE PLANS. None of the LILCO Benefit Plans that are "welfare plans", within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

    (f) DOCUMENTS MADE AVAILABLE. LILCO has made available to Brooklyn Union a true and correct copy of each collective bargaining agreement to which LILCO or any of the LILCO Subsidiaries is a party or under which LILCO or any of the LILCO Subsidiaries has obligations and, with respect to each

  LILCO Benefit Plan, where applicable, (i) such plan and summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such LILCO Benefit Plan, and (v) the most recent actuarial report or valuation.

    (g) PAYMENTS RESULTING FROM THE TRANSACTIONS. (i) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from LILCO or any of the LILCO Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any LILCO Benefit Plan being established or becoming accelerated, vested or payable and (ii) neither LILCO nor any of the LILCO Subsidiaries is a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee, (B) any consulting contract with any person who prior to entering into such contract was a director or officer of LILCO, or (C) any plan, agreement, arrangement or understanding similar to any of the foregoing.

    (h) LABOR AGREEMENTS. As of December 29, 1996, except as set forth in
  Section 5.10(h) of the LILCO Disclosure Schedule or in the LILCO SEC Reports filed prior to December 29, 1996, neither LILCO nor any of the LILCO Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of LILCO, as of December 29, 1996, except as set forth in Section 5.10(h) of the LILCO Disclosure Schedule, there is no current union representation question involving employees of LILCO or any of the LILCO Subsidiaries, nor does LILCO know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the LILCO SEC Reports filed prior to December 29, 1996 or in Section 5.10(h) of the LILCO Disclosure Schedule, (i) there is no unfair labor practice, employment discrimination or other material complaint against LILCO or any of the LILCO Subsidiaries pending, or to the best knowledge of LILCO, threatened,
  (ii) there is no strike, or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of LILCO, threatened, against or involving LILCO, and (iii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of LILCO, threatened, in respect of which any director, officer, employee or agent of LILCO or any of the LILCO Subsidiaries is or may be entitled to claim indemnification from LILCO or such LILCO Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Section 5.10(h) of the LILCO Disclosure Schedule.

  Section 5.11 ENVIRONMENTAL PROTECTION. Except as set forth in Section 5.11 of the LILCO Disclosure Schedule or in the LILCO SEC Reports filed prior to December 29, 1996:

    (a) COMPLIANCE. LILCO and each of the LILCO Subsidiaries is in material compliance with all applicable Environmental Laws; and neither LILCO nor any of the LILCO Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that LILCO or any of the LILCO Subsidiaries is not in such compliance with applicable Environmental Laws.

    (b) ENVIRONMENTAL PERMITS. LILCO and each of the LILCO Subsidiaries has obtained or has applied for all the Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and LILCO and the LILCO Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

    (c) ENVIRONMENTAL CLAIMS. To the best knowledge of LILCO, there is no material Environmental Claim pending (i) against LILCO or any of the LILCO Subsidiaries or LILCO Joint Ventures, (ii) against any person or entity whose liability for any Environmental Claim LILCO or any of the LILCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, or

  (iii) against any real or personal property or operations which LILCO or any of the LILCO Subsidiaries owns, leases or manages, in whole or in part.

    (d) RELEASES. LILCO has no knowledge of any material Releases of any Hazardous Material that would be reasonably likely to form the basis of any material Environmental Claim against LILCO or any of the LILCO Subsidiaries, or against any person or entity whose liability for any material Environmental Claim LILCO or any of the LILCO Subsidiaries has or may have retained or assumed either contractually or by operation of law.

    (e) PREDECESSORS. LILCO has no knowledge, with respect to any predecessor of LILCO or any of the LILCO Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

    (f) DISCLOSURE. To LILCO's best knowledge, LILCO has disclosed to Brooklyn Union all material facts which LILCO reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of LILCO pollution control equipment currently required or known to be required in the future; (ii) current LILCO remediation costs or LILCO remediation costs known to be required in the future; or (iii) any other environmental matter affecting LILCO.

  Section 5.12 REGULATION AS A UTILITY. Except as set forth in Section 5.12 of the LILCO Disclosure Schedule, neither LILCO nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of LILCO is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 5.13 VOTE REQUIRED. The adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of LILCO Common Stock (collectively, the "LILCO SHAREHOLDERS' APPROVAL") is the only vote of the holders of any class or series of the capital stock of LILCO or any of its subsidiaries required to adopt this Agreement and the other transactions contemplated hereby.

  Section 5.14 ACCOUNTING MATTERS. Neither LILCO nor, to LILCO's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP if the transactions contemplated by the LIPA Agreement are not consummated.

  Section 5.15 APPLICABILITY OF CERTAIN PROVISIONS OF LAW. Assuming that the representation and warranty of Brooklyn Union made in SECTION 4.18 is correct, none of the business combination provisions of Sections 912 of the NYBCL or any similar provisions of the NYBCL (or, to the best knowledge of LILCO, any other similar state statute) or the Restated Certificate of Incorporation or by-laws of LILCO, are applicable to the transactions contemplated by this Agreement, including the granting or exercise of the LILCO Stock Option (except as set forth in Section 5.15 of the LILCO Disclosure Schedule).

  Section 5.16 OPINION OF FINANCIAL ADVISOR. LILCO has received the opinion of Dillon, Read & Co. Inc. ("DILLON READ"), dated December 29, 1996 to the effect that, as of the date thereof, the Original Ratio is fair from a financial point of view to the holders of LILCO Common Stock, and LILCO has received the opinion of Dillon Read dated June 27, 1997, to the effect that, as of the date thereof, the LIPA Ratio is fair from a financial point of view to the holders of LILCO Common Stock.

  Section 5.17 INSURANCE. Except as set forth in Section 5.17 of the LILCO Disclosure Schedule, LILCO and each of the LILCO Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by LILCO and the LILCO Subsidiaries during such time period. Except as set forth in Section 5.17 of the LILCO Disclosure Schedule, neither LILCO nor any of the LILCO Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of LILCO or any of the LILCO Subsidiaries. The insurance policies of LILCO and each of the LILCO Subsidiaries are valid and enforceable policies in all material respects.

  Section 5.18 OWNERSHIP OF BROOKLYN UNION COMMON STOCK. Except pursuant to the terms of the Brooklyn Union Stock Option Agreement, LILCO does not beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Brooklyn Union Common Stock or Brooklyn Union Preferred Stock.

  Section 5.19. BUSINESS SYNERGIES. LILCO is not aware of any fact or circumstance, including the terms of any agreement to which it or any of its Subsidiaries is subject, that would impair in any material respect the ability of the Company to realize the synergies described in the joint press release to be issued in connection with the announcement of this transaction.

                                  ARTICLE VI

                Conduct of Business Pending the Effective Time

  Section 6.1 COVENANTS OF THE PARTIES. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Brooklyn Union and LILCO each agree as follows, each as to itself and to each of the Brooklyn Union Subsidiaries and the LILCO Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the Brooklyn Union Stock Option Agreement, the LILCO Stock Option Agreement, the KeySpan Exchange Agreement, the LIPA Agreement and the Hedge Arrangements (as defined in
SECTION 7.18(c)), or to the extent the other parties hereto shall otherwise consent in writing:

    (a) ORDINARY COURSE OF BUSINESS. Each party hereto shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees. Except as set forth in Section 6.1(a) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, enter into a new line of business, or make any change in the line of business it engages in as of the date hereof involving any material investment of assets or resources or any material exposure to liability or loss, in the case of Brooklyn Union, to Brooklyn Union and its Subsidiaries taken as a whole, and in the case of LILCO, to LILCO and its Subsidiaries taken as a whole.

    (b) DIVIDENDS. Except as set forth in Section 6.1(b) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, and except as provided in the last sentence of this SECTION 6.1(b) no party shall, nor shall any party permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of their capital stock other than to such party or its wholly-owned subsidiaries and other than dividends required to be paid on any Preferred Stock in accordance with the respective terms thereof, regular quarterly dividends on LILCO Common Stock with usual record and payment dates not, during any fiscal year, in excess of 103% of the dividends for the prior fiscal year and regular quarterly dividends on Brooklyn Union Common Stock with usual record and payment dates not, during any fiscal year, in excess of 103% of the dividends for the prior fiscal year; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock, other than redemptions, purchases or acquisitions required by the respective terms of any outstanding series of preferred stock of Brooklyn Union or LILCO, as the case may be. The last record date of each of LILCO and Brooklyn Union on or prior to the Effective Time which relates to a regular quarterly dividend on LILCO Common Stock or Brooklyn Union Common Stock, as the case may be, shall be the same date and shall be prior to the Effective Time.

  Notwithstanding the foregoing, prior to the LILCO Effective Time, Brooklyn Union may cause the redemption of all issued and outstanding shares of preferred stock of Brooklyn Union in accordance with the terms thereof.

    (c) ISSUANCE OF SECURITIES. Except as set forth in Section 6.1(c) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, and except as provided in SECTION 7.20 no party shall, nor shall any party permit any of its Subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with issuance of securities as contemplated by this SECTION 6.1(c), subject to obtaining customary indemnities.

    (d) CHARTER DOCUMENTS. No party shall amend or propose to amend its respective certificate of incorporation, by-laws or regulations, or similar organizational documents, except as contemplated herein.

    (e) NO ACQUISITIONS. Except as set forth in Section 6.1(e) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire a material amount of assets other than in the ordinary course of business consistent with past practice.

    (f) CAPITAL EXPENDITURES. Except as set forth in Section 6.1(f) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, or as required by law, no party shall, nor shall any party permit any of its Subsidiaries to, make capital expenditures in excess of 110% of the amount budgeted by such party for capital expenditures as set forth in such Section 6.1(f) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule.

    (g) NO DISPOSITIONS. Except as set forth in Section 6.1(g) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, other than dispositions by a party and its Subsidiaries of less than $10 million, singularly or in the aggregate, no party shall, nor shall any party permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

    (h) INDEBTEDNESS. Except as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than incurrences to refinance existing indebtedness and other than as set forth in Section 6.1(h) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively.

    (i) COMPENSATION, BENEFITS. Except as set forth in Section 6.1(i) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, no party shall, nor shall any party permit any of its Subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by such party or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such party or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party or any of its Subsidiaries or (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

    (j) 1935 ACT. Except as set forth in Section 6.1(j) of the Brooklyn Union Disclosure Schedule or LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of its subsidiaries, under the 1935 Act, or that would impair the ability of LILCO or Brooklyn Union, as the case may be, to claim an exemption as of right under Rule 2 of the 1935 Act.

    (k) TRANSMISSION, GENERATION. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(k) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, (i) commence construction of any additional electric generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating, transmission or delivery capacity except as set forth in the budgets of Brooklyn Union and LILCO on the date hereof as set forth in Section 6.1(f) of the Brooklyn Union Disclosure Schedule and the LILCO Disclosure Schedule.

    (l) ACCOUNTING. Except as set forth in Section 6.1(l) of the Brooklyn Union Disclosure Schedule or LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    (m) POOLING. No party shall, nor shall any party permit any of its Subsidiaries to, take any action which would, or would be reasonably likely to, prevent the Company from accounting for the transactions to be effected pursuant to this Agreement as a pooling of interests in accordance with GAAP and applicable SEC regulations, and each party hereto shall use all reasonable efforts to achieve such result (including taking such actions as may be necessary to cure any facts or circumstances that could prevent such transactions from qualifying for pooling-of-interests accounting treatment).

    (n) TAX STATUS. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a tax-free transaction to the holders of Brooklyn Union Common Stock and, unless the LIPA Agreement has been terminated, the Share Exchange as a taxable transaction to the holders of LILCO Common Stock and the formation of the Company to be a transaction to which Section 351 of the Code does not apply, and each party hereto shall use all reasonable efforts to achieve such result and shall take such position in any relevant public disclosure document (including, without limitation, the Joint Proxy/Registration Statement (as hereinafter defined). LILCO's most recent tax year, for federal income tax purposes, commenced on April 1, 1997. At no time during the period April 1, 1997 through March 31, 1998, inclusive, will LILCO be either the common parent or a member of an "affiliated group" within the meaning of Section 1504 of the Code. LILCO will not with respect to any tax year beginning on or after April 1, 1998 file or join in the filing of a consolidated federal income tax return with respect to any affiliated group, within the meaning of Section 1504 of the Code. LILCO will advise the trustee of the defined benefit plan of LILCO of the consequences of owning, or prior to the LIPA Effective Time if the transactions contemplated hereby are to be consummated pursuant to SECTION 7.18(b) acquiring, any shares of LILCO Common Stock.

    (o) AFFILIATE TRANSACTIONS. Except as set forth in Section 6.1(o) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall, nor shall any party permit any of its Subsidiaries to, enter into any material agreement or arrangement with any of their respective affiliates (other than wholly-owned subsidiaries) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

    (p) COOPERATION, NOTIFICATION. Each party shall, and shall cause its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise the other party of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, in the case of Brooklyn Union, a Brooklyn Union Material Adverse Effect or, in the case of LILCO, a LILCO Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

    (q) RATE MATTERS. Each of Brooklyn Union and LILCO shall, and shall cause its Subsidiaries to, notify the other of any changes in its or its Subsidiaries' rates or charges (other than pass-through fuel and gas rates or charges), standards of service or accounting from those in effect on the date hereof, and no party will make any filing to change its rates on file with the New York State Public Service Commission (the "PSC") that would have a material adverse effect on the benefits associated with the business combination provided for herein.

    (r) THIRD-PARTY CONSENTS. Brooklyn Union shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Brooklyn Union Required Consents. Brooklyn Union shall promptly notify LILCO of any failure or prospective failure to obtain any such consents and, if requested by LILCO, shall provide copies of all Brooklyn Union Required Consents obtained by Brooklyn Union to LILCO. LILCO shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all LILCO Required Consents. LILCO shall promptly notify Brooklyn Union of any failure or prospective failure to obtain any such consents and, if requested by Brooklyn Union, shall provide copies of all LILCO Required Consents obtained by LILCO to Brooklyn Union.

    (s) NO BREACH, ETC. No party shall, nor shall any party permit any of its Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement, the Brooklyn Union Stock Option Agreement or the LILCO Stock Option Agreement, as the case may be, or in any of its representations and warranties set forth in this Agreement, the Brooklyn Union Stock Option Agreement, or the LILCO Stock Option Agreement, as the case may be, being untrue on and as of the Closing Date.

    (t) TAX-EXEMPT STATUS. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the qualification of Brooklyn Union's or LILCO's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under
  Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

    (u) COMPANY ACTIONS. LILCO and Brooklyn Union shall cause the Company to take only those actions, from the date hereof until the Effective Time, that are required or contemplated by this Agreement to be so taken by the Company, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority, as set forth in Section 4.4(b) of the Brooklyn Union Disclosure Schedule, Section 4.4(c) of the Brooklyn Union Disclosure Schedule, Section 5.4(b) of the LILCO Disclosure Schedule and Section 5.4(c) of the LILCO Disclosure Schedule.

    (v) TAX MATTERS. Except as set forth in Section 6.1(w) of the Brooklyn Union Disclosure Schedule or the LILCO Disclosure Schedule, respectively, no party shall make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending September 30, 1995 in the case of Brooklyn Union and December 31, 1995 in the case of LILCO, except as may be required by applicable law.

    (w) DISCHARGE OF LIABILITIES. No party shall pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in such party's reports filed with the SEC, or incurred in the ordinary course of business consistent with past practice, and other than the payment by Brooklyn Union or LILCO of certain transfer taxes which may result from the Transactions under New York law.

    (x) CONTRACTS. No party shall, except in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement to which such party or any Subsidiary of such party is a party or waive, release or assign any material rights or claims.

    (y) INSURANCE. Each party shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by such party or its Subsidiaries.

    (z) PERMITS. Each party shall, and shall cause its Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which such party or its Subsidiaries operate.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other (collectively, "REPRESENTATIVES") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the PSC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the other furnished to it in connection with the transactions contemplated by this Agreement (including, without limitation, each Disclosure Schedule) in accordance with the Confidentiality Agreement, dated October 24, 1995, between Brooklyn Union and LILCO, as it may be amended from time to time (the "CONFIDENTIALITY AGREEMENT").

  Section 7.2 JOINT PROXY STATEMENT AND REGISTRATION STATEMENT.

  (a) PREPARATION AND FILING. The parties will prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement and the Proxy Statement (together, the "JOINT PROXY/REGISTRATION STATEMENT"). The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each party hereto shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Transactions to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; PROVIDED, HOWEVER, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to service of process in any jurisdiction where it will not be, following the Transactions, so subject. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Joint Proxy/Registration Statement. The parties shall use reasonable efforts to cause the shares of Company Common Stock issuable in the Transactions to be approved for listing on the NYSE upon official notice of issuance. The information provided by any party hereto for use in the Joint Proxy/Registration Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party hereto with respect to information supplied by any other party for inclusion in the Joint Proxy/Registration Statement.

  (b) LETTER OF BROOKLYN UNION'S ACCOUNTANTS. Brooklyn Union shall use best efforts to cause to be delivered to LILCO a letter of Arthur Andersen LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to LILCO, in form and substance reasonably satisfactory to LILCO and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (c) LETTER OF LILCO'S ACCOUNTANTS. LILCO shall use best efforts to cause to be delivered to Brooklyn Union a letter of Ernst & Young LLP, dated a date within two business days before the date of the Joint Proxy/Registration Statement, and addressed to Brooklyn Union, in form and substance reasonably satisfactory to Brooklyn Union and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

  (d) FAIRNESS OPINIONS. It shall be a condition to the mailing of the Joint Proxy/Registration Statement to the shareholders of Brooklyn Union and LILCO that (i) Brooklyn Union shall have received an opinion from Merrill Lynch, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Original Ratio and the LIPA Ratio are fair from a financial point of view to the holders of Brooklyn Union Common Stock and (ii) LILCO shall have received an opinion from Dillon Read, dated the date of the Joint Proxy/Registration Statement, to the effect that, as of the date thereof, the Original Ratio and the LIPA Ratio are fair from a financial point of view to the holders of LILCO Common Stock.

  Section 7.3 REGULATORY MATTERS.

  (a) HSR FILINGS. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

  (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, and shall use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals. LILCO and Brooklyn Union shall cooperate in good faith and consult with each other on all components of, significant steps towards the completion of, and significant amendments to, the applications to obtain the Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals, and with respect to material filings, communications, agreements, arrangements or consents, written or oral, formal or informal, relating to applications for such Approvals.

  Section 7.4 SHAREHOLDER APPROVAL.

  (a) APPROVAL OF LILCO SHAREHOLDERS. Subject to the provisions of SECTION 7.4(c) and SECTION 7.4(d), LILCO shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "LILCO SPECIAL MEETING") for the purpose of securing the LILCO Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy/Registration Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Brooklyn Union with respect to each of the foregoing matters.

  (b) APPROVAL OF BROOKLYN UNION SHAREHOLDERS. Subject to the provisions of
SECTION 7.4(c) and SECTION 7.4(d), Brooklyn Union shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "BROOKLYN UNION SPECIAL MEETING") for the purpose of securing the Brooklyn Union Shareholders' Approval, (ii) distribute to its shareholders the Joint Proxy/Registration Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with LILCO with respect to each of the foregoing matters.

  (c) MEETING DATE. The LILCO Special Meeting for the purpose of securing the LILCO Shareholders' Approval and the Brooklyn Union Special Meeting for the purpose of securing the Brooklyn Union Shareholders' Approval shall be held on such dates as Brooklyn Union and LILCO shall mutually determine, acting in good faith.

  (d) FAIRNESS OPINIONS NOT WITHDRAWN. It shall be a condition to the obligation of Brooklyn Union to hold the Brooklyn Union Special Meeting that the opinion of Merrill Lynch, referred to in SECTION 7.2(d), shall not have been withdrawn, and it shall be a condition to the obligation of LILCO to hold the LILCO Special Meeting that the opinion of Dillon Read, referred to in
SECTION 7.2(d), shall not have been withdrawn.

  Section 7.5 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

  (a) INDEMNIFICATION. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the LILCO Effective Time, the Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to December 29, 1996, or who becomes prior to the Effective Time, an officer, director or employee of any of the parties hereto or any Subsidiary thereof (each an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective
Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of such party (the "INDEMNIFIED LIABILITIES"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the

NYBCL and upon receipt of any undertaking required by of the NYBCL, (ii) the Company will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York law and the Restated Certificate of Incorporation or By-laws of the Company shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; PROVIDED, HOWEVER, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

  (b) INSURANCE. For a period of six years after the Effective Time, the Company shall either (i) cause to be maintained in effect, for the benefit of those persons who were covered by the policies of directors' and officers' liability insurance maintained by LILCO or Brooklyn Union at December 29, 1996 and at any time subsequent thereto and prior to the Effective Time, the more favorable of such policies with respect to the obligations of the Company set forth in this Section 7.5 or (ii) obtain new policies offering such coverage at least as favorable as the terms of the more favorable of such current insurance coverage.

  (c) SUCCESSORS. In the event the Company or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this SECTION 7.5.

  (d) SURVIVAL OF INDEMNIFICATION. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of December 29, 1996 in favor of the employees, agents, directors and officers of Brooklyn Union, LILCO and their respective Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and by-laws in effect on the date thereof, or otherwise in effect on December 29, 1996, shall survive the Transactions and shall continue in full force and effect for a period of not less than six years from the Effective Time.

  (e) BENEFIT. The provisions of this SECTION 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 7.6 DISCLOSURE SCHEDULES. On December 29, 1996, (i) LILCO has delivered to Brooklyn Union a schedule (the "LILCO DISCLOSURE SCHEDULE"), accompanied by a certificate signed by the chief financial officer of LILCO stating the LILCO Disclosure Schedule is being delivered pursuant to this
SECTION 7.6(i) and (ii) Brooklyn Union has delivered to LILCO a schedule (the "BROOKLYN UNION DISCLOSURE SCHEDULE"), accompanied by a certificate signed by the chief financial officer of Brooklyn Union stating the Brooklyn Union Disclosure Schedule is being delivered pursuant to this SECTION 7.6(ii). The Brooklyn Union Disclosure Schedule and the LILCO Disclosure Schedule are collectively referred to herein as the "DISCLOSURE SCHEDULES". The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of December 29, 1996.

  Section 7.7 PUBLIC ANNOUNCEMENTS. Brooklyn Union and LILCO will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto that is inconsistent with any public announcement or statement previously made with the consent of the parties hereto without the consent of the other party (which consent shall not be unreasonably withheld), except as may be required by law, in which case the party required to issue the announcement or statement shall allow the other party time to comment on such announcement or statement prior to its issuance.

  Section 7.8 RULE 145 AFFILIATES. Within 30 days after the date of this Agreement, Brooklyn Union shall identify in a letter to LILCO, and LILCO shall identify in a letter to Brooklyn Union, all persons who are, and to such person's best knowledge who will be at the Closing Date, affiliates of Brooklyn Union and LILCO, respectively, as such term is used in Rule 145 under the Securities Act (or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment). Each of Brooklyn Union and LILCO shall use all reasonable efforts to cause their respective affiliates (including any person who may be deemed to have become an affiliate after the date of the letter referred to in the prior sentence) to deliver to the Company on or prior to the Closing Date a written agreement customary for transactions of this nature that are to be accounted for as a pooling of interests and in form and substance reasonably satisfactory to Brooklyn Union and LILCO. If any person refuses to provide such a written agreement, the Company shall, in lieu of receipt of such written agreement, be entitled to place appropriate legends on the certificates evidencing the Company Common Stock to be received by such person pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for the Company Common Stock, to the effect that the shares of Company Common Stock received or to be received by such person pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares of Company Common Stock, pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Company, is exempt from the registration requirements of the Securities Act. The foregoing restrictions on the transferability of Company Common Stock shall apply to all purported sales, transfers and other conveyances of the shares of Company Common Stock received or to be received by such person pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares of Company Common Stock, whether or not such person has exchanged the certificates previously evidencing such persons' shares of Brooklyn Union Common Stock or LILCO Common Stock, as the case may be, for certificates evidencing shares of Company Common Stock into which such shares were converted. The Proxy Statement and the Registration Statement shall disclose the preceding in a reasonably prominent manner.

  Section 7.9 EMPLOYEE AGREEMENTS. Subject to SECTION 7.10, SECTION 7.14 andSECTION 7.15, the Company and its Subsidiaries shall honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to December 29, 1996 which apply to any current or former employee or current or former director of the parties hereto; PROVIDED, HOWEVER, that this undertaking is not intended to prevent the Company from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

  Section 7.10 EMPLOYEE BENEFIT PLANS. Subject to SECTION 6.1(i), each of the Brooklyn Union Benefit Plans and LILCO Benefit Plans in effect at December 29, 1996 shall be maintained in effect with respect to the employees or former employees of Brooklyn Union and any of its Subsidiaries, on the one hand, and of LILCO and any of its Subsidiaries, on the other hand, respectively, who are covered by any such benefit plan immediately prior to the Closing Date (the "AFFILIATED EMPLOYEES") until the Company otherwise determines after the Effective Time; PROVIDED, HOWEVER, that nothing herein contained shall limit any reserved right contained in any such Brooklyn Union Benefit Plan or LILCO Benefit Plan to amend, modify, suspend, revoke or terminate any such plan. Without limitation of the foregoing, each participant of any such Brooklyn Union Benefit Plan or LILCO Benefit Plan shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any benefit plan of the Company or any of its subsidiaries or affiliates for service credited for the corresponding purpose under such benefit plan; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit. Any person hired by the Company or any of its subsidiaries after the Closing Date who was not employed by any party hereto or its subsidiaries immediately prior to the Closing Date shall be eligible to participate in such benefit plans maintained, or contributed to, by the subsidiary, division or operation by which such person is employed, PROVIDED that such person meets the eligibility requirements of the applicable plan.

  Section 7.11 STOCK PLANS.

  (a) LILCO and Brooklyn Union shall take all action required to terminate their respective employee stock option, stock purchase and other similar stock plans concurrent with the Effective Time.

  (b) At the Brooklyn Union Effective Time, (i) each share of Brooklyn Union Common Stock (including fractional and uncertificated shares) held under Brooklyn Union's Dividend Reinvestment and Stock Purchase Plan (the "DIVIDEND REINVESTMENT PLAN") or Brooklyn Union's Employee Savings Plan, Discount Stock Purchase Plan for Employees and Long-Term Performance Incentive Compensation Plan (each a "BROOKLYN UNION PLAN" and collectively the "BROOKLYN UNION PLANS") immediately prior to the Brooklyn Union Effective Time shall be automatically exchanged for a like number of shares (including fractional and uncertificated shares) of Company Common Stock, which shares shall be held under and pursuant to the Dividend Reinvestment Plan or be issued under such Brooklyn Union Plan, as the case may be, and (ii) each unexpired and unexercised option to purchase shares of Brooklyn Union Common Stock ("BROOKLYN UNION OPTION") under the Long-Term Performance Incentive Compensation Plan (the "INCENTIVE PLAN"), whether vested or unvested, will be automatically converted into an option (a "SUBSTITUTE OPTION") to purchase a number of shares of Company Common Stock equal to the number of shares of Brooklyn Union Common Stock that could have been purchased immediately prior to the Brooklyn Union Effective Time (assuming full vesting) under such Brooklyn Union Option, at a price per share of Company Common Stock equal to the per share option exercise price specified in such Brooklyn Union Option. In accordance with Section 424(a) of the Code, each Substitute Option shall provide the option holders with rights and benefits that are no less and no more favorable to him than were provided under the Brooklyn Union Option.

  (c) As of the Brooklyn Union Effective Time, the Company shall succeed to the Dividend Reinvestment Plan as in effect immediately prior to the Brooklyn Union Effective Time, and the Dividend Reinvestment Plan shall be appropriately modified to provide for the issuance or delivery of Company Common Stock on and after the Brooklyn Union Effective Time pursuant thereto.

  (d) As of the Brooklyn Union Effective Time, the Brooklyn Union Plans shall be appropriately amended to provide for the issuance or delivery of Company Common Stock, and the Company shall agree to issue or deliver Company Common Stock in connection therewith.

  (e) At the LILCO Effective Time, each share of LILCO Common Stock (including fractional and uncertificated shares) held under LILCO's Dividend Reinvestment Plan (the "LILCO DIVIDEND REINVESTMENT PLAN") or LILCO's Employee Stock Purchase Plan, Directors' Stock Unit Retainer Plan, Officer's Long Term Incentive Plan and Annual Stock Incentive Compensation Plan (each a "LILCO PLAN" and collectively the "LILCO PLANS") immediately prior to the LILCO Effective Time shall be automatically exchanged for such number of shares (including fractional and uncertificated shares) of Company Common Stock as each share of LILCO Common Stock is exchanged for pursuant to SECTION 2.1(c), which shares shall be held under and pursuant to the LILCO Dividend Reinvestment Plan or be issued under such LILCO Plan, as the case may be.

  (f) As of the LILCO Effective Time, the Company shall succeed to the LILCO Dividend Reinvestment Plan as in effect immediately prior to the LILCO Effective Time, and the LILCO Dividend Reinvestment Plan shall be appropriately modified to provide for the issuance or delivery of Company Common Stock on and after the LILCO Effective Time pursuant thereto.

  (g) As of the LILCO Effective Time, the LILCO Plans shall be appropriately amended to provide for the issuance or delivery of Company Common Stock, and the Company shall agree to issue or deliver Company Common Stock in connection therewith.

  (h) If the LIPA Agreement has not been terminated, then in connection with the consummation of the transactions contemplated by SECTION 2.1 (or SECTIONS 2.1(a) and 7.18(b) if the Transactions are to be consummated pursuant to
SECTION 7.18(b)), Brooklyn Union and LILCO shall cause the Company to issue an appropriate amount of preferred stock of the Company to such persons (which persons may include, among others, employee benefit plans, employees, officers and directors of Brooklyn Union or LILCO) and upon such terms so as to cause the formation of the Company to be a transaction to which Section 351 of the Code does not apply.

  Section 7.12 NO SOLICITATIONS. Each party hereto shall not, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to, any Business Combination Proposal (as defined below), or, in the event of an unsolicited Business Combination Proposal, except to the extent required by their fiduciary duties under applicable law if so advised in a written opinion of outside counsel, engage in negotiations or provide any information or data to any person relating to any Business Combination Proposal. Each party hereto shall notify the other party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep the other party informed of the status and details of any such inquiry, offer or proposal, and shall give the other party five days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted heretofore with respect to any Business Combination Proposal. As used in this SECTION 7.12, "BUSINESS COMBINATION PROPOSAL" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving any party to this Agreement or any of its material subsidiaries, or any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of a party generally) to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of any party to this Agreement or any of its material subsidiaries, other than pursuant to the transactions contemplated by this Agreement and by the LIPA Agreement. From the date hereof until the termination or consummation of the transactions contemplated by this Agreement, neither party shall engage in any negotiations or material discussions with the Long Island Power Authority ("LIPA") or its representatives or agents without prior notification to or the presence of the other party hereto, and will not provide any information or data to LIPA without providing a copy thereof to the other party hereto. Nothing contained herein shall prohibit a party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a Business Combination Proposal by means of a tender offer.

  Section 7.13 COMPANY BOARD OF DIRECTORS. The number of directors comprising the full Board of Directors of the Company at the Effective Time shall be 15 persons, six of whom shall be designated by Brooklyn Union prior to the Effective Time, six of whom shall be designated by LILCO prior to the Effective Time and three of whom shall be designated by a committee consisting of two current Brooklyn Union directors and two current LILCO directors.

  Section 7.14 SENIOR EXECUTIVES. Dr. William J. Catacosinos shall be the Chairman of the Board of Directors, Chairman of the Executive Committee and Chief Executive Officer of the Company commencing at the Effective Time. At the first anniversary of the Effective Time, Dr. Catacosinos shall cease to be the Chief Executive Officer, shall continue to be Chairman of the Board and Chairman of the Executive Committee and shall become a consultant of the Company. Mr. Robert B. Catell shall be the President and Chief Operating Officer of the Company commencing at the Effective Time and shall succeed Dr. Catacosinos as Chief Executive Officer of the Company commencing on such first anniversary. The arrangements to cause such elections to take place at the first anniversary of the Effective Time contemplated by the preceding sentence may be altered only by a vote, following the Effective Time, of two-thirds of the entire Board of Directors of the Company. Each of the parties hereto shall take such action as shall reasonably be deemed by any of them to be advisable in order to give effect to the provisions of this Section 7.14.

  Section 7.15 EXPENSES. Subject to SECTION 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto and any expenses incurred under the HSR Act, shall be shared equally by Brooklyn Union and LILCO.

  Section 7.16 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Transactions in accordance with the terms hereof.

  Section 7.17 POST-EXCHANGE OPERATIONS. Subject to the transactions contemplated by the LIPA Agreement, following the Effective Time, Brooklyn Union, on the one hand, and LILCO, on the other hand, shall continue their separate corporate existences, operating under the names of "THE BROOKLYN UNION GAS COMPANY" and "LONG ISLAND LIGHTING COMPANY", respectively, until such time as is otherwise determined by the Board of Directors of the Company. The name of the Company shall be "BL", or such other name as may be agreed by Brooklyn Union and LILCO prior to the Closing (which shall not be the name of, or a name substantially similar to, Brooklyn Union or LILCO). The certificate of incorporation and by-laws of the Company shall be amended prior to the Effective Time in a manner reasonably acceptable to Brooklyn Union and LILCO.

  Section 7.18 OTHER TRANSACTIONS

  (a) The parties hereto hereby consent to the execution and delivery of, and performance of the transactions contemplated by, the LIPA Agreement and the KeySpan Exchange Agreement, and waive all breaches of representations, warranties, covenants and conditions contained herein arising therefrom.

  (b) In the event that all of the conditions to each of this Agreement and the LIPA Agreement have been satisfied or waived and each of Brooklyn Union, LILCO and LIPA has indicated to the other parties that it is ready, willing and able to consummate the transactions contemplated by this Agreement and the LIPA Agreement, then the Share Exchange shall not be consummated and the other transactions contemplated hereby and thereby shall be consummated in the following manner and order:

    (i) the transfer by LILCO of the Transferred Assets (as defined in the LIPA Agreement) to such subsidiaries of the Company as Brooklyn Union and LILCO shall direct in exchange for the Designated Number (as hereinafter defined) of shares of Company Common Stock and up to $75 million face amount of preferred stock of the Company ("Company Preferred Stock") as contemplated by the LIPA Agreement. The "Designated Number" shall be the number of shares of Company Common Stock representing the net fair market value of the Transferred Assets, as shall be determined in good faith by Brooklyn Union and LILCO, less such face amount of Company Preferred Stock;

    (ii) the merger of LIPA Acquisition Corp. with and into LILCO and the related transactions contemplated by the LIPA Agreement (including all schedules and exhibits thereto) to occur on or prior to the effective time of such merger (the "LIPA EFFECTIVE TIME") shall be or shall have been consummated, and, at the LIPA Effective Time, the Cash Purchase Price (as defined in the LIPA Agreement) shall be paid to the Exchange Agent (as defined under the LIPA Agreement) as agent for the holders of LILCO Common Stock to subscribe for and purchase a number of shares of Company Common Stock, which number of shares when added to the Designated Number shall represent the number of shares of LILCO Common Stock issued and outstanding immediately prior to the LILCO Effective Time, other than Dissenting Shares, multiplied by the LIPA Ratio; and

    (iii) promptly thereafter, the Merger shall be consummated.

  (c) In connection with the LIPA Agreement, LILCO and Brooklyn Union contemplate the formation of a limited partnership for the purpose of purchasing interest rate hedge contracts, to be funded through capital contributions of up to $30 million by each of them (the formation of such limited partnership and the purchase of such contracts being referred to herein as the "HEDGE ARRANGEMENTS"). The parties hereby consent to the Hedge Arrangements and waive all breaches of representations, warranties, covenants and conditions arising therefrom.

  (d) Notwithstanding any provision herein to the contrary, LILCO shall not modify, amend or terminate the LIPA Agreement (once and as it has been entered into by the parties thereto), and shall not provide any consent, waiver or release thereunder without the prior written consent of Brooklyn Union.

  Section 7.19 EMPLOYMENT AGREEMENT.

  (a) The Company shall enter into an employment agreement with Mr. Catell effective as of the Effective Time providing for him to assume the positions described in Section 7.14 at the times specified therein, for him to continue to serve as Chief Executive Officer for a four year period commencing on the first anniversary of the Effective Time, for him to receive compensation (including incentive compensation relating to realizing the synergies contemplated to be realized from the Transactions) on terms mutually agreed to and in any event in an amount not less than what he receives as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  (b) The Company shall enter into an employment agreement with Dr. Catacosinos effective as of the Effective Time providing for him to assume the positions described in Section 7.14 at the times specified therein, for him to serve as a consultant to the Company for a five year period commencing after he ceases being Chief Executive Officer, for him to receive compensation (including incentive compensation of the kind described in Section 7.19(a)) on terms mutually agreed to and in any event in an amount not less than what he receives as of December 29, 1996 as well as reasonable increases, and otherwise containing terms and conditions comparable to and no less favorable than those customarily applicable to employment agreements for chief executive officers of similarly sized companies in the energy and utility businesses.

  Section 7.20 HOLDING COMPANY. Prior to the LILCO Effective Time, or if the transactions contemplated hereby are to be consummated pursuant to Section 7.18(b), the LIPA Effective Time, LILCO and Brooklyn Union shall cause the Company to be formed as a New York corporation for the purpose of consummating the transactions contemplated hereby, which corporation shall be 66% owned by LILCO and 34% owned by Brooklyn Union immediately prior to the LILCO Effective Time.

                                 ARTICLE VIII

                                  Conditions

  Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
TRANSACTIONS. The respective obligations of the parties to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
SECTION 9.5 by the joint action of the parties hereto:

    (a) SHAREHOLDER APPROVALS. The LILCO Shareholders' Approval and the Brooklyn Union Shareholders' Approval shall have been obtained.

    (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Transactions shall have been issued and be continuing in effect, and the Transactions and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

    (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

    (d) LISTING OF SHARES. The shares of Company Common Stock issuable in the Transactions pursuant to ARTICLE II (including shares issuable under options) shall have been approved for listing on the NYSE upon official notice of issuance.

    (e) STATUTORY APPROVALS. The Brooklyn Union Required Statutory Approvals and the LILCO Required Statutory Approvals shall have been obtained at or prior to the Brooklyn Union Effective Time and the LILCO Effective Time, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its prospective subsidiaries taken as a whole or which would be materially inconsistent with the agreements of the parties contained herein. If the transactions contemplated by the LIPA Agreement will not be consummated contemporaneously with the consummation of the transactions contemplated hereby, the Final Order relating to the approval of the transactions contemplated hereby to be received from the PSC shall include the PSC's approval, within the statutory authority of the PSC, of rates permitted to be charged by the Company and its subsidiaries to their customers which will be incorporated in a long term rate agreement the effect of which could not reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Company and its subsidiaries taken as a whole. For purposes of this provision, the prospects of the Company and its subsidiaries shall mean the combination of the results anticipated by the regulated earnings forecasts of Brooklyn Union provided to LILCO under cover of a memorandum dated December 29, 1996, and the results anticipated by the regulated earnings forecasts of LILCO provided to Brooklyn Union under cover of a memorandum dated December 29, 1996. A "FINAL ORDER" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

    (f) POOLING. Unless the LIPA Transaction has been consummated, or will be consummated contemporaneously with the Transactions, each of Brooklyn Union and LILCO shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory, in each case, to Brooklyn Union and LILCO, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests transaction under GAAP.

    (g) PREFERRED STOCK. Unless the LIPA Agreement has been terminated, the Company shall have issued shares of preferred stock of the Company as set forth in SECTIONS 7.11(h).

    (h) TAX OPINION. LILCO shall have received an opinion of Hunton & Williams satisfactory in form and substance to LILCO, dated as of the Closing Date, to the effect that the Share Exchange will not be taxable to non-dissenting holders of LILCO Common Stock and (except with respect to the receipt of cash in lieu of fractional shares) will satisfy the requirements of Section 351 of the Code; PROVIDED, HOWEVER, that this condition will not be required to be satisfied unless the LIPA Agreement has been terminated.

    Section 8.2 CONDITIONS TO OBLIGATION OF LILCO TO EFFECT THE TRANSACTIONS. The obligation of LILCO to effect the Transactions shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by LILCO in writing pursuant to SECTION 9.5:

    (a) PERFORMANCE OF OBLIGATIONS OF BROOKLYN UNION. Brooklyn Union (and/or its appropriate Subsidiaries) shall have performed its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the Brooklyn Union Stock Option Agreement required to be performed by it at or prior to the Brooklyn Union Effective Time.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Brooklyn Union set forth in this Agreement and the Brooklyn Union Stock Option Agreement shall be true and correct

  (i) on and as of December 29, 1996 and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than December 29, 1996 or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Brooklyn Union Material Adverse Effect.

    (c) CLOSING CERTIFICATES. LILCO shall have received a certificate signed on behalf of Brooklyn Union by the chief financial officer of Brooklyn Union, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in SECTION 8.2(a) and SECTION 8.2(b) have been satisfied.

    (d) BROOKLYN UNION MATERIAL ADVERSE EFFECT. No Brooklyn Union Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Brooklyn Union Material Adverse Effect.

    (e) BROOKLYN UNION REQUIRED CONSENTS. The Brooklyn Union Required Consents shall have been obtained, except for those consents the failure of which to obtain would have a Brooklyn Union Material Adverse Effect.

  Section 8.3 CONDITIONS TO OBLIGATION OF BROOKLYN UNION TO EFFECT THE TRANSACTIONS. The obligation of Brooklyn Union to effect the Transactions shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Brooklyn Union in writing pursuant to SECTION 9.5:

    (a) PERFORMANCE OF OBLIGATIONS OF LILCO. LILCO (and/or its appropriate Subsidiaries) shall have performed its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) and shall have performed in all material respects its other agreements and covenants contained in or contemplated by this Agreement and the LILCO Stock Option Agreement required to be performed at or prior to the LILCO Effective Time.

    (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of LILCO set forth in this Agreement and the LILCO Stock Option Agreement shall be true and correct (i) on and as of December 29, 1996 and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than December 29, 1996 or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a LILCO Material Adverse Effect.

    (c) CLOSING CERTIFICATES. Brooklyn Union shall have received a certificate signed on behalf of LILCO by the chief financial officer of LILCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in SECTION 8.3(a) and SECTION 8.3(b) have been satisfied.

    (d) LILCO MATERIAL ADVERSE EFFECT. No LILCO Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a LILCO Material Adverse Effect.

    (e) TAX OPINION. Brooklyn Union shall have received an opinion of Wachtell, Lipton, Rosen & Katz satisfactory in form and substance to Brooklyn Union, dated as of the Closing Date, which opinion may be based on appropriate representations of Brooklyn Union, KeySpan and the Company, to the effect that the Merger will qualify as a reorganization pursuant to
  Section 368 of the Code.

    (f) LILCO REQUIRED CONSENTS. The LILCO Required Consents shall have been obtained, except for those the failure of which to obtain would have a LILCO Material Adverse Effect.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

    (a) by mutual written consent of the Boards of Directors of Brooklyn Union and LILCO;

    (b) by any party hereto, by written notice to the other parties, if the Effective Time shall not have occurred on or before August 31, 1998 (the "INITIAL TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate the Agreement under this SECTION 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and PROVIDED, FURTHER, that if on the Initial Termination Date the conditions to the Closing set forth in SECTIONS 8.1(e), 8.2(e) and/or 8.3(f) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 28, 1999; and PROVIDED, FURTHER, that LILCO shall not have the right to terminate this Agreement pursuant to this Section 9.1 (b) if the LIPA Agreement has not been terminated;

    (c) by any party hereto, by written notice to the other parties, if the LILCO Shareholders' Approval shall not have been obtained at a duly held LILCO Special Meeting, including any adjournments thereof, or the Brooklyn Union Shareholders' Approval shall not have been obtained at a duly held Brooklyn Union Special Meeting, including any adjournments thereof;

    (d) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel acceptable to the parties hereto, of prohibiting the Transactions, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, judgment or decree shall have become final and nonappealable;

    (e) by LILCO, upon two days' prior notice to Brooklyn Union, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "BUSINESS COMBINATION") by a party other than Brooklyn Union or any of its affiliates or LIPA or any of its affiliates, the Board of Directors of LILCO determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; PROVIDED, HOWEVER, that (i) the Board of Directors of LILCO shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Brooklyn Union in negotiations entered into pursuant to CLAUSE (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, LILCO shall, and shall cause its respective financial and legal advisors to, negotiate with Brooklyn Union to make such adjustments in the terms and conditions of this Agreement as would enable LILCO to proceed with the transactions contemplated herein on such adjusted terms;

    (f) by Brooklyn Union, upon two days' prior notice to LILCO, if, as a result of a tender offer by a party other than LILCO or any of its affiliates or any written offer or proposal with respect to a Business Combination by a party other than LILCO or any of its affiliates, the Board of Directors of Brooklyn Union determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; PROVIDED, HOWEVER, that (i) the Board of Directors of Brooklyn Union shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by LILCO in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Brooklyn Union shall, and shall cause its respective financial and legal advisors to, negotiate with LILCO to make such adjustments in the terms and conditions of this Agreement as would enable Brooklyn Union to proceed with the transactions contemplated herein on such adjusted terms;

    (g) by Brooklyn Union, by written notice to LILCO, if (i) there exist breaches of the representations and warranties of LILCO and BL made herein as of December 29, 1996 which breaches, individually or in the aggregate, would or would be reasonably likely to result in a LILCO Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by LILCO of notice in writing from Brooklyn Union, specifying the nature of such breaches and requesting that they be remedied, (ii) LILCO (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the LILCO Stock Option Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by LILCO of notice in writing from Brooklyn Union, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of LILCO or any committee thereof (A) shall withdraw or modify in any manner adverse to Brooklyn Union its approval or recommendation of this Agreement or the Transactions,
  (B) shall fail to reaffirm such approval or recommendation upon Brooklyn Union's request, (C) shall approve or recommend any acquisition of LILCO or a material portion of its assets or any tender offer for shares of capital stock of LILCO, in each case, by a party other than Brooklyn Union or any of its affiliates and other than the LIPA Agreement, as the same may be amended from time to time with the consent of Brooklyn Union, and the transactions contemplated thereby or (D) shall resolve to take any of the actions specified in CLAUSE (A), (B) or (C);

    (h) by LILCO, by written notice to Brooklyn Union, if (i) there exist material breaches of the representations and warranties of Brooklyn Union made herein as of December 29, 1996 which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Brooklyn Union Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Brooklyn Union of notice in writing from LILCO, specifying the nature of such breaches and requesting that they be remedied, (ii) Brooklyn Union (and/or its appropriate subsidiaries) shall not have performed and complied with its agreements and covenants contained in SECTIONS 6.1(b) and 6.1(c) or shall have failed to perform and comply with, in all material respects, its other agreements and covenants hereunder or under the Brooklyn Union Stock Option Agreement, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Brooklyn Union of notice in writing from LILCO, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Brooklyn Union or any committee thereof
  (A) shall withdraw or modify in any manner adverse to LILCO its approval or recommendation of this Agreement or the Transactions, (B) shall fail to reaffirm such approval or recommendation upon LILCO's request, (C) shall approve or recommend any acquisition of Brooklyn Union or a material portion of its assets or any tender offer for the shares of capital stock of Brooklyn Union, in each case by a party other than LILCO or any of its affiliates or (D) shall resolve to take any of the actions specified in CLAUSE (A), (B) or (C); or

    (i) by either party, by written notice to the other party, if any of the conditions of either party's obligation to effect the Transactions cannot be satisfied.

  Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Brooklyn Union or LILCO pursuant to SECTION 9.1 there shall be no liability on the part of either Brooklyn

Union or LILCO or their respective officers or directors hereunder, except that SECTION 9.3, the agreement contained in the last sentence of SECTION 7.1,
SECTION 10.2 and SECTION 10.8 shall survive the termination.

  Section 9.3 TERMINATION FEE; EXPENSES.

  (a) TERMINATION FEE UPON BREACH OR WITHDRAWAL OF APPROVAL. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (x) SECTION 9.1(g)(i) or (ii) or (y) SECTION 9.1(h)(i) or
(ii), then: (i) the breaching party shall promptly (but not later than five business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the nonbreaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the transactions contemplated by this Agreement not in excess of $10 million; PROVIDED, HOWEVER, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $10 million), be entitled to retain such additional amounts as such non-breaching party may be entitled to receive at law or in equity; and (ii) if (x) at the time of the breaching party's willful breach of this Agreement, there shall have been a third party tender offer for shares of, or a third party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination shall not have been rejected by such party and its board of directors and withdrawn by the third party, and (y) within two and one-half years of any termination by the non-breaching party, the breaching party or an affiliate thereof becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such breaching party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed then at the closing (and as a condition to the closing) of such breaching party becoming such a subsidiary or of such Business Combination, will pay to the non-breaching party in cash an additional fee equal to $65 million (if the breaching party is LILCO) or $35 million (if the breaching party is Brooklyn Union).

  (b) ADDITIONAL TERMINATION FEE. If (i) this Agreement (x) is terminated by any party pursuant to SECTION 9.1(e) or SECTION 9.1(f) or SECTION 9.1(g)(iii) or SECTION 9.1(h)(iii), (y) is terminated following a failure of the shareholders of any one of the parties to grant the necessary approvals described in SECTION 4.13 and SECTION 5.13 or (z) is terminated as a result of such party's material breach of SECTION 7.4, and (ii) at the time of such termination or prior to the meeting of such party's shareholders there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving, such party or any of its affiliates which at the time of such termination or of the meeting of such party's shareholders shall not have been (A) rejected by such party and its board of directors and (B) withdrawn by the third party, and, within two and one-half years of any such termination, the party which was the subject of such offer or proposal (the "TARGET PARTY") becomes a subsidiary of such offeror or a subsidiary of an affiliate of such offeror or accepts a written offer to consummate or consummates a Business Combination with such offeror or an affiliate thereof, then such Target Party (jointly and severally with its affiliates), upon the signing of a definitive agreement relating to such a Business Combination, or, if no such agreement is signed, then at the closing (and as a condition to the closing) of such Target Party becoming such a subsidiary or of such Business Combination, will pay to the other party, if LILCO is the Target Party, $75 million, and if Brooklyn Union is the Target Party, $45 million, in each case in cash plus, in either case, the out-of-pocket fees and expenses incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the transactions contemplated by this Agreement.

  (c) LIPA AGREEMENT. For purposes of SECTIONS 9.3(a) and (b), the LIPA Agreement shall be deemed a proposal for a Business Combination involving LILCO and LIPA shall be deemed the offeror with respect thereto, and any fee for the benefit of Brooklyn Union would be payable under such sections at the time this Agreement is terminated; PROVIDED, that if this Agreement is terminated following a failure of the shareholders of LILCO to grant the LILCO Shareholders' Approval described in
Section 5.13, the LIPA Agreement shall not be deemed a proposal for a Business Combination involving LILCO and no fee shall be payable to Brooklyn Union by virtue of the LIPA Agreement under Sections 9.3(b)(i)(y) and 9.3(b)(ii).

  (d) EXPENSES. The parties agree that the agreements contained in this
SECTION 9.3 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  (e) LIMITATION OF TERMINATION FEES. Notwithstanding anything herein to the contrary, the aggregate amount payable to Brooklyn Union and its affiliates pursuant to SECTION 9.3(a), SECTION 9.3(b) and the terms of the LILCO Stock Option Agreement shall not exceed $90 million and the aggregate amount payable to LILCO and its affiliates pursuant to SECTION 9.3(a), SECTION 9.3(b) and the terms of the Brooklyn Union Stock Option Agreement shall not exceed $50 million (including reimbursement for fees and expenses payable pursuant to this SECTION 9.3). For purposes of this SECTION 9.3(c), the amount payable pursuant to the terms of the LILCO Stock Option Agreement or the Brooklyn Union Stock Option Agreement, as the case may be, shall be the amount paid pursuant to Section 7(a)(i) and 7(a)(ii) thereof.

  Section 9.4 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto, at any time before or after approval hereof by the shareholders of Brooklyn Union and LILCO and prior to the Effective Time, but after such approvals, no such amendment shall (i) alter or change the amount or kind of shares to be issued under ARTICLE II or (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Brooklyn Union Common Stock or LILCO Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  Section 10.1 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND WARRANTIES. (a) All representations, warranties and agreements in this Agreement shall not survive the Effective Time, except as otherwise provided in this Agreement and except for the agreements contained in this SECTION 10.1 and in ARTICLE II, SECTION 7.5, SECTION 7.9, SECTION 7.10, SECTION 7.11, SECTION 7.14, SECTION 7.15 and
SECTION 10.7.

  (b) No party may assert a claim for breach of any representation, warranty or covenant contained in this Agreement (whether by direct claim or counterclaim) except for the purpose of asserting a right to terminate this Agreement pursuant to SECTION 9.1(g)(i) or SECTION 9.1(h)(i) (or pursuant to any other subsection of SECTION 9.1, if the terminating party would have been entitled to terminate this Agreement pursuant to SECTION 9.1(g)(i) or SECTION 9.1(h)(i)) or pursuant to SECTION 9.3.

  Section 10.2 BROKERS. Brooklyn Union represents and warrants that, except for Merrill Lynch whose fees have been disclosed to LILCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brooklyn Union. LILCO represents and warrants that, except for Dillon Read whose fees have been disclosed to Brooklyn Union prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LILCO.

  Section 10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) If to Brooklyn Union, to:

    The Brooklyn Union Gas Company
    One MetroTech Center
    Brooklyn, New York 11201-3850
    Attention: Chief Executive Officer

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Richard D. Katcher and Seth A. Kaplan

  (b) If to LILCO, to:

    Long Island Lighting Company
    175 East Old County Road
    Hicksville, New York 11801
    Attention: Chief Executive Officer

    with a copy to:

    Kramer, Levin, Naftalis & Frankel
    919 Third Avenue
    New York, New York 10022
    Attention: Thomas E. Constance

  Section 10.4 MISCELLANEOUS. This Agreement including the documents and instruments referred to herein (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles.

  Section 10.5 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  Section 10.6 COUNTERPARTS; EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 10.7 PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and shall not be assigned by operation of law or otherwise; provided, however, that upon the consummation of the KeySpan Restructuring, Brooklyn Union shall assign to KeySpan, and KeySpan shall be substituted for and shall assume, all of Brooklyn Union's rights and obligations hereunder effective upon the effective time of the KeySpan Restructuring, and the parties hereto shall execute any amendment to this Agreement necessary to provide the benefits of this Agreement to KeySpan. Except for rights of Indemnified Parties as set forth in
SECTION 7.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing and any other provision of this Agreement, and in addition to any other required action of the Board of Directors of the Company (a) a majority of the directors of LILCO (or their successors) serving on the Board of Directors of the Company who are designated by LILCO pursuant to SECTION 7.13 shall be entitled during the three year period commencing at the Effective Time (the "THREE YEAR PERIOD") to enforce the provisions of SECTION 7.9, SECTION 7.10,
SECTION 7.11 and SECTION 7.14 on behalf of the LILCO officers, directors and employees, as the case may be, and (b) a majority of directors of Brooklyn Union (or their successors) serving on the Board of Directors of the Company who are designated by Brooklyn Union pursuant to SECTION 7.13 shall be entitled during the Three Year Period to enforce the provisions of SECTIONS 7.9, SECTION 7.10, SECTION 7.11, and SECTION 7.14 on behalf of the Brooklyn Union officers, directors and employees, as the case may be. Such directors' rights and remedies under the preceding sentence are cumulative and are in addition to any other rights and remedies they may have at law or in equity, but in no event shall this SECTION 10.7 be deemed to impose any additional duties on any such directors. The Company shall pay, at the time they are incurred, all costs, fees and expenses of such directors incurred in connection with the assertion of any rights on behalf of the persons set forth above pursuant to this SECTION 10.7.

  Section 10.8 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Each party to this Agreement waives, to the fullest extent permitted by applicable law, (i) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (ii) without limitation to SECTION 9.3, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

  Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, Brooklyn Union and LILCO have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          THE BROOKLYN UNION GAS COMPANY

                                                  /s/ Robert B. Catell
                                          By: _________________________________
                                            Robert B. Catell
                                            Chief Executive Officer

                                          LONG ISLAND LIGHTING COMPANY

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                            Dr. William J. Catacosinos
                                            Chief Executive Officer

                                                                        ANNEX B

                             AMENDED AND RESTATED
                         LILCO STOCK OPTION AGREEMENT

  AMENDED AND RESTATED STOCK OPTION AGREEMENT, dated as of June 26, 1997, by and between THE BROOKLYN UNION GAS COMPANY, a New York corporation ("Brooklyn Union"), and LONG ISLAND LIGHTING COMPANY, a New York corporation (the "COMPANY").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Brooklyn Union and the Company are entering into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of the date hereof (as the same may be amended from time to time, the "EXCHANGE AGREEMENT"), which provides, among other things, upon the terms and subject to the conditions thereof, for the exchange of outstanding shares of capital stock of each of Brooklyn Union and the Company for newly issued shares of capital stock of a New York corporation to be formed (the "BINDING SHARE EXCHANGES"), and (ii) the Company and Brooklyn Union are entering into a certain amended and restated stock option agreement dated as of the date hereof whereby Brooklyn Union grants to the Company an option with respect to certain shares of Brooklyn Union's common stock on the terms and subject to the conditions set forth therein (the "BROOKLYN UNION STOCK OPTION AGREEMENT");

  WHEREAS, as a condition to Brooklyn Union's willingness to enter into the original Agreement and Plan of Exchange by and among Brooklyn Union, LILCO and NYECO Corp., dated as of December 29, 1996, Brooklyn Union has requested that the Company agree, and the Company has so agreed, to grant to Brooklyn Union an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein;

  WHEREAS, the parties desire to amend and restate the original LILCO Stock Option Agreement as of the date hereof to reflect the Exchange Agreement.

  NOW, THEREFORE, to induce Brooklyn Union to enter into the Exchange Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Exchange Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants Brooklyn Union an irrevocable option (the "COMPANY OPTION") to purchase up to 23,981,964 shares, subject to adjustment as provided in Section 10 (such shares being referred to herein as the "COMPANY SHARES") of common stock, par value $5.00 per share, of the Company (the "COMPANY COMMON STOCK") (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "EXERCISE PRICE") per Company Share of $19.725 (which is equal to the Fair Market Value (as defined below) of a Company Share on the date hereof) payable, at Brooklyn Union's option, (a) in cash or (b) subject to the Company's having obtained the approvals of any Governmental Authority required for the Company to acquire the Brooklyn Union Shares (as defined below) from Brooklyn Union, which approvals the Company shall use best efforts to obtain, in shares of common stock, par value $.33 1/3 per share, of Brooklyn Union ("BROOKLYN UNION SHARES") in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "FAIR MARKET VALUE" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Exchange Agreement.

    2. EXERCISE OF OPTION. The Company Option may be exercised by Brooklyn Union, in whole or in part, at any time or from time to time after the Exchange Agreement becomes terminable by Brooklyn Union under circumstances which could entitle Brooklyn Union to termination fees under either Section

  9.3(a) of the Exchange Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Exchange Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Exchange Agreement (regardless of whether the Exchange Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Exchange Agreement becomes so terminable by Brooklyn Union being referred to herein as a "TRIGGER EVENT." The Company shall notify Brooklyn Union promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Brooklyn Union to exercise the Company Option. In the event Brooklyn Union wishes to exercise the Company Option, Brooklyn Union shall deliver to the Company a written notice (an "EXERCISE NOTICE") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "CLOSING") shall occur at a place, on a date and at a time designated by Brooklyn Union in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Exchange Agreement pursuant to
  Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days following any termination of the Exchange Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than April 28, 1999). Notwithstanding the foregoing, the Company Option may not be exercised if Brooklyn Union is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Exchange Agreement. Upon the giving by Brooklyn Union to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, Brooklyn Union shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to Brooklyn Union.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Company Shares to Brooklyn Union hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated;
  (ii) the Company Shares, and any Brooklyn Union Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, if applicable, the approval of the SEC under Section 10 of the 1935 Act of the acquisition of the Company Shares by Brooklyn Union and, if applicable, the acquisition by the Company of the Brooklyn Union Shares constituting the Exercise Price hereunder; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At any Closing, (a) the Company will deliver to Brooklyn Union or its designee a single certificate in definitive form representing the number of the Company Shares designated by Brooklyn Union in its Exercise Notice, such certificate to be registered in the name of Brooklyn Union and to bear the legend set forth in Section 11, and (b) Brooklyn Union will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of Brooklyn Union Shares being issued by Brooklyn Union in consideration thereof, as the case may be. For the purposes of this Agreement, the number of Brooklyn Union Shares to be delivered to the Company shall be equal to the quotient obtained by dividing (i) the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the Brooklyn Union Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of Brooklyn Union or its designee.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Brooklyn Union that (a) except as set forth in Section 5.1 of the LILCO Disclosure Schedule, the Company is a corporation duly organized, validly existing and in active status under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to Section 7(a) below under circumstances where Section 513(e) of the NYBCL would be applicable (the "BUYBACK APPROVALS") and subject to any regulatory approvals referred to herein and to the provisions of Section 513(a) of the NYBCL, if applicable, to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any required Buyback Approvals), (c) such corporate action (including the approval of the Board of Directors of the Company) is intended to render inapplicable to this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby, the provisions of the NYBCL referred to in Section 5.15 of the Exchange Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of Brooklyn Union, is enforceable against the Company in accordance with its terms, (e) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 23,981,964 authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Company Shares to Brooklyn Union upon the exercise of the Company Option, Brooklyn Union will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 5.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of the Company or any of its subsidiaries, pursuant to, (A) any provision of the certificate of incorporation or by-laws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in Section 5.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of Brooklyn Union contained in Section 6(h) are true and correct, the issuance, sale and delivery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and the Company shall not take any action which would cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any Brooklyn Union Shares acquired pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF Brooklyn Union. Brooklyn Union represents and warrants to the Company that (a) Brooklyn Union is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by Brooklyn Union and the consummation by Brooklyn Union of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Brooklyn Union and no other corporate proceedings on the part of Brooklyn Union are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by Brooklyn Union and constitutes a valid and binding obligation of Brooklyn Union, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against Brooklyn Union in accordance with its terms, (d) prior to any delivery of Brooklyn Union Shares in consideration of the purchase of Company Shares pursuant hereto, Brooklyn Union will have taken all necessary corporate action to authorize for issuance and to permit it to issue such Brooklyn Union Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by the Company of the Brooklyn Union Shares the provisions of the NYBCL referred to in Section 4.15 of the Exchange Agreement, (e) upon any delivery of such Brooklyn Union Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the Brooklyn Union Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 4.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by Brooklyn Union does not, and the consummation by Brooklyn Union of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by Brooklyn Union or any of its subsidiaries, pursuant to (A) any provision of the certificate of incorporation or by-laws of Brooklyn Union, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Brooklyn Union benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Brooklyn Union or its properties or assets, which Violation, in the case of each of its clauses (B) and/or (C), would have a material adverse effect on Brooklyn Union and its subsidiaries taken as a whole, (g) except as described in Section 4.4(c) of the Exchange Agreement or Section 1(b) or
  Section 3 hereof, the execution and delivery of this Agreement by Brooklyn Union does not, and the consummation by Brooklyn Union of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any Company Shares acquired upon exercise of the Company Option will be acquired for Brooklyn Union's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by Brooklyn Union with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    7. CERTAIN REPURCHASES.

      (a) BROOKLYN UNION PUT. At the request of Brooklyn Union by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "REPURCHASE PERIOD"), the Company (or any successor entity thereof) shall repurchase from Brooklyn Union all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of Brooklyn Union by written notice at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company (or any successor entity thereof) shall repurchase from Brooklyn Union all or any portion of the Company Shares purchased by Brooklyn Union pursuant to the Company Option, at the price set forth in subparagraph (ii) below:

        (i) the difference between the "MARKET/OFFER PRICE" for shares of Company Common Stock as of the date Brooklyn Union gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (B) the Fair Market Value of Company Common Stock as of such date (the "MARKET PRICE")) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which Brooklyn Union is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

        (ii) the product of (x) the sum of (A) the Exercise Price paid by Brooklyn Union per Company Share acquired pursuant to the Company Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares to be repurchased pursuant to this Section 7. For purposes of this clause
      (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by Brooklyn Union of a notice of repurchase.

      (b) REDELIVERY OF BROOKLYN UNION SHARES. If Brooklyn Union elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Brooklyn Union Shares, then the Company shall, if so requested by Brooklyn Union, in fulfillment of its obligation pursuant to clause (a) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 7(a)(ii)(x)), redeliver the certificate for such Brooklyn Union Shares to Brooklyn Union, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by Brooklyn Union pursuant to the Company Option are to be repurchased pursuant to this Section 7, then Brooklyn Union shall issue to the Company a new certificate representing those Brooklyn Union Shares which are not due to be redelivered to Brooklyn Union pursuant to this
    Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

      (c) PAYMENT AND REDELIVERY OF COMPANY OPTION OR SHARES. In the event Brooklyn Union exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to Brooklyn Union in immediately available funds and Brooklyn Union shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by Brooklyn Union pursuant thereto, and Brooklyn Union shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

      (d) BROOKLYN UNION CALL. If Brooklyn Union has elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of Brooklyn Union Shares, notwithstanding that Brooklyn Union may no longer hold any such Company Shares or that Brooklyn Union elects not to exercise its other rights under this
    Section 7, Brooklyn Union may require, at any time or from time to time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company to sell to Brooklyn Union any such Brooklyn Union Shares at the Fair Market Value that had been attributed to such Brooklyn Union Shares pursuant to Section 4 plus interest at the rate of 6.5% per annum on such amount from the Closing Date relating to the exchange of such Brooklyn Union Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such Brooklyn Union Shares paid during such period or declared and payable to stockholders of record on a date during such period.

      (e) REPURCHASE PRICE REDUCED AT BROOKLYN UNION'S OPTION. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Company Option or the Company Shares purchased by Brooklyn Union pursuant to the Company Option to a vote of the shareholders of the Company pursuant to Section 513(e) of the NYBCL, then Brooklyn Union may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

    8. RESTRICTIONS ON TRANSFER.

      (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares") and beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with
    Section 8(b) or Section 9.

      (b) PERMITTED SALES. Following the termination of the Exchange Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

    9. REGISTRATION RIGHTS. Following the termination of the Exchange Agreement, each party hereto (a "DESIGNATED HOLDER") may by written notice (the "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates form purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    If the Registrant does not elect to exercise its option pursuant to this
  Section 9 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and
  (ii) the Registrant will not be required to file any such registration statement during any period of time

  (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    The registration rights set forth in this Section 9 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
  Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects of success of such offering.

    10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on the Company contained in this Agreement or in the Exchange Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Binding Share Exchanges), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to Brooklyn Union its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the Outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

    11. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to Brooklyn Union hereunder, and Brooklyn Union Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED STOCK

    OPTION AGREEMENT, DATED AS OF JUNE 26, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificates(s) without such reference if Brooklyn Union or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in
  Section 11.

    12. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

    14. ENTIRE AGREEMENT. This Agreement, the Brooklyn Union Stock Option Agreement, the Confidentiality Agreement and the Exchange Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

    15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    16. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that Brooklyn Union is not permitted to acquire, or the Company is not permitted to repurchase pursuant to
  Section 7, the full number of shares of Company Common Stock provided in
  Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow Brooklyn Union to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith,or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    17. NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A. If to Brooklyn Union, to:

      The Brooklyn Union Gas Company
      One MetroTech Center
      Brooklyn, New York 11201-3850
      Attention: Chief Executive Officer

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Seth A. Kaplan

    B. If to the Company, to:

      Long Island Lighting Company
      175 East Old County Road
      Hicksville, New York 11801
      Attention: Chief Executive Officer

      with a copy to:

      Kramer, Levin, Naftalis & Frankel
      919 Third Avenue
      New York, New York 10022
      Attention: Thomas E. Constance

    18. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

    19. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

    21. EXPENSES. Except as otherwise expressly provided herein or in the Exchange Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    23. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

    24. REPLACEMENT OF COMPANY OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          The Brooklyn Union Gas Company

                                                   /s/ Robert B. Catell
                                          By: _________________________________
                                            Name: Robert B. Catell
                                            Title: Chief Executive Officer

                                          Long Island Lighting Company

                                                /s/ William J. Catacosinos
                                          By: _________________________________
                                            Name: Dr. William J. Catacosinos
                                            Title: Chief Executive Officer

                                                                        ANNEX C
                             AMENDED AND RESTATED
                     BROOKLYN UNION STOCK OPTION AGREEMENT

  AMENDED AND RESTATED STOCK OPTION AGREEMENT, dated as of June 26, 1997, by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO"), and THE BROOKLYN UNION GAS COMPANY, a New York corporation (the "COMPANY").

  WHEREAS, concurrently with the execution and delivery of this Agreement, (i) LILCO and the Company are entering into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of the date hereof (as the same may be amended from time to time, the "EXCHANGE AGREEMENT"), which provides, among other things, upon the terms and subject to the conditions thereof, for the exchange of outstanding shares of capital stock of each of LILCO and the Company for newly issued shares of capital stock of a New York corporation to be formed (the "BINDING SHARE EXCHANGES"), and (ii) the Company and LILCO are entering into a certain amended and restated stock option agreement dated as of the date hereof whereby LILCO grants to the Company an option with respect to certain shares of LILCO's common stock on the terms and subject to the conditions set forth therein (the "LILCO STOCK OPTION AGREEMENT");

  WHEREAS, as a condition to LILCO's willingness to enter into the original Agreement and Plan of Exchange by and among Brooklyn Union, LILCO and NYECO Corp., dated as of December 29, 1996, LILCO has requested that the Company agree, and the Company has so agreed, to grant to LILCO an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein; and

  WHEREAS, the parties desire to amend and restate the original Brooklyn Union Stock Option Agreement as of the date hereof to reflect the Exchange Agreement.

  NOW, THEREFORE, to induce LILCO to enter into the Exchange Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Exchange Agreement, the parties hereto agree as follows:

    1. GRANT OF OPTION. The Company hereby grants LILCO an irrevocable option (the "COMPANY OPTION") to purchase up to 9,948,682 shares, subject to adjustment as provided in Section 10 (such shares being referred to herein as the "COMPANY SHARES") of common stock, par value $.33 1/3 per share, of the Company (the "COMPANY COMMON STOCK") (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "EXERCISE PRICE") per Company Share of $30.0375 (which is equal to the Fair Market Value (as defined below) of a Company Share on the date hereof) payable, at LILCO's option, (a) in cash or (b) subject to the Company's having obtained the approvals of any Governmental Authority required for the Company to acquire the LILCO Shares (as defined below) from LILCO, which approvals the Company shall use best efforts to obtain, in shares of common stock, par value $5.00 per share, of LILCO ("LILCO SHARES") in either case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "FAIR MARKET VALUE" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Exchange Agreement.

    2. EXERCISE OF OPTION. The Company Option may be exercised by LILCO, in whole or in part, at any time or from time to time after the Exchange Agreement becomes terminable by LILCO under circumstances which could entitle LILCO to termination fees under either Section 9.3(a) of the Exchange Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Exchange Agreement shall have occurred, although the events specified in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Exchange Agreement (regardless of whether the Exchange Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Exchange Agreement becomes so terminable by LILCO being referred to herein as a "TRIGGER EVENT." The Company shall notify LILCO promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of LILCO to exercise the Company Option. In the event LILCO wishes to exercise the Company Option, LILCO shall deliver to the Company a written notice (an "EXERCISE NOTICE") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "CLOSING") shall occur at a place, on a date and at a time designated by LILCO in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time;
  (ii) the termination of the Exchange Agreement pursuant to Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or
  (iii) 180 days following any termination of the Exchange Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
  (iii) later than April 28, 1999). Notwithstanding the foregoing, the Company Option may not be exercised if LILCO is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Exchange Agreement. Upon the giving by LILCO to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, LILCO shall be deemed to be the holder of record of the Company Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such Company Shares shall not then be actually delivered to LILCO.

    3. CONDITIONS TO CLOSING. The obligation of the Company to issue the Company Shares to LILCO hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been terminated; (ii) the Company Shares, and any LILCO Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, if applicable, the approval of the SEC under Section 10 of the 1935 Act of the acquisition of the Company Shares by LILCO and, if applicable, the acquisition by the Company of the LILCO Shares constituting the Exercise Price hereunder; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

    4. CLOSING. At any Closing, (a) the Company will deliver to LILCO or its designee a single certificate in definitive form representing the number of the Company Shares designated by LILCO in its Exercise Notice, such certificate to be registered in the name of LILCO and to bear the legend set forth in Section 11, and (b) LILCO will deliver to the Company the aggregate price for the Company Shares so designated and being purchased by
  (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condition in Section 1(b), a certificate or certificates representing the number of LILCO Shares being issued by LILCO in consideration thereof, as the case may be. For the purposes of this Agreement, the number of LILCO Shares to be delivered to the Company shall be equal to the quotient obtained by dividing (i) the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exercise Price by (ii) the Fair Market Value of the LILCO Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of LILCO or its designee.

    5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to LILCO that (a) except as set forth in Section 4.1 of the Brooklyn Union Disclosure

  Schedule, the Company is a corporation duly organized, validly existing and in active status under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to Section 7(a) below under circumstances where Section 513(e) of the NYBCL would be applicable (the "BUYBACK APPROVALS") and subject to any regulatory approvals referred to herein and to the provisions of Section 513(a) of the NYBCL, if applicable, to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any required Buyback Approvals), (c) such corporate action (including the approval of the Board of Directors of the Company) is intended to render inapplicable to this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby, the provisions of the NYBCL referred to in Section 4.15 of the Exchange Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of the Company and, assuming this Agreement constitutes a valid and binding obligation of LILCO, is enforceable against the Company in accordance with its terms, (e) the Company has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have reserved, 9,948,682 authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 10, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, (f) upon delivery of the Company Shares to LILCO upon the exercise of the Company Option, LILCO will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 4.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "VIOLATION") of the Company or any of its subsidiaries, pursuant to, (A) any provision of the certificate of incorporation or by-laws of the Company, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in Section 4.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of LILCO contained in Section 6(h) are true and correct, the issuance, sale and delivery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and the Company shall not take any action which would cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any LILCO Shares acquired pursuant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    6. REPRESENTATIONS AND WARRANTIES OF LILCO. LILCO represents and warrants to the Company that (a) LILCO is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by LILCO and the consummation by LILCO of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LILCO and no other corporate proceedings on the part of LILCO are necessary to authorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by LILCO and constitutes a valid and binding obligation of LILCO, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against LILCO in accordance with its terms, (d) prior to any delivery of LILCO Shares in consideration of the purchase of Company Shares pursuant hereto, LILCO will have taken all necessary corporate action to authorize for issuance and to permit it to issue such LILCO Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inapplicable to the receipt by the Company of the LILCO Shares the provisions of the NYBCL referred to in
  Section 5.15 of the Exchange Agreement, (e) upon any delivery of such LILCO Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the LILCO Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (f) except as described in Section 5.4(b) of the Exchange Agreement, the execution and delivery of this Agreement by LILCO does not, and the consummation by LILCO of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in any Violation by LILCO or any of its subsidiaries, pursuant to (A) any provision of the certificate of incorporation or by-laws of LILCO, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, LILCO benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LILCO or its properties or assets, which Violation, in the case of each of its clauses (B) and/or (C), would have a material adverse effect on LILCO and its subsidiaries taken as a whole, (g) except as described in Section 5.4(c) of the Exchange Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by LILCO does not, and the consummation by LILCO of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority and (h) any Company Shares acquired upon exercise of the Company Option will be acquired for LILCO's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by LILCO with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

    7. CERTAIN REPURCHASES.

      (a) LILCO PUT. At the request of LILCO by written notice at any time during which the Company Option is exercisable pursuant to Section 2 (the "REPURCHASE PERIOD"), the Company (or any successor entity thereof) shall repurchase from LILCO all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of LILCO by written notice at any time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to Section 9.1(b) of the Exchange Agreement has been extended to April 28, 1999), the Company (or any successor entity thereof) shall repurchase from LILCO all or any portion of the Company Shares purchased by LILCO pursuant to the Company Option, at the price set forth in subparagraph (ii) below:

        (i) the difference between the "MARKET/OFFER PRICE" for shares of Company Common Stock as of the date LILCO gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "OFFER PRICE") and (B) the Fair Market Value of Company Common Stock as of such date (the "MARKET

      PRICE")) and the Exercise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which LILCO is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

        (ii) the product of (x) the sum of (A) the Exercise Price paid by LILCO per Company Share acquired pursuant to the Company Option and
      (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and (y) the number of Company Shares to be repurchased pursuant to this Section 7. For purposes of this clause
      (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by LILCO of a notice of repurchase.

      (b) REDELIVERY OF LILCO SHARES. If LILCO elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of LILCO Shares, then the Company shall, if so requested by LILCO, in fulfillment of its obligation pursuant to clause (a) of
    Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (b) of Section 7(a)(ii)(x)), redeliver the certificate for such LILCO Shares to LILCO, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by LILCO pursuant to the Company Option are to be repurchased pursuant to this Section 7, then LILCO shall issue to the Company a new certificate representing those LILCO Shares which are not due to be redelivered to LILCO pursuant to this Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

      (c) PAYMENT AND REDELIVERY OF COMPANY OPTION OR SHARES. In the event LILCO exercises its rights under this Section 7, the Company shall, within 10 business days thereafter, pay the required amount to LILCO in immediately available funds and LILCO shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by LILCO pursuant thereto, and LILCO shall warrant that it owns the Company Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

      (d) LILCO CALL. If LILCO has elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of LILCO Shares, notwithstanding that LILCO may no longer hold any such Company Shares or that LILCO elects not to exercise its other rights under this Section 7, LILCO may require, at any time or from time to time prior to August 31, 1998 (provided that such date shall be extended to April 28, 1999 under the circumstances where the date after which either party may terminate the Exchange Agreement pursuant to
    Section 9.1(b) of the Exchange Agreement has been extended to April 28,
    1999), the Company to sell to LILCO any such LILCO Shares at the Fair Market Value that had been attributed to such LILCO Shares pursuant to
    Section 4 plus interest at the rate of 6.5% per annum on such amount from the Closing Date relating to the exchange of such LILCO Shares pursuant to Section 4 to the closing date under this Section 7(d) less any dividends on such LILCO Shares paid during such period or declared and payable to stockholders of record on a date during such period.

      (e) REPURCHASE PRICE REDUCED AT LILCO'S OPTION. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Company Option or the Company Shares purchased by LILCO pursuant to the Company Option to a vote of the shareholders of the Company pursuant to Section 513(e) of the NYBCL, then LILCO may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

    8. RESTRICTIONS ON TRANSFER.

      (a) RESTRICTIONS ON TRANSFER. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares") and beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Section 8(b) or Section 9.

      (b) PERMITTED SALES. Following the termination of the Exchange Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

    9. REGISTRATION RIGHTS. Following the termination of the Exchange Agreement, each party hereto (a "DESIGNATED HOLDER") may by written notice (the "REGISTRATION NOTICE") to the other party (the "REGISTRANT") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "REGISTRABLE SECURITIES") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates form purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "PERMITTED OFFERING"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "MANAGER"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "OPTION PRICE") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within 20 business days after delivery of such notice. Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

    If the Registrant does not elect to exercise its option pursuant to this
  Section 9 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be entitled to more than an aggregate of two effective registration statements hereunder and
  (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses
  (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 9 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

    The registration rights set forth in this Section 9 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

    A registration effected under this Section 9 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including, if the Manager deems it necessary, participating in road-show presentations).

    The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this
  Section 9 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects of success of such offering.

    10. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on the Company contained in this Agreement or in the Exchange Agreement, in the event of any change in Company Common Stock by reason of stock dividends, splitups, mergers (other than the Binding Share Exchanges), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to LILCO its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the Outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

    11. RESTRICTIVE LEGENDS. Each certificate representing shares of Company Common Stock issued to LILCO hereunder, and LILCO Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE AMENDED AND RESTATED STOCK OPTION AGREEMENT, DATED AS OF JUNE 16, 1997, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificates(s) without such reference if LILCO or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference;

  and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 9 shall not be required to bear the legend set forth in
  Section 11.

    12. BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 9 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

    13. SPECIFIC PERFORMANCE. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

    14. ENTIRE AGREEMENT. This Agreement, the LILCO Stock Option Agreement, the Confidentiality Agreement and the Exchange Agreement (including the exhibits and schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

    15. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

    16. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regulatory agency determines that LILCO is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow LILCO to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith,or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

    17. NOTICES. All notices and other communication hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight courier service, or

  (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    A.If to LILCO, to:

      Long Island Lighting Company
      175 East Old County Road
      Hicksville, New York 11801
      Attention: Chief Executive Officer

      with a copy to:

      Kramer, Levin, Naftalis & Frankel
      919 Third Avenue
      New York, New York 10022
      Attention: Thomas E. Constance

    B.If to the Company, to:

      The Brooklyn Union Gas Company
      One MetroTech Center
      Brooklyn, New York 11201-3850
      Attention: Chief Executive Officer

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Seth A. Kaplan

    18. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

    19. INTERPRETATION. When a reference is made in this Agreement to a Section such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

    21. EXPENSES. Except as otherwise expressly provided herein or in the Exchange Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

    22. AMENDMENTS; WAIVER. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

    23. EXTENSION OF TIME PERIODS. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

    24. REPLACEMENT OF COMPANY OPTION. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          LONG ISLAND LIGHTING COMPANY

                                               /s/ William J. Catacosinos
                                          By: _________________________________
                                            Name: Dr. William J. Catacosinos
                                            Title: Chief Executive Officer

                                          THE BROOKLYN UNION GAS COMPANY

                                                  /s/ Robert B. Catell
                                          By: _________________________________
                                            Name: Robert B. Catell
                                            Title: Chief Executive Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX D


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               BL HOLDING CORP.,

                         LONG ISLAND LIGHTING COMPANY,

                          LONG ISLAND POWER AUTHORITY

                                      AND

                             LIPA ACQUISITION CORP.


                           DATED AS OF JUNE 26, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                        THE MERGER; RELATED TRANSACTIONS

 Section 1.1  The Merger.................................................
 Section 1.2  Effect of the Merger.......................................
 Section 1.3  Effective Time of the Merger...............................
 Section 1.4  Related Transactions.......................................
 Section 1.5  Description of Assets......................................
 Section 1.6  Liabilities................................................
 Section 1.7  Transition Work............................................
 Section 1.8  Resignations...............................................
 Section 1.9  Formation of LIPA Sub......................................
 Section 1.10 Charter Amendment..........................................
 Section 1.11 Certain Other Preferred Stock..............................

                                   ARTICLE II
                              TREATMENT OF SHARES

 Section 2.1  Effect of the Merger on Capital Stock......................
 Section 2.2  Dissenting Shares..........................................
 Section 2.3  Issuance of Parent Shares..................................

                                  ARTICLE III
                                    CLOSING

 Section 3.1  Closing....................................................

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

 Section 4.1  Organization and Qualification.............................
 Section 4.2  Subsidiaries...............................................
 Section 4.3  Capitalization.............................................
 Section 4.4  Authority; Non-Contravention; Statutory Approvals;
              Compliance.................................................
 Section 4.5  Reports and Financial Statements...........................
 Section 4.6  Absence of Certain Changes or Events.......................
 Section 4.7  Litigation.................................................
 Section 4.8  Registration Statement and Proxy Statement.................
 Section 4.9  Environmental Protection...................................
 Section 4.10 Regulation as a Utility....................................
 Section 4.11 Vote Require...............................................
 Section 4.12 Insurance..................................................
 Section 4.13 Disclosure.................................................

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

 Section 5.1  Organization...............................................
 Section 5.2  Authority; Non-Contravention; Statutory Approvals;
              Compliance.................................................
 Section 5.3  Disclosure.................................................
 Section 5.4  Ownership of LIPA Sub; No Prior Activities.................
 Section 5.5  Ownership of Company Common Stock..........................

                                   ARTICLE VI
                                   COVENANTS

 Section 6.1  Covenants of Parent and Company............................
 Section 6.2  Covenants of Authority and LIPA Sub........................

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

 Section 7.1   Access to Information.......................................
 Section 7.2   Proxy Statement and Registration Statement..................
 Section 7.3   Shareholder Approval........................................
 Section 7.4   Disclosure Schedule.........................................
 Section 7.5   Regulatory Matters..........................................
 Section 7.6   Public Announcements........................................
 Section 7.7   Confidentiality.............................................
 Section 7.8   Certain Litigation..........................................
 Section 7.9   Expenses....................................................
 Section 7.10  Further Assurances..........................................
 Section 7.11  Purchase Price Allocation...................................
 Section 7.12  Receipt of Consents and Approvals...........................
 Section 7.13  Certain Other Matters.......................................
 Section 7.14  Opinions of Counsel.........................................

                                  ARTICLE VIII
                                   CONDITIONS

 Section 8.1   Conditions to Each Party's Obligations......................
 Section 8.2   Conditions to Obligations of Authority and LIPA Sub.........
 Section 8.3   Conditions to Obligations of Parent and Company.............

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

 Section 9.1   Termination.................................................
 Section 9.2   Effect of Termination.......................................
 Section 9.3   Survival....................................................
 Section 9.4   Amendment...................................................
 Section 9.5   Extension; Waiver...........................................

                                   ARTICLE X
                                   STANDSTILL

 Section 10.1  Standstill..................................................

                                   ARTICLE XI
                                 MISCELLANEOUS

 Section 11.1  Certain Definitions.........................................
 Section 11.2  Notices.....................................................
 Section 11.3  Descriptive Headings........................................
 Section 11.4  Counterparts................................................
 Section 11.5  Entire Agreement; Assignment................................
 Section 11.6  Governing Law...............................................
 Section 11.7  Specific Performance........................................
 Section 11.8  Parties in Interest.........................................
 Section 11.9  Severability................................................
 Section 11.10 Alternative Dispute Resolution..............................

 Schedule A Transferred Assets
 Schedule B Principles and Procedures for Finalizing the Transferred Asset
            Schedule
 Schedule C Transition Work
 Schedule D Tax Matters
 Schedule E Employment Matters
 Schedule F Future Rights
 Schedule G Retained Assets

 Exhibit A  Form of Management Services Agreement
 Exhibit B  Form of Power Supply Agreement
 Exhibit C  Form of Energy Management Agreement
 Exhibit D  Form of Generation Purchase Right Agreement
 Exhibit E  Guaranty Agreement
 Exhibit F  Form of Parent Liabilities Undertaking
 Exhibit G  Form of Authority Liabilities Undertaking
 Exhibit H  Form of Certificate of Designation

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 26, 1997, by and among BL HOLDING CORP., a corporation to be formed as a New York corporation as contemplated herein ("Parent"), LONG ISLAND LIGHTING COMPANY, a New York corporation ("Company"), LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("Authority"), and LIPA ACQUISITION CORP., a New York corporation ("LIPA Sub").

                              W I T N E S S E T H

  WHEREAS, Authority is authorized under the Long Island Power Authority Act, Public Authorities Law Section 1020 et seq. (the "Act") to acquire all or any part of Company's securities or assets; and

  WHEREAS, the Act confers upon Authority the power to condemn the securities and/or assets of Company, including the common stock of Company to be acquired in the proposed transaction, and Authority has previously publicly announced its intention to consider exercising its condemnation power to acquire the common stock or assets of Company if a negotiated transaction cannot be achieved; and

  WHEREAS, The Brooklyn Union Gas Company, a New York corporation ("BU"), Company and Parent have entered into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Exchange Agreement"), which provides for the business combination of BU and Company as peer firms and the formation of Parent as a holding company to manage their combined businesses; and

  WHEREAS, Authority, Company and BU have undertaken negotiations as to various methods of accomplishing the objectives set forth in the Act and in connection with such negotiations, the parties have reached definitive agreement as to the transactions described herein; and

  WHEREAS, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each determined that it is advisable for Authority to cause LIPA Sub to merge with and into Company upon the terms and subject to the conditions set forth herein; and

  WHEREAS, in furtherance of such combination, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each approved the merger (the "Merger") of LIPA Sub with and into Company, in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL"), and upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                       THE MERGER; RELATED TRANSACTIONS

  Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), LIPA Sub shall be merged with and into Company (the "Merger") in accordance with the laws of the State of New York. Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of New York. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  Section 1.2 Effect of the Merger. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and in such certificate of incorporation and (ii) the by-laws of Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, in the certificate of incorporation of the Surviving Corporation and in such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the NYBCL.

  Section 1.3 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII and the consummation of the transactions contemplated by Section 1.4(d), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the NYBCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the time of such filing being the "Effective Time").

  Section 1.4 Related Transactions. In addition to the Merger, the following transactions will be consummated at or prior to the Closing (as defined below):

  (a) Formation of Subsidiaries. Parent and Company shall take all necessary action to form prior to the Closing such subsidiaries (which may be limited liability companies) of Parent (the "Transferee Subsidiaries") which, at the direction of Parent, will, as applicable, (i) enter into at the Closing a management services agreement in the form of Exhibit A attached hereto (the "Management Services Agreement"), a power supply agreement in the form of Exhibit B attached hereto (the "Power Supply Agreement"), an energy management agreement in the form of Exhibit C attached hereto (the "Energy Management Agreement"), a generation purchase right agreement in the form of Exhibit D attached hereto (the "Generation Purchase Right Agreement") and a guaranty agreement in the form of Exhibit E attached hereto (the "Guaranty Agreement") and/or (ii) receive the assets and properties of Company set forth on Schedule A attached hereto (the "Transferred Assets"). Parent, upon written notice to the parties hereto, may direct any portion of the Transferred Assets to be distributed to a particular Transferee Subsidiary; provided, however, that the Transferee Subsidiary which is designated by Parent to receive the assets contemplated by the Generation Purchase Right Agreement to be subject to Company's rights thereunder shall be the Transferee Subsidiary that enters into the Generation Purchase Right Agreement.

  (b) Company shall, reasonably prior to the anticipated Closing Date, form a new New York corporation to act as Parent hereunder and to own, directly or indirectly, all of the stock or other equity interests of the Transferee Subsidiaries, shall provide Authority and LIPA Sub with written notice of such formation and shall cause such new corporation to execute and deliver a counterpart hereof, whereupon such new corporation shall become Parent for all purposes hereof and each other Basic Agreement (as hereinafter defined).

  (c) Company will use reasonable efforts to transfer to a wholly-owned subsidiary of Company its ownership interest in the Nine Mile Point Two Nuclear Power Plant and its interest in all related nuclear fuel and nuclear decommissioning trust funds ("Nine Mile"), but Company's failure to obtain any required consent thereto of any governmental agency or other owner of any interest therein shall not constitute a breach of this Agreement.

  (d)(i) Immediately prior to the Effective Time, Company shall transfer the Transferred Assets to the Transferee Subsidiaries in exchange for, and Parent shall deliver to Company, (i) the Designated Number (as hereinafter defined) of shares of the common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and (ii) up to $75,000,000 face amount of Parent preferred stock in an aggregate face amount and having the rights and terms to be specified in a notice delivered by Parent to each party hereto not later than the date on which the notices of redemption are issued pursuant to Section
1.11 (the "New Parent Preferred Stock"). The "Designated Number" shall be the number of shares of Parent Common Stock specified in a notice delivered by Parent to each party hereto not later than the date on which such notices of redemption are issued pursuant to Section 1.11 and representing Parent's good faith estimate of the net fair market value of the Transferred Assets less the face amount of New Parent Preferred Stock delivered by Parent pursuant to this
Section 1.4(d). Concurrently with such delivery and immediately prior to the Effective Time, Company shall sell for cash in a private placement all shares of New Parent Preferred Stock to one or more persons or entities which are not otherwise shareholders of Company or BU at the Effective Time.

    (ii) Notwithstanding clause (i) of this Section 1.4(d), if the BUGLILCO Transactions (as defined in Section 2.1(b)) have been consummated prior to the Effective Time, the transfer of the Transferred Assets as contemplated by such clause (i) shall be made without the delivery by Parent of any Parent Common Stock or New Parent Preferred Stock.

  Section 1.5 Description of Assets. To the extent that Schedule A hereto (the "Transferred Asset Schedule") does not provide for a full legal description of the Transferred Assets referred to therein, the parties hereto shall revise the Transferred Asset Schedule prior to the Closing in accordance with the principles and procedures set forth on Schedule B attached hereto.

  Section 1.6 Liabilities.

  (a) At the Closing, Parent and each Transferee Subsidiary will execute and deliver to Authority and Surviving Corporation a liabilities undertaking and indemnification agreement in substantially the form of Exhibit F attached hereto (the "Parent Liabilities Undertaking").

  (b) At the Closing, the Authority and the Surviving Corporation will execute and deliver to Parent and each Transferee Subsidiary a liabilities undertaking and indemnification agreement in substantially the form of Exhibit G attached hereto (the "Authority Liabilities Undertaking").

  Section 1.7 Transition Work. The parties agree to take the respective actions set forth on Schedule C attached hereto to prepare for an orderly transition under the Basic Agreements at the Effective Time.

  Section 1.8 Resignations. Parent shall cause each officer and director of Company to resign from each position any such person then holds with Company, effective at the Effective Time.

  Section 1.9 Formation of LIPA Sub. Reasonably prior to the anticipated Closing Date, authority shall cause LIPA Sub to be duly incorporated as a New York corporation and shall cause LIPA Sub to execute a counterpart of this Agreement. Each representation and warranty set forth in Article V with respect to LIPA Sub shall be deemed to have been made on the date of such execution.

  Section 1.10 Charter Amendment. Authority shall cause the Amended and Restated Certificate of Incorporation of Company to be amended as contemplated in the request for a ruling from the Internal Revenue Service with respect to
Section 115 of the Internal Revenue Code of 1986, as amended (the "Code"), not later than the tenth business day after the Effective Time.

  Section 1.11 Certain Other Preferred Stock. Promptly after all conditions to the Closing set forth in Article VIII have been satisfied or waived in accordance therewith (other than Section 8.1(b), provided Company has received assurances satisfactory to Company that such condition can be satisfied), Company shall issue notices of redemption for all outstanding shares of Company Preferred Stock (as defined in Section 4.3) (other than the Series AA Preferred Stock and the other series thereof specifically referred to in
Section 2.1(c)(iii)) and shall pay all amounts due in respect of such redemption as promptly as practicable in accordance with the applicable terms of Company's Amended and Restated Certificate of Incorporation.

                                  ARTICLE II

                              TREATMENT OF SHARES

  Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Company or LIPA Sub:

  (a) Cancellation of Certain Stock. (i) Each share of Company Common Stock and each share of Company Preferred Stock that is owned by Company as treasury stock, and each share of Company Preferred Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 4.1) of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

    (ii) Each share of the common stock of LIPA Sub, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, non-assessable share of common stock of the Surviving Corporation.

  (b) Treatment of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock, other than shares cancelled pursuant to Section 2.1(a) and Company Dissenting Shares (as defined in Section 2.2), shall be cancelled and converted into the right to receive (x) an amount of cash equal to the Cash Purchase Price (as defined in Section 2.1(d)(i)) divided by the number of shares of Company Common Stock outstanding on the Closing Date (the "Common Stock Conversion Amount") and (y) a number of shares of Parent Common Stock (the "Transferred Assets Stock Portion") equal to the number of shares of Parent Common Stock received by Company pursuant to clause (i) of Section 1.4(d) divided by the number of shares of Company Common Stock outstanding on the Closing Date. Each holder of any such share of Company Common Stock shall be deemed hereby to have appointed the Exchange Agent (as defined in Section 2.3(a)) as its agent to subscribe for shares of Parent Common Stock by applying the aggregate Common Stock Conversion Amount for such purchase. The number of shares of Parent Common Stock to be purchased for the Common Stock Conversion Amount shall be (x) 0.880 shares of Parent Common Stock less the Transferred Assets Stock Portion if the transactions contemplated by the Exchange Agreement (the "BUGLILCO Transactions") will be consummated contemporaneously with the transactions contemplated hereby or (y) one share of Parent Common Stock less the Transferred Assets Stock Portion if the BUGLILCO Transactions will not be consummated contemporaneously with the transactions contemplated hereby. Upon such cancellation, all such shares of Company Common Stock shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive Parent Common Stock purchased pursuant to the second sentence of this Section 2.1(b) and distributed pursuant to clause (y) of the first sentence of this Section 2.1(b).

    (ii) Notwithstanding clause (i) of this Section 2.1(b), if the BUGLILCO Transactions have been consummated prior to the Effective Time, each issued and outstanding share of Company Common Stock, shall be cancelled and converted into the right to receive only an amount of cash equal to the Common Stock Conversion Amount and the transactions contemplated by the second and third sentences of such clause (i) shall not occur.

  (c) Treatment of Company Preferred Stock. (i) Each issued and outstanding share of Series AA Preferred Stock other than shares cancelled pursuant to
Section 2.1(a) and Company Dissenting Shares shall be cancelled and converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, non-assessable share of preferred stock, par value $25 per share, of Parent ("Parent Preferred Stock") with identical rights (including dividend rates) and designations to the Series AA Preferred Stock as set forth in the Certificate of Designation attached hereto as Exhibit H. Upon such conversion, each holder of a certificate formerly representing any shares of Series AA Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

    (ii) Each issued and outstanding share of Company Preferred Stock that is subject to optional redemption by Company at or before the Closing Date (other than shares cancelled pursuant to Section 2.1(a) (collectively, "Redeemable Preferred Stock") shall be called for redemption by Company as provided in Section 1.11 and all such shares shall be redeemed for cash by Company in accordance with the terms applicable to such shares. The aggregate amount of accrued but unpaid dividends and redemption premiums payable by Company in respect of such redemptions (the "Aggregate Redemption Premium") shall be paid by Parent to Company not later than two business days prior to the date the applicable redemption price is payable.

    (iii) Each issued and outstanding share of Company Preferred Stock (other than shares cancelled pursuant to Section 2.1(a), Company Dissenting Shares, shares of Series AA Preferred Stock and Redeemable Preferred Stock) (collectively, "Nonredeemable Preferred Stock") shall be cancelled and converted into the right to receive cash in the amount of the sum of (x) the Make-Whole Amount (as hereinafter defined) and (y) accrued but unpaid dividends in respect of such share through the Closing Date. As used herein, "Make-Whole Amount" with respect to each share of Nonredeemable Preferred Stock means an amount equal to the present value of (A) the face or liquidation preference amount, whichever is applicable, of such share and (B) the remaining dividend payments due on such share between the Closing

  Date and the earliest date on which Company may redeem such share, computed using a discount rate equal to the applicable Fair Market Rate divided by
  0.95. "Fair Market Rate" is defined as the Generic General Obligation Fair Market Yield for Baa rated Low/Medium Coupon General Municipal Obligations at the time of the computation as reported on Bloomberg, with a maturity most nearly equal to the period between cancellation and final redemption of such series of Non-redeemable Preferred Stock. The period between cancellation and redemption refers to the period between the Closing Date and: (A) August 1, 2002, with respect to the Series CC Preferred Stock, (B) March 1, 1999, with respect to the Series GG Preferred Stock, (C) May 1, 2001, with respect to the Series QQ Preferred Stock, and (D) October 16, 2018, with respect to the Series UU Preferred Stock. The amount by which the aggregate amount payable pursuant to this Section 2.1(c)(iii) exceeds 100% of the aggregate face or liquidation preference amounts, whichever is applicable, for all shares of Nonredeemable Preferred Stock shall be paid by Parent to the Surviving Corporation at the Effective Time.

  (d) Cash Purchase Price; Adjustment. (i) The "Cash Purchase Price" to be paid by Authority shall be $2,497,500,000.

    (ii) The Cash Purchase Price has been determined based upon the net book value of the Retained Assets (as defined in Section 4.4(b)) of $2,500,800,000 as set forth in the pro forma consolidated balance sheet of Company as of December 31, 1997 prepared by Company (the "Pro Forma Balance Sheet"). The Cash Purchase Price is based upon the assumption that the total long-term indebtedness of Company on the Closing Date shall not exceed $3,576,000,000 (the "Retained Debt Amount"). The Retained Debt Amount shall be adjusted in accordance with the adjustment referred to in
  Section 2.1(d)(vi) (the "Adjustment").

    (iii) No later than 60 days after the Closing Date, Parent shall prepare and deliver to Authority, with a copy to Authority's independent accountants, Price Waterhouse LLP ("Price Waterhouse"), the audited consolidated balance sheet of Company as of the Closing Date (the "Closing Date Balance Sheet") and a statement, as of the Closing Date (the "Statement"), setting forth the amount of the Adjustment and the calculations thereof in reasonable detail and showing the differences between each account contained in the Pro Forma Balance Sheet and the corresponding account in the Closing Date Balance Sheet. The Closing Date Balance Sheet and the Statement shall be prepared in accordance with generally accepted accounting principles used by Company in the preparation of its financial statements for the year ended December 31, 1996 ("GAAP"), using allocation procedures consistent with the procedures used by Company to prepare the Pro Forma Balance Sheet and its audited historical financial statements. During the period required to prepare the Closing Date Balance Sheet, Surviving Corporation will make available the books and records of Surviving Corporation to Parent, its authorized representatives and Parent's independent auditors, Ernst & Young ("E&Y").

    (iv) During the 60-day period following receipt by Authority of the Closing Date Balance Sheet and the Statement, Parent shall make available and shall direct E&Y to make available to Authority and Price Waterhouse copies of the working papers, books and records used in the preparation of the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties at the close of business on the sixtieth day following receipt thereof by Authority, except to the extent that Authority gives written notice of its disagreement with the Closing Date Balance Sheet or the Statement ("Notice of Disagreement") to Parent prior to such date, or if such day is not a business day, the next following business day. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

    (v) During the 30-day period following the delivery of a Notice of Disagreement, Parent and Authority shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Parent and E&Y shall have access to the working papers of Price Waterhouse prepared in connection with their analysis of any matter specified in the Notice of Disagreement, as reasonably requested by Parent, and Authority and Price Waterhouse shall have access to the working papers of E&Y prepared in connection with the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. At the end of such 30-day period, Parent and Authority shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement. The Accounting Firm shall be KPMG Peat Marwick or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and Authority in writing. If Parent and Authority do not agree on the selection of a nationally recognized independent accounting firm, Price Waterhouse and E&Y shall select a third accounting firm to act as the Accounting Firm hereunder. The Adjustment as determined by Parent, as modified (if at all) by resolution of Parent and Authority or by the Accounting Firm, is referred to herein as the "Final Adjustment." The determination of the Accounting Firm as to such matters shall be final and binding on the parties hereto, and Parent and Authority agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.1(d)(v) shall be borne by Parent and Authority in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of E&Y incurred in connection with their certification of the Closing Date Balance Sheet and the Statement and review of any Notice of Disagreement shall be borne by Parent and the fees and disbursements of Price Waterhouse incurred in connection with their review of the Closing Date Balance Sheet, and the Statement shall be borne by Surviving Corporation or Authority.

    (vi) The Retained Debt Amount shall be (A) increased by the amount, if any, by which the net book value of the Retained Assets exceeds
  $2,500,800,000 or (B) decreased by the amount, if any, by which the net book value of the Retained Assets is less than $2,500,800,000.

    (vii) The Transferred Assets shall include all cash held by Company at the Closing except for the net proceeds of the sale of New Parent Preferred Stock. The accounts payable retained by Company immediately following the Closing shall be $101.7 million plus or minus the New Parent Preferred Stock Adjustment as hereinafter defined. To the extent that the amount of such net proceeds from the sale of the New Parent Preferred Stock is more (the "Excess") or less than $75 million (the "Shortfall") the accounts payable retained by the Company immediately following the Closing shall be increased or decreased by the amount of the Excess or Shortfall, respectively, (the "New Parent Preferred Stock Agreement").

  (e) Retained Debt. At the Closing, Parent shall execute and deliver and shall cause each Transferee Subsidiary to execute and deliver, to Company such promissory notes as shall have an aggregate principal amount equal to the excess, if any, of (i) the indebtedness of Company outstanding on the Closing Date (the "Closing Date Debt Amount") over (ii) the Retained Debt Amount and as shall have such rates and maturities (including, without limitation, accelerated maturities resulting from default and voluntary and mandatory prepayments) as shall correspond, to each portion of debt underlying the indebtedness of Company on the Closing Date (the "Promissory Notes"); provided, however, that such interest and principal payment dates shall be adjusted to require payment by Parent, 30 days prior to the corresponding payment dates on the underlying debt, of an amount which, including amounts assured to be earned by Authority while such funds are held by it, will be sufficient to make the corresponding payments. The aggregate excess principal amount shall be allocated to each Promissory Note on a pro rata basis such that the ratio of (x) the principal amount of each Promissory Note to (y) the aggregate excess principal amount shall correspond to the ratio of (A) the principal amount of the corresponding underlying portion of debt to (B) the Closing Date Debt Amount. The Closing Date Debt Amount shall, for the purpose of calculating the aggregate principal amount of such Promissory Notes, be the amount set forth in a certificate signed by the Chief Financial Officer of Company and delivered to Parent and Authority on the Closing Date. Such amount shall be reviewed by E&Y in accordance with Section 2.1(d)(iii) and the actual amount thereof shall be set forth in the Statement. The actual amount shall be subject to review by Price Waterhouse, in accordance with the procedures set forth in Section 2.1(d)(iv), with any disagreements being resolved in accordance with the procedures set forth in Section 2.1(d)(v). Upon the final determination of such amount, the Promissory Notes shall be adjusted on a pro rata basis to reflect the principal amount so determined.

  (f) Credit Rating. (i) If, at any time when any Promissory Notes are outstanding, a Material Decline in Parent's Credit Standing (as defined below) occurs, then within 10 days after such occurrence, Parent shall provide credit enhancement of the Promissory Notes hereunder at its sole cost and expense in the form of a letter of credit securing the Promissory Notes hereunder in a face amount equal to the aggregate outstanding balances of the Promissory Notes, issued by a financial institution whose long-term senior debt is or would be rated "A", or better by at least two nationally recognized rating services.

    (ii) For purposes of this Section, a "Material Decline in Parent's Credit Standing" shall be deemed to have occurred if (1) Parent has long-term senior debt outstanding which is rated by a nationally recognized rating service and Parent's long-term senior debt outstanding is not rated at least "A" by two or more such rating services, or (2) in the sole reasonable opinion of the Authority, in the event that Parent does not have long-term senior debt outstanding or such debt is not rated by at least two nationally recognized rating services, or the credit standing of Parent declines to a level which is insufficient to support at least an "A" credit rating by two or more nationally recognized rating services, whether or not any such debt is outstanding. Parent shall immediately notify the Authority of any Material Decline in Parent's Credit Standing.

    (iii) Upon the occurrence of a Material Decline in Parent's Credit Standing, Parent shall have the right to economically defease the Promissory Notes by delivering to Authority U.S. treasury securities of such maturities and in such principal amounts as shall be sufficient, as reasonably determined by Authority, to produce cash at the times and in the amounts required to pay all amounts due in respect of the indebtedness underlying the Promissory Notes.

  (g) Treatment of Debt at Closing. (i) The parties shall cooperate with each other to effect refinancings, repayments, amendments of Company's outstanding indebtedness and other related transactions with the intention of minimizing the aggregate principal amount of the Promissory Notes and maximizing the amount of Company's tax-exempt indebtedness at the Effective Time.

    (ii) No party shall be required by this Section 2.1(g) to effect any transaction that it reasonably determines to be financially adverse to it by comparison to the transactions contemplated by Section 2.1(e).

  (h) Assumption of Certain Debt. Subject to obtaining all required consents, Parent will assume at Closing (i) the 7.3% Debentures due July 15, 1999, with an approximate aggregate principal amount currently outstanding of $397 million and (ii) the 8.20% Debentures due March 15, 2023, with an approximate aggregate principal amount currently outstanding of $270 million. Certain other tax exempt authority financing notes will be identified by the parties and assumed by Parent (subject to obtaining all required consents and to the parties' tax counsel's concurrence).

  (i) Accounts Receivable and Accrued Unbilled Revenues. Parent will be entitled to/responsible for any over/undercollection in excess of $500,000 of the retained customer accounts receivable and accrued unbilled revenues on the Closing Date Balance Sheet. Prior to the Closing Date, the parties will develop a mutually agreed upon methodology that will measure such collections.

  Section 2.2 Dissenting Shares. Shares of Common Stock, Series AA Preferred Stock or Nonredeemable Preferred Stock held by any holder entitled to relief as a dissenting shareholder under Section 910 of the NYBCL (the "Company Dissenting Shares") shall not become the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock), but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL, unless and until the right of such holder to receive fair cash value for such Company Dissenting Shares terminates in accordance with Section 623 of the NYBCL. If such right is terminated otherwise than by the purchase of such shares by Company or LIPA Sub, then such shares shall cease to be Company Dissenting Shares and shall represent the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock).

  Section 2.3 Issuance of Parent Shares.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with such bank or trust company as shall have been mutually agreeable to Company and Authority prior to the Effective Time (the "Exchange Agent"), certificates representing Parent Shares required to effect the issuances referred to in Section 2.1(b) and Section 2.1(c)(i). If Company and Authority shall not have agreed on the Exchange Agent prior to the Effective Time, the bank or trust company then serving as registrar and transfer agent for the Series AA Preferred Stock shall be selected to act as Exchange Agent for the Series AA Preferred Stock. The shares of Parent Common Stock subscribed for by the Exchange Agent as agent for the holders of Company Common Stock pursuant to
Section 2.1(b) and the shares of Parent Common Stock constituting the Transferred Assets Stock Portion, together with the shares of Parent Preferred Stock for which the shares of Series AA Preferred Stock are to be exchanged pursuant to Section 2.1(c)(i), are referred to herein collectively as the "Parent Shares."

  (b) Procedures for Issuance of Parent Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Series AA Preferred Stock or Company Common Stock, as applicable (the "Cancelled Shares") that were cancelled and became instead, directly or indirectly, the right to receive the applicable Parent Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Company and Authority), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of Parent Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of Company a certificate representing the proper number of Parent Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares as contemplated by this
Section 2.3.

  (c) Distributions with respect to Unsurrendered Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Shares issued in consideration therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Shares.

  (d) Closing of Transfer Books. From and after the Effective Time, the stock transfer book of the Company shall be closed and no transfer of any capital stock of the Company shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Parent Shares, as provided in this Section 2.3.

  (e) Termination of Exchange Agent. Any certificates representing Parent Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. Parent shall not be liable to any person for such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                                    CLOSING
  Section 3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the redemption of all series of Company Preferred Stock contemplated to be redeemed pursuant to Section 1.11 at 10:00 a.m., at such place on Long Island or other time as shall be agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

  Each of Parent and Company hereby represents and warrants to Authority and LIPA Sub as follows:

  Section 4.1 Organization and Qualification. Except as contemplated by
Section 1.4, as set forth in Section 4.1 of the Parent Disclosure Schedule (as defined in Section 7.4), each of Parent, Company and each of the Company Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement,
(a) the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person and (b) the term "Company Subsidiary" shall mean a Subsidiary of Company.

  Section 4.2 Subsidiaries. Section 4.2 of the Parent Disclosure Schedule sets forth a description as of the date hereof of all Company Subsidiaries and Joint Ventures of Company ("Company Joint Ventures"), including (a) the name of each such entity and Company's interest therein, and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, none of Company Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of Company and of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and, as of the Closing Date, will be owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest and (b) the term "Company Joint Venture" shall mean those of the joint ventures of Company or any Company Subsidiary identified as a Company Joint Venture in Section 4.2 of the Parent Disclosure Schedule.

  Section 4.3 Capitalization. The authorized capital stock of Company is as set forth in the Transition Report on Form 10-Q for the transition period from January 1, 1997 to March 31, 1997. The number of issued and outstanding shares of common stock, par value $5 per share, of Company ("Company Common Stock") and preferred stock of Company (the "Company Preferred Stock"), and each series thereof, as of December 31, 1996, are as set forth in Company's Annual Report on Form 10k for the year ended December 31, 1996, and Company has neither issued, sold, redeemed or repurchased any shares of Company Preferred Stock since December 31, 1996. All of the issued and outstanding shares of the capital stock of Company are validly issued, fully paid, nonassessable (subject to Section 630 of the NYBCL) and free of preemptive rights. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent, Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Parent to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights of Company which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Company.

  Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. Each of Parent and Company has all requisite power and authority to enter into each of this Agreement, the Management Services Agreement, the Power Supply Agreement, the Energy Management Agreement, the Generation Purchase Right Agreement, the Guaranty Agreement, the Parent Liabilities Undertaking, the Authority Liabilities Undertaking and the Promissory Notes (collectively, the "Basic Agreements") to which it is a party, and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby and thereby. Each of the applicable Transferee Subsidiaries will, at the Effective Time, have all requisite power and authority to enter into each of the Basic Agreements to which it is a party, and, subject to the Parent Required Statutory Approvals, to consummate the transactions contemplated thereby. The execution and delivery of each of the Basic Agreements to which Parent or Company is a party and the consummation by Parent and Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Company, other than the Company Shareholder Approval (as defined in Section 4.11). The execution and delivery of each of the Basic Agreements to which the applicable Transferee Subsidiaries are a party and the consummation of the transactions contemplated thereby will, at the Effective Time, be duly authorized by all necessary corporate action on the part of such Transferee Subsidiaries. This Agreement has been duly and validly executed and delivered by Parent and Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto (other than LIPA Sub), constitutes the valid and binding obligation of Parent and Company, enforceable against each of them in accordance with its terms.

  (b) Non-Contravention. Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent or Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets contemplated hereby to be owned at the Effective Time (x) by Company or (y) by any Company Subsidiary or Company Joint Ventures not constituting a portion of the Transferred Assets (collectively, and as described in Schedule G, the "Retained Assets") (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to Parent, Company or any Company Subsidiaries, such term when used in Article V having a correlative meaning with respect to Authority and LIPA Sub) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, Company or any of the Company Subsidiaries or the Company Joint Ventures, (ii) subject to obtaining the Parent Required Statutory Approvals and the receipt of the Company Shareholder Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures or any Retained Asset or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any Retained Asset may be bound or affected.

  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent, Company or a Transferee Subsidiary is a party or the consummation by Parent, Company and the Transferee Subsidiaries of the transactions contemplated hereby and thereby, except as described in Section 4.4(c) of the Parent Disclosure Schedule (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

  (d) Compliance. Except as set forth in Section 4.4(d) or Section 4.9 of the Parent Disclosure Schedule, Schedule D (Tax Matters) or Schedule E (Employment Matters) hereto, or as disclosed in the Parent SEC Reports (as defined in
Section 4.5) filed prior to the date hereof (i) neither Parent, Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture is, with respect to any Retained Asset, in material violation of, is, with respect to any Retained Asset, under investigation with respect to any material violation of, or, with respect to any Retained Asset, has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, and (ii) (other than as covered under clause (i) of this Section 4.4(d)) neither Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority. Except as set forth in Section 4.4(d) of the Parent Disclosure Schedule or in Section 4.9 of the Parent Disclosure Schedule, Company and the Company Subsidiaries and Company Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in
Section 4.4(d) of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any Retained Asset is subject.

  Section 4.5 Reports and Financial Statements. The filings required to be made by Parent, Company and the Company Subsidiaries since January 1, 1994 under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the 1935 Act, the Federal Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent or Company has made available to Authority or LIPA Sub a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or Company with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"). As of their respective dates, the

Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company included in the Parent SEC Reports have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the respective certificates of incorporation and by-laws of Parent and Company, as in effect on the date hereof, are included (or incorporated by reference) in the Parent SEC Reports.

  Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section
4.6 of the Parent Disclosure Schedule, since December 31, 1995, Parent, Company and each of the Company Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the Retained Assets or the properties, business, operations, financial condition or prospects of the business relating to the Retained Assets taken as a whole or a material adverse decline in the electric rate savings projections presented to the Authority at its June 16, 1997 meeting to be realized after the Closing (a "Material Adverse Effect").

  Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 4.7 or Section 4.9 of the Parent Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Parent and Company, threatened, nor are there, to the knowledge of Parent and Company, any material investigations or reviews pending or threatened against, relating to or affecting Company or any of the Company Subsidiaries, (ii) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Company or any of the Company Subsidiaries.

  Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of the Company shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 4.9 Environmental Protection. Except as set forth in Section 4.9 of the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date hereof:

  (a) Compliance. The operation and activities of the Company and each of the Company Subsidiaries are, and have been, in material compliance with all Environmental Laws (as defined in Section 4.9(g)(ii)) applicable to the Retained Assets; and neither Parent, Company nor any of the Company Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

  (b) Environmental Permits. Company and each of the Company Subsidiaries has obtained or has applied for all material environmental health and safety permits and all other governmental licenses, permits, and authorizations (collectively, the "Environmental Permits") necessary for the construction of facilities constituting part of the Retained Assets or the ownership or operation of such facilities or Retained Asset, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

  (c) Environmental Claims. There is no material Environmental Claim (as defined in Section 4.9(g)(i)) pending (i) against Company or any of the Company Subsidiaries or Company Joint Ventures, (ii) to the best knowledge of Parent and Company, against any person or entity whose liability for any Environmental Claim Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Company or any of the Company Subsidiaries owns or formerly owned or, to the best knowledge of Parent and Company, any real or personal property or operations which Company or any of the Company Subsidiaries leases or manages or formerly leased or managed, in each case, in whole or in part.

  (d) Releases. Parent and Company have no knowledge of any material Releases (as defined in Section 4.9(g)(iv)) of any Hazardous Material (as defined in Section 4.9(g)(iii)), that would be reasonably likely to form the basis of any material Environmental Claim against Company or any of the Company Subsidiaries, or against any person or entity whose liability for any material Environmental Claim Parent or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

  (e) Predecessors. Parent and Company have no knowledge, with respect to any predecessor of Company or any of the Company Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

  (f) Disclosure. Parent and Company have disclosed to Authority or LIPA Sub all material facts which Parent reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Company pollution control equipment currently required or known to be required in the future with respect to the Retained Assets; (ii) current Company remediation costs or Company remediation and site monitoring costs known to be required in the future with respect to the Retained Assets; or (iii) any other environmental matter affecting Company with respect to the Retained Assets.

  (g) As used in this Agreement:

    (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Company or any of the Company Subsidiaries or Company Joint Ventures and constituting a portion of the Retained Assets (for purposes of this Section 4.9); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law with respect to the Retained Assets; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials with respect to the Retained Assets.

    (ii) "Environmental Laws" means all federal, state, local laws, ordinances, rules and regulations relating to health and safety, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Company or any of the Company Subsidiaries or Company Joint Ventures operates using any Retained Assets (for purposes of this Section 4.9).

    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, surface or subsurface soil, surface water, saltwater shoreline or floor bottom, groundwater or property from or affecting any Retained Assets.

  Section 4.10 Regulation as a Utility. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, neither Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

  Section 4.11 Vote Required. The following are the only votes ("Company Shareholder Approval") of the holders of any class or series of the capital stock of Company or any of its subsidiaries required to adopt this Agreement, the other Basic Agreements and the other transactions contemplated hereby and thereby:

    (a) the adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of Company Common Stock and Company Preferred Stock (other than the Redeemable Preferred Stock redeemed in accordance with Section 2.1(c)(ii)), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

    (b) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Preferred Stock (other than such Redeemable Preferred Stock), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

    (c) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Common Stock, voting separately as a class; and

    (d) the adoption of this Agreement by a majority of the votes entitled to be cast by holders of Series AA Preferred Stock and each series of Nonredeemable Preferred Stock, in each case voting as a separate class.

  Section 4.12 Insurance. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Company and the Company Subsidiaries during such time period. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent, Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Company or any of the Company Subsidiaries. The insurance policies of Company and each of the Company Subsidiaries are valid and enforceable policies in all material respects.

  Section 4.13 Disclosure. No representations or warranties by Parent or Company in this Agreement and no statement contained in any document furnished by Parent or Company to Authority or LIPA Sub pursuant to the provisions of, or in connection with the transactions contemplated by this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

  Authority represents and warrants to Parent and Company as follows:

  Section 5.1 Organization. Authority is a corporate municipal instrumentality and political subdivision of the State of New York and was created by legislation of the State of New York (Chapter 517 of the 1986 Laws of New
York). LIPA Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Authority and LIPA Sub has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

  Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority. Each of Authority and LIPA Sub has all requisite power and authority to enter into this Agreement and each of the other Basic Agreements to which it is a party and, subject to the Authority Required Statutory Approvals (as defined in Section 5.2(c)) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Authority and LIPA Sub and each of the other Basic Agreements to which it is a party and the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Trustees of Authority and the Board of Directors of LIPA Sub; no other corporate proceedings on the part of each of Authority and LIPA Sub are necessary to authorize this Agreement, each of the other Basic Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Authority and LIPA Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, this Agreement constitutes the valid and binding obligation of Authority and LIPA Sub, enforceable against each of Authority and LIPA Sub in accordance with its terms.

  (b) Non-Contravention. The execution and delivery of this Agreement and each of the other Basic Agreements by Authority or LIPA Sub does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of LIPA Sub, (ii) subject to obtaining the Authority Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Authority or LIPA Sub or (iii) any provisions of any material note, bond, mortgage, indenture, deed of trust license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Authority or LIPA Sub is a party or by which it or any of its properties or assets may be bound.

  (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement and each of the other Basic Agreements by each of Authority and LIPA Sub or the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby, except as set forth in writing by Authority (the "Authority Required Statutory Approvals").

  Section 5.3 Disclosure. No representations or warranties by Authority or LIPA Sub in this Agreement and no statement contained in any document furnished by Authority or LIPA Sub to Parent or Company pursuant to the provisions of, or in connection with the transactions contemplated by, this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

  Section 5.4 Ownership of LIPA Sub; No Prior Activities. LIPA Sub is a direct, wholly owned subsidiary of Authority and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, LIPA Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  Section 5.5 Ownership of Company Common Stock. Neither Authority nor LIPA Sub "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or Company Preferred Stock.

                                  ARTICLE VI

                                   COVENANTS

  Section 6.1 Covenants of Parent and Company. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Parent and Company agree as follows, as to themselves and to each of the Company Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the other Basic Agreements or to the extent the other parties hereto shall otherwise consent in writing:

  (a) Ordinary Course of Business. With respect to the Retained Assets only, Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Company and the Company Subsidiaries may, with the prior approval of Authority or LIPA Sub, engage in transactions out of the ordinary course of business relating to the Retained Assets, such approval not to be unreasonably withheld or delayed; provided, however, that the following will not be subject to Authority's or LIPA Sub's prior approval: any transaction involving the Transferred Assets; provided, however, that such approval will be required for (A) any transaction that would impair the applicable Transferee Subsidiary's ability to perform its obligations under any Basic Agreement or that would violate any term of the Generation Purchase Right Agreement or (B) any transaction whereby Company enters into a capacity or transmission purchase agreement relating to the purchase of more than 75 megawatts of capacity or having a term which extends beyond March 19, 1999.

  Except as set forth in Section 6.1(a) of the Parent Disclosure Schedule or as contemplated in this Section 6.1(a), neither Company nor any of the Company Subsidiaries shall make any change in the line of business involving the Retained Assets in which it engages as of the date hereof which involves any material investment of assets or resources or any material exposure to liability or loss to the Retained Assets taken as a whole.

  (b) Charter Documents. Company shall not amend nor propose to amend its certificate of incorporation, by-laws or regulations, or similar organizational documents, except as contemplated herein or as set forth in
Section 6.1(b) of the Parent Disclosure Schedule.

  (c) No Acquisitions. Except as set forth in Section 6.1(c) of the Parent Disclosure Schedule or as contemplated in Section 6.1(a), neither Company nor any of the Company Subsidiaries shall acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, in a transaction relating to the Retained Assets, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire, in a transaction relating to the Retained Assets, a material amount of assets other than in the ordinary course of business consistent with past practice.

  (d) Capital Expenditures. Except as set forth in Section 6.1(d) of the Parent Disclosure Schedule, or as required by law, neither Company nor any of the Company Subsidiaries shall make capital expenditures or commitments relating to the Retained Assets in an aggregate amount significantly less or significantly more than the amounts projected therefor in Company's 1996 electric rate filing.

  (e) No Dispositions. Except as set forth in Section 6.1(e) of the Parent Disclosure Schedule or as contemplated by Section 6.1(a), singularly or in the aggregate, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any of the Retained Assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice and other than dispositions of Retained Assets by Company and the Company Subsidiaries of less than $10 million in the aggregate; provided, however, that notwithstanding the foregoing, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any attachment or similar rights.

  (f) Indebtedness. Except as contemplated by any Basic Agreement, neither Company nor any of the Company Subsidiaries shall incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than incurrences to refinance existing indebtedness, incurrences of debt that will be assumed by Parent and/or one or more Transferee Subsidiaries at the Closing and other than as set forth in Section 6.1(f) of the Parent Disclosure Schedule.

  (g) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in Section 6.1(g) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall
(i) commence construction of any additional electric generating, transmission or delivery capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating, transmission or delivery capacity except as provided in clause (B) of the second proviso to Section 6.1(a) or as set forth in the budget of Company on the date hereof as set forth in Section 6.1(d) of the Parent Disclosure Schedule.

  (h) Accounting. Except as set forth in Section 6.1(h) of the Parent Disclosure Schedule, Parent and Company shall not, nor shall Parent and Company permit any of the Company Subsidiaries to, make any changes in their accounting methods or principles, except as required by law, rule, regulation or GAAP.

  (i) Affiliate Transactions. Except as set forth in Section 6.1(i) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall enter into any material agreement or arrangement with any of their respective affiliates (other than those wholly-owned subsidiaries which will constitute Retained Assets) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

  (j) Cooperation, Notification. Parent and Company shall, and shall cause the Company Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Authority or LIPA Sub to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify Authority or LIPA Sub of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise Authority or LIPA Sub of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect; and
(iv) promptly provide Authority or LIPA Sub with copies of all filings made by Parent or Company or any of the Company Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with any Basic Agreement and the transactions contemplated hereby and thereby or the Retained Assets.

  (k) Rate Matters. Parent and Company shall, and shall cause the Company Subsidiaries to, notify Authority or LIPA Sub of any changes in its or Company's rates or charges (other than pass-through fuel rates or charges, but including, without limitation, gas rates or charges), standards of service or accounting from those in effect on the date hereof. Without the consent of Authority (which consent will not be unreasonably withheld), Company shall not file or prosecute any rate case or other nonroutine proceeding before the Public Service Commission of the State of New York (the "PSC") or FERC or any appeal therefrom, except for cases or proceedings (i) relating solely to pass-through fuel or gas rates or charges,
(ii) required to be made by order of the PSC or FERC, (iii) relating solely to the Transferred Assets or (iv) involving commercial or contractual disputes which are required to be resolved through such proceedings; provided, however, that if Company reasonably believes that a matter threatens the financial viability of Company, it may defend or prosecute such matter before the PSC or FERC. Either in seeking consent from Authority or if Company has the right to defend or prosecute a matter as contemplated herein, Company shall provide 30 days prior notice to Authority (including, upon request of Authority, copies of draft documentation) of any proposed filing with the PSC or FERC unless Company reasonably determines that circumstances require action within such 30 day period, in which event Company shall provide Authority with as prompt notice as is practicable. The parties will consult with each other with respect to all matters described in the preceding two sentences.

  (l) Third-Party Consents. Parent and Company shall, and shall cause the Company Subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify Authority or LIPA Sub of any failure or prospective failure to obtain any such consents and, if requested by Authority or LIPA Sub, shall provide copies of all Parent Required Consents obtained by Parent or Company to Authority or LIPA Sub.

  (m) No Breach, Etc. Parent and Company shall not, nor permit any of the Company Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of any Basic Agreement, as the case may be, or in any of its representations and warranties set forth in any Basic Agreement, as the case may be, being untrue on and as of the Closing Date or any condition to their obligation to close not being satisfied.

  (n) Tax-Exempt Status. Parent and Company shall not, nor shall Parent and Company permit, any Company Subsidiary to, take any action that would likely jeopardize the qualification of Company's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

  (o) Tax Matters. Except with respect to the matters set forth in the LILCO Tax Matters Disclosure Schedule attached to Schedule D, Parent and Company shall not make or rescind any material express or deemed election relating to taxes, settle (other than within established reserves) or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of their respective federal income tax returns for the taxable year ending December 31, 1995, except as may be required by applicable law.

  (p) Contracts. Subject to Section 6.1(a) and except as set forth in Section 6.1(p) of Parent Disclosure Schedule, Parent and Company shall not, other than in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material franchise, contract or agreement to which Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims, provided, however, that Parent and Company shall not enter into new power supply agreements, or amend existing power supply or transmission agreements, without prior approval of Authority (which approval will not be unreasonably withheld).

  (q) Insurance. Parent and Company shall, and shall cause the Company Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by Parent, Company or the Company Subsidiaries.

  (r) Permits. Parent and Company shall, and shall cause the Company Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which Company or the Company Subsidiaries own and operate any Retained Asset.

  (s) Compliance with Law: Permits. The operations and activities of Company, and the ownership, possession, maintenance and operation of the Retained Assets, have complied and are in compliance, in all respects, with all applicable federal, state and local laws, statutes, acts, regulations, codes, ordinances, rules, judgments, orders, decrees, judgments, injunctions, or notices or demand letters issued or promulgated or approved thereunder ("Applicable Law"). Except as set forth in Section 6.1(s) of Parent Disclosure Schedule, Company has all material federal, state, and local governmental licenses, permits, approvals, franchises and other authorizations ("Permits") as are necessary in order for it to conduct the business conducted with the Retained Assets. No material violations have been recorded in respect of any Permits and no proceeding is pending or, to the knowledge of Parent or Company, threatened with respect to the limitation or revocation of any Permit.

  Section 6.2 Covenants of Authority and LIPA Sub.

  (a) Filings. Authority and LIPA Sub shall promptly provide Parent and Company with copies of all filings made by Authority or LIPA Sub with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement or any Basic Agreement and the transactions contemplated hereby and thereby.

  (b) Third-Party Consents. Authority and LIPA Sub shall use all commercially reasonable efforts to obtain all Authority Required Consents. Authority shall promptly notify Parent and Company of any failure or prospective failure to obtain any such consents and, if requested by Parent or Company, shall provide copies of all Authority Required Consents obtained by Authority and LIPA Sub to Parent and Company.

  (c) No Breach, Etc. Authority and LIPA Sub shall not willfully take any action that would or is reasonably likely to result in (x) a material breach of any provision of this Agreement or any other Basic Agreement, as the case may be, (y) any of their representations and warranties set forth in this Agreement or in any other Basic Agreement being untrue on and as of the Closing Date or (z) any condition to their obligations to close not being satisfied.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

  Section 7.1 Access to Information. Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, investment bankers, financial advisors, engineers and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, each party shall furnish promptly to the other (i) access to each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the PSC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors and officers and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. In addition, Company and Parent shall promptly furnish to Authority upon request all such information as may be necessary or desirable in order that Authority may obtain the financing referred to in Section 8.1(f).

  Section 7.2 Proxy Statement and Registration Statement. Company will prepare and file with the SEC as soon as reasonably practicable after the date hereof the registration statement relating to the Parent Shares (the "Registration Statement") and the Proxy Statement. The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement.

  Section 7.3 Shareholder Approval. Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of securing the approval of its shareholders, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws,
(iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareowners the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Authority with respect to each of the foregoing matters. In the event that during the special meeting of shareholders referred to above the Company Shareholder Approval is initially not obtained, Company shall adjourn the meeting for a reasonable period and Company and Parent shall take such actions as may be necessary or desirable in order to obtain the Company Shareholder Approval when such meeting is reconvened.

  Section 7.4 Disclosure Schedule. (a) On the date hereof, Parent has delivered to Authority a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Parent Disclosure Schedule is being delivered pursuant to this Section 7.4(a). The Parent Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of Parent hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Parent Disclosure Schedule.

  (b) Not later than 30 days before the date scheduled for the Closing, Parent shall deliver to Authority a revised Parent Disclosure Schedule (the "Updated Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Updated Parent Disclosure
Schedule is being delivered pursuant to this Section 7.4(b). The Updated Parent Disclosure Schedule shall contain the information Parent believes would be required to comply with the condition set forth in Section 8.2(b) (but for purposes solely of this Section 7.4(b), as if such Section 8.2(b) did not contain any reference to Material Adverse Effect). No liability shall arise under any Basic Agreement by reason of the delivery of the Updated Parent Disclosure Schedule or, after the Effective Time, by reason of any matter disclosed therein.

  Section 7.5 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, and shall use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Parent Required Statutory Approvals and the Authority Required Statutory Approvals. Parent, Company, Authority and LIPA Sub shall cooperate in good faith and consult with each other on all components of, significant steps towards the completion of, and significant amendments to, the applications to obtain the Parent Required Statutory Approvals and the Authority Required Statutory Approvals, and with respect to material filings, communications, agreements, arrangements or consents, written or oral, formal or informal, relating to applications for such Approvals.

  Section 7.6 Public Announcements. Parent, Company, Authority and LIPA Sub will cooperate with each other in the development and distribution of all news releases and other joint public information disclosures with respect to this Agreement and any other Basic Agreement or any of the transactions contemplated hereby.

  Section 7.7 Confidentiality. (a) Company Request. The parties acknowledge that certain information that may be furnished pursuant to the provisions of this Agreement may be confidential and proprietary to Company. The Company and Parent each acknowledges that Authority may be required to disclose information upon request under applicable law. The Company shall have the right to request Authority in writing not to publicly disclose any information which Company believes to be confidential or proprietary and not subject to public disclosure under applicable law, and such request will be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-confidential and non-proprietary information. At Company's request, Authority and its Representatives given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to applicable law.

  (b) Authority Non-Disclosure. If Authority receives a request from the public for the disclosure of any information designated as confidential or proprietary by Company pursuant to subsection (a) of this Section 7.7, Authority (1) shall use reasonable efforts, consistent with applicable law, to provide notice to Company of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with applicable law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (c) of this Section 7.7. Company shall indemnify, hold harmless and defend Authority against all losses incurred from the withholding from public disclosure of information designated as confidential or proprietary by Company or otherwise requested by Company to be withheld.

  (c) Previously Furnished Information. Company hereby permits Authority and its Representatives to obtain all information previously furnished by Company to Bear, Stearns & Co. Inc. and certain other persons pursuant to the letter dated October 11, 1995, (as amended to date) subject to the terms and conditions of this Section 7.7. Authority agrees that all such information (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) shall be deemed to be delivered to Authority pursuant to the procedures set forth in Section 7.7(a) for the purpose of identifying confidential or proprietary information.

  (d) Restriction on Use. Authority and LIPA Sub may not use any confidential or proprietary information disclosed to either of them by Company (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) in taking any action described in clauses (a), (b), (c) or (d) of Article X at any time after the date hereof.

  (e) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by Company, Authority may disclose the following: (1) information which is known to Authority without any restriction as to disclosure or use at the time it is furnished, (2) information which is or becomes generally available to the public without breach of any agreement, (3) information which is received from a third party without limitation or restriction on such third party or Authority at the time of disclosure, or (4) following notice to Company pursuant to subsection (b) of this Section, information which, in the opinion of counsel for Authority, is required to be disclosed under any applicable law, an order of a court of competent jurisdiction, or a lawful subpoena.

  Section 7.8 Certain Litigation.

  (a) Class Settlement. After the date hereof, Company and Authority shall jointly file an appropriate motion before the court having jurisdiction over the Class Settlement (as hereinafter defined) to obtain a modification of the final order approving such Class Settlement which would permit the payment in full at the Closing of all amounts remaining unpaid with respect to such Class Settlement, discounted to such present value as Authority and Company may agree and such court may approve. As used herein, "Class Settlement" shall mean the class settlement which became effective on June 28, 1989 and resolved a civil lawsuit against Company brought under the federal Racketeer Influenced and Corrupt Organizations Act.

  (b) Tax Cases. With respect to all tax cases relating to property taxes or payments in lieu of property taxes assessable against any of the assets and properties of Company as of the date hereof, and other similar tax claims arising prior to the Closing Date (which shall constitute Retained Assets), Company will enter into appropriate standstill agreements and maintain the current status of such cases; provided, however, if any taxing authority increases, directly or indirectly, or purports to increase, directly or indirectly, the assessed value of any Transferred Asset (other than in respect of property additions or general increases in assessments), then Company may pursue any judicial remedy it deems advisable in connection therewith. Notwithstanding the foregoing, if any taxing authority, at any time prior to the Closing, asserts a claim for property taxes or payments in lieu of property taxes which Company reasonably believes is not authorized by statute or asserts a right to value a taxable property in a method other than in accordance with applicable New York State rules and regulations, then Company may take such actions as it reasonably determines to be necessary or advisable to protect its interests, but shall not otherwise pursue its claims pending the Closing or the termination of this Agreement.

  (c) Phase I Rebates. Upon the Closing, Parent will immediately pay Authority $15 million in respect of the Phase I judgment relating to the Shoreham property tax case for distribution to ratepayers.

  Section 7.9 Expenses. All costs and expenses incurred in connection with this Agreement and any other Basic Agreement and the transactions contemplated hereby (including, without limitation, any termination fees and expense reimbursements payable by Company pursuant to the Exchange Agreement or to its officers or directors in respect of severance, change of control or similar agreements) shall be paid by the party incurring such expenses. Any such cost or expense of Company not paid or otherwise discharged at or prior to the Closing shall be paid or reimbursed by Parent and the Transferee Subsidiaries pursuant to the Parent Liabilities Undertaking and shall not be included in the Closing Date Balance Sheet.

  Section 7.10 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transactions contemplated hereby in accordance with the terms hereof.

  Section 7.11 Purchase Price Allocation. At or prior to the Closing, the parties shall jointly prepare and agree to an allocation for federal income tax purposes pursuant to Section 1060 of the Code of the purchase price payable by Parent in respect of the transfer of the Transferred Assets.

  Section 7.12 Receipt of Consents and Approvals. Each party agrees to respond promptly to any request for any consent or approval from any other party contemplated by this Agreement and any third party consent or statutory approval required hereunder. Each party shall designate representatives who shall be authorized to address any request for any such consents or approvals. Any act of any such representative with respect to such approvals and consents shall be binding upon the party that designates such representative.

  Section 7.13 Certain Other Matters. The provisions set forth in Schedules D (Tax Matters), E (Employment Matters) and F (Future Rights) attached hereto are hereby incorporated by reference as if set forth herein in their entirety.

  Section 7.14 Opinions of Counsel. In addition, Parent and Company shall deliver to Authority such opinions of counsel for Parent and Company as to the agreements to be entered into in connection with the transactions contemplated by the Basic Agreements, in customary form for financing transactions, as to the matters of law covered by the representations of Parent and Company and the Transferee Subsidiaries in the Basic Agreements, similar matters of law with respect to such other agreements and as to such other matters of law as Authority may reasonably request, together with appropriate certified authorizing resolutions and incumbency certificates.

                                 ARTICLE VIII

                                  CONDITIONS

  Section 8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

  (a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated by this Agreement and the other Basic Agreements shall have been issued and be continuing in effect, and this Agreement and the other Basic Agreements and the transactions contemplated hereby and thereby shall not have been prohibited under any applicable federal or state law or regulation.

  (b) Statutory Approvals. The Parent Required Statutory Approvals and the Authority Required Statutory Approvals shall have been obtained at or prior to the Closing Date, such approvals shall have become Final

Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations Parent, which would be materially inconsistent with the agreements of the parties contained herein or in the Basic Agreements or would have (or, insofar as reasonably can be foreseen could have) a Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

  (c) Basic Agreements. The relevant parties shall have entered into each other Basic Agreement.

  (d) Tax Rulings. Favorable private letter rulings reasonably satisfactory to each of the parties hereto shall have been received from the IRS with respect to the application of Section 337(d) of the Code.

  (e) Consummation of Exchange Transaction. Either (i) the transactions contemplated by the Exchange Agreement shall have been consummated, (ii) the Exchange Agreement shall have been terminated or (iii) all conditions to such consummation shall have been satisfied or waived in accordance with the terms of the Exchange Agreement and such transactions will be consummated promptly after the Closing.

  (f) Financing. Authority shall have obtained financing in an amount sufficient to acquire the Common Stock and the Non-Redeemable Preferred Stock and redeem the Redeemable Preferred Stock and the bonds issued in connection therewith shall have received ratings pursuant to rating applications which contemplate the issuance of up to $7.3 billion for such purpose and for the purpose of refinancing Company debt.

  Section 8.2 Conditions to Obligations of Authority and LIPA Sub. The obligations of Authority and LIPA Sub to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date, of the following conditions, except as may be waived by Authority or LIPA Sub in writing pursuant to
Section 9.5:

  (a) Performance of Obligations of Parent and Company. Each of Parent and Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed by it at or prior to the Closing Date.

  (b) Representations and Warranties. The representations and warranties of Parent and Company set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

  (c) Closing Certificates. Authority shall have received a certificate signed on behalf of Parent and Company by the Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such Officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

  (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

  (e) Parent Required Consents. The Parent Required Consents shall have been obtained, except for those consents the failure of which to obtain would not have a Material Adverse Effect.

  (f) Formation of Parent Subsidiaries. The Transferee Subsidiaries will have been duly formed and organized.

  (g) Tax Rulings. Favorable private letter rulings reasonably satisfactory to Authority shall have been received from the IRS with respect to the application of Sections 103 and 115 of the Code.

  (h) Rate Savings Determination. Authority shall have made the final rate savings determination required under its governing statute.

  Section 8.3 Conditions to Obligations of Parent and Company. The obligations of Parent and Company to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions, except as may be waived by Parent and Company in writing pursuant to Section 9.5:

  (a) Performance of Obligations of Authority and LIPA Sub. Authority and LIPA Sub shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed at or prior to the Closing Date.

  (b) Representations and Warranties. The representations and warranties of each of Authority and LIPA Sub set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases
(i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

  (c) Closing Certificates. Parent shall have received a certificate signed on behalf of Authority by the Executive Director of Authority, dated the Closing Date, to the effect that, to the best of such Executive Director's knowledge, the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

  (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

  Section 9.1 Termination. This Agreement may be terminated prior to the Closing Date:

  (a) by mutual written consent of the Board of Directors of Company and the Board of Trustees of Authority;

  (b) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, if the Closing shall not have occurred on or before August 31, 1998 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(b), 8.1(d) or 8.2(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 28, 1999.

  (c) by Parent or Company, upon two days' prior notice to Authority, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination made by a party other than Authority or any of its affiliates prior to Company having obtained Company Shareholder Approval, the Board of Directors of Company determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Company shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Authority in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Authority to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms;

  (d) by Authority, by written notice to Parent and Company, if (i) there exist breaches of the representations and warranties of Parent and Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent or Company shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of Parent or any committee thereof
(A) shall withdraw or modify in any manner adverse to Authority or LIPA Sub its approval or recommendation of this Agreement or the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Authority's or LIPA Sub's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B);

  (e) by Parent or Company, by written notice to Authority and LIPA Sub, if
(i) there exist material breaches of the representations and warranties of Authority and LIPA Sub made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Authority of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) Authority shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreements, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Authority or LIPA Sub of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Trustees of Authority or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent or Company its approval or recommendation of this Agreement or any of the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Parent's or Company's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B); or

  (f) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, by written notice to the other party, if any of the conditions of either party's obligation to effect the transactions cannot be satisfied.

  Section 9.2 Effect of Termination. In the event of the termination of this Agreement, the provisions in this Section 9.2, in Sections 7.7, 7.9 and
Article X (and Section 11.7 to the extent it is applicable to such Sections and Article) shall survive the termination and no party shall be relieved of any liability for any breach of this Agreement.

  Section 9.3 Survival. All of the covenants in the Schedules attached hereto shall survive the Effective Time. All representations and warranties in this Agreement shall not survive the Effective Time, except as otherwise provided in this Agreement.

  Section 9.4 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto; provided, however, that Authority and LIPA Sub shall not unreasonably withhold their consent to any amendment proposed by Company with respect to Sections 2.1(b) and (c).

  Section 9.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, to the extent permitted by applicable law, conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

                                   ARTICLE X

                                  STANDSTILL

  Section 10.1 Standstill. In the event Authority terminates this Agreement, Authority and its affiliates will not (and will not assist or encourage others to), directly or indirectly, without the prior consent of Parent and Company, prior to the date that is six months after the date of termination, if any, of this Agreement by Authority pursuant to Section 9.1:

  (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor) or any rights or options to acquire such ownership, including from a third party;

  (b) condemn or agree, offer, seek or propose to condemn, or cause to be condemned, any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor);

  (c) make, or in any way participate, in any solicitation of proxies or consents with respect to any securities of Parent or Company which are, or may be, entitled to vote in the election of Parent's or Company's directors, as the case may be ("Voting Securities"), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange
Act) with respect to Parent or Company; or seek to advise, encourage or influence any person or entity with respect to the voting of any of Parent's or Company's Voting Securities; or demand a copy of Parent's or Company's stock ledger, list of Parent's or Company's shareholders or other books and records; or call or attempt to call any meeting of the shareholders of Parent or Company; or

  (d) enter into any discussions, negotiations, arrangements or understandings with any third party or agency with respect to any of the matters described in clause (a), (b) or (c) of this Section 10.1.

                                  ARTICLE XI

                                 MISCELLANEOUS

  Section 11.1 Certain Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

  (a) "affiliate" or "associate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

  (b) "business day" means any day (other than a Saturday or a Sunday) on which banking institutions in New York City, New York are not authorized or obligated by law or executive order to close; and

  (c) "person" means any individual, corporation, firms, companies, trusts, business trusts, legal entities general partnership, limited partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

  Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or mailed by registered or certified mail (return receipt requested) or overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Authority or LIPA Sub, to:

    Long Island Power Authority
    333 Earle Ovington Boulevard
    Suite 403
    Uniondale, New York 11553
    Telephone: (516) 222-7700
    Attention: Executive Director

with a copy to:

    Richard Kessel
    Chairman of the Board
    Long Island Power Authority
    333 Earle Ovington Blvd., Suite 403
    Uniondale, New York 11553

    Patrick Foye
    Deputy Chairman of the Board
    Long Island Power Authority
    333 Earle Ovington Blvd., Suite 403
    Uniondale, New York 11553

    Winthrop, Stimson, Putnam & Roberts
    One Battery Park Plaza
    New York, New York 10004
    Telephone: (212) 858-1000
    Attention: Stephen R. Rusmisel

  (b) if to Parent or Company, to:

    Long Island Lighting Company
    175 East Old County Road
    Hicksville, New York 11801
    Telephone: (516) 545-4800
    Attention: Chief Executive Officer

with a copy to:

    Kramer, Levin, Naftalis & Frankel
    919 Third Avenue
    New York, New York 10022
    Telephone: (212) 715-9100
    Attention: Thomas E. Constance

  Section 11.3 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

  Section 11.5 Entire Agreement; Assignment. This Agreement, including the annexes and exhibits hereto and the documents, schedules (including, without limitation, the Disclosure Schedule), certificates and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

  Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law. Except as otherwise provided in
Section 11.10, any action arising out of or relating to this Agreement shall be brought in New York State Court or Federal District Court.

  Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  Section 11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 11.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

  Section 11.10 Alternative Dispute Resolution.

  (a) Any dispute arising out of or relating to any covenant contained in any Schedule to this Agreement shall be resolved in accordance with the procedures specified in this Section 11.10, which shall constitute the sole and exclusive procedures for the resolution of such disputes, except to the extent any such Schedule expressly provides another dispute resolution process.

  (b) The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. If either party hereto shall so request, the parties shall mutually agree on the selection of a mediator who shall mediate the negotiations, which shall be non-binding.

  All negotiations and mediation discussions pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

  (c) Any dispute arising out of relating to any Schedule to this Agreement or the breach, termination, or validity thereof, which dispute has not been resolved by a negotiation or mediation as provided in paragraph (b) hereof within 60 days from the date that either negotiations or mediation shall have been first requested, shall be settled by binding arbitration before three independent and impartial arbitrators in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (i) independent of the parties and disinterested in the outcome of the dispute, (ii) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (iii) qualified in the subject area of the issue in dispute. For purposes of the preceding sentence, residents of Long Island shall not be considered interested merely by virtue of their residence. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refuses to participate in good faith in the negotiations or mediation proceedings described in paragraph (b) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the 60 day period. Except as provided in Paragraph (d) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

  (d) Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court of competent jurisdiction to seek provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section 11.10.

  (e) The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages, plus interest thereon at the Base Interest Rate (as defined in the Management Services Agreement) accrued from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

  (f) The Arbitrators may award reasonable attorneys' fees and costs of the arbitration.

  (g) Any claim under any Schedule to this Agreement shall be time-barred, regardless of any statute of limitations periods provided by state or federal law, unless negotiation or mediation with respect thereto is commenced with respect to such claim within twelve months after the basis for such claim has been discovered.

  (h) The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by deposition of parties. Each of the parties agrees to produce all such requested documents and to deliver to the other a certificate, executed by a senior executive of such party, stating that all such documents have been so produced.

  (i) The site of any arbitration proceeding brought pursuant to this Agreement shall be Mineola or Hauppauge, New York.

  (j) The Arbitrators' award shall be in writing and shall set forth the factual and legal bases for the award.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          LONG ISLAND LIGHTING COMPANY

                                          By:
                                          Name: Dr. William J. Catacosinos
                                          Title: Chief Executive Officer

                                          LONG ISLAND POWER AUTHORITY

                                          By:
                                          Name: Richard M. Kessel
                                          Title: Chairman

                                          By:
                                          Name: Patrick Foye
                                          Title: Deputy Chairman

                                          LIPA ACQUISITION CORP.

                                          By:
                                          Name:
                                          Title:

  As contemplated by Section 1.4 hereof, the undersigned has executed and delivered this Agreement as Parent:

                                          BL HOLDING CORP.

                                          By:
                                          Name:
                                          Title:

                                                                        ANNEX E

                                                       Investment Banking

                                                       Corporate and
                                                       Institutional
                                                       Client Group

                                                       World Financial Center
                                                       North Tower
                                                       New York, New York
                                                       10281-1327
[LOGO] MERRILL LYNCH                                   212 449 1000

                                                       June 27, 1997

Board of Directors
The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850

Ladies and Gentlemen:

  The Brooklyn Union Gas Company (the "Company" or "Brooklyn Union") and Long Island Lighting Company ("Lilco") have entered into an Amended and Restated Agreement and Plan of Exchange and Merger dated as of June 26, 1997 (the "Agreement") pursuant to which, among other things, (i) a wholly-owned subsidiary of a holding company to be formed pursuant to the Agreement ("Newco") will be merged with and into the Company (the "Brooklyn Union Merger"), as a result of which each issued and outstanding share of the Company's common stock, par value $0.33 1/3 per share (the "Company Shares"), other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive one newly issued share (the "Exchange Ratio") of the common stock of Newco, par value $.01 per share (the "Newco Shares"), and (ii) each issued and outstanding share of Lilco's common stock, par value $5.00 per share ("Lilco Shares"), other than Dissenting Shares, will be exchanged (the "Lilco Binding Share Exchange", and together with the Brooklyn Union Merger, the "Combination Transactions") for 0.803 newly issued Newco Shares, subject to adjustment to 0.880 newly issued Newco shares if the LIPA Transaction referred to below is consummated. The terms and conditions of the Combination Transactions are more fully set forth in the Agreement.

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended September 30, 1996 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending December 31, 1996 and March 31, 1997;

   (2) Reviewed Lilco's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and Lilco's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1997;

   (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and Lilco, furnished to us by the Company and Lilco;

[LOGO] MERRILL LYNCH

   (4) Conducted discussions with members of senior management of the Company and Lilco concerning their respective businesses, regulatory environments, prospects and strategic objectives;

   (5) Reviewed the historical market prices and trading activity for the Company Shares and Lilco Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and Lilco, respectively;

   (6) Compared the results of operations of the Company and Lilco with that of certain companies which we deemed to be reasonably similar to the Company and Lilco, respectively;

   (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

   (8) Considered the potential pro forma impact of the Combination Transactions, including on the Company's capitalization ratios and earnings, dividends and book value per share;

   (9) Reviewed the Agreement;

  (10) Reviewed the Agreement and Plan of Merger, dated as of June 26, 1997, by and among BL Holding Corp., Lilco, Long Island Power Authority ("LIPA") and LIPA Acquisition Corp. (the "LIPA Agreement") providing for the acquisition by LIPA of certain specified assets and properties of Lilco (the "LIPA Transaction"); and

  (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed, with your consent, that the LIPA Transaction, if consummated, will be consummated on the terms contained in the LIPA Agreement.

  In preparing our opinion, we have also assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available or discussed with or reviewed by or for us and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Lilco. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or Lilco. With respect to the financial forecasts furnished to or discussed with us by the Company and Lilco, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Lilco's management as to the expected future financial performance of the Company or Lilco, as the case may be, and as to the expected future projected outcomes of various legal, regulatory and other contingencies. In that regard, Lilco's financial forecasts for the case in which Lilco retains ownership of its electric transmission and distribution system, substantially all of its electric regulatory assets and certain other interests and the LIPA Transaction is not consummated, assume, among other things, (i) that Lilco will be subject to no reduction in electric rates for the five-year period ending December 31, 2002, (ii) that Lilco will fully recover in its current and future electric rates all of its costs referred to in the Notes to Financial Statements of Lilco for the year ended December 31, 1996, associated with the transfer of the Shoreham Nuclear Power Station to LIPA and decommissioning thereof, on terms no less favorable to Lilco than the terms currently in effect, and (iii) that there will be no adverse changes to Lilco in general competitive conditions for the transmission and sale of electricity in the areas serviced by Lilco through the construction of new transmission lines to Long Island or otherwise. We have assumed that the Combination Transactions will be accounted for as a pooling of interests in the case where the LIPA Transaction is not consummated and that the Brooklyn Union Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

[LOGO] MERRILL LYNCH

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals for the Combination Transactions and the LIPA Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Combination Transactions or the LIPA Transaction.

  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. We express no opinion as to what the value of the Newco Shares actually will be when issued to the holders of the Company Shares upon consummation of the Combination Transactions or what the value of the Company Shares or Lilco Shares will be between the date hereof and the consummation of the Combination Transactions.

  This opinion is addressed to the Board of Directors of the Company and does not constitute a recommendation to any shareholders as to how such shareholders should vote on the proposed Combination Transactions.

  We have acted as financial advisor to the Company in connection with the Combination Transactions and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Combination Transactions. We have, in the past, provided financial advisory and financing services to the Company and financing services to Lilco and have received fees for the rendering of such services. In the ordinary course of our business, we may actively trade the securities of the Company or Lilco for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing and other matters which we deem relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio of one Newco Share for each Company Share is fair to the holders of the Company Shares from a financial point of view if the LIPA Transaction is consummated, under which circumstances each Lilco Share will be exchanged for
0.880 Newco Shares, and if the LIPA Transaction is not consummated, under which circumstances each Lilco Share will be exchanged for 0.803 Newco Shares.

                                           Very truly yours,

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                            DILLON, READ & CO. INC.

                                                                        ANNEX F

                                                              December 29, 1996

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of common stock, par value $5.00 per share ("Company Common Stock"), of Long Island Lighting Company (the "Company") of the Conversion Ratio set forth in the Binding Share Exchange Agreement, dated as of December 29, 1996 (the "Agreement"), by and among Brooklyn Union Gas Company ("Brooklyn Union"), Long Island Lighting Company, and NYECO, a newly created corporation ("NYECO"), pursuant to which Brooklyn Union and Long Island Lighting Company shall combine and become wholly owned subsidiaries of NYECO (the "Transaction").

  In the event the Transaction is consummated, each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant the Agreement, shall be converted into the right to receive
 .803 (the "Conversion Ratio") shares of NYECO common stock, $.01 par value, and each share of Brooklyn Union common stock, other than shares of Brooklyn Union common stock to be canceled pursuant to the Agreement, shall be converted into the right to receive one share of NYECO common stock.

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company and Brooklyn Union, (ii) reviewed certain financial forecasts and other data provided to us by the Company and Brooklyn Union relating to the business and prospects of the Company and Brooklyn Union, (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Brooklyn Union, (v) reviewed the historical market prices and trading volumes of the Company Common Stock and the common stock of Brooklyn Union, (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other mergers which we believe to be generally comparable to the Transaction, (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of the Company and Brooklyn Union to the combined company, and the relative ownership of NYECO after the Transaction by the current holders of the Company Common Stock and Brooklyn Union common stock, (viii) considered the pro forma effect of the Transaction on the Company's capitalization ratios, earnings, cash flow and book value per share,
(ix) reviewed the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Brooklyn Union or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Brooklyn Union's management as to the future financial performance of each company. Our review of Brooklyn Union's current and anticipated future operations, financial condition and prospects was, with your consent, based entirely on public information (except for certain limited internal projections referred to above), and was therefore limited in scope. We have not held discussions with any members of Brooklyn Union's senior management. With your consent, we have assumed that the Transaction will be treated as tax-free to both the Company and the Stockholders and will be accounted for as a pooling of interests. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company and Brooklyn Union for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which NYECO common stock may trade following consummation of the Transaction, and we are not making any recommendation to the Stockholders with respect to the advisability of disposing of or retaining such NYECO common stock following the Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Conversion Ratio is fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                            DILLON, READ & CO. INC.

                                                                  June 26, 1997

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the Long Island Lighting Company (the "Company") of the Consideration to be received pursuant to the Agreement and Plan of Merger, dated as of June 26, 1997 (the "LIPA Agreement"), by and among BL Holding Corp. ("Parent"), the Company, the Long Island Power Authority ("LIPA"), and LIPA Acquisition Corp. ("LIPA Sub. ") pursuant to which LIPA Sub. will merge with and into the Company (the "LIPA Transaction"). Prior to the LIPA Transaction, the Company will complete a reorganization pursuant to which its natural gas and electric generation businesses, and certain other assets, will be distributed to a newly created subsidiary or subsidiaries of Parent. Pursuant to the LIPA Transaction, LIPA will pay to Parent $2,497,500,000 in cash (the "Consideration") for the stock of the Company, which will own the Company's electric transmission and distribution business ("T&D Business") and certain other assets of the Company, including regulatory assets of approximately $6.6 billion (the "Regulatory Assets") and the Company's 18% interest in the Nine Mile Point Two nuclear plant ("Nuclear Assets"). The Company will also have approximately $3.9 billion of debt and preferred stock outstanding and book value of approximately $2.5 billion at the time of its merger with LIPA Sub.

  Pursuant to the LIPA Transaction, LIPA and Parent (or subsidiaries thereof) will enter into ancillary agreements pursuant to which Parent (or subsidiaries thereof) will provide electricity to LIPA and continue to manage essentially all aspects of the T&D Business ("Basic Agreements").

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company,
(ii) reviewed certain financial forecasts and other data provided to us by the Company, including historical and projected financial information for the T&D Business, the Nuclear Assets and the Regulatory Assets, (iii) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to the T&D Business,
(v) compared publicly available financial and stock market data for certain utilities with relatively high concentrations of nuclear generation to certain utilities with little or no nuclear generation, (vi) reviewed the financial terms of certain transactions involving transmission and distribution assets,
(vii) considered the pro forma effect of the LIPA Transaction on the Parent's financial condition, (viii) reviewed the LIPA Agreement, (ix) considered the financial terms of the Basic Agreements, (x) considered the effect of the LIPA Transaction on the Company's pending share exchange agreement with The Brooklyn Union Gas Company, and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Company, the T&D Business, the Nuclear Assets, and the Regulatory Assets. We have also, at your direction, relied on your advice regarding the tax consequences of the LIPA

Transaction. We have not attempted to quantify the regulatory risk inherent in the Regulatory Assets, which will comprise a majority of the assets the Company will own at the time of the LIPA Transaction. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the LIPA Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which the Parent common stock may trade following consummation of the LIPA Transaction, and we are not making any recommendation to the stockholders of the Company with respect to the advisability of disposing of or retaining such Parent common stock following the LIPA Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                            DILLON, READ & CO. INC.
                                                                  June 26, 1997

The Board of Directors
Long Island Lighting Company
175 East Old Country Road
Hicksville, NY 11801

Gentlemen and Ladies:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (the "Stockholders") of common stock, par value $5.00 per share ("Company Common Stock"), of Long Island Lighting Company (the "Company") of the Conversion Ratios set forth in the Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Agreement"), by and among Brooklyn Union Gas Company ("Brooklyn Union") and Long Island Lighting Company, pursuant to which Brooklyn Union and Long Island Lighting Company shall combine and become wholly owned subsidiaries of BL Holding Corp., a newly created holding company (the "Transaction").

  In the event the Transaction is consummated, each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock to be canceled pursuant the Agreement, shall be converted into the right to receive
 .803 (the "Original Ratio") shares, or if the LIPA Transaction is consummated, .88 (the "LIPA Ratio") shares, of BL Holding Corp. common stock, $.01 par value, and each share of Brooklyn Union common stock, other than shares of Brooklyn Union common stock to be canceled pursuant to the Agreement, shall be converted into the right to receive one share of BL Holding Corp. common stock.

  In arriving at our opinion, we have, among other things: (i) reviewed certain business and historical financial information relating to the Company and Brooklyn Union, (ii) reviewed certain financial forecasts and other data provided to us by the Company and Brooklyn Union relating to the business and prospects of the Company and Brooklyn Union, (iii) conducted discussions with members of the senior managements of the Company and Brooklyn Union with respect to the business and prospects of the Company and Brooklyn Union, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and Brooklyn Union, (v) reviewed the historical market prices and trading volumes of the Company Common Stock and the common stock of Brooklyn Union, (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other mergers which we believe to be generally comparable to the Transaction, (vii) analyzed the respective contributions in terms of revenue, earnings, cash flow and common equity of the Company and Brooklyn Union to the combined company, and the relative ownership of BL Holding Corp. after the Transaction by the current holders of the Company Common Stock and Brooklyn Union common stock, (viii) considered the pro forma effect of the Transaction on the Company's capitalization ratios, earnings, cash flow and book value per share, (ix) reviewed the Agreement, and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

  In connection with our review, we have not independently verified any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Brooklyn Union or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts referred to above, we have, at your direction, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Brooklyn Union's management as to the future financial performance of each company. With your consent, we have relied on your advice regarding the tax consequences of the Transaction. Further, our opinion is based on economic, monetary and market conditions existing on the date hereof.

  Dillon, Read & Co. Inc. has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, for which we will receive a fee. In the ordinary course of business, we have traded the debt and equity securities of the Company and Brooklyn Union for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  In rendering this opinion, we express no view as to the range of values at which BL Holding Corp. common stock may trade following consummation of the Transaction, and we are not making any recommendation to the Stockholders with respect to the advisability of disposing of or retaining such BL Holding Corp. common stock following the Transaction.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Original Ratio and the LIPA Ratio are fair, from a financial point of view, to the Stockholders.

                                          Very truly yours,

                                          DILLON, READ & CO. INC.

                                                                        ANNEX G

                                    FORM OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                              THE HOLDING COMPANY

                           UNDER SECTION 402 OF THE
               BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

                                   ARTICLE I

                                     NAME

  The name of the corporation (the "Corporation") is "      ".

                                  ARTICLE II

                                    PURPOSE

  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the NYBCL, but the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                                  ARTICLE III

                                    OFFICE

  The office of the Corporation is to be located in the County of           ,
State of New York.

                                  ARTICLE IV

                                 CAPITAL STOCK

  SECTION 1. The aggregate number of shares which the Corporation shall have authority to issue shall be 450,000,000 shares of Common Stock, par value $.01 per share, and 100,000,000 shares of Preferred Stock, par value $.01 per share.

  SECTION 2. The amount of capital stock of the Corporation shall be $7,000,000.

  SECTION 3. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors. Except in respect of the particulars to be fixed by the Board of Directors as provided below, all shares of Preferred Stock shall be of equal rank. All shares in any one series of Preferred Stock shall be alike in every particular except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series. The Board of Directors shall have the authority to fix by resolution duly adopted prior to the issuance of any shares of a particular series of Preferred Stock designated by the Board of Directors, the voting rights, if any, of the holders of shares of such series and the designations, preferences and relative, participating, optional and other special rights of each series and the qualifications, limitations and restrictions thereof (the "Preferred Stock Designation").

  Without limiting the generality of the foregoing authority of the Board of Directors, the Board of Directors from time to time may:

    (a) establish and designate a series of Preferred Stock, which may be distinguished by number, letter or title from other Preferred Stock of the Corporation or any series thereof;

    (b) fix and thereafter increase or decrease (but not below the number of shares thereof then outstanding) the number of shares that shall constitute such series;

    (c) provide for dividends on shares of such series and if provision is made for dividends, determine the dividend rate and the dates on which dividends, if declared, shall be payable, whether the dividends shall be cumulative and, if cumulative, for what date or dates dividends shall accrue, and the other conditions, if any, including rights of priority, if any, upon which the dividends shall be paid;

    (d) provide as to whether the shares of such series shall be redeemable, and if redeemable, the terms, limitations and restrictions with respect to such redemption, including without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the time or times and the price or prices at which the shares of such series shall be subject to redemption, in whole or in part, and the amount, if any, in addition to any accrued dividends thereon which the holders of shares of any series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any purchase, retirement or sinking fund and with respect to shares otherwise redeemed;

    (e) fix the amount, in addition to any accrued dividends thereon, which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary at different dates and may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary, and to determine any other rights, if any, to which holders of the shares of such series shall be entitled in the event of any liquidation, dissolution or winding up of the Corporation;

    (f) establish whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and if so, the terms, limitations and restrictions with respect thereto, including without limitation, whether such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to and the manner in which such funds shall be applied to the purchase, retirement or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

    (g) determine the extent of the voting rights, if any, of the shares of such series and determine whether the shares of such series having voting rights shall have multiple votes per share;

    (h) provide whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Corporation, including Common Stock, Preferred Stock or of any series thereof, and if convertible or exchangeable, establish the conversion or exchange price or rate, the adjustments thereof, and the other terms and conditions, if any, on which such shares shall be convertible or exchangeable; and

    (i) provide for any other preferences, any relative participating, optional or other special rights, any qualifications, limitations or restrictions thereof, or any other term or provision of shares of such series as the Board of Directors may deem appropriate or desirable.

  Shares of Preferred Stock may be issued by the Corporation for such consideration as is determined by the Board of Directors.

  SECTION 4. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all proposals presented to the shareholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

                                   ARTICLE V

                              SHAREHOLDER ACTION

  Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board") and any power of shareholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting.

                                  ARTICLE VI

                             ELECTION OF DIRECTORS

  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot.

                                  ARTICLE VII

                              BOARD OF DIRECTORS

  SECTION 1. NUMBER, ELECTION AND TERMS. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of Directors, however, shall shorten the term of any incumbent Director. Directors shall be elected by the shareholders of the Corporation at their annual meeting, except as herein otherwise provided for newly created directorships and vacancies, to serve for one year or until their successors are elected or chosen and qualified.

  SECTION 2. SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES; SHAREHOLDER PROPOSAL OF BUSINESS. Advance notice of shareholder nominations for the election of Directors and of the proposal of business by shareholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.

  SECTION 3. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the shareholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of such unexpired term or until such Director's successor shall have been duly elected or chosen and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  SECTION 4. REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the "Voting Stock") then outstanding, voting together as a single class.

  SECTION 5. AMENDMENT, REPEAL, ETC. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VII.

                                 ARTICLE VIII

                                    BY-LAWS

  The By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of shareholders, by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 2.2,
2.7 or 2.10 of Article II of the By-Laws or with Section 3.9 or 3.11 of
Article III of the By-Laws, by the shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class; and provided, further, however, that in the case of any such shareholder action at a special meeting of shareholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board; provided that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 4.9 or 4.11 of the Article IV of the By-Laws by the Board of Directors shall require the vote of two-thirds of the Whole Board.

                                  ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Articles XIV and XV, all rights, preferences and privileges of whatsoever nature conferred upon shareholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Article V, VII, VIII or this sentence.

                                   ARTICLE X

                         AGENT FOR SERVICE OF PROCESS

  The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: c/o C T Corporation System, 1633 Broadway, New York, New York 10019.

                                  ARTICLE XI

                               REGISTERED AGENT

  The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are C T Corporation System, 1633 Broadway, New York, New York 10019.

                                  ARTICLE XII

                                   DURATION

  The duration of the Corporation shall be perpetual.

                                 ARTICLE XIII

                             NO PREEMPTIVE RIGHTS

  The holders of equity shares and the holders of voting shares (as each term is defined in Section 622 of the NYBCL) of the Corporation shall not have any preemptive rights.

                                  ARTICLE XIV

                      LIMITED LIABILITY; INDEMNIFICATION

  SECTION 1. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, or appeal thereof, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the NYBCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, but not limited to, all attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article XIV, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the NYBCL requires, the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Article XIV or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers, or on such other terms and conditions as the Board of Directors may deem necessary or desirable.

  SECTION 2. If a claim under Section 1 of this Article XIV is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including, without limitation, attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NYBCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, or any part thereof, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NYBCL, nor an actual determination by the Corporation (including its Board of Directors, or any part thereof, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  SECTION 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XIV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of shareholders or disinterested Directors or otherwise.

  SECTION 4. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, to the fullest extent allowed by law, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NYBCL.

                                  ARTICLE XV

                              DIRECTOR LIABILITY

  A Director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity except that the liability of a Director shall not be so limited if
(1) a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL, or (2) his acts or omissions occurred prior to the adoption of this provision. No amendment to or repeal of this
Article XV shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the NYBCL is amended hereafter to expand or limit the liability of a director, then the liability of a Director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the NYBCL, as so amended.

                                                                        ANNEX H
                                    FORM OF
                                    BY-LAWS
                                      OF
                              THE HOLDING COMPANY

             INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK

                                   ARTICLE I

                              OFFICES AND RECORDS

  SECTION 1.1. NEW YORK OFFICE. The office of the Corporation in the State of
New York shall be located in the County of             .

  SECTION 1.2. OTHER OFFICES. The Corporation may have such other offices, either within or without the State of New York, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

  SECTION 1.3. BOOKS AND RECORDS. The books and records of the Corporation may be kept outside the State of New York at such place or places as may from time to time be designated by the Board of Directors.

                                  ARTICLE II

                                 SHAREHOLDERS

  SECTION 2.1. ANNUAL MEETING. The annual meeting of the shareholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.

  SECTION 2.2. SPECIAL MEETING. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board").

  SECTION 2.3. PLACE OF MEETING. The Board of Directors may designate the place of meeting for any annual meeting or for any special meeting of the shareholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

  SECTION 2.4. NOTICE OF MEETING. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 calendar days nor more than 50 calendar days before the date of the meeting, either personally or by mail, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the shareholder at such person's address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all shareholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these By-Laws. Any previously scheduled meeting of the shareholders may be postponed, and any special meeting of the shareholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

  SECTION 2.5. QUORUM AND ADJOURNMENT; VOTING. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of Directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The shareholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

  SECTION 2.6. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing (or in such manner prescribed by the New York Business Corporation Law (the "NYBCL")) by the shareholder, or by such person's duly authorized attorney in fact.

  SECTION 2.7. NOTICE OF SHAREHOLDER BUSINESS AND NOMINATIONS.

  (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation's notice of meeting pursuant to Section 2.4 of these By-Laws, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 60th calendar day nor earlier than the close of business on the 90th calendar day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th calendar day prior to such annual meeting and not later than the close of business on the later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of determining whether a shareholder's notice shall have been delivered in a timely manner for the annual meeting of shareholders in 199 , the first anniversary of the previous year's meeting shall be deemed
to be             , 199 . In no event shall the public announcement of an
adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

  (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 70 calendar days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

  (B) Special Meetings of Shareholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more Directors to the Board of Directors, any shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting pursuant to clause (b) of the preceding sentence, if the shareholder's notice complying with the requirements of clauses (a) and (c) of paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th calendar day prior to such special meeting and not later than the close of business on the later of the 60th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder's notice as described above.

  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as Directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal or nomination shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

  (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect Directors under an applicable Preferred Stock Designation (as defined in the Certificate of Incorporation).

  SECTION 2.8. PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE. Election of Directors at all meetings of the shareholders at which Directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect Directors under an applicable Preferred Stock Designation, a plurality of the votes cast thereat shall elect Directors. Except as otherwise provided by law, the Certificate of Incorporation, Preferred Stock Designation, or these By-Laws, in all matters other than the election of Directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the shareholders.

  SECTION 2.9. INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS. The Board of Directors by resolution shall appoint, or shall authorize an officer of the Corporation to appoint, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of shareholders and make a written report thereof. One or more persons may be designated as alternate inspector(s) to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of shareholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging such person's duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person's ability. The inspector(s) shall have the duties prescribed by law. The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

  SECTION 2.10. NO SHAREHOLDER ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

                                  ARTICLE III

                              BOARD OF DIRECTORS

  SECTION 3.1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the shareholders. A Director of this Corporation need not be a shareholder therein.

  SECTION 3.2. NUMBER AND TENURE. Except as otherwise fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of the Directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board. No decrease in the number of Directors, however, shall shorten the term of any incumbent Director. Directors shall be elected by the shareholders of the Corporation at their annual meeting, except as herein otherwise provided for vacancies and newly created directorships, in the manner provided in Article II hereof, to serve for one year or until their successors are elected or chosen and qualified.

  SECTION 3.3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this By-Law immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

  SECTION 3.4. SPECIAL MEETINGS. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

  SECTION 3.5. NOTICE. Notice of any special meeting of Directors shall be given to each Director at such person's business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least 5 calendar days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

  SECTION 3.6. ACTION BY CONSENT OF BOARD OF DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

  SECTION 3.7. CONFERENCE TELEPHONE MEETINGS. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

  SECTION 3.8. QUORUM. Subject to Section 3.9, a whole number of Directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

  SECTION 3.9. VACANCIES. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of such unexpired term or until such Director's successor shall have been duly elected or chosen and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  SECTION 3.10. COMMITTEES. (a) The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate committees to exercise, subject to applicable provisions of law, any or all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends and to authorize the issuance of the Corporation's capital stock. Each such committee shall consist of two or more Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

  (b) A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

  SECTION 3.11. REMOVAL. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

  SECTION 3.12. RECORDS. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the shareholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

                                  ARTICLE IV

                                   OFFICERS

  SECTION 4.1. ELECTED OFFICERS. The elected officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Senior Vice Presidents and Executive Vice Presidents and Vice Presidents) as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from among the Directors. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee, as the case may be.

  SECTION 4.2. ELECTION AND TERM OF OFFICE. Except as provided in Section 4.11, the elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 4.9.

  SECTION 4.3. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors. The Chairman of the Board shall perform all such other duties as are properly required of him by the Board of Directors. The Chairman of the Board may also serve as President, if so elected by the Board. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his or her absence or inability to act.

  SECTION 4.4. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Corporation shall be responsible for the general management of the affairs of the Corporation and shall make reports to the Board of Directors and the shareholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.

  SECTION 4.5. PRESIDENT. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation's business and general supervision of its policies and affairs. The President, if he or she is also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of shareholders and of the Board of Directors.

  SECTION 4.6. VICE PRESIDENTS. Each Senior Vice President and Executive Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors.

  SECTION 4.7. TREASURER. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositories in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board of Directors.

  SECTION 4.8. SECRETARY. (a) The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the shareholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

  (b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in these By-Laws or assigned to them by the Board of Directors or by the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board of Directors may designate.

  SECTION 4.9. REMOVAL. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby, except that the officers elected as contemplated by Section
4.11 may be removed from the offices specified therein during the terms specified therein only by the vote of two-thirds of the Whole Board. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

  SECTION 4.10. VACANCIES. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

  SECTION 4.11. CERTAIN OFFICERS. Notwithstanding any provision herein to the contrary, effective as of [the first anniversary of the Effective Time], Dr. William J. Catacosinos shall be elected Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors and Mr. Robert
B. Catell shall be elected Chief Executive Officer of the Corporation, in each case, for a term ending at the regular meeting of the Board of Directors held after the [next] annual meeting of shareholders. This Section 4.11 may be modified only by the affirmative vote of two-thirds of the Whole Board.

                                   ARTICLE V

                       STOCK CERTIFICATES AND TRANSFERS

  SECTION 5.1. STOCK CERTIFICATES AND TRANSFERS. The interest of each shareholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by such person's attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

  SECTION 5.2. LOST, STOLEN OR DESTROYED CERTIFICATES. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or such person's discretion require.

                                  ARTICLE VI

                           MISCELLANEOUS PROVISIONS

  SECTION 6.1. FISCAL YEAR. [The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.]

  SECTION 6.2. DIVIDENDS. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

  SECTION 6.3. SEAL. The corporate seal shall have inscribed thereon the words "Corporate Seal," the year of incorporation and around the margin thereof the words "New York."

  SECTION 6.4. WAIVER OF NOTICE. Whenever any notice is required to be given to any shareholder or Director of the Corporation under the provisions of the NYBCL or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the shareholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

  SECTION 6.5. AUDITS. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

  SECTION 6.6. RESIGNATIONS. Any Director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the shareholders to make any such resignation effective.

                                  ARTICLE VII

                           CONTRACTS, PROXIES, ETC.

  SECTION 7.1. CONTRACTS. Except as otherwise required by law, the Certificate of Incorporation, a Preferred Stock Designation, or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President of the Corporation may delegate contractual powers to others under such person's jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

  SECTION 7.2. PROXIES. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                 ARTICLE VIII

                                  AMENDMENTS

  SECTION 8.1. AMENDMENTS. Except as otherwise specified herein, the By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote thereat, provided, however, that any proposed alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 2.2, 2.7 or 2.10 of
Article II or Section 3.9 or 3.11 of Article III of the By-Laws by the shareholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, and provided, further, however, that, in the case of any such shareholder action at a special meeting of shareholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

                                                                        ANNEX I

     SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

(S) 623. PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR
SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

(S) 910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

  (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

    (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

    (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

      (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

      (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

    (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

    (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

    (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                                                        ANNEX J

                          THE LILCO MEETING PROPOSALS

                      ITEM 3--ELECTION OF LILCO DIRECTORS

  Currently, all nominees are Directors. James T. Flynn was appointed a Director of LILCO by its Board of Directors effective December 1996. If elected, the twelve persons named below will hold office for one year or until their successors are duly elected or chosen and qualified. Should any of the persons hereinafter named advise the Corporate Secretary of LILCO prior to the LILCO Meeting that they will be unable to serve after being elected, the shares represented by proxy will be voted for the election of any substitute nominee or nominees as the present Board of Directors may recommend to the Proxy Committee. If no substitute is recommended, the size of the Board may be reduced. LILCO does not anticipate that any of the nominees named herein for election by the holders of LILCO Common Stock will be unable to serve the full term of office to which they may be elected.

  LILCO RECOMMENDS A VOTE FOR THE TWELVE PERSONS NAMED BELOW TO SERVE AS MEMBERS OF THE BOARD OF DIRECTORS. LILCO'S NOMINEES FOR ELECTION AS DIRECTORS
ARE:

-------------------------------------------------------------------------------

WILLIAM J. CATACOSINOS--Age 67
Chairman of the Board and     Director since 1978
Chief Executive Officer       LILCO shares owned                     14,707
                              Board/Board committee attendance          100%
Chairman-Executive Committee

  Chairman of the Board of Directors and Chief Executive Officer ("CEO") of
LILCO since January 1984; President of LILCO from March 1984 to January 1987 and from March 1994 to December 1996. Resident of Mill Neck, Long Island.
Received bachelor of science degree, masters degree in business administration and a doctoral degree in economics from New York University. Member, boards of
U. S. Life Corporation; Long Island Association; Business Alliance for a New,
New York; First National Bank of L.I.; and a member of the Advisory Committee of the Huntington Township Chamber Foundation. Former chairman and chief executive officer of Applied Digital Data Systems, Inc., Hauppauge, New York;
chairman of the board and treasurer of Corometric Systems, Inc. of Wallingford, Connecticut; and assistant director at Brookhaven National
Laboratory, Upton, New York.

------------------------------------------------------------------------------

JOHN H. TALMAGE--Age 67
Partner, H. R. Talmage & Son
 Farm                         Director since 1982
Riverhead, New York           LILCO shares owned                      1,505*
                              Board/Board committee attendance          100%
Chairman-Nominating Committee
Member-Executive Committee and
the Compensation and Management
Appraisal Committee

  Graduate of the College of Agriculture and Life Sciences, Cornell University. President since 1992 and director since 1960, Friar's Head Farm, Inc.; Chairman, board of directors, H.P. Hood, Inc. of Boston, Massachusetts, 1980 to 1995; director, Agway, Inc., 1967 to 1995; Curtice Burns Foods, Inc., 1969 to 1984; and Suffolk County Federal Savings and Loan Association, 1975 to 1982.

-------------------------------------------------------------------------------
* See Notes to LILCO Security Ownership Table on page 93.

--------------------------------------------------------------------------------
BASIL A. PATERSON--Age 71
Partner, Law Firm of               Director since 1983
Meyer, Suozzi, English and Klein,
 P.C.                              LILCO shares owned                     2,025*
                                   Board/Board committee attendance          89%
Chairman-Audit Committee
Member-Executive Committee
  Received juris doctorate from St. John's University School of Law. Served as
Secretary of State of New York from 1979 to 1982, as Deputy Mayor of New York
City, as a New York State Senator and as a commissioner of the Port Authority of New York and New Jersey. Partner in the law firm of Meyer, Suozzi, English and Klein, P.C., Mineola, New York. Served as a professor at a number of universities, as a member of the board of editors of the New York Law Journal and as a member of the New York State Commission on Judicial Nomination.
--------------------------------------------------------------------------------
GEORGE BUGLIARELLO--Age 70
Chancellor, Polytechnic
 University                        Director since 1990
                                   LILCO shares owned                     1,473*
                                   Board/Board committee attendance          95%
Chairman-Compensation and Management
Appraisal Committee
Member-Executive Committee
  Received doctor of science degree in engineering from Massachusetts
Institute of Technology and several honorary degrees from other institutions.
President of Polytechnic University from 1973 to July 1994, presently holds the position of Chancellor. Member, board of directors of the Lord
Corporation, Symbol Technologies, Comtech Telecommunications Corp., the Teagle
Foundation, the Jura Corp., the Greenwall Foundation and Spectrum Information
Technologies, Inc. Member of the Council on Foreign Relations and National
Academy of Engineering. Fellow, the American Society of Civil Engineers, the
American Association for the Advancement of Science and the New York Academy
of Medicine. Chairman, Board of Infrastructure and Constructed Environment,
National Research Council. Previously held a NATO Senior Faculty Fellowship at the Technical University of Berlin and the chairmanship on the Committee on
Science, Engineering and Public Policy of the American Association for the
Advancement of Science. Former member of the Scientific Committee of the
Summer School on Environmental Dynamics in Venice.
--------------------------------------------------------------------------------
GEORGE J. SIDERIS--Age 70
Retired Senior Vice President      Director since 1991
Long Island Lighting Company       LILCO shares owned                     4,851*
                                   Board/Board Committee attendance         100%
Member-Nominating Committee and
Planning and Environment Committee
  Received bachelors degree in economics from New York University. Joined
LILCO in 1984 as Vice President of Finance and Chief Financial Officer. Became
Senior Vice President of Finance in 1987 and retired in January 1992. Member, board of directors of Utilities Mutual Insurance Company through December
1994. Self-employed as a management and financial consultant, 1981-1984.
Previously served as a vice president of Qualpeco Services, Inc., and as a vice president and chairman of the Northeast Operations Group of U.S.
Industries, Inc.
--------------------------------------------------------------------------------

* See Notes to LILCO Security Ownership Table on page 93.

------------------------------------------------------------------------------
A. JAMES BARNES--Age 54
Dean, Indiana University School  Director since 1992
of Public and Environmental
 Affairs                         LILCO shares owned                     1,473*
                                 Board/Board committee attendance         100%
Chairman-Planning and Environment
Committee
Member-Executive Committee,
Compensation and Management
Appraisal Committee
  Received undergraduate degree from Michigan State University and juris doctorate from Harvard Law School. Served as General Counsel of the U.S.
Department of Agriculture from 1981 to 1983, as General Counsel of the U.S.
Environmental Protection Agency from 1983 to 1984 and as Deputy Administrator of the Agency from 1985 to 1988. Previously was a partner in the law firm of
Beveridge, Fairbanks and Diamond, Washington, D.C. and also served with the
U.S. Department of Justice. Joined the Indiana University School of Public and
Environmental Affairs as its Dean in 1988.
------------------------------------------------------------------------------
RICHARD L. SCHMALENSEE--Age 53
Director, Massachusetts
 Institute                       Director since 1992
of Technology Center for Energy  LILCO shares owned                     1,073*
and Environmental Policy
 Research                        Board/Board committee attendance          87%
Member-Compensation and Management
Appraisal Committee and Planning
and Environment Committee
  Received doctoral degree in economics and bachelor of science degree in economics, politics and science from the Massachusetts Institute of Technology
("MIT"). Gordon Y. Billard Professor of Economics and Management at MIT's
Sloan School since 1988. Served as member of the President's Council of
Economic Advisors from 1989 to 1991. Currently, Deputy Dean of the MIT Sloan
School of Management and Director of the MIT Center for Energy and
Environmental Policy Research. Consultant to a variety of government agencies and private firms through the National Economic Research Associates Inc. on a range of issues including aspects of utility regulation.
------------------------------------------------------------------------------
RENSO L. CAPORALI--Age 64
Senior Vice President of
 Engineering                     Director since 1992
and Business Development         LILCO shares owned                     2,144*
Raytheon Company                 Board/Board committee attendance         100%
Member-Audit Committee
  Received doctorate and two masters degrees in Aeronautical Engineering from
Princeton University and a masters of mechanical engineering degree and bachelor of civil engineering degree from Clarkson College of Technology.
Served as President of Grumman Corporation's Aircraft Systems Division since
1985, Vice Chairman of Corporate Technology 1988 to 1990 and Chairman and CEO
from 1990 to June 1994. Consultant to and member of the board of directors of
Northrop-Grumman from June 1994 to March 1995. Serves on two Princeton
University Advisory Councils. Former Chairman of the Aerospace Industries
Association's Board of Governors and Executive Committee. Presently corporate
Senior Vice President of Engineering and Business Development for the Raytheon
Company. Member of the National Academy of Engineering.
------------------------------------------------------------------------------

* See Notes to LILCO Security Ownership Table on page 93.

------------------------------------------------------------------------------
PETER O. CRISP--Age 64
Chairman                     Director since 1992
Venrock, Inc.                LILCO shares owned                       973*
                             Board/Board committee attendance         100%
Member-Nominating Committee
and Audit Committee
  Received bachelors degree from Yale University and masters degree in business administration from Harvard Business School. General Partner, Venrock
Associates, a venture capital limited partnership, since 1969. Chairman,
Venrock, Inc., the corporation which manages Venrock Associates, since 1980.
Director of American Superconductor Corporation, Evans & Sutherland Computer
Corporation, Thermo Power Corporation, Thermedics Inc., Thermo Electron
Corporation, ThermoTrex Corporation and U.S. Trust Corporation as well as a number of other private companies. Member of the boards of the Memorial Sloan
Kettering Cancer Center and North Shore University Hospital.
------------------------------------------------------------------------------
KATHERINE D. ORTEGA--Age 62
Former Treasurer             Director since 1993
of the United States         LILCO shares owned                     1,801*
                             Board/Board Committee attendance         100%
Member-Nominating Committee
and Audit Committee
  Received bachelor of arts degree in business and economics from Eastern New
Mexico University and three honorary doctor of law degrees and an honorary doctor of social science degree. Treasurer of the United States from 1983 to
1989. Served as a commissioner of the Copyright Royalty Tribunal, a member of the President's Advisory Committee on Small and Minority Business and an
alternate representative to the United Nations General Assembly. Member of the
board of directors of Ultramar Diamond Shamrock Corp., The Kroger Company,
Ralston Purina Company, Rayonier Inc. and Catalyst. Member of the Comptroller
General's Consultant Panel. Advisory Board Member of Washington Mutual
Investors Fund.
------------------------------------------------------------------------------
VICKI L. FULLER--Age 39
Senior Vice President        Director since 1994
Alliance Capital Management  LILCO shares owned                     1,273*
Corporation                  Board/Board Committee attendance          92%
Member-Nominating Committee and
Planning and Environment Committee
  Received bachelors degree at Roosevelt University and masters degree in business administration at the University of Chicago and is a Certified Public
Accountant. Served as an associate in Morgan Stanley and Co.'s corporate finance department from 1981 to 1983. Served as a rating officer at Standard &
Poor's Corporation from 1984 to 1985. Joined Equitable Capital Management
Corporation ("ECM") in 1985 as a senior investment manager, holding various positions including Managing Director from 1989 to 1993. Vice President of
Alliance Capital Management Corporation ("Alliance"), which acquired ECM, from
1993 to 1994; currently holds the position of Senior Vice President of
Alliance. Member of the Board of Trustees of North Carolina Agricultural &
Technology University. In compliance with Section 305(b) of the Federal Power
Act, Ms. Fuller has authorization to hold the position of an officer or director of a public utility and at the same time the position of an officer or director of a firm that is authorized to underwrite or participate in the marketing of the securities of a public utility.
------------------------------------------------------------------------------

* See Notes to LILCO Security Ownership Table on page 93.

------------------------------------------------------------------------------
JAMES T. FLYNN--Age 63
President and            Director since 1996
Chief Operating Officer  LILCO shares owned                     5,509
                         Board/Board Committee attendance         100%
  Appointed by the Board of Directors, Mr. Flynn became a Director of LILCO in
December 1996. Holds a bachelor of science degree in mechanical engineering from Bucknell University and is a Licensed Professional Engineer. Joined LILCO
in October 1986 as Vice President of Fossil Production and was promoted to
Group Vice President, Engineering and Operations in April 1992. Appointed
Executive Vice President and Chief Operating Officer in March 1994. Has served as President and Chief Operating Officer since December 1996.
------------------------------------------------------------------------------

                           LILCO BOARD OF DIRECTORS

  The business and affairs of LILCO are managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of LILCO rather than the day-to-day management of its operations. LILCO's By-laws provide that the Board consist of not less than seven nor more than fifteen directors. The number of directors, as may be fixed from time to time by the Board, is currently set at twelve.

  The Board of Directors, which generally meets every other month and conducts special meetings as required, met a total of nine times during 1996. In addition, the various standing committees of the Board, which are described in greater detail below, met a total of fifteen times in 1996.

  At the Board meetings, the directors generally discuss significant developments affecting LILCO and take action on various matters including the declaration of dividends, the review and approval of LILCO's corporate goals, business plans, earnings plan, expense and capital budgets and other financial and securities related matters. The Board also approves the annual report to shareholders, the annual report on Form 10-K and the proxy statement. In addition to attendance at Board and committee meetings, members of the Board are kept informed of LILCO's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of LILCO and other individuals, if required. Directors also perform their responsibilities throughout the year by numerous personal meetings and other communications, including frequent telephone conversations with the Chairman and other Directors regarding all matters of importance to LILCO.

COMPENSATION PAID TO LILCO DIRECTORS

  The 1996 annual retainer fee paid to each Director was $12,500 in cash and $12,500 applied to a deferred stock unit account, except for Dr. Catacosinos and Mr. Flynn who, as Officers of LILCO, do not receive compensation for serving as Directors. The fee paid to each Director who is not also an Officer of LILCO for attending each meeting of the Board of Directors or of one of its committees was $500.

  Under the terms of the Directors' Stock Unit Retainer Plan (the "Retainer Plan"), each non-employee director of LILCO is required to apply at least 50% of his or her annual retainer to the purchase of LILCO Common Stock units ("Stock Units"). Allocation of Stock Units under the Retainer Plan are made automatically on the date during each fiscal quarter on which the quarterly installment of the annual retainer is paid.

  Under the Retainer Plan, the value of the units which will be credited to each non-employee Director's account on a quarterly basis will be determined by dividing the aggregate amount of cash credited to such account by the closing price per share of LILCO Common Stock, as reported on a New York Stock Exchange listing of composite transactions, on the first trading day of the calendar month in which the Participant's retainer is paid. The amounts accumulated pursuant to the Retainer Plan will be held until such time as (i) a participant ceases to serve as a Director or consulting Director; (ii) a participant's death; or (iii) a "Change in Control" (as defined in the Retainer Plan).

  If the Director so elects, the aggregate value of the Stock Units accumulated pursuant to the Retainer Plan may be received in certificated shares of LILCO Common Stock at the time of distribution. The Director may elect to receive a distribution of Retainer Plan benefits in a lump sum or in ten annual installments. Any such shares shall be purchased by LILCO on the open market or shall be taken from shares of LILCO Common Stock previously acquired by LILCO and held in its treasury. Prior to distribution, a Director shall have no voting or other rights of a shareholder with respect to such Stock Units. However, each Director's account will be credited with an amount equal to the amount of any dividends paid on shares of LILCO Common Stock proportionate to the number of Stock Units accumulated pursuant to the Retainer Plan prior to such dividend payment date. Amounts so credited shall be applied toward the purchase of an additional number of Stock Units. The transactions contemplated with Brooklyn Union and/or LIPA will result in a Change in Control for purposes of the Retainer Plan.

  LILCO has entered into a consulting agreement with Eben W. Pyne, a former Director of LILCO, naming him Consulting Director. This agreement provides that the Consulting Director will advise and counsel the Board and any of its committees on various matters and will receive an annual retainer of $25,000 (half of which was credited to a deferred stock unit account pursuant to the Retainer Plan as discussed above) plus an additional $500 for each Board or committee meeting attended. A Consulting Director does not have the right to vote at meetings of the Board or at meetings of committees of the Board.

  Directors may elect to defer the receipt of any portion of their compensation under the Deferred Compensation Plan for Directors. Amounts deferred may be allocated to a deferred compensation account. Each participating Director's account accrues interest, compounded quarterly, at the prime rate plus 1/2%. The Deferred Compensation Plan for Directors is unfunded and any accounts under the plan will be general obligations of LILCO. Distributions from a deferred compensation account commence upon termination of membership on the Board of Directors, death or disability, or at a date previously designated by the participating Director. Distributions from the deferred compensation account may be made by lump-sum payment or annually over either a five or ten-year period. Currently, none of the Directors are participating in the Deferred Compensation Plan for Directors.

  LILCO has a Retirement Plan for Directors (the "Retirement Plan"), providing benefits to Directors who are not or who have not been Officers of LILCO. Directors who have served in that capacity for more than five years qualify as participants under the plan. The plan provides for a monthly benefit equal to one-twelfth of the highest annual retainer paid to each participant. A full benefit is available for participants who serve for ten years with a reduction of one-sixtieth for each month of service less than ten years. Under the plan, payment of benefits is to begin when the Director ceases to serve as a Director or Consulting Director or reaches age 65, whichever is later. The plan also provides that in the event of a "change in control" (as defined in the Retirement Plan), including by virtue of an acquisition of LILCO's assets or stock, the value of vested benefits could be payable immediately. In addition to Dr. Bugliarello, who would be entitled to be paid a reduced benefit, Messrs. Paterson, Talmage and Pyne would be entitled to be paid full benefits were they to cease to serve as a Consulting Director or Director at this time. Benefits are provided on a straight-life annuity basis except that if the Director is married at the time benefits begin, a joint and 50% survivor benefit may be paid on an actuarially equivalent basis. The benefits are unfunded and are general obligations of LILCO. The transactions contemplated with Brooklyn Union and/or LIPA will result in a Change of Control for purposes of the Retirement Plan.

  LILCO entered into an agreement in 1987 with Mr. Sideris, while he was an Officer of LILCO, which provides retirement benefits supplementing the benefits to which he is entitled under LILCO's Retirement Income Plan and Supplemental Death and Retirement Benefits Plan, both discussed below. LILCO has established a trust, which is currently making payment of the retirement benefits. Notwithstanding the creation of the trust, LILCO continues to be primarily liable.

  Pursuant to the NYBCL and the LILCO By-laws, LILCO has entered into agreements with its Directors and Officers providing for indemnification and advancement of expenses in defending certain actions or proceedings in advance of their final disposition subject to refund if they are found not to be entitled to indemnification. LILCO has established a trust, the Long Island Lighting Company Officers' and Directors' Protective Trust, to fund LILCO's obligations under these agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

  The LILCO Board has established standing committees to assist it in performing its duties. The principal responsibilities of each committee are described below. Each committee reports to the Board all action taken either by written report or at a subsequent Board meeting. The Director biography portion of this Joint Proxy Statement/Prospectus identifies the members of the various committees.

  The Executive Committee, which is composed of five members, has the authority during the intervals between regular Board meetings to exercise all the powers of the Board, except for certain powers reserved exclusively to the Board, which includes the power to submit matters to shareholders for approval. The Executive Committee met six (6) times during 1996.

  The Audit Committee, which met three (3) times during 1996, is composed of four outside Directors and is responsible for the substantive review of the scope and results of the independent auditors' audit of LILCO's financial statements, the internal audit activity of LILCO and other pertinent auditing and internal control matters. The Audit Committee also recommends to the Board of Directors the appointment of outside auditors.

  The Compensation and Management Appraisal Committee, which met three (3) times during 1996, is composed of four outside Directors and is authorized to review and recommend to the Board of Directors compensation levels of LILCO's Directors and Officers. In addition, this Committee reviews the procedures involved in establishing management compensation and administers LILCO's Annual Stock Incentive Compensation Plan and Long-Term Stock Incentive Plan for officers.

  The Nominating Committee consists of five members and determines criteria for qualification and selection of Directors and provides the Board of Directors with recommendations relating to the Director selection process. It evaluates possible candidates for the Board of Directors and assists in attracting qualified candidates. The Nominating Committee met one (1) time during 1996. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Corporate Secretary of LILCO the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Nominating Committee.

  The Planning and Environment Committee, which met two (2) times during 1996, consisted of four members, and reviews LILCO's general and environmental objectives, strategies and plans, considers and recommends various options and opportunities available to LILCO for its long-term growth and development and monitors its progress toward the accomplishment of its goals.

                   REPORT OF THE COMPENSATION AND MANAGEMENT
                 APPRAISAL COMMITTEE ON EXECUTIVE COMPENSATION

  The disclosure contained in this section of the proxy statement shall not be deemed incorporated by reference into any prior filing by LILCO pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate future filings or portions thereof (including this proxy statement or any part thereof).

  The Compensation and Management Appraisal Committee (the "Committee"), which establishes the procedures by which management compensation is determined, reviews and recommends to the Board of Directors the compensation levels of LILCO's Officers and administers the Annual Stock Incentive Compensation Plan (the "Annual Stock Incentive Plan") and the Officers' Long-Term Incentive Plan discussed below. The Committee is made up entirely of outside Directors. Its members are George Bugliarello, A. James Barnes, Richard L. Schmalensee and John H. Talmage.

  During 1996, the Committee used two outside consultants, the Hay Group ("Hay"), to review the compensation levels of LILCO's officers, including the named executive officers, and William M. Mercer, Inc. ("Mercer"), to provide advice with respect to incentive compensation arrangements. LILCO's Human Resources office also supplied industry compensation comparisons.

EXECUTIVE COMPENSATION PHILOSOPHY

  It is the Board's philosophy to use incentives and other variable performance-based pay programs to link executive pay with enhancements to LILCO performance and customer service and to ensure the attraction and retention of key executives. To accomplish these objectives, over the past two years, the Board has changed the executive compensation program from a program that acknowledged performance solely through the administration of base pay to a program that includes both the Annual Stock Incentive Plan and the Long-Term Incentive Plan. This performance-based compensation philosophy places a significant emphasis on the achievement of strategic goals related to financial and customer service performance. As a result of the adoption of the Annual Stock Incentive Plan, officer base salaries have been held at their April 1995 level. However, even after the adoption of the Annual Stock Incentive Plan, LILCO's officer total compensation opportunities remains below median competitive levels among other comparable electric utilities. It is the intention of the Committee to review with the Board this competitive compensation shortfall on a regular basis to ensure that LILCO maintains its ability to retain talented and capable executives.

DETERMINATION OF BASE SALARY LEVELS

  The Committee annually considers adjustments to base salary ranges using the external comparisons to other utility and non-utility companies. Specifically, LILCO studies the average compensation levels of comparable executives of four databases provided by Hay for general industry, metropolitan New York companies, national utilities and 9 regional utility companies (the "Hay Group Utilities"). Two of the Hay Group Utilities are also included in the Standard & Poor's Electric Utility Index shown in the performance graph on page J-11. In addition to compensation levels among the Hay databases, the Committee also reviews the results of the Edison Electric Institute's Annual Compensation Survey of 118 utilities (the "EEI Utilities") as well as the compensation paid to the officers of other New York utilities.

  Individual base salary increases within those ranges are then subjectively determined based on several factors. These factors include the competitiveness of the executive's current base salary and potential incentive compensation, the executive's individual accomplishments during the year and the executive's length of time in his or her position. However, because base salaries have not been increased since April 1995, the 1996 base salaries earned by the named executive officers in the Summary Compensation Table fell to 8 percent below comparable base salaries among the Hay Group Utilities.

THE ANNUAL STOCK INCENTIVE COMPENSATION PLAN

  Annual incentive compensation is earned under LILCO's Annual Stock Incentive Plan. Awards earned under the Plan, less applicable tax withholding, are paid in Common Stock following the close of a given plan year. By making the awards payable in LILCO Common Stock, officers' performance is more closely aligned with shareholder interest. Officers received payment for the first time in 1996 for the performance achieved during calendar year 1995.

  The Annual Stock Incentive Plan is based on the achievement of two quantifiable objectives: reducing expenditures and maintaining or improving critical service goals. If threshold levels are not achieved for either objective, no incentive is received. As threshold levels were exceeded, the officers were eligible to receive awards from the Annual Stock Incentive Plan.

  The target incentive awards--the amounts that will be paid if goal performance levels are attained for all program objectives--were 15% for senior officers, 25% for the CEO and COO and 10% for other officers, of the midpoint for the base salary range of each position for awards paid in 1996 for Plan Year 1995. The midpoint for the base salary range is dependent upon the executive's level in the organization. Seventy-five percent of each individual's earned incentive award is based on the level of achievement of the two corporate objectives. The balance of each award, which can range from zero to 50 percent of the earned incentive award, is then subjectively determined by the Committee based on each individual's contribution toward helping LILCO achieve its objectives. Based on the level of achievement for the budget savings and service goals, and individual contributions to LILCO, awards under the Annual Stock Incentive Plan paid in 1996 for plan year 1995 ranged from 75 to 110 percent of each individual's earned incentive award.

  The 1996 total annual compensation (base salary plus annual stock incentive) earned by the named executive officers in the Summary Compensation table was 9 percent below the total annual compensation levels of the comparable executives in the Hay Group Utilities.

THE OFFICERS' LONG-TERM INCENTIVE PLAN

  In December 1995, LILCO's Board of Directors adopted, and at the 1996 Annual Meeting the shareholders approved, the Long-Term Incentive Plan. Prior to the establishment of this plan, LILCO was one of the few utilities in its peer group without a long-term incentive compensation plan. Consequently, its total direct compensation (base salary plus annual and long-term incentives) levels fell 28 percent below the total direct compensation levels of the comparison group in 1995. The purpose of the Long-Term Incentive Plan is to motivate the Officers to meet or exceed LILCO's business goals, with a particular focus on the long-term effects of their actions, and to provide incentives for continued service to LILCO.

  Awards made under the Long-Term Incentive Plan will be paid only upon the attainment of financial performance goals or goals set by the Committee. These goals include freezing rates, improving earnings and reducing O&M expenditures. In general the goals are to be attained over the period of three calendar years, with a new cycle beginning every two years (the "Performance Period"). The first Performance Period (1996-1997) will be two years. Awards will be paid for the attainment of specified threshold, target and maximum results over the Performance Period and are a specified percentage per year of the midpoint of the individual participant's salary range.

  Awards will be paid in two installments, each of which is contemplated to be made in shares of Company Stock. Fifty percent of the award will be distributed in the next calendar year after the end of the Performance Period and the remaining 50% will be subject to a mandatory one-year deferral period. Generally, an individual must be employed by LILCO on the date each installment of the award is paid to be eligible to receive the award.

  Using the target awards for comparison, the 1996 total direct compensation achievable by the named executive officers in the Summary Compensation table fell 14 percent below the total direct compensation levels of the comparable executives in the Hay Group Utilities.

CEO COMPENSATION

  The compensation of Dr. Catacosinos consists of base salary and annual and long-term incentives. For 1996, the Committee did not recommend an increase in Dr. Catacosinos' base salary. This treatment is consistent with the Board's approach to freezing the base salary levels for all officers and reflects the Board's philosophy that an increased percentage of the total compensation of the CEO should be derived from performance-based compensation rather than base pay.

  In making its determination with respect to Dr. Catacosinos' Annual Stock Incentive Plan award for plan year 1995, the Committee considered, among other things, the level of achievement of the budget savings and service goals in accordance with the Annual Stock Incentive Plan, LILCO's operating results, the efficiency and high level of reliability of LILCO's electric system, and the effectiveness of the strategies and initiatives being used to address competitive factors impacting the electric and gas industries. Specifically, the continuation of LILCO's aggressive program to contain operating and maintenance expenses as well as capital expenses resulted in a reduction in these expenses of $159 million. This reduction significantly enhanced LILCO's cash flow, enabling it to redeem all bonds outstanding under its first mortgage with cash on hand. Based on these achievements, the Committee approved an incentive award net of the appropriate income and employment taxes for Dr. Catacosinos of 5,407 shares of LILCO Common Stock.

  Market comparisons showed that Dr. Catacosinos' total annual compensation (base salary and annual incentive) for 1996 was 4 percent below the total annual compensation and 11 percent below the total direct compensation (base salary and annual and long-term incentives) of CEO's in Mercer's databases. However, by establishing direct links between pay and performance, the Committee is confident that LILCO's compensation programs properly align management's interests with the long-term interests of ratepayers and shareholders.

CERTAIN TAX MATTERS

  Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended limits tax deductions for executive compensation to $1 million. Section 162(m) was not applicable in 1996 to the compensation of the executives named in the Summary Compensation Table.

                                          George Bugliarello--Chairman
                                          John H. Talmage
                                          A. James Barnes
                                          Richard L. Schmalensee

                            STOCK PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative return of LILCO, the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the S&P Electric Utilities Index ("S&P ELEC") over the past five-year period. The graph assumes a $100 initial investment on December 31, 1991, and a reinvestment of dividends in LILCO and each of the companies reported in the indices.


                                    [GRAPH]

              LILCO              S&P 500             S&P ELEC
              -----              -------             --------

1991          100                  100                 100
1992          112.26               107.62              105.88
1993          113.49               118.47              119.22
1994           79.16               120.03              103.64
1995           94.16               165.14              135.86
1996          140.12               203.06              135.64

                    COMPENSATION PAID TO EXECUTIVE OFFICERS

  Summary Compensation Table: The following table illustrates the compensation paid by LILCO during the past three years to each of its most highly compensated Executive Officers:

                                    ANNUAL COMPENSATION                  LONG TERM COMPENSATION
---------------------------------------------------------------------------------------------------------------------------
                                                                                             PAYOUTS-
 NAME AND PRINCIPAL                       BONUS    OTHER ANNUAL   RESTRICTED STOCK OPTIONS/    LTIP          ALL OTHER
      POSITION        YEAR SALARY ($)(1) ($)(2)  COMPENSATION ($)   AWARD(S) ($)   SARS (#) PAYOUTS ($) COMPENSATION ($)(3)
---------------------------------------------------------------------------------------------------------------------------
 William J.           1996    580,413(4) 153,203       n/a*               0            0          0           18,653
  Catacosinos--
  CEO                 1995    587,976(4)       0       n/a                                                    15,184
                      1994    579,654(4)       0       n/a                                                    12,304
---------------------------------------------------------------------------------------------------------------------------
 James T. Flynn--     1996    263,364     90,554       n/a                0            0          0            5,800
  COO and President   1995    255,500          0       n/a                                                     3,725
                      1994    235,178          0       n/a                                                     2,116
---------------------------------------------------------------------------------------------------------------------------
 Leonard P.
  Novello--           1996    236,186     33,693       n/a                0            0          0            1,410
  Senior Vice
   President and      1995    176,250(5)       0       n/a                                                       883
  General Counsel     1994        n/a          0       n/a                                                       n/a
---------------------------------------------------------------------------------------------------------------------------
 Edward J.
  Youngling--         1996    172,358     34,285       n/a                0            0          0              766
  Senior Vice         1995    172,000          0       n/a                                                       650
  President--         1994    169,512          0       n/a                                                       591
  Engineering and
  Construction
---------------------------------------------------------------------------------------------------------------------------
 Anthony Nozzolillo   1996    170,331     31,672       n/a                0            0          0              574
  Senior Vice
  President--         1995    169,083          0       n/a                                                       487
  Finance and Chief   1994    157,678          0       n/a                                                       423
  Financial Officer

* n/a--Not Applicable.

NOTES TO SUMMARY COMPENSATION TABLE:

(1) LILCO has in place a 401(k) Capital Accumulation Plan, which qualifies for favorable tax treatment under the Internal Revenue Code of 1986, as amended. This plan is designed to provide for salary reduction contributions by participants under Section 401(k) of the Internal Revenue Code of 1986, as amended that permit employees to defer a portion of their current compensation and therefore a portion of their current federal and, in most instances, state and local income taxes. Although this plan allows LILCO to make matching contributions to these deferred amounts, no such matching contributions have been made to date. The amounts shown for annual salary in the Summary Compensation Table for each individual officer include amounts deferred by those individuals into this plan.

(2) Represents the dollar value of LILCO Common Stock awards under the Annual Stock Incentive Plan, including applicable tax withholdings. The net amount of the awards were paid in shares of LILCO Common Stock in 1996 as follows: Dr. Catacosinos--5,407 shares, Mr. Flynn--3,196 shares, Mr. Novello--1,189 shares, Mr. Youngling--1,210 shares, and Mr. Nozzolillo-- 1,117 shares.

(3) LILCO has a noncontributory Supplemental Death and Retirement Benefits Plan for its Officers and certain other senior management employees. Currently, death benefits for the Chairman, CEO, President and Chief Operating Officer ("COO") are five times their plan compensation and, for each other Officer, three times their plan compensation. Compensation under this plan is defined as the highest salary including any incentive earned pursuant to the Annual Stock Incentive Plan. The cost of life insurance, paid by LILCO for coverage under this plan, is included in All Other Compensation for each of the individuals listed. For each year reflected in the Compensation Table, insurance coverage for these death benefits was provided by split-dollar life insurance policies on the life of each plan participant. The amount shown for each participant represents the amount allocated to such participant for income tax purposes.

(4) A portion of Dr. Catacosinos' salary in each of these years has been deferred at his request and is reflected in the amounts shown.

(5) Leonard P. Novello assumed duties as General Counsel effective April 1, 1995. Prior to that date, Mr. Novello was General Counsel for the public accounting firm of KPMG Peat Marwick.

  Supplemental Death and Retirement Benefits Plan: Officers and certain other senior management employees eligible to participate in LILCO's Supplemental Death and Retirement Benefits Plan are provided with death benefits, generally funded by life insurance, equal to five times the plan compensation for the Chairman, CEO, President and COO and three times the plan compensation for each other Officer. "Plan compensation" is defined in this plan as the highest salary including any incentive earned pursuant to the Annual Stock Incentive Plan. Prior to retirement, participants elect either to receive continued death benefit coverage or to receive monthly retirement benefits, a partial lump-sum distribution, or a combination of each. For a participant who retires on or after age 65 and elects the death benefit, the death benefit coverage will be continued up to five times plan compensation for the Chairman, CEO, President and COO and up to three times plan compensation for each Officer. For a participant who retires on or after age 65 and elects the monthly retirement income benefit, the annual retirement benefits payable under the 15-year certain option will be, for the Chairman, CEO, President and COO, 25% of plan compensation and, for each other Officer, 15% of such Officer's plan compensation, with other options available to make payment on an actuarially equivalent basis through a lifetime annuity, a joint and survivor annuity or an increasing income annuity. Retirement benefits under this plan are not available to participants who retire prior to age 60. A participant will vest upon the earlier of attainment of age 60 with ten years of service or upon attainment of his or her normal retirement date (i.e., age 65). If a vested participant retires prior to age 65, reduced benefits are payable.

  The projected value of the annual retirement benefits payable under the Supplemental Death and Retirement Benefits Plan utilizing the 15-year certain retirement income payment election for each of the individuals listed in the Summary Compensation Table at normal retirement age, 65, based upon compensation in effect for 1996, are as follows: Dr. Catacosinos, $196,753; Mr. Flynn, $97,639; Mr. Novello, $41,804; Mr. Youngling, $30,943; and Mr. Nozzolillo, $30,251. The terms of Dr. Catacosinos' employment agreement, discussed below, provide for his continued employment beyond normal retirement age. In addition, Dr. Catacosinos has made an assignment of his rights to death benefits and therefore will not receive the monthly retirement benefits under this plan.

  LILCO recognizes the cost of these benefits, which are borne by LILCO's shareholders, as an expense on its income statements for each year. LILCO has also established a trust to provide for payments of its obligations to the participants in the Supplemental Death and Retirement Benefits Plan. Notwithstanding the creation of the trust, LILCO continues to be primarily liable for the death or retirement benefits payable to the participants and is currently making such payments to such retired participants.

  Retirement Income Plan: Generally, all LILCO employees (except certain leased and part-time employees) are eligible for inclusion in the Retirement Income Plan upon completion of one year of employment with LILCO. A participant will vest upon completion of five years of service. This plan is currently noncontributory and provides fixed-dollar pension benefits.

  The Retirement Income Plan uses a career average pay formula which provides a credit for each year of participation in the retirement plan. For service before January 1, 1992, pension benefits are determined based on the greater of the accrued benefit as of December 31, 1991, or by multiplying a moving five-year average of plan compensation, not to exceed the January 1, 1992 salary, by a certain percentage determined by years of participation in the retirement plan at December 31, 1991. For service after January 1, 1992, pension benefits are equal to 2% of "plan compensation" through age 49 and 2 1/2% thereafter. "Plan compensation" is defined in this plan as the base rate of pay in effect on January 1 of each year and may differ from the amounts reported under the heading "Salary" in the Summary Compensation Table. Any difference is primarily attributable to the timing of annual salary increases for the named executive officers which impacts the amount paid to such officer and reported for a given year.

  The following table shows the projected annual retirement benefit payable on a straight-life annuity basis pursuant to LILCO's Retirement Income Plan to each of the individuals listed in the Summary Compensation Table at normal retirement age (which is the later of age 65 or five years of service), assuming continuation of employment to normal retirement date at the rate of plan compensation during 1996:

                                  ANNUAL        CREDITED           NORMAL
                                RETIREMENT     SERVICE AS        RETIREMENT
                                BENEFIT(1)    OF 12/31/96           DATE
                                ---------- ------------------ -----------------
William J. Catacosinos.........  $146,642  12 years 11 months April 1, 1995(2)
James T. Flynn.................  $ 66,110  10 years  3 months January 1, 1999
Leonard P. Novello.............  $ 73,816    1 year  9 months January 1, 2006
Edward J. Youngling............  $135,805  28 years  9 months August 1, 2009
Anthony Nozzolillo.............  $132,683  24 years  6 months September 1, 2013

--------
(1) These Retirement Income Plan benefits may be limited at retirement by the maximum benefit limitation under Section 415 or the maximum compensation limitation under Section 401(a)(17) of the Internal Revenue Code. The benefits shown have been calculated without the limitations. LILCO has established the Retirement Income Restoration Plan of Long Island Lighting Company to restore qualified plan benefits which have been reduced pursuant to the Code or which may not be includible in the calculation of benefits pursuant to LILCO's Retirement Income Plan. In the event that the retirement benefits are reduced by operation of either Section 415 or 401(a)(17) of the Internal Revenue Code, LILCO's Retirement Income Restoration Plan would provide payment of plan formula pension benefits which exceed those payable under the Code's maximum limitations. For 1996 the maximum benefit limit set by Section 415 and applicable to the amounts shown above was $120,000. For 1996 the maximum compensation limit set by
    Section 401(a)(17) and applicable to the amounts shown above was $250,000. For 1997 the maximum benefit limit set by Section 415 is $125,000 and the maximum compensation limit set by Section 401(a)(17) and to be utilized for benefits accrued in 1997 is $160,000.
(2) Dr. Catacosinos' employment agreement, discussed below, provides for his continued employment beyond his normal retirement date.

  Agreements with Executives: LILCO has entered into individual employment agreements with each of its Officers to provide them with employment security and to minimize distractions resulting from personal uncertainties and risks of a change in control of LILCO. Currently, the principal benefits under these agreements, payable if the Officer's employment is terminated for any reason (including voluntary resignation) within three years of a change in control (as defined in these agreements), including by virtue of an acquisition of LILCO's assets or stock, prior to December 31, 1999, are: (i) severance pay equal to three years' salary; (ii) accelerated vesting and payment of the value of supplemental retirement benefits at the time of a change in control, which are enhanced by three years of service; and (iii) continuation of life, medical and dental insurance for a period of three years. The costs associated with these arrangements will be borne by LILCO's shareholders. Notwithstanding the creation of a trust to support payment of its obligations, LILCO is primarily liable for the compensation and retirement benefits payable to the Officers and the trust will make such payments only to the extent that LILCO does not. The transactions contemplated with Brooklyn Union and/or LIPA will result in a change in control (as defined in these agreements) and entitle each Officer to the benefits payable under the terms of the employment agreements if such Officer's employment is terminated for any reason.

  LILCO has also entered into individual employment agreements with certain of its officers (not including Dr. Catacosinos and Mr. Flynn), effective July 1, 1997, pursuant to which such officers are employed for a one year term and are entitled to receive a retention bonus equal to 20% of the greater of job value or salary, if they are still employed by LILCO or its affiliates at the end of such term or are terminated without cause (as determined by the Chief Executive Officer) prior to the expiration of such term. These agreements have been entered into to induce such officers to continue their employment despite the significant proposed changes to LILCO described elsewhere in this Joint Proxy Statement/Prospectus.

  Under the terms of an employment contract dated as of January 30, 1984, as amended (the "Contract"), Dr. Catacosinos has agreed to serve as CEO of LILCO until January 31, 2002 . The Contract provides for a five-year consulting period following the termination of his employment (other than, except after a change in control, for cause). His consulting compensation will be 90% of his base annual salary at his retirement during the first two years, 75% of such salary during the third and fourth years and 50% of such salary during the fifth year. The Contract also provides for supplemental disability benefits. Dr. Catacosinos' employment under the Contract may be terminated by LILCO for cause or for such other reason as the Board of Directors may, in good faith, determine to be in the best interests of LILCO and by Dr. Catacosinos if he determines it to be in the best interests of LILCO or for any reason after a change in control. The transactions contemplated with Brooklyn Union and/or LIPA will result in a change in control under the Contract. The Contract also provides for vested Contract Retirement Benefits commencing at the earlier of Dr. Catacosinos' retirement or death, payable monthly to Dr. Catacosinos and his wife as a joint and survivor annuity with a minimum guaranteed period of ten years. The Contract Retirement Benefits in any year will be reduced by monthly benefits payable under LILCO's other retirement plans. The benefit will be based upon a formula that considers his age at retirement, his highest annual salary, the highest bonus he has received and the length of his service to LILCO including service as a Director, employee or consultant. The benefit is also subject to certain annual cost of living adjustments. Assuming, for illustrative purposes, his retirement at December 31, 1997, the amount of the estimated retirement benefit payable under the Contract to Dr. Catacosinos as of January 1, 1998 (assuming continuation of his current salary) would be approximately $895,234. LILCO has established trusts to provide for payments of its obligations under the Contract, the costs of which are borne by LILCO's shareholders. Notwithstanding the creation of the trusts, LILCO continues to be primarily liable for all amounts payable to Dr. Catacosinos and the trusts will make such payments to the extent that LILCO does not.

  The Officers have also entered into indemnification agreements that are described below under the heading "Transactions with Management and Others."

  No Director or Officer or associate of any Director or Officer has any arrangement with any person with respect to any future employment by LILCO or its affiliates other than those described herein.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

  Indemnification of Directors and Officers: For many years prior to 1986, statutory provisions of the NYBCL permitted corporations, including LILCO, under certain circumstances in connection with litigation in which its Directors and Officers were defendants, to indemnify them for, among other things, judgments, amounts paid in settlement and reasonable expenses. To reimburse it when it has indemnified its Directors and Officers, LILCO began in 1970, pursuant to statutory authorization, to purchase Director and Officer ("D&O") liability insurance in each year. D&O liability insurance also provides direct payment to LILCO's Directors and Officers under certain circumstances when LILCO has not previously provided indemnification. LILCO has D&O liability insurance which it has purchased from Associated Electric & Gas Insurance Services Ltd. ("AEGIS"), Energy Insurance Mutual ("EIM"), Columbia Casualty, Steadfast Insurance Company, A.C.E. Insurance Company and XL Insurance Company, all with the effective date of August 26, 1996. LILCO also has liability insurance effective July 1, 1996 purchased from AEGIS and EIM, which provides fiduciary liability coverage for LILCO, its Directors, Officers and employees for any alleged breach of fiduciary duty under ERISA. The total annual premium for all these coverages was $1,599,300 in 1996.

  The LILCO By-laws provide for the mandatory indemnification of Directors and Officers to the extent not expressly prohibited by the NYBCL. In addition, the LILCO By-laws authorize the Board of Directors to grant indemnity rights to employees and other agents of LILCO. Such provisions are effective as to all claims for indemnification, whether the acts or omissions giving rise to a claim for such indemnification occurred or the expenses for which indemnity is sought were incurred, before or after the provisions of the LILCO By-laws were adopted. One of the provisions of the LILCO By-laws authorized the Board of Directors to enter into indemnification agreements with any of LILCO's Directors or Officers extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law. LILCO has entered into such agreements, which are described under the heading "Compensation Paid to Directors," with each of its Directors and Officers. Pursuant to the terms of those agreements and the provisions of the LILCO By-laws, LILCO has also established a trust to fund LILCO's obligations under the agreements.

  The LILCO Certificate limits the personal liability of Directors for certain breaches of duty in such capacity pursuant to provisions of the NYBCL. The LILCO Certificate does not bar litigation against Directors but provides that Directors are still required to defend themselves in litigation in which acts or omissions to act are alleged for which they might be held liable. Furthermore, the LILCO Certificate provides protection to Directors only and does not affect the liability of Officers of LILCO for breaches of the fiduciary duties of care and loyalty.

                  ITEM 4--APPOINTMENT OF INDEPENDENT AUDITORS

  Ernst & Young LLP, 395 North Service Road, Melville, New York, audited LILCO's 1996 financial statements. Audit related services performed by Ernst & Young LLP for 1996 consisted principally of the audit of the financial statements of LILCO, the review of the unaudited quarterly financial statements and assistance and consultation in connection with filings with the SEC and the FERC and in connection with the issuance of all securities.

  A representative of Ernst & Young LLP will be present at the LILCO Meeting, shall have the opportunity to make a statement if he or she desires to do so and will be available to answer questions by shareholders concerning the financial statements of LILCO.

  The appointment of auditors is approved annually by the Board of Directors and is subsequently submitted to the shareholders for ratification. The decision of the Board of Directors is based upon the recommendation of the Audit Committee of the Board of Directors. The Director biography portion of this Joint Proxy Statement/Prospectus identifies the members of the Audit Committee. In making its recommendation, the Audit Committee reviews the audit scope for the coming year.

  The Board of Directors has, subject to ratification by holders of the outstanding shares of LILCO's Common Stock, appointed Ernst & Young LLP as independent auditors for the period from January 1, 1997 to March 31, 1998. Ratification requires a favorable vote by a majority of the votes cast at a meeting of the holders of shares entitled to vote on the proposal. Abstentions and votes not cast by brokers and nominees are not included. Accordingly, the following resolution, identified on the proxy card as Item 4, will be proposed for ratification by such shareholders at the LILCO Meeting:

  RESOLVED, that the appointment of Ernst & Young LLP by the Board of Directors of Long Island Lighting Company as independent auditors to audit LILCO's financial statements for the period from January 1, 1997 to March 31, 1998 and to perform other appropriate accounting services, is hereby ratified.

   THE BOARD OF DIRECTORS OF LILCO RECOMMENDS A VOTE FOR THE
   RATIFICATION OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF LILCO FOR THE PERIOD FROM JANUARY 1, 1997 TO MARCH 31, 1998.


              ITEM 5--APPROVAL OF THE ANNUAL STOCK INCENTIVE PLAN

  In April 1995 the Board of Directors, upon the recommendation of the Compensation and Management Appraisal Committee, established the Annual Stock Incentive Plan for the officer group, based on performance achieved for each calendar year. The Annual Stock Incentive Plan was implemented to ensure that LILCO's compensation program remains competitive to attract and retain key executive talent and reward outstanding contributions. All officers, including the Chief Executive Officer, have been selected as participants in the Annual Stock Incentive Plan, and awards are to be paid in shares of common stock, less applicable tax withholdings, following the close of the year. By making awards payable in stock, officer performance is more closely aligned with shareholder interests. The Annual Stock Incentive Plan is designed to reward current performance by providing stock compensation comparable to certain competitive market benchmark levels for cash incentives for similar positions, which were provided by Mercer.

  The Annual Stock Incentive Plan is currently based on the achievement of two quantifiable objectives, improving cash flow and maintaining or improving ten critical service goals. If threshold levels are not achieved for either objective, no incentive will be paid. The target incentive payment--the amounts that will be paid if predetermined performance levels are attained for all program targets--is dependent upon the executive's level in the organization. Seventy-five percent of each individual's payment is based on the level of achievement of the two corporate objectives. The balance of each award, which can be zero, 25 or 50 percent of the target incentive payment, is then subjectively determined based on each individual's contribution toward helping LILCO achieve its objectives. Following the close of each calendar year, the Committee will review the targets or thresholds achieved and consider each individual officer's contribution, in order to determine any incentive awards to be paid under the Annual Stock Incentive Plan.

  Under Section 162 (m) of the Internal Revenue code of 1986, as amended and the applicable regulations, payments made pursuant to a "qualified performance-based compensation plan" will be exempt from the restrictions contained in Section 162(m) regarding LILCO's ability to obtain a deduction for compensation paid to certain high-ranking officers of LILCO. In order to qualify as a plan of "qualified performance-based compensation" the Annual Stock Incentive Plan and its material terms must, among other requirements, be approved by a majority of the outstanding shares of LILCO Common Stock entitled to vote.

   THE BOARD OF DIRECTORS OF LILCO RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL STOCK INCENTIVE PLAN.


            ITEM 6--APPROVAL OF LILCO EMPLOYEE STOCK PURCHASE PLAN

  In 1957, LILCO shareholders first authorized the issuance of shares of LILCO Common Stock pursuant to an Employee Stock Purchase Plan ("ESPP"). Over the years, the ESPP has been amended several times to, among other things, provide for the issuance of additional shares of LILCO Common Stock and to extend the period for the purchase of such shares. Currently, the shareholders have authorized LILCO to issue LILCO Common Stock pursuant to the ESPP until August 31, 1997, and 1,678,208 shares remain available for purchase by employees pursuant to such authorization. To date, approximately 2.5 million shares have been purchased by employees who have invested approximately $39 million in LILCO through the ESPP.

  The Board of Directors believes that the ESPP has been successful in achieving its purpose and that it is in the best interests of LILCO to continue to encourage ownership of the LILCO Common Stock by its employees and to do so by providing a systematic method of employee acquisition. Accordingly, the Board of Directors requests that LILCO shareholders authorize an extension of the ESPP and the issuance of up to 1,678,208 shares of common stock through August 31, 2007. However, the Share Exchange Agreement contemplates that the ESPP will be terminated upon closing of the transactions contemplated therein. It is currently anticipated that following consummation of the Binding Share Exchanges, the Company will implement an employee stock plan to replace both the LILCO ESPP and Brooklyn Unions Discount Stock Purchase Plan for Employees. The terms and conditions of such plan have not yet been determined.

  The purchase price to employees under the ESPP will continue to be 95% of the average of the highest and lowest prices paid for the LILCO Common Stock as reported in the in the NYSE listing of composite transactions, with the discounted price then rounded up to the next cent on the pricing day (which is the last trading day on the NYSE) of each purchase period (currently March 1 through August 31 and September 1 of a given year through the last day of February in the following year).

  All LILCO employees are eligible to participate in the ESPP except (i) employees who will not have been on LILCOs payroll for 12 months as of the pricing day in a purchase period; (ii) employees who, at the end of a purchase period, have been on military leave or on continuous sick leave for more than 90 days if not entitled to later employment by LILCO; (ii) part-time employees; and (iv) Directors who are not also full-time employees of LILCO.

  Employees will be able to purchase shares either by a payroll deduction method or by making lump sum payments or both. If the employee elects to use the payroll deduction method, such employee will be credited with an allowance of 1/2 of 1% per month of the amounts deducted from his pay, which will be applied to reduce the purchase price of the shares under the ESPP. The amounts so deducted from payroll may be used immediately by LILCO for general corporate purposes. In any six-month purchase period, the total payments by an employee to purchase shares, including both payroll deductions and lump sum payments, cannot exceed 20% of their salary at the beginning of such period. Moreover, the fair market value of shares purchased by an employee under the ESPP, during any calendar year, cannot exceed $25,000. The maximum number of shares an employee may purchase in a purchase period is 600 shares, subject to the $25,000 limit discussed above.

  The Board of Directors will continue to have the right, without shareholder approval, to suspend, terminate or modify the ESPP. Shareholder approval is required to extend the term of the ESPP, decrease the purchase price of the shares, to increase the maximum number of shares which may be bought by an employee, to increase the total number of shares available under the ESPP, or to narrow the definition of employees eligible to participate.

  The proceeds received from sales under the ESPP will be used for construction and other corporate purposes.

  On June 23, 1997, the closing price of LILCO Common Stock as reported on the NYSE listing of composite transaction was $23 1/8 per share.

  Item 6 requires the approval of a majority of the outstanding shares of LILCO Common Stock entitled to vote. The following resolution will be proposed for approval by holders of LILCO Common Stock as Item 6:

  RESOLVED, that the LILCO Employee Stock Purchase Plan ("ESPP") shall be amended to extend the date as of which the ESPP will terminate from August 31, 1997, to August 31, 2007.

   THE BOARD OF DIRECTORS OF LILCO RECOMMENDS A VOTE FOR APPROVAL TO AUTHORIZE THE EXTENSION OF THE ESPP.


  ITEM 7--APPROVAL OF PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

  The LILCO Certificate of Incorporation provides for authorized common stock of 150,000,000 shares. At December 31, 1996, there were 120,784,277 common shares outstanding and a total of 28,388,658 common shares reserved for issuance, including a total of 23,981,964 common shares reserved for issuance in connection with the LILCO Stock Option Agreement entered into with Brooklyn Union. Accordingly, at December 31, 1996, there were only 827,065 common shares available for issuance plus 3,485 common shares held in treasury.

  The Board of Directors believes that this limitation on the number of common shares that LILCO may issue is unduly restrictive and that the Certificate of Incorporation should be amended to increase the authorized LILCO common stock to 160,000,000 shares. Adoption of this amendment would increase the total of authorized but unissued common shares from 827,065 to 10,827,065 as of December 31, 1996, compared to the total of authorized but unissued common shares of more than 24,000,000 that were available for issuance immediately before the LILCO Stock Option Agreement was entered into on December 29, 1996.

  LILCO does not have any current plans or commitments to issue LILCO Common Stock in connection with any financing or acquisition (other than pursuant to the LILCO Stock Option Agreement) and LILCO's ability to issue additional shares of LILCO Common Stock is restricted pursuant to the Brooklyn Union/LILCO Agreement.

  Item 7 requires the approval of a majority of the outstanding shares of LILCO Common Stock entitled to vote. The following resolution will be proposed for approval by holders of the LILCO Common Stock as Item 7:

  RESOLVED, that the Certificate of Incorporation of LILCO shall be amended to increase the total amount of authorized LILCO Common Stock to 160,000,000 common shares.

   THE BOARD OF DIRECTORS OF LILCO RECOMMENDS A VOTE FOR APPROVAL TO ADOPT THIS AMENDMENT.


                            ADDITIONAL INFORMATION

OUTSTANDING VOTING STOCK

  On June 23, 1997, there were 121,184,527 shares of LILCO Common Stock, 1,366,840 shares of LILCO Preferred Stock, $100 par value, and 22,658,000 shares of LILCO Preferred Stock, $25 par value, issued and outstanding. Holders of shares of LILCO Preferred Stock Series L, B, D, E, F, H, I and NN are not entitled to vote on any of the matters to be considered at this LILCO Meeting. Holders of shares of LILCO Preferred Stock, Series AA, CC, GG, QQ and UU may vote on the proposal to adopt the LIPA Agreement. Holders of shares of LILCO Common Stock may vote on all matters. The stock books will not be closed.

                       [LOGO] PRINTED ON RECYCLED PAPER

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) Indemnification. Pursuant to Article VIII and Article Tenth, respectively, of Brooklyn Union's and LILCO's respective amended and restated certificate of incorporation, no director of the respective companies shall have personal liability to the respective companies or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director for acts or omissions in bad faith or involving intentional misconduct or a knowing violation of law, or if such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or if such director's act violated Section 719 of the New York Business Corporation Law. Any amendment or repeal of such Article VIII and Article Tenth may not apply to or have any effect on the liability or alleged liability of any director of the respective companies for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  Section 1 of Article VII of Brooklyn Union's by-laws and Section 1 of Article IV of LILCO's by-laws each provides that the respective companies shall indemnify except to the extent expressly prohibited by law any person made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the respective companies or serves or served at the request of the respective companies with any other enterprise as director or officer; expenses incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the respective companies promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the respective companies. No amendment of these by-law provisions shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

  (b) Insurance. The respective companies (with respect to indemnification liability) and their respective directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under insurance policies.

ITEM 21. EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
   2(a)  --Amended and Restated Agreement and Plan of Exchange
          and Merger, dated as of June 16, 1997, by and between
          The Brooklyn Union Gas Company and Long Island
          Lighting Company (Attached as Annex A to the Joint
          Proxy Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(b)  --Amended and Restated LILCO Stock Option Agreement,
          dated as of June 16, 1997, by and between The Brooklyn
          Union Gas Company and Long Island Lighting Company
          (Attached as Annex B to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(c)  --Amended and Restated Brooklyn Union Stock Option
          Agreement, dated as of June 16, 1997, by and between
          Long Island Lighting Company and The Brooklyn Union
          Gas Company (Attached as Annex C to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(d)  --Agreement and Plan of Merger, dated as of June 16,
          1997, by and among BUGLILCO Holding Corp., Long Island
          Lighting Company, Long Island Power Authority and LIPA
          Acquisition Corp. (Attached as Annex D to the Joint
          Proxy Statement/Prospectus, which forms a part of this
          Registration Statement).
   3(a)  --Form of Certificate of Incorporation of The Holding
          Company (attached as Annex G to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   3(b)  --Form of Bylaws of The Holding Company (attached as
          Annex H to the Joint Proxy Statement/Prospectus, which
          forms a part of this Registration Statement).
 * 5     --Opinion of Kramer, Levin, Naftalis & Frankel
 * 8(a)  --Tax Opinion of Hunton & Williams
 * 8(b)  --Tax Opinion of Wachtell, Lipton, Rosen & Katz
 *15     --Letter of Arthur Andersen LLP re unaudited interim
                  financial information.
 *23(a)  --Consent of Arthur Andersen LLP
 *23(b)  --Consent of Ernst & Young LLP
 *23(c)  --Consent of Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated
 *23(d)  --Consent of Dillon, Read & Co. Inc.
 *23(e)  --Consent of Kramer, Levin, Naftalis & Frankel
                  (included in Exhibit 5(a))
 *23(f)  --Consent of Hunton & Williams (included in Exhibit
                  8(a))
 *23(g)  --Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b))
 *24(a)  --Power of Attorney for the Brooklyn Union Gas Company
          (contained on signature page)
 *24(b)  --Power of Attorney for Long Island Company
 *99(a)  --Proxy Card for Brooklyn Union
 *99(b)  --Proxy Card for Long Island Lighting Company

--------
* Filed herewith

ITEM 22. UNDERTAKINGS

  The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The undersigned undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of June, 1997.

                                          THE BROOKLYN UNION GAS COMPANY

                                                 /s/ Robert B. Catell
                                          By___________________________________
                                           Name: Robert B. Catell
                                               Title: Chairman and Chief
                                                   Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert B. Catell and Vincent D. Enright, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons on      , 1997
in the capacities indicated below.

SIGNATURE                                 TITLE                   DATE



         /s/ Robert B. Catell             Chairman of the         June 27,
_____________________________________     Board, Chief            1997
           Robert B. Catell               Executive Officer
                                          and Director
                                          (Principal Executive
                                          Officer)



        /s/ Vincent D. Enright            Senior Vice             June 27,
_____________________________________     President and Chief     1997
                                          Financial Officer
          Vincent D. Enright              (Principal Financial
                                          Officer)









        /s/ Richard M. Desmond            Vice President,         June 27,
_____________________________________     Comptroller and         1997
                                          Chief Accounting
          Richard M. Desmond              Officer (Principal
                                          Accounting Officer)



         /s/ Craig G. Matthews            President, Chief        June 27,
_____________________________________     Operating Officer       1997
           Craig G. Matthews              and Director

SIGNATURE                                 TITLE                   DATE



        /s/ Kenneth I. Chenault           Director                June 27,
_____________________________________                             1997
          Kenneth I. Chenault



       /s/ Andrea S. Christensen          Director                June 27,
_____________________________________                             1997
         Andrea S. Christensen



         /s/ Donald H. Elliott            Director                June 27,
_____________________________________                             1997
            Donald H. Elliott



          /s/ Alan H. Fishman             Director                June 27,
_____________________________________                             1997
            Alan H. Fishman



         /s/ James L. Larocca             Director                June 27,
_____________________________________                             1997
           James L. Larocca



         /s/ Edward D. Miller             Director                June 27,
_____________________________________                             1997
           Edward D. Miller



         /s/ James Q. Riordan             Director                June 27,
_____________________________________                             1997
           James Q. Riordan



           /s/ Charles Uribe              Director                June 27,
_____________________________________                             1997
             Charles Uribe

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HICKSVILLE, IN THE TOWN OF OYSTER BAY AND THE STATE OF NEW YORK, ON THE 27TH DAY OF JUNE, 1997.

                                          LONG ISLAND LIGHTING COMPANY

                                                   Anthony Nozzolillo+
                                          By __________________________________
                                                   ANTHONY NOZZOLILLO
                                                 (SENIOR VICE PRESIDENT,
                                                CHIEF FINANCIAL OFFICER)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


             SIGNATURES                        TITLE                 DATE

       William J. Catacosinos          Principal Executive
-------------------------------------   Officer and
*WILLIAM J. CATACOSINOS (CHAIRMAN OF    Director
    THE BOARD AND CHIEF EXECUTIVE
              OFFICER)

         Anthony Nozzolillo+           Principal Financial
-------------------------------------   Officer
   ANTHONY NOZZOLILLO (SENIOR VICE
 PRESIDENT, CHIEF FINANCIAL OFFICER)

        /s/ Joseph E. Fontana          Principal Accounting
-------------------------------------   Officer
  JOSEPH E. FONTANA (VICE PRESIDENT
           AND CONTROLLER)

A. James Barnes*, George
Bugliarello*, Renso L. Caporali*,
Peter O. Crisp*, Vicki L. Fuller*,
James T. Flynn*, Katherine D.                                   June 30, 1997
Ortega*, Basil A. Paterson*, Richard
L. Schmalensee*, George J.,
Sideris*, John H. Talmage*,

                                       *Directors

         Anthony Nozzolillo+
By __________________________________
 *ANTHONY NOZZOLILLO (ATTORNEY-IN-
    FACT FOR EACH OF THE PERSONS
             INDICATED)

       /s/ Anthony Nozzolillo
-------------------------------------
 + ANTHONY NOZZOLILLO (ON BEHALF OF
 THE ISSUER, INDIVIDUALLY, AND AS AN
 OFFICER AND AS ATTORNEY-IN-FACT FOR
   EACH OF THE PERSONS INDICATED)

                               ----------------

  ORIGINAL POWERS OF ATTORNEY, AUTHORIZING KATHLEEN A. MARION AND ANTHONY NOZZOLILLO AND EACH OF THEM, TO SIGN THE REGISTRATION STATEMENT AND ANY AMENDMENTS THERETO, AS ATTORNEY-IN-FACT FOR THE DIRECTORS AND OFFICERS OF THE COMPANY, AND A CERTIFIED COPY OF THE RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY AUTHORIZING SAID PERSONS AND EACH OF THEM TO SIGN THE REGISTRATION STATEMENT AND AMENDMENTS THERETO AS ATTORNEY-IN-FACT FOR ANY OFFICERS SIGNING ON BEHALF OF THE COMPANY, ARE BEING FILED OR WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
   2(a)  --Amended and Restated Agreement and Plan of Exchange
          and Merger, dated as of June 26, 1997, by and between
          The Brooklyn Union Gas Company and Long Island
          Lighting Company (Attached as Annex A to the Joint
          Proxy Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(b)  --Amended and Restated LILCO Stock Option Agreement,
          dated as of June 26, 1997, by and between The Brooklyn
          Union Gas Company and Long Island Lighting Company
          (Attached as Annex B to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(c)  --Amended and Restated Brooklyn Union Stock Option
          Agreement, dated as of June 26, 1997, by and between
          Long Island Lighting Company and The Brooklyn Union
          Gas Company (Attached as Annex C to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   2(d)  --Agreement and Plan of Merger, dated as of June 26,
          1997, by and among BUGLILCO Holding Corp., Long Island
          Lighting Company, Long Island Power Authority and LIPA
          Acquisition Corp (Attached as Annex D to the Joint
          Proxy Statement/Prospectus, which forms a part of this
          Registration Statement).
   3(a)  --Form of Certificate of Incorporation of The Holding
          Company (attached as Annex G to the Joint Proxy
          Statement/Prospectus, which forms a part of this
          Registration Statement).
   3(b)  --Form of Bylaws of The Holding Company (attached as
          Annex H to the Joint Proxy Statement/Prospectus, which
          forms a part of this Registration Statement).
 * 5     --Opinion of Kramer, Levin, Naftalis & Frankel
 * 8(a)  --Tax Opinion of Hunton & Williams
 * 8(b)  --Tax Opinion of Wachtell, Lipton, Rosen & Katz
 *15     --Letter of Arthur Andersen LLP re unaudited interim
                  financial information.
 *23(a)  --Consent of Arthur Andersen LLP
 *23(b)  --Consent of Ernst & Young LLP
 *23(c)  --Consent of Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated
 *23(d)  --Consent of Dillon, Read & Co. Inc.
 *23(e)  --Consent of Kramer, Levin, Naftalis & Frankel
                  (included in Exhibit 5(a))
 *23(f)  --Consent of Hunton & Williams (included in Exhibit
                  8(a))
 *23(g)  --Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b))
 *24(a)  --Power of Attorney for The Brooklyn Union Gas Company
          (contained on signature page)
 *24(b)  --Powers of Attorney for Long Island Lighting Company
 *99(a)  --Proxy Card for Brooklyn Union
 *99(b)  --Proxy Card for Long Island Lighting Company

--------
* Filed herewith